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As filed with the Securities and Exchange Commission on August 23, 2017.

Registration No. 333-218707

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLACK KNIGHT HOLDCO CORP.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	81-526638 (I.R.S. Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5100
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael L. Gravelle
Executive Vice President, General Counsel and Corporate Secretary
Black Knight Financial Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Michael J. Aiello Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10154 (212) 310-8000	Colleen E. Haley Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204 (904) 854-8100	William B. Sorabella Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction of all other conditions to the completion of the transactions described in the enclosed document have been satisfied or waived.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

         The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities or accept any offers to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated August 23, 2017

601 Riverside Avenue
Jacksonville, Florida 32204

Dear Black Knight Financial Services, Inc. Shareholder:

        After careful consideration, and upon the recommendation of a special committee of disinterested directors of the board of directors of Black Knight Financial Services, Inc., which we refer to as Black Knight, the board of directors of Black Knight has approved an agreement and plan of merger, which we refer to as the merger agreement, among Black Knight, Black Knight Holdco Corp., which we refer to as New Black Knight, New BKH Merger Sub, Inc., which we refer to as Merger Sub One, BKFS Merger Sub, Inc., which we refer to as Merger Sub Two, Fidelity National Financial, Inc., which we refer to as FNF, and New BKH Corp., which we refer to as New BKH. The merger agreement provides for two mergers that result in Black Knight and New BKH becoming subsidiaries of New Black Knight, a new public holding company.

        Prior to the mergers, and as a condition to the consummation of the mergers, FNF will effect a series of separation transactions that will result in the contribution of the shares of Class B common stock of Black Knight beneficially owned by FNF and all of the Class A units, which we refer to as BKFS LLC Units or Units, of Black Knight Financial Services, LLC, which we refer to as BKFS LLC, beneficially owned by FNF, to New BKH and the distribution of all of the shares of New BKH pro rata to the holders of the FNF Group common stock.

        In the merger of Merger Sub Two with and into Black Knight, which we refer to as the BKFS merger, Black Knight shareholders (other than New BKH) will receive one share of New Black Knight common stock for each share of Class A common stock of Black Knight that they own. In the merger of Merger Sub One with and into New BKH, which we refer to as the New BKH merger, New BKH shareholders will receive one share of New Black Knight common stock for each share of New BKH common stock that they own.

        Upon completion of the transactions contemplated by the merger agreement, Black Knight's former shareholders (other than FNF and its affiliates) will collectively own approximately 45.71% of the common stock of New Black Knight, and New BKH's former shareholders (the holders of FNF Group common stock) will collectively own approximately 54.29% of the common stock of New Black Knight. The New Black Knight common stock is expected to be listed on the New York Stock Exchange, which we refer to as the NYSE.

        These are very important transactions, and a special meeting of the shareholders of Black Knight is being called to adopt and approve the merger agreement and the transactions contemplated thereby. Information about the Black Knight special meeting and the specifics of the proposed transactions is contained in this proxy statement/ prospectus. We urge you to read this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus carefully and in their entirety. In particular, see "Risk Factors" beginning on page 27.

        The mergers are conditioned upon, among other things, the approval of the Black Knight shareholders. The affirmative vote of (i) holders of record of a majority of the shares of Black Knight common stock outstanding entitled to vote thereon in favor of the adoption of the merger agreement and (ii) holders of record of a majority of the shares of Black Knight common stock outstanding entitled to vote thereon that are not owned, directly or indirectly, by FNF, any of its subsidiaries (including, without limitation, BKHI, New BKH, New Black Knight, Merger Sub One and Merger Sub Two), collectively, which we refer to as the FNF affiliated shareholders, or any officers or directors of the FNF affiliated shareholders, is required to consummate the BKFS merger. Pursuant to the merger agreement, FNF has agreed to vote shares of Class B common stock of Black Knight beneficially owned by it, currently representing approximately 54.29% of the outstanding voting securities of Black Knight common stock, in favor of the adoption of the merger agreement.

        A special committee of disinterested directors of Black Knight, which we refer to as the Black Knight Special Committee, was formed for the purpose of evaluating the transactions contemplated by the merger agreement. The Black Knight Special Committee has (i) determined that the transactions contemplated by the merger agreement, including the BKFS merger, and any related agreements entered by Black Knight in connection therewith, which we refer to as the related agreements, are fair to, and in the best interests of, Black Knight and its shareholders (other than New BKH or any of its affiliates, including, for the avoidance of doubt, FNF), (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the related agreements and the consummation of the transactions contemplated therein, (iii) recommended that the board of directors of Black Knight approves and declares advisable the execution, delivery and performance of the merger agreement and the related agreements and the consummation of the transactions contemplated therein, including the BKFS merger, and (iv) resolved to recommend approval of the merger agreement by the holders of shares of Black Knight common stock.

        Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at that meeting. If you do not vote, it will have the same effect as voting against the merger proposal.

        The Black Knight Special Committee has approved and declared advisable the merger agreement and recommends that you vote FOR the adoption of the merger agreement.

Sincerely,
Thomas J. Sanzone Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the New Black Knight common stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated [                                    ], 2017 and is expected first to be mailed to shareholders on or about that date.

BLACK KNIGHT FINANCIAL SERVICES, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [                        ], 2017

To the Shareholders of Black Knight Financial Services, Inc.:

        Notice is hereby given that a special meeting of the shareholders of Black Knight Financial Services, Inc., a Delaware corporation, which we refer to as Black Knight, will be held at 8:30 a.m., local time, on [                        ], 2017, at 601 Riverside Avenue, Jacksonville, Florida 32204, for the following purposes:

  1.
  to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of June 8, 2017, by and among New BKH Corp., a Delaware corporation, Black Knight, Black Knight Holdco Corp., a Delaware corporation, New BKH Merger Sub, Inc., a Delaware corporation, BKFS Merger Sub, Inc. a Delaware corporation and Fidelity National Financial, Inc., a Delaware corporation; and

  2.
  to consider and vote upon an adjournment of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the first proposal described above in accordance with the merger agreement.

        The merger agreement and the mergers, along with the other transactions, which would be effected in connection with the mergers, are described more fully in the attached proxy statement/prospectus, and we urge you to read it carefully and in its entirety. Black Knight shareholders have no appraisal rights under Delaware law in connection with the mergers.

        Adoption of the merger agreement requires the affirmative vote of (i) holders of a majority of the outstanding voting shares of Black Knight common stock and (ii) holders of a majority of the outstanding voting shares of Black Knight common stock that are not owned, directly or indirectly, by the FNF affiliated shareholders or any officers or directors of the FNF affiliated shareholders, each in favor of adoption of the merger agreement.

        The special committee of the board of directors of Black Knight recommends that you vote FOR the adoption of the Agreement and Plan of Merger.

        The board of directors of Black Knight has fixed the close of business on August 14, 2017 as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. Each shareholder is entitled to one vote for each share of our common stock held on the record date. A complete list of our shareholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any shareholder present at the meeting.

        To ensure that your shares of common stock are represented at the meeting, you should vote your proxy by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

Sincerely,
Michael L. Gravelle Executive Vice President, General Counsel and Corporate Secretary of Black Knight Financial Services, Inc.

Dated: [                        ], 2017.

ADDITIONAL INFORMATION

        This proxy statement/prospectus "incorporates by reference" important business and financial information about Black Knight from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" on page 195.

        You also may obtain any of the documents incorporated by reference into this proxy statement/prospectus from Black Knight or from the Securities and Exchange Commission, which we refer to as the SEC, through the SEC's Internet web site at www.sec.gov. Documents of Black Knight are also available from Black Knight, without charge, excluding any exhibits to those documents that are not specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Black Knight shareholders may request a copy of these documents in writing or by telephone by contacting the applicable department at:

Black Knight Financial Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Telephone: (904) 854-5100
Attn: Corporate Secretary

        If you would like to request documents, please do so by [            ], 2017, to receive them before the special meeting.

        In addition, if you have any questions about the transactions, you may contact:

Black Knight Financial Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Telephone: (904) 854-5100
Attn: Corporate Secretary

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms a part of a registration statement on Form S-4 filed with the SEC by New Black Knight, constitutes a prospectus of New Black Knight under Section 5 of the Securities Act with respect to the shares of New Black Knight common stock to be issued to Black Knight and New BKH shareholders in connection with the mergers. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of Black Knight shareholders to consider and vote upon the proposal to approve and adopt the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q.
What are the transactions described in this document?

A.
Black Knight Financial Services, Inc., which we refer to as Black Knight, and Fidelity National Financial, Inc., which we refer to as FNF, the beneficial owner of approximately 98.46% of the outstanding shares of Class B common stock of Black Knight, which we refer to as the Black Knight Class B common stock, currently representing 54.29% of the voting securities of Black Knight common stock and 54.29% of the Class A units, which we refer to as BKFS LLC Units or Units, of Black Knight Financial Services, LLC, which we refer to as BKFS LLC, have entered into a transaction involving the indirect distribution of Black Knight shares and BKFS LLC Units held by FNF to the holders of its FNF Group common stock. This transaction involves the following steps:

•
Black Knight Holdings, Inc., a wholly-owned subsidiary of FNF that we refer to as BKHI, will contribute to a newly formed corporation New BKH Corp., which we refer to as New BKH (i) all of the Black Knight Class B common stock indirectly owned by FNF and (ii) all of the BKFS LLC Units indirectly owned by FNF, in exchange for 100% of the shares of New BKH common stock, which we refer to as the contribution; following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI;

•
shares of New BKH will be distributed as a dividend to holders of the FNF Group common stock, which we refer to as the spin-off, and, together with the contribution, which we refer to as the separation; and

•
Black Knight and New BKH will merge with, and continue their existence as, subsidiaries of Black Knight Holdco Corp., which we refer to as New Black Knight, a newly-formed holding company established in connection with the transactions, collectively, which we refer to as the mergers.

  We refer to the separation and mergers collectively as the transactions. The terms of the separation and mergers are set forth in the merger agreement and reorganization agreement, respectively, which are each described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A and Annex B, respectively.

Q.
What will happen to the holders of Black Knight Class B common stock and BKFS LLC Units?

A.
The shares of Black Knight Class B common stock are not affected by the merger agreement. Pursuant to the THL Interest Exchange Agreement (as described in "Additional Agreements—Certain Other Transactions and Relationships—THL Interest Exchange Agreement" below), immediately following the closing of the transactions contemplated by the merger agreement, the Black Knight Class B common stock and the BKFS LLC Units that are owned by certain affiliates of Thomas H. Lee Partners, LP, which we refer to as the THL Interest Holders, will be contributed to New Black Knight in exchange for a number of shares of New Black Knight common stock equal to the number of shares of Black Knight Class B common stock contributed. The remaining shares of Black Knight Class B common stock, which will be held by New BKH prior to the separation, will be cancelled for no consideration following the closing of the transactions contemplated by the merger agreement.

Q.
What will happen to the "Up-C" structure of Black Knight?

A.
Black Knight currently has an "Up-C" structure, which allows the owners of BKFS LLC to realize tax benefits associated with ownership interests in an entity that is treated as a partnership, or "passthrough" entity, for income tax purposes, while maintaining potential liquidity in Black

i

  Knight through an exchange mechanism for cash or shares of Class A common stock of Black Knight, which we refer to as Black Knight Class A common stock. Following the completion of the transactions contemplated by the THL Interest Exchange Agreement, which we refer to as the THL Interest Exchange, and cancellation of all remaining outstanding Black Knight Class B common stock, the Up-C structure will no longer be in place, and BKFS LLC will be an indirect wholly-owned subsidiary of New Black Knight.

Q.
What am I being asked to vote on?

A.
Black Knight shareholders are being asked to adopt an Agreement and Plan of Merger, dated as of June 8, 2017, which we refer to as the merger agreement, entered into by and among FNF, New BKH, Black Knight, New Black Knight, New BKH Merger Sub, Inc., which we refer to as Merger Sub One, and BKFS Merger Sub, Inc., which we refer to as Merger Sub Two. Subject to the terms of the merger agreement:

•
Merger Sub One, a wholly-owned subsidiary of New Black Knight, will merge with and into New BKH, with New BKH as the surviving corporation, which we refer to as the New BKH merger; and

•
Merger Sub Two will merge with and into Black Knight, with Black Knight as the surviving corporation, which we refer to as the BKFS merger.

  Neither merger will occur unless both mergers occur. Immediately prior to, and as a condition to, the mergers, FNF will complete the separation. Following the mergers, New BKH and Black Knight will be subsidiaries of New Black Knight. New Black Knight will become an independent publicly traded company.

  You are also being asked to vote to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement in accordance with its terms.

  The vote of New BKH and FNF shareholders on the transactions is not required.

Q.
What will I receive in the mergers?

A.
As a result of the mergers, Black Knight Class A common shareholders (other than New BKH) will be entitled to receive one share of New Black Knight common stock for each share of Black Knight Class A common stock that they own. See "The Merger Agreement—Merger Consideration—Black Knight Exchange Ratio".

Q.
What will the New BKH shareholders receive in the merger?

A.
As a result of the mergers, New BKH shareholders will be entitled to receive one share of New Black Knight common stock for each share of New BKH common stock that they own. See "The Merger Agreement—Merger Consideration—New BKH Exchange Ratio".

Q.
Why is Black Knight proposing the transactions?

A.
Black Knight's principal purposes and reasons for the transactions are:

•
the transactions will increase Black Knight's independence of ownership and governance, eliminating FNF's majority control of Black Knight's common stock and the Black Knight board of directors, as well as FNF's majority control of the BKFS LLC Units;

•
the transactions will eliminate the market "overhang" resulting from FNF's approximately 54.29% ownership interest in Black Knight;

  •
  the transactions may enhance the liquidity of Black Knight's common stock in the public trading market by increasing the float of New Black Knight's shares immediately after the transactions are completed as compared to the number of beneficial owners of Black Knight common stock prior to the transactions;

  •
  the transactions will eliminate the Up-C structure of Black Knight, thereby eliminating the complexity of Black Knight's capital structure and the reporting and administrative burden of maintaining an additional class of equityholders in BKFS LLC;

  •
  the transactions will allow FNF to dispose of its majority stock ownership in Black Knight and BKFS LLC in a manner that should be less disruptive to the public trading market for the shares of Black Knight's common stock than open market sales;

  •
  if the transactions are not consummated, there is a risk that Black Knight's shareholders (other than FNF and its affiliates) will not have the opportunity to receive a control premium in any future change of control transaction involving Black Knight; and

  •
  the transactions should allow New Black Knight to become eligible for index inclusion in the S&P Midcap 400 and potentially the S&P 500 because it is expected that following the completion of the transactions, New Black Knight will satisfy the S&P Index criteria related to public float that Black Knight does not currently satisfy.

Q.
Who will control New Black Knight after the transactions?

A.
Although FNF holds a majority noncontrolling interest in the common shares of Black Knight today, immediately following the transactions it is not expected that any person or group will hold a majority interest in New Black Knight.

Q.
How will New Black Knight's common stock trade?

A.
There is currently no public market for New Black Knight common stock. New Black Knight is expected to trade on the NYSE.

Q.
How does my ownership in Black Knight change as a result of the transactions?

A.
After the mergers, your rights as a shareholder will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of New Black Knight rather than the current certificate of incorporation and bylaws of Black Knight. However, under the governing documents of New Black Knight, your rights as a shareholder of New Black Knight will be substantially similar to your rights as a shareholder of Black Knight. See the section entitled "Comparison of Rights of Shareholders Before and After the Transactions".

Q.
Will the proposal affect current operations? What about the future?

A.
The transactions are not expected to have a material effect on the conduct of day-to-day operations by New Black Knight. The Chief Executive Officer of Black Knight, Thomas J. Sanzone, will serve as the Chief Executive Officer of New Black Knight, and substantially all of the other officers of Black Knight will assume the same positions at New Black Knight.

Q.
What is the accounting treatment for the transactions?

A.
After the completion of the transactions, Black Knight's Up-C structure will no longer be in place. As a result, our consolidated statements of operations will reflect a higher effective tax rate more closely aligned with other C-corporations in the U.S. and will no longer reflect net earnings attributable to noncontrolling interests. Furthermore, the noncontrolling interests amount on our consolidated balance sheet immediately prior to completion of the transactions will be reclassified, resulting in an increase to shareholders' equity.

Q.
What are the U.S. federal income tax consequences to me of the mergers?

A.
A U.S. holder who exchanges Black Knight common stock or New BKH common stock for New Black Knight common stock pursuant to the mergers will not recognize any gain or loss, for U.S. federal income tax purposes, upon the exchange, except for gain or loss with respect to cash received in lieu of New Black Knight fractional shares. Such holder will have a tax basis in the New Black Knight common stock received equal to the tax basis of the Black Knight common stock or New BKH common stock surrendered therefor, reduced by any tax basis allocable to the fractional share interests in New Black Knight stock for which cash is received, provided either that the Black Knight common stock or New BKH common stock exchanged does not have a tax basis that exceeds its fair market value or, if it does, that a certain election to reduce the tax basis of the New Black Knight common stock received to its fair market value is not made. The holding period for the New Black Knight common stock received will include the holding period for the Black Knight common stock or New BKH common stock surrendered therefor.

Q.
Has FNF set a record date for the distribution of New BKH shares in the spin-off?

A.
No. FNF will publicly announce the record date when it has been determined. This announcement will be made prior to completion of the spin-off and the mergers.

Q.
What shareholder approvals are needed in connection with the transactions?

A.
Approval of the merger agreement requires the affirmative vote of (i) holders of a majority of the outstanding shares of Black Knight Class A common stock and Black Knight Class B common stock, voting together as a single class and entitled to vote thereon, and (ii) holders of a majority of the outstanding shares of Black Knight Class A common stock and Black Knight Class B common stock that are not owned, directly or indirectly, by FNF, any of its subsidiaries (including, without limitation, BKHI, New BKH, New Black Knight, Merger Sub One and Merger Sub Two), collectively, which we refer to as the FNF affiliated shareholders, or any officers or directors of the FNF affiliated shareholders, voting together as a single class and entitled to vote thereon, in each case in favor of adoption of the merger agreement. Pursuant to the merger agreement, FNF has agreed to cause all Black Knight Class B common stock beneficially owned by it, currently representing approximately 54.29% of the total number of outstanding shares of Class A and Class B Black Knight common stock, to be voted in favor of the adoption of the merger agreement.

  No vote of FNF shareholders of any class is required in connection with the transactions. New BKH shareholders are not being requested to vote on the transactions, which have already been approved by FNF as the sole shareholder of New BKH prior to the spin-off.

Q.
What is the recommendation of the Special Committee of the Black Knight board of directors?

A.
The special committee of the Black Knight board of directors, which we refer to as the Black Knight Special Committee, recommends a vote FOR the proposal to adopt the merger agreement.

Q.
What do I need to do now?

A.
After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed postage-paid envelope or by submitting your voting instruction by telephone or through the Internet, as soon as possible so that your shares may be represented and voted at the special meeting. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q.
How do I vote if my broker holds my shares in "street name"?

A.
Your broker will vote your Black Knight shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger agreement.

Q.
What if I do not vote or abstain?

A.
If you do not vote, it will have the same effect as a vote against the merger and the possible adjournment of the special meeting. Shares that are not voted will not count for purposes of calculating a quorum, which is necessary to have a valid meeting of shareholders. If a quorum of shareholders is not present in person or by proxy at the meeting, no vote will be taken on the merger and the other proposals. If you sign your proxy card but do not indicate how you want to vote, your shares of Black Knight common stock will be voted for the merger and other proposals.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. If you are a record holder of Black Knight stock, you can change your vote by:

•
completing, signing and dating a new proxy card and returning it by mail so that it is received prior to the meeting;

•
voting via telephone or via the Internet by following the instructions provided on your proxy card;

•
sending a written notice to the Corporate Secretary of Black Knight that is received prior to the meeting stating that you revoke your proxy; or

•
attending the meeting and voting in person by legal proxy, if applicable.

  Internet and telephone voters may use the same procedure to revoke or change their votes as they used to cast their original votes. If your shares of Black Knight common stock are held in the name of a bank, broker or other fiduciary and you have directed such person(s) to vote your shares of Black Knight common stock, you should instruct such person(s) to change your vote or obtain a legal proxy to do it yourself. Telephone and internet voting will close at 11:59 p.m. Eastern time on the day before the meeting. Thereafter, voting (including revocation of proxies) can be made by mail or facsimile received prior to the meeting, or in person at the meeting.

Q.
Do I have appraisal rights?

A.
No. Black Knight shareholders do not have any appraisal rights in connection with the transactions.

Q.
When will the transactions occur?

A.
The transactions are expected to close by the end of the third quarter of 2017.

v

Q.
How will shares of New Black Knight be distributed to me?

A.
Prior to the effective time, we will deposit with the exchange agent for your benefit the shares of New Black Knight common stock issuable to you in the BKFS merger. At the effective time, Black Knight will instruct the exchange agent to make book-entry credits for the shares of New Black Knight common stock that you are entitled to receive. Since shares of New Black Knight common stock will be in uncertificated book-entry form, you will receive share ownership statements in place of physical share certificates.

Q:
Whom should I call with other questions?

A:
If you have questions about the transactions, the special meeting or if you need assistance in voting your shares, you should contact:

    if you are a Black Knight shareholder:

    Black Knight Financial Services, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100
    Attn: Michael L. Gravelle, Corporate Secretary

    if you are an FNF shareholder:

    Fidelity National Financial, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-8100
    Attn: Michael L. Gravelle, Corporate Secretary

SUMMARY

        This document is a proxy statement of Black Knight and a prospectus of New Black Knight. This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the separation, the mergers and other transactions more fully and for a more complete description of the legal terms of the transactions, you should read carefully this entire document, including the Annexes and the other documents we have referred you to, including in particular copies of the merger agreement and the reorganization agreement that are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. See "Where You Can Find More Information" on page 195.

The Companies (see page 48)

Black Knight Financial Services, Inc.

    Black Knight Financial Services, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100

        Black Knight Financial Services, Inc., which we refer to as Black Knight, together with its subsidiaries, is a leading provider of integrated technology, workflow automation, data and analytics to the mortgage and real estate industries. Black Knight's solutions facilitate and automate many of the mission-critical business processes across the entire mortgage loan life cycle, from origination until asset disposition. Black Knight differentiates itself by the breadth and depth of its comprehensive, integrated solutions and the insight it provides to its clients.

        Black Knight has market-leading positions in mortgage processing and technology solutions combined with comprehensive real estate data and extensive analytic capabilities. Black Knight's solutions are utilized by U.S. mortgage originators and mortgage servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

        Black Knight was incorporated in the State of Delaware on October 27, 2014 and on May 26, 2015, it completed its initial public offering in which it issued and sold 20,700,000 shares of its Class A common stock at a price of $24.50 per share. Black Knight is a holding company with an "Up-C" structure and, its business, as described above, is conducted through Black Knight Financial Services LLC, which we refer to as BKFS LLC, and its subsidiaries. Black Knight has a sole managing member interest in BKFS LLC, which grants it the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries pursuant to the limited liability company agreement of BKFS LLC.

Fidelity National Financial, Inc.

    Fidelity National Financial, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-8100

        Fidelity National Financial, Inc., which we refer to as FNF, has organized its business into two groups, FNF Group and FNF Ventures, which we refer to as FNFV.

        Through FNF Group, FNF is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) technology and transaction services to the real estate and mortgage industries. FNF Group is the nation's largest title insurance company operating through its title insurance underwriters—Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of New York Inc.—which collectively issue more title insurance policies than any other title company in the United States. Through FNF's subsidiary ServiceLink Holdings, LLC, which we refer to as ServiceLink, FNF provides mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. FNF Group also provides industry-leading mortgage technology solutions, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiary, Black Knight.

        Through the FNFV group, FNF owns majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, Ceridian HCM, Inc., Fleetcor Technologies, Inc. and Digital Insurance, Inc.

Black Knight Holdco Corp.

    Black Knight Holdco Corp.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100

        Black Knight Holdco Corp., which we refer to as New Black Knight, is a newly-formed corporation, which at the time of this disclosure has not been capitalized but will be prior to the spin-off, that was organized in the State of Delaware on February 3, 2017 for the purpose of holding shares of Black Knight and New BKH Corp., which we refer to as New BKH, following the mergers and serving as the new public company parent of Black Knight. Following the transactions, it is anticipated that New Black Knight's common stock will be listed on New York Stock Exchange, which we refer to as the NYSE.

New BKH Corp.

    New BKH Corp.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100

        New BKH Corp. is a wholly-owned subsidiary of FNF. New BKH was organized in the State of Delaware on February 3, 2017 for the purpose of holding shares of Black Knight and the Class A units, which we refer to as the BKFS LLC Units or Units, of Black Knight Financial Services, LLC, which we refer to as BKFS LLC, and effecting the transactions.

New BKH Merger Sub, Inc. and BKFS Merger Sub, Inc.

        New BKH Merger Sub, Inc. and BKFS Merger Sub, Inc., which we refer to as Merger Sub One and Merger Sub Two, respectively, are newly-formed corporations that were organized in the State of Delaware on February 3, 2017 for the purpose of effecting the transactions.

THL Interest Holders

    THL Equity Fund VI Investors (BKFS-LM), LLC
    THL Equity Fund VI Investors (BKFS-NB), LLC
    c/o Thomas H. Lee Partners, L.P.
    100 Federal Street, 35th Floor
    Boston, Massachusetts 02110
    Telephone: 617-227-1050

        Each of THL Equity Fund VI Investors (BKFS-LM), LLC and THL Equity Fund VI Investors (BKFS-NB), LLC, which we refer to together as the THL Interest Holders, is managed by an affiliate of Thomas H. Lee Partners, L.P. Each of the THL Interest Holders is a limited liability company formed in the State of Delaware for the purpose of holding shares of Black Knight and BKFS LLC Units.

The Transactions (see page 50)

The Separation (see page 50)

        Pursuant to the reorganization agreement, FNF will engage in a series of corporate transactions, which we refer to as the separation, including the following:

  •
  Black Knight Holdings, Inc., which we refer to as BKHI, will contribute to New BKH (i) all of the shares of Class B common stock of Black Knight, which we refer to as Black Knight Class B common stock, indirectly owned by FNF and (ii) all of the BKFS LLC Units indirectly owned by FNF, in exchange for 100% of the shares of New BKH common stock, which we refer to as the contribution; following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI; and

  •
  Immediately prior to the consummation of the mergers, FNF will cause all of the shares of New BKH common stock held by FNF to be distributed pro rata to the holders of the FNF Group common stock by means of book-entry transfer through the exchange agent, which we refer to as the spin-off; provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock, pursuant to the merger agreement.

        After giving effect to the separation, New BKH, which will be 100% owned by holders of the FNF Group common stock, will own all of the shares of Black Knight Class B common stock and BKFS LLC Units beneficially owned by FNF prior to the separation.

The Mergers (see page 51)

        Upon satisfaction or waiver of each of the conditions to the merger agreement and immediately after the separation, Merger Sub One will merge with and into New BKH, which we refer to as the New BKH merger. In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be converted into one share of New Black Knight common stock. New BKH will be the surviving corporation in the New BKH merger.

        Upon satisfaction or waiver of each of the conditions to the merger agreement and immediately following the New BKH merger, Merger Sub Two will merge with and into Black Knight, which we refer to as the BKFS merger, and together with the New BKH merger, which we refer to as the mergers. In the BKFS merger, each outstanding share of Class A common stock of Black Knight, which we refer to as Black Knight Class A common stock, (other than shares owned by Black Knight) will be converted into one share of New Black Knight common stock. Black Knight will be the surviving corporation in the BKFS merger.

Conditions to Completion of the Mergers (see page 79)

        Consummation of the mergers is subject to the satisfaction of certain conditions, including, among others:

  •
  consummation of the separation, including the spin-off, in accordance with the reorganization agreement and applicable law;

  •
  obtaining the affirmative vote of (i) holders of a majority of the outstanding voting shares of Black Knight common stock and (ii) holders of a majority of the outstanding voting shares of Black Knight common stock that are not owned, directly or indirectly, by the FNF affiliated shareholders or any officers or directors of the FNF affiliated shareholders;

  •
  there being no law, injunction, judgment or ruling prohibiting the completion of the mergers or making the completion of the mergers illegal;

  •
  the Securities and Exchange Commission, which we refer to as the SEC, declaring effective the registration statement of New BKH on Form S-1 in connection with the spin-off and the registration statement of New Black Knight on Form S-4, of which this proxy statement/prospectus forms a part;

  •
  the shares of New Black Knight common stock deliverable to certain shareholders of New BKH, Black Knight and the THL Interest Holders having been approved for listing on NYSE;

  •
  each party's compliance in all material respects with its obligations under the merger agreement;

  •
  no event or circumstance shall have occurred that has or would reasonably have a "material adverse effect" on New BKH;

  •
  Black Knight's receipt of an opinion from Deloitte Tax LLP, which we refer to as Deloitte Tax, or another nationally recognized accounting or law firm, in form and substance reasonably acceptable to Black Knight, to the effect that the BKFS merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the IRC, or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC; and

  •
  New BKH's receipt of an opinion from Deloitte Tax, or another nationally recognized accounting or law firm, in form and substance reasonably acceptable to FNF and New BKH, to the effect that the New BKH merger will qualify as a "reorganization" within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC.

Termination (see page 81)

        The merger agreement may be terminated:

  •
  by mutual consent of the parties;

  •
  by any of the parties if the merger has not been completed by March 8, 2018, subject to certain extension rights;

  •
  by any of the parties if the merger is permanently enjoined;

  •
  by any of the parties if the Black Knight shareholder approval is not obtained;

  •
  by Black Knight, on the one hand, and New BKH, on the other hand, upon an incurable material breach of the merger agreement by the other party or parties; or

  •
  by New BKH if the Black Knight Special Committee withdraws or modifies its recommendation to the Black Knight shareholders regarding the mergers.

THL Interest Exchange Agreement (see page 88)

        The THL Interest Exchange Agreement provides that immediately following the closing of the transactions contemplated by the merger agreement, the THL Interest Holders will contribute to New Black Knight all of the Black Knight Class B common stock and all of the BKFS LLC Units owned by the THL Interest Holders in exchange for a number of shares of New Black Knight common stock equal to the number shares of Black Knight Class B common stock contributed pursuant to the THL Exchange Agreement.

Black Knight's Reasons for the Transactions (see page 61)

        In the course of reaching their decision to approve and declare advisable the merger agreement and the transactions contemplated thereby, the Black Knight Special Committee considered a number of factors in their deliberations. Those factors are described in "The Transactions—Black Knight's Purpose and Reasons for the Transactions", "Recommendation of the Black Knight Special Committee—Recommendation of the Special Committee".

FNF's Reasons for the Transactions (see page 65)

        In the course of reaching its decision to approve and declare advisable the merger agreement, the reorganization agreement and the transactions contemplated thereby, the FNF board of directors considered a number of factors in its deliberations. Those factors are described in "The Transactions—FNF's Reasons for the Transactions".

Accounting Treatment (see page 67)

        After the completion of the transactions, Black Knight's Up-C structure will no longer be in place. As a result, our consolidated statements of operations will reflect a higher effective tax rate more closely aligned with other C-corporations in the U.S. and will no longer reflect net earnings attributable to noncontrolling interests. Furthermore, the noncontrolling interest amount on our consolidated balance sheet immediately prior to completion of the transactions will be reclassified, resulting in an increase to shareholders' equity.

Certain Material U.S. Federal Income Tax Consequences of the Mergers (see page 68)

        A U.S. holder who exchanges Black Knight common stock or New BKH common stock for New Black Knight common stock pursuant to the mergers will not recognize any gain or loss, for U.S. federal income tax purposes, upon the exchange, except for gain or loss with respect to cash received in lieu of New Black Knight fractional shares. Such holder will have a tax basis in the New Black Knight common stock received equal to the tax basis of the Black Knight common stock or New BKH common stock surrendered therefor, reduced by any tax basis allocable to the fractional share interests in New Black Knight stock for which cash is received, provided either that the Black Knight common stock or New BKH common stock exchanged does not have a tax basis that exceeds its fair market value or, if it does, that a certain election to reduce the tax basis of the New Black Knight common stock received to its fair market value is not made. The holding period for the New Black Knight common stock received will include the holding period for the Black Knight common stock or New BKH common stock surrendered therefor.

Board of Directors and Management of New Black Knight (see page 66)

        The directors of New Black Knight following the mergers will consist of the following six members that are the same as the current Black Knight directors: David K. Hunt and Ganesh B. Rao as Class I directors, each of whom shall have a term expiring in 2019, Richard N. Massey and John D. Rood as Class II directors, each of whom shall have a term expiring in 2020 and William P. Foley, II and Thomas M. Hagerty as Class III directors, each of whom shall have a term expiring in 2018. See "Management of New Black Knight Following the Transactions—Board of Directors".

        The executive officers of Black Knight immediately prior to the effective time of the BKFS merger will be the initial executive officers of New Black Knight. See "Management of New Black Knight Following the Transactions—Management".

Listing (see page 68)

        It is anticipated that shares of New Black Knight will be listed on the NYSE.

Interests of Certain Persons in the Transactions (see page 66)

        You should be aware that some of the directors and officers of Black Knight have interests in the BKFS merger that may be in addition to or differ from those of Black Knight's shareholders, including, but not limited to:

  •
  the continued employment of Black Knight's executive officers as New Black Knight's executive officers and the continued service of Black Knight's directors as directors of New Black Knight;

  •
  the indemnification of officers and directors of Black Knight by New Black Knight for their services as such up to the time of the consummation of the mergers;

  •
  the fact that William P. Foley II is a director and Chairman of the board of FNF, and each of John D. Rood, Richard N. Massey and Thomas M. Hagerty are directors of FNF and are members of the Black Knight board of directors. FNF currently beneficially owns approximately 98.46% of the outstanding Class B common stock of Black Knight and approximately 54.29% of the outstanding BKFS LLC Units; and

  •
  the fact that Michael L. Gravelle, the Executive Vice President, General Counsel and Corporate Secretary of Black Knight is also the Executive Vice President, General Counsel and Corporate Secretary of FNF.

Special Meeting (see page 191)

        Time, Date, Place.    The special meeting of shareholders will be held at 8:30 a.m., local time, on [                ], 2017, at 601 Riverside Avenue, Jacksonville, Florida 32204.

        Record Date.    Only shareholders of record at the close of business on August 14, 2017, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the special meeting. Each share of Black Knight common stock is entitled to one vote. As of the record date, there were 153,479,930 shares of Black Knight common stock outstanding and entitled to vote at the special meeting.

Required Vote (see page 192)

        To approve the merger proposal, (i) the holders of a majority of the outstanding shares of Black Knight Class A common stock and Black Knight Class B common stock, voting together as a single class and entitled to vote thereon, and (ii) the holders of a majority of the outstanding shares of Black Knight Class A common stock and Black Knight Class B common stock that are not owned, directly or indirectly, by the FNF affiliated shareholders or the officers or directors of the FNF affiliated shareholders, voting together as a single class and entitled to vote thereon, in each case must vote in favor of adopting the merger agreement and approving the mergers. Because approval of the merger proposal requires the affirmative vote of a majority of shares outstanding and the affirmative vote of a majority of shares outstanding that are not owned, directly or indirectly, by the FNF affiliated shareholders or the officers or directors of the FNF affiliated shareholders, a Black Knight shareholder's failure to vote or abstention will have the same effect as a vote against the merger proposal.

        To approve the proposal to adjourn the special meeting, if necessary, a majority of the shares of Black Knight common stock present in person or represented by proxy at the special meeting and entitled to vote must vote in favor of such proposal.

        Pursuant to the merger agreement, FNF has agreed to cause all Black Knight Class B common stock beneficially owned by it, currently representing approximately 54.29% of the total number of outstanding shares of Class A and Class B Black Knight common stock, to be voted in favor of the adoption of the merger agreement.

No Rights of Dissenting Shareholders (see page 68)

        Under Delaware law, you will not have dissenters' or appraisal rights in connection with the mergers or the transactions.

Recommendation of the Black Knight Special Committee

        The Black Knight Special Committee has approved and declared advisable the merger agreement, and recommends that the Black Knight shareholders vote FOR the proposal to adopt the merger agreement.

Visual Representation of the Transactions

Pre-Transaction Structure

BKHI's Contribution to New BKH

        BKHI will contribute to New BKH (i) all of the Black Knight Class B common stock indirectly owned by FNF and (ii) all of the BKFS LLC Units indirectly owned by FNF, in exchange for 100% of the shares of New BKH common stock.

Distribution of New BKH Common Stock to Holders of FNF Group Common Stock

        Shares of New BKH common stock will be distributed as a dividend to holders of FNF Group common stock.

The Mergers

        New BKH Merger Sub will merge with and into New BKH. In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be converted into one share of New Black Knight common stock. New BKH will be the surviving corporation in the New BKH merger and will continue its existence as a subsdiary of New Black Knight.

        Immediately following the New BKH merger, BKFS Merger Sub will merge with and into Black Knight. In the BKFS merger, each outstanding share of Class A common stock of Black Knight (other than shares owned by Black Knight) will be converted into one share of New Black Knight common stock. Black Knight will be the surviving corporation in the BKFS merger and will continue its existence as a subsidiary of New Black Knight.

THL Interest Exchange

        THL Interest Holders will contribute to New Black Knight all of the Black Knight Class B common stock and all of the BKFS LLC Units owned by the THL Interest Holders in exchange for a number of shares of New Black Knight common stock equal to the number of shares of Black Knight Class B common stock contributed pursuant to the THL Exchange Agreement.

SELECTED FINANCIAL DATA

        The following tables present historical financial data and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related footnotes thereto, included elsewhere in this proxy statement/prospectus. Certain reclassifications have been made to the prior year amounts to conform with the 2016 presentation.

        On January 2, 2014, FNF acquired Lender Processing Services, Inc., which we refer to as LPS, and the transaction, which we refer to as the LPS Acquisition. As a result, LPS became an indirect, wholly-owned subsidiary of FNF. Following the LPS Acquisition, on January 3, 2014, a series of transactions were effected, which we refer to as the Internal Reorganization. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our History—Acquisition of LPS by FNF and Subsequent Reorganization" on page 92 for additional information on the LPS Acquisition and the Internal Reorganization.

        As a result of the Internal Reorganization, BKFS LLC acquired substantially all of the former Technology, Data and Analytics segment of LPS and Fidelity National Commerce Velocity, LLC, which we refer to as Commerce Velocity, a former indirect subsidiary of FNF. BKFS LLC did not acquire the former Transaction Services segment of LPS. On June 2, 2014, two wholly-owned subsidiaries of FNF contributed their respective interests in Property Insight, LLC, which we refer to as Property Insight, to BKFS LLC. In accordance with U.S. generally accepted accounting principles, which we refer to as GAAP, requirements for transactions between entities under common control, the Consolidated and Combined Financial Statements of BKFS LLC have been adjusted to reflect Commerce Velocity and Property Insight as of October 16, 2013, the date on which BKFS LLC was formed. LPS is considered the legal predecessor of BKFS LLC. For financial reporting purposes, BKFS LLC, including Commerce Velocity and Property Insight, is a predecessor for the period from October 16, 2013 through January 1, 2014. BKFS LLC is presented as the successor for periods subsequent to January 1, 2014.

Selected Historical Consolidated and Combined Financial Data of Black Knight

        The Consolidated Statements of Operations data for the years ended December 31, 2016, 2015 and 2014 and the Consolidated Balance Sheets data as of December 31, 2016 and 2015 are derived from the audited Consolidated Financial Statements of Black Knight and BKFS LLC included in the Annual Report on Form 10-K, filed on February 24, 2017 and included elsewhere in this prospectus. The selected historical financial data as of June 30, 2017 and for the six months ended June 30, 2017 and 2016 are derived from our unaudited consolidated financial statements, and the Quarterly Report on Form 10-Q, filed with the SEC on July 28, 2017, included elsewhere in this prospectus. The Combined Statement of Operations data for the period from October 16, 2013 through December 31, 2013 and the Consolidated Balance Sheet data as of December 31, 2014 are derived from the audited Consolidated and Combined Financial Statements of Black Knight and BKFS LLC and are not included or incorporated by reference into this proxy statement/prospectus. The Combined Statement of Operations data for the period from October 16, 2013 through December 31, 2013 represents the combined financial data of Commerce Velocity and Property Insight that is not included or incorporated by reference into this proxy statement/prospectus.

        We have not presented historical information for New BKH or New Black Knight because these entities have not had any corporate activity since their formation other than the issuance of shares of common stock in connection with their initial capitalization.

	Successor					Predecessor

	Six months ended June 30, (Unaudited)

			Year ended December 31,			Period from October 16, 2013 through December 31, 2013

	2017	2016	2016	2015	2014

	(In millions, except per share data)
Statements of Operations Data:
Revenues	$520.3	$497.4	$1,026.0	$930.7	$852.1	$15.0
Expenses:
Operating expenses	287.5	281.2	582.6	538.2	514.9	16.9
Depreciation and amortization	102.9	97.4	208.3	194.3	188.8	1.1
Transition and integration costs	4.5	1.1	2.3	8.0	119.3	—

Total expenses	394.9	379.7	793.2	740.5	823.0	18.0

Operating income (loss)	125.4	117.7	232.8	190.2	29.1	(3.0)

Other income and expense:
Interest expense, net	(30.7)	(33.7)	(67.6)	(89.8)	(128.7)	—
Other expense, net	(16.5)	(4.8)	(6.4)	(4.6)	(12.0)	—

Total other expense, net	(47.2)	(38.5)	(74.0)	(94.4)	(140.7)	—

Earnings (loss) from continuing operations before income taxes	78.2	79.2	158.8	95.8	(111.6)	(3.0)
Income tax expense (benefit)	15.1	12.9	25.8	13.4	(5.3)	—

Net earnings (loss) from continuing operations	63.1	66.3	133.0	82.4	(106.3)	(3.0)
Loss from discontinued operations, net of tax	—	—	—	—	(0.8)	—

Net earnings (loss)	63.1	66.3	133.0	82.4	(107.1)	(3.0)
Less: Net earnings (loss) attributable to noncontrolling interests	42.7	43.5	87.2	62.4	(107.1)	(3.0)

Net earnings attributable to Black Knight	$20.4	$22.8	$45.8	$20.0	$—	$—

	Six months ended June 30, (Unaudited)

				May 26, 2015 through December 31, 2015
			Year ended December 31, 2016
	2017	2016
Net earnings per share attributable to Black Knight Class A common shareholders:
Basic	$0.30	$0.35	$0.69	$0.31

Diluted	$0.29	$0.34	$0.67	$0.29

Weighted average shares of Class A common stock outstanding:
Basic	67.7	65.9	65.9	64.4

Diluted	153.0	152.7	67.9	67.9

	Successor					Predecessor

	June 30, (Unaudited)
			December 31,
						December 31, 2013
	2017	2016	2016	2015	2014

	(In millions)
Balance Sheets Data:
Cash and cash equivalents	$99.3	$28.2	$133.9	$186.0	$61.9	$7.4
Total assets	$3,719.2	$3,703.8	$3,762.0	$3,703.7	$3,598.3	$88.1
Total debt (current and long-term)	$1,554.7	$1,620.8	$1,570.2	$1,661.5	$2,135.1	$—

Selected Historical Combined Financial Data of Commerce Velocity and Property Insight

        The following selected unaudited historical combined financial information has been derived from the unaudited financial information of Commerce Velocity and Property Insight that is not included or incorporated by reference into this proxy statement/prospectus.

        The selected unaudited financial information as of and for the year ended December 31, 2012 and the period January 1, 2013 through October 15, 2013 is derived from the historical financial records of FNF.

	January 1, 2013 through October 15, 2013	Year ended December 31, 2012
	(In millions)
Statements of Operations Data:
Revenues	$58.2	$73.5
Net (loss) earnings	$(7.2)	$4.1
Balance Sheets Data:
Total assets	$79.1	$90.4

Selected Historical Consolidated Financial Data of LPS

        The Consolidated Statement of Operations data for the day ended January 1, 2014 and the Consolidated Balance Sheet data as of January 1, 2014 are derived from the audited Consolidated Financial Statements of LPS. The Consolidated Statements of Operations data for the years ended December 31, 2013 and 2012 and Consolidated Balance Sheets data as of December 31, 2013 and 2012, are derived from the audited Consolidated Financial Statements of LPS not included elsewhere in this proxy statement/prospectus.

		Year ended December 31,
	Day ended January 1, 2014
		2013(1)	2012(1)
	(In millions, except per share data)
Statements of Operations Data:
Revenues	$—	$1,716.2	$1,991.3
Net (loss) earnings from continuing operations	$(39.0)	$104.2	$79.6
Net (loss) earnings	$(39.0)	$102.7	$70.4
Net earnings per share—basic from continuing operations		$1.22	$0.94
Net earnings per share—basic		$1.20	$0.83
Weighted average shares—basic		85.4	84.6
Net earnings per share—diluted from continuing operations		$1.21	$0.94
Net earnings per share—diluted		$1.19	$0.83
Weighted average shares—diluted		85.9	84.9
Balance Sheets Data:
Cash and cash equivalents	$278.4	$329.6	$236.2
Total assets	$2,446.6	$2,486.7	$2,445.8
Total debt (current and long-term)	$1,068.1	$1,068.1	$1,068.1
Cash dividends per share	$—	$0.40	$0.40

(1)
On June 30, 2014, we completed the sale of PCLender, the results of which have been included in discontinued operations.

Selected Quarterly Financial Data of Black Knight and BKFS LLC (Unaudited)

        Selected quarterly financial data is as follows:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2017
Revenues	$258.1	$262.2
Earnings from continuing operations before income taxes and noncontrolling interests	$39.9	$38.3
Net earnings	$33.9	$29.2
Net earnings attributable to Black Knight	$12.2	$8.2
Basic earnings per share attributable to Black Knight	$0.18	$0.12
Diluted earnings per share attributable to Black Knight	$0.18	$0.11
2016
Revenues	$241.9	$255.5	$267.1	$261.5
Earnings from continuing operations before income taxes and noncontrolling interests	$39.3	$39.9	$38.7	$40.9
Net earnings	$33.1	$33.2	$32.4	$34.3
Net earnings attributable to Black Knight	$11.4	$11.4	$11.2	$11.8
Basic earnings per share attributable to Black Knight	$0.17	$0.17	$0.17	$0.18
Diluted earnings per share attributable to Black Knight	$0.17	$0.17	$0.16	$0.17
2015
Revenues	$227.2	$232.1	$233.6	$237.8
Earnings from continuing operations before income taxes and noncontrolling interests	$14.7	$8.2	$36.4	$36.5
Net earnings	$14.5	$7.8	$30.0	$30.1
Net earnings attributable to Black Knight		$0.3	$9.9	$9.8
Basic earnings per share attributable to Black Knight		$0.01	$0.15	$0.15
Diluted earnings per share attributable to Black Knight		$—	$0.15	$0.14
2014
Revenues	$202.5	$214.3	$215.0	$220.3
Net (loss) earnings from continuing operations	$(89.7)	$(24.6)	$(0.2)	$8.2
Net (loss) earnings	$(89.9)	$(24.4)	$(1.0)	$8.2

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table presents unaudited comparative historical per share data for Black Knight and pro forma per share data for New Black Knight, after giving effect to the separation, the mergers and the THL Interest Exchange. The pro forma per share data of New Black Knight in the table below gives effect to the transactions as if all had been consummated on January 1, 2016, the beginning of the earliest time period presented, for purposes of presenting basic and diluted earnings per share and cash dividends declared per share for the six months ended June 30, 2017 and for the year ended December 31, 2016; and we have assumed the separation, the mergers and the THL Interest Exchange were completed on June 30, 2017 and December 31, 2016 for purposes of presenting the book value per share as of June 30, 2017 and December 31, 2016. This unaudited pro forma combined financial information was prepared using the accounting for transactions between entities under common control under GAAP, which is subject to change and interpretation.

For the Six Months Ended June 30, 2017
(In millions, except per share amounts)

	Historical	Pro Forma(1)
Basic:
Net earnings attributable to Black Knight	$20.4	$44.3
Shares used for basic net earnings per share:
Weighted average shares of Class A common stock outstanding	67.7	152.5

Basic net earnings per share	$0.30	$0.29

Diluted:
Earnings before income taxes	$78.2	$78.2
Income tax expense excluding the effect of noncontrolling interests	33.9	33.9

Net earnings / Net earnings attributable to Black Knight	$44.3	$44.3
Shares used for diluted net earnings per share:
Weighted average shares of Class A common stock outstanding	67.7	152.5
Weighted average shares of Class B common stock outstanding	84.8	—
Dilutive effect of unvested restricted shares of Class A common stock	0.5	0.5

Weighted average shares of common stock, diluted	153.0	153.0

Diluted net earnings per share	$0.29	$0.29

Dividends declared per diluted share of Class A common stock	$—	$—

Book value per diluted share of common stock	$12.55	$10.42

(1)
The unaudited pro forma basic and diluted net earnings per share data for New Black Knight assumes that all shares of Black Knight's Class B common stock are converted to shares of New Black Knight's common stock after giving effect to the separation, the mergers and the THL Interest Exchange. The unaudited pro forma diluted net earnings per share data includes the effect of unvested restricted shares.

 For the Year Ended December 31, 2016
(In millions, except per share amounts)

	Historical	Pro Forma(1)
Basic:
Net earnings attributable to Black Knight	$45.8	$102.9
Shares used for basic net earnings per share:
Weighted average shares of Class A common stock outstanding	65.9	150.7

Basic net earnings per share	$0.69	$0.68

Diluted:
Net earnings attributable to Black Knight	$45.8	$102.9
Shares used for diluted net earnings per share:
Weighted average shares of Class A common stock outstanding	65.9	150.7
Dilutive effect of unvested restricted shares of Class A common stock	2.0	2.0

Weighted average shares of Class A common stock, diluted	67.9	152.7

Diluted net earnings per share	$0.67	$0.67

Dividends declared per diluted share of Class A common stock	$—	$—

Book value per diluted share of common stock	$12.60	$10.66

(1)
The unaudited pro forma basic and diluted net earnings per share data for New Black Knight assumes that all shares of Black Knight's Class B common stock are converted to shares of New Black Knight's common stock after giving effect to the separation, the mergers and the THL Interest Exchange. The unaudited pro forma diluted net earnings per share data includes the effect of unvested restricted shares.

PER SHARE MARKET PRICE AND DIVIDEND INFORMATION OF BLACK KNIGHT

        The following information on per share market price and dividend information is for Black Knight.

        Prior to May 20, 2015, there was no active public market for Black Knight's common stock. On May 20, 2015, Black Knight became a listed company on NYSE and has traded under the ticker symbol "BKFS".

        The following table sets forth, for the periods indicated, the high and low closing prices per share of our Class A common stock as reported on NYSE from May 20, 2015 to the date indicated. Black Knight has not paid any dividends.

	High	Low
Year ended December 31, 2017
First quarter	$40.00	$34.45
Second quarter	$41.90	$38.10
Year ended December 31, 2016
First quarter	$31.66	$26.00
Second quarter	37.60	28.89
Third quarter	41.04	37.00
Fourth quarter	40.38	35.75
Year Ended December 31, 2015
Second quarter (since May 20, 2015)	$30.87	$27.11
Third quarter	35.35	28.54
Fourth quarter	36.25	32.07

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following tables present selected unaudited pro forma combined financial information about our combined balance sheet and statement of earnings, after giving effect to the separation, the mergers and the THL Interest Exchange, as described below. The information under "Unaudited Pro Forma Combined Balance Sheet" in the table below gives effect to the separation, the mergers and the THL Interest Exchange as if all had been consummated on June 30, 2017. The information under "Unaudited Pro Forma Combined Statement of Earnings" in the table below gives effect to the separation, the mergers and the THL Interest Exchange as if all had been consummated on January 1, 2016, the beginning of the earliest time period presented. This unaudited pro forma combined financial information was prepared using the accounting for transactions between entities under common control under U.S. generally accepted accounting principles, or GAAP, which is subject to change and interpretation.

        Subject to and in accordance with the reorganization agreement, FNF will engage in a series of corporate transactions, which we refer to as the separation, including the following:

  •
  Black Knight Holdings, Inc., which we refer to as BKHI, will contribute to New BKH (i) all of the shares of Class B common stock of Black Knight, which we refer to as Black Knight Class B common stock, indirectly owned by FNF and (ii) all of the BKFS LLC Units indirectly owned by FNF, in exchange for 100% of the shares of New BKH common stock, which we refer to as the contribution; following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI; and

  •
  Immediately prior to the consummation of the mergers, FNF will cause all of the shares of New BKH common stock held by FNF to be distributed pro rata to the holders of the FNF Group common stock by means of book-entry transfer through the exchange agent, which we refer to as the spin-off; provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock, pursuant to the merger agreement.

        After giving effect to the separation, New BKH, which will be 100% owned by holders of the FNF Group common stock, will own all of the Black Knight Class B common stock and BKFS LLC Units beneficially owned by FNF prior to the separation.

        Upon satisfaction or waiver of each of the conditions to the merger agreement and immediately after the spin-off, Merger Sub One will merge with and into New BKH, which we refer to as the New BKH merger. In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be exchanged for one share of New Black Knight common stock.

        Upon satisfaction or waiver of each of the conditions to the merger agreement and immediately following the New BKH merger, Merger Sub Two will merge with and into Black Knight, which we refer to as the BKFS merger, and together with the New BKH merger, which we refer to as the mergers. In the BKFS merger, each outstanding share of Class A common stock of Black Knight, which we refer to as Black Knight Class A common stock, (other than shares owned by Black Knight) will be exchanged for one share of New Black Knight common stock.

        The THL Interest Exchange Agreement provides that immediately following the closing of the transactions contemplated by the merger agreement, the THL Interest Holders will contribute to New Black Knight all of the Black Knight Class B common stock and all of the BKFS LLC Units owned by the THL Interest Holders in exchange for a number of shares of New Black Knight common stock equal to the number of shares of Black Knight Class B common stock contributed.

        The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the statement of earnings, expected to have a continuing effect on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus. See the section entitled "Where You Can Find More Information." In addition, the unaudited pro forma combined financial information was based on and should be read in conjunction with the following, which are included elsewhere in this proxy statement/prospectus:

  •
  separate audited consolidated financial statements of Black Knight as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014, and the related notes included elsewhere in this proxy statement/prospectus; and

  •
  separate unaudited condensed consolidated financial statements of Black Knight as of June 30, 2017 and for the three and six month periods ended June 30, 2017 and 2016, and the related notes included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project our future financial position or operating results. Also, the unaudited pro forma combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes.

        The unaudited pro forma combined financial information may not reflect all cost savings, operating synergies or revenue enhancements that we may achieve as a result of the transactions or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The unaudited pro forma combined financial information also does not reflect future costs that may be incurred in the future as a result of these transactions or the costs to transition certain corporate functions from FNF to Black Knight.

Unaudited Pro Forma Combined Balance Sheet Data
As of June 30, 2017
(In millions)

	Black Knight	Pro Forma Adjustments	Note Reference	Pro Forma New Black Knight
ASSETS
Current assets:
Cash and cash equivalents	$99.3	$—		$99.3
Trade receivables, net	163.6	—		163.6
Prepaid expenses and other current assets	58.7	—		58.7
Receivables from related parties	11.0	(11.0)	(h)	—

Total current assets	332.6	(11.0)		321.6
Property and equipment, net	170.7	—		170.7
Computer software, net	432.7	—		432.7
Other intangible assets, net	265.3	—		265.3
Goodwill	2,306.8	—		2,306.8
Other non-current assets	211.1	—		211.1

Total assets	$3,719.2	$(11.0)		$3,708.2

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$45.8	$—		$45.8
Accrued compensation and benefits	39.1	—		39.1
Payables to related parties	—	14.4	(h)	14.4
Current portion of long-term debt	55.0	—		55.0
Deferred revenues	47.2	—		47.2

Total current liabilities	187.1	14.4		201.5
Deferred revenues	91.2	—		91.2
Deferred income taxes, net	12.4	292.8	(a)	305.2
Long-term debt, net of current portion	1,499.7	—		1,499.7
Other non-current liabilities	2.9	8.3	(i)	11.2

Total liabilities	1,793.3	315.5		2,108.8

Equity:
Class A common stock	—	—	(b)	—
Class B common stock	—	—	(b)	—
Preferred stock	—	—	(b)	—
Additional paid-in capital	816.5	646.2	(c)	1,462.7
Retained earnings	86.1	50.1	(c)	136.2
Accumulated other comprehensive earnings	0.1	0.4	(c)	0.5
Treasury stock, at cost	(46.6)	46.6	(g)	—

Total shareholders' equity	856.1	743.3		1,599.4
Noncontrolling interests	1,069.8	(1,069.8)	(c)	—

Total equity	1,925.9	(326.5)		1,599.4

Total liabilities and equity	$3,719.2	$(11.0)		$3,708.2

        See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of this information. The pro forma adjustments are explained in Note 2, Pro Forma Adjustments.

Unaudited Pro Forma Combined Statement of Earnings
For the Six Months Ended June 30, 2017
(In millions, except per share amounts)

	Black Knight	Pro Forma Adjustments	Note Reference	Pro Forma New Black Knight
Revenues	$520.3	$—		$520.3
Expenses:
Operating expenses	287.5	—		287.5
Depreciation and amortization	102.9	—		102.9
Transition and integration costs	4.5	—		4.5

Total expenses	394.9	—		394.9

Operating income	125.4	—		125.4

Other income and expense:
Interest expense	(30.7)	—		(30.7)
Other expense, net	(16.5)	—		(16.5)

Total other expense, net	(47.2)	—		(47.2)

Earnings before income taxes	78.2	—		78.2
Income tax expense	15.1	18.8	(d)	33.9

Net earnings	63.1	(18.8)		44.3
Less: Net earnings attributable to noncontrolling interests	42.7	(42.7)	(e)	—

Net earnings attributable to Black Knight	$20.4	$23.9		$44.3

Net earnings per share attributable to Class A common shareholders:
Basic	$0.30	$(0.01)	(f)	$0.29

Diluted	$0.29	$—	(f)	$0.29

Weighted average shares of Class A common stock outstanding:
Basic	67.7	84.8	(f)	152.5

Diluted	153.0	—	(f)	153.0

 Unaudited Pro Forma Combined Statement of Earnings
For the Year Ended December 31, 2016
(In millions, except per share amounts)

	Black Knight	Pro Forma Adjustments	Note Reference	Pro Forma New Black Knight
Revenues	$1,026.0	$—		$1,026.0
Expenses:
Operating expenses	582.6	—		582.6
Depreciation and amortization	208.3	—		208.3
Transition and integration costs	2.3	—		2.3

Total expenses	793.2	—		793.2

Operating income	232.8	—		232.8

Other income and expense:
Interest expense	(67.6)	—		(67.6)
Other expense, net	(6.4)	—		(6.4)

Total other expense, net	(74.0)	—		(74.0)

Earnings before income taxes	158.8	—		158.8
Income tax expense	25.8	30.1	(d)	55.9

Net earnings	133.0	(30.1)		102.9
Less: Net earnings attributable to noncontrolling interests	87.2	(87.2)	(e)	—

Net earnings attributable to Black Knight	$45.8	$57.1		$102.9

Net earnings per share attributable to Class A common shareholders:
Basic	$0.69	$(0.01)	(f)	$0.68

Diluted	$0.67	$—	(f)	$0.67

Weighted average shares of Class A common stock outstanding:
Basic	65.9	84.8	(f)	150.7

Diluted	67.9	84.8	(f)	152.7

        See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of this information. The pro forma adjustments are explained in Note 2, Pro Forma Adjustments.

Notes to the Unaudited Pro Forma Combined Financial Information

(1)   Basis of Presentation

        The unaudited pro forma combined financial information was prepared on the basis of accounting for transactions between entities under common control and is based on the historical consolidated financial statements of Black Knight and deferred tax liabilities of BKHI that are being merged into New Black Knight. In accordance with GAAP requirements for transactions between entities under common control, the values of the assets and liabilities that are being merged into New Black Knight are based on their historical book values as of June 30, 2017.

        After completion of the separation, the mergers and the THL Interest Exchange, BKFS LLC will become an indirect wholly-owned subsidiary of New Black Knight. New Black Knight will continue to conduct its business through BKFS LLC and its subsidiaries.

(2)   Pro Forma Adjustments

        This note should be read in conjunction with other notes in the unaudited pro forma combined financial statements. Adjustments included in the column under the heading "Pro Forma Adjustments" represent the following:

  (a)
  To record the net deferred tax liability resulting from New Black Knight's ownership of BKFS LLC and its subsidiaries after the transactions are completed. The net deferred tax liability primarily relates to the purchase accounting fair value adjustments recorded for computer software, intangibles and goodwill as a result of the FNF acquisition of LPS.

  (b)
  Immediately following the transactions, our authorized capital stock will consist of 550,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share. New Black Knight will not have any shares of Class B common stock.

  (c)
  To record adjustments to Additional paid-in capital, Retained earnings, Accumulated other comprehensive loss and Noncontrolling interests to reflect the new ownership structure after the separation, the mergers and the THL Interest Exchange are completed. The most significant change is the elimination of noncontrolling interests as New Black Knight will only have one class of common stock outstanding. The pro forma adjustments to the June 30, 2017 balances are as follows (in millions):

Additional paid-in-capital:
Reclassify Noncontrolling interests to Additional paid-in-capital	$1,069.8
Less the effect of the adjustment to record the effect of net earnings and tax distributions previously attributed to Noncontrolling interests	(83.8)
Less the effect of the adjustment to record the effect of unrealized gains/losses on interest rate swaps and foreign currency translation adjustments previously attributed to Noncontrolling interests	(0.4)
Reduce Additional paid-in-capital for the net deferred tax liability resulting from New Black Knight's ownership of BKFS LLC and its subsidiaries after the transactions are completed	(292.8)
Reduce Additional paid-in-capital for the cancelation of shares of Black Knight Class A common stock owned by Black Knight immediately prior to the BKFS merger	(46.6)

Total adjustments to Additional paid-in-capital	$646.2

Retained earnings:
Adjustment to record the effect of net earnings and tax distributions previously attributed to Noncontrolling interests	$83.8
Adjustment to record a related party payable resulting from the timing of income tax payments and our expected tax structure after the separation, the mergers and the THL Interest Exchange	(25.4)
Adjustment to record a reserve related to an uncertain tax position within BKHI that will remain following the separation, the mergers and the THL Interest Exchange	(8.3)

$50.1

Accumulated other comprehensive loss:
Adjustment to record the effect of unrealized gains/losses on interest rate swaps and foreign currency translation adjustments previously attributed to Noncontrolling interests	$0.4

Noncontrolling interests:
Reclassify Noncontrolling interests to Additional paid-in-capital	$(1,069.8)

  (d)
  To record income tax expense of $18.8 million for the six months ended June 30, 2017 and $30.1 million for the year ended December 31, 2016 in order to reflect our expected tax structure after the separation, the mergers and the THL Interest Exchange. For the purposes of the unaudited pro forma combined financial information, we have estimated a tax rate of 43.4% for the six months ended June 30, 2017 and 35.2% for the year ended December 31, 2016.

  (e)
  To record adjustments to Net earnings attributable to noncontrolling interests to reflect the new ownership structure after the separation, the mergers and the THL Interest Exchange are completed as New Black Knight will only have one class of common stock outstanding.

  (f)
  The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the combined basic and diluted weighted-average shares outstanding to be issued by New Black Knight.

  For purposes of the pro forma calculation, we have assumed that all shares of Black Knight's Class B common stock are converted to shares of New Black Knight's Class A common stock.

  (g)
  To record the cancelation of shares of Black Knight Class A common stock owned by Black Knight immediately prior to the BKFS merger.

  (h)
  To record a related party payable resulting from the timing of income tax payments and our expected tax structure after the separation, the mergers and THL Interest Exchange.

  (i)
  To record a reserve related to an uncertain tax position within BKHI that will remain following the separation, the mergers and the THL Interest Exchange.

RISK FACTORS

        In considering whether to vote for adoption of the agreement and plan of merger, you should consider carefully the following risks or investment considerations related to the transactions, in addition to the other information in this proxy statement/prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks actually occur, our business could be adversely affected.

Risks Relating to the Transactions

FNF's proposed plan to distribute shares of Black Knight is subject to inherent risks.

        The spin-off is subject to the filing and acceptance of a registration statement related to the distribution with the SEC, Black Knight shareholder approval and other customary closing conditions. No assurance can be given that any of the foregoing conditions will be met. The spin-off is subject to inherent risks and uncertainties including, among others: risks that the spin-off as a whole will not be consummated or that the distribution of Black Knight shares will not be consummated, increased demands on Black Knight's management team to accomplish the spin-off and significant transaction costs. In addition, no assurance can be given that New Black Knight will realize the potential strategic and financial benefits from the spin-off in the near term or at all, and no assurance can be given that the market will react favorably to the spin-off or any of the transactions contemplated thereby.

Officers and directors of Black Knight have certain interests in the BKFS merger that are different from, or in addition to, the interests of Black Knight shareholders. These interests may be perceived to have affected their decision to support or approve the BKFS merger.

        Black Knight officers and directors have certain interests in the mergers that are different from, or in addition to, the interests of shareholders of Black Knight. These interests include, but are not limited to:

  •
  the continued employment of substantially all of Black Knight's executive officers as New Black Knight's executive officers and the continued service of certain of Black Knight's directors as directors of New Black Knight;

  •
  the indemnification of officers and directors of Black Knight by New Black Knight for their services up to the time of the consummation of the mergers; and

  •
  the fact that certain directors and officers of Black Knight are also directors and current or former officers of FNF, which currently beneficially owns approximately 98.46% of the outstanding shares of Black Knight Class B common stock, currently representing approximately 54.29% of the voting securities of Black Knight, and approximately 54.29% of the outstanding BKFS LLC Units.

        See "The Transactions—Interests of Certain Persons in the Transactions".

If holders of FNF Group common stock who receive New Black Knight common stock in the transactions sell that stock immediately, it could cause a decline in the market price of New Black Knight common stock.

        All of the shares of New Black Knight common stock to be issued in the transactions will be registered with the SEC under the registration statement of which this proxy statement/prospectus is a part, and therefore will be immediately available for resale in the public market, except with respect to shares issued in the transactions to certain affiliates (as that term is defined in Rule 405 of the Securities Act). The number of holders of New Black Knight common stock immediately after the mergers will be substantially larger than the current number of holders of Black Knight common stock.

Holders of FNF Group common stock who are not directors, officers or affiliates of FNF may elect to sell the New Black Knight shares they receive immediately after the transactions. Directors, officers and other affiliates of FNF may immediately resell the New Black Knight shares they receive under Rule 144 of the Securities Act under certain conditions, one of which limits the amount of shares to the greater of 1% of the outstanding shares or the average weekly volume of trading of New Black Knight stock for the four weeks prior to their proposed sale. As a result of future sales of such common stock, or the perception that these sales could occur, the market price of New Black Knight common stock may decline and could decline significantly before or at the time the transactions are completed, or immediately thereafter. If this occurs, or if other holders of New Black Knight common stock sell significant amounts of New Black Knight common stock immediately after the transactions are completed, it is likely that these sales would cause a decline in the market price of New Black Knight common stock.

The spin-off could result in significant tax liability to FNF and to holders of FNF Group common stock, and under certain circumstances New Black Knight may have a significant indemnity obligation to FNF, which is not limited in amount or subject to any cap, if the spin-off is treated as a taxable transaction.

        FNF has received a private letter ruling from the Internal Revenue Service, which we refer to as the IRS, in connection with the spin-off, and the spin-off is conditioned upon the receipt by FNF of the opinion of Deloitte Tax, tax advisor to FNF, to the effect that certain contributions made by FNF to BKHI and the spin-off should qualify as a tax-free reorganization under Sections 368(a) and 355 of the IRC and a distribution to which Sections 355 and 361 of the IRC applies, respectively. The IRS private letter ruling is, and the opinion will be, based upon various factual representations and assumptions and, in the case of the opinion, certain undertakings, made by FNF, New BKH, and Black Knight. Any inaccuracy in the representations or assumptions upon which such tax opinion is based, or failure by FNF, New BKH, or Black Knight to comply with any undertakings made in connection with such tax opinion, could alter the conclusions reached in such opinion. Opinions with respect to these matters are not binding on the IRS, or the courts. As a result, the conclusions expressed in these opinions could be challenged by the IRS and a court could sustain such a challenge.

        Even if the spin-off otherwise qualifies for tax-free treatment under Sections 355, 361 and 368(a) of the IRC, the spin-off would result in a significant U.S. federal income tax liability to FNF (but not to holders of FNF Group common stock) under Section 355(e) of the IRC if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of New BKH (including indirectly through acquisitions of New Black Knight common stock) as part of a plan or series of related transactions that includes the spin-off. Current U.S. federal income tax law generally creates a presumption that any acquisitions of the stock of New BKH within two years before or after the spin-off are part of a plan that includes the spin-off, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Black Knight does not expect that the mergers and the THL Interest Exchange, by themselves, will cause Section 355(e) to apply to the spin-off. Notwithstanding the IRS ruling and the opinion of Deloitte Tax described above, New BKH or New Black Knight might inadvertently cause or permit a prohibited change in the ownership of New BKH or New Black Knight to occur, thereby triggering a tax liability to FNF. If the spin-off is determined to be taxable to FNF, FNF would recognize gain equal to the excess of the fair market value of the New BKH common stock held by it immediately before the spin-off over FNF's tax basis therein. Open market purchases of New Black Knight common stock by third parties without any negotiation with New Black Knight will generally not cause Section 355(e) of the IRC to apply to the spin-off.

        Under the tax matters agreement, New Black Knight will be obligated to indemnify FNF for (i) any action by New Black Knight or any of its subsidiaries, or the failure to take any action within their control which, negates the tax-free status of the transactions; or (ii) direct or indirect changes in ownership of New Black Knight or New BKH equity interests that cause the spin-off to be a taxable event to FNF as a result of the application of Section 355(e) of the IRC or to be a taxable event as a result of a failure to satisfy the "continuity of interest" or "device" requirements for tax-free treatment under Section 355 of the IRC.

        If it is subsequently determined, for whatever reason, that the spin-off does not qualify for tax-free treatment, holders of FNF Group common stock immediately prior to the spin-off could incur significant tax liabilities.

New Black Knight may decide to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        Under the tax matters agreement, New Black Knight will covenant not to take or fail to take any reasonably required action, following the spin-off, which action or failure to act, would (i) be inconsistent with any covenant or representation made by New Black Knight in any document related to the spin-off, or (ii) prevent, or be reasonably likely to prevent, the tax-free status of the spin-off. Further, the tax matters agreement will require that New Black Knight generally indemnify FNF and its subsidiaries for any taxes or losses resulting from any action by New Black Knight or its subsidiaries, or the failure to take any action within their control which, negates the tax-free status of the spin-off; or direct or indirect changes in ownership of New Black Knight or New BKH equity interests that cause the spin-off to be a taxable event to FNF as a result of the application of Section 355(e) of the IRC or to be a taxable event as a result of a failure to satisfy the "continuity of interest" or "device" requirements for tax-free treatment under Section 355 of the IRC. As a result, New Black Knight might determine to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the spin-off.

        In particular, New Black Knight might determine to continue to operate certain of its business operations for the foreseeable future even if a liquidation or sale of such business might have otherwise been advantageous. Moreover, in light of the mergers as well as certain other transactions that might be treated as part of a plan that includes the spin-off for purposes of Section 355(e) of the IRC (as discussed above), New Black Knight might determine to forgo certain transactions, including share repurchases, stock issuances, asset dispositions or other strategic transactions for some period of time following the mergers. In addition, New Black Knight's indemnity obligation under the tax matters agreement might discourage, delay or prevent a third party from entering into a change of control transaction with us for some period of time following the spin-off.

New Black Knight will be restricted from pursuing potential business opportunities under the non-competition agreement.

        Under the non-competition agreement, New Black Knight will agree to certain restrictions on the scope of the business that it may conduct for the ten-year period following completion of the transactions, including that New Black Knight will be prohibited from (i) engaging in title generation / escrow services, appraisal, or default and field services work (other than technology solutions for such settlement services) without the prior written consent of FNF (subject to an exception allowing New Black Knight to acquire a business engaged in such restricted services if at least 90% of such business' revenue is contributed by activities other than such restricted services) and (ii) engaging in certain transactions, such as a merger, sale of assets, or sale of greater than 5% of its equity interests, with a buyer that derives 10% or more of its revenue from such restricted services. Although Black Knight does not presently engage in any of these restrictive services and its current business is not restricted, as a result of these restrictions, New Black Knight may have to forgo certain transactions that might have otherwise been advantageous in compliance with its obligations under the non-competition agreement.

        In particular, the restriction on engaging in a merger, sale of assets, or sale of greater than 5% of its equity interests with a buyer that derives 10% or more of its revenue from restricted services may discourage a third party engaged in such restricted services from pursuing such a transaction with us during the ten-year period following completion of the transactions.

Risks Relating to New Black Knight's Business after the Mergers

        For purposes of this section, references to "Company," "we," "our," or "us" refers to New Black Knight.

If we are unable to protect our information systems against data corruption, cyber-based attacks or network security breaches, or if we are unable to provide adequate security in the electronic transmission of sensitive data, it could have a material adverse effect on our business, financial condition and results of operations.

        We are highly dependent on information technology networks and systems, including the Internet, to securely process, transmit and store electronic information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information, including non-public personal information, consumer data and proprietary business information. Cyber-based attacks against financial institutions to extort payment in return for the release of sensitive information are increasing. Unauthorized access, including through use of fraudulent schemes such as "phishing" schemes, could jeopardize the security of information stored in our systems. In addition, malware or viruses could jeopardize the security of information stored or used in a user's computer. If we are unable to prevent such security or privacy breaches, our operations could be disrupted, or we may suffer loss of reputation, financial loss, lawsuits and other regulatory imposed restrictions and penalties because of lost or misappropriated information, including sensitive consumer data, which could have a material adverse effect on our business, financial condition and results of operations. Likewise, our clients are increasingly imposing more stringent contractual obligations on us relating to our information security protections. If we are unable to maintain protections and processes at a level commensurate with that required by our large clients, it could negatively affect our relationships with those clients, increase our operating costs or subject us to liability under those contractual obligations, which could have a material adverse effect on our business, financial condition and results of operations.

We rely on our top clients for a significant portion of our revenues and profits, which makes us susceptible to the same macro-economic and regulatory factors that affect our clients. If these clients are negatively affected by current economic or regulatory conditions or otherwise experience financial hardship or stress, or if the terms of our relationships with these clients change, it could have a material adverse effect on our business, financial condition and results of operations.

        We operate in a consolidated industry and as a result, a small number of our clients have accounted for a significant portion of our revenues. We expect that a limited number of our clients will continue to represent a significant portion of our revenues for the foreseeable future. The significant portion of our revenues that a limited number of our clients currently represent may increase in the future. During the year ended December 31, 2016, our largest client, Wells Fargo, N.A., which we refer to as Wells Fargo, accounted for approximately 12% of our consolidated revenues and approximately 15% and 1% of the revenues from our Technology and Data and Analytics segments, respectively. During the year ended December 31, 2016, our five largest clients accounted for approximately 36% of our consolidated revenues, approximately 38% of our Technology segment revenues and approximately 28% of our Data and Analytics segment revenues.

        Our clients face continued pressure in the current economic and regulatory climate. Many of our relationships with these clients are long-standing and are important to our business and results of operations, but there is no guarantee that we will be able to retain or renew existing agreements or maintain our relationships on acceptable terms or at all. Additionally, we rely on cross-selling our products and services to our existing clients as a source of growth. The deterioration in or termination of any of these relationships could significantly reduce our revenues and could have a material adverse effect on our business, financial condition and results of operations. As a result, we may be disproportionately affected by declining revenues from, or loss of, a significant client. In addition, by virtue of their significant relationships with us, these clients may be able to exert pressure on us with respect to the pricing of our services.

The time and expense associated with switching from our competitors' software and services to ours may limit our growth.

        The costs for a mortgage lender or servicer to switch providers of technology, data and analytics solutions and services can be significant and the process can sometimes take 12 to 18 months to complete. As a result, potential clients may decide that it is not worth the time and expense to begin using our solutions and services, even if we offer competitive and economic advantages. If we are unable to convince these potential clients to switch to our software and services, our ability to increase market share will be limited, which could have a material adverse effect on our business, financial condition and results of operations.

We typically provide service level commitments under our client contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect our business, financial condition and results of operations.

        Our client agreements typically provide service level commitments measured on a daily and monthly basis. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability for our applications, we may be contractually obligated to provide these clients with service credits or refunds or we could face contract terminations. If we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our clients or if we experience any extended service outages, it could have a material adverse effect on our business, financial condition and results of operations.

Any failure to offer high-quality technical support services may adversely affect our relationships with our clients and could have a material adverse effect on our business, financial condition and results of operations.

        Once our applications and technology are deployed, our clients depend on our support organization to resolve technical issues relating thereto. We may be unable to respond adequately to accommodate short-term increases in client demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by our competitors. Increased client demand for these services, without corresponding revenues, could increase costs and adversely affect our results of operations. In addition, our sales process is highly dependent on our applications and business reputation and on positive recommendations from our existing clients. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation and our ability to sell our applications to existing and prospective clients, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our clients and we are subject to various governmental regulations, and a failure to comply with governmental regulations, or changes in these regulations, including changes that may result from changes in the political landscape could result in penalties, restrict or limit our or our clients' operations or make it more burdensome to conduct such operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

        Many of our clients' and our businesses are subject to various federal, state, local and foreign laws and regulations. Our failure to comply with applicable laws and regulations could restrict our ability to provide certain services or result in imposition of civil fines and criminal penalties, substantial regulatory and compliance costs, litigation expense, adverse publicity and loss of revenues.

        As a provider of electronic data processing to financial institutions, such as banks and credit unions, we are subject to regulatory oversight and examination by the Federal Financial Institutions Examination Council, which we refer to as FFIEC. We also may be subject to possible review by state agencies that regulate banks in each state in which we conduct our electronic processing activities.

        In addition, our businesses are subject to an increased degree of compliance oversight by regulators and by our clients. Specifically, the Consumer Financial Protection Bureau, which we refer to as CFPB, has authority to write rules affecting the business of, supervise, conduct examinations of, and enforce compliance as to federal consumer financial protection laws and regulations with respect to certain "non-depository covered persons" determined by the CFPB to be "larger participants" that offer consumer financial products and services. The CFPB and the prudential financial institution regulators such as the Office of the Comptroller of the Current, which we refer to as OCC, also have the authority to examine us in our role as a service provider to large financial institutions, although it is yet unclear how broadly they will apply this authority going forward. In addition, we believe some of our largest bank clients' regulators are requiring the banks to exercise greater oversight and perform more rigorous audits of their key vendors such as us.

        The Real Estate Settlement Procedures Act, which we refer to as RESPA, and related regulations generally prohibit the payment or receipt of fees or any other item of value for the referral of real estate-related settlement services. RESPA also prohibits fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services, such as mortgage brokerage and real estate brokerage. Notwithstanding these prohibitions, RESPA permits payments for goods furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods or services provided. RESPA and related regulations may to some extent restrict our real estate-related businesses from entering into certain preferred alliance arrangements. The CFPB is responsible for enforcing RESPA.

        Changes to laws and regulations and regulatory oversight of our clients and us, including those that may result from changes in the political landscape, may cause us to increase our prices in certain situations or decrease our prices in other situations, may restrict our ability to implement price increases or otherwise limit the manner in which we conduct our business. We may also incur additional expense in keeping our technology services up to date as laws and regulations change, and we may not be able to pass those additional costs on to our clients. In addition, in response to increased regulatory oversight, participants in the mortgage lending industry may develop policies pursuant to which they limit the extent to which they can rely on any one vendor or service provider. Conversely, in an environment with less stringent regulatory oversight, prospective clients may choose to retain their in-house platforms, or current service providers, or seek alternative service providers who provide services that are less compliance and quality oriented at a lower price point. If we are unable to adapt our products and services to conform to the new laws and regulations, or if these laws and regulations have a negative effect on our clients, we may experience client losses or increased operating costs, which could have a material adverse effect on our business, financial condition and results of operations.

There may be consolidation in our end client market, which could reduce the use of our services by our clients and could have a material adverse effect on our business, financial condition and results of operations.

        Consolidations among existing or potential clients could reduce the number of our clients and potential clients. If our clients merge with, are acquired by or sell their servicing portfolios to other entities that are not our clients, or that use fewer of our services, they may discontinue or reduce their use of our services. In addition, if potential clients merge, our ability to increase our client base may be adversely affected and the ability of our customers to exert pressure on our pricing may increase. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Regulatory developments with respect to use of consumer data and public records could have a material adverse effect on our business, financial condition and results of operations.

        Because our databases include certain public and non-public personal information concerning consumers, we are subject to government regulation and potential adverse publicity concerning our use of consumer data. We acquire, store, use and provide many types of consumer data and related services that are subject to regulation under the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Driver's Privacy Protection Act and, to a lesser extent, various other federal, state and local laws and regulations. These laws and regulations are designed to protect the privacy of consumers and to prevent the unauthorized access and misuse of personal information in the marketplace. Our failure to comply with these laws, or any future laws or regulations of a similar nature, could result in substantial regulatory penalties, litigation expense and loss of revenues, which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, some of our data suppliers face similar regulatory requirements and, consequently, they may cease to be able to provide data to us or may substantially increase the fees they charge us for this data, which may make it financially burdensome or impossible for us to acquire data that is necessary to offer our products and services. Further, many consumer advocates, privacy advocates and government regulators believe that existing laws and regulations do not adequately protect privacy or ensure the accuracy of consumer-related data. As a result, they are seeking further restrictions on the dissemination or commercial use of personal information to the public and private sectors as well as contemplating requirements relative to data accuracy and the ability of consumers to opt to have their personal data removed from databases such as ours. Any future laws, regulations or other restrictions limiting the dissemination or use of personal information may reduce the quality and availability of our solutions and services, which could have a material adverse effect on our business, financial condition and results of operations.

Participants in the mortgage industry are under intense scrutiny, and efforts by the government to reform the mortgage industry or address the troubled mortgage market and the current economic environment could have a material adverse effect on our business, financial condition and results of operations.

        Since the beginning of the housing crisis, the mortgage industry has been under intense scrutiny by governmental authorities, judges and the news media, among others. This scrutiny has included federal and state governmental review of all aspects of the mortgage lending business, and several actions to aid the housing market and the economy in general, and to implement more rigorous standards around mortgage servicing, with particular focus on loans that are in default.

        New national mortgage servicing rules have been implemented that, among other things, require very specific loan modification procedures to be followed and offered to the borrower before any foreclosure proceeding can be initiated or completed. These standards have further reduced the number of loans entering the foreclosure process and have negatively affected our default technology revenues and profits, and it is unclear what affect these standards will have on us in the future.

        Additional state and federal government actions directed at housing and the mortgage industry may occur and could have a material adverse effect on our business, financial condition and results of operations.

Our clients' relationships with government-sponsored enterprises, which we refer to as GSEs, are subject to change, which could have a material adverse effect on our business, financial condition and results of operations.

        Our clients have significant relationships with Fannie Mae and Freddie Mac, which are GSEs, tasked with working with financial institutions to provide liquidity to the mortgage market. They do this by purchasing loans from the lenders either for cash or in exchange for mortgage-backed securities that are backed by those loans and that, for a fee, carries the GSEs guarantee of timely payment of interest and principal to investors of those mortgage-backed securities. Because our clients service the loans owned by GSEs, we provide solutions and services for many of those loans. As a result of these relationships, GSEs have been able to implement changes to our pricing structure on certain products and services we provide. GSEs or other governmental agencies may be able to exert similar pressure on the pricing of our solutions and services in the future, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to adapt our solutions to technological changes or evolving industry standards, or if our ongoing efforts to upgrade our technology are not successful, we could lose clients and have difficulty attracting new clients for our solutions, which could have a material adverse effect on our business, financial condition and results of operations.

        The markets for our solutions are characterized by constant technological changes, frequent introductions of new products and services and evolving industry standards and regulations. Our future success will be significantly affected by our ability to successfully enhance our current solutions, and develop and introduce new solutions and services that address the increasingly sophisticated needs of our clients and their customers. These initiatives carry the risks associated with any new product or service development effort, including cost overruns, delays in delivery and performance issues. There can be no assurance that we will be successful in developing, marketing and selling new solutions and services that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these solutions and services or that our new solutions and services and their enhancements will adequately meet the demands of the marketplace and achieve market acceptance. If our efforts are unsuccessful, it could have a material adverse effect on our business, financial condition and results of operations.

We operate in a competitive business environment and, if we are unable to compete effectively, it could have a material adverse effect on our business, financial condition and results of operations.

        The markets for our solutions are intensely competitive. Our competitors vary in size and in the scope and breadth of the services they offer. Some of our competitors have substantial resources. In addition, we expect that the markets in which we compete will continue to attract new competitors and new technologies. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures we face in the markets in which we operate will not have a material adverse effect on our business, financial condition and results of operations.

        Further, because many of our larger potential clients have historically developed their key processing applications in-house and therefore view their system requirements from a make-versus-buy perspective, we often compete against our potential clients' in-house capacities. As a result, gaining new clients in our mortgage processing business can be difficult. For banks and other potential clients, switching from an internally designed system to an outside vendor, or from one vendor of mortgage processing services to a new vendor, is a significant undertaking. These potential clients worry about potential disadvantages such as loss of custom functionality, increased costs and business disruption. As a result, these potential clients often resist change. There can be no assurance that our strategies for overcoming potential clients' reluctance to change will be successful, and if we are unsuccessful, it could have a material adverse effect on our business, financial condition and results of operations.

To the extent the availability of free or relatively inexpensive information increases, the demand for some of our data and information solutions may decrease, which could have a material adverse effect on our business, financial condition and results of operations.

        Public sources of free or relatively inexpensive information have become increasingly available recently, particularly through the Internet, and this trend is expected to continue. Governmental agencies in particular have increased the amount of information to which they provide free public access. Public sources of free or relatively inexpensive information may reduce demand for, or the price that clients are willing to pay for, our data and information solutions. To the extent that clients choose not to obtain data and information from us and instead rely on information obtained at little or no cost from these public sources, it could have a material adverse effect on our business, financial condition and results of operations.

We rely upon proprietary technology and information rights, and if we are unable to protect our rights, it could have a material adverse effect on our business, financial condition and results of operations.

        Our success depends, in part, upon our intellectual property rights. We rely primarily on a combination of patents, copyrights, trade secrets, and trademark laws and nondisclosure and other contractual restrictions on copying, distribution and creation of derivative products to protect our proprietary technology and information. This protection is limited, and our intellectual property could be used by others without our consent. In addition, patents may not be issued with respect to our pending or future patent applications, and our patents may not be upheld as valid or may not prevent the development of competitive products. Any infringement, disclosure, loss, invalidity of or failure to protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Moreover, litigation may be necessary to enforce or protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.

        Such litigation could be time-consuming, result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

If our applications or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties, any of which could have a material adverse effect on our business, financial condition and results of operations.

        As our information technology applications and services develop, we may become increasingly subject to infringement claims. Any such claims, whether with or without merit, could:

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  be expensive and time-consuming to defend;

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  cause us to cease providing solutions that incorporate the challenged intellectual property;

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  require us to redesign our solutions, if feasible;

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  divert management's attention and resources; and

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  require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

        Any one or more of the foregoing outcomes could have a material adverse effect on our business, financial condition and results of operations. Additionally, we may be liable for damages for past infringement if a court determines that our software or technologies infringe upon a third party's patent or other proprietary rights.

If we are unable to successfully consummate and integrate acquisitions, it could have a material adverse effect on our business, financial condition and results of operations.

        One of our strategies to grow our business is to opportunistically acquire complementary businesses, technologies and services. This strategy will depend on our ability to find suitable acquisitions and finance them on acceptable terms. We may require additional debt or equity financing for future acquisitions, and doing so will be made more difficult by our substantial debt. Raising additional capital for acquisitions through debt financing could result in increased interest expense and may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital for acquisitions through equity financing, the ownership interests of existing shareholders will be diluted.

        If we are unable to acquire suitable acquisition candidates, we may experience slower growth. Further, we may face challenges in integrating any acquired business. These challenges include eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures and achieving cost reductions and cross-selling opportunities. Additionally, the acquisition and integration processes may disrupt our business and divert management attention and our resources. If we fail to successfully integrate acquired businesses, products, technologies and personnel, it could impair relationships with employees, clients and strategic partners, distract management attention from our core businesses, result in control failures and otherwise disrupt our ongoing business, any of which could have a material adverse effect on our business, financial condition and results of operations. We also may not be able to retain key management and other critical employees after an acquisition. In addition, we may be required to record future charges for impairment of goodwill and other intangible assets resulting from such acquisitions.

        Our profitability may be affected by gains or losses on any sales of businesses, or lost operating income or cash flows from such businesses. We also may be required to record asset impairment or restructuring charges related to divested businesses, or indemnify buyers for liabilities, which may reduce our profitability and cash flows. We may also be unable to negotiate such divestitures on terms acceptable to us. If we are unsuccessful in divesting such businesses, it could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on third parties subjects us to risk and may disrupt or adversely affect our operations. In addition, we may not realize the full benefit of our third-party arrangements, which may result in increased costs, or may adversely affect the service levels we are able to provide our clients.

        We rely upon third parties for various business process and information technology services, including information security testing, telecommunications and software code development. Although we have contractual provisions with our providers that specify performance requirements, we do not ultimately control their performance, which may make our operations vulnerable to their performance failures. In addition, our failure to adequately monitor and regulate the performance of our third-party vendors could subject us to additional risk. Reliance on third parties also makes us vulnerable to changes in our vendors' businesses, financial condition and other matters outside of our control, including their violations of laws or regulations, which could increase our exposure to liability or otherwise increase the costs associated with the operation of our business. The failure of our providers to perform as expected or as contractually required could result in significant disruptions and costs to our operations and to the services we provide to our clients, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on our ability to access data from external sources to maintain and grow our businesses. If we are unable to access needed data from these sources or if the prices charged for these services increase, the quality, pricing and availability of our solutions may be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations.

        We rely extensively upon data from a variety of external sources to maintain our proprietary and non-proprietary databases, including data from third-party suppliers, various government and public record sources and data contributed by our clients. Our data sources could cease providing or reduce the availability of their data to us, increase the price we pay for their data or limit our use of their data for a variety of reasons, including legislatively or judicially imposed restrictions on use. If a number of suppliers are no longer able or are unwilling to provide us with certain data, or if our public record sources of data become unavailable or too expensive, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and efficiently and effectively integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Moreover, some of our suppliers compete with us in certain product offerings, which may make us vulnerable to unpredictable price increases from them. Significant price increases could require us to seek substitute sources of data on more favorable economic terms, which may not be available at all. Loss of such access or the availability of data in the future on commercially reasonable terms or at all may reduce the quality and availability of our services and solutions, which could have a material adverse effect on our business, financial condition and results of operations.

Our international third-party service providers and our own international operations subject us to additional risks, which could have a material adverse effect on our business, financial condition and results of operations.

        Over the last few years, we have sought to reduce our costs by utilizing lower-cost labor outside the U.S. in countries such as India. These countries may be subject to higher degrees of political and social instability than the U.S. and may lack the infrastructure to withstand political unrest or natural disasters. Such disruptions can affect our ability to deliver our solutions on a timely basis, if at all, and to a lesser extent can decrease efficiency and increase our costs. Weakness of the U.S. dollar in relation to the currencies used and higher inflation rates experienced in these countries may also reduce anticipated savings. Furthermore, the practice of utilizing labor based in foreign countries has come under increased scrutiny in the U.S. and, as a result, many of our clients may require us to use labor based in the U.S. We may not be able to pass on the increased costs of higher-priced U.S.-based labor to our clients, which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, the foreign countries in which we have outsourcing arrangements or operate could adopt new legislation or regulations that could make it difficult, more costly or impossible for us to continue our foreign activities as currently being conducted. In addition, in many foreign countries, particularly in those with developing economies, it is common to engage in business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, which we refer to as FCPA, or other local anti-corruption laws. Any violations of FCPA or local anti-corruption laws by us or our subsidiaries, could result in substantial financial and other penalties, which could have a material adverse effect on our business, financial condition and results of operations.

We have substantial investments in recorded goodwill and other intangible assets as a result of prior acquisitions, and an economic downturn or troubled mortgage market could cause these investments to become impaired, requiring write-downs that could have a material adverse effect on our results of operations.

        Goodwill recorded on our balance sheet was approximately $2.3 billion, or approximately 62% of our total assets, as of June 30, 2017. Other intangible assets recorded on our balance sheet were approximately $265.3 million, or approximately 7% of our total assets. Current accounting rules require that goodwill and other indefinite lived intangible assets be assessed for impairment at least annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable. Current accounting rules require that intangible assets with finite useful lives be assessed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors that may indicate the carrying value of our intangible assets, including goodwill, may not be recoverable include, but are not limited to, significant underperformance relative to historical or projected future results of operations, a significant decline in our stock price and market capitalization, and negative industry or economic trends. No goodwill or other intangible assets impairment charge was recorded during 2016. However, if there is an economic downturn in the future, the carrying amount of our goodwill or other intangible assets may no longer be recoverable, and we may be required to record an impairment charge, which could have a material adverse effect on our results of operations. We will continue to monitor our market capitalization and the effect of the economy to determine if there is an impairment of goodwill or other intangible assets in future periods.

If we fail to develop widespread brand awareness cost-effectively, it could have a material adverse effect on our business, financial condition and results of operations.

        We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to our ability to achieve widespread acceptance of our technology and attract new clients. Brand promotion activities may not generate client awareness or increase revenues, and even if they do, any increase in revenues may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain clients necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad client adoption of our applications, which could have a material adverse effect on our business, financial condition and results of operations.

We may experience system failures with respect to our technology solutions, damage or interruption that could harm our business and reputation and expose us to potential liability.

        We depend heavily upon the computer systems and our existing technology infrastructure located in our data centers and certain systems interruptions or events beyond our control could interrupt or terminate the delivery of our solutions and services to our clients and may interfere with our suppliers' ability to provide necessary data to us and our employees' ability to attend to work and perform their responsibilities.

        These potential interruptions include, but are not limited to, damage or interruption from hurricanes, floods, fires, power losses, telecommunications outages, terrorist attacks, acts of war, human errors and similar events. Our U.S. corporate offices and primary data center are located in Jacksonville, Florida, which is an area that is at high risk of hurricane and flood damage. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our business or the economy as a whole. The servers that we use through various third-party service providers may also be vulnerable to similar disruptions, which could lead to interruptions, delays and loss of critical data. Such service providers may not have sufficient protection or recovery plans in certain circumstances, and our insurance may not be sufficient to compensate us for losses that may occur.

        Defects in our technology solutions, errors or delays in the processing of electronic transactions, or other difficulties could result in:

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  interruption of business operations;

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  delay in market acceptance;

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  us, or our clients, missing a regulatory deadline;

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  additional development and remediation costs;

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  diversion of technical and other resources;

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  loss of clients;

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  negative publicity; or

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  exposure to liability claims.

        Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability through disclaimers and limitation-of-liability provisions in our license and client agreements, we cannot be certain that these measures will be successful in limiting our liability.

We may experience delays or difficulty in developing or implementing new, enhanced or existing software or hosting solutions, which may negatively affect our relationships with existing and potential clients, reduce or delay the generation of revenues or increase development and implementation costs, which could have a material adverse effect on our business, financial condition and results of operations.

        Our future financial performance depends upon the successful development, implementation and client acceptance of new, existing and enhanced versions of our software and hosting solutions. We continually seek to develop enhancements to our solutions, including updates in response to changes in applicable laws, as well as new offerings to supplement our existing solutions. As a result, we are subject to the risks inherent in the development and integration of new technologies, including defects or undetected errors in our technology solutions, difficulties in installing or integrating our technologies on platforms used by our clients, or other unanticipated performance, stability and compatibility problems. Any of these problems could result in material delays in the introduction or acceptance of our solutions, increased costs, decreased client satisfaction, breach of contract claims, harm to our industry reputation and reduced or delayed revenues. If we are unable to implement existing solutions or deliver new solutions or upgrades or other enhancements to our existing solutions on a timely and cost-effective basis, it could have a material adverse effect on our business, financial condition and results of operations.

Because our revenues from clients in the mortgage lending industry are affected by the strength of the economy and the housing market generally, including the volume of real estate transactions, a change in any of these conditions could have a material adverse effect on our business, financial condition and results of operations.

        Our revenues are primarily generated from technology, data and analytics we provide to the mortgage industry and, as a result, a weak economy or housing market may have a material adverse effect on our business, financial condition and results of operations. The volume of mortgage origination and residential real estate transactions is highly variable and reductions in these transaction volumes could have a direct effect on the revenues we generate from our technology business and some of our data and analytics businesses.

        The revenues we generate from our servicing technology depend upon the total number of mortgage loans processed on our mortgage servicing platform, which we refer to as MSP, which tends to be comparatively consistent regardless of economic conditions. However, in the event that a difficult economy or other factors lead to a decline in levels of home ownership and a reduction in the number of mortgage loans outstanding and we are not able to counter the effect of those events with increased market share or higher fees, our mortgage processing revenues could be adversely affected. Moreover, negative economic conditions, including increased unemployment or interest rates or a downturn in other general economic factors, among other things, could adversely affect the performance and financial condition of some of our clients in many of our businesses, which may have a material adverse effect on our business, financial condition and results of operations if these clients go bankrupt or otherwise exit certain businesses.

        A weaker economy and housing market tend to increase the volume of consumer mortgage defaults, which can increase revenues from our applications focused on supporting default management functions. However, government regulation of the mortgage industry in general, and the default and foreclosure process in particular, has greatly slowed the processing of defaulted mortgages in recent years and has changed the way many of our clients address mortgage loans in default. A downturn in the origination market and a concurrent slowdown or change in the way mortgage loans in default are addressed could have a material adverse effect on our business, financial condition and results of operations.

We have substantial indebtedness, which could have a negative effect on our financing options and liquidity position.

        As of June 30, 2017, we had approximately $1.6 billion of total debt outstanding.

        Our substantial indebtedness could have important consequences to us, including:

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  making us more vulnerable to economic downturns and adverse developments in our business, which may cause us to have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes and may limit our ability to pursue other business opportunities and implement certain business strategies;

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  requiring us to use a large portion of the money we earn to pay principal and interest on our debt, which could reduce the amount of money available to finance operations, acquisitions and other business activities;

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  exposing us to the risk of increased interest rates as $1.6 billion in principal amount of our debt bears interest at a floating rate as of June 30, 2017 (an increase of one percentage point in the applicable interest rate could cause an increase in interest expense of approximately $15.7 million on an annual basis ($9.7 million including the effect of our current interest rate swaps) based on the principal outstanding as of June 30, 2017, which may make it more difficult for us to service our debt);

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  exposing us to costs and risks associated with agreements limiting our exposure to higher interest rates, as such agreements may not offer complete protection from these risks, and we are subject to the risk that one or more of the counterparties to these agreements may fail to satisfy their obligations under such agreements; and

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  causing a competitive disadvantage if we have higher levels of debt than our competitors by reducing our flexibility in responding to changing business and economic conditions, including increased competition.

        Risks associated with our indebtedness could have a material adverse effect on our business, financial condition and results of operations.

Despite our indebtedness level, we still may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the Credit Agreement, dated May 27, 2015 by and between BKIS and JPMorgan Chase Bank, N.A., which we refer to as the Credit Agreement, governing the (i) $1,030.0 million term loan A facility, which was amended on April 26, 2017 to reflect a $300.0 million increase to the loan, which we refer to as the Term A Loan, (ii) $400.0 million term loan B facility, which was subsequently amended on February 27, 2017, which we refer to as the Term B Loan, and (iii) $500.0 million revolving credit facility, which was amended on April 26, 2017 to reflect a $100.0 million increase to the facility, which we refer to as the Revolving Credit Facility, and collectively with the Term A Loan and Term B Loan, which we refer to as the Facilities, impose operating and financial restrictions on our activities, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our outstanding debt levels, the risks related to our indebtedness that we will face could increase.

        See Note 4—"Long-Term Debt" to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70 hereto for a more detailed discussion of the debt refinancing.

Certain of our financing arrangements subject us to various restrictions that could limit our operating flexibility.

        The Credit Agreement, governing the Facilities impose operating and financial restrictions on our activities, and future debt instruments may as well. These restrictions include compliance with, or maintenance of, certain financial tests and ratios, including a minimum interest coverage ratio and maximum leverage ratio, and limit or prohibit our ability to, among other things:

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  create, incur or assume any additional debt and issue preferred stock;

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  create, incur or assume certain liens;

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  redeem and/or prepay certain subordinated debt we might issue in the future;

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  pay dividends on our stock or repurchase stock;

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  make certain investments and acquisitions;

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  enter into or permit to exit contractual limits on the ability of our subsidiaries to pay dividends to us;

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  enter new lines of business;

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  engage in mergers and acquisitions;

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  engage in specified sales of assets; and

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  enter into transactions with affiliates.

        These restrictions on our ability to operate our business could limit our ability to take advantage of financing, merger and acquisition and other corporate opportunities, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our outstanding debt instruments, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and results of operations, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could have a material adverse effect on our business, financial condition and results of operations. If we cannot make scheduled payments on our debt, we will be in default and holders of our outstanding debt could declare all outstanding principal and interest to be due and payable, and we could be forced into bankruptcy or liquidation.

Our risk management policies and procedures may prove inadequate for the risks we face, which could have a material adverse effect on our business, financial condition and results of operations.

        We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our risk management strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. If our solutions change and as the markets in which we operate evolve, our risk management strategies may not always adapt to such changes. Some of our methods of managing risk are based upon our use of observed historical market behavior and management's judgment. Other of our methods of managing risk depend on the evaluation of information regarding markets, customers, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures or available information indicate. In addition, management of operational, legal and regulatory risks requires, among other things, policies and procedures to record and verify large numbers of transactions and events, which may not be fully effective. While we employ a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application cannot anticipate every economic and financial outcome or the timing of such outcomes. If our risk management efforts are ineffective, we could suffer losses that could have a material adverse effect on our business, financial condition and results of operations. In addition, we could be subject to litigation, particularly from our clients, and sanctions or fines from regulators.

Certain members of our Board of Directors and certain of our officers and directors have interests and positions that could present potential conflicts.

        We are party to a variety of related party agreements and relationships with FNF, certain of FNF's subsidiaries and Thomas H. Lee Partners, L.P., a Delaware limited partnership, which we refer to as THL. Certain of our executive officers are employed by FNF or FNF's subsidiaries and certain of our directors serve on the boards of directors of FNF or its subsidiaries or affiliates or are affiliated with THL. As a result of the foregoing, there may be circumstances where certain of our executive officers and directors may be subject to conflicts of interest with respect to, among other things: (i) our ongoing relationships with FNF, FNF's subsidiaries or THL, including related party agreements and other arrangements with respect to the administration of tax matters, employee benefits and indemnification; (ii) the quality, pricing and other terms associated with services that we provide to FNF or its subsidiaries, or that they provide to us, under related party agreements; (iii) business opportunities arising for any of us, FNF, FNF's subsidiaries or THL; and (iv) conflicts of time with respect to matters potentially or actually involving or affecting us.

        We have in place a code of business conduct and ethics prescribing procedures for managing conflicts of interest and our chief compliance officer and audit committee are responsible for the review, approval, or ratification of any potential conflicts of interest transactions. Additionally, we expect that interested directors will abstain from decisions with respect to conflicts of interest as a matter of practice. However, there can be no assurance that such measures will be effective or that we will be able to resolve all potential conflicts, or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with an unaffiliated third party.

Our senior leadership team is critical to our continued success and the loss of such personnel could have a material adverse effect on our business, financial condition and results of operations.

        Our future success substantially depends on the continued service and performance of the members of our senior leadership team. These personnel possess business and technical capabilities that are difficult to replace. We have attempted to mitigate this risk by entering into long-term (two to three year) employment contracts with the members of our senior management operating team. If we lose key members of our senior management operating team, we may not be able to effectively manage our current operations or meet ongoing and future business challenges, and this could have a material adverse effect on our business, financial condition and results of operations.

We may fail to attract and retain enough qualified employees to support our operations, which could have an adverse effect on our ability to expand our business and service our clients.

        Our business relies on large numbers of skilled employees and our success depends on our ability to attract, train and retain a sufficient number of qualified employees. If our attrition rate increases, our operating efficiency and productivity may decrease. We compete for employees not only with other companies in our industry but also with companies in other industries, such as software services, engineering services and financial services companies, and there is a limited pool of employees who have the skills and training needed to do our work. If our business continues to grow, the number of people we will need to hire will increase. We will also need to increase our hiring if we are not able to maintain our attrition rate through our current recruiting and retention policies. Increased competition for employees could have a material adverse effect on our ability to expand our business and service our clients, as well as cause us to incur greater personnel expenses and training costs.

We may not be able to effectively achieve our growth strategies, which could adversely affect our business, financial condition and results of operations.

        Our growth strategies depend in part on maintaining our competitive advantage with current solutions in new and existing markets, as well as our ability to develop new technologies and solutions to serve such markets. There can be no assurance that we will be able to compete successfully in new markets or continue to compete effectively in our existing markets. If we fail to introduce new technologies or solutions effectively or on a timely basis, or if we are not successful in introducing or obtaining regulatory or market acceptance for new solutions, we may lose market share and our results of operations or cash flows could be adversely affected.

Current and future litigation, investigations or other actions against us could be costly and time consuming to defend.

        We are from time to time subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our clients in connection with commercial disputes and employment claims made by our current or former employees. Litigation can result in substantial costs and may divert management's attention and resources, which may seriously harm our business, financial condition and results of operations. From time to time, we also receive requests for information from various state and federal regulatory authorities, some of which take the form of civil investigative demands or subpoenas. Some of these regulatory inquiries may result in violations of law, the assessment of fines for violations of regulations or settlement with such authorities requiring a variety of remedies.

        Although certain matters are subject to a cross-indemnity agreement between BKFS LLC and ServiceLink, there can be no assurance that we will not incur additional material costs and expenses in connection with ongoing or future investigations or claims, including but not limited to fines or penalties and legal costs, or be subject to other remedies, any of which could have a material adverse effect on our business, financial condition and results of operations. Insurance may not cover such investigations and claims, may not be sufficient for one or more such investigations and claims and may not continue to be available on terms acceptable to us. An investigation or claim brought against us that is uninsured or underinsured could result in unanticipated costs, management distraction or reputational harm, which could have a material adverse effect on our business, financial condition and results of operations and adversely affect the trading price of our stock.

Risks Related to Our Structure

Our certificate of incorporation and bylaws and provisions of Delaware law may discourage or prevent strategic transactions, including a takeover of our company, even if such a transaction would be beneficial to our shareholders.

        Provisions contained in our certificate of incorporation and bylaws and provisions of the Delaware General Corporation Law, or DGCL, could delay or prevent a third party from entering into a strategic transaction with us, as applicable, even if such a transaction would benefit our shareholders. For example, our certificate of incorporation and bylaws:

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  divide our Board of Directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change of control;

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  authorize the issuance of "blank check" preferred stock that could be issued by us upon approval of our Board of Directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

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  provide that directors may be removed from office only for cause and that any vacancy on our Board of Directors may only be filled by a majority of our directors then in office, which may make it difficult for other shareholders to reconstitute our Board of Directors;

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  provide that special meetings of the shareholders may be called only upon the request of a majority of our Board of Directors or by the chairman of the Board of Directors or our chief executive officer; and

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  require advance notice to be given by shareholders for any shareholder proposals or director nominees.

        These restrictions and provisions could keep us from pursuing relationships with strategic partners and from raising additional capital, which could impede our ability to expand our business and strengthen our competitive position. These restrictions could also limit shareholder value by impeding a sale of us or BKFS LLC.

Risks Related to Owning Shares of Our Common Stock

The market price of our common stock may be volatile and you may lose all or part of your investment.

        The market price of our common stock could fluctuate significantly, and you may not be able to resell your shares at or above the price at which your shares were acquired. Those fluctuations could be based on various factors, including those described under "—Risks Relating to the Transactions" and the following:

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  our operating performance and the performance of our competitors and fluctuations in our operating results;

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  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

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  changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

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  global, national or local economic, legal and regulatory factors unrelated to our performance;

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  announcements by us or our competitors of new products, services, strategic investments or acquisitions;

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  actual or anticipated variations in our or our competitors' operating results, and our and our competitors' growth rates;

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  failure by us or our competitors to meet analysts' projections or guidance we or our competitors may give the market;

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  changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

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  changes in accounting standards, policies, guidance, interpretations or principles;

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  the arrival or departure of key personnel;

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  the number of shares publicly traded;

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  future sales or issuances of our common stock, including sales, distributions or issuances by us, our officers or directors and our significant shareholders, including THL and certain of their affiliates; and

  •
  other developments affecting us, our industry or our competitors.

        In addition, in recent years the stock market has experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes, may cause declines in the market price of our common stock and you may not realize any return on your investment in us and may lose some or all of your investment.

        As we primarily operate in a single industry, we are especially vulnerable to these factors to the extent that they affect our industry or our products. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock is influenced in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

        We may retain future earnings, if any, for future operations, expansion and debt repayment. We have not paid cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future. As a result of our current dividend policy, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it. Any future determination to declare and pay cash dividends will be at the discretion of our Board of Directors and will depend on, among other things, our financial condition, results of operations, cash requirements, contractual restrictions and such other factors as our Board of Directors deems relevant. Our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization or agreements of our subsidiaries, including agreements governing our indebtedness.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        The statements contained in this Form S-4 or in our other documents or in oral presentations or other statements made by our management that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These forward-looking statements are based on New Black Knight management's beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as future financial and operating results of New Black Knight and are not statements of fact, actual results may differ materiality from those projected. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of these terms and other comparable terminology. New Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

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  our ability to successfully consummate the tax-free spin-off of New BKH from FNF;

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  uncertainties as to the timing of the spin-off of Black Knight from FNF;

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  uncertainties as to the approval of Black Knight's shareholders required in connection with the spin-off of Black Knight from FNF;

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  the possibility that the closing conditions to the mergers may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

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  the risk that stockholder litigation in connection with the spin-off of Black Knight from FNF may affect the timing or occurrence of the spin-off or result in significant costs of defense, indemnification and liability;

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  diversion of New Black Knight management's time and attention in connection with the spin-off of Black Knight from FNF;

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  security breaches against our information systems;

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  our ability to maintain and grow our relationships with our customers;

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  limitation of our growth due to the time and expense associated with switching from competitors' software and services;

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  providing credits or refunds for prepaid amounts or contract terminations in connection with our service level commitments;

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  our ability to offer high-quality technical support services;

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  changes to the laws, rules and regulations that affect our and our customers' businesses;

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  consolidation in our end client market;

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  regulatory developments with respect to use of consumer data and public records;

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  efforts by the government to reform or address the mortgage market and current economic environment;

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  our clients' relationships with GSEs;

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  our ability to adapt our services to changes in technology or the marketplace;

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  our ability to compete effectively;

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  risks associated with the availability of data;

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  our ability to protect our proprietary technology and information rights;

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  the effects of our substantial leverage on our ability to make acquisitions and invest in our business;

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  infringement on the proprietary rights of others by our applications or services;

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  our ability to successfully integrate strategic acquisitions;

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  our reliance on third parties;

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  our dependence on our ability to access data from external sources;

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  our international operations and third-party service providers;

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  our ability to develop widespread brand awareness cost-effectively;

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  system failures, damage or interruption with respect to our technology solutions;

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  delays or difficulty in developing or implementing new, enhanced or existing software or hosting solutions;

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  change in the strength of the economy and housing market generally;

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  our substantial indebtedness and any additional significant debt we incur;

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  the adequacy of our risk management policies and procedures;

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  our ability to achieve our growth strategies; and

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  litigation, investigations, subpoenas or other actions against us.

        See "Risk Factors" for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this Form S-4. Any forward-looking statement made by us in this Form S-4 speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Additional Information

        Our website address is www.bkfs.com. We make available free of charge on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC. However, the information found on our website is not part of this or any other report.

THE COMPANIES

Black Knight Financial Services, Inc.

    Black Knight Financial Services, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100

        Black Knight Financial Services, Inc., which we refer to as Black Knight, together with its subsidiaries, is a leading provider of integrated technology, workflow automation and data and analytics to the mortgage and real estate industries. Black Knight's solutions facilitate and automate many of the mission-critical business processes across the entire mortgage loan life cycle, from origination until asset disposition. Black Knight believes it differentiates itself by the breadth and depth of its comprehensive, integrated solutions and the insight it provides to its clients. Black Knight has market-leading positions in mortgage processing and technology solutions combined with comprehensive real estate data and extensive analytic capabilities. Black Knight's solutions are utilized by U.S. mortgage originators and mortgage servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

        Black Knight was incorporated in the State of Delaware on October 27, 2014 and on May 26, 2015, it completed its initial public offering in which it issued and sold 20,700,000 shares of its Class A common stock at a price of $24.50 per share. Black Knight is a holding company with an "Up-C" structure and, its business, as described above, is conducted through Black Knight Financial Services LLC, which we refer to as BKFS LLC, and its subsidiaries. Black Knight has a sole managing member interest in BKFS LLC, which grants it the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries pursuant to the limited liability company agreement of BKFS LLC.

Fidelity National Financial, Inc.

    Fidelity National Financial, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-8100

        Fidelity National Financial, Inc., which we refer to as FNF, has organized its business into two groups, FNF Group and FNF Ventures, which we refer to as FNFV.

        Through FNF Group, FNF is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) technology and transaction services to the real estate and mortgage industries. FNF Group is the nation's largest title insurance company operating through its title insurance underwriters—Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of

New York Inc.—which collectively issue more title insurance policies than any other title company in the United States. Through FNF's subsidiary ServiceLink Holdings, LLC, which we refer to as ServiceLink, FNF provides mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. FNF Group also provides industry-leading mortgage technology solutions, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiary, Black Knight.

        Through the FNFV group, FNF owns majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, Ceridian HCM, Inc., Fleetcor Technologies, Inc. and Digital Insurance, Inc.

Black Knight Holdco Corp.

    Black Knight Holdco Corp.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100

        Black Knight Holdco Corp., which we refer to as New Black Knight, is a newly-formed corporation, which at the time of this disclosure has not been capitalized but will be prior to the spin-off, that was organized in the State of Delaware on February 3, 2017 for the purpose of holding shares of Black Knight and New BKH following the mergers and serving as the new public company parent of Black Knight. Following the transactions, it is expected that New Black Knight's common stock will be listed on NYSE.

New BKH Corp.

    New BKH Corp.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100

        New BKH Corp., which we refer to as New BKH, is a wholly-owned subsidiary of FNF. New BKH was organized in the State of Delaware on February 3, 2017 for the purpose of holding shares of Black Knight and the Class A units, which we refer to as the BKFS LLC Units or Units, of Black Knight Financial Services, LLC and effecting the transactions.

THL Interest Holders

    THL Equity Fund VI Investors (BKFS-LM), LLC
    THL Equity Fund VI Investors (BKFS-NB), LLC)
    c/o Thomas H. Lee Partners, L.P.
    100 Federal Street, 35th Floor
    Boston, Massachusetts 02110
    Telephone: 617-227-1050

        Each of THL Equity Fund VI Investors (BKFS-LM), LLC and THL Equity Fund VI Investors (BKFS-NB), LLC, which we refer to together as the THL Interest Holders, is managed by an affiliate of Thomas H. Lee Partners, L.P. Each of the THL Interest Holders is a limited liability company formed in the State of Delaware for the purpose of holding shares of Black Knight and BKFS LLC Units.

New BKH Merger Sub, Inc. and BKFS Merger Sub, Inc.

        New BKH Merger Sub, Inc. and BKFS Merger Sub, Inc., which we refer to as Merger Sub One and Merger Sub Two, respectively, are newly-formed corporations that were organized in the State of Delaware on February 3, 2017 for the purpose of effecting the transactions.

 THE TRANSACTIONS

        This section of the proxy statement/prospectus describes material aspects of the proposed transactions. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the full text of the merger agreement and the reorganization agreement, which are attached as Annex A and Annex B, respectively, and the other documents we refer you to for a more complete understanding of the transactions. In addition, important business and financial information about New BKH is included elsewhere in this proxy statement/prospectus and important business and financial information about Black Knight is incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information".

Introduction

        On June 9, 2017, FNF and Black Knight announced that they had entered into a transaction providing for the indirect spin-off of FNF's interest in Black Knight to the holders of FNF Group common stock. In order to accomplish the transactions, FNF, New BKH, New Black Knight, Merger Sub One, Merger Sub Two and Black Knight entered into a merger agreement and FNF, New BKH and Black Knight Holdings, Inc., which we refer to as BKHI, entered into a reorganization agreement. These agreements, which are described in greater detail in this proxy statement/prospectus, provide for (i) the contribution by BKHI of its Black Knight Class B common stock and its BKFS LLC Units to New BKH, (ii) the distribution by BKHI of all of the shares of capital stock of New BKH to FNF, (iii) the distribution by FNF of all of the shares of capital stock of New BKH to a third-party exchange agent to be held for the benefit of the holders of the FNF Group common stock, (iv) the merger of New BKH with and into Merger Sub One, a wholly-owned subsidiary of New Black Knight, and the conversion of New BKH shares into New Black Knight shares and (v) the merger of Black Knight with and into Merger Sub Two, a wholly-owned subsidiary of New Black Knight, and the conversion of Black Knight Class A common shares into New Black Knight shares. As a result, New Black Knight, owning Black Knight and New BKH, will be an independent publicly traded company.

The Separation

        Pursuant to the reorganization agreement, FNF will engage in a series of corporate transactions, which we refer to as the separation, including the following:

  •
  BKHI will contribute to New BKH (i) all of the Black Knight Class B common stock indirectly owned by FNF and (ii) all of the BKFS LLC Units indirectly owned by FNF, in exchange for 100% of the shares of New BKH common stock, which we refer to as the contribution; following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI; and

  •
  Immediately prior to the consummation of the mergers, FNF will cause all of the shares of New BKH common stock held by FNF to be distributed pro rata to the holders of the FNF Group common stock by means of book-entry transfer through the exchange agent, which we refer to as the spin-off; provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock pursuant to the merger agreement.

        After giving effect to the separation, New BKH, which will be 100% owned by holders of the FNF Group common stock, will own all of the Black Knight Class B common stock and BKFS LLC Units beneficially owned by FNF prior to the separation.

The Mergers

New BKH Merger

        Upon satisfaction or waiver of each of the conditions to the merger agreement and immediately after the spin-off, Merger Sub One will merge with and into New BKH, which we refer to as the New BKH merger. New BKH will be the surviving corporation in the New BKH merger.

        In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be converted into a number of shares of New Black Knight common stock equal to the New BKH exchange ratio. The New BKH exchange ratio is fixed pursuant to the merger agreement and will not be adjusted to reflect stock price changes prior to the date of the New BKH merger. We estimate that each holder of FNF Group common stock on the record date for the spin-off will receive approximately 0.305130 shares of New Black Knight common stock in the mergers for each share of FNF Group common stock held immediately prior to the time of the spin-off, although the exact number of New Black Knight shares to be received will be based on the number of FNF Group shares outstanding at the time of the mergers and therefore will not be determined until that time. New BKH shareholders will not receive any fractional shares in the merger. The exchange agent will aggregate and sell on the open market the fractional shares of New Black Knight common stock that would otherwise be issued in the New BKH merger, and if a New BKH shareholder would have been entitled to receive a fractional share of New Black Knight common stock in the New BKH merger, such shareholder will instead receive the net cash proceeds of the sale attributable to such fractional share.

BKFS Merger

        Upon satisfaction or waiver of each of the conditions to the merger agreement and immediately after the New BKH merger, Merger Sub Two will merge with and into Black Knight, which we refer to as the BKFS merger. Black Knight will be the surviving corporation in the BKFS merger.

        In the BKFS merger, each outstanding share of Black Knight Class A common stock (other than shares owned by Black Knight) will be converted into the right to receive one share of New Black Knight common stock. Each share of Black Knight common stock owned by Black Knight will be cancelled without consideration. Each share of Black Knight Class B common stock owned by New BKH and THL will remain issued and outstanding and will be unaffected by the BKFS merger.

Effects of the Mergers

        Neither of the mergers will occur unless both mergers occur, and following the mergers, Black Knight and New BKH will be subsidiaries of New Black Knight. Consummation of the mergers is conditioned on the separation, but the mergers are not a condition of the separation.

        Upon completion of the transactions, we estimate that Black Knight's former shareholders (other than FNF and its affiliates) will collectively own approximately 45.71% and holders of FNF Group common stock will collectively own approximately 54.29% of the common stock of New Black Knight.

Background of the Transactions

        FNF has been the largest and sole controlling shareholder of Black Knight since January 2014, after it acquired Lender Processing Services, Inc., which we refer to as LPS, and subsequently effected a series of transactions, which we refer to as the Internal Reorganization and the Offering Reorganization, each as described in further detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our History" resulting in the current structure of Black Knight.

        During the month of November 2016, FNF began to consider a possible distribution of its shares of Class B common stock and BKFS LLC Units to holders of FNF Group common stock.

        On December 6, 2016, the board of directors of FNF met to consider and evaluate the possible distribution of its shares of Class B common stock and BKFS LLC Units to holders of FNF Group common stock. At this meeting, Brent B. Bickett, Executive Vice President of FNF, and Michael L. Gravelle, General Counsel of FNF described the contemplated structure of the distribution, the anticipated timing of completion of the distribution, and the benefits and considerations of effecting such a distribution. Members of the FNF board of directors discussed certain benefits of the distribution, including, among other things, the anticipated tax-free treatment of the distribution, increased trading liquidity in New Black Knight and the elimination of the overhang and price disruptions in Black Knight's common stock, as well as certain considerations, including the need to refinance the Senior Notes subject to an FNF guarantee. Following such discussions, the board of directors of FNF approved FNF's proposed distribution of the shares of Class B common stock and BKFS LLC Units to holders of FNF Group common stock and authorized the management of FNF to issue a press release to that effect.

        On December 7, 2016, FNF issued a press release announcing that the board of directors of FNF had approved a plan, which was anticipated to be tax-free, whereby it intended to distribute its shares of Class B common stock and BKFS LLC Units to holders of FNF Group common stock. FNF noted in the press release that the contemplated distribution of its shares of Class B common stock and BKFS LLC Units would be subject to the receipt of a private letter ruling from the Internal Revenue Service approving certain aspects of such distribution, which we refer to as the IRS private letter ruling, the filing with, and acceptance by, the SEC of a registration statement for both the Black Knight and FNF transactions, the refinancing of the Senior Notes on reasonable terms, the approval of the shareholders of Black Knight and other customary closing conditions. In terms of structure, FNF also disclosed that its plan of distribution contemplated that FNF would distribute shares of the common stock of Black Knight Holdings, Inc., a wholly-owned subsidiary of FNF which we refer to as BKHI, to holders of FNF Group common stock and immediately thereafter merge BKHI with Black Knight, with the distributed shares of BKHI common stock being exchanged for shares of Black Knight common stock. Following the issuance of the press release, a number of Black Knight shareholders contacted Black Knight's investor relations team to express their support for FNF's proposed transaction.

        During the month of January 2017, members of FNF's management, together with its outside legal counsel, Weil, Gotshal & Manges LLP, which we refer to as Weil, and outside tax advisors, Deloitte LLP, which we refer to as Deloitte Tax, evaluated potential alternative structures for the contemplated transactions and prepared drafts of the merger agreement, reorganization agreement, tax matters agreement and related ancillary agreements reflecting FNF's terms for the proposed transactions. During the course of these discussions and in consultation with Weil, Deloitte Tax, and members of Black Knight's and FNF's management, FNF determined that the optimal structure for the proposed transactions would involve the formation of a new entity by BKHI, New BKH, into which BKHI would contribute the shares of Class B common stock and BKFS LLC Units owned by BKHI. Following such contribution, BKHI would convert into a limited liability company and then distribute its equity interest in New BKH to FNF, which FNF would then distribute on a pro rata basis to the holders of FNF Group common stock in a tax-free spin-off. New BKH also would form a new entity, New Black Knight, which in turn would form two new subsidiaries, Merger Sub One and Merger Sub Two. Immediately following the spin-off, New BKH would merge with Merger Sub One and Black Knight would merge with Merger Sub Two, and each such merger would be intended to qualify for tax-free treatment. In the mergers, holders of FNF Group common stock and holders of shares of Class A common stock of Black Knight would receive shares of New Black Knight on a one-to-one exchange ratio basis, as further described in "—The Mergers".

        On January 27, 2017, Deloitte Tax submitted a request for the IRS private letter ruling on behalf of FNF. In addition to certain other matters unrelated to the contemplated distribution of New BKH to the holders of FNF Group common stock, the IRS private letter ruling sought a ruling from the IRS with respect to certain aspects of the contemplated transactions which support the conclusion that the distribution will be tax-free to FNF and the holders of FNF Group common stock.

        On January 31, 2017, the Black Knight board of directors formed a special committee comprised of disinterested directors to evaluate FNF's proposed transaction. The Black Knight board of directors then discussed the proposed transactions and the benefits of appointing a special committee. The Black Knight board of directors unanimously resolved to appoint Ganesh B. Rao and David K. Hunt as members of a special committee, which we refer to as the Black Knight Special Committee, and formally adopted resolutions establishing the Black Knight Special Committee. Such resolutions empowered the Black Knight Special Committee to: (i) make such investigation of the transactions as the Black Knight Special Committee deems appropriate; (ii) evaluate the terms of the proposed transactions; (iii) negotiate with FNF and its representatives any elements of the proposed transactions; (iv) submit an agreement and plan of merger relating to the proposed transactions to Black Knight's shareholders and recommend that they approve and adopt such agreement; (v) determine to elect not to pursue the proposed transactions; and (vi) take all such other actions as may be necessary or appropriate for the Black Knight Special Committee to discharge its duties. The resolutions also authorized the Black Knight Special Committee to retain legal counsel, financial advisors and such other agents as the Black Knight Special Committee deemed necessary or desirable in connection with its consideration of the proposed transactions.

        Following the formation of the Black Knight Special Committee, the members of the Black Knight Special Committee had regular discussions between the members on an informal basis and met separately without any other directors present. In particular, the members of the Black Knight Special Committee determined that it would be advisable to retain outside counsel with experience in transactions of this kind. Following discussion, the members of the Black Knight Special Committee discussed retaining Kirkland & Ellis LLP, which we refer to as Kirkland & Ellis, as outside legal counsel to the Black Knight Special Committee. Mr. Rao indicated that he would contact Kirkland & Ellis about representing the Black Knight Special Committee and subsequently contacted a representative of Kirkland & Ellis regarding the engagement.

        On March 15, 2017, a representative of FNF circulated drafts of the merger agreement, reorganization agreement, corporate services agreement, tax matters agreement, THL interest exchange agreement, and New Black Knight certificate of incorporation and bylaws to the members of the Black Knight Special Committee, together with an initial draft of the New Black Knight registration statement on Form S-4.

        On March 17, 2017, the members of the Black Knight Special Committee and representatives of Kirkland & Ellis had an introductory call with a representative of FNF, during which FNF explained to the Black Knight Special Committee and Kirkland & Ellis the transaction agreements and the negotiated form precedents that were used for the agreements to simplify the negotiation of FNF's proposed transaction. Based on the then current preliminary timeline, FNF indicated its hope to complete the negotiation of the transaction agreements and have the Black Knight Special Committee make a recommendation to the Black Knight board of directors by mid-April 2017.

        On March 24, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis participating. At the meeting, the Black Knight Special Committee discussed several organizational matters, including basic procedures to be followed by the Black Knight Special Committee. The representatives of Kirkland & Ellis provided an update on several legal considerations for the Black Knight Special Committee, including the fiduciary obligations of its members with respect to any transaction with FNF and how the terms of any transaction agreements with FNF could affect those obligations. The representatives of Kirkland & Ellis reminded the Black Knight Committee that it had the authority to recommend FNF's proposed transaction, to not recommend FNF's proposed transaction or to negotiate the terms of FNF's proposed transaction to be more favorable for Black Knight's shareholders (other than FNF and its affiliates). The representatives of Kirkland & Ellis also discussed with the Black Knight Special Committee the various roles a financial advisor could have, including the types of services it could provide and the qualifications that should be considered in selecting a financial advisor. The Black Knight Special Committee also discussed the scope of mandate and fee structure for such engagement. After discussion, the Black Knight Special Committee agreed to meet and interview in the following weeks two financial advisor candidates who could assist the Black Knight Special Committee in its evaluation of FNF's proposed transaction. The Black Knight Special Committee also discussed with representatives of Kirkland & Ellis a potential process for conducting due diligence and evaluating the terms of FNF's proposed transaction following the selection of a financial advisor, including whether or not to recommend FNF's proposed transaction.

        On March 31, 2017, a representative of FNF circulated a revised draft of the corporate services agreement to the Black Knight Special Committee and Kirkland & Ellis, which draft reflected additional input from Black Knight's and FNF's respective legal and finance teams.

        On March 31 and April 3, 2017, the Black Knight Special Committee held two telephonic meetings to interview two financial advisor candidates, with representatives of Kirkland & Ellis in each case participating. At each meeting, the potential financial advisor candidates addressed, and responded to questions from the Black Knight Special Committee concerning the firms' and proposed team members' respective experience with special committee representations, their relevant industry experience, their current and prior relationships with FNF, Black Knight and their respective affiliates, their initial perspectives on the Black Knight Special Committee's evaluation of FNF's proposed transaction and potential avenues to improve the terms of FNF's proposed transaction to be more favorable for Black Knight's shareholders (other than FNF and its affiliates).

        On April 2, 2017, a representative of FNF circulated to Kirkland & Ellis and the Black Knight Special Committee a further revised draft of the tax matters agreement, which contained additional changes to allow Black Knight to implement its already-announced share repurchase program after the closing of FNF's proposed transaction.

        On April 3 and April 4, 2017, the Black Knight Special Committee held two telephonic meetings, with representatives of Kirkland & Ellis in each case participating, to discuss the qualifications and experiences of each of the financial advisor candidates it had previously interviewed. The Black Knight Special Committee and representatives of Kirkland & Ellis discussed the proposed role and responsibilities of a financial advisor. In particular, the Black Knight Special Committee concluded that, if FNF's proposed transaction were to proceed, it would be helpful to communicate with Black Knight shareholders about the benefits of the transaction and address any short-term trading effects on Black Knight's shares, and believed that the financial advisors could assist the Black Knight Special Committee to that effect. After discussion, the Black Knight Special Committee agreed that both candidates were well qualified to provide independent financial advice to the Black Knight Special Committee, and, after discussion, directed a member of the Black Knight Special Committee to request additional information and fee proposals from each of them.

        On April 4, 2017, representatives of Kirkland & Ellis informed representatives of Weil that the Black Knight Special Committee was in the process of diligently interviewing financial advisor candidates and that the Black Knight Special Committee would begin the negotiation discussions with FNF after such financial advisor was retained.

        Between April 4 and April 8, 2017, the members of the Black Knight Special Committee and representatives of Kirkland & Ellis communicated via phone and email to discuss the various fee proposals received from each of the financial advisor candidates, and on April 8, 2017, the members of the Black Knight Special Committee decided to select Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, to serve as financial advisor to the Black Knight Special Committee in connection with FNF's proposed transaction. Following negotiation, the engagement letter between the Black Knight Special Committee and Goldman Sachs was entered into on May 9, 2017.

        On April 10, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis and Goldman Sachs participating. At the meeting, representatives of Kirkland & Ellis provided the Black Knight Special Committee and Goldman Sachs with an overview of FNF's proposed transaction, as well as the status thereof, and discussed with Goldman Sachs several organizational matters, including basic procedures to be followed by the Black Knight Special Committee's advisors. Representatives of Goldman Sachs shared their preliminary views on FNF's proposed structure and the terms of the tax matters agreement. The Black Knight Special Committee then directed Kirkland & Ellis and Goldman Sachs to work on a due diligence request list with respect to Black Knight and FNF.

        On April 11, 2017, a representative of FNF circulated a draft of the non-competition agreement to Kirkland & Ellis and the Black Knight Special Committee, which proposed to restrict New Black Knight and its subsidiaries from providing certain real estate settlement services, but excluded technology solutions for such real estate settlement services.

        On April 13, 2017, Weil delivered drafts of the sale promotion agreement and reverse corporate services agreement to Kirkland & Ellis. The draft sale promotion agreement contemplated that FNF and its subsidiary, ServiceLink Holdings, LLC, which we refer to as ServiceLink, would promote certain Black Knight products and services and that Black Knight would promote certain FNF and ServiceLink products and services. The reverse corporate services agreement contemplated the provision of certain services by Black Knight on behalf of FNF and included terms and conditions consistent with the draft corporate services agreement delivered to the Black Knight Special Committee on March 15, 2017.

        On April 14, 2017, Kirkland & Ellis and Weil discussed certain aspects of FNF's proposed structure and Kirkland & Ellis proposed certain changes to some of the steps contemplated by the parties to occur following the mergers.

        Later on April 14, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis and Goldman Sachs participating. The Black Knight Special Committee invited the Chief Financial Officer of Black Knight, to participate. At the meeting, representatives of Kirkland & Ellis walked the Black Knight Special Committee through a summary of the main terms and conditions of the draft transaction documents proposed by FNF. The Black Knight Special Committee acknowledged that, consistent with its role and authority, comments to the draft transaction agreements should intend to achieve a fair outcome for, and avoid any coercion of, Black Knight's shareholders (other than FNF and its affiliates) and limit the amount of risks Black Knight should bear in connection with FNF's proposed transaction. After discussion with its legal and financial advisors, it was the Black Knight Special Committee's view that (i) FNF's proposed transaction should be conditioned on the approval of a majority of Black Knight's shareholders other than FNF and its affiliates (so-called "majority-of the minority" standard), (ii) the Black Knight Special Committee should be granted authority over communications to Black Knight shareholders during the interim period between signing and closing of the proposed transaction, (iii) FNF's condition to closing with respect to the receipt of a tax opinion regarding the tax-deferred status of the New BKH merger should be satisfied if such tax opinion is delivered by Deloitte or any other nationally recognized accounting firm or law firm, (iv) the "no litigation" conditions should be deleted and only a temporary restraining order preventing the consummation of the mergers should be acceptable, (v) FNF should pay 100% of Black Knight's costs and expenses incurred in connection with FNF's proposed transaction and (vi) certain representations and warranties and interim operating covenants should be added. In addition, the Black Knight Special Committee proposed that, with respect to the draft tax matters agreement, (i) the limitations in the restrictive covenants be narrowed so that New Black Knight has more freedom to operate post-closing, including by undertaking stock buybacks and stock issuances, and (ii) neither Black Knight nor New Black Knight would have any indemnification obligations for any taxes resulting from the spin-off being a taxable transaction (so-called "no-fault" provision). The Black Knight Special Committee also discussed the fact that FNF had a contractual right to exchange their Class B common stock and BKFS LLC Units into Class A common stock on a one-to-one exchange ratio and that, as a result, the merger exchange ratio which was proposed by FNF in the merger agreement was consistent with FNF's existing contractual provisions. As a result, the Black Knight Special Committee decided that it would not be advisable or justified to seek to negotiate that term. The Black Knight Special Committee also requested input from the Chief Financial Officer of Black Knight regarding the effects any of the proposed commercial agreements would have on Black Knight's business. At the end of the meeting, the Black Knight Special Committee directed Kirkland & Ellis to draft a comments memorandum reflecting the positions of the Black Knight Special Committee.

        On the evening of April 14, 2017, as discussed with the Black Knight Special Committee, representatives of Kirkland & Ellis sent to certain members of Black Knight's management an initial due diligence request list relating to Black Knight and FNF that it had prepared together with Goldman Sachs.

        On April 17 and April 18, 2017, the Black Knight Special Committee, as well as representatives of Goldman Sachs, reviewed and commented on the draft of the comments memorandum that Kirkland & Ellis had prepared based on the Black Knight Special Committee's guidance at its prior meeting. On the evening of April 18, 2017, Kirkland & Ellis sent the comments memorandum to Weil.

        On April 20, 2017, representatives of Goldman Sachs and Kirkland & Ellis participated in a conference call with Black Knight management to obtain a better understanding of Black Knight's business, based on the due diligence list that was provided by Kirkland & Ellis earlier that week. Later that day, representatives of Goldman Sachs and Kirkland & Ellis were also provided access to a data room set up by Black Knight.

        On April 22, 2017, after discussing the issues raised in the April 18th comments memorandum with representatives of FNF as well as a proposal that Deloitte Tax, instead of Kirkland & Ellis, deliver the tax opinion relating to the tax-free status of the BKFS merger, Weil delivered an annotated version of the April 18th comments memorandum to Kirkland & Ellis, which reflected FNF's responses to the issues raised by agreeing to a number of the requests made by the Black Knight Special Committee, including on (i) a majority of the minority voting standard (but only if each of the affiliates and co-investors of THL agreed to execute a voting agreement in support of the proposed transaction) and (ii) Black Knight making reciprocal commitments regarding obtaining a tax opinion in support of the tax-free nature of the transactions. However, FNF (i) did not agree on the Black Knight Special Committee's proposed role between signing and closing but suggested to work cooperatively with the Black Knight Special Committee regarding communications, (ii) pushed back to share the SEC registration filing fees equally with Black Knight, and (iii) rejected the proposal regarding allocation of certain tax liabilities arising from the spin-off and the requested relaxation of certain covenants in the tax matters agreement. FNF also noted that the refinancing of the Senior Notes would not be a condition to the closing of FNF's proposed transaction, as such refinancing would be completed in the following days.

        On April 25, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis and Goldman Sachs participating, to discuss FNF's responses to the comments memorandum. Among the issues discussed were those specifically relating to the merger agreement and the tax matters agreement. In particular, the Black Knight Special Committee discussed FNF's positions in the tax matters agreement, including FNF's refusal to agree on the no-fault provision and the other limitations in the restrictive covenants that the Black Knight Special Committee had proposed. The Black Knight Special Committee discussed the risks and benefits of these provisions and alternatives that it could seek, discussing in particular market precedent for similar terms. The Black Knight Special Committee then agreed to discuss certain provisions of the post-closing commercial agreements with the Company's management in order to assess how such provisions would impact the Company's future operations. At the end of the meeting, the Black Knight Special Committee instructed the representatives of Kirkland & Ellis to provide it with a markup of the draft transaction agreements which would reflect the Black Knight Special Committee's discussions and to solicit input from Black Knight's Chief Financial Officer on selected business-specific provisions in the agreements. Finally, the Committee instructed Kirkland & Ellis and Goldman Sachs to have a further discussion with FNF's advisors regarding the covenants included in the tax matters agreement.

        On April 26, 2017, Black Knight issued a press release announcing that one of its indirect subsidiaries had entered into an amendment to its senior secured credit facility and completed the redemption of the Senior Notes referenced in the December 7, 2016 FNF press release.

        On April 27, 2017, representatives of Kirkland & Ellis discussed with representatives of Weil on several occasions potential changes to the tax matters agreement and also received clarifications on the intent of certain changes proposed by FNF in the revised comments memorandum. As a result of these discussions, FNF agreed that neither Black Knight nor New Black Knight would have any indemnification obligations for any taxes resulting from the spin-off being a taxable transaction. Over the next days, the Black Knight Special Committee, representatives of Goldman Sachs and Kirkland & Ellis communicated via phone and email about the discussions they had been having on the tax matters agreement regarding the interim covenants.

        On May 1, 2017, the Black Knight Special Committee communicated with representatives of Kirkland & Ellis via phone and email about the proposed terms of Goldman Sachs's engagement letter which had been received on April 20, 2017. After discussion, the Black Knight Special Committee directed representatives of Kirkland & Ellis to send a revised version of the engagement letter to Goldman Sachs.

        On May 3, 2017, the board of directors of Black Knight met to review, among other things, FNF's proposed transaction and the terms of the transaction agreements as currently drafted and to receive an update from the members of the Black Knight Special Committee regarding their evaluation of FNF's proposed transaction and the transaction agreements. At the meeting, the management of Black Knight reviewed the structure of FNF's proposed transaction, the material terms of the merger agreement and the other transaction documents, each of which had been described in greater detail in the board materials previously provided to the Black Knight board of directors. The members of the Black Knight Special Committee provided an update to the Black Knight board of directors regarding their evaluation of the proposed transaction and remaining work. Following the presentation by the management of Black Knight and the update from the Black Knight Special Committee, the members of the Black Knight board of directors discussed FNF's proposed transaction and determined to defer a determination as to the advisability of FNF's proposed transaction until the Black Knight Special Committee had completed its work and made a recommendation to the Black Knight board of directors.

        Later that same day, on May 3, 2017, the board of directors of FNF met to consider, among other things, the approval of FNF's proposed transaction and the delegation of authority to certain members of management of FNF to finalize the terms of the transaction agreements and to cause FNF to enter into the merger agreement and reorganization agreement. At the meeting, the management of FNF reviewed the structure of FNF's proposed transaction, the material terms of the merger agreement, the reorganization agreement and the other transaction documents, each of which had been described in greater detail in the board materials previously provided to the board of directors of FNF. Following the presentation by the management of FNF, the members of the board of directors of FNF discussed the benefits of the proposed transaction and the risks associated with FNF's proposed transaction, following which the board of directors of FNF determined to defer a determination as to the advisability of FNF's proposed transaction until the Black Knight Special Committee had completed its work and made a recommendation to the Black Knight board of directors.

        On May 4, 2017, following conference calls with representatives of FNF, Weil held a conference call with Kirkland & Ellis during which the remaining outstanding issues relating to the tax matters agreement were resolved.

        On May 5, 2017, the Black Knight Special Committee communicated with representatives of Kirkland & Ellis via phone and email about the status of the outstanding issues, process and timeline for a determination with respect to FNF's proposed transaction. The Black Knight Special Committee then instructed Kirkland & Ellis to finalize the markups of the merger agreement, the reorganization agreement, the tax matters agreement, the New Black Knight bylaws and the New Black Knight certificate of incorporation, in each case based on the Black Knight Special Committee's previous guidance.

        On May 6, 2017, Kirkland & Ellis delivered comments to each of the merger agreement, the reorganization agreement, the tax matters agreement, the New Black Knight bylaws and the New Black Knight certificate of incorporation that reflected the Black Knight Special Committee's views and other changes favorable to Black Knight's shareholders (other than FNF and its affiliates). The changes reflected a number of the points agreed between the parties in connection with the responses to the comments memorandum and certain open issues, including, among others: (i) revisions to the FNF indemnity under the reorganization agreement, (ii) a covenant by FNF to use commercially reasonable efforts to obtain the tax opinion and the IRS private letter ruling, (iii) that Black Knight only be responsible for 50% of the filing fees incurred in connection the S-4 registration statement filing by New Black Knight, (iv) that the Black Knight Special Committee have exclusive authority regarding Black Knight shareholder communications, and (v) and certain other drafting changes to the transaction documents.

        On May 7, 2017, following a conference call with representatives of FNF, Weil prepared and delivered comments to the draft transaction documents to Kirkland & Ellis reflecting responses from FNF, including, among other things: (i) revisions to the materiality thresholds of certain representations and warranties; (ii) the equal sharing of filings fees relating to the registration statements to be filed by New Black Knight and New BKH; (iii) that FNF would consult with the Black Knight Special Committee and give it and its advisors an opportunity to review and comment on all communication materials; and (iv) revising the parties' respective indemnification obligations to be mutual and matching.

        On May 8, 2017, representatives of FNF, Weil, the Black Knight Special Committee, Kirkland & Ellis and Deloitte Tax held a conference call to discuss the April 14 proposal by Kirkland & Ellis relating to changes to certain steps contemplated by the parties following the mergers. The parties were unable to reach a consensus and agreed to consider the matter further.

        On May 9, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis participating, to discuss the revised terms of Goldman Sachs's engagement letter which had been received the day before. The Black Knight Special Committee then agreed on the revised version of the engagement letter. The Black Knight Special Committee also discussed the revised drafts of the merger agreement and the reorganization agreement which had been received from representatives of Weil on May 7, 2017. After discussion, the Black Knight Special Committee agreed to FNF's position regarding the allocation of expenses and role of the Black Knight Special Committee between the signing and the closing of the transactions. However, they identified items that they did not find acceptable, including on the scope of antitrust filings (which the Black

Knight Special Committee believed should cover ex-US countries) and expenses relating to such filings, and asked representatives of Kirkland & Ellis to request more information relating to post-closing tail insurance. After the meeting, Goldman Sachs executed an engagement letter with the Black Knight Special Committee and Black Knight.

        Later on May 9, 2017, representatives of Weil and Kirkland & Ellis held a conference call during which Weil informed Kirkland & Ellis that the comments to the merger agreement, reorganization agreement and tax matters agreement were generally accepted. The representatives of Kirkland & Ellis also stated that the non-competition agreement and sale promotion agreement remained open and subject to discussion by the business parties. Later that day, Kirkland & Ellis delivered revised drafts of the merger agreement and reorganization agreement to Weil reflecting the comments from the Black Knight Special Committee discussed earlier that day.

        On May 10, 2017, FNF issued a press release announcing that it had received the IRS private letter ruling supporting the conclusion that the distribution will be tax-free to FNF and the holders of FNF Group common stock.

        On May 11, 2017, representatives of Goldman Sachs and Kirkland & Ellis participated in a conference call with Black Knight management and other employees to ask for updates on Black Knight's business. From May 11 to June 7, 2017, Black Knight continued to make information available in the data room that it had set up, and provided information in response to requests.

        Later on May 11, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis participating, to discuss the status of the draft non-competition agreement. At the meeting, the members of the Black Knight Special Committee informed the representatives of Kirkland & Ellis of their earlier discussion with managements of both FNF and Black Knight, and the Black Knight Special Committee decided to propose certain exceptions to FNF's prohibitions to engage in certain transactions such as a merger, sale of assets, or sale of equity interests to a buyer engaged in certain restricted activities. Following the meeting, on May 12, 2017, representatives of Kirkland & Ellis provided FNF with a markup of the non-competition agreement.

        On May 13, 2017, a representative of FNF delivered a revised draft of the non-competition agreement to the members of the Black Knight Special Committee and representatives of Kirkland & Ellis.

        On May 15, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis participating, to discuss the revised version of the draft of the non-competition agreement that had been received from FNF on May 13, 2017. Representatives of Kirkland & Ellis noted that the Black Knight Special Committee had instructed the Black Knight management team to negotiate the key commercial terms therein with the FNF management team and to provide updates to the Black Knight Special Committee, and the Black Knight management team had informed the Black Knight Special Committee that, as drafted, the non-competition agreement would not interfere with Black Knight's existing business plans. At the end of the meeting, the Black Knight Special Committee directed the representatives of Kirkland & Ellis to arrange a call with representatives of FNF to discuss the remaining issues in the non-competition agreement.

        On May 16, 2017, representatives of FNF held a conference call with the Black Knight Special Committee to discuss the remaining issues in the non-competition agreement, including the percentage of revenue in a target company or acquiror that could relate to activities restricted under the terms of the non-competition agreement.

        On May 17, 2017, a representative of FNF delivered a revised draft of the non-competition agreement to Kirkland & Ellis. Later that day, Kirkland & Ellis, following discussion with members of the Black Knight Special Committee, delivered a revised draft of the non-competition agreement to FNF, which included comments limiting FNF's right to purchase that portion of a Black Knight after-acquired company or business that engages in an activity restricted by the non-competition agreement. Later that evening, a representative of FNF informed Kirkland & Ellis that the proposed changes were too restrictive and requested that the agreement revert to the prior language.

        On May 22 and 23, 2017, representatives of FNF, Black Knight and the Black Knight Special Committee exchanged emails regarding revisions to the terms of the non-competition agreement, including that New Black Knight would be allowed to acquire companies or businesses who derived less than 10% of their total revenue in the prior fiscal year from activities restricted by the non-competition agreement and that the acquisition of a company or business with revenues exceeding the 10% threshold would require the consent of FNF.

        On May 24, 2017, a representative of FNF delivered a revised draft of the non-competition agreement to Kirkland & Ellis reflecting the revised terms of the non-competition agreement discussed between the representatives of FNF, Black Knight and the Black Knight Special Committee the previous day.

        On May 26, 2017, a representative of FNF delivered a revised draft of the sales promotion agreement to a representative of the management of Black Knight, which draft removed certain specific commitments with respect to commercial products of Black Knight and certain subsidiaries of FNF.

        On May 30, 2017, a representative of FNF delivered a revised draft of the sales promotion agreement to Kirkland & Ellis and the Black Knight Special Committee, which reflected the input of representatives of management of both Black Knight and FNF.

        On May 31, 2017, representatives of Kirkland & Ellis confirmed to FNF that the revised terms of the non-competition agreement were acceptable to the Black Knight Special Committee.

        On June 7, 2017, the Black Knight Special Committee held a telephonic meeting, with representatives of Kirkland & Ellis and Goldman Sachs participating. Prior to the meeting, drafts of the transaction agreements were circulated to the Black Knight Special Committee. At the meeting, representatives of Kirkland & Ellis reported to the members of the Black Knight Special Committee on the most recent developments regarding the transaction structure and other negotiations, reviewed the terms of the agreements and summarized the final terms of the proposed transaction. The representatives of Kirkland & Ellis again reviewed with the Black Knight Special Committee its fiduciary duties in connection with its consideration of the transaction and reviewed with the Black Knight Special Committee the results of its due diligence review of Black Knight and FNF. The representatives of Goldman Sachs reviewed with the Black Knight Special Committee certain financial data related to Black Knight and the proposed transaction, including (i) historical stock price and trading volume data for Black Knight's Class A common stock, (ii) certain financial multiples for Black Knight and selected other publicly traded companies, (iii) research analyst commentary related to Black Knight, (iv) illustrative financial analyses for Black Knight, (v) data related to precedent spin-off transactions, including Safeway's spin-off of Blackhawk Network Holdings, Dean Foods' spin-off of WhiteWave Foods and Sunoco's spin-off of SunCoke, and (vi) Black Knight shareholder base data. All of this financial data was based on publicly available information, including Wall Street analyst consensus financial projections. Neither Black Knight nor FNF management provided any management financial projections or other information to Goldman Sachs in connection with the financial data compiled by Goldman Sachs. The Black Knight Special Committee then discussed the positive and negative factors concerning FNF's proposed transaction. In particular, they made reference to "Recommendation of the Black Knight Special Committee—Recommendation of the Special Committee". The Black Knight Special Committee then (i) determined that the transactions contemplated by the merger agreement, including the BKFS merger, and any related agreements entered into by the

Company in connection therewith, which we refer to as the related agreements, are fair to, and in the best interests of, the Company and its stockholders (other than New BKH or any of its Affiliates, including, for the avoidance of doubt, FNF), (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the related agreements and the consummation of the transactions contemplated therein, (iii) recommended that the Black Knight board of directors approve and declare advisable the execution, delivery and performance of the merger agreement and the related agreements and the consummation of the transactions contemplated therein, including the BKFS merger, and (iv) resolved to recommend approval of the merger agreement by the holders of shares of Black Knight's common stock.

        On June 8, 2017, following receipt of the recommendation of the Black Knight Special Committee, the board of directors of Black Knight unanimously adopted resolutions (i) determining that the transactions contemplated by the merger agreement, including the BKFS merger, and the related agreements are fair to, and in the best interests of, Black Knight and its stockholders (other than New BKH or any of its affiliates, including for the avoidance of doubt, FNF), (ii) approving and declaring advisable the execution, delivery and performance of the merger agreement and the related agreements and the consummation of the transactions contemplated therein, including the BKFS merger, and (iii) resolving to submit the merger agreement to a vote of the holders of shares of Black Knight's common stock and recommend approval of the merger agreement by the holders of shares of Black Knight's common stock.

        Also on June 8, 2017, the board of directors of FNF unanimously adopted resolutions approving and declaring advisable the merger agreement, the distribution of all of the shares of New BKH common stock to holder of FNF Group common stock and the related transactions. Black Knight, FNF, New Black Knight, New BKH, Merger Sub One and Merger Sub Two then executed the merger agreement and FNF, New BKH and BKHI executed the reorganization agreement.

        On June 9, 2017, before the opening of trading, Black Knight and FNF issued a joint press release announcing the execution of the merger agreement and the related agreements and each filed a Current Report on Form 8-K with the SEC relating to such matters.

Black Knight's Purpose and Reasons for the Transactions

        As a result of the transactions, (i) New Black Knight will become a public company and, through subsidiaries, will own the business and operations of Black Knight, (ii) Black Knight's shareholders (other than FNF) will hold substantially the same percentage of interest in New Black Knight as the economic interest that Black Knight's shareholders (other than FNF) held in BKFS LLC immediately prior to the transactions, (iii) FNF will have no interest in Black Knight or New Black Knight, and (iv) the broad base of shareholders of FNF will hold substantially the same percentage of interest in New Black Knight as the economic interest that FNF indirectly held in BKFS LLC.

        Black Knight's principal purposes and reasons for the transactions are:

  •
  to eliminate FNF's majority control of the company's common stock and board of directors, as well as the majority control of the BKFS LLC Units;

  •
  to simplify the financial reporting structure by eliminating the Up-C structure;

  •
  to allow FNF to dispose of its majority stock ownership in the company in a manner that is less disruptive to the public trading market for the company's shares than open market sales;

  •
  to increase the liquidity of the company's common stock through a significant increase in float;

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  to afford Black Knight's shareholders (other than FNF and its affiliates) the opportunity to receive a control premium in any future change of control transaction involving the company;

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  to eliminate the market "overhang" that may result from FNF's ownership; and

  •
  to become eligible for indices, for example, the S&P 400 and possibly the S&P 500, which could increase demand for Black Knight stock.

Recommendation of the Black Knight Special Committee

Recommendation of the Special Committee

        The Black Knight Special Committee, with the advice and assistance of Goldman Sachs and Kirkland & Ellis, its own independent legal and financial advisors, evaluated and negotiated the terms of the transactions over the course of almost three months of deliberations.

        On June 7, 2017, the Black Knight Special Committee unanimously (i) determined that the transactions contemplated by the merger agreement, including the BKFS merger, and any related agreements entered by Black Knight in connection therewith, which we refer to as the related agreements are fair to, and in the best interests of, Black Knight and its stockholders (other than New BKH or any of its affiliates, including, for the avoidance of doubt, FNF), (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the related agreements and the consummation of the transactions contemplated therein, (iii) recommended that the Black Knight board of directors approve and declare advisable the execution, delivery and performance of the merger agreement and the related agreements and the consummation of the transactions contemplated therein, including the BKFS merger, and (iv) resolved to recommend approval of the merger agreement by the holders of shares of Black Knight's common stock.

        In reaching these determinations and recommendations, the Black Knight Special Committee consulted with Black Knight management and received advice from Goldman Sachs and Kirkland & Ellis, its own independent legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

  •
  the transactions will increase Black Knight's independence of ownership and governance, eliminating FNF's majority control of Black Knight's common stock and the Black Knight's board of directors, as well as FNF's majority control of the BKFS LLC Units. Among other things, this controlling position creates the potential for conflicts of interest between FNF and other shareholders of Black Knight;

  •
  the transactions will eliminate the market "overhang" resulting from FNF's approximately 54.29% ownership interest in Black Knight;

  •
  the transactions may enhance the liquidity of Black Knight's common stock in the public trading market by increasing the float of New Black Knight's shares immediately after the transactions are completed as compared to the number of beneficial owners of Black Knight common stock prior to the transactions. Such liquidity of Black Knight's common stock may, in turn, provide a more effective tool for share repurchases and management compensation, and may be a powerful instrument in the mergers and acquisitions context. In addition, the New Black Knight shares issued to the FNF shareholders will be freely tradable, as compared to the Black Knight shares held by FNF, which are subject to restrictions under applicable securities laws;

  •
  the financial analyses and presentation of Goldman Sachs, as presented to the Black Knight Special Committee on June 7, 2017, including the fact that, from the announcement of the transactions by FNF in December 2016 to such presentation, (i) Black Knight's stock price has increased by 7.0%, (ii) the three-month average daily trading volume increased by 73% and (iii) analysts' reactions have generally been positive;

  •
  the transactions will eliminate the Up-C structure of Black Knight, thereby eliminating the complexity of Black Knight's capital structure and the reporting and administrative burden of maintaining an additional class of equityholders in BKFS LLC;

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  the transactions will allow FNF to dispose of its majority stock ownership in Black Knight and BKFS LLC in a manner that should be less disruptive to the public trading market for the shares of Black Knight's common stock than open market sales, and that should be less disruptive, overall, to the public trading market for the shares of Black Knight's common stock;

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  if the transactions are not consummated, there is a risk that Black Knight's shareholders (other than FNF and its affiliates) will not have the opportunity to receive a control premium in any future change of control transaction involving Black Knight;

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  the transactions should provide New Black Knight with a more effective tool for management compensation by increasing trading liquidity as well as eliminating potential limitations arising from FNF's ability to block proposals by Black Knight to issue common stock for purposes of funding management compensation plans;

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  the transactions should allow New Black Knight to become eligible for index inclusion in the S&P Midcap 400 and potentially the S&P 500 because it is expected that following the completion of the transactions, New Black Knight will satisfy the S&P Index criteria related to public float that Black Knight does not currently satisfy;

  •
  the likelihood that the transactions will be completed on a timely basis, including the likelihood that the merger will receive all necessary approvals without unacceptable conditions; and

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  despite the complexity of the transactions, the overall end-result from a day-to-day business perspective will be substantially similar to the current one, and that the operations of Black Knight, its relationships with customers and employees should remained unchanged.

        The Black Knight Special Committee also considered the following uncertainties, risks and potentially negative factors in their deliberations concerning the transactions, which are not intended to be exhaustive and are not presented in any relative order of importance:

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  the provisions of the merger agreement placing restrictions on Black Knight's operations during the period between the signing of the merger agreement and the completion of the transactions;

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  the restrictions agreed to by New Black Knight under the tax matters agreement with FNF, including the restrictions that for the two-year period following completion of the transactions, and subject to certain exceptions, New Black Knight (i) will be prohibited from entering into any agreement, understanding, arrangement or substantial negotiations pursuant to which any person or persons would, directly or indirectly, acquire or have the right to acquire New Black Knight equity interests and (ii) will be prohibited from selling or transferring, or ceasing to actively engage in, its active trade or business for purposes of Section 355(b) of the Code;

  •
  the restrictions agreed to by New Black Knight under the non-competition agreement with FNF, including the restrictions that for the ten-year period following completion of the transactions, New Black Knight will be prohibited from (i) engaging in title generation / escrow services, appraisal, or default and field services work (other than technology solutions for such settlement services) without the prior written consent of FNF (subject to an exception allowing New Black Knight to acquire a business engaged in such restricted services if at least 90% of such business' revenue is contributed by activities other than such restricted services) and (ii) engage in certain transactions such as a merger, sale of assets, or sale of greater than 5% of its equity interests to a buyer that derives 10% or more of its revenue from such restricted services;

  •
  the fact that, in the near-term after the closing of the transactions, there may be a risk of pressure on New Black Knight's stock price due to FNF Group shareholders being able to divest their investments in New Black Knight at their own discretion;

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  the possible diversion of management's time and attention from Black Knight's ongoing business due to the substantial time and effort necessary to complete the transactions; and

  •
  the fact that certain executive officers and directors of Black Knight have or may have interests with respect to the transactions in addition to their interests as shareholders of Black Knight. Please see "The Transactions—Interests of Certain Persons in the Transactions" beginning on page 66 for further information on these additional interests.

        The Black Knight Special Committee, concluded, however, that the uncertainties, risks and potentially negative factors relevant to the transactions were outweighed by the potential benefits.

        The Black Knight Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the transactions, including those discussed below, each of which it believed supported its determination and recommendation and provided assurance of the fairness of the transactions to Black Knight's shareholders (other than FNF and its affiliates):

  •
  the fact that the Black Knight Special Committee was established by the Black Knight's board of directors and was authorized and was exclusively delegated all the power and authority of the Black Knight's board of directors to investigate, evaluate and negotiate the transactions;

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  the fact that the Black Knight Special Committee is comprised solely of disinterested directors, who are not officers or employees of Black Knight or representatives of FNF;

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  the fact that the Black Knight Special Committee had no obligation to recommend that the Black Knight's board of directors approve the transactions, and had the power to "say no" to any proposal from FNF and/or to terminate any and all negotiations with FNF at any time;

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  the fact that the Black Knight Special Committee met eleven times during the course of negotiations with FNF to discuss the status of the negotiations with FNF, to review the terms of the proposed merger agreement and the other agreements contemplated by the transactions and that during such time the Black Knight Special Committee had, together with Goldman Sachs and Kirkland & Ellis, its own independent legal and financial advisors, full access as needed to Black Knight management;

  •
  the fact that the Black Knight Special Committee considered the scope of the due diligence investigation of Black Knight and FNF conducted by members of Black Knight management and Goldman Sachs and Kirkland & Ellis, its own independent legal and financial advisors, and evaluated the results thereof;

  •
  the fact that, at the direction of the Black Knight Special Committee, with the assistance of Goldman Sachs and Kirkland & Ellis, its own independent legal and financial advisors, active negotiations occurred with representatives of FNF regarding the merger agreement and the other agreements contemplated by the transactions;

  •
  the fact that, in its view, the material terms of the merger agreement and the other agreements taken as a whole, were reasonable for an arms'-length transaction of this type. In particular, the Black Knight Special Committee considered the representations and warranties made by FNF and Black Knight in the merger agreement, the restrictions on the operation of the Black Knight business from the signing of the merger agreement until the closing of the transactions and the other covenants of Black Knight in the merger agreement, the conditions to each party's obligation to complete the mergers and the rights of indemnification of each party to the merger agreement for losses as a result of breaches of the merger agreement;

  •
  the fact that the transactions are conditioned on the adoption of the merger agreement by shareholders holding at least a majority of the outstanding shares of Black Knight's common stock held by Black Knight's unaffiliated stockholders and that such condition is not waivable; and

  •
  the fact that, under the merger agreement, the Black Knight Special Committee has the ability, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendations that stockholders vote to adopt the merger agreement.

The above discussion of the information and factors considered by the Black Knight Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Black Knight Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Black Knight Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Black Knight Special Committee may have given differing weights to differing factors. The Black Knight Special Committee based its unanimous recommendation on the totality of the information presented.

FNF's Reasons for the Transactions

        The FNF board of directors has determined that the transactions are advisable, fair to and in the best interests of FNF and the holders of FNF Group common stock. In reaching this conclusion, the FNF board consulted with FNF's management and considered a variety of factors, including the factors described below:

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  The transactions should enable holders of FNF Group common stock to receive shares of New Black Knight in a manner that is generally tax-free to them;

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  The transactions may increase trading liquidity in New Black Knight's (as successor to Black Knight) common stock by increasing the float;

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  The FNF board believes that a completely independent Black Knight, as a subsidiary of New Black Knight with a fully-distributed common stock, will better enable Black Knight to pursue its strategic plans and create additional long-term value for former Black Knight shareholders;

  •
  The transactions should eliminate the overhang and potential price disruptions in Black Knight's common stock that could arise as a result of a controlling shareholder selling stock over a period of time;

  •
  The transactions will eliminate potential limitations arising from a controlling shareholder's right to veto proposals by Black Knight to issue common stock for purposes of funding strategic acquisitions or management compensation plans, if shareholder approval thereof would be required under NYSE rules;

  •
  The transactions should provide New Black Knight with a more effective tool for management compensation by increasing trading liquidity as well as eliminating potential limitations arising from FNF's ability to block proposals by Black Knight to issue common stock for purposes of funding management compensation plans;

  •
  The transactions will allow FNF to focus on becoming a dedicated title insurance company;

  •
  The transactions should allow New Black Knight to become eligible for index inclusion in the S&P Midcap 400 and potentially the S&P 500 because it is expected that following the completion of the transactions, New Black Knight will satisfy the S&P Index criteria related to public float that Black Knight does not currently satisfy;

  •
  The transactions will facilitate New Black Knight's ability to use its equity as acquisition currency; and

  •
  The transactions should attract new shareholders to New Black Knight.

        In the course of its deliberations, the FNF board also considered a variety of risks and other potentially negative factors associated with the transactions, including:

  •
  The potential tax liabilities that could arise as a result of the transactions;

  •
  That, while the mergers are expected to be completed, there is no assurance that all conditions to the parties' obligations to complete the transaction will be satisfied or waived, and as a result, it is possible that the transactions might not be completed;

  •
  The interests of certain of FNF's directors and executive officers and the interests of certain of Black Knight's directors and executive officers in the mergers described under "The Transactions—Interests of Certain Persons in the Transactions" below may differ from each other or from the interests of Black Knight shareholders; and

  •
  The costs of effecting the transactions, including the legal, accounting and financial advisor costs that FNF will incur in connection with implementing the transactions.

        After considering the positive and negative factors described above, the FNF board determined that the anticipated benefits of the transactions outweighed the risks and costs and approved the transactions. In light of the number, variety and complexity of the factors that the FNF board considered in determining the effect of the transactions, the FNF board did not believe it to be practicable to assign relative weights to the factors it considered. Rather, the FNF board conducted an overall analysis of the factors described above. In doing so, different members of the FNF board may have given different weight to different factors.

Board of Directors and Management of New Black Knight

        The directors of New Black Knight following the mergers will consist of the following six members who are the same as the current Black Knight directors: David K. Hunt and Ganesh B. Rao as Class I directors, each of whom shall have a term expiring in 2019, Richard N. Massey and John D. Rood as Class II directors, each of whom shall have a term expiring in 2020 and William P. Foley, II and Thomas M. Hagerty as Class III directors, each of whom shall have a term expiring in 2018. See "Management of New Black Knight Following the Transactions—Board of Directors".

        The executive officers of Black Knight immediately prior to the effective time of the BKFS merger will be the initial executive officers of New Black Knight. See "Management of New Black Knight Following the Transactions—Management".

Interests of Certain Persons in the Transactions

        In considering the recommendation of the Black Knight Special Committee to vote for the proposal to adopt the merger agreement, shareholders of Black Knight should be aware that members of the Black Knight board of directors and members of Black Knight's executive management have relationships, agreements or arrangements that provide them with interests in the BKFS merger that may be in addition to or differ from those of Black Knight's shareholders, including, but not limited to:

  •
  the continued employment of Black Knight's executive officers as New Black Knight's executive officers and the continued service of Black Knight's directors as directors of New Black Knight;

  •
  the indemnification of officers and directors of Black Knight by New Black Knight for their services as such up to the time of the consummation of the mergers;

  •
  the fact that William P. Foley II is a director and Chairman of the board of FNF, and each of John D. Rood, Richard N. Massey and Thomas M. Hagerty are directors of FNF and are members of the Black Knight board of directors. FNF currently beneficially owns approximately 98.46% of the outstanding Class B common stock of Black Knight and approximately 54.29% of the outstanding BKFS LLC Units; and

  •
  the fact that Michael L. Gravelle, the Executive Vice President, General Counsel and Corporate Secretary of Black Knight, is also the Executive Vice President, General Counsel and Corporate Secretary of FNF.

        The Black Knight Special Committee was aware of these relationships, agreements and arrangements during its evaluation of the transactions and in making its decision to recommend to the Black Knight shareholders that they vote to adopt the merger agreement.

        Section 14A(b) of the Exchange Act and Item 402(t) of Regulation S-K under the Exchange Act require that companies provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, any "golden parachute compensation" for Black Knight's named executive officers that is based on or otherwise relates to the transactions. Because no "golden parachute" or similar compensation arrangements were to be received by any of Black Knight's named executive officers based on or otherwise relating to the transactions, no disclosure is required under Item 402(t) of Regulation S-K and no advisory vote is required by Section 14A(b) and Rule 14(a)-21(c) under the Exchange Act.

Accounting Treatment

        After the completion of the transactions, Black Knight's Up-C structure will no longer be in place. As a result, our consolidated statements of operations will reflect a higher effective tax rate more closely aligned with other C-corporations in the U.S. and will no longer reflect net earnings attributable to noncontrolling interests. Furthermore, the noncontrolling interest amount on our consolidated balance sheet immediately prior to completion of the transactions will be reclassified, resulting in an increase to shareholders' equity.

Exchange of Black Knight and New BKH Shares

        As provided for in the merger agreement, New Black Knight has appointed Continental Stock Transfer & Trust Company, LLC as exchange agent, which we refer to as the exchange agent, for the purpose of exchanging shares of New Black Knight common stock for outstanding shares of Black Knight's Class A common stock and outstanding shares of New BKH's common stock. Promptly after the closing date of the mergers, the exchange agent will send to each record holder of certificated shares of Black Knight Class A common stock a letter of transmittal and instructions for exchanging their certificates for the applicable merger consideration. For additional information regarding the treatment of certificated shares, see "The Merger Agreement—Conversion of Shares; Exchange of Certificates" below.

        Accounts holding shares of Black Knight Class A common stock or New BKH common stock in book-entry form will be debited as of the effective time of the mergers and promptly thereafter credited with the applicable number of shares of New Black Knight common stock. No letters of transmittal will be delivered to holders of shares in book-entry form, and holders of book-entry shares of Black Knight Class A common stock or New BKH common stock will not need to take any action to receive their shares of New Black Knight common stock in the mergers.

Treatment of Restricted Stock and Other Equity-Based Awards

        In the BKFS merger, each outstanding Black Knight restricted stock award with respect to shares of Black Knight common stock granted under the Black Knight 2015 Omnibus Incentive Plan, which we refer each of as a Black Knight Restricted Stock Award, will be converted into a restricted share award with respect to the number of shares of New Black Knight common stock that is equal to the number of shares of Black Knight common stock subject to such Black Knight Restricted Stock Award immediately prior to the consummation of the BKFS merger, and on the same terms and conditions (including applicable vesting requirements) as applied to each such Black Knight Restricted Stock Award immediately prior to the consummation of the BKFS merger.

        See "—Interests of Certain Persons in the Transactions" above for a description of the treatment of certain grants held by directors of Black Knight.

No Appraisal Rights

        Under Delaware law, Black Knight shareholders are not entitled to appraisal rights in connection with the BKFS merger.

Listing

        It is a condition to the BKFS merger that the shares of New Black Knight common stock to be issued in the mergers shall have been authorized for listing on the NYSE. If the BKFS merger is completed, Black Knight common stock will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act.

Dividend Policy of New Black Knight

        New Black Knight does not anticipate any payment of quarterly dividends for the foreseeable future. The declaration and payment of dividends will be at the discretion of the New Black Knight board of directors and will be dependent upon its future earnings, financial condition and capital requirements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

        The following is a discussion of the material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of Black Knight Class A common stock or New BKH common stock. This discussion constitutes the opinion of Deloitte Tax as to the material U.S. federal income tax consequences of the mergers to U.S. holders of Black Knight Class A common stock and FNF Group common stock.

        This discussion is based on the IRC, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect. This discussion assumes that the mergers will be completed in accordance with the terms of the merger agreement. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the mergers, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of a share of Black Knight Class A common stock or New BKH common stock that is:

  •
  a citizen or individual resident of the U.S.;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) in general, the trust is subject to the supervision of a court within the U.S., and one or more U.S. persons have the authority to control all significant decisions of the trust or (2) has a valid election in effect to be treated as a U.S. person.

        This discussion does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the mergers, and, in particular, does not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. holders, brokers or dealers in securities, financial institutions, mutual funds, real estate investment trusts, insurance companies, tax-exempt entities, holders who hold Black Knight Class A common stock or New BKH common stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who acquired Black Knight Class A common stock or New BKH common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders which are entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes and U.S. holders liable for the alternative minimum tax). In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the mergers (whether or not such transactions occur in connection with the mergers), including, without limitation, the spin-off, the related separation transactions that precede the spin-off, or any exercise of an option or the acquisition or disposition of shares of Black Knight Class A common stock or New BKH common stock other than pursuant to the mergers. Also, this discussion does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase Black Knight Class A common stock or New BKH common stock. No information is provided herein with respect to the tax consequences of the mergers under applicable state, local or non-U.S. laws, or under any proposed Treasury regulations that have not taken effect as of the date of this proxy statement/ prospectus or the Medicare tax on net investment income. This discussion only addresses U.S. holders who hold shares of Black Knight Class A common stock or New BKH common stock as capital assets within the meaning of Section 1221 of the IRC.

        HOLDERS OF BLACK KNIGHT CLASS A COMMON STOCK OR NEW BKH COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        Neither Black Knight nor New BKH intends to seek a ruling from the IRS regarding the tax consequences of the mergers. Accordingly, the obligations of Black Knight and New BKH to consummate the mergers are conditioned on, among other things, (x) Black Knight's receipt of an opinion from Deloitte Tax, or another nationally recognized accounting or law firm, in form and substance reasonably acceptable to Black Knight, to the effect that the BKFS merger will qualify as a "reorganization" within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC, and (y) New BKH's receipt of an opinion from Deloitte Tax, or another nationally recognized accounting or law firm, in form and substance reasonably acceptable to FNF and New BKH, to the effect that the New BKH merger will qualify as a "reorganization" within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC.

        Each of the foregoing tax opinions will be subject to customary qualifications and assumptions, including that the mergers will be completed according to the terms of the merger agreement. In rendering such tax opinions, tax advisors may require and rely upon certain representations, covenants and assumptions, including representations made by officers of New BKH, New Black Knight and

Black Knight. If any of those representations, covenants or assumptions is inaccurate, then the tax consequences of the mergers could differ from those described below. Opinions of advisors do not bind the IRS or the courts nor preclude the IRS from adopting a contrary position. Accordingly, there can be no assurance that the IRS will not challenge such conclusions or that a court will not sustain such a challenge. The remainder of this discussion assumes that each of the mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC.

        U.S. Federal Income Tax Consequences to Black Knight Shareholders and the New BKH Shareholders Exchange of Black Knight Class A Common Stock or New BKH Common Stock for New Black Knight Common Stock.    A U.S. holder who exchanges Black Knight Class A common stock or New BKH common stock for New Black Knight common stock pursuant to either of the mergers will not recognize any gain or loss, for U.S. federal income tax purposes, upon the exchange, except for gain or loss with respect to cash received in lieu of New Black Knight fractional shares, as described below. Such holder will have a tax basis in the New Black Knight common stock received equal to the tax basis of the Black Knight Class A common stock or New BKH common stock surrendered therefor, reduced by any tax basis allocable to the fractional share interests in New Black Knight stock for which cash is received, provided either that the Black Knight Class A common stock or New BKH common stock exchanged does not have a tax basis that exceeds its fair market value or, if it does, that a certain election to reduce the tax basis of the New Black Knight common stock received to its fair market value is not made. The holding period for the New Black Knight common stock received will include the holding period for the Black Knight Class A common stock or New BKH common stock surrendered therefor.

        Receipt of Cash in Lieu of Fractional Shares.    If you receive cash in lieu of fractional shares of New BKH common stock, you will be treated as receiving such fractional shares in the spin-off and then selling such fractional shares for the amount of cash received. The sale will generally result in the recognition of capital gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received for such fractional shares and your tax basis in such fractional shares.

        Backup Withholding.    Under the IRC, if you are a non-corporate New BKH shareholder and you receive cash in lieu of fractional shares of New Black Knight common stock, pursuant to the New BKH merger, then you may be subject, under certain circumstances, to backup withholding at the rates provided for in the IRC with respect to such cash unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided that you furnish the required information to the IRS.

        Information on the Mergers to Be Filed with Shareholders' Returns.    U.S. holders who receive New Black Knight common stock, and following the effective time of the mergers own New Black Knight common stock representing at least 5% of the total combined voting power or value of the total outstanding New Black Knight common stock, are required to attach to their tax returns for the year in which the mergers are consummated, and maintain a permanent record of, a complete statement that contains the information listed in Treasury regulation Section 1.351-3. Such statement must include the holder's aggregate fair market value and tax basis of the Black Knight Class A common stock or New BKH common stock surrendered in the exchange.

        Tax matters are very complicated, and the tax consequences of the mergers to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local, or foreign income or other tax consequences to you of the mergers.

 THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to, and is incorporated by reference in, this proxy statement/prospectus. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of the merger agreement.

        The merger agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about New Black Knight, FNF, New BKH or Black Knight. Information about New Black Knight, FNF, New BKH and Black Knight can be found elsewhere in this proxy statement/prospectus.

        The representations and warranties contained in the merger agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to disclosures not reflected in the merger agreement and to a contractual standard of materiality different from that generally applicable to shareholders. Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of FNF, New BKH or Black Knight, because any party may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

The Mergers

        To effect the combination of New BKH and Black Knight, New Black Knight was formed as a wholly-owned subsidiary of New BKH, with two wholly-owned subsidiaries, Merger Sub One and Merger Sub Two. At the effective time of the respective mergers:

  •
  Merger Sub One will merge with and into New BKH, and New BKH will be the surviving corporation in that merger; and

  •
  Merger Sub Two will merge with and into Black Knight, and Black Knight will be the surviving corporation in that merger.

        As a result of the mergers described above, and the conversion and exchange of securities described below (see "—Conversion of Shares; Exchange of Certificates"), New BKH and Black Knight will each become a subsidiary of New Black Knight, with New Black Knight as the new public parent company of New BKH and Black Knight.

Effective Time and Completion of the Mergers

        New BKH and Black Knight will file certificates of merger with the Delaware Secretary of State no later than the second business day after the date on which the last condition to completing the mergers is satisfied or, where permissible, waived or at such other time as the parties to the merger agreement may agree. The New BKH merger and the BKFS merger will become effective at the time and on the date on which those documents are filed, or later if the parties so agree and specify in those documents, provided that the New BKH merger will become effective immediately after the completion of the spin-off, and the BKFS merger will become effective immediately after the New BKH merger. The time that the New BKH merger becomes effective is referred to as the New BKH effective time. The time that the BKFS merger becomes effective is referred to as the merger effective time.

        As a result of the BKFS merger, certain holders of shares of Class A common stock of Black Knight were required to file notification and report forms, which we refer to as HSR Forms, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, for their acquisition of New Black Knight common stock. These HSR Forms were filed on June 22, 2017, and the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice granted early termination of the waiting period under the HSR Act, on and effective July 1, 2017.

        We cannot assure you when, or if, all the conditions to completion of the mergers will be satisfied or, where permissible, waived. See "—Conditions to Completion of the Mergers" below. The parties intend to complete the mergers as promptly as practicable, subject to receipt of the requisite shareholder and regulatory approvals.

Directors and Officers of New Black Knight after Completion of the Mergers

        The directors of New Black Knight following the mergers will consist of the following six members: David K. Hunt and Ganesh B. Rao as Class I directors, each of whom shall have a term expiring in 2019, Richard N. Massey and John D. Rood as Class II directors, each of whom shall have a term expiring in 2020 and William P. Foley, II and Thomas M. Hagerty as Class III directors, each of whom shall have a term expiring in 2018.

        The executive officers of Black Knight immediately prior to the effective time of the BKFS merger will be the initial executive officers of New Black Knight.

Certificate of Incorporation and Bylaws of New Black Knight

        The certificate of incorporation and bylaws of New Black Knight will be amended immediately following the spin-off, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of New Black Knight until thereafter amended as provided therein or by applicable law. Additional information about the certificate of incorporation and bylaws of New Black Knight that will be in effect immediately after the mergers are completed can be found in the sections "Description of Capital Stock of New Black Knight" and "Comparison of Rights of Shareholders Before and After the Transactions".

Merger Consideration

New BKH Exchange Ratio

        In the New BKH merger, each holder of New BKH shares will be entitled to receive one share of New Black Knight common stock in respect of each New BKH share held.

Black Knight Exchange Ratio

        In the BKFS merger, each holder of Black Knight Class A shares (other than New BKH) will be entitled to receive one share of New Black Knight common stock in respect of each Black Knight Class A share held.

Conversion of Shares; Exchange of Certificates

        At the New BKH effective time:

  •
  each share of New BKH common stock (other than each issued share of New BKH common stock that is owned by New BKH, which will be cancelled) issued and outstanding immediately prior to the New BKH effective time will be converted into the right to receive one New Black Knight common stock; and

  •
  each share of Merger Sub One common stock issued and outstanding immediately prior to the New BKH effective time will be converted into one share of New BKH common stock as the surviving corporation in the New BKH merger.

        At the merger effective time:

  •
  each share of Black Knight Class A common stock issued and outstanding immediately prior to the merger effective time (other than each issued share of Black Knight Class A common stock that is owned by Black Knight, which will be cancelled) will be converted into the right to receive one share of New Black Knight common stock;

  •
  each share of Black Knight Class B common stock will remain issued and outstanding until the exchange contemplated by the THL Interest Exchange Agreement (as defined below); and

  •
  each share of Merger Sub Two common stock issued and outstanding immediately prior to the merger effective time will be, in the aggregate, converted into that number of shares of Class A common stock of Black Knight as the surviving corporation in the merger equal to the number of shares of Class A Black Knight common stock that are outstanding immediately prior to the merger effective time (other than each issued share of Black Knight Class A common stock that is owned by Black Knight, which will be cancelled).

        For information on the treatment of restricted stock and other stock based awards for Black Knight, see "The Transactions—Treatment of Restricted Stock and Other Equity-Based Awards" beginning on page 68.

        Promptly after the merger effective time, the exchange agent will mail a letter of transmittal to each holder of record of a stock certificate which immediately prior to the New BKH effective time or the merger effective time, as applicable, represented outstanding shares of New BKH common stock or Black Knight Class A common stock, which at the New BKH effective time or the merger effective time, as applicable, were converted into the right to receive the applicable merger consideration. This mailing will contain instructions on how to surrender shares of New BKH common stock or Black Knight Class A common stock in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. When you deliver your New BKH stock certificates or Black Knight Class A stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be cancelled.

        No dividends or other distributions with respect to New Black Knight common stock with a record date after the merger effective time will be paid to the holder of any unsurrendered stock certificates with respect to the shares of New Black Knight common stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of New Black Knight common stock will be paid to any such holder, in each case until the holder of such stock certificate surrenders such stock certificate.

        Following surrender of any stock certificate, the record holder will receive, without interest:

  •
  promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of New Black Knight common stock to which such holder is entitled and the amount of dividends or other distributions, payable with respect to that number of whole shares of New Black Knight common stock issuable in exchange for such stock certificate, with a record date after the merger effective time and paid with respect to New Black Knight common stock prior to such surrender; and

  •
  at the appropriate payment date, the amount of dividends or other distributions with a record date after the merger effective time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of New Black Knight common stock.

        For a description of the treatment of shares of New BKH common stock and Black Knight Class A common stock held in book-entry form, see "The Transactions—Exchange of Black Knight and New BKH Shares" above.

Representations and Warranties

Reciprocal Representations and Warranties

        The representations and warranties made by FNF, New BKH and Black Knight relate to, among other things:
  •
  corporate organization and similar corporate matters; and

  •
  authorization of the merger agreement, absence of conflicts and governmental approvals.

FNF Representations and Warranties

        In addition, the representations and warranties made by FNF relate to, among other things:

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  brokers and other advisors;

  •
  ownership by FNF of Black Knight Class B common stock;

  •
  ownership by FNF of BKFS LLC Class A units;

  •
  legal proceedings;

  •
  compliance with laws; and

  •
  no other express or implied representations regarding information provided in connection with the transactions.

New BKH Representations and Warranties

        In addition, the representations and warranties made by New BKH relate to, among other things:

  •
  capital structure;

  •
  absence of material assets and liabilities;

  •
  legal proceedings;

  •
  compliance with laws; and

  •
  no other express or implied representations regarding information provided in connection with the transactions.

Black Knight Representations and Warranties

        In addition, the representations and warranties made by Black Knight relate to, among other things:

  •
  capital structure;

  •
  voting requirements, including the vote of the holders of a majority of the outstanding shares of Black Knight Class A common stock and Black Knight Class B common stock that are not owned, directly or indirectly by the FNF affiliated shareholders or any officers or directors of the FNF affiliated shareholders;

  •
  documents filed with the SEC and absence of certain liabilities;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

  •
  brokers and other advisors;

  •
  no interest in New BKH common stock (or FNF Group common stock) or rights to acquire, or other benefits or rights of, any shares of New BKH common stock; and

  •
  no other express or implied representations regarding information provided in connection with the transactions.

Conduct of Business Pending the Mergers

        FNF and New BKH have agreed not to, and not to permit their respective subsidiaries to, among other things, undertake the following actions without the consent of Black Knight (subject to certain exceptions specified in the merger agreement), which shall not be unreasonably withheld, delayed or conditioned:

  •
  amend organizational documents of New Black Knight, New BKH, Merger Sub One or Merger Sub Two;

  •
  dispose of or encumber any of the shares of Black Knight beneficially owned by FNF or any BKFS LLC Units;

  •
  make any changes in the capital structure of New Black Knight, New BKH, Merger Sub One or Merger Sub Two;

  •
  enter into any transaction or any contract which is not contemplated by the merger agreement and the transactions contemplated therein; or

  •
  take any action that would prevent, materially delay or materially impair the consummation of the New BKH merger or the BKFS merger and the other transactions contemplated in the merger agreement or the ability of New BKH to perform in all material respects under the merger agreement.

        In addition, New BKH shall not, and shall not permit any of New Black Knight, Merger Sub One or Merger Sub Two to, except consistent with the merger agreement or with the consent of Black Knight, engage in any business or activity.

        Black Knight has agreed not to, and not to permit its respective subsidiaries to, among other things, undertake the following actions without the consent of New BKH (subject to certain exceptions specified in the merger agreement), which shall not be unreasonably withheld, delayed or conditioned:

  •
  issue shares, securities, equity interests or capital stock of Black Knight or any of its subsidiaries, other than in connection with the exercise of existing stock based awards or pursuant to the Black Knight stock plan in the ordinary course consistent with past practice;

  •
  pay any dividend on the Black Knight common stock other than regular quarterly dividends consistent with past practice and repurchases by Black Knight of Black Knight common stock;

  •
  split, combine or reclassify any shares of Black Knight common stock;

  •
  other than as may be approved by the Black Knight shareholders at the June 14, 2017 shareholders meeting, amend or waive any rights under, or accelerate vesting under, the Black Knight stock plan or any right to acquire capital stock of Black Knight or similar agreement;

  •
  directly or indirectly acquire any person (other than a subsidiary of Black Knight) if such acquisition would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the mergers;

  •
  make any investment in any person (other than a subsidiary of Black Knight) if such investment would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the mergers;

  •
  other than in the ordinary course of business consistent with past practice, enter into any contract providing for payments in excess of $100,000 that would be breached by, or would require the consent of a third party in order to continue in full force upon, or would result in the acceleration of any obligation or vesting of any benefit as a result of, the completion of the transactions; or

  •
  agree to take any of the foregoing actions.

Black Knight Board Recommendation Change

        The merger agreement also provides that neither Black Knight's board of directors nor the Black Knight Special Committee will withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to New BKH, its approval and recommendation of the merger agreement and the transactions contemplated thereby (any such change is referred to as an Black Knight board recommendation change) unless the Black Knight board of directors or the Black Knight Special Committee determines in good faith (after consultation with legal counsel) that the failure to change its recommendation or the failure to make a disclosure to the shareholders of BKFS would reasonably be likely to constitute a violation of applicable law or be expected to be inconsistent with its fiduciary duties under applicable law.

Additional Agreements

        Black Knight, FNF and New BKH have agreed to cooperate with each other and, among other things, to use reasonable best efforts to promptly:

  •
  take all actions necessary under the merger agreement and applicable laws to consummate the mergers as soon as practicable;

  •
  obtain all approvals, consents, registrations, permits, authorizations and other confirmations required by applicable laws or applicable regulatory authorities, including applicable antitrust laws; and

  •
  supply any information or materials required by applicable laws or applicable regulatory materials.

        Notwithstanding the foregoing, pursuant to the merger agreement, neither Black Knight nor New BKH (nor FNF on behalf of New BKH) shall, without the other party's prior written consent, commit to any divestiture transaction or agree to any restriction on its business in furtherance of obtaining the approval of any governmental authority. The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, consultation regarding transition matters, access to information, confidentiality, notification of certain matters and public announcements.

Special Meeting

        As soon as practicable following the date of the merger agreement, Black Knight will call and hold a special meeting of its shareholders for the purpose of obtaining the Black Knight shareholder approval. The obligation to call and hold such shareholders meeting will not be affected by, among other things:

  •
  the commencement, public proposal, public disclosure or communication to Black Knight of any Black Knight Takeover Proposal (as defined below); or

  •
  the withdrawal or modification of (x) Black Knight's board of directors' approval and recommendation of the transactions or (y) such board of directors' approval of, or the Black Knight Special Committee's recommendation that such board of directors approve, the BKFS merger.

        "Black Knight Takeover Proposal" means any inquiry, proposal or offer from any person or "group" (as defined in Section 13(d) of the Exchange Act), other than FNF and its subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Black Knight (including securities of its subsidiaries) equal to 10% or more of Black Knight's consolidated assets or to which 10% or more of Black Knight's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership of any Black Knight Class B common stock or BKFS LLC Units beneficially owned by FNF, or 10% or more of any class of equity securities of Black Knight, (C) tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 10% or more of any class of equity securities of Black Knight or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Black Knight or any of its subsidiaries; in each case, other than the transactions contemplated by the transaction agreements.

        In accordance with the merger agreement, FNF, which currently beneficially owns approximately 98.46% of the outstanding Black Knight Class B common stock currently representing approximately 54.29% of the outstanding voting securities of Black Knight, has agreed to vote all of such shares in favor of the adoption of the merger agreement.

Separation and Spin-Off

        Concurrently with the execution of the merger agreement, FNF and New BKH entered into the reorganization agreement. Prior to the spin-off, FNF, New BKH, New Black Knight or Black Knight, as applicable, will enter into the tax matters agreement and the BKFS LLC Services Agreement (as defined below), the reverse services agreement (as defined below), the sales promotion agreement (as defined below) and the non-competition agreement (as defined below). A description of these agreements is included in the sections entitled "The Reorganization Agreement" and "Additional Agreements".

        In the merger agreement, FNF and New BKH have agreed to use their respective reasonable best efforts, and cause their respective subsidiaries to use their respective reasonable best efforts, (i) to execute and deliver the tax matters agreement, BKFS services agreement, reverse services agreement, sales promotion agreement and the non-competition agreement, (ii) to complete the separation pursuant to which all of FNF's indirect interests in the Black Knight Class B common stock and BKFS LLC Units will be contributed to New BKH on and subject to the terms and conditions of the reorganization agreement, (iii) to execute and deliver the other agreements related to the separation at or prior to the spin-off and (iv) to effect the spin-off immediately prior to the closing of the mergers in accordance with the reorganization agreement.

        Prior to the closing of the mergers, each of FNF and New BKH will not, and will cause their subsidiaries and the other parties to the transaction agreements contemplated by the mergers not to, amend, modify, terminate or abandon any of the transaction agreements (other than the merger agreement) or to agree to amend, modify, terminate or abandon the separation or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of Black Knight.

Indemnification

        From and after the merger effective time, New Black Knight will indemnify the individuals who at or prior to the merger effective time were directors or officers of Black Knight with respect to all acts or omissions by them in their capacities as such at any time prior to the merger effective time, to the fullest extent (i) required by the Black Knight organizational documents as in effect on the date of the merger agreement, (ii) required by any indemnification agreement between Black Knight and any such director or officer as in effect on the date of the merger agreement or as of the merger effective time and (iii) permitted under applicable law. New Black Knight will also, for six years following the merger effective time, subject to certain limitations, maintain coverage under a directors and officers liability insurance policy with respect to claims arising from facts or events that occurred on or before the completion of the transactions contemplated by the merger agreement at a level at least equal to that which Black Knight is maintaining prior to the mergers.

Fees and Expenses

        Each party pays its fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, provided that FNF and Black Knight shall each pay 50% of all fees and expenses incurred in connection with the filings of the New BKH Form S-1 and the New Black Knight Form S-4 of which this proxy statement/prospectus forms a part of.

Certain Restricted Acquisitions

        From and after the date of the merger agreement and prior to the first to occur of the effective time of the BKFS merger and the termination of the merger agreement, FNF and its subsidiaries and affiliates will not (i) acquire, directly or indirectly, any additional shares of Black Knight common stock or any other rights to purchase or receive additional shares of Black Knight common stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of Black Knight common stock or enter into any other hedging or other similar transaction that has the effect of providing FNF or any such subsidiary or affiliate, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of Black Knight common stock (other than in each case any acquisition from or contract entered into with Black Knight or any of its subsidiaries).

        From and after the effective time of the spin-off and prior to the first to occur of the effective time of the New BKH merger and the termination of the merger agreement, FNF will not acquire, directly or indirectly, any New BKH interest.

Role of the Black Knight Special Committee

        Prior to the effective time of the mergers, the Black Knight Special Committee will be consulted regarding matters involving communications in connection with the transactions contemplated by the merger agreement. In connection therewith, the Black Knight Special Committee and its legal and financial advisors will have an opportunity to review and comment on all communication materials, including materials for rating agency presentations, road shows, bank information memoranda and other customary marketing materials. The parties to the merger agreement will give reasonable and good faith consideration to the inclusion of comments provided by the Black Knight Special Committee or its legal or financial advisors.

Conditions to Completion of the Mergers

        The parties will not complete the mergers unless each of the following conditions is satisfied or waived:

  •
  the separation and spin-off have been completed in accordance with the reorganization agreement and applicable law;

  •
  obtaining the affirmative vote of (i) holders of a majority of the outstanding voting shares of Black Knight common stock and (ii) holders of a majority of the outstanding voting shares of Black Knight common stock that are not owned, directly or indirectly, by the FNF affiliated shareholders or any officers or directors of the FNF affiliated shareholders;

  •
  all regulatory approvals necessary for the completion of the mergers have been obtained and are in full force and effect;

  •
  no law, injunction, judgment or ruling prohibiting the completion of the mergers or making the completion of the mergers illegal is in effect;

  •
  the New BKH Form S-1 and the New Black Knight Form S-4, of which this proxy statement/prospectus forms a part, have been declared effective by the SEC and are not subject to any stop order or initiated or threatened proceedings seeking a stop order; and

  •
  the shares of New Black Knight common stock deliverable to certain shareholders of New BKH and Black Knight and the shares of New Black Knight common stock deliverable to certain affiliates of Thomas H. Lee Partners, LP, which we refer to as the THL Interest Holders, as contemplated by the exchange agreement, have been approved for listing on NYSE.

        Black Knight's obligations to complete the BKFS merger are also subject to the satisfaction or waiver of each of the following additional conditions:

  •
  the accuracy of the representations and warranties of FNF and New BKH, except as would not, individually or in the aggregate, have a New BKH material adverse effect (subject to certain exceptions);

  •
  FNF's performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  Each of New BKH, New Black Knight, Merger Sub One and Merger Sub Two having performed in all material respects all their respective obligations required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  each of the parties (other than FNF and its subsidiaries) to the transaction agreements shall have entered into such agreements and performed in all material respects all obligations required to be performed by such party under such agreements and each such agreement shall be in effect;

  •
  Black Knight's receipt of an opinion from Deloitte Tax, or another nationally recognized accounting or law firm, in form and substance reasonably satisfactory to Black Knight, to the effect that the BKFS merger will qualify as a "reorganization" within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC;

  •
  since December 31, 2016, there shall not have been any change, circumstance, effect, development or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a New BKH material adverse effect; and

  •
  Black Knight shall have received the original stock certificates for the Black Knight common stock beneficially owned by FNF and the Merger Sub One and Merger Sub Two shares.

        FNF's and New BKH's obligations to complete the New BKH merger are also subject to the satisfaction or waiver of each of the following additional conditions:

  •
  the accuracy of the representations and warranties of Black Knight, except as would not, individually or in the aggregate, have a Black Knight material adverse effect (subject to certain exceptions);

  •
  Black Knight's performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  New Black Knight's joinder to the Reorganization Agreement; and

  •
  New BKH's receipt of an opinion from Deloitte Tax, or another nationally recognized accounting or law firm, in form and substance reasonably acceptable to New BKH and FNF, to the effect that the New BKH merger will qualify as a "reorganization" within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC.

        For purposes of the merger agreement, the term "material adverse effect" means, with respect to any party, any fact, circumstance, effect, change, event, occurrence or development, which we refer to as an Effect, that, individually or in the aggregate with other Effects,

  •
  has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole; or

  •
  materially impairs the ability of such party and its affiliates to consummate, or prevents or materially impedes or delays, the transactions contemplated by the merger agreement.

        No Effect resulting from any of the following, either individually or in the aggregate, shall constitute or be taken into account in determining whether there has been a material adverse effect:

          (a)   any change or development relating to the United States economy in general;

          (b)   any change or development affecting the industry in which such party operates in general;

          (c)   the execution and delivery of the merger agreement or the announcement or performance of the merger agreement and the transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Black Knight (in each case, other than in respect of required consents and approvals);

          (d)   acts of war or terrorism or natural disasters or other calamities;

          (e)   changes in any laws or regulations or applicable accounting regulations or principles or the interpretations thereof;

          (f)    the fact, in and of itself (and not the underlying causes thereof) that New BKH or any of its subsidiaries or Black Knight failed to meet any projections, forecasts, or revenue or earnings predictions for any period;

          (g)   any change, in and of itself (and not the underlying causes thereof) in the stock price of the FNF Group common stock or Black Knight Class A common stock; or

          (h)   changes in GAAP or the interpretation thereof;

        provided, that, with respect to the preceding clauses (a), (b), (d) or (h), any such Effect shall be taken into account if and to the extent it disproportionally affects such party and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which such party and its subsidiaries operate.

Termination

        Black Knight and New BKH may terminate the merger agreement at any time with the consent of the Black Knight Special Committee and the board of directors of New BKH, respectively, prior to the completion of the mergers by mutual written consent.

        Either Black Knight, with the prior approval of the Black Knight Special Committee, or New BKH may (subject to certain exceptions set forth in the merger agreement) terminate the merger agreement by written notice to the other party:

  •
  if the transactions contemplated by the merger agreement are not completed prior to March 8, 2018, provided that if all conditions have been satisfied by such date, other than obtaining the requisite regulatory approvals, then such date shall be extended for up to 90 days;

  •
  if any final, nonappealable order or injunction prohibits the completion of the transactions contemplated by the merger agreement or a law or regulation makes the completion of such transactions illegal; or

  •
  if the Black Knight shareholder approval is not obtained at the Black Knight shareholders meeting or at any adjournment or postponement thereof.

        Black Knight may terminate the merger agreement with the prior approval of the Black Knight Special Committee by written notice to New BKH if:

  •
  there has been a breach or failure by FNF and/or New BKH of any of its representations, warranties, covenants or agreements in the merger agreement or the reorganization agreement such that the related closing conditions would not be satisfied and such breach or failure cannot be cured by March 8, 2018, unless FNF or New BKH cures such breach within thirty (30) calendar days; or

  •
  if an injunction or other restraint that enjoins or prevents the transactions has become final and nonappealable.

        New BKH may terminate the merger agreement by written notice to Black Knight if:

  •
  there has been a breach or failure to perform by Black Knight of any of its representations, warranties, covenants or agreements in the merger agreement such that the related closing conditions would not be satisfied and such breach or failure cannot be cured by March 8, 2018, unless Black Knight cures such breach or failure within thirty (30) calendar days;

  •
  if an injunction or other restraint that enjoins or prevents the transactions has become final and nonappealable; or

  •
  a Black Knight board recommendation change (as recommended by the Black Knight Special Committee) shall have occurred.

Effect of Termination

        In the event the merger agreement is terminated as described above, the merger agreement will become null and void and none of Black Knight, FNF, New BKH, New Black Knight, Merger Sub One or Merger Sub Two or their respective directors, officers and affiliates, will have any liability under the merger agreement except that nothing shall relieve any party from liability for fraud or any willful breach of the merger agreement and FNF shall be liable for any willful breach of the merger agreement by New BKH, New Black Knight, Merger Sub One or Merger Sub Two. Certain designated provisions of the merger agreement, including the payment of fees and expenses and confidentiality restrictions, will survive the termination of the merger agreement.

Amendment, Extension and Waiver

        The merger agreement may be amended in writing by action taken or authorized by Black Knight's, FNF's and New BKH's respective boards of directors (but in the case of Black Knight, only following approval thereof by the Black Knight Special Committee), at any time before or after receipt of the Black Knight shareholder approval. Following approval of the transactions by the shareholders of Black Knight, however, there cannot be any amendment which by law would require further approval by such shareholders without such approval.

        At any time before the completion of the mergers, Black Knight, FNF, New BKH, New Black Knight, Merger Sub One or Merger Sub Two may, by written action taken or authorized by their respective boards of directors (and in the case of Black Knight, following approval by the Black Knight Special Committee) to the extent legally allowed:

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement;

  •
  extend the time for the performance of any of the obligations or other acts provided for in the merger agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

THE REORGANIZATION AGREEMENT

        The following summary describes the material provisions of the reorganization agreement and is qualified in its entirety by reference to the complete text of the reorganization agreement, a copy of which is attached as Annex B to, and is incorporated by reference in, this proxy statement/prospectus. The provisions of the reorganization agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the reorganization agreement that is important to you. We encourage you to read the reorganization agreement carefully in its entirety for a more complete understanding of the reorganization agreement.

        The reorganization agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the reorganization agreement and are not intended to provide any other factual information about FNF or New BKH. Information about FNF and New BKH can be found elsewhere in this proxy statement/prospectus.

        The representations and warranties contained in the reorganization agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to effect the separation if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to disclosures not reflected in the reorganization agreement and a contractual standard of materiality different from that generally applicable to shareholders. Furthermore, you should not rely on the covenants in the reorganization agreement as actual limitations on the respective businesses of FNF or New BKH, because any party may take certain actions that are either expressly permitted in the confidential disclosures to the reorganization agreement or are otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

General

        New BKH has entered into a reorganization agreement with BKHI and FNF to provide for, among other things, the principal corporate transactions required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between New BKH and FNF with respect to and resulting from the spin-off, which we refer to as the reorganization agreement. Pursuant to the merger agreement, as of the completion of the mergers, New Black Knight will become jointly and severally liable with New BKH for New BKH's obligations under the reorganization agreement.

        Pursuant to the reorganization agreement, FNF will engage in a series of corporate transactions, which we refer to as the separation, including the following:

  •
  BKHI will contribute to New BKH (i) all of the Black Knight Class B common stock indirectly owned by FNF and (ii) all of the BKFS LLC Units indirectly owned by FNF, in exchange for 100% of the shares of New BKH common stock; following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI, which we refer to as the contribution; and

  •
  FNF will cause all of the shares of New BKH common stock to be distributed pro rata to the holders of the FNF Group common stock by means of book-entry transfer through the exchange agent, which we refer to as the spin-off; provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock, pursuant to the merger agreement.

Representations and Warranties

        FNF makes representations to New BKH relating to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  capital structure;

  •
  ownership by FNF of the Black Knight common stock and BKFS LLC Units;

  •
  authorization of the reorganization agreement and absence of conflicts;

  •
  brokers and other advisors; and

  •
  no other express or implied representations regarding information provided in connection with the transactions.

Covenants

        FNF and New BKH, as applicable, among other things, have agreed to take or not take (as applicable) the following actions:

  •
  Each party shall take all actions reasonably necessary to carry out the purposes and intent of the reorganization agreement and the transactions contemplated thereby.

  •
  Each party shall afford each other reasonable access to any information in its possession or under its control needed to (i) comply with the U.S. or foreign law; (ii) to enable a party to institute or defend against any action proceeding in any U.S. or foreign court; and (iii) to enable the parties to implement the transactions contemplated by the reorganization agreement.

  •
  Each party will preserve the confidentiality of and not make any public announcement concerning the reorganization agreement or the transactions contemplated thereby, without first obtaining the prior written consent of the other party, during the period from the date of the reorganization agreement through the merger effective time, subject to customary exceptions, including disclosures required by law, court order or government regulation.

  •
  FNF shall use commercially reasonable efforts to obtain an opinion from Deloitte Tax, or other nationally recognized accounting or law firm, and FNF shall not undertake any action which could reasonably be expected to result in the private letter ruling received by FNF from the IRS not remaining in full force and effect.

  •
  Each party shall use their respective reasonable efforts, and cause their respective subsidiaries to use their respective reasonable efforts, (i) complete the transactions contemplated by the reorganization agreement, and (ii) execute and deliver the other documents and instruments required to effect the transactions contemplated by the reorganization agreement.

Indemnification

        The reorganization agreement provides that New BKH will, on the terms and subject to the limitations set forth in the reorganization agreement, from and after the New BKH Effective Time, indemnify, defend and hold harmless the FNF Entities (as defined therein) from and against any losses incurred by the FNF Entities to the extent arising out of or relating to the assets and businesses owned or operated by the New BKH Entities before and after the closing, including any losses to the extent resulting from any Liability (as defined therein) of the New BKH Entities, whether incurred before or after the closing. Further, FNF will, from and after the Closing (as defined therein), indemnify, defend and hold harmless the New BKH Entities from and against any losses incurred by the New BKH Entities to the extent arising out of or relating to the assets and businesses owned or operated by the FNF Entities before and after the Closing, including any losses to the extent resulting from any Liability of the FNF Entities, whether incurred before or after the Closing. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "Additional Agreements—Other Transaction Agreements—Tax Matters Agreement" below.

Conditions to Completion of the Separation

        The parties will not complete the separation unless each of the following conditions is satisfied or waived:

  •
  no law, injunction, regulation or court order prohibits the separation;

  •
  the performance in all material respects of all obligations that are required by the reorganization agreement to be performed on or prior to the closing of the separation;

  •
  the accuracy of the representations and warranties of FNF and New BKH in all material respects (subject to certain exceptions);

  •
  FNF having received an opinion from Deloitte Tax or other nationally recognized accounting or law firm, dated as of the Closing Date (as defined therein), in form and substance reasonably acceptable to FNF, substantially to the effect that certain contributions made by FNF to BKHI and the spin-off should qualify as a tax-free reorganization under Sections 368(a) and 355 of the IRC and a distribution to which Sections 355 and 361 of the IRC applies, respectively; and

  •
  the private letter ruling received by FNF from the IRS in connection with the spin-off remaining in full force and effect.

        At the closing of the separation, FNF and New BKH, as applicable, will execute and deliver the tax matters agreement and the BKFS LLC Services Agreement.

Termination

        The reorganization agreement may be terminated by the mutual agreement of FNF, New BKH and Black Knight. In addition, the reorganization agreement may be terminated by FNF if the merger agreement is terminated.

ADDITIONAL AGREEMENTS

Other Transaction Agreements

Tax Matters Agreement

        Prior to the effective time of the spin-off, FNF, New Black Knight and New BKH will enter into a tax matters agreement that governs their respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters.

        References in this summary description of the tax matters agreement to the terms "tax" or "taxes" mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any tax authority and shall include any transferee liability in respect of taxes. In addition, references to the "New Black Knight Group" mean: New Black Knight and, after the closing of the mergers, each of its direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which New Black Knight is the common parent corporation if they were includible corporations under Section 1504(b) of the IRC (in each case, including any successors thereof); and references to the "FNF Group" mean FNF and each of its present and future direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which FNF is the common parent corporation if they were includible corporations under Section 1504(b) of the IRC (in each case, including any successors thereof) other than a member of the New Black Knight Group.

        Under the tax matters agreement, FNF will be required to indemnify the New Black Knight Group for (i) any taxes of New BKH, BKHI or New Black Knight (except for taxes otherwise required to be indemnified by New Black Knight, as described below) with respect to a pre-spin-off taxable period, (ii) any taxes (except for taxes otherwise required to be indemnified by New Black Knight) pursuant to Treasury regulations Section 1.1502-6 (or comparable provision under any other applicable law) by reason of New BKH, BKHI, or New Black Knight having been a member of an FNF Group on or prior to the spin-off date, (iii) any taxes resulting from the contributions or the spin-off failing to qualify as a reorganization within the meaning of Section 368(a) of the IRC and a distribution to which Section 355 of the IRC applies, (iv) any taxes arising as a result of the separation (other than taxes set forth in clause (iii), above), and (v) all transfer taxes, except, in each case, for taxes that arise from or are attributable to what we refer to as a New Black Knight disqualifying action (as such term is described below).

        New Black Knight will be required to indemnify the FNF Group for (i) any taxes of New BKH or New Black Knight attributable to a post-spin-off taxable period, (ii) any taxes, including with respect to a pre-spin-off taxable period, attributable to the ownership of BKFS LLC units by BKHI and other FNF Group members (excluding any taxes arising from any transfer of the BKFS LLC units by BKHI or any FNF Group member) except to the extent BKFS LLC previously made a tax distribution to BKHI or an FNF Group member in respect of such taxes, (iii) any taxes that arise from or are attributable to (a) any action by New Black Knight or any of its subsidiaries, or the failure to take any action within their control which, negates the tax-free status of the transactions; or (b) direct or indirect changes in ownership of New Black Knight or New BKH equity interests that cause the spin-off to be a taxable event to FNF as a result of the application of Section 355(e) of the IRC or to be a taxable event as a result of a failure to satisfy the "continuity of interest" or "device" requirements for tax-free treatment under Section 355 of the IRC (clauses (a) and (b), together, which we refer to as New Black Knight disqualifying actions.

        FNF will be responsible for preparing and filing all tax returns that include one or more members of the FNF Group and one or more members of the New Black Knight Group for taxable periods beginning on or before the spin-off date. After the spin-off date, New Black Knight will prepare and file all tax returns filed by BKFS LLC that report taxes that will be reflected on a tax return of a member of the FNF Group, and FNF will have review and approval rights with respect to such tax returns.

        Generally, each of FNF and New Black Knight will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the tax matters agreement. The members of the New Black Knight Group will be required to waive their rights to carryback any tax attribute to a pre-spin-off taxable period of an FNF consolidated tax return to the extent permitted by applicable law. If such member is unable to elect to forego such carryback, the FNF will be entitled to any refunds resulting from such carryback.

        If a party to the tax matters agreement receives a notice of a tax audit from a tax authority, and believes it may have a suffered or could potentially suffer any tax liability for which it may request indemnification, it must inform the party liable to make such indemnification payment, which we refer to as the indemnifying party. The indemnifying party will have the right to control such audit and compromise or settle such tax audit, provided that the indemnified party must consent to such compromise or settlement to the extent that the indemnified party may be materially affected by such compromise or settlement. FNF and New Black Knight will each have the right to jointly control any audit or proceeding relating to taxes incurred in connection with a failure of the separation to qualify for tax-free treatment, and neither FNF nor New Black Knight will be permitted to compromise or settle any such audit or proceeding without the other party's consent.

        To the extent permitted by applicable tax law, FNF, New Black Knight and New BKH agree to treat any payments made under the tax matters agreement as a capital contribution or distribution (as applicable) immediately prior to the spin-off. The amount of any indemnification payment made under the tax matters agreement will be reduced by the amount of any reduction in taxes actually realized by the party receiving such payment as a result of the event giving rise to the indemnification payment by the end of the taxable year in which the indemnity payment is made, and will be increased if and to the extent necessary to ensure that, after all required taxes on the indemnity payment are paid (including taxes applicable to any increases in the indemnity payment), the indemnified party receives the amount it would have received if the indemnity payment was not taxable.

        Finally, New Black Knight and its subsidiaries will be restricted by certain covenants related to the spin-off. These restrictive covenants require that none of New Black Knight and its subsidiaries will:

  •
  take, or fail to take, any action following the spin-off if such action, or failure to act, would be inconsistent with any covenant or representation made by New Black Knight or any of its subsidiaries in any transaction document, or prohibit certain separation transactions related to the spin-off or the spin-off from qualifying for tax-free treatment for U.S. federal income tax purposes;

  •
  during the restricted period, enter into any agreement, understanding, arrangement or substantial negotiations, pursuant to which any person or persons would (directly or indirectly) acquire, or have the right to acquire, New Black Knight or New BKH equity interests (other than in connection with the mergers); or

  •
  during the restricted period, sell or transfer, or cease to actively engage in, its active trade or business for purposes of Section 355(b) of the IRC.

        Notwithstanding the foregoing, New Black Knight and its affiliates may take an action prohibited by the foregoing if (i) FNF receives prior written notice describing the proposed action in reasonable detail, and (ii) New Black Knight delivers to FNF either (x) an opinion from a nationally recognized

U.S. tax advisor providing that the completion of a proposed action by the New Black Knight Group (or any member thereof) would not affect the tax-free status of the transactions; or (y) a private letter ruling from the IRS providing that the completion of a proposed action by the New Black Knight Group should not affect the tax-free status of the transactions, in each case in form and substance satisfactory to FNF; provided, however, that under certain circumstances, New Black Knight shall be permitted to (A) redeem its shares on the open market pursuant to a certain share repurchase program and to issue reasonable New Black Knight equity-based compensation for services rendered to a member of the New Black Knight Group if such person is permitted to receive New Black Knight stock under Safe Harbor VIII in Treasury regulations section 1.355-7(d), (B) repurchase equity interests of New Black Knight from any person who acquired such equity interests pursuant to the BKFS merger or the THL Interest Exchange Agreement, or (C) issue equity in the manner described in U.S. Treasury Regulation Section 1.355-7(d)(9).

BKFS LLC Services Agreement

        Prior to the effective time of the spin-off, FNF will enter into a Second Amended and Restated Corporate Services Agreement with BKFS LLC, which we refer to as the BKFS LLC Services Agreement. Pursuant to such agreement, FNF will provide BKFS LLC with certain corporate services, such as real estate brokerage and portfolio management, facilities management, corporate (general) accounting support, Oracle eBusiness application support, treasury, tax, corporate accounts payable, corporate 1099 support, insurance/risk management, payroll support, human resources support, litigation and dispute management services, purchasing, corporate legal, corporate aircraft, corporate finance, and corporate travel. FNF will also provide knowledge transfer services and take such steps as are reasonably required to facilitate a smooth and efficient transition of records and responsibilities to BKFS LLC prior to the termination of the agreement. The BKFS LLC Services Agreement terminates after the date upon which all corporate services or transition assistance have been terminated or upon the mutual agreement of the parties. BKFS LLC may terminate corporate services by providing 90 days written notice to FNF.

Reverse Services Agreement

        Prior to the effective time of the spin-off, BKFS LLC will enter into an Amended and Restated Reverse Corporate Services Agreement with FNF, which we refer to as the reverse services agreement. Pursuant to such agreement, BKFS LLC will provide FNF with certain corporate legal services. BKFS LLC will also provide knowledge transfer services and take such steps as are reasonably required in order to facilitate a smooth and efficient transition of records and responsibilities to FNF prior to the termination of the agreement. The reverse services agreement terminates after the date upon which all corporate services or transition assistance has been terminated or upon the mutual agreement of the parties. FNF may terminate corporate services by providing 90 days written notice to BKFS LLC.

Sales Promotion Agreement

        Prior to the effective time of the spin-off, FNF will enter into a Sales Promotion Agreement with New Black Knight, which we refer to as the sales promotion agreement. Pursuant to such agreement, each party agrees to co-operate with the other party in promoting such party's products and services to its customers. If such promotional activities are mutually advantageous, each party shall identify any customers who may be interested in the services of the other party, so that the parties can coordinate appropriate engagement of such promotional activities. The sales promotion agreement has an initial term of five years, and will renew automatically for additional five year terms unless terminated by either party with at least 90 days written notice prior to the start of the next term.

Non-Competition Agreement

        Prior to the effective time of the spin-off, New Black Knight will enter into a Non-Competition Agreement with FNF, which we refer to as the non-competition agreement. Pursuant to such agreement, New Black Knight will not, among other things, without the prior written consent of FNF, engage in or acquire any businesses engaged in title generation/escrow services, appraisal, or default and field services work (other than technology solutions for such services). Such restrictions are subject to an exception allowing New Black Knight to acquire a business engaged in such restricted services if at least 90% of such business' revenue is contributed by activities other than such restricted activities. New Black Knight will also agree not to engage in certain transactions such as a merger, sale of assets, or sale of greater than 5% of its equity interests to a buyer that derives 10% or more of its revenue from such restricted services. The non-competition agreement terminates on the tenth anniversary of the date of entry into such agreement.

Certain Other Transactions and Relationships

THL INTEREST EXCHANGE AGREEMENT

General

        New Black Knight and Black Knight have entered into an interest exchange agreement, which we refer to as the THL Interest Exchange Agreement, with as the THL Interest Holders. The THL Interest Exchange Agreement provides that immediately following the closing of the transactions contemplated by the merger agreement, the THL Interest Holders will contribute to New Black Knight all of the Black Knight Class B common stock and all of the BKFS LLC Units owned by the THL Interest Holders in exchange for shares of New Black Knight common stock, which equals the number of shares of Black Knight Class B common stock held by the THL Interest Holders.

Representations and Warranties

        Each of New Black Knight and Black Knight makes representations to the THL Interest Holders relating to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  authorization of the THL Interest Exchange Agreement and absence of conflicts;

  •
  capital structure;

  •
  delivery of the merger agreement;

  •
  valid issuance of the shares of New Black Knight common stock; and

  •
  exemption from registration requirements.

        Each of the THL Interest Holders makes representations to the New Black Knight and Black Knight relating to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  authorization of the THL Interest Exchange Agreement and absence of conflicts;

  •
  valid title to the Black Knight Class B common stock and BKFS LLC Units;

  •
  acknowledgement of certain securities law restrictions; and

  •
  certain other customary representations of the acquirer in a private placement.

Covenants:

        New Black Knight, Black Knight and the THL Interest Holders, as applicable, among other things, have agreed to take the following actions:

  •
  New Black Knight will use commercially reasonable efforts to cause its shares to be approved for listing on the NYSE;

  •
  each party shall take all actions necessary to consummate the transactions contemplated by the THL Interest Exchange Agreement and fulfill at the earliest practicable date all of the conditions to each party's respective obligations;

  •
  New Black Knight will promptly advise the THL Interest Holders of any fact, change, event or circumstance that New Black Knight believes would cause any condition to the transactions contemplated by the THL Interest Exchange Agreement not to be satisfied; and

  •
  all of Black Knight's rights under the registration rights agreement with the THL Interest Holders shall have been assigned to New Black Knight.

        Effective upon the closing of the transactions contemplated by the THL Interest Exchange Agreement, all of Black Knight's rights and obligations under its existing registration rights agreement, dated May 26, 2015, will be assigned to New Black Knight and the resale of the shares of New Black Knight common stock received by the THL Interest Holders will be subject to such registration rights agreement.

Conditions to Exchange Closing

        The parties will not complete the exchange unless each of the following conditions is satisfied or waived:

  •
  no law, injunction, regulation or court order prohibits the exchange;

  •
  each of the mergers shall have become effective;

  •
  the representations and warranties of New Black Knight and the THL Interest Holders qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (subject to certain exceptions); and

  •
  the parties performance in all material respects of its respective obligations that are required by the THL Interest Exchange Agreement to be performed on or prior to the closing.

Termination

        The THL Interest Exchange Agreement terminates automatically upon the valid termination of the merger agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by the forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and the financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

Overview

        We are a holding company that conducts business through our interest in BKFS LLC. Through its subsidiaries, BKFS LLC is a leading provider of integrated technology, workflow automation, data and analytics to the mortgage and real estate industries. Our solutions facilitate and automate many of the mission-critical business processes across the entire mortgage loan life cycle, from origination until asset disposition. We believe we differentiate ourselves by the breadth and depth of our comprehensive, integrated solutions and the insight we provide to our clients.

        We have market-leading positions in mortgage processing and technology solutions combined with comprehensive real estate data and extensive analytic capabilities. Our solutions are utilized by U.S. mortgage originators and mortgage servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

        The U.S. mortgage market is undergoing significant change, and mortgage market participants have been subjected to more stringent oversight in recent years. Regulators have increasingly focused on better disclosure, improved risk mitigation and enhanced oversight. Mortgage lenders large and small have experienced higher costs in order to comply with this higher level of regulation. Despite these new regulatory requirements, the mortgage industry remains a competitive marketplace with numerous large lenders and smaller institutions competing for new loan originations. In order to comply with the increased regulatory requirements and compete more effectively, mortgage market participants have continued to outsource mission-critical functions to third party technology providers that can offer comprehensive and integrated solutions, which are also cost-effective, due to their deep domain expertise and economies of scale.

        We believe our comprehensive end-to-end, integrated solutions differentiate us from other technology providers serving the mortgage industry and position us particularly well for evolving opportunities in this market. We have served the mortgage and real estate industries for over 50 years and utilize this experience to design and develop solutions that fit our clients' ever-evolving needs. Our proprietary technology platforms and data and analytics capabilities reduce manual processes, improve compliance and quality, mitigate risk and deliver significant cost savings to our clients. Our scale allows us to continually and cost-effectively invest in our business in order to meet evolving industry requirements and maintain our position as an industry-standard platform for mortgage market participants.

        The table below summarizes active first and second lien mortgages on our mortgage servicing platform (in millions) and the related market data (in millions), reflecting our leadership in the mortgage servicing technology market:

	First lien mortgages as of June 30,				Second lien mortgages as of June 30,
	2017		2016		2017		2016
Active loans	31.4		31.3		2.0		1.1

Market size	50.8	(1)	50.7	(1)	15.4	(2)	15.8	(2)

Market share	62%		62%		13%		7%

(1)
According to the May Black Knight Mortgage Monitor Report as of May 31, 2017 and 2016 for U.S. first lien mortgages.

(2)
According to the May 2017 Equifax National Consumer Credit Trends Report as of March 31, 2017 and June 30, 2016 for U.S. second lien mortgages.

        Our business is organized into two segments:

        Technology—offers software and hosting solutions that support loan servicing, loan origination and settlement services.

        Data and Analytics—offers data and analytics solutions to the mortgage, real estate and capital markets industries. These solutions include property ownership data, lien data, servicing data, automated valuation models, collateral risk scores, prepayment and default models, lead generation and other data solutions.

        We offer our solutions to a wide range of clients across the mortgage and real estate industries. The quality and breadth of our solutions contributes to the long-standing nature of our relationships with our clients, the majority of whom enter into long-term contracts across multiple products that are embedded in their mission critical workflow and decision processes. Given the contractual nature of our revenues and stickiness of our client relationships, our revenues are highly visible and recurring in nature. Due to our integrated suite of solutions and our scale in the mortgage market, we are able to drive significant operating leverage, which we believe enables our clients to operate more efficiently while allowing us to generate strong margins and cash flow.

        The following table sets forth the revenues from continuing operations for our reporting segments and corporate organization (in millions):

	Six months ended June 30,		Year ended December 31,
	2017	2016	2016	2015	2014
Technology	$441.1	$415.6	$855.8	$765.8	$708.2
Data and Analytics	81.8	86.1	177.5	174.3	156.6
Corporate and Other(1)	(2.6)	(4.3)	(7.3)	(9.4)	(12.7)

Total	$520.3	$497.4	$1,026.0	$930.7	$852.1

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

Our History

        We are a majority-owned subsidiary of FNF. Our business generally represents a reorganization of the former Technology, Data and Analytics segment of Lender Processing Services, Inc., which we refer to as LPS, a former provider of integrated technology, data and services to the mortgage lending industry in the U.S. that FNF acquired in January 2014. Our business also includes the businesses of Fidelity National Commerce Velocity, LLC, which we refer to as Commerce Velocity and Property Insight, LLC, which we refer to as Property Insight, two companies that were contributed to us by FNF. ServiceLink, another majority-owned subsidiary of FNF, operates the Transaction Services businesses of the former LPS as well as FNF's legacy ServiceLink businesses.

Acquisition of LPS by FNF and Subsequent Reorganization

        On January 2, 2014, FNF acquired LPS, which we refer to as the LPS Acquisition, and as a result, LPS became an indirect, wholly-owned subsidiary of FNF. Upon the closing of the LPS Acquisition, the shares of LPS common stock, which previously traded under the ticker symbol "LPS" on the NYSE, ceased trading on, and were delisted from, the NYSE.

        Following the LPS Acquisition, on January 3, 2014, a series of transactions were effected, which we refer to as the Internal Reorganization, pursuant to which (i) LPS was converted into a limited liability company and renamed BKIS, a Delaware limited liability company; (ii) the former Transaction Services businesses of LPS were transferred by BKIS to BKHI, a Delaware corporation and wholly-owned subsidiary of FNF, and contributed by BKHI to another of its then wholly-owned subsidiaries, ServiceLink, a Delaware limited liability company; (iii) BKFS LLC acquired all of the membership interests of BKIS; and (iv) all of the outstanding membership interests of Commerce Velocity were contributed by BKHI to BKFS LLC.

        As a result of the Internal Reorganization, BKFS LLC owns substantially all of the former Technology, Data and Analytics segment of LPS and Commerce Velocity. BKFS LLC did not acquire the former Transaction Services segment of LPS.

        Following the Internal Reorganization, BKFS LLC issued, in the aggregate, 35.0% of the Units, to (i) certain affiliates of THL, which we refer to as the THL Affiliates, and (ii) THL Black Knight I Holding Corp. and THL Investors Black Knight I Holding Corp., together, which we refer to as the THL Intermediaries, each of which is a Delaware corporation and an affiliate of THL, formed for the purpose of holding investments in BKFS LLC.

        Following the Internal Reorganization and the subsequent issuance of Units to THL, BKFS LLC was majority-owned by FNF through its wholly-owned subsidiary, BKHI, and certain affiliates of FNF and BKHI, and minority owned by THL through the THL Affiliates and THL Intermediaries.

Contribution of Property Insight

        On June 2, 2014, as part of an additional internal reorganization, two wholly-owned subsidiaries of FNF contributed to BKFS LLC their respective interests in Property Insight, which provides property information used by title insurance underwriters, title agents and closing attorneys to underwrite title insurance policies for real property sales and transfers. As a result, BKFS LLC is the sole member of Property Insight. In connection with the Property Insight contribution, BKFS LLC issued an additional 6.4 million Units to certain affiliates of BKHI. As a result of this issuance, THL Affiliates' and THL Intermediaries' combined percentage ownership in BKFS LLC was reduced from 35.0% to 32.9%, and FNF's percentage of beneficial ownership of BKFS LLC increased from 65.0% to 67.1%.

        Effective January 1, 2017, Property Insight realigned its commercial relationship with FNF. See further discussion under "—Realignment of Property Insight" below.

Initial Public Offering

        On May 26, 2015, we completed our initial public offering, which we refer to as IPO, in which we issued and sold 20,700,000 shares of our Class A common stock at a price of $24.50 per share. In connection with our IPO, we effected several reorganization transactions, which we refer to as the Offering Reorganization. See Note 1 to the Notes to Consolidated Financial Statements on Black Knight's Annual Report on page F-10, for a more detailed discussion of the IPO.

2016 Acquisitions

        On May 16, 2016, Black Knight completed its acquisition of eLynx Holdings, Inc., which we refer to as eLynx, a leading lending document and data delivery platform. eLynx helps clients in the financial services and real estate industries electronically capture and manage documents and associated data throughout the document lifecycle. Black Knight purchased eLynx to augment its origination technologies. This acquisition positions Black Knight to electronically support the full mortgage origination process.

        On June 22, 2016, Black Knight completed its acquisition of Motivity Solutions, Inc., which we refer to as Motivity, which provides customized mortgage business intelligence software solutions. Motivity will be integrated with Black Knight's LoanSphere product suite, including the LoanSphere Data Hub, to provide clients with deeper insights into their origination and servicing operations and portfolios.

Planned Distribution of FNF's Ownership Interest

        On December 7, 2016, we announced that FNF's Board of Directors approved a tax-free plan, which we refer to as the Distribution Plan, whereby FNF intends to distribute all 83.3 million shares of Black Knight common stock that it currently owns to FNF Group shareholders. We expect the Distribution Plan to be effectuated through four newly-formed corporations, New BKH, New Black Knight, Merger Sub One and Merger Sub Two as follows:

  •
  BKHI will contribute all of its 83.3 million shares of Black Knight Class B common stock and all of its Units to New BKH in exchange for 100% of the shares of New BKH common stock;

  •
  Following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI;

  •
  Immediately thereafter, FNF will distribute the shares of New BKH common stock to its shareholders, which we refer to as the spin-off, provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock;

  •
  Immediately following the spin-off, Merger Sub One will merge with and into New BKH, which we refer to as the New BKH merger;

  •
  In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be exchanged for one share of New Black Knight common stock;

  •
  Immediately following the New BKH merger, Merger Sub Two will merge with and into Black Knight, which we refer to as the BKFS merger;

  •
  In the BKFS merger, each outstanding share of Black Knight Class A common stock (other than shares owned by Black Knight and New BKH) will be exchanged for one share of New Black Knight common stock; and

  •
  New Black Knight will be the public company following the completion of the distribution and mergers.

        The Distribution Plan is subject to the filing and acceptance of registration statements for the Black Knight spin-off with the SEC; Black Knight shareholder approval; and other customary closing conditions.

        Significant progress was made on the planned distribution of FNF's ownership interest in Black Knight during the second quarter, with several milestones achieved. FNF announced the receipt of the private letter ruling from the Internal Revenue Service approving certain aspects relating to the tax-free spin-off of the Black Knight shares on May 10, 2017, formal agreements with FNF were signed on June 8, 2017, preliminary Registration Statements on Forms S-4 and S-1 were filed with the SEC on June 13, 2017 and June 21, 2017, respectively, comments from the SEC were received on July 10, 2017 and Amendment No. 1 to Forms S-1 and S-4 were filed with the SEC on July 18, 2017. Once the SEC declares the Registration Statements on Forms S-1 and S-4 effective, the proxy statement/prospectus will be mailed to shareholders and the shareholder vote will be held at the earliest twenty business days after the mailing. The closing of the Distribution Plan is still expected by the end of the third quarter of 2017.

Realignment of Property Insight

        Effective January 1, 2017, Property Insight, a Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight continues to own the title plant technology and retain sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight no longer recognizes revenues or expense related to title plant posting and maintenance, but charges FNF a license fee for use of the technology to access and maintain the title plant data. Had the realignment taken place on January 1, 2016, Black Knight revenues and expenses for 2016 would have been lower by approximately $30 million with essentially no effect to operating income. This transaction did not result in any gain or loss.

Share Repurchase Program

        On January 31, 2017, our Board of Directors authorized a three-year share repurchase program, effective February 3, 2017, under which the Company may repurchase up to 10 million shares of its Class A common stock. The timing and volume of share repurchases will be determined by our management based on ongoing assessments of the capital needs of the business, the market price of Black Knight common stock and general market conditions. The repurchase program authorizes us to purchase Black Knight common stock from time to time through February 2, 2020, through open market purchases, negotiated transactions or other means, in accordance with applicable securities laws and other restrictions. During the three months ended June 30, 2017, we repurchased approximately 1.2 million shares of our Class A common stock for $46.6 million, or an average of $39.18 per share. At the end of the second quarter, we had approximately 8.8 million shares remaining under our share repurchase program. We anticipate that the New Black Knight board of directors will authorize a share repurchase program authorizing the repurchase of shares of New Black Knight's common stock, which program is anticipated to be consistent with the current Black Knight share repurchase program.

Term B Loan Repricing

        On February 27, 2017, Black Knight InfoServ, LLC, which we refer to as BKIS, entered into a First Amendment to Credit and Guaranty Agreement, which we refer to as the Credit Agreement First Amendment or the Term B Loan Repricing, with JPMorgan Chase Bank, N.A. as administrative agent. Pursuant to the Credit Agreement First Amendment, the Term B Loan, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, bears interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of 125 basis points, or (ii) the Eurodollar rate plus a margin of 225 basis points, subject to a Eurodollar rate floor of 75 basis points. The Term B Loan matures on May 27, 2022. In addition, the Credit Agreement First Amendment permits the Distribution Plan.

Debt Refinancing and Senior Notes Redemption

        On April 26, 2017, BKIS entered into a Second Amendment to Credit and Guaranty Agreement, which we refer to as the Credit Agreement Second Amendment, with the JPMorgan Chase Bank, N.A. as administrative agent, the guarantors party thereto, the other agents party thereto and the lenders party thereto. The Credit Agreement Second Amendment increases (i) the aggregate principal amount of the Term A Loan, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, by $300.0 million to $1,030.0 million and (ii) the aggregate principal amount of commitments under the Revolving Credit Facility, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, by $100.0 million to $500.0 million. The Credit Agreement Second Amendment also reduces the pricing applicable to the loans under the Term A Loan and Revolving Credit Facility by 25 basis points and reduces the unused commitment fee applicable to the Revolving Credit Facility by 5 basis points. The Term A Loan and Revolving Credit Facility bear interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of between 25 and 100 basis points depending on the total leverage ratio of BKFS LLC and its restricted subsidiaries on a consolidated basis, which we refer to as the Consolidated Leverage Ratio, and (ii) the Eurodollar rate plus a margin of between 125 and 200 basis points depending on the Consolidated Leverage Ratio, subject to a Eurodollar rate floor of zero basis points. In addition, BKIS will pay an unused commitment fee of between 15 and 30 basis points on the undrawn commitments under the Revolving Credit Facility, also depending on the Consolidated Leverage Ratio. Pursuant to the terms of the Credit Agreement Second Amendment, the Term A Loan and the Revolving Credit Facility mature on February 25, 2022.

        On April 26, 2017, we redeemed the outstanding Senior Notes, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, at a price of 104.825%, which we refer to as the Redemption, and paid $0.7 million in accrued interest.

THL Secondary Offering

        On May 8, 2017, Black Knight announced the pricing of an underwritten secondary offering of 5,000,000 shares of its Class A common stock, which we refer to as the Offering, by affiliates of THL pursuant to a shelf registration statement on Form S-3 filed with the SEC on May 8, 2017. Affiliates of THL in the Offering granted the underwriter an option to purchase up to 750,000 additional shares, which we refer to as the Overallotment Option. The Offering closed on May 12, 2017, and the full exercise of the Overallotment Option closed on May 18, 2017. The Company did not sell any shares and did not receive any proceeds related to the Offering or Overallotment Option. See Note 1 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-60 for the change in ownership percentages related to these transactions.

Our Corporate Structure

        Black Knight conducts its business through BKFS LLC and its subsidiaries. We have a sole managing member interest in BKFS LLC, which grants us the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries, pursuant to the terms of its Second Amended and Restated Limited Liability Company Agreement, which we refer to as the LLC Agreement. Under the terms of the LLC Agreement, we are authorized to manage the business of BKFS LLC, including enter into contracts, manage bank accounts, hire employees and agents, incur and pay debts and expenses, merge or consolidate with other entities and pay taxes. We consolidate BKFS LLC in our consolidated financial statements and report noncontrolling interests related to the Units in BKFS LLC held by BKHI and certain THL Affiliates. Shareholders of Black Knight indirectly control BKFS LLC through our managing member interest.

        FNF, through BKHI, and certain THL Affiliates hold Units and a number of shares of our Class B common stock equal to the number of Units held by each such owner. These owners have the right to exchange their Units, together with the corresponding shares of our Class B common stock, which will be canceled in connection with an exchange, for cash from BKFS LLC or, at our option, shares of our Class A common stock pursuant to the terms of the LLC Agreement.

        Our corporate structure prior to the transactions contemplated herein, as described above, is commonly referred to as an "Up-C" structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering. Our Up-C structure allows the owners of BKFS LLC to realize tax benefits associated with ownership interests in an entity that is treated as a partnership, or "passthrough" entity, for income tax purposes. These benefits include limiting entity level corporate taxes. Because Units are exchangeable for cash from BKFS LLC or, at our option, shares of our Class A common stock, the Up-C structure also provides the owners of BKFS LLC potential liquidity that holders of privately held limited liability companies are not typically afforded. The owners of BKFS LLC also have voting rights in Black Knight equal to those of holders of our Class A common stock through their ownership of shares of our Class B common stock. Black Knight also holds Units and receives the same benefits as the other holders of Units on account of its ownership in an entity treated as a partnership, or passthrough entity, for income tax purposes. Meanwhile, holders of our Class A common stock have economic and voting rights similar to those of holders of common stock of non-Up-C structured public companies. Following the consummation of the transactions contemplated herein, the Up-C structure will be removed.

        Generally, we receive a pro-rata share of any distributions made by BKFS LLC to its members, which include us, BKHI and certain THL Affiliates. However, pursuant to the LLC Agreement, BKFS LLC is required to make tax distributions to help each of the holders of the Units pay taxes according to such holder's allocable share of taxable income rather than on a pro-rata basis. Additionally, tax distributions are required to be made based upon an assumed tax rate, and, under certain circumstances, BKFS LLC may make tax distributions that, in the aggregate, exceed the amount of taxes that BKFS LLC would have paid if it were a similarly situated corporate taxpayer. Funds used by BKFS LLC to satisfy its tax distribution obligations are not available for reinvestment in our business. See "Risk Factors—Risks Related to Our Structure".

        Black Knight is a holding company and its sole asset is its interest in BKFS LLC. Black Knight, through our sole managing member interest, has 100% of the voting power in BKFS LLC and, through our ownership of Units, we had 44.5% of the economic interests in BKFS LLC immediately following the IPO. Investors in Black Knight hold an indirect interest in BKFS LLC through us.

Basis of Presentation

        As a result of the Internal Reorganization, IPO and Offering Reorganization, and for the purposes of this "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial position, results of operations and cash flows include:

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  the consolidated financial position, results of operations and cash flows of Black Knight for all periods following the completion of our IPO on May 26, 2015; and

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  the consolidated financial position, results of operations and cash flows of BKFS LLC, including the results of operations and cash flows of the businesses of Commerce Velocity and Property Insight for the time period beginning on January 1, 2014 through May 25, 2015, the day prior to the completion of our IPO.

Business Trends and Conditions

General

        The U.S. mortgage market is large, and the loan life cycle is complex and consists of several stages. The mortgage loan life cycle includes origination, servicing and default. Mortgages are originated to finance home purchases or refinance existing mortgages. Once a mortgage is originated, it is serviced on a periodic basis by mortgage servicers, which may not be the lenders that originated the mortgage. Furthermore, if a mortgage experiences default, it triggers a set of multifaceted processes with an assortment of potential outcomes depending on a mix of variables.

        Underlying the three major components of the mortgage loan life cycle are the technology, data and analytics support behind each process, which has become increasingly critical to industry participants due to the complexity of regulatory requirements. As the industry has grown in complexity, participants have responded by outsourcing to large scale specialty providers, automating manual processes and seeking end-to-end solutions that support the processes required to manage the entire mortgage loan life cycle.

        The U.S. mortgage market has seen significant change over the past few years and is expected to continue to evolve going forward. Key regulatory actions arising from the recent financial crisis, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as Dodd-Frank Act, and the establishment of the Consumer Financial Protection Bureau , which we refer to as CFPB, impose new and evolving standards for market participants. These regulatory changes have spurred lenders and servicers to seek technology solutions that facilitate the meeting of compliance obligations in the face of a changing regulatory environment while remaining efficient and profitable.

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  Evolving regulation.  Most U.S. mortgage market participants have become subject to increased regulatory oversight and regulatory requirements as federal and state governments have enacted various new laws, rules and regulations. One example of such legislation is the Dodd-Frank Act, which contained broad changes for many sectors of the financial services and lending industries and established the CFPB, the federal regulatory agency responsible for regulating consumer financial protection within the United States. It is our experience that mortgage lenders have become more focused on minimizing the risk of non-compliance with these evolving regulations and are looking toward technologies and solutions that help them comply with the increased regulatory oversight and requirements.

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  Lenders increasingly focused on core operations.  As a result of greater regulatory scrutiny and the higher cost of doing business, we believe lenders have become more focused on their core operations and customers. We believe that lenders are increasingly shifting from in-house technologies to solutions with third-party providers who can provide better technology and services more efficiently. Lenders require these vendors to provide best-in-class technology and deep domain expertise and to assist them in maintaining regulatory compliance.

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  Growing role of technology in the U.S. mortgage industry.  Banks and other lenders and servicers have become increasingly focused on technology automation and workflow management to operate more efficiently and meet their regulatory guidelines. We believe that vendors must be able to support the complexity of the market, display extensive industry knowledge and possess the financial resources to make the necessary investments in technology to support lenders.

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  Increased demand for enhanced transparency and analytic insight.  As U.S. mortgage market participants work to minimize the risk in lending, servicing and capital markets, they rely on the integration of data and analytics with technologies that enhance the decision making process. These industry participants rely on large comprehensive third party databases coupled with enhanced analytics to achieve these goals.

Mortgage Originations

        Our various businesses are affected differently by the level of mortgage originations, including refinancing transactions. MSP is minimally affected by varying levels of mortgage originations because it earns revenues based on the total number of mortgage loans it processes, which tend to stay more constant than the market for originations. Our origination technology and some of our data businesses may be affected by the volume of real estate transactions and mortgage originations, but many of our client contracts for origination technology contain minimum charges.

Economic Conditions

        Our various businesses may also be affected by general economic conditions. For example, in the event that a difficult economy or other factors lead to a significant decline in levels of home ownership and a significant reduction in the number of mortgage loans outstanding and we are not able to counter the effect of those events with increased market share or higher fees, it could have a material adverse effect on our mortgage processing revenues. In contrast, we believe that a weaker economy tends to increase the volume of consumer mortgage defaults, which can increase the revenues in our specialty servicing technology business that is used to service residential mortgage loans in default. Also, interest rates tend to decline in a weaker economy driving higher than normal refinance transactions that provide potential volume increases to our origination technology offerings, most specifically the Exchange platform.

Regulatory Requirements

        In recent years, there has been an increased legislative and regulatory focus on consumer protection practices. As a result, federal and state governments have enacted various new laws, rules and regulations. One example of such legislation is the Dodd-Frank Act, which was signed into law in July 2010. The Dodd-Frank Act contains broad changes for many sectors of the financial services and lending industries and established the CFPB, a new federal regulatory agency responsible for regulating consumer financial protection within the U.S. This has led banks and other lenders to seek technology solutions that assist them in satisfying their regulatory compliance obligations in the face of a changing regulatory environment. We have developed solutions that target this need, which has resulted in additional revenues.

        The CFPB has issued guidance that applies to "supervised service providers," which the CFPB has defined to include service providers, like us, to CFPB-supervised banks and non-banks. In addition, the Dodd-Frank Act contains the Mortgage Reform and Anti-Predatory Lending Act that imposes a number of additional requirements on lenders and servicers of residential mortgage loans. It is difficult to predict the form that new rules or regulations implemented by the CFPB or other regulations implemented under other requirements of the Dodd-Frank Act may take, what additional legislative or regulatory changes may be approved in the future, or whether those changes may require us to change our business practices or incur increased costs of compliance.

Critical Accounting Estimates

        Our discussion and analysis of our financial condition and results of operations is based upon audited consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. The preparation of these financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. On an ongoing basis, we evaluate our estimates including those related to revenue recognition, goodwill and other intangible assets and computer software. These judgments are based on our historical experience, terms of our existing contracts, our evaluation of trends in the industry, information provided by our clients and information available from outside sources as appropriate. Our actual results may differ from those estimates. See Note 3 to the Notes to Consolidated Financial Statements on page F-16, for additional description of the significant accounting policies that have been followed in preparing our Consolidated Financial Statements.

        The accounting policies described below are the ones that we consider to be the most critical to an understanding of our financial condition and results of operations and that require the most complex and subjective management judgment.

Revenue Recognition

        We recognize revenues in accordance with Financial Accounting Standards Board, Accounting Standards Codification, which we refer to as ASC, Topic 605, Revenue Recognition. Recording revenues requires judgment, including determining whether an arrangement includes multiple elements, whether any of the elements are essential to the functionality of any other elements and the allocation of the consideration based on each element's relative selling price. Clients receive certain contract elements over time and changes to the elements in an arrangement or, in our determination, to the relative selling price for these elements, could materially affect the amount of earned and unearned revenues reflected in our financial statements.

        The primary judgments relating to our revenue recognition include determining whether (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the seller's price to the buyer is fixed or determinable; and (iv) collectability is reasonably assured. Judgment is also required to determine whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting.

        If the deliverables under a contract are software related, we determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units. This determination, as well as management's ability to establish vendor specific objective evidence, which we refer to as VSOE, of the fair value for the individual deliverables can affect both the amount and the timing of revenue recognition under these agreements. The inability to establish VSOE of the fair value for each contract deliverable results in having to record deferred revenues and/or applying the residual method. For arrangements where we determine VSOE of the fair value for software maintenance using a stated renewal rate within the contract, we use judgment to determine whether the renewal rate represents fair value for that element as if it had been sold on a stand-alone basis. For a small percentage of revenues, we use contract accounting when the arrangement with the client includes significant customization, modification or production of software. For elements accounted for under contract accounting, revenues are recognized using the percentage-of-completion method since reasonably dependable estimates of revenues and contract hours applicable to various elements of a contract can be made.

        We are often party to multiple concurrent contracts with the same client. These situations require judgment to determine whether the individual contracts should be aggregated or evaluated separately for purposes of revenue recognition. In making this determination we consider the timing of negotiating and executing the contracts, whether the different elements of the contracts are interdependent and whether any of the payment terms of the contracts are interrelated.

        Due to the large number, broad nature and average size of individual contracts we are a party to, the effect of judgments and assumptions we apply in recognizing revenues for any single contract is not likely to have a material effect on our consolidated operations. However, the broader accounting policy assumptions that we apply across similar arrangements or classes of clients could significantly influence the timing and amount of revenues recognized in our results of operations.

Goodwill and Other Intangible Assets

        We have significant intangible assets that were acquired through business acquisitions. These assets consist of purchased client relationships, contracts, intellectual property and the excess of purchase price over the fair value of identifiable net assets acquired (goodwill).

        As of June 30, 2017, goodwill was $2,306.8 million. Goodwill is not amortized, but is tested for impairment annually or more frequently if circumstances indicate potential impairment. In evaluating the recoverability of goodwill, we perform a qualitative analysis to determine whether it is more likely than not that our fair value exceeds our carrying value. Based on the results of this analysis, an annual goodwill impairment test may be completed based on an analysis of the discounted future cash flows generated by the underlying assets. The process of determining whether or not an asset, such as goodwill, is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Such projections are inherently uncertain and, accordingly, actual future cash flows may differ materially from projected cash flows. In evaluating the recoverability of goodwill, we perform an annual goodwill impairment test on our reporting units based on an analysis of the discounted future net cash flows generated by the reporting units' underlying assets. Such analyses are particularly sensitive to changes in estimates of future net cash flows and discount rates. Changes to these estimates might result in material changes in the fair value of the reporting units and determination of the recoverability of goodwill that may result in charges against earnings and a reduction in the carrying value of our goodwill. We have completed our annual goodwill impairment analysis in each of the past three years and as a result, no impairment charges were recorded to goodwill in 2016, 2015 and 2014.

        As of June 30, 2017, intangible assets, net of accumulated amortization, were $265.3 million, which consists primarily of client relationships and client contracts. Long-lived assets and intangible assets with definite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The valuation of these assets involves significant estimates and assumptions concerning matters such as client retention, future cash flows and discount rates. If any of these assumptions change, it could affect the recoverability of the carrying value of these assets. Client relationships are amortized over their estimated useful lives using an accelerated method that takes into consideration expected client attrition rates over a period of up to 10 years from the acquisition date. All intangible assets that have been determined to have indefinite lives are not amortized, but are reviewed for impairment at least annually in accordance with ASC Topic 350, Intangibles-Goodwill and Other, or ASC 350. The initial determination of estimated useful lives and the allocation of the purchase price to the fair values of the intangible assets other than goodwill require significant judgment and may affect the amount of future amortization of such intangible assets.

        Definite-lived intangible assets are amortized over their estimated useful lives ranging from 5 to 10 years using accelerated methods. There is an inherent uncertainty in determining the expected useful life of or cash flows to be generated from intangible assets. We have not historically experienced material changes in these estimates but could be subject to them in the future.

Computer Software

        Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. As of June 30, 2017, computer software, net of accumulated amortization, was $432.7 million. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life. Software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from 3 years to 10 years.

        Capitalized software development costs are accounted for in accordance with either ASC Topic 985, Software, Subtopic 20, Costs of Software to Be Sold, Leased, or Marketed, or ASC 350, Subtopic 40, Internal-Use Software. For computer software products to be sold, leased, or otherwise marketed (ASC 985-20 software), all costs incurred to establish the technological feasibility are research and development costs, and are expensed as they are incurred. Costs incurred subsequent to establishing technological feasibility, such as programmers' salaries and related payroll costs and costs of independent contractors, are capitalized and amortized on a product-by-product basis commencing on the date of general release to clients. We do not capitalize any costs once the product is available for general release to clients. For internal-use computer software products (ASC 350-40 software), internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred during the application development stage are capitalized and amortized on a product-by-product basis commencing on the date the software is ready for its intended use. We do not capitalize any costs once the software is ready for its intended use. Internally developed software costs are amortized using straight-line or accelerated methods over the estimated useful life. Useful lives of computer software range from 3 years to 10 years.

        We also assess the recorded value of computer software for impairment on a regular basis by comparing the carrying value to the estimated future cash flows to be generated by the underlying software asset. There is an inherent uncertainty in determining the expected useful life of or cash flows to be generated from computer software. We have not historically experienced material changes in these estimates but could be subject to them in the future.

Factors Affecting the Comparability of Our Results of Operations

        As a result of a number of factors, our results of operations for periods prior to the IPO and the debt refinancing, as described in Note 11 to the Notes to Consolidated Financial Statements on page F-35, are not comparable to periods thereafter, and our historical results of operations may not be comparable to our results of operations in future periods and our results of operations may vary from period to period. Set forth below is a brief discussion of the key factors affecting the comparability of our results of operations.

        Expenses Associated with the Internal Reorganization.    In connection with the Internal Reorganization, we incurred significant transaction costs and transition and integration expenses in 2014, including employee severance, bonuses under our short-term compensation program, referred to as the Synergy Incentive Program, that rewarded our executive officers for maximizing cost reductions relating to the LPS Acquisition and certain other non-recurring professional fees and other costs.

        Related Party Transactions.    We are party to certain transactions with entities that became our related parties on January 2, 2014 as part of the LPS Acquisition. For example, prior to our IPO, we had a management agreement with each of THL Managers VI, LLC and FNF pursuant to which we received consulting services in exchange for a fee for such services in the annual amount of $3.2 million to THL Managers VI, LLC and $5.8 million to FNF. Following our IPO, we no longer pay these management fees. The other related party transactions with FNF, THL, THL Managers VI, LLC, THL Affiliates and ServiceLink do not have a material effect on the comparability of our results of operations.

        Interest Expense.    We used a portion of the proceeds from our IPO to reduce our outstanding debt by repaying a portion of the 5.75% senior notes due 2023, which we refer to as Senior Notes, and former intercompany notes, as described in Note 11 to the Notes to Consolidated Financial Statements on page F-35. On May 27, 2015, we entered into a credit agreement for new facilities with lower interest rates to refinance the remaining balance of our former intercompany notes and former mirror note with FNF. On February 27, 2017, we amended our credit agreement and repriced our term B loan facility reducing the margin by 75 basis points. We further amended our credit agreement on April 26, 2017 to refinance our term A loan facility, increasing the aggregate principal amount by $300.0 million, and Revolving Credit Facility, increasing the aggregate principal amount of commitments by $100.0 million. The second amendment reduced the pricing applicable to the loans under the term A facility and Revolving Credit Facility by 25 basis points and reduced the unused commitment fee applicable to the Revolving Credit Facility by 5 basis points. We also redeemed the Senior Notes on April 26, 2017. For the period from May 26, 2015 through April 25, 2017, we paid FNF a guarantee fee for its guarantee of the Senior Notes. Our total long-term debt outstanding decreased from $2,135.1 million at December 31, 2014 to $1,661.5 million as of December 31, 2015. Our total long-term debt outstanding further declined to $1,570.2 million as of December 31, 2016, and decreased to $1,554.7 million as of June 30, 2017. As a result of the decrease in total long-term debt outstanding and the lower interest rates with the new facilities, our interest expense is significantly lower in periods following our IPO.

        Income Taxes.    Our effective tax rate for the years ended December 31, 2016, 2015 and 2014 was 16.2%, 14.0% and 4.7%, respectively. The increase in the effective tax rate is primarily due to the fact that following the IPO we are taxed as a corporation on our 44.5% ownership interest in BKFS LLC.

        Cost Reduction Actions.    In connection with the LPS Acquisition, we put action plans in place to reduce operating costs and increase our profitability. We also put the Synergy Incentive Program in place to incentivize our management team to accomplish planned cost reductions. As a result of the actions taken during 2014, we have reduced our operating expenses as a percent of revenues. Substantially all of our planned cost reduction actions were complete as of September 30, 2014.

Key Components of Results of Operations

Revenues

        We generate revenues primarily through contractual arrangements that we enter into with clients to provide services, software and software-related services either individually or as part of an integrated offering of multiple services. These arrangements occasionally include offerings from more than one business unit to the same client.

        The following is a description of our revenues by segment:

Technology

        Our Technology segment revenues are primarily derived from hosted software, licensed software and software-related services. In some cases, these services are offered in combination with one another, and in other cases we offer them individually. Revenues from hosted software are typically volume-based and depend on factors such as the number of accounts processed, frequently subject to volume minimums; transactions processed; and computer resources utilized.

Data and Analytics

        Our Data and Analytics segment revenues are primarily derived from data and valuation-related services. Our Data and Analytics segment owns or licenses data assets that primarily include loan information and property sales and characteristic information. We both license our data directly to our clients and provide our clients with analytical products and workflow solutions for risk management, multiple listing services, title insurance underwriting, collateral assessment and loan quality reviews.

Expenses

        The following is a brief description of the components of our expenses:

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  Operating expenses include payroll, employee benefits, occupancy costs, data processing costs, program design and development costs and professional services.

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  Transition and integration costs for the six months ended June 30, 2017 primarily represent legal and professional fees related to the planned distribution of FNF's ownership interest in Black Knight. In 2016, these consist of incremental costs associated with acquisitions and professional services related to the planned distribution of FNF's ownership interest. In 2015, these consist of costs related to our IPO, as well as member management fees through May 25, 2015. In 2014, these consisted of incremental costs associated with executing the LPS Acquisition, as well as the related transitioning costs including employee severance, expenses associated with our Synergy Incentive Program, certain other non-recurring professional and other costs as well as member management fees paid to FNF and THL Managers VI, LLC.

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  Depreciation and amortization expense consists of our depreciation related to investments in property and equipment, including information technology hardware, as well as amortization of purchased and developed software and other intangible assets, principally client relationships recorded in connection with acquisitions. It also includes the amortization of previously deferred implementation-related expenses.

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  Interest expense subsequent to May 26, 2015, consists of interest on the Senior Notes, interest on our new credit facilities, commitment fees on our Revolving Credit Facility, administrative agent fees, rating agency fees and a guarantee fee that we paid FNF for its guarantee of the Senior Notes. See Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on Black Knight's Quarterly Report on page F-70 and Note 11 in the Notes to Consolidated Financial Statements on Black Knight's Annual Report on page F-35, for a more detailed discussion of our Interest expense. In 2014 and 2015 through May 26, 2015, Interest expense consisted of interest on the Senior Notes and interest on the former intercompany notes and the former mirror note that were payable to FNF.

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  Other expense, net for the six months ended June 30, 2017 primarily consisted of amounts related to the Senior Notes redemption, Term A Loan and Revolving Credit Facility refinancing and Term B Loan repricing, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70 and the resolution of a legacy legal matter. Other expense, net for 2016 primarily consisted of litigation-related costs primarily associated with the Merion Capital legal matter, as described in Note 12 to the Notes to Consolidated Financial Statements on page F-41. Other expense, net for 2015 includes a $4.8 million net loss on the partial redemption of the Senior Notes, as described in Note 11 to the Notes to Consolidated Financial Statements on page F-35. In 2014, Other expense, net consisted of costs associated with the Merion Capital legal matter that resulted from the LPS Acquisition, including interest and estimated costs to defend ourselves in this matter. On September 18, 2014, we reached an agreement with Merion Capital to resolve an interest motion and FNF paid Merion Capital the merger consideration (cash and stock). As of December 31, 2014, Black

    Knight had incurred expenses of $11.9 million in connection with this matter, including $9.0 million for interest accrued through the settlement date and a $2.9 million accrual for legal defense expenses.

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  Income tax expense (benefit) represents federal, state, local and foreign taxes based on income attributable to Black Knight in multiple jurisdictions.

Results of Operations

Key Performance Metrics

        We use Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin for financial and operational decision making and as a means to evaluate period-to-period comparisons. Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures, which we believe are useful for investors in evaluating our overall financial performances. Black Knight believes these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. Adjusted Revenues, Adjusted EBITDA and Adjusted EBITDA for the Technology and Data and Analytics segments are presented in conformity with ASC Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

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  Adjusted Revenues—We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other.

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  Adjusted EBITDA—We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

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  Depreciation and amortization;

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  Interest expense;

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  Income tax expense (benefit);

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  Other expense, net;

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  Loss (gain) from discontinued operations, net of tax;

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  deferred revenue purchase accounting adjustment recorded in accordance with GAAP;

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  equity-based compensation, including related payroll taxes;

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  transition and integration costs;

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  costs associated with debt and/or equity offerings, including the planned tax-free spin-off of Black Knight from FNF;

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  member management fees paid to FNF and THL Managers, LLC;

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  spin-off related transition costs;

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  acquisition-related costs; and

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  significant legal and regulatory matters.

        These adjustments are reflected in Corporate and Other.

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  Adjusted EBITDA Margin—Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.

Consolidated Results of Operations

  Interim Periods

        The following table sets forth the consolidated statements of operations of Black Knight for the periods indicated (dollars in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues	$262.2	$255.5	$520.3	$497.4
Expenses:
Operating expenses	142.0	144.4	287.5	281.2
Depreciation and amortization	50.1	49.2	102.9	97.4
Transition and integration costs	3.3	1.1	4.5	1.1

Total expenses	195.4	194.7	394.9	379.7

Operating income	66.8	60.8	125.4	117.7
Operating margin	25.5%	23.8%	24.1%	23.7%
Interest expense	(14.0)	(16.9)	(30.7)	(33.7)
Other expense, net	(14.5)	(4.0)	(16.5)	(4.8)

Earnings before income taxes	38.3	39.9	78.2	79.2
Income tax expense	9.1	6.7	15.1	12.9

Net earnings	$29.2	$33.2	$63.1	$66.3

Key Performance Metrics (Non-GAAP)
Adjusted Revenues	$263.4	$257.5	$522.9	$501.7

Adjusted EBITDA	$126.3	$116.5	$245.7	$226.6

Adjusted EBITDA Margin	47.9%	45.2%	47.0%	45.2%

        Reconciliations of the above non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the tables below (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues	$262.2	$255.5	$520.3	$497.4
Deferred revenue purchase accounting adjustment	1.2	2.0	2.6	4.3

Adjusted Revenues	$263.4	$257.5	$522.9	$501.7

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net earnings	$29.2	$33.2	$63.1	$66.3
Depreciation and amortization	50.1	49.2	102.9	97.4
Interest expense	14.0	16.9	30.7	33.7
Income tax expense	9.1	6.7	15.1	12.9
Other expense, net	14.5	4.0	16.5	4.8

EBITDA	116.9	110.0	228.3	215.1
Deferred revenue purchase accounting adjustment	1.2	2.0	2.6	4.3
Equity-based compensation	4.9	3.4	10.3	6.1
Debt and/or equity offering expenses	2.2	0.1	3.4	0.1
Spin-off related transition costs	1.1	—	1.1	—
Acquisition-related costs	—	1.0	—	1.0

Adjusted EBITDA	$126.3	$116.5	$245.7	$226.6

Adjusted EBITDA Margin	47.9%	45.2%	47.0%	45.2%

Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016 and Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Revenues

        Consolidated Revenues were $262.2 million in the three months ended June 30, 2017 compared to $255.5 million in the 2016 period, an increase of $6.7 million, or 3%. Consolidated Revenues were $520.3 million in the six months ended June 30, 2017 compared to $497.4 million in the 2016 period, an increase of $22.9 million, or 5%. The change in revenues is discussed further at the segment level below.

        The following table sets forth revenues by segment for the periods presented (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Technology	$220.5	$213.2	$441.1	$415.6
Data and Analytics	42.9	44.3	81.8	86.1
Corporate and Other (1)	(1.2)	(2.0)	(2.6)	(4.3)

Total	$262.2	$255.5	$520.3	$497.4

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

  Technology

        Revenues were $220.5 million in the three months ended June 30, 2017 compared to $213.2 million in the 2016 period, an increase of $7.3 million, or 3%. Our servicing technology business contributed $12.0 million of this increase, primarily driven by favorable client mix, price increases and higher transactional volumes. Our origination technology business declined $4.7 million, primarily driven by lower consulting revenues and volumes on the Exchange as a result of a decline in refinancing originations, partially offset by the eLynx Holdings, Inc., which we refer to as eLynx, acquisition.

        Revenues were $441.1 million in the six months ended June 30, 2017 compared to $415.6 million in the 2016 period, an increase of $25.5 million, or 6%. Our servicing technology business contributed $29.5 million of this increase, primarily driven by higher average loan volumes on our servicing platform, which increased 2.8% to 32.6 million average loans, price increases and higher transactional volumes. Our origination technology business declined $4.0 million, primarily driven by lower consulting revenues, volumes on the Exchange as a result of a decline in refinancing originations and client contract termination fees, partially offset by the eLynx acquisition.

  Data and Analytics

        Revenues were $42.9 million in the three months ended June 30, 2017 compared to $44.3 million in the 2016 period, a decrease of $1.4 million, or 3%. The decrease was driven by the effect of the Property Insight realignment, partially offset by incremental revenues from the Motivity acquisition and growth in our property data and multiple listing service businesses. Had the realignment taken place on January 1, 2016, Black Knight revenues for the three months ended June 30, 2016 would have been lower by $7.8 million.

        Revenues were $81.8 million in the six months ended June 30, 2017 compared to $86.1 million in the 2016 period, a decrease of $4.3 million, or 5%. The decrease was driven by the effect of the Property Insight realignment, partially offset by incremental revenues from the Motivity acquisition and growth in our property data and multiple listing service businesses. Had the realignment taken place on January 1, 2016, Black Knight revenues for the six months ended June 30, 2016 would have been lower by $15.0 million.

Operating Expenses

        Consolidated Operating expenses were $142.0 million in the three months ended June 30, 2017 compared to $144.4 million in the 2016 period, a decrease of $2.4 million, or 2%. Consolidated Operating expenses were $287.5 million in the six months ended June 30, 2017 compared to $281.2 million in the 2016 period, an increase of $6.3 million, or 2%. The changes in operating expenses are discussed further at the segment level below.

        The following table sets forth operating expenses by segment for the periods presented (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Technology	$91.0	$90.3	$184.7	$177.3
Data and Analytics	33.0	37.5	66.5	72.5
Corporate and Other	18.0	16.6	36.3	31.4

Total	$142.0	$144.4	$287.5	$281.2

  Technology

        Operating expenses were $91.0 million in the three months ended June 30, 2017 compared to $90.3 million in the 2016 period, an increase of $0.7 million, or 1%. The increase was primarily due to the eLynx acquisition, partially offset by lower personnel and IT costs.

        Operating expenses were $184.7 million in the six months ended June 30, 2017 compared to $177.3 million in the 2016 period, an increase of $7.4 million, or 4%. The increase was primarily due to the eLynx acquisition.

  Data and Analytics

        Operating expenses were $33.0 million in the three months ended June 30, 2017 compared to $37.5 million in the 2016 period, a decrease of $4.5 million, or 12%. The decrease was primarily driven by the Property Insight realignment, partially offset by the Motivity acquisition and the effect of costs associated with the data hub.

        Operating expenses were $66.5 million in the six months ended June 30, 2017 compared to $72.5 million in the 2016 period, a decrease of $6.0 million, or 8%. The decrease was primarily driven by the Property Insight realignment, partially offset by the Motivity acquisition and the effect of costs associated with the data hub.

  Corporate and Other

        Operating expenses were $18.0 million in the three months ended June 30, 2017 compared to $16.6 million in the 2016 period, an increase of $1.4 million, or 8%. The increase was primarily driven by higher equity-based compensation, partially offset by lower incentive bonus accruals.

        Operating expenses were $36.3 million in the six months ended June 30, 2017 compared to $31.4 million in the 2016 period, an increase of $4.9 million, or 16%. The increase was primarily driven by higher equity-based compensation and professional fees, partially offset by lower incentive bonus accruals.

Depreciation and Amortization

        Consolidated Depreciation and amortization was $50.1 million in the three months ended June 30, 2017 compared to $49.2 million in the 2016 period, an increase of $0.9 million, or 2%. Consolidated Depreciation and amortization was $102.9 million in the six months ended June 30, 2017 compared to $97.4 million in the 2016 period, an increase of $5.5 million, or 6%. The changes in depreciation and amortization are discussed further at the segment level below.

        The following table sets forth depreciation and amortization by segment for the periods presented (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Technology	$23.5	$25.8	$50.6	$51.2
Data and Analytics	3.8	2.3	7.3	4.4
Corporate and Other(1)	22.8	21.1	45.0	41.8

Total	$50.1	$49.2	$102.9	$97.4

(1)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

  Technology

        Depreciation and amortization was $23.5 million in the three months ended June 30, 2017 compared to $25.8 million in the 2016 period, a decrease of $2.3 million, or 9%. The decrease is primarily due to lower deferred contract costs amortization.

        Depreciation and amortization was $50.6 million in the six months ended June 30, 2017 compared to $51.2 million in the 2016 period, a decrease of $0.6 million, or 1%.

  Data and Analytics

        Depreciation and amortization was $3.8 million in the three months ended June 30, 2017 compared to $2.3 million in the 2016 period, an increase of $1.5 million, or 65%. The increase is primarily due to increased depreciation from both computer hardware and new software development.

        Depreciation and amortization was $7.3 million in the six months ended June 30, 2017 compared to $4.4 million in the 2016 period, an increase of $2.9 million, or 66%. The increase is primarily due to increased depreciation from both computer hardware and new software development.

Transition and Integration Costs

        Consolidated Transition and integration costs were $3.3 million in the three months ended June 30, 2017 compared to $1.1 million in the 2016 period, an increase of $2.2 million. Consolidated Transition and integration costs were $4.5 million in the six months ended June 30, 2017 compared to $1.1 million in the 2016 period, an increase of $3.4 million. Transition and integration costs for the 2017 period primarily represents legal and professional fees related to the planned distribution of FNF's ownership interests in Black Knight. Transition and integration costs for the 2016 period primarily represent costs associated with the eLynx and Motivity acquisitions.

Operating Income (Loss)

        Consolidated Operating income was $66.8 million in the three months ended June 30, 2017 compared to $60.8 million in the 2016 period, an increase of $6.0 million, or 10%. Consolidated Operating income was $125.4 million in the six months ended June 30, 2017 compared to $117.7 million in the 2016 period, an increase of $7.7 million, or 7%. The changes in operating income (loss) are discussed further at the segment level below.

        The following table sets forth operating income (loss) by segment for the periods presented (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Technology	$106.0	$97.1	$205.8	$187.1
Data and Analytics	6.1	4.5	8.0	9.2
Corporate and Other	(45.3)	(40.8)	(88.4)	(78.6)

Total	66.8	60.8	$125.4	$117.7

  Technology

        Operating income was $106.0 million in the three months ended June 30, 2017 compared to $97.1 million in the 2016 period, an increase of $8.9 million, or 9%. Operating margin was 48.1% in the three months ended June 30, 2017 compared to 45.5% in 2016. The increase in operating income is primarily due to revenue growth within servicing technology and lower depreciation and amortization.

        Operating income was $205.8 million in the six months ended June 30, 2017 compared to $187.1 million in the 2016 period, an increase of $18.7 million, or 10%. Operating margin was 46.7% in the six months ended June 30, 2017 compared to 45.0% in 2016. The increase in operating income is primarily due to revenue growth within servicing technology and lower depreciation and amortization.

  Data and Analytics

        Operating income was $6.1 million in the three months ended June 30, 2017 compared to $4.5 million in the 2016 period, an increase of $1.6 million, or 36%. Operating margin was 14.2% in the three months ended June 30, 2017 compared to 10.2% in 2016. The increase is primarily due to the effect of the Property Insight realignment, partially offset by costs associated with Motivity and the data hub and higher depreciation and amortization.

        Operating income was $8.0 million in the six months ended June 30, 2017 compared to $9.2 million in the 2016 period, a decrease of $1.2 million, or 13%. Operating margin was 9.8% in the six months ended June 30, 2017 compared to 10.7% in 2016. The decrease is primarily due to the effect of costs associated with Motivity and the data hub and higher depreciation and amortization.

  Corporate and Other

        Operating loss was $45.3 million in the three months ended June 30, 2017 compared to $40.8 million in the 2016 period, an increase of $4.5 million, or 11%. The increase was primarily driven by higher equity-based compensation and legal and professional fees related to the planned distribution of FNF's ownership interest in Black Knight, partially offset by lower incentive bonus accruals.

        Operating loss was $88.4 million in the six months ended June 30, 2017 compared to $78.6 million in the 2016 period, an increase of $9.8 million, or 12%. The increase was primarily driven by higher equity-based compensation and legal and professional fees related to the planned distribution of FNF's ownership interest in Black Knight, partially offset by lower incentive bonus accruals.

Interest Expense

        Consolidated Interest expense was $14.0 million in the three months ended June 30, 2017 compared to $16.9 million in the 2016 period, a decrease of $2.9 million, or 17%. Consolidated Interest expense was $30.7 million in the six months ended June 30, 2017 compared to $33.7 million in the 2016 period, a decrease of $3.0 million, or 9%. The decrease is driven by lower interest from the Term B Loan repricing and debt refinancing.

Other Expense, Net

        Consolidated Other expense, net was $14.5 million in the three months ended June 30, 2017 compared to $4.0 million in the 2016 period. The 2017 amount was primarily related to the Senior Notes redemption, Term A Loan and Revolving Credit Facility refinancing and the resolution of a legacy legal matter. Consolidated Other expense, net was $16.5 million in the six months ended June 30, 2017 compared to $4.8 million in the 2016 period. The 2017 amount primarily includes the amounts included in the second quarter and the Term B Loan repricing.

Income Tax Expense

        Consolidated Income tax expense was $9.1 million in the three months ended June 30, 2017 compared to $6.7 million in the 2016 period. Consolidated Income tax expense was $15.1 million in the six months ended June 30, 2017 compared to $12.9 million in the 2016 period. Our effective tax rate was 23.8% in the three months ended June 30, 2017 compared to 16.8% in the 2016 period. Our effective tax rate was 19.3% in the six months ended June 30, 2017 compared to 16.3% in the 2016 period. The increase is related to certain discrete items recorded during the quarter. These rates are lower than the typical federal and state statutory rate because of the effect of our noncontrolling interests.

Adjusted Revenues

        Consolidated Adjusted Revenues were $263.4 million in the three months ended June 30, 2017 compared to $257.5 million in the 2016 period, an increase of $5.9 million, or 2%. The increase was driven by favorable client mix, price increases, higher transactional volumes and the eLynx and Motivity acquisitions, partially offset by the effect of the Property Insight realignment.

        Consolidated Adjusted Revenues were $522.9 million in the six months ended June 30, 2017 compared to $501.7 million in the 2016 period, an increase of $21.2 million, or 4%. The increase was driven by higher average loan volumes on our servicing platform, price increases, higher transactional volumes and the eLynx and Motivity acquisitions, partially offset by the effect of the Property Insight realignment.

Adjusted EBITDA and Adjusted EBITDA Margin

        Consolidated Adjusted EBITDA was $126.3 million in the three months ended June 30, 2017 compared to $116.5 million in the 2016 period, an increase of $9.8 million, or 8%. Consolidated Adjusted EBITDA was $245.7 million in the six months ended June 30, 2017 compared to $226.6 million in the 2016 period, an increase of $19.1 million, or 8%. The changes in Adjusted EBITDA are discussed further at the segment level below.

        Consolidated Adjusted EBITDA Margin was 47.9% in the three months ended June 30, 2017 compared to 45.2% in the 2016 period, an increase of 270 basis points. Consolidated Adjusted EBITDA Margin was 47.0% in the six months ended June 30, 2017 compared to 45.2% in the 2016 period, an increase of 180 basis points. The changes in Adjusted EBITDA Margin are discussed further at the segment level below.

        The following tables set forth Adjusted EBITDA (in millions) and Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Technology	$129.5	$122.9	$256.4	$238.3
Data and Analytics	9.9	6.8	15.3	13.6
Corporate and Other	(13.1)	(13.2)	(26.0)	(25.3)

Total	$126.3	$116.5	$245.7	$226.6

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Technology	58.7%	57.6%	58.1%	57.3%
Data and Analytics	23.1%	15.3%	18.7%	15.8%
Corporate and Other	N/A	N/A	N/A	N/A

Total	47.9%	45.2%	47.0%	45.2%

  Technology

        Adjusted EBITDA was $129.5 million in the three months ended June 30, 2017 compared to $122.9 million in the 2016 period, an increase of $6.6 million, or 5%, with an Adjusted EBITDA Margin of 58.7%, an increase of 110 basis points from the 2016 period. The increase was primarily driven by incremental margins on revenue growth.

        Adjusted EBITDA was $256.4 million in the six months ended June 30, 2017 compared to $238.3 million in the 2016 period, an increase of $18.1 million, or 8%, with an Adjusted EBITDA Margin of 58.1%, an increase of 80 basis points from the 2016 period. The increase was primarily driven by incremental margins on revenue growth.

  Data and Analytics

        Adjusted EBITDA was $9.9 million in the three months ended June 30, 2017 compared to $6.8 million in the 2016 period, an increase of $3.1 million, or 46%, with an Adjusted EBITDA Margin of 23.1%, compared to 15.3% in the prior year period, an increase of 780 basis points from the 2016 period. The Adjusted EBITDA Margin increase was primarily due to the effect of incremental revenue growth and the Property Insight realignment, partially offset by costs associated with Motivity and the data hub.

        Adjusted EBITDA was $15.3 million in the six months ended June 30, 2017 compared to $13.6 million in the 2016 period, an increase of $1.7 million, or 13%, with an Adjusted EBITDA Margin of 18.7%, compared to 15.8% in the 2016 period, an increase of 290 basis points from the 2016 period. The Adjusted EBITDA Margin increase was primarily due to the effect of incremental revenue growth and the Property Insight realignment, partially offset by costs associated with Motivity and the data hub.

  Annual Periods

        The following table sets forth the consolidated statements of operations of Black Knight and BKFS LLC for the periods indicated (dollars in millions):

	Year ended December 31,
	2016	2015	2014
Revenues	$1,026.0	$930.7	$852.1
Expenses:
Operating expenses	582.6	538.2	514.9
Depreciation and amortization	208.3	194.3	188.8
Transition and integration costs	2.3	8.0	119.3

Total expenses	793.2	740.5	823.0

Operating income	232.8	190.2	29.1
Operating margin	22.7%	20.4%	3.4%
Interest expense	(67.6)	(89.8)	(128.7)
Other expense, net	(6.4)	(4.6)	(12.0)

Earnings (loss) from continuing operations before income taxes	158.8	95.8	(111.6)
Income tax expense (benefit)	25.8	13.4	(5.3)

Net earnings (loss) from continuing operations	133.0	82.4	(106.3)
Loss from discontinued operations, net of tax	—	—	(0.8)

Net earnings (loss)	$133.0	$82.4	$(107.1)

Key Performance Metrics (Non-GAAP)
Adjusted Revenues	$1,033.3	$940.3	$864.9

Adjusted EBITDA	$463.1	$413.5	$354.9

Adjusted EBITDA Margin	44.8%	44.0%	41.0%

        Reconciliations of the above non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the tables below (in millions):

	Year ended December 31,
	2016	2015	2014
Revenues	$1,026.0	$930.7	$852.1
Deferred revenue purchase accounting adjustment	7.3	9.6	12.8

Adjusted Revenues	$1,033.3	$940.3	$864.9

Net earnings (loss)	$133.0	$82.4	$(107.1)
Depreciation and amortization	208.3	194.3	188.8
Interest expense	67.6	89.8	128.7
Income tax expense (benefit)	25.8	13.4	(5.3)
Other expense, net	6.4	4.6	12.0
Discontinued operations, net of tax	—	—	0.8

EBITDA	441.1	384.5	217.9
Deferred revenue purchase accounting adjustment	7.3	9.6	12.8
Equity-based compensation	12.4	11.4	6.4
Transition and integration costs	—	—	110.3
Debt and/or equity offering expenses	0.6	4.4	—
Management fees	—	3.6	9.0
Acquisition-related costs	1.7	—	—
Legal and regulatory matters	—	—	(1.5)

Adjusted EBITDA	$463.1	$413.5	$354.9

Adjusted EBITDA Margin	44.8%	44.0%	41.0%

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues

        Consolidated Revenues were $1,026.0 million in 2016 and $930.7 million in 2015, an increase of $95.3 million, or 10%. The change in revenues is discussed further at the segment level below.

        The following table sets forth revenues of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2016	2015
Technology	$855.8	$765.8
Data and Analytics	177.5	174.3
Corporate and Other(1)	(7.3)	(9.4)

Total	$1,026.0	$930.7

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

Technology

        Revenues were $855.8 million in 2016 compared to $765.8 million in 2015, an increase of $90.0 million, or 12%. Our servicing technology business contributed $48.3 million of this increase, primarily driven by higher average loan volumes on our core servicing platform, which increased 5.4%

to 31.9 million average loans, price increases and new client wins. Our origination technology business contributed $41.7 million of this increase, primarily driven by prior year client implementations, higher transaction volumes on a platform that provides a fully interconnected network of originators, agents, settlement services providers and investors in the U.S., which we refer to as the Exchange, and revenues attributable to eLynx, partially offset by lower net professional services revenue.

Data and Analytics

        Revenues were $177.5 million in 2016 compared to $174.3 million in 2015, an increase of $3.2 million, or 2%. The increase was primarily driven by the Motivity Solutions acquisition partially offset by lower upfront revenues from long-term strategic license deals.

Operating Expenses

        Consolidated Operating expenses were $582.6 million in 2016 compared to $538.2 million in 2015, an increase of $44.4 million, or 8%. The changes in operating expenses are discussed further at the segment level below.

        The following table sets forth operating expenses of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2016	2015
Technology	$368.0	$341.4
Data and Analytics	151.0	145.5
Corporate and Other	63.6	51.3

Total	$582.6	$538.2

Technology

        Operating expenses were $368.0 million in 2016 compared to $341.4 million in 2015, an increase of $26.6 million, or 8%. In our origination technology business, the increase was primarily driven by the addition of eLynx and lower capitalized software development and deferred implementation costs. Our servicing technology business experienced a decrease in operating expenses, primarily driven by lower personnel costs.

Data and Analytics

        Operating expenses were $151.0 million in 2016 compared to $145.5 million in 2015, an increase of $5.5 million, or 4%. The increase was primarily driven by the Motivity Solutions acquisition and higher data-related costs, which were partially offset by reductions in other operating expenses, primarily lower personnel costs.

Corporate and Other

        Operating expenses were $63.6 million in 2016 compared to $51.3 million in 2015, an increase of $12.3 million, or 24%. The increase was primarily driven by higher incentive bonus accruals, higher compensation and employee-related costs as we expanded certain corporate functions, including risk management, in 2016 to support our continued growth and a full year of public company costs.

Depreciation and Amortization

        Consolidated Depreciation and amortization was $208.3 million in 2016 compared to $194.3 million in 2015. The changes in depreciation and amortization are discussed further at the segment level below.

        The following table sets forth depreciation and amortization of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2016	2015
Technology	$106.2	$93.3
Data and Analytics	8.8	7.2
Corporate and Other(1)	93.3	93.8

Total	$208.3	$194.3

(1)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

Technology

        Depreciation and amortization was $106.2 million in 2016 compared to $93.3 million in 2015, an increase of $12.9 million, or 14%. The main drivers of this increase are the amortization of deferred contract costs relating to client implementations, including accelerated amortization of $4.1 million related to certain deferred implementation costs, and the amortization from new software development offset by lower amortization of customer relationship assets.

Data and Analytics

        Depreciation and amortization was $8.8 million in 2016 compared to $7.2 million in 2015, an increase of $1.6 million, or 22%, primarily due to amortization from new software development.

Transition and Integration Costs

        Consolidated Transition and integration costs were $2.3 million in 2016 compared to $8.0 million in 2015. Transition and integration costs for the year ended December 31, 2016 primarily represent costs associated with the eLynx and Motivity acquisitions and professional services related to the planned distribution of FNF's ownership interest in Black Knight. Transition and integration costs during the year ended December 31, 2015 represent management fees paid to FNF and THL through May 25, 2015, prior to the IPO, and costs related to the IPO.

Operating Income (Loss)

        Consolidated Operating income was $232.8 million in 2016 compared to $190.2 million in 2015, an increase of $42.6 million, or 22%. The change in operating income (loss) is discussed further at the segment level below.

        The following table sets forth operating income (loss) of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2016	2015
Technology	$381.6	$331.1
Data and Analytics	17.7	21.6
Corporate and Other	(166.5)	(162.5)

Total	$232.8	$190.2

Technology

        Operating income was $381.6 million in 2016 compared to $331.1 million in 2015, an increase of $50.5 million, or 15%. Operating margin was 44.6% in 2016 compared to 43.2% in 2015. The increases in operating income and operating margin are due to strong incremental margins on the revenue growth and the benefit of prior year cost actions that were partially offset by higher depreciation and amortization.

Data and Analytics

        Operating income was $17.7 million in 2016 compared to $21.6 million in 2015, a decrease of $3.9 million. Operating margin was 10.0% in 2016 compared to 12.4% in 2015. The decrease is primarily due to the net impact of lower upfront revenues from long-term strategic license deals in the current year and higher depreciation and amortization.

Corporate and Other

        Operating loss was $166.5 million in 2016 compared to $162.5 million in 2015, an increase of $4.0 million, or 2%. The increase was primarily driven by higher incentive bonus accruals, higher compensation and employee-related costs as we expanded certain corporate functions, including risk management, in 2016 to support our continued growth and a full year of public company costs, partially offset by lower Transition and integration costs in 2016.

Interest Expense, Net

        Consolidated Interest expense, net was $67.6 million in 2016 compared to $89.8 million in 2015, a decrease of $22.2 million, or 25%. The decrease is attributable to the new credit facilities entered into during 2015, as well as lower debt outstanding following the IPO.

Other Expense, Net

        Consolidated Other expense, net was $6.4 million in 2016 compared to $4.6 million in 2015. The increase is primarily driven by legal fees associated with litigation matters.

Income Tax Expense

        Consolidated Income tax expense was $25.8 million in 2016 compared to $13.4 million in 2015. Our effective tax rate was 16.2% in 2016 compared to 14.0% in 2015. These rates are lower than the typical federal and state statutory rate because of the effect of our noncontrolling interests.

Adjusted EBITDA and Adjusted EBITDA Margin

        Consolidated Adjusted EBITDA was $463.1 million in 2016 compared to $413.5 million in 2015. The changes in Adjusted EBITDA are discussed further at the segment level below.

        Consolidated Adjusted EBITDA Margin was 44.8% in 2016 compared to 44.0% in 2015. The changes in Adjusted EBITDA Margin are discussed further at the segment level below.

        The following tables set forth Adjusted EBITDA (in millions) and Adjusted EBITDA Margin by segment for the periods presented:

	Year ended December 31,
	2016	2015
Technology	$487.8	$424.4
Data and Analytics	26.5	28.8
Corporate and Other	(51.2)	(39.7)

Total	$463.1	$413.5

	Year ended December 31,
	2016	2015
Technology	57.0%	55.4%
Data and Analytics	14.9%	16.5%
Corporate and Other	N/A	N/A

Total	44.8%	44.0%

Technology

        Adjusted EBITDA was $487.8 million in 2016 compared to $424.4 million in 2015, an increase of $63.4 million, or 15%, with an Adjusted EBITDA Margin of 57.0%, an increase of 160 basis points from the prior year. The increase was primarily driven by incremental margins on revenue growth and the benefit of prior year cost actions.

Data and Analytics

        Adjusted EBITDA was $26.5 million in 2016 compared to $28.8 million in 2015, with an Adjusted EBITDA Margin of 14.9% in 2016 compared 16.5% in 2015. The decrease was primarily driven by higher data-related costs and lower upfront revenues from long-term strategic licensing deals, which were partially offset by reductions in other operating expenses, primarily lower personnel costs.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenues

        Consolidated Revenues were $930.7 million in 2015 compared to $852.1 million in 2014. The change in revenues is discussed further at the segment level below.

        The following table sets forth revenues of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2015	2014
Technology	$765.8	$708.2
Data and Analytics	174.3	156.6
Corporate and Other	(9.4)	(12.7)

Total	$930.7	$852.1

Technology

        Revenues were $765.8 million in 2015 compared to $708.2 million in 2014, an increase of $57.6 million or 8%. Our servicing technology business contributed $25.3 million of this increase, primarily driven by higher average loan counts on our core servicing platform, which increased 3.8% to 30.3 million average loans, price increases and increased usage and communication fees. Our origination technology business contributed $32.3 million of this increase, primarily driven by an $18.4 million increase in professional services as well as revenues from new clients implementations and Closing Insight clients.

Data and Analytics

        Revenues were $174.3 million in 2015 compared to $156.6 million in 2014, an increase of $17.7 million or 11%. The increase was driven primarily by additional revenues from long-term strategic license deals.

Operating Expenses

        Consolidated Operating expenses were $538.2 million in 2015 compared to $514.9 million in 2014. The changes in operating expenses are discussed further at the segment level below.

        The following table sets forth operating expenses of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2015	2014
Technology	$341.4	$338.2
Data and Analytics	145.5	140.2
Corporate and Other	51.3	36.5

Total	$538.2	$514.9

Technology

        Operating expenses were $341.4 million in 2015 compared to $338.2 million in 2014, an increase of $3.2 million, or 1%.

Data and Analytics

        Operating expenses were $145.5 million in 2015 compared to $140.2 million in 2014, an increase of $5.3 million, or 4%. The increase was primarily driven by the buyout of a strategic data partner.

Corporate and Other

        Operating expenses were $51.3 million in 2015 compared to $36.5 million in 2014, an increase of $14.8 million, or 41%. The increase was primarily driven by a one-time charge for the accelerated vesting of 4.4 million restricted shares in connection with the IPO, the addition of public company costs, a non-recurring insurance benefit in 2014, professional fees and severance expenses related to cost-reduction efforts.

Depreciation and Amortization

        Consolidated Depreciation and amortization was $194.3 million in 2015 compared to $188.8 million in 2014. The changes in depreciation and amortization are discussed further at the segment level below.

        The following table sets forth depreciation and amortization of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2015	2014
Technology	$93.3	$84.7
Data and Analytics	7.2	6.5
Corporate and Other	93.8	97.6

Total	$194.3	$188.8

Technology

        Depreciation and amortization was $93.3 million in 2015 compared to $84.7 million in 2014, an increase of $8.6 million, or 10%. The main driver of the increase is the amortization of deferred contract costs relating to client implementations. These costs are capitalized and then amortized over the life of the respective contracts.

Data and Analytics

        Depreciation and amortization was $7.2 million in 2015 compared to $6.5 million in 2014, representing an increase of $0.7 million, or 11%.

Transition and Integration Costs

        Consolidated Transition and integration costs in 2015 primarily represent management fees paid to FNF and THL through May 25, 2015, prior to the IPO, and costs related to the IPO. The transition and integration costs in 2014 primarily represent legal and professional fees related to the LPS Acquisition, severance, transaction-related bonuses and management fees paid to FNF and THL.

Operating Income (Loss)

        Consolidated Operating income was $190.2 million in 2015 compared to $29.1 million in 2014. The change in operating income (loss) is discussed further at the segment level below.

        The following table sets forth operating income (loss) of Black Knight and BKFS LLC by segment for the periods presented (in millions):

	Year ended December 31,
	2015	2014
Technology	$331.1	$285.3
Data and Analytics	21.6	9.9
Corporate and Other	(162.5)	(266.1)

Total	$190.2	$29.1

Technology

        Operating income was $331.1 million in 2015 compared to $285.3 million in 2014, an increase of $45.8 million, or 16%. The increase was driven mainly by the revenues growth and expense reductions discussed above. Operating margin was 43.2% in 2015 compared to 40.3% in 2014. The increase was driven by the incremental benefit from cost reduction actions taken in 2014 as well as high incremental margins on the revenues growth discussed above.

Data and Analytics

        Operating income was $21.6 million in 2015 compared to $9.9 million in 2014, an increase of $11.7 million. Operating margin was 12.4% in 2015 compared to 6.3% in 2014. The increase was driven by the incremental benefit from cost reduction actions taken in 2014 as well as high incremental margins on the revenues growth discussed above.

Corporate and Other

        Operating loss was $162.5 million in 2015 compared to $266.1 million in 2014, a decrease of $103.6 million. The loss in 2015 includes $8.0 million of transition and integration costs compared to $114.7 million in 2014.

Interest Expense, Net

        Consolidated Interest expense, net was $89.8 million in 2015 compared to $128.7 million in 2014, a decrease of $38.9 million, or 30%. The decrease is attributable to the credit facilities entered into during the second quarter of 2015 as well as lower debt outstanding following the IPO. See Note 11 to the Notes to Consolidated Financial Statements on page F-35, for a more detailed discussion of the changes to our debt.

Other Expense, Net

        Consolidated Other expense, net was $4.6 million in 2015 compared to $12.0 million in 2014. The decrease is primarily driven by reduced legal fees associated with litigation matters in 2015, partially offset by a loss on the partial redemption of the Senior Notes in 2015.

Income Tax Expense (Benefit)

        Consolidated Income tax expense (benefit) was $13.4 million in 2015 compared to $(5.3) million in 2014. Our effective tax rate was 14.0% in 2015 compared to 4.7% in 2014.

Adjusted EBITDA and Adjusted EBITDA Margin

        Consolidated Adjusted EBITDA was $413.5 million in 2015 compared to $354.9 million in 2014. The changes in Adjusted EBITDA are discussed further at the segment level below.

        Consolidated Adjusted EBITDA Margin was 44.0% in 2015 compared to 41.0% in 2014. The changes in Adjusted EBITDA Margin are discussed further at the segment level below.

        The following tables set forth Adjusted EBITDA (in millions) and Adjusted EBITDA Margin by segment for the periods presented:

	Year ended December 31,
	2015	2014
Technology	$424.4	$370.0
Data and Analytics	28.8	16.4
Corporate and Other	(39.7)	(31.5)

Total	$413.5	$354.9

	Year ended December 31,
	2015	2014
Technology	55.4%	52.2%
Data and Analytics	16.5%	10.5%
Corporate and Other	N/A	N/A

Total	44.0%	41.0%

Technology

        Adjusted EBITDA was $424.4 million in 2015 compared to $370.0 million in 2014, an increase of $54.4 million, or 15%, with an Adjusted EBITDA Margin of 55.4%, an increase of 320 basis points from the prior year. The increase was primarily driven by incremental margins on revenue growth and the incremental benefit of cost actions taken in 2014.

Data and Analytics

        Adjusted EBITDA was $28.8 million in 2015 compared to $16.4 million in 2014, an increase of $12.4 million, or 76%, with an Adjusted EBITDA Margin of 16.5%, an increase of 600 basis points from the prior year, which was primarily driven by higher upfront revenues from long-term strategic licensing deals.

Liquidity and Capital Resources

Cash Requirements

        Our primary sources of liquidity are our existing cash balances, cash flows from operations and borrowings on our Revolving Credit Facility, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70.

        Our primary cash requirements include operating expenses, debt service payments (principal and interest), capital expenditures (including property, equipment and computer software expenditures) and income tax payments and may include business acquisitions, share repurchases and/or dividends. Our cash requirements may also include tax distributions to holders of BKFS LLC Units, the timing and amount of which will be dependent upon the taxable income allocable to such holders. BKFS LLC made tax distributions of $38.3 million during the six months ended June 30, 2017 for the 2016 tax year. Tax distributions are also expected to be made quarterly during 2017 for the 2017 tax year (relating to the period before the planned distribution of FNF's ownership interest).

        As of June 30, 2017, we had cash and cash equivalents of $99.3 million and debt of $1,572.0 million, excluding debt issuance costs and original issue discount. We believe our cash flow from operations and available cash and cash equivalents are sufficient to meet our liquidity needs, including the repayment of our outstanding debt, for at least the next 12 months. We anticipate that to the extent that we require additional liquidity, it will be funded through borrowings on our Revolving Credit Facility, the incurrence of other indebtedness, equity issuance or a combination thereof. We cannot be assured that we will be able to obtain this additional liquidity on reasonable terms, or at all. The loss of the largest lender on our Revolving Credit Facility would reduce our borrowing capacity by $41.3 million. Additionally, our liquidity and our ability to meet our obligations and fund our capital requirements are also dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. Accordingly, we cannot be assured that our business will generate sufficient cash flow from operations or that future borrowings will be available from additional indebtedness or otherwise to meet our liquidity needs. Although we have no specific current plans to do so, if we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions.

Cash Flows

        The following table provides a summary of cash flows from operating, investing and financing activities of Black Knight and BKFS LLC for the periods presented (in millions):

	Six months ended June 30,
	2017	2016
Cash flows provided by operating activities	$123.4	$122.4
Cash flows used in investing activities	(30.5)	(189.7)
Cash flows used in financing activities	(127.5)	(90.5)

Net decrease in cash and cash equivalents	$(34.6)	$(157.8)

	Year ended December 31,
	2016	2015	2014
Cash flows provided by operating activities	$325.7	$248.2	$19.4
Cash flows used in investing activities	(230.2)	(102.5)	(65.4)
Cash flows (used in) provided by financing activities	(147.6)	(21.6)	107.9

Net (decrease) increase in cash and cash equivalents	$(52.1)	$124.1	$61.9

Operating Activities

Interim Periods

        Cash provided by operating activities was $123.4 million and $122.4 million for the six months ended June 30, 2017 and 2016, respectively. The increase in cash provided by operating activities in the six months ended June 30, 2017 compared to the 2016 period is primarily related to increased earnings excluding the increase in non-cash expenses from the loss on extinguishment of debt, depreciation and amortization and equity-based compensation, partially offset by an increase in working capital.

Annual Periods

        Cash provided by operating activities was $325.7 million, $248.2 million and $19.4 million in 2016, 2015 and 2014, respectively. The increase in cash provided by operating activities in 2016 compared to 2015 is primarily related to increased earnings. The increase in cash provided by operating activities in 2015 compared to 2014 is primarily related to increased earnings in 2015 as well as non-recurring costs paid in 2014 relating to the LPS Acquisition.

Investing Activities

Interim Periods

        Cash used in investing activities was $30.5 million and $189.7 million for the six months ended June 30, 2017 and 2016, respectively. The decrease in cash used in investing activities in the six months ended June 30, 2017 as compared to the 2016 period is related to the eLynx and Motivity acquisitions in 2016 and lower capital expenditures in 2017.

Annual Periods

        Cash used in investing activities was $230.2 million, $102.5 million and $65.4 million in 2016, 2015 and 2014, respectively. The increase in cash used in investing activities in 2016 compared to 2015 is primarily related to the eLynx and Motivity acquisitions that were partially offset by lower capital expenditures in 2016 and a one-time investment in our property records database from the buyout of a strategic data partner in 2015. The increase in cash used in investing activities in 2015 as compared to 2014 is primarily related to increased capital expenditures in 2015 due to the timing of our capital projects.

Financing Activities

Interim Periods

        Cash used in financing activities was $127.5 million and $90.5 million for the six months ended June 30, 2017 and 2016, respectively. The 2017 period includes cash outflows related to the Senior Notes redemption and related redemption fee of $408.8 million, purchases of treasury stock of $46.6 million, tax distributions to BKFS LLC members of $38.3 million, debt service payments of $12.0 million, capital lease payments of $9.0 million, debt issuance costs of $8.5 million and tax withholding payments for restricted share vesting of $4.3 million, partially offset by cash inflows of $400.0 million in borrowings. In the 2016 period, we had cash outflows of $97.0 million in debt service payments and tax distributions to BKFS LLC members of $48.5 million, partially offset by cash inflows of $55.0 million in borrowings.

Annual Periods

        Cash (used in) provided by financing activities was $(147.6) million, $(21.6) million and $107.9 million in 2016, 2015 and 2014, respectively. 2016 includes debt service payments of $149.0 million, tax distributions to BKFS LLC members of $48.6 million and capital lease payments of $5.0 million, partially offset by cash inflows of $55.0 million in borrowings. In 2015, we had cash inflows of $1,299.0 million in borrowings, net of original issue discount, and $479.3 million in gross proceeds from the IPO. These were offset by cash outflows of $1,745.9 million in debt service payments, $20.6 million in debt issuance costs, $17.3 million to the THL Intermediaries in connection with their merger with and into us in connection with the IPO, $11.8 million in call premium on the partial redemption of the Senior Notes, $4.2 million in costs attributable to the IPO and a $0.1 million distribution to members for income taxes. 2014 includes cash inflows of $469.0 million from the LPS Acquisition and Internal Reorganization and $88.0 million in borrowings. These amounts were offset by $432.2 million in debt service payments and a $16.9 million distribution to members.

Financing

        On February 27, 2017, we amended our credit agreement and repriced our term B loan facility reducing the margin by 75 basis points. We further amended our credit agreement on April 26, 2017 to refinance our term A loan facility, increasing the aggregate principal amount by $300.0 million, and Revolving Credit Facility, increasing the aggregate principal amount of commitments by $100.0 million. The second amendment reduced the pricing applicable to the loans under the term A facility and Revolving Credit Facility by 25 basis points and reduced the unused commitment fee applicable to the Revolving Credit Facility by 5 basis points. We also redeemed the Senior Notes on April 26, 2017.

        For a description of our financing arrangements, see Note 4—Long-Term Debt to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, which is included in Item 2 of Part 1 on Black Knight's Quarterly Report on Form 10-Q filed with the SEC on July 28, 2017.

Contractual Obligations

        Our long-term contractual obligations generally include our debt and related interest payments, data processing and maintenance commitments, purchase commitments, operating lease payments and capital lease payments on certain computer equipment.

        Other than Long-term debt and Interest on long-term debt in the table below, there were no significant changes to contractual obligations from those disclosed in the Annual Report on Form 10-K for the year ended December 31, 2016. As of June 30, 2017, our required annual payments relating to long-term debt contractual obligations were as follows (in millions):

		Payments due by period
As of June 30, 2017	Total	2017	2018 - 2019	2020 - 2021	Thereafter
Long-term debt	$1,572.0	$27.8	$136.8	$239.7	$1,167.7
Interest on long-term debt(1)	219.0	25.4	96.9	87.1	9.6

Total	$1,791.0	$53.2	$233.7	$326.8	$1,177.3

(1)
These calculations include the effect of our interest rate swaps and assume that (a) applicable margins remain constant; (b) the Term A Loan, Term B Loan and Revolving Credit Facility variable rate debt is priced at the one-month LIBOR rate in effect as of June 30, 2017; (c) only mandatory debt repayments are made; and (d) no refinancing occurs at debt maturity.

        As of December 31, 2016, our required annual payments relating to these contractual obligations (other than those related to long-term debt) were as follows (in millions):

		Payments due by period
As of December 31, 2016	Total	2017	2018 - 2019	2020 - 2021	Thereafter
Data processing and maintenance commitments	63.9	36.1	27.4	0.4	—
Purchase obligation	18.5	18.5	—	—	—
Operating lease payments	23.8	9.4	10.8	3.5	0.1
Capital lease payments	5.0	5.0	—	—	—
Other(2)	51.9	5.3	18.3	16.5	11.8

Total	$163.1	$74.3	$56.5	$20.4	$11.9

(2)
Other includes the guarantee fee paid to FNF for their guarantee of the Senior Notes, commitment fees on our Revolving Credit Facility and rating agency fees.

        We entered into a one-year capital lease agreement commencing January 1, 2017 with a bargain purchase option for certain computer equipment. The leased equipment was valued based on the net present value of the minimum lease payments, which was $8.4 million (net of imputed interest of $0.1 million) and will be paid in 2017.

        On February 27, 2017, we repriced our Term B Loan, and on April 26, 2017, we refinanced our Term A Loan and Revolving Credit Facility and redeemed the outstanding Senior Notes, as described in Note 4 to the Notes to the Condensed Consolidated Financial Statements (Unaudited) on page F-70.

Share Repurchase Program

        On January 31, 2017, our Board of Directors authorized a three-year share repurchase program, effective February 3, 2017, under which the Company may repurchase up to 10 million shares of its Class A common stock. The timing and volume of share repurchases will be determined by our management based on ongoing assessments of the capital needs of the business, the market price of

Black Knight common stock and general market conditions. The repurchase program authorizes us to purchase Black Knight common stock from time to time through February 2, 2020, through open market purchases, negotiated transactions or other means, in accordance with applicable securities laws and other restrictions. During the three months ended June 30, 2017, we repurchased approximately 1.2 million shares of our Class A common stock for $46.6 million, or an average of $39.18 per share. At the end of the second quarter, we had approximately 8.8 million shares remaining under our share repurchase program. We anticipate that the New Black Knight board of directors will authorize a share repurchase program authorizing the repurchase of shares of New Black Knight's common stock, which program is anticipated to be consistent with the current Black Knight share repurchase program.

Indemnifications and Warranties

        We often agree to indemnify our clients against damages and costs resulting from claims of patent, copyright, trademark infringement or breaches of confidentiality associated with use of our software through software licensing agreements. Historically, we have not made any payments under such indemnifications, but continue to monitor the conditions that are subject to the indemnifications to identify whether a loss has occurred that is both probable and estimable that would require recognition. In addition, we warrant to clients that our software operates substantially in accordance with the software specifications. Historically, no costs have been incurred related to software warranties and none are expected in the future, and as such, no accruals for warranty costs have been made.

Capital Stock Transactions

        On May 26, 2015, we completed the IPO of 18,000,000 shares of our Class A common stock at an offering price of $24.50 per share. We granted the underwriters a 30-day option to purchase an additional 2,700,000 shares of our Class A common stock at the offering price, which was exercised in full. A total of 20,700,000 shares of Class A common stock were issued on May 26, 2015, with net proceeds of $475.1 million, after deducting $32.1 million for the underwriters' discount and IPO-related expenses. See Note 1 to the Notes to Consolidated Financial Statements on page F-10, for a more detailed discussion of the IPO.

Off-Balance Sheet Arrangements

        We do not have any material off-balance sheet arrangements other than operating leases and interest rate swaps.

Critical Accounting Policies

        There have been no material changes to our critical accounting policies described in our Annual Report on Form 10-K for the year ended December 31, 2016.

Recent Accounting Pronouncements

        See Note 3 to the Notes to Consolidated Financial Statements on page F-16, for a description of recent accounting pronouncements.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of business, we are routinely subject to a variety of risks, as described in Item 1A. Risk Factors of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange Commission.

        The risks related to our business also include certain market risks that may affect our debt and other financial instruments. At present, we face the market risks associated with our cash equivalents and with interest rate movements on our outstanding debt.

Market Risk

        We regularly assess market risks and have established policies and business practices designed to protect against the adverse effects of these exposures. We are exposed to market risks primarily from changes in interest rates. We use interest rate swaps to manage interest rate risk. We do not use interest rate swaps for trading purposes, to generate income or to engage in speculative activity.

Interest Rate Risk

        In addition to existing cash balances and cash provided by operating activities, we use fixed rate and variable rate debt to finance our operations. We are exposed to interest rate risk on these debt obligations and related interest rate swaps. We had $1,572.0 million in long-term debt principal outstanding as of June 30, 2017. The Senior Notes were redeemed on April 26, 2017 and represented all of our fixed-rate long-term debt obligations.

        The credit facilities as described in Note 4 to the Condensed Consolidated Financial Statements (Unaudited) represent our variable rate long-term debt obligations as of June 30, 2017. The principal outstanding related to these facilities was $1,572.0 million as of June 30, 2017. We performed a sensitivity analysis on the principal amount of our long-term debt subject to variable interest rates as of June 30, 2017. This sensitivity analysis is based solely on the principal amount of such debt as of June 30, 2017, and does not take into account any changes that occurred in the prior 12 months or that may take place in the next 12 months in the amount of our outstanding debt or in the notional amount of outstanding interest rate swaps. Further, in this sensitivity analysis, the change in interest rates is assumed to be applicable for an entire year. An increase of 100 basis points in the applicable interest rate would cause an increase in interest expense of $15.7 million on an annual basis ($9.7 million including the effect of our current interest rate swaps). A decrease of 100 basis points in the applicable rate would cause a decrease in interest expense of $13.8 million on an annual basis ($7.8 million including the effect of our current interest rate swaps) as the LIBOR rate was 1.25% as of June 30, 2017.

        On March 7, 2017, we entered into an interest rate swap agreement to hedge forecasted monthly interest rate payments on $200.0 million of our floating rate debt, which we refer to as the March 2017 Swap Agreement. Under the terms of the March 2017 Swap Agreement, we receive payments based on the 1-month LIBOR rate and pay a fixed rate of 2.08%. The effective term for the March 2017 Swap Agreement is March 31, 2017 through March 31, 2022.

        On January 20, 2016, we entered into two interest rate swap agreements to hedge forecasted monthly interest rate payments on $400.0 million of our floating rate debt ($200.0 million notional value each) , which we refer to as the January 2016 Swap Agreements, and together with the March 2017 Swap Agreement, which we refer to as the Swap Agreements. Under the terms of the January 2016 Swap Agreements, we receive payments based on the 1-month LIBOR rate and pay a weighted average fixed rate of 1.01%. The effective term for the January 2016 Swap Agreements is February 1, 2016 through January 31, 2019.

        The Swap Agreements were designated as cash flow hedging instruments. A portion of the amount included in Accumulated other comprehensive earnings (loss) is reclassified into Interest expense as a yield adjustment as interest payments are made on the hedged debt. In accordance with the authoritative guidance for fair value measurements, the inputs used to determine the estimated fair value of our interest rate swaps are level 2 inputs. We have considered our own credit risk and the credit risk of the counterparties when determining the fair value of our Swap Agreements.

Evaluation of Disclosure Controls and Procedures

        As of June 30, 2017, under the supervision and with the participation of our Chief Executive Officer, which we refer to as CEO, and Executive Vice President and Chief Financial Officer, which we refer to as CFO, management has evaluated the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, as of the end of the period covered by Black Knight's Quarterly Report on Form 10-Q, filed with the SEC on July 28, 2017.

        There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their control objectives.

        Based on that evaluation, our CEO and CFO concluded that as of June 30, 2017, our disclosure controls and procedures were effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit with the SEC are recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and is accumulated and communicated to our management, including the principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

        There was no change in our internal control over financial reporting identified in connection with the evaluation required by Rules 13a-15(d) and 15d-15(d) of the Exchange Act that occurred during the period covered by Black Knight's Quarterly Report on Form 10-Q, filed with the SEC on May 5, 2017, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

BUSINESS OF NEW BLACK KNIGHT

        New Black Knight is a newly-formed corporation that has been established to own the shares of Black Knight and New BKH following the mergers. As a result, the discussion below describes the business of New Black Knight following the mergers, consisting of the operations of Black Knight. Except as otherwise specifically identified, the descriptions below are of the business of Black Knight. For purposes of this section, references to "Company," "we," "our," or "us" refers to Black Knight.

        We are a holding company that conducts business through our interest in BKFS LLC. Through its subsidiaries, BKFS LLC is a leading provider of integrated technology, workflow automation, data and analytics to the mortgage and real estate industries. Our solutions facilitate and automate many of the mission-critical business processes across the entire mortgage loan life cycle, from origination until asset disposition. We believe we differentiate ourselves by the breadth and depth of our comprehensive, integrated solutions and the insight we provide to our clients.

        We have market-leading positions in mortgage processing and technology solutions combined with comprehensive real estate data and extensive analytic capabilities. Our solutions are utilized by U.S. mortgage originators and mortgage servicers, as well as other financial institutions, investors and real estate professionals, to support mortgage lending and servicing operations, analyze portfolios and properties, operate more efficiently, meet regulatory compliance requirements and mitigate risk.

        The U.S. mortgage market is undergoing significant change, and mortgage market participants have been subjected to more stringent oversight in recent years. Regulators have increasingly focused on better disclosure, improved risk mitigation and enhanced oversight. Mortgage lenders large and small have experienced higher costs in order to comply with this higher level of regulation. Despite these new regulatory requirements, the mortgage industry remains a competitive marketplace with numerous large lenders and smaller institutions competing for new loan originations. In order to comply with the increased regulatory requirements and compete more effectively, mortgage market participants have continued to outsource mission-critical functions to third party technology providers that can offer comprehensive and integrated solutions, which are also cost-effective, due to their deep domain expertise and economies of scale.

        We believe our comprehensive end-to-end, integrated solutions differentiate us from other technology providers serving the mortgage industry and position us particularly well for evolving opportunities in this market. We have served the mortgage and real estate industries for over 50 years and utilize this experience to design and develop solutions that fit our clients' ever-evolving needs. Our proprietary technology platforms and data and analytics capabilities reduce manual processes, improve compliance and quality, mitigate risk and deliver significant cost savings to our clients. Our scale allows us to continually and cost-effectively invest in our business in order to meet evolving industry requirements and maintain our position as an industry-standard platform for mortgage market participants.

        The table below summarizes active first and second lien mortgages on our MSP (in millions) and the related market data (in millions), reflecting our leadership in the mortgage servicing technology market:

	First lien mortgages as of June 30,				Second lien mortgages as of June 30,
	2017		2016		2017		2016
Active loans	31.4		31.3		2.0		1.1

Market size	50.8	(1)	50.7	(1)	15.4	(2)	15.8	(2)

Market share	62%		62%		13%		7%

(1)
According to the May Black Knight Mortgage Monitor Report as of May 31, 2017 and 2016 for U.S. first lien mortgages.

(2)
According to the May 2017 Equifax National Consumer Credit Trends Report as of March 31, 2017 and June 30, 2016 for U.S. second lien mortgages.

        Our business is organized into two segments:

  Technology—offers software and hosting solutions that support loan servicing, loan origination and settlement services.

  Data and Analytics—offers data and analytics solutions to the mortgage, real estate and capital markets industries. These solutions include property ownership data, lien data, servicing data, automated valuation models, collateral risk scores, prepayment and default models, lead generation and other data solutions.

        We offer our solutions to a wide range of clients across the mortgage and real estate industries. The quality and breadth of our solutions contributes to the long-standing nature of our relationships with our clients, the majority of whom enter into long-term contracts across multiple products that are embedded in their mission critical workflow and decision processes. Given the contractual nature of our revenues and stickiness of our client relationships, our revenues are highly visible and recurring in nature. Due to our integrated suite of solutions and our scale in the mortgage market, we are able to drive significant operating leverage, which we believe enables our clients to operate more efficiently while allowing us to generate strong margins and cash flow.

Our History

        Prior to the transactions contemplated herein, we were a majority-owned subsidiary of FNF. Our business generally represents a reorganization of the former Technology, Data and Analytics segment of LPS, a former provider of integrated technology, data and services to the mortgage lending industry in the U.S. that FNF acquired in January 2014. Our business also includes the businesses of Commerce Velocity and Property Insight, two companies that were contributed to us by FNF. ServiceLink, another majority-owned subsidiary of FNF, operates the Transaction Services businesses of the former LPS as well as FNF's legacy ServiceLink businesses.

Acquisition of LPS by FNF and Subsequent Reorganization

        On January 2, 2014, FNF closed the LPS Acquisition and as a result, LPS became an indirect, wholly-owned subsidiary of FNF. Upon the closing of the LPS Acquisition, the shares of LPS common stock, which previously traded under the ticker symbol "LPS" on the NYSE, ceased trading on, and were delisted from, the NYSE.

        Following the LPS Acquisition, on January 3, 2014, the Internal Reorganization was effected, pursuant to which (i) LPS was converted into a limited liability company and renamed BKIS, a Delaware limited liability company; (ii) the former Transaction Services businesses of LPS were transferred by BKIS to BKHI, a Delaware corporation and wholly-owned subsidiary of FNF, and contributed by BKHI to another of its then wholly-owned subsidiaries, ServiceLink, a Delaware limited liability company; (iii) BKFS LLC acquired all of the membership interests of BKIS; and (iv) all of the outstanding membership interests of Commerce Velocity were contributed by BKHI to BKFS LLC.

        As a result of the Internal Reorganization, BKFS LLC owns substantially all of the former Technology, Data and Analytics segment of LPS and Commerce Velocity. BKFS LLC did not acquire the former Transaction Services segment of LPS.

        Following the Internal Reorganization, BKFS LLC issued, in the aggregate, 35.0% of the Units of BKFS LLC, to (i) the THL Affiliates and (ii) the THL Intermediaries, each of which is a Delaware corporation and an affiliate of THL, formed for the purpose of holding investments in BKFS LLC.

        Following the Internal Reorganization and the subsequent issuance of Units to THL, BKFS LLC was majority-owned by FNF through its wholly-owned subsidiary, BKHI, and certain affiliates of FNF and BKHI, and minority owned by THL through the THL Affiliates and THL Intermediaries.

Contribution of Property Insight

        On June 2, 2014, as part of an additional internal reorganization, two wholly-owned subsidiaries of FNF contributed to BKFS LLC their respective interests in Property Insight, which provides property information used by title insurance underwriters, title agents and closing attorneys to underwrite title insurance policies for real property sales and transfers. As a result, BKFS LLC is the sole member of Property Insight. In connection with the Property Insight contribution, BKFS LLC issued an additional 6.4 million Units to certain affiliates of BKHI. As a result of this issuance, THL Affiliates' and THL Intermediaries' combined percentage ownership in BKFS LLC was reduced from 35.0% to 32.9%, and FNF's percentage of beneficial ownership of BKFS LLC increased from 65.0% to 67.1%.

        Effective January 1, 2017, Property Insight realigned its commercial relationship with FNF. See further discussion under "—Realignment of Property Insight" below.

Initial Public Offering

        On May 26, 2015, we completed our IPO in which we issued and sold 20,700,000 shares of our Class A common stock at a price of $24.50 per share. In connection with our IPO, we effected the Offering Reorganization. See Note 1 to the Notes to Consolidated Financial Statements on page F-10, for a more detailed discussion of the IPO.

2016 Acquisitions

        On May 16, 2016, Black Knight completed its acquisition of eLynx. eLynx helps clients in the financial services and real estate industries electronically capture and manage documents and associated data throughout the document lifecycle. Black Knight purchased eLynx to augment its origination technologies. This acquisition positions Black Knight to electronically support the full mortgage origination process.

        On June 22, 2016, Black Knight completed its acquisition of Motivity, which provides customized mortgage business intelligence software solutions. Motivity will be integrated with Black Knight's LoanSphere product suite, including the LoanSphere Data Hub, to provide clients with deeper insights into their origination and servicing operations and portfolios.

Planned Distribution of FNF's Ownership Interest

        On December 7, 2016, we announced that FNF's Board of Directors approved a tax-free plan, which we refer to as the Distribution Plan, whereby FNF intends to distribute all 83.3 million shares of Black Knight common stock that it currently owns to FNF Group shareholders. We expect the Distribution Plan to be effectuated through four newly-formed corporations, New BKH, New Black Knight, Merger Sub One and Merger Sub Two as follows:

  •
  BKHI will contribute all of its 83.3 million shares of Black Knight Class B common stock and all of its Units to New BKH in exchange for 100% of the shares of New BKH common stock;

  •
  Following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI;

  •
  Immediately thereafter, FNF will distribute the shares of New BKH common stock to its shareholders, which we refer to as the spin-off, provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock;

  •
  Immediately following the spin-off, Merger Sub One will merge with and into New BKH, which we refer to as the New BKH merger;

  •
  In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be exchanged for one share of New Black Knight common stock;

  •
  Immediately following the New BKH merger, Merger Sub Two will merge with and into Black Knight, which we refer to as the BKFS merger;

  •
  In the BKFS merger, each outstanding share of Black Knight Class A common stock (other than shares owned by Black Knight and New BKH) will be exchanged for one share of New Black Knight common stock; and

  •
  New Black Knight will be the public company following the completion of the distribution and mergers.

        The Distribution Plan is subject to the filing and acceptance of registration statements for the Black Knight spin-off with the SEC; Black Knight shareholder approval; and other customary closing conditions.

        Significant progress was made on the planned distribution of FNF's ownership interest in Black Knight during the second quarter, with several milestones achieved. FNF announced the receipt of the private letter ruling from the Internal Revenue Service approving certain aspects relating to the tax-free spin-off of the Black Knight shares on May 10, 2017, formal agreements with FNF were signed on June 8, 2017, preliminary Registration Statements on Forms S-4 and S-1 were filed with the SEC on June 13, 2017 and June 21, 2017, respectively, comments from the SEC were received on July 10, 2017 and Amendment No. 1 to Forms S-1 and S-4 were filed with the SEC on July 18, 2017. Once the SEC declares the Registration Statements on Forms S-1 and S-4 effective, the proxy statement/prospectus will be mailed to shareholders and the shareholder vote will be held at the earliest twenty business days after the mailing. The closing of the Distribution Plan is still expected by the end of the third quarter of 2017.

Realignment of Property Insight

        Effective January 1, 2017, Property Insight, a Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight continues to own the title plant technology and retain sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight no longer recognizes revenues or expense related to title plant posting and maintenance, but charges FNF a license fee for use of the technology to access and maintain the title plant data. Had the realignment taken place on January 1, 2016, Black Knight revenues and expenses for 2016 would have been lower by approximately $30 million with essentially no effect to operating income. This transaction did not result in any gain or loss.

Share Repurchase Program

        On January 31, 2017, our Board of Directors authorized a three-year share repurchase program, effective February 3, 2017, under which the Company may repurchase up to 10 million shares of its Class A common stock. The timing and volume of share repurchases will be determined by our management based on ongoing assessments of the capital needs of the business, the market price of Black Knight common stock and general market conditions. The repurchase program authorizes us to purchase Black Knight common stock from time to time through February 2, 2020, through open market purchases, negotiated transactions or other means, in accordance with applicable securities laws and other restrictions. During the three months ended June 30, 2017, we repurchased approximately 1.2 million shares of our Class A common stock for $46.6 million, or an average of $39.18 per share. At the end of the second quarter, we had approximately 8.8 million shares remaining under our share repurchase program. We anticipate that the New Black Knight board of directors will authorize a share repurchase program authorizing the repurchase of shares of New Black Knight's common stock, which program is anticipated to be consistent with the current Black Knight share repurchase program.

Term B Loan Repricing

        On February 27, 2017, Black Knight InfoServ, LLC, which we refer to as BKIS, entered into a First Amendment to Credit and Guaranty Agreement, which we refer to as the Credit Agreement First Amendment or the Term B Loan Repricing, with JPMorgan Chase Bank, N.A. as administrative agent. Pursuant to the Credit Agreement First Amendment, the Term B Loan, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, bears interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of 125 basis points, or (ii) the Eurodollar rate plus a margin of 225 basis points, subject to a Eurodollar rate floor of 75 basis points. The Term B Loan matures on May 27, 2022. In addition, the Credit Agreement First Amendment permits the Distribution Plan.

Debt Refinancing and Senior Notes Redemption

        On April 26, 2017, BKIS entered into a Second Amendment to Credit and Guaranty Agreement, which we refer to as the Credit Agreement Second Amendment, with the JPMorgan Chase Bank, N.A. as administrative agent, the guarantors party thereto, the other agents party thereto and the lenders party thereto. The Credit Agreement Second Amendment increases (i) the aggregate principal amount of the Term A Loan, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, by $300.0 million to $1,030.0 million and (ii) the aggregate principal amount of commitments under the Revolving Credit Facility, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, by $100.0 million to $500.0 million. The Credit Agreement Second Amendment also reduces the pricing applicable to the loans under the Term A Loan and Revolving Credit Facility by 25 basis points and reduces the unused commitment fee applicable to the Revolving Credit Facility by 5 basis points. The Term A Loan and Revolving Credit Facility bear interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of between 25 and 100 basis points depending on the total leverage ratio of

BKFS LLC and its restricted subsidiaries on a consolidated basis, which we refer to as the Consolidated Leverage Ratio, and (ii) the Eurodollar rate plus a margin of between 125 and 200 basis points depending on the Consolidated Leverage Ratio, subject to a Eurodollar rate floor of zero basis points. In addition, BKIS will pay an unused commitment fee of between 15 and 30 basis points on the undrawn commitments under the Revolving Credit Facility, also depending on the Consolidated Leverage Ratio. Pursuant to the terms of the Credit Agreement Second Amendment, the Term A Loan and the Revolving Credit Facility mature on February 25, 2022.

        On April 26, 2017, we redeemed the outstanding Senior Notes, as described in Note 4 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-70, at a price of 104.825%, which we refer to as the Redemption, and paid $0.7 million in accrued interest.

THL Secondary Offering

        On May 8, 2017, Black Knight announced the pricing of an underwritten secondary offering of 5,000,000 shares of its Class A common stock, which we refer to as the Offering, by affiliates of THL pursuant to a shelf registration statement on Form S-3 filed with the SEC on May 8, 2017. Affiliates of THL in the Offering granted the underwriter an option to purchase up to 750,000 additional shares, which we refer to as the Overallotment Option. The Offering closed on May 12, 2017, and the full exercise of the Overallotment Option closed on May 18, 2017. The Company did not sell any shares and did not receive any proceeds related to the Offering or Overallotment Option. See Note 1 to the Notes to Condensed Consolidated Financial Statements (Unaudited) on page F-60 for the change in ownership percentages related to these transactions.

Our Industry

        The U.S. mortgage market is large, and the loan life cycle is complex and consists of several stages. The mortgage loan life cycle includes origination, servicing and default. Mortgages are originated to finance home purchases or refinance existing mortgages. Once a mortgage is originated, it is serviced on a periodic basis by mortgage servicers, which may not be the lenders that originated the mortgage. Furthermore, if a mortgage experiences default, it triggers a set of multifaceted processes with an assortment of potential outcomes depending on a mix of variables.

        Underlying the three major components of the mortgage loan life cycle are the technology, data and analytics support behind each process, which has become increasingly critical to industry participants due to the complexity of regulatory requirements. As the industry has grown in complexity, participants have responded by outsourcing to large scale specialty providers, automating manual processes and seeking end-to-end solutions that support the processes required to manage the entire mortgage loan life cycle.

Overview of the Mortgage Servicing Market

        The U.S. mortgage servicing market is comprised of first and second lien mortgage loans. As of December 31, 2016, the first lien mortgage market represents 50.9 million mortgage loans according to the Black Knight Mortgage Monitor Report. As of December 31, 2016, the second lien mortgage market represents 14.8 million mortgage loans according to the February 2017 Equifax National Consumer Credit Trends Report. Even through housing downturns, the mortgage servicing market generally remains stable, as the total number of first lien mortgage loans outstanding tends to stay more constant than mortgage originations. The number of second lien mortgage loans outstanding can vary based on a number of factors including loan-to-value ratios, interest rates and lenders' desire to own such loans.

        While delinquent mortgages typically represent a small portion of the overall loan servicing market, the mortgage default process is long and complex and involves multiple parties, a significant exchange of data and documentation and extensive regulatory requirements. Providers in the default process must be able to meet strict regulatory guidelines, which we believe are best met through the use of technology.

Overview of the Mortgage Origination Market

        The U.S. mortgage origination market consists of both purchase and refinance originations. The mortgage origination process is complex and involves multiple parties, significant data exchange and significant regulatory oversight, which requires scale and substantial industry experience. According to the MBA Mortgage Finance Forecast as of July 20, 2017 (for 2017 and 2016) and January 19, 2017 (for 2015), the U.S. mortgage origination market for purchase and refinance originations by year is estimated as follows (in billions):

	2017	2016	2015
Mortgage Originations:
Purchase	$1,089.0	$990.0	$903.0
Refinance	538.0	901.0	776.0

Total	$1,627.0	$1,891.0	$1,679.0

Recent Trends in the Mortgage Industry

        The U.S. mortgage market has seen significant change over the past few years and is expected to continue to evolve going forward. Key regulatory actions arising from the recent financial crisis, such as the Dodd-Frank Act and the establishment of the CFPB, impose new and evolving standards for market participants. These regulatory changes have spurred lenders and servicers to seek technology solutions that facilitate the meeting of compliance obligations in the face of a changing regulatory environment while remaining efficient and profitable.

  •
  Evolving regulation.  Most U.S. mortgage market participants have become subject to increased regulatory oversight and regulatory requirements as federal and state governments have enacted various new laws, rules and regulations. One example of such legislation is the Dodd-Frank Act, which contained broad changes for many sectors of the financial services and lending industries and established the CFPB, the federal regulatory agency responsible for regulating consumer financial protection within the U.S. It is our experience that mortgage lenders have become more focused on minimizing the risk of non-compliance with these evolving regulations and are looking toward technologies and solutions that help them comply with the increased regulatory oversight and requirements.

  •
  Lenders increasingly focused on core operations.  As a result of greater regulatory scrutiny and the higher cost of doing business, we believe lenders have become more focused on their core operations and customers. We believe lenders are increasingly shifting from in-house technologies to solutions with third-party providers who can provide better technology and services more efficiently. Lenders require these vendors to provide best-in-class technology and deep domain expertise and to assist them in maintaining regulatory compliance.

  •
  Growing role of technology in the U.S. mortgage industry.  Banks and other lenders and servicers have become increasingly focused on technology automation and workflow management to operate more efficiently and meet their regulatory guidelines. We believe vendors must be able to support the complexity of the market, display extensive industry knowledge and possess the financial resources to make the necessary investments in technology to support lenders.

  •
  Increased demand for enhanced transparency and analytic insight.  As U.S. mortgage market participants work to minimize the risk in lending, servicing and capital markets, they rely on the integration of data and analytics with technologies that enhance the decision making process. These industry participants rely on large comprehensive third-party databases coupled with enhanced analytics to achieve these goals.

Our Solutions

        Our solutions provide U.S. mortgage industry participants with a comprehensive, integrated technology and workflow management solution set that is supported by what we believe is industry-leading data and analytics to enhance capabilities and drive efficiencies while assisting our clients to maintain regulatory compliance.

Technology Solutions

        Our Technology segment offers leading software and hosting solutions that facilitate and automate many of the mission-critical business processes across the life cycle of a mortgage. These solutions primarily consist of mortgage origination and servicing, processing and workflow management software applications coupled with related support and services.

        Our clients in this segment are primarily mortgage lenders and servicers. We believe they use our technology and services to reduce their operating costs, improve their ability to provide superior customer service and enhance the quality and consistency of various aspects of their mortgage operations. We work with our clients to enhance and integrate our software and services in order to assist them in gaining the greatest value from the solutions we provide.

        The primary applications and services within our Technology segment are as follows:

  •
  Servicing Technology.  MSP is a SaaS application that automates loan servicing, including loan setup and ongoing processing, customer service, accounting and reporting to the secondary mortgage market and investor reporting. MSP serves as a core application and database of record for first and second lien mortgages.

    When a bank hires us to process its mortgage portfolio, we provide a hosted software solution and system support personnel whose role is to ensure our system remains up and running 24 hours a day, seven days a week, to monitor our programs and interfaces effectively, to make system and application changes as necessary and to assist our clients with their responsibilities to be compliant with applicable laws and regulations.

    We have also developed web-based workflow information systems, which we refer to as LoanSphere Bankruptcy and LoanSphere Foreclosure. These applications can be used for managing and automating a wide range of different workflow processes involving non-performing loans. In addition, we offer LoanSphere Invoicing, which can be used to organize images of paper documents within a particular file, to capture information from imaged documents, to manage invoices and to provide multiple users access to key data needed for various types of monitoring and process management.

  •
  Origination Technology.  We offer two solutions that automate and facilitate the origination of mortgage loans in the U.S.: Empower, which supports retail and wholesale loan originations, and LendingSpace, which supports correspondent loan originations, which are originations that are funded by one lender, who sells the loan to another lender who services the loan or sells it on the secondary market. Our loan origination technologies are enhanced to assist with the changing regulatory requirements and are used to improve loan quality and store documents and images.

    We also offer the Exchange and the Insight suite of solutions. The Exchange is a platform that provides a fully interconnected network of originators, agents, settlement services providers and investors in the U.S. This secure and integrated one-to-many platform allows lenders and their service providers to connect and do business electronically. Our Insight suite consists of Closing Insight, Quality Insight and Valuation Insight. Closing Insight and Quality Insight are solutions integrated with the Exchange and are designed to help lenders meet loan quality and disclosure requirements established by GSEs, the CFPB and the FHFA. Valuation Insight is a tool for lenders to validate and quality control appraisals and other valuation types used in collateral analysis.

    Our eLynx solutions connect the various parties and systems associated with lending transactions enabling lenders, partners and consumers to exchange data quickly and efficiently. Our eLynx platform hosts a range of on-demand services that provide electronic document delivery, signature, closings and post-close services accessible to lenders of all sizes.

        We build all of our technology platforms to be scalable, secure, flexible, standards-based and web connected for easy use by our clients. Further, we have a history of being able to bring solutions to market quickly due to investments that we have made in integrating our technology and development processes.

Data and Analytics Solutions

        Our Data and Analytics segment supports and enhances our technology solutions and is designed to help lenders and servicers make more informed decisions, improve performance, identify and predict risk and generate more qualified leads. We believe, based on our knowledge of the industry and competitors, that we have aggregated one of the largest residential real estate data sets in the U.S. that is derived from both proprietary and public data sources. Utilizing this data, subject to any applicable use restrictions, and our deep history and understanding of the mortgage market, we have created detailed real estate data solutions that assist in portfolio management, valuations, property records, lead generation and improved risk analysis for all aspects of origination, servicing, default and capital markets/investing. In addition, we deliver data, analytics and technology solutions to customers in the real estate, title insurance, MLS and other industries that rely on property data-centric solutions to make informed decisions and run their businesses.

        Our primary data and analytics services are as follows:

  •
  Property, Mortgage Performance Data and MLS.  We make our real estate database available to our clients in a standard, normalized format. We provide a rich and diverse data set for title production activities. We also provide tax status data on properties and offer a number of value-added analytic services designed to enable our clients to utilize our data to assess and mitigate risk, determine property values, track market performance and generate leads. We also provide an MLS system to large MLS groups in the U.S. and Canada.

  •
  Mortgage and Real Estate Analytics.  We offer a broad range of property valuation services that allow our clients to analyze the value of underlying properties. These include, among others, automated valuation models, collateral risk scores, appraisal review services and valuation reconciliation services. To deliver these services, we utilize proprietary algorithms, detailed real estate statistical analysis and modified physical property inspections. These offerings are designed to reduce risk in origination, servicing and default transactions as well as aid investors in analysis of property and real estate assets. These offerings can be tailored to meet client needs and any regulatory requirements.

  •
  Enterprise Business Intelligence.  We offer technological solutions that help mortgage lenders and servicers better leverage their extensive data assets by collecting, linking and storing loan data from their applications and from industry sources in a central location and delivering visualization and actionable insights into the data to support proactive decision making at all levels of the enterprise. In addition, we provide near real-time access to information to provide real-time analytics, enabling proactive management of operations through key performance indicators, scorecards, dashboards and on-demand dynamic reporting.

Our Competitive Strengths

        We believe our competitive strengths include the following:

  •
  Market leadership with comprehensive and integrated solutions.  We are a leading provider of comprehensive and integrated solutions to the mortgage industry. One or more of our solutions are utilized by 23 of the top 25 servicers and 22 of the top 25 originators in the U.S. according to Inside Mortgage Finance as of December 31, 2016. We believe our leadership position is, in part, the result of our unique expertise and insight developed from over 50 years serving the needs of customers in the mortgage industry. We have used this insight to develop an integrated and comprehensive suite of proprietary technology, data and analytics solutions to automate many of the mission-critical business processes across the entire mortgage loan life cycle. These integrated solutions are designed to reduce manual processes, assist in improving organizational compliance and mitigating risk, and to ultimately deliver significant cost savings to our clients.

  •
  Broad and deep client relationships with significant recurring revenues.  We have long-standing, sticky relationships with our largest clients. We frequently enter into long-term contracts with our mortgage servicing and loan origination clients that contain volume minimums and provide for annual increases. Our products are typically embedded within our clients' mission-critical workflow and decision making processes across various parts of their organizations.

  •
  Extensive data assets and analytics capabilities.  We develop and maintain large, accurate and comprehensive data sets on the mortgage and housing industry that we believe are competitively differentiated. Our unique data sets provide a combination of public and proprietary data in real-time and each of our data records features a large number of attributes. Our data scientists utilize our data sets, subject to any applicable use restrictions, and comprehensive analytical capabilities to create highly customized reports, including models of customer behavior for originators and servicers, portfolio analytics for capital markets and government agencies and proprietary market insights for real estate agencies. Our data and analytics capabilities are also embedded into our technology platform and workflow products, providing our clients with integrated and comprehensive solutions.

  •
  Scalable and cost-effective operating model.  We believe we have a highly attractive and scalable operating model derived from our market leadership, hosted technology platforms and the large number of clients we serve across the mortgage industry. Our scalable operating model provides us with significant benefits. Our scale and operating leverage allows us to add incremental clients to our existing platforms with limited incremental cost. As a result, our operating model drives attractive margins and generates significant cash flow. Also, by leveraging our scale and leading market position, we are able to make cost-effective investments in our technology platform to assist with the evolving regulatory and compliance requirements, further increasing our value proposition to clients.

  •
  World class management team with depth of experience and track record of success.  Our management team has an average of over 20 years of experience in the banking technology and mortgage processing industries and a proven track record of strong execution capabilities. Following the Acquisition, we have significantly improved our operations and enhanced our go-to-market strategy, further integrated our technology platforms, expanded our data and analytics capabilities and introduced several new innovative products. We executed all of these projects while delivering attractive revenues growth and strong profitability.

Our Strategy

        Our comprehensive and integrated technology platforms, robust data and analytic capabilities, differentiated business model, broad and deep client relationships and other competitive strengths enable us to pursue multiple growth opportunities. We intend to continue to expand our business and grow through the following key strategies:

  •
  Further penetration of our solutions with existing clients.  We believe our established client base presents a substantial opportunity for growth. We seek to capitalize on the trend of standardization and increased adoption of leading third party solutions and increase the number of solutions provided to our existing client base. We intend to broaden and deepen our client relationships by cross-selling our suite of end-to-end technology solutions, as well as our robust data and analytics. By helping our clients understand the full extent of our comprehensive solutions and the value of leveraging the multiple solutions we offer, we believe we can expand our existing relationships by allowing our clients to focus on their core businesses and their customers.

  •
  Win new clients in existing markets.  We intend to attract new clients by leveraging the value proposition provided by our technology platform and comprehensive solutions offering. In particular, we believe there is a significant opportunity to penetrate the mid-tier mortgage originators and servicers market. We believe these institutions can benefit from our proven solutions suite in order to address complex regulatory requirements and compete more effectively in the evolving mortgage market. We intend to continue to pursue this channel and benefit from the low incremental cost of adding new customers to our scaled technology infrastructure.

  •
  Continue to innovate and introduce new solutions.  Our long-term vision is to be the industry-leading provider for participants of the mortgage industry for their platform, data and analytic needs. We intend to enhance what we believe is a leadership position in the industry by continuing to innovate our solutions and refine the insight we provide to our clients. We have a strong track record of introducing and developing new solutions that span the mortgage loan life cycle, are tailored to specific industry trends and enhance our clients' core operating functions. By working in partnership with key clients, we have been able to develop and market new and advanced solutions to our client base that meet the evolving demands of the mortgage industry. In addition, we will continue to develop and leverage insights from our large public and proprietary data assets to further improve our customer value proposition.

  •
  Selectively pursue strategic acquisitions.  The core focus of our strategy is to grow organically. However, we may selectively evaluate strategic acquisition opportunities that would allow us to expand our footprint, broaden our client base and deepen our product and service offerings. We believe that there are meaningful synergies that result from acquiring small companies that provide best-of-breed single point solutions. Integrating and cross-selling these point solutions into our broader client base and integrating acquisitions into our efficient operating environment would potentially result in revenues and cost synergies.

Our Clients

        We have numerous clients in each category of service that we offer across the mortgage continuum. A significant focus of our marketing efforts is on the top U.S. mortgage originators and servicers; although, we also provide our solutions to a number of other financial institutions, investors, attorneys, trustees and real estate professionals.

        The U.S. mortgage industry is concentrated among the top 25 mortgage institutions and our most significant and long-term relationships tend to follow the industry landscape. We typically provide an extensive number of solutions to each client. Because of the depth of these relationships, we derive a significant portion of our aggregate revenues from our largest clients.

        During the year ended December 31, 2016, Wells Fargo, N.A. accounted for approximately 12% of our consolidated revenues, approximately 15% of our Technology segment revenues and approximately 1% of our Data and Analytics segment revenues.

        During the year ended December 31, 2016, our five largest clients accounted for approximately 36% of our consolidated revenues, approximately 38% of our Technology segment revenues and approximately 28% of our Data and Analytics segment revenues. However, the revenues in each case are spread across a range of services and are subject to multiple separate contracts. Although the diversity of the services we provide to each of these clients reduces the risk that we would lose all of the revenues associated with any of these clients, a significant deterioration in our relationships with or the loss of any one or more of these clients could have a significant effect on our results of operations. See "Risk Factors—We rely on our top clients for a significant portion of our revenues and profits, which makes us susceptible to the same macro-economic and regulatory factors that affect our clients."

Sales and Marketing

        Our sales and marketing efforts are focused on both generating new clients as well as cross-selling our broad service offerings to existing clients.

        We have teams of experienced sales personnel with subject matter expertise in particular services and in the needs of particular types of clients. A significant portion of our potential clients in each of our business lines is targeted via direct and/or indirect field sales, as well as inbound and outbound telemarketing efforts. Marketing activities include direct marketing, print and electronic advertising, media relations, web-based activities, thought leadership, client meetings and conferences, tradeshow and convention activities and other targeted initiatives.

        Given the broad range of solutions we offer and the concentration and scale of many of our existing clients, we have the opportunity to expand our sales to our existing client base through cross-selling efforts. We have established a core team of account managers that cross-sell the full range of our services to existing and potential clients at the top U.S. mortgage originators and servicers, as well as a number of other financial institutions, investors and real estate professionals. The individuals who participate in this effort spend a significant amount of their time on sales and marketing efforts.

        We engage in strategic account reviews, during which our executives share their knowledge of clients and the market in order to determine the best sales approach on a client-by-client basis. As a result, we have created an effective cross-selling culture within our organization.

Research and Development
        Our research and development activities relate primarily to the design, development and enhancement of our processing systems and related software applications. We expect to continue our practice of investing an appropriate level of resources to maintain, enhance and extend the functionality of our proprietary systems and existing software applications, to develop new and innovative software applications and systems in response to the needs of our clients and to enhance the capabilities surrounding our infrastructure. We work with our clients to determine the appropriate timing and approach to introducing technology or infrastructure changes to our applications and services.

Patents, Trademarks and Other Intellectual Property

        We rely on a combination of contractual restrictions, internal security practices and copyright and trade secret laws to establish and protect our software, technology, data and expertise. Further, we have developed a number of brands that have accumulated goodwill in the marketplace, and we rely on the above to protect our rights in that area. We intend to continue our policy of taking all measures we deem necessary to protect our copyright, trade secret and trademark rights.

Competition

        A number of the businesses in which we engage are highly competitive. Competitive factors in processing businesses include the quality of the technology-based application or service, application features and functions, ease of delivery and integration, ability of the provider to maintain, enhance and support the applications or services and pricing. We believe that our integrated technology and economies of scale in the mortgage processing business provide us with a competitive advantage in each of these categories. Based on our knowledge of the industry and competitors, we also believe that no single competitor offers the depth and breadth of solutions we are able to offer.

        Technology.    With respect to our Technology segment, we compete with our customers' internal technology departments and other providers of similar systems, such as Ellie Mae, Inc., Fiserv, Inc., Fidelity National Information Services, Inc., or FIS, Mortgage Cadence and WiPro Gallagher Solutions. Competitive factors include the quality of the technology-based application or service, application features and functions, ease of delivery and integration, ability of the provider to maintain, enhance and support the applications or services, and pricing. We believe that our integrated technology and economies of scale in the mortgage processing business provide us with a competitive advantage in each of these categories.

        Data and Analytics.    In our Data and Analytics segment, we primarily compete with CoreLogic, Inc., First American Financial Corporation, in-house capabilities and certain niche providers. We compete based on the breadth and depth of our data, the exclusive nature of some of our key data sets and the capabilities to create highly customized reports. We believe that the quality of the data we offer is distinguished by the broad range of our data sources, including non-public sources, the volume of records we maintain, our ability to integrate our data and analytics with our technology solutions and the ability to leverage our market leading position in the mortgage origination and servicing industries.

Government Regulation

        Various aspects of our businesses are subject to federal and state regulations. Our failure to comply with any applicable laws and regulations could result in restrictions on our ability to provide certain services, as well as the possible imposition of civil fines and criminal penalties.

        As a provider of electronic data processing to financial institutions, such as banks and credit unions, we are subject to regulatory oversight and examination by the FFIEC, an interagency body of the Federal Reserve Board, the CFPB, the OCC, the FDIC and various other federal and state regulatory authorities. We also may be subject to possible review by state agencies that regulate banks in each state in which we conduct our electronic processing activities.

        Our financial institution clients are required to comply with various privacy regulations imposed under state and federal law, including the Gramm-Leach-Bliley Act. These regulations place restrictions on the use of non-public personal information. All financial institutions must disclose detailed privacy policies to their customers and offer them the opportunity to direct the financial institution not to share information with third parties. The regulations, however, permit financial institutions to share information with non-affiliated parties who perform services for the financial institutions. As a provider of services to financial institutions, we are required to comply with the same privacy regulations and are generally bound by the same limitations on disclosure of the information received from our clients as those that apply to the financial institutions themselves.

        The most recent financial crisis resulted in increased scrutiny of all parties involved in the mortgage industry by governmental authorities with the most recent focus being on those involved in the foreclosure process. This scrutiny has included federal and state governmental review of all aspects of the mortgage lending business, including an increased legislative and regulatory focus on consumer protection practices. The Dodd-Frank Act is one example of such legislation. It is difficult to predict the final form that regulations or other rule-makings to implement the various requirements of the Dodd-Frank Act may take, what additional legislative or regulatory changes may be approved in the future, or whether those changes may require us to change our business practices, incur increased costs of compliance or adversely affect our results of operations.

Employees

        As of June 30, 2017, we had approximately 4,270 employees and approximately 160 independent contractors. None of our workforce currently is unionized. We have not experienced any work stoppages, and we consider our relations with employees to be good.

Financial Information by Operating Segment

        In addition to our two reporting segments, we have a corporate organization that consists primarily of general and administrative expenses that are not included in the other segments. For financial information by reporting segment, see Note 17 to the Notes to Consolidated Financial Statements on page F-50.

MANAGEMENT OF NEW BLACK KNIGHT FOLLOWING THE TRANSACTIONS

        For purposes of this section, references to "Company," "we," "our," or "us" refers to New Black Knight.

Board of Directors

        Pursuant to the terms of the merger agreement, immediately prior to the effectiveness of the mergers, the board of directors of New Black Knight will consist of six directors, divided into three classes of approximately equal size and serve for staggered three-year terms. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose term has expired. The term for Class I directors, which will initially consist of David K. Hunt and Ganesh B. Rao, will expire in 2019. The term for Class II directors, which will initially consist of Richard N. Massey and John D. Rood, will expire at in 2020. The term for Class III directors, which will initially consist of William P. Foley, II and Thomas M. Hagerty, will expire in 2018.

        The following table sets forth the names, ages (as of July 31, 2017) and titles of the expected members of New Black Knight's board of directors following the mergers. Certain biographical information with respect to those directors follows the table.

Name	Positions held	Age
William P. Foley, II	Executive Chairman of the Board	72
Thomas M. Hagerty	Director	54
David K. Hunt	Director	71
Ganesh B. Rao	Director	40
Richard N. Massey	Director	61
John D. Rood	Director	62

        William P. Foley, II.    William P. Foley, II has served as Black Knight's Executive Chairman since December 2014 and as Executive Chairman of BKFS LLC from January 2014 until May 2015. In addition, Mr. Foley has served as Chairman of the board of directors of FNF since 1984, and served as Executive Chairman of FNF from October 2006 until January 2016. Mr. Foley also served as Chief Executive Officer of FNF from 1984 until May 2007 and as President of FNF from 1984 until December 1994. Between March 2012 and May 2017, Mr. Foley served as the Vice Chairman of the board of directors of FIS. Prior to that, he served as Executive Chairman of FIS from February 2006 through February 2011 and as non-executive Chairman of FIS from February 2011 to March 2012. Mr. Foley has also served as Co-Executive Chairman of CF Corporation since April 2016. Mr. Foley served as the Chairman of the board of directors of LPS from July 2008 until March 2009, and within the past five years has served as a director of Remy International, Inc. Mr. Foley also serves on the boards of directors of the Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens, and is a founder, trustee and director of the Folded Flag Foundation. Mr. Foley is also Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the company that owns the Vegas Golden Knights, a National Hockey League team. After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain.

        Mr. Foley's qualifications to serve on our board of directors include his 33 years as a director and executive officer of FNF, his experience as a board member of LPS and FIS and as an executive officer and director of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

        Thomas M. Hagerty.    Thomas M. Hagerty has served on Black Knight's board of directors since December 2014 and served on the board of managers of BKFS LLC since January 2014. In addition, Mr. Hagerty has served as a director of FNF since 2005. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty currently serves as a director of FNF, FleetCor Technologies, Ceridian HCM Holdings, Inc. and FIS. Mr. Hagerty formerly served on the boards of Hawkeye Energy Holdings, First Bancorp and Moneygram International.

        Mr. Hagerty's qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

        David K. Hunt.    David K. Hunt has served on Black Knight's board of directors since December 2014 and served on the board of managers of BKFS LLC from April 2014 until May 2015. In addition, Mr. Hunt has served as a director of FIS since June 2001 and as a director of LPS from February 2010 until January 2014, when LPS was acquired by FNF. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. From May 1999 to October 2004, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry.

        Mr. Hunt's qualifications to serve on our board of directors include his long familiarity with our business and industry that he acquired as a director of LPS and FIS, as well as Mr. Hunt's prior services as chairman of LPS' risk and compliance committee and his deep understanding of the regulatory environment and other challenges facing our industry.

        Ganesh B. Rao.    Ganesh B. Rao has served on Black Knight's board of directors since December 2014 and served on the board of managers of BKFS LLC from January 2014 until May 2015. Mr. Rao is a Managing Director of THL, which he joined in 2000. Prior to joining THL, Mr. Rao worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions Department. Mr. Rao also worked at Greenlight Capital, a hedge fund. Mr. Rao is currently a director of Ceridian HCM Holdings, Inc., MoneyGram International and Prime Risk Partners. Mr. Rao is a former director of Nielsen Holdings, N.V.

        Mr. Rao's qualifications to serve on our board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of THL, and his experience with enhancing value at such companies, along with his expertise in corporate finance.

        Richard N. Massey.    Richard N. Massey has served on Black Knight's board of directors since December 2014 and served on the board of managers of BKFS LLC from January 2014 until May 2015. In addition, Mr. Massey has served as a director of FNF since February 2006. Mr. Massey has been a partner of Westrock Capital, LLC, a private investment partnership, since January 2009. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of CF Corporation, as Chairman of the board of directors of Bear State Financial, Inc., and as a director of Oxford American Literary Project and the Arkansas Razorback Foundation. Between November 2006 and May 2017, Mr. Massey served as a director of FIS.

        Mr. Massey's qualifications to serve on our board of directors include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.

        John D. Rood.    John D. Rood has served on Black Knight's board of directors since December 2014 and served on the board of BKFS LLC from January 2014 until May 2015. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with 30 years of experience in multifamily development and investment. In addition, Mr. Rood has served on the board of FNF since May 2013. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc., and currently serves on several private boards. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board, and to the Enterprise Florida, Inc. board of directors in September 2016.

        Mr. Rood's qualifications to serve on our board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy and his experience as a director on boards of both public and private companies.

Committees of the Board

        New Black Knight's board will have four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a risk committee. The charter of each committee will be available on the Investors page of New Black Knight's website at www.bkfs.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under "Additional Information" above. Black Knight currently qualifies as a "controlled company" within the meaning of the NYSE rules. Under these rules, Black Knight is not required to have a majority of independent directors or a compensation committee and nominating and governance committee composed entirely of independent directors. Following the closing of the transactions, New Black Knight will not qualify as a "controlled company," and will comply with the NYSE independence requirements, subject to a permitted "phase-in" period.

Corporate Governance and Nominating Committee

        Following this offering, the members of the corporate governance and nominating committee will be Thomas M. Hagerty (Chair) and Richard N. Massey.

        We expect the primary functions of the corporate governance and nominating committee to be:

  •
  making recommendations to our board directors as to changes to the size of the board of directors or any committee thereof;

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  evaluating, nominating and recommending individuals for membership on our board of directors and considering nominations by shareholders of candidates for election to our board of directors;

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  reviewing the independence of each director in light of the independence criteria of the NYSE and any other independence standards applicable to directors, and submitting a recommendation to our board of directors with respect to each director's independence;

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  developing and recommending to our board directors standards to be applied in making determinations as to the absence of material relationships between the Company and a director;

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  identifying and recommending to our board of directors members of our board of directors qualified to fill vacancies on any committee of the board of directors;

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  overseeing the evaluation of the performance of our board of directors and reporting to our board of directors at least annually on findings, recommendations and any other matters deemed appropriate; and

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  developing a set of corporate governance guidelines, and at least annually reviewing and making any changes to such principles.

        We expect the corporate governance and nominating committee will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

  •
  personal qualities and characteristics, accomplishments and reputation in the business community;

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  current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

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  ability and willingness to commit adequate time to the board and committee matters;

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  the fit of the individual's skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

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  diversity of viewpoints, background, experience and other demographics of our board.

        We expect the corporate governance and nominating committee will consider qualified candidates for directors suggested by current directors, management and our shareholders. We expect the corporate governance and nominating committee and the board will apply the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. Shareholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting.

Audit Committee

        Following this offering, the members of our audit committee will be John D. Rood (Chair), David K. Hunt and Richard N. Massey. We expect that the board will determine that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Messrs. Rood, Hunt, and Massey is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission.

        We expect the primary functions of the audit committee will include:

  •
  appointing, compensating and overseeing our independent registered public accounting firm;

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  overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

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  discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

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  establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

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  approving audit and non-audit services provided by our independent registered public accounting firm;

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  discussing earnings press releases and financial information provided to analysts and rating agencies;

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  discussing with management our policies and practices with respect to risk assessment and risk management;

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  reviewing any material transaction between our chief financial officer or senior vice president—finance that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and

  •
  producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

        We expect the audit committee to be a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Compensation Committee

        Following this offering, the members of the compensation committee will be Richard N. Massey (Chair) and Thomas M. Hagerty.

        We expect the functions of the compensation committee will include the following:

  •
  reviewing and approving the corporate goals and objectives relevant to compensation of the company's CEO and Executive Chairman, evaluating the CEO's and Executive Chairman's performance in light of those goals and objectives and determining and approving the CEO's and Executive Chairman's compensation level based on this evaluation;

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  setting salaries and approving incentive compensation awards other than equity-based awards, as well as compensation policies for all Section 16 officers as designated by our board of directors, and recommending to our board of directors equity-based incentive awards for board approval;

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  reviewing and recommending to our board of directors policies with respect to equity compensation arrangements that are subject to board approval;

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  overseeing our compliance with the requirement under applicable stock exchange rules that, with limited exceptions, shareholders approve equity compensation plans;

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  evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

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  authorizing and approving any employment or severance agreements and amendments with all designated section 16 officers;

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  reviewing, discussing with management and recommending to our board of directors for inclusion in our annual proxy statement or annual report on Form 10-K the compensation discussion and analysis section;

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  reviewing and approving the annual compensation risk assessment conducted by management for inclusion in our proxy statement or annual report on Form 10-K;

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  preparing the report of the compensation committee that the SEC requires in our annual proxy statement;

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  considering the results of shareholder say-on-pay votes and recommending to our board of directors any change to the frequency of say-on-pay votes;

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  reviewing and approving the form and amount of compensation of our board of directors' non-management directors;

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  evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

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  reporting to our board of directors;

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  reviewing the adequacy of its charter on an annual basis; and

  •
  reviewing and evaluating, at least annually, the performance of the compensation committee, including compliance of the compensation committee with its charter.

        For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement/prospectus entitled "Compensation Of Executive Officers / Compensation Arrangements—Compensation Discussion and Analysis" below.

Risk Committee

        Following this offering, the members of the risk committee will be John D. Rood (Chair), David K. Hunt and Ganesh B. Rao. We expect Messrs. Rood and Hunt will be deemed to be independent by our board.

        We expect the risk committee's functions will include, among other things:

  •
  oversight of our enterprise risk management program;

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  oversight of our compliance program; and

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  oversight of the enterprise risk management and compliance functions.

Management

        Pursuant to the merger agreement, the executive officers of Black Knight immediately prior to the mergers will become the executive officers of New Black Knight. Black Knight anticipates that its senior management team will continue to manage the business of New Black Knight.

        The following table sets forth the names, ages (as of July 31, 2017) and titles of the expected members of New Black Knight's senior management following the mergers. Certain biographical information with respect to those senior managers follows the table.

Name	Positions held	Age
William P. Foley, II	Executive Chairman of the Board	72
Thomas J. Sanzone	Chief Executive Officer	56
Joseph M. Nackashi	President	54
Kirk T. Larsen	Executive Vice President and Chief Financial Officer	46
Anthony Orefice	Executive Vice President and Chief Operating Officer	56
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	55

        Thomas J. Sanzone.    Mr. Sanzone has served as Black Knight's Chief Executive Officer since December 2014, Black Knight's President from December 2014 to July 2017, and served as the Chief Executive Officer of BKFS LLC since January 2014. Mr. Sanzone has more than 25 years of experience in the financial services industry and has served as chief information officer and chief administration officer at some of the world's largest global financial institutions. Prior to joining BKFS LLC, Mr. Sanzone was executive vice president at Booz Allen Hamilton from 2011 to 2013. Mr. Sanzone also served as chief administrative officer at Merrill Lynch from 2007 to 2009. Prior to Merrill Lynch, Mr. Sanzone served as Chief Information Officer and a member of the Executive Board at Credit

Suisse, and in various roles at Citigroup and Salomon Brothers. Mr. Sanzone serves on the board of trustees of Hofstra University.

        Joseph M. Nackashi.    Mr. Nackashi has served as Black Knight's President since July 2017, President of Black Knight's Servicing Technologies division since January 2014, and served as Black Knight's Chief Information Officer from January 2014 until June 2015. Mr. Nackashi previously served as Executive Vice President and Chief Information Officer of LPS from July 2008 until LPS was acquired by FNF in January 2014. Prior to that, he served as Senior Vice President and Chief Technology Officer of FIS, from which LPS was spun off, since 2006, and as Senior Vice President and Chief Technology Officer of various predecessor entities of FIS since 2000.

        Kirk T. Larsen.    Mr. Larsen has served as Black Knight's Executive Vice President and Chief Financial Officer since December 2014 and served as the Chief Financial Officer of BKFS LLC since January 2014. Mr. Larsen also served as the Chief Financial Officer of ServiceLink from January 2014 to April 2015. Prior to joining BKFS LLC, Mr. Larsen served as the Corporate Executive Vice President, Finance and Treasurer of FIS from July 2013 until December 2013 and as Senior Vice President and Treasurer from October 2009 until July 2013. Mr. Larsen joined FIS with the acquisition of Metavante Technologies, Inc. He served as Treasurer and Vice President of Investor Relations of Metavante Corporation from February 2008 to October 2009 and as its Vice President, Financial Planning, Analysis and Investor Relations from August 2007 to February 2008. Prior to joining Metavante Corporation, Mr. Larsen was the Director, Investor Relations and Investments of Rockwell Automation, Inc. and held roles of increasing responsibility with Rockwell Automation, Inc. since 1999. Prior to joining Rockwell Automation, Inc. Mr. Larsen was an audit manager at Ernst & Young LLP.

        Anthony Orefice.    Mr. Orefice has served as Black Knight's Executive Vice President and Chief Operating Officer since December 2014 and as Executive Vice President and Chief Operating Officer for BKFS LLC since January 2014. Prior to that, Mr. Orefice served as an associate partner at the technology consulting firm Booz Allen Hamilton from 2011 to 2013. Prior to that, Mr. Orefice served as Managing Director and Chief Operating Officer for Global Markets Technology at Bank of America Merrill Lynch, where he was responsible for Merrill Lynch's Corporate Technology platform from 2007 to 2009; and as Managing Director and Global Head of Prime Finance Technology at Citigroup, where he joined as Director of Fixed Income Sales and Ecommerce Technology.

        Michael L. Gravelle.    Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of Black Knight since December 2014 and as the Executive Vice President, General Counsel and Corporate Secretary of BKFS LLC since January 2014. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010. Mr. Gravelle served in the capacity of Executive Vice President, Legal of FNF since May 2006 and Corporate Secretary of FNF since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Corporate Secretary beginning in 2000. Mr. Gravelle also served as Executive Vice President, Chief Legal Officer and Corporate Secretary of FIS from January 2010 through January 2013, and Senior Vice President, General Counsel and Corporate Secretary of Remy International, Inc. from February 2013 through March 2015.

Corporate Governance Guidelines

        We expect our corporate governance guidelines will provide for, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. These guidelines will cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Executive Chairman of the board of directors, Chief Executive Officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on the Investors page of our website which is located at www.bkfs.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under "Additional Information" above.

Code of Ethics and Business Conduct

        We expect our board of directors will adopt a Code of Ethics for Senior Financial Officers, which will be applicable to our Chief Executive Officer, our Chief Financial Officer and our Senior Vice President, Finance, and a Code of Business Conduct and Ethics, which will be applicable to all our directors, officers and employees. The purpose of these codes will be to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. We expect our codes of ethics will demonstrate our commitment to continuing Black Knight's standards for ethical business practices. We believe our reputation for integrity will be one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. We expect that under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investors page of our website at www.bkfs.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under "Additional Information" above.

        Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers will be available for review on the Investors page of our website at www.bkfs.com.

Review, Approval or Ratification of Transactions with Related Persons

        We expect that our codes of ethics will define a "conflict of interest" as occurring when an individual's private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. We expect our code of ethics to state that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

  •
  any significant ownership interest in any supplier or customer;

  •
  any consulting or employment relationship with any customer, supplier or competitor; and

  •
  selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

        We expect it will be our policy to review all relationships and transactions in which we and our directors, executive officers (or their respective immediate family members), certain shareholders and certain other related persons including FNF and THL (as defined in Article VI of our amended and restated certificate of incorporation) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, will be primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. We anticipate that any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest will be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, will then review the transaction or relationship, and consider the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person's interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. We expect that after reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, will determine whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

        With respect to our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Finance, we expect our codes of ethics to require that each such officer must:

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  discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

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  in the case of our Chief Financial Officer and Senior Vice President, Finance, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

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  in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

        We expect that in the case of any material transactions or relationships involving our Chief Financial Officer or our Senior Vice President, Finance, the General Counsel will be required to submit a list of any approved material transactions semi-annually to the audit committee for its review.

        Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons, including FNF and THL (each as defined in Article VI of our amended and restated certificate of incorporation) had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, we expect our audit committee will review and approve or ratify any such transactions that are required to be disclosed. We expect the committee to make these decisions based on its consideration of all relevant factors. We expect that the review may be before or after the commencement of the transaction. We expect that if a transaction is reviewed and not approved or ratified, the committee will recommend a course of action to be taken.

COMPENSATION OF EXECUTIVE OFFICERS / COMPENSATION ARRANGEMENTS

        For purposes of this section, references to "Company," "we," "our," or "us" refers to Black Knight.

Compensation Discussion and Analysis

        The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

        In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2016, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. In 2016, our named executive officers were:

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  William P. Foley, II, Executive Chairman

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  Thomas J. Sanzone, Chief Executive Officer

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  Kirk T. Larsen, Executive Vice President and Chief Financial Officer

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  Anthony Orefice, Executive Vice President and Chief Operating Officer

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  Michael L. Gravelle, Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE SUMMARY

Financial Highlights

        2016 was an exceptional year for Black Knight as we delivered strong financial results, generating revenues of $1,026.0 million (representing growth of 10.2% compared to 2015), net earnings of $133.0 million (representing growth of 61.4% compared to 2015) and Adjusted EBITDA of $463.1 million (representing growth of 12.0% compared to 2015), driven by strong growth in our Servicing Technology and Origination Technology businesses and the benefit of lower interest expense following the refinancing that we completed in connection with our initial public offering in May 2015.

        Reflecting the strong financial results, significant new sales wins and strength of our business model, our shares outperformed broad market and sector indices in 2016. The closing price of our stock on December 30, 2016 was $37.80, an increase of 14.3% above the closing price on December 31, 2015. These results compare to a total return of 12.0% for the S&P 500 and 12.0% for the S&P North American Technology Sector Index for the period from December 31, 2015 to December 30, 2016.

        Adjusted EBITDA is a non-GAAP financial measure. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" on pages 39 and 40 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Our Compensation Programs are Driven by Our Business Objectives

        Our compensation committee believes it is important to reward our executives for strong performance in an industry with significant operational and regulatory challenges, and to incentivize them to continue to take actions to deliver strong results for our investors by expanding our client relationships, continuing to innovate our solutions set and pursuing new market opportunities. At the same time, our compensation committee believes it is important to disincentivize our executives from taking unnecessary risks. The compensation committee believes that our compensation programs are structured to foster these goals.

        We believe that our executive compensation programs are structured in a manner to support our Company and to achieve our business objectives. For 2016, our executive compensation approach was designed with the following goals:

  •
  Sound Program Design.  We designed our compensation programs to fit with our Company, our strategy and our culture. There are many facets and considerations that enter into this equation, some of which are discussed below in "—Compensation Best Practices." Consequently, we aim to deliver a sound compensation program, reflecting a comprehensive set of data points and supporting our success.

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  Pay for Performance.  We designed our compensation programs so that a substantial majority of our executives' compensation is tied to our performance. We used pre-defined performance goals under our cash-based Black Knight Financial Services Incentive Plan, or the Annual Incentive Plan, to make pay-for-performance the key driver of the cash compensation levels paid to our named executive officers. For 2016, the corporate performance measures for our Annual Incentive Plan included Adjusted Revenues and Adjusted EBITDA. These performance measures are key components in the way we and our investors view our operating success and are highly transparent and objectively determinable. To complement the Annual Incentive Plan, we used performance-based restricted stock awards in 2015 and 2016. These grants tie executives to our shareholder return and our operating performance over the long term. Also, these performance-based awards are linked to our executive stock ownership guidelines, where together the grants and the guidelines strongly promote long term stock ownership and provide direct alignment with our shareholders.

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  Competitiveness.  Total compensation is intended to be competitive in order to attract, motivate and retain highly qualified and effective executives who can build shareholder value over the long term. The level of pay our compensation committee sets for each named executive officer is influenced by the executive's leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements, as well as a detailed assessment of the compensation paid by our peers.

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  Incentive Pay Balance.  We believe the portion of total compensation contingent on performance should increase with an executive's level of responsibility. Annual and long-term incentive compensation opportunities should reward the appropriate balance of short- and long-term financial and strategic business results. Long-term incentive compensation opportunities should significantly outweigh short-term cash-based opportunities. Annual objectives should be compatible with sustainable long-term performance.

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  Investor Alignment and Risk Assumption.  We place a strong emphasis on delivering long-term results for our investors and clients and discourage excessive risk-taking by our executive officers.

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  Good Governance.  Good compensation governance plays a prominent role in our approach to compensation. As discussed in the next section, our compensation committee, our Executive Chairman, and our Chief Executive Officer review current trends in compensation governance and adopt policies that work for Black Knight.

        We believe it is important to deliver strong results for our investors and clients, and we believe our practice of linking compensation with corporate performance will help us to accomplish that goal.

Compensation Best Practices

        We take a proactive approach to compensation governance. Our compensation committee regularly reviews our compensation programs and makes adjustments that it believes are in the best interests of the Company and our investors. As part of this process, our compensation committee reviews compensation trends and considers current best practices, and makes changes in our compensation programs when the committee deems it appropriate, all with the goal of continually improving our approach to executive compensation. We are also committed to hearing and responding to the views of our shareholders. Throughout 2016, our officers met with investors on numerous occasions, both in group and one-on-one settings. The investors with whom we met in 2016 represented 5 of our top 15 shareholders, who collectively owned more than 85% of our shares as of December 31, 2016 (excluding shares owned by FNF and THL). At these meetings, our officers discuss a variety of topics, including our operational and stock performance, corporate governance and executive compensation matters. We report and discuss these meetings with our board or applicable board committees, as appropriate. Notable best practices that we have adopted include the following:

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  We set a high ratio of performance-based compensation to total compensation, and a low ratio of non-performance-based compensation, including fixed benefits, perquisites and salary, to total compensation.

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  The number and amount of perquisites provided to our named executive officers are minimal.

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  We adopted aggressive stock ownership guidelines and linked the guidelines to a holding period requirement for executives and directors who have not met the guidelines.

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  We do not provide income tax reimbursements on any form of executive compensation, such as executive perquisites, change in control compensation or other payments.

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  We have a policy to clawback any overpayments of incentive-based or equity-based compensation that were attributable to restated financial results.

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  Our compensation committee sets maximum levels of awards payable under our Annual Incentive Plan, and our equity incentive plan has a limited award pool.

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  We do not permit the re-pricing of stock options or any equivalent form of equity incentive.

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  Our long-term equity incentive awards utilize a vesting schedule of at least three years, and under the proposed amendment and restatement of our omnibus incentive plan, awards granted under the amended and restated plan will vest no sooner than one-year after the grant date, except in the case of unanticipated, early vesting due to death, disability or a change in control, with a standard carveout for awards relating to no more than 5% of the plan's share reserve.

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  We use a performance-based vesting provision in restricted stock grants to our officers, including our named executive officers.

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  Our named executive officers' employment agreements do not contain multi-year guarantees for salary increases, non-performance-based bonuses or guaranteed equity compensation.

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  Employment agreements do not allow tax gross-ups for compensation paid due to a change of control and do not contain single trigger severance payment arrangements related to a change of control.

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  We only pay dividends or dividend equivalents on equity awards that vest.

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  We have separated the positions of Chief Executive Officer and Executive Chairman.

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  Our compensation committee uses an independent compensation consultant who reports solely to the compensation committee and does not provide separate services to management.

OVERVIEW OF OUR COMPENSATION PROGRAMS

Principal Components of Compensation

        We link a significant portion of each named executive officer's total annual compensation to performance goals that are intended to deliver measurable results. Executives are generally rewarded only when and if the pre-established performance goals are met or exceeded. We also believe that material ownership stakes for executives assist in aligning executives' interests with those of shareholders and strongly motivates executives to build long-term value. We structure our compensation programs to assist in creating this link.

        The following chart illustrates the principal elements of our named executive officer compensation program in 2016:

Fixed Compensation	Short-Term Incentives	Long-Term Incentives	Benefits
Base Salary	Annual Cash Incentive	Performance-Based Restricted Stock
Fixed cash component with annual merit increase opportunity based on individual performance results.	Annual cash award for profitability, growth and operating strength during the year.	Annual restricted stock grants with service and performance-based vesting conditions tied to operating strength and efficiency. Restricted stock vesting is also tied to our stock ownership guidelines to promote significant long term stock ownership.	Employee stock purchase plan; FNF 401(k) plan and deferred compensation plan (Mr. Gravelle only); and limited perquisites.

Link To Performance	Link To Performance	Link to Performance
Individual performance	Adjusted Revenues and Adjusted EBITDA	Adjusted EBITDA and Shareholder Returns

        The principal components of our executive compensation program for 2016 were base salaries, annual cash incentives under our Annual Incentive Plan, and long-term performance-based equity incentive awards. In 2016, our compensation committee placed heavy emphasis on the at-risk, performance-based components of performance-based cash incentives and performance-based equity incentive awards. The compensation committee determined the appropriate value of each component of compensation after considering each executive's level of responsibility, the individual skills, experience and potential contribution of each executive, and the ability of each executive to impact Company-wide performance and create long-term value. As shown in the table below, at least 63% of total compensation was based on performance-based incentives. Benefits comprised less than 3% of total compensation.

        The compensation committee believes a significant portion of an executive officer's compensation should be allocated to compensation that effectively aligns the interests of our executives with the long-term interests of our investors. In particular, with respect to Messrs. Foley and Sanzone, our compensation committee considered the critical role they play in our organization, especially with respect to achieving our strategic goals and long-term growth and success, and the paramount importance of retaining their services and continued focus and dedication. The structure and terms of the compensation provided to Messrs. Foley and Sanzone is also reflective of the role they play within our organization, with the substantial majority being performance-based contingent upon achievement of specified performance objectives.

Allocation of Total Compensation for 2016

        The following tables show the allocation of 2016 total compensation for our named executive officers, as reported in the Summary Compensation Table below, among the various components. The compensation committee believed this allocation to be appropriate after consideration of the factors described above.

Name	Salary	Performance- Based Restricted Stock	Annual Cash Incentive	Benefits & Other Compensation	Total Compensation	Performance Based Compensation(1)
Thomas J. Sanzone	8.7%	59.1%	31.7%	0.5%	100%	90.8%
Kirk T. Larsen	19.4%	44.5%	34.6%	1.5%	100%	79.1%
Anthony Orefice	35.2%	0.0%	63.0%	1.8%	100%	63.0%
William P. Foley, II	5.1%	60.1%	33.2%	1.6%	100%	93.3%
Michael L. Gravelle	20.2%	41.0%	36.1%	2.7%	100%	77.1%

(1)
Calculated from Total Compensation, less the amounts included in "Salary" and "Benefits and Other Compensation."

Executive Chairman
2016 Compensation Mix

 Average of Other
Named Executive Officers'
2016 Compensation Mix

Analysis of Compensation Components

        Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. We explain how we use these non-GAAP measures in our discussions about incentives below.

Base Salary

        Base salaries reflect the fixed component of the compensation for an executive officer's ongoing contribution to the operating performance of his or her area of responsibility. We provide Messrs. Foley, Sanzone, Larsen, Orefice and Gravelle with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. In February of 2016, Mr. Sanzone's base salary was increased from $650,000 to $750,000 per year based on an assessment of his performance and his importance to the company, the company's performance under his leadership, the increase in his responsibilities following our initial public offering, and to bring his salary closer to the 50th percentile of our peer group. In January 2016, Mr. Foley's base salary was increased from $212,500 to $600,000, reflecting his increased focus on Black Knight, in accordance with his amended and restated employment agreement. Mr. Foley receives an annual retainer of $780,000 and board meeting fees from FNF for his service as non-executive Chairman and his ServiceLink base salary has been eliminated. Mr. Gravelle, who also serves as Executive Vice President, General Counsel and Corporate Secretary of FNF, also receives a base salary of $352,000 from FNF. Our compensation committee reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers' positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by our compensation consultant, Strategic Compensation Group, LLC, which we refer to as SCG, as well as a number of qualitative factors, including the named executive officer's experience, knowledge, skills, level of responsibility and performance.

Annual Performance-Based Cash Incentive

        In 2016, we awarded annual cash incentive opportunities to each executive officer under our Annual Incentive Plan. We use the Annual Incentive Plan to provide a form of at-risk, performance-based pay that is focused on achievement of critical, objectively measureable, financial objectives. These financial objectives are tied to our annual budget and our strategic planning process. It is reviewed in detail and approved by our board. The 2016 annual cash incentives were conditioned upon the achievement of pre-defined financial objectives for fiscal year 2016, which were determined by our compensation committee. The payout formula under our incentive plans are based on objective (and not subjective) criteria, except with regard to negative discretion, where the compensation committee has the authority to reduce (but not increase) an executive's incentive. The performance measures used under our incentive plans are formulaic, established by the compensation committee in writing not later than 90 days into the applicable performance period, and, as applicable, payment amounts are determined based on the audited and reported financial results.

        Our annual cash incentives play an important role in our approach to total compensation. They motivate participants to work hard and proficiently toward improving our operating performance and achieving our business plan for a fiscal year, and require that we achieve defined annual financial performance goals before participants become eligible for an incentive payout. We believe that achieving our financial objectives is a result of executing our business strategy, strengthening our services and solutions, improving client satisfaction and gaining new clients, and is important to delivering long-term value for our shareholders. In addition, the cash incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.

        In the first quarter of 2016, our compensation committee approved the 2016 fiscal year financial performance objectives and a target incentive opportunity for our executive officers as well as the potential incentive opportunity range for threshold and maximum performance. No annual incentive payments are payable to an executive officer if the pre-established, threshold performance levels are not met, and payments are capped at the maximum performance payout level. Award targets under the Annual Incentive Plan were established by our compensation committee as described above for our executive officers as a percentage of each individual's base salary. Our executive officers' 2016 target percentages were the same as their 2015 target percentages, except that Mr. Foley's target percentage was increased from 225% to 250%, reflecting his increased focus on our business, in accordance with his amended and restated employment agreement.

        The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

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  If threshold performance is not achieved, no incentive will be paid.

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  If threshold performance is achieved, the incentive payout will equal 50% of the executive officer's target incentive opportunity.

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  If target performance is achieved, the incentive payout will equal 100% of the executive officer's target incentive opportunity.

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  If maximum performance is achieved, the incentive payout will equal 200% of the executive officer's target incentive opportunity, except for Mr. Foley, whose maximum incentive payout is equal to 300% of his target incentive opportunity.

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  Between these levels, the payout is prorated.

        Threshold performance levels were established to challenge our executive officers. Maximum performance levels were established to limit annual incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a Company.

        Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and our compensation committee. In setting 2016 performance metrics, our compensation committee considered the absolute performance with additional consideration given to prior year performance (with the 2016 target goals set above 2015 achievement) and the 2016 business plan.

        The 2016 performance metrics were Adjusted Revenues and Adjusted EBITDA, weighted 40% and 60%, respectively. For 2016, we replaced Adjusted Revenues growth with Adjusted Revenues because we thought it would be clearer and more readily understood if the goal were stated as the actual Adjusted Revenues figure, rather than as a comparison to prior year Adjusted Revenues. Achieving the Adjusted Revenues target still required growth in Adjusted Revenues from the prior year Adjusted Revenues. We replaced Adjusted EBITDA margin, which was based on our Adjusted EBITDA divided by Adjusted Revenues, with specified Adjusted EBITDA goals, due to a shift following our initial public offering from focusing on Adjusted EBITDA margin to achievement of absolute Adjusted EBITDA goals to enhance our enterprise valuation, and because we thought that expressing the Adjusted EBITDA goal as the actual targeted Adjusted EBITDA amount would be more readily understood by award recipients and our shareholders. These performance metrics are among the most important measures in evaluating the financial performance of our business, and they can have a significant effect on long-term value creation and the investing community's expectations. In the following table, we explain how we calculate the performance measures and why we use them.

Performance Measure	Weight	How Calculated	Reason for Use
Adjusted Revenues	40%	We define Adjusted Revenues as GAAP Revenues adjusted to include the revenues that were not recorded by Black Knight during the respective period due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. For annual incentive purposes, we also exclude the effect of acquisitions and divestitures.	Adjusted Revenues is an important measure of our growth, our ability to satisfy our clients and gain new clients and the effectiveness of our services and solutions. Adjusted Revenues is widely followed by investors.

Performance Measure	Weight	How Calculated	Reason for Use
Adjusted EBITDA	60%	We define Adjusted EBITDA as net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) the deferred revenue purchase accounting adjustment recorded in accordance with GAAP; (v) equity-based compensation; (vi) charges associated with significant legal and regulatory matters; (vii) exit costs, impairments and other charges; (viii) costs associated with debt and equity offerings; (ix) acquisition-related costs; (x) discontinued operations and (xi) other expenses, net. For annual incentive purposes, we also exclude the effect of acquisitions and divestitures.	Adjusted EBITDA reflects our operating strength and efficiency. It also reflects our ability to convert revenue into operating profits for shareholders. Adjusted EBITDA is a common basis for enterprise valuation by investment analysts and is widely followed by investors.

        Adjusted Revenues and Adjusted EBITDA are non-GAAP financial measures that we believe are useful to investors in evaluating our overall financial performance. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

        Set forth below are the relative percentage weights of the 2016 performance metrics, the threshold, target and maximum performance levels for each performance metric and 2016 performance results. Our compensation committee set the Adjusted Revenue and Adjusted EBITDA targets for the 2016 incentives above 2015 actual results, reflecting the committee's commitment to using rigorous goals that incentivize and reward continued growth in these important measures. For information on the ranges of possible payments under our Annual Incentive Plan, see "—Grants of Plan-Based Awards" under the column "Estimated Future Possible Payouts Under Non-Equity Incentive Plan Awards." Dollar amounts are in millions.

Performance Metric	Weight	Threshold	Target	Maximum	Performance Result(1)	Payout Factor
Adjusted Revenues	40%	$990.0	$1,000.0	$1,010.0	$1,009.5	195%
Adjusted EBITDA	60%	$438.0	$449.2	$460.4	$456.8	168%

(1)
As noted above, excludes the effects of acquisitions and divestitures in 2016.

        For 2016, we assigned a relative percentage weight of 40% to the Adjusted Revenues performance metric and 60% to the Adjusted EBITDA performance metric. The percentage weight of each performance metric equates to the maximum percentage of incentive awards payable upon achieving the threshold, target or maximum performance level determined for such performance metric. The relative percentage weights for the performance metrics sum to 100%, and therefore 100% of the annual incentive awards would potentially be payable if target performance levels were achieved for both of the 2016 performance metrics.

        The table below shows each named executive officer's 2016 target incentive opportunity and the amounts actually paid under the Annual Incentive Plan.

Name	2016 Base Salary	2016 Annual Incentive Target	2016 Incentive Pay Target	Actual Performance Multiplier	2016 Total Incentive Earned
Thomas J. Sanzone	$750,000	200%	$1,500,000	178.7%	$2,680,500
Kirk T. Larsen	$435,000	100%	$435,000	178.7%	$777,345
Anthony Orefice	$425,000	100%	$425,000	178.7%	$759,475
William P. Foley, II	$600,000	250%	$1,500,000	257.4%	$3,861,000
Michael L. Gravelle	$148,000	100%	$148,000	178.7%	$264,476

Long-Term Equity Incentives

Performance-Based Restricted Stock

        We typically approve our long-term equity incentive awards during the first quarter as the compensation committee begins its consideration of our compensation strategy for the year. In February 2016, we used our Omnibus Incentive Plan to grant long-term incentive awards to our executive officers (other than Mr. Orefice who received a long-term incentive award in December 2015) in the form of performance-based restricted stock. The performance-based restricted stock awards granted in 2016 vest over four years (three years for Mr. Foley) based on continued employment with us and provided we achieve a performance target of Adjusted EBITDA of $413 million for the period of January 1, 2016 to December 31, 2016. The Adjusted EBITDA goal of $413 million was consistent with our 2015 actual Adjusted EBITDA. The awards were designed with a primary objective of creating a long-term retention incentive, the value of which is tied to our stock price performance, and a secondary objective of requiring that management achieve Adjusted EBITDA results that were equal to or better than the prior year performance.

        We achieved Adjusted EBITDA, adjusted as described above for purposes of the awards, of $456.8 million for this period. We selected Adjusted EBITDA because it is one of the most important measures in evaluating our operating strength and efficiency. It also reflects our ability to convert revenue into operating profits for shareholders and our progress toward achieving our long-term strategy. It is a key measure used by investors and has a significant effect on our long-term stock price. If the performance target is not met, then none of the shares will vest and the award will be forfeited. For our performance-based restricted stock, Adjusted EBITDA is calculated as noted above, under "—Annual Performance-Based Cash Incentive."

        Credit is provided for dividends paid on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited. We have not paid any cash dividends to date and have no current plans to pay any cash dividends for the foreseeable future.

We Promote Long-Term Stock Ownership for our Executives

        Our named executive officers and our board of directors maintain significant long-term investments in our Company. Collectively, as reported in the table under "Beneficial Ownership of New Black Knight Common Stock" on page 180, their expected beneficial ownership is an aggregate of 8,952,563 shares of New Black Knight common stock (excluding shares owned by THL), which represents 5.8% of New Black Knight common stock estimated to be outstanding immediately following the completion of the mergers based on the outstanding shares of Black Knight Class A and Class B common stock, as of July 31, 2017. The consummation of the transactions does not constitute a change of control under any executive compensation agreements or plans and will not trigger any vesting of outstanding long-term equity incentive awards. However, the fact that our executives and directors hold such a large investment in our shares is part of our Company culture and our compensation philosophy. Management's sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team's focus on achieving long-term results and increasing shareholder return.

        We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders.

        The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Executive Chairman and Chief Executive Officer	7 × base salary
Other Executive Officers	2 × base salary
Members of the Board	5 × annual cash retainer

        Each of our named executive officers and non-employee directors met these stock ownership guidelines as of December 31, 2016. The ownership levels are shown in the table under "Beneficial Ownership of New Black Knight Common Stock" on page 180.

Benefit Plans

        We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

        401(k) Plan.    FNF sponsors a defined contribution savings plan that is intended to be qualified under Section 401(a) of the IRC, which all of our employees in the U.S., including our named executive officers, are eligible to participate in. The plan contains a cash or deferred arrangement under Section 401(k) of the IRC. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $18,000 in 2016.

        A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs proportionally each year over three years based on continued employment with us.

        Employee Stock Purchase Plan.    We maintain an employee stock purchase plan, or ESPP, through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. For information regarding the matching contributions made to our named executive officers in 2016 see "—Summary Compensation Table" under the column "All Other Compensation" and the related footnote.

        Deferred Compensation Plan.    Our named executive officers are eligible to defer receipt of their compensation under FNF's nonqualified deferred compensation plan. Only Mr. Gravelle elected to defer 2016 compensation under an FNF deferred compensation plan. A description of FNF's deferred compensation plan and Mr. Gravelle's deferrals under the plan can be found in the Nonqualified Deferred Compensation Table and accompanying narrative. See "—Nonqualified Deferred Compensation."

        Health and Welfare Benefits.    We sponsor various broad-based health and welfare benefit plans for our employees. We provide all our employees, including our named executive officers, with basic life insurance and the option for additional life insurance. The taxable portion of the premiums on this additional life insurance for our named executive officers is reflected below under "—Summary Compensation Table" under the column "All Other Compensation" and related footnote.

        Other Benefits.    We provide few perquisites to our executives. In general, the perquisites provided are intended to help our executives be more productive and efficient and to protect us and the executive from certain business risks and potential threats. The compensation committee regularly reviews the perquisites provided to our executive officers. Further detail regarding executive perquisites in 2016 can be found in the "—Summary Compensation Table" under the column "All Other Compensation" and the related footnote.

Employment Agreements and Post-Termination Compensation and Benefits

        We have entered into employment agreements with our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change of control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. In April of 2016, we amended the employment agreements to provide for vesting of unvested equity awards upon a termination of employment due to the employee's death or disability. Our compensation committee considered this change to be appropriate and in keeping with market practice. For a discussion of the material terms of the agreement, see the narrative following "—Grants of Plan-Based Awards" and "—Potential Payments Upon Termination or Change of Control."

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

        Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual cash incentives under our Annual Incentive Plan, our Omnibus Incentive Plan and approving individual grants and awards under those plans for our executive officers.

        Our compensation committee engaged SCG, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. SCG was selected, and its fees and terms of engagement were approved, by our compensation committee. SCG reported directly to the compensation committee, received compensation only for services related to executive compensation issues and neither it nor any affiliated company provided any other services to us. In March 2016, the compensation committee reviewed the independence of SCG in accordance with the rules of the NYSE regarding the independence of consultants to the compensation committee, and affirmed the consultant's independence.

        Our Executive Chairman, Mr. Foley, participated in the 2016 executive compensation process by making recommendations with respect to equity-based incentive compensation awards and Mr. Sanzone's compensation generally. Our Chief Executive Officer, Mr. Sanzone, made recommendations with respect to his direct reports. In addition, Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and the consultant in preparing the committee's meeting agendas and, at the direction of the committee, assisted SCG in gathering our financial information and information on our executives' existing compensation arrangements for inclusion in SCG's reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

        While our compensation committee carefully considers the information provided by, and the recommendations of, SCG and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any compensation recommendations.

Establishing Executive Compensation Levels

        We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term value, motivate our executives to perform at a high level and reward outstanding achievement, our executives' compensation levels are set at levels that our compensation committee believes to be competitive in our market.

        When determining the amount of the various compensation components that each of our named executive officers would receive, our compensation committee considered a number of important qualitative and quantitative factors including:

  •
  the executive officer's experience, knowledge, skills, level of responsibility and potential to influence our Company's performance;

  •
  the business environment and our business objectives and strategy;

  •
  the executive's ability to impact the Company's achievement of the goals for which the compensation program was designed, including achieving the Company's long-term financial goals and increasing shareholder value;

  •
  market compensation data provided by the compensation committee's compensation consultant, with a focus on the 50th percentile; and

  •
  other corporate governance and regulatory factors related to executive compensation, including discouraging our named executive officers from taking unnecessary risks.

        Our compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess and approve compensation for our named executive officers. For instance, with respect to Messrs. Foley and Sanzone, our compensation committee considered, as it did when structuring all of their compensation arrangements, the material role they play in our organization, their personal financial positions, and the importance of retaining their services and continued focus and dedication. Our compensation committee recognizes Mr. Foley's and Mr. Sanzone's knowledge of, and history and experience in, our industry and our organization, and the key role they have played, and continue to play, in developing and implementing our short-term and long-term business strategies. The relative size of Mr. Foley's and Mr. Sanzone's incentives is reflective of our compensation committee's subjective assessment of the value they add to our organization and its success. The structure and terms of the compensation provided to Mr. Foley and Mr. Sanzone is also reflective of the role they play within our organization, with the majority being performance-based. We believe that the cost of these incentives is outweighed by the immediate and long-term benefits we and our shareholders stand to gain by having Messrs. Foley and Sanzone dedicated, focused and materially aligned financially with our success. Additionally, the Chairman of our compensation committee is also the Chairman of FNF's compensation committee, and our compensation committee considers the services Messrs. Foley and Gravelle provide to, and the compensation they receive from, FNF.

        To assist our compensation committee, SCG conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our Omnibus Incentive Plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

        For 2016, SCG used two marketplace data sources: (1) general industry companies with revenues between $900 million and $1.5 billion and (2) compensation information for a group of companies, or the peer group. The peer group was based on a revenue range of 1/2 to 2 times our projected 2016 revenue (which at the time was estimated to be about $1 billion), industry focus, nature and complexity of operations, and because they compete with us for business and/or executive talent.

        In addition to the compensation surveys, SCG gathers compensation practices data from independent sources. That data is helpful to the compensation committee when reviewing the executive compensation practices used by Black Knight.

        The 2016 peer group was consistent with the peer group used by the compensation committee in 2015, except that Solera Holdings, Inc. and Wex, Inc. were deleted because the industry focus and nature of operations are materially different than BKFS, and because those companies do not compete with BKFS. Global Payments, Inc. and Microstrategy, Inc. were added. The 2016 peer group consisted of:

Broadridge Financial	Informatica Corp.
Corelogic, Inc.	Microstrategy, Inc.
Equifax, Inc.	MSCI, Inc.
Euronet Worldwide	SS&C Technologies
Fair Isaac Corp.	Total System Services
Fleetcor	Vantiv, Inc.
Global Payments, Inc.	Verint Systems, Inc.
Heartland Payment	Verisk Analytics, Inc.
Jack Henry & Associates, Inc.
IHS, Inc.

        The revenue range of these companies at that time was between $580 million and $2.78 billion, with median revenue of $1.54 billion. This compares to our 2016 revenue estimate at that time of about $1 billion.

        We primarily focused on the 50th percentile of the data when considering what our named executive officers' 2016 target total compensation levels should be.

        The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

HEDGING AND PLEDGING POLICY

        In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding Black Knight securities in margin accounts or pledging them as collateral for loans without our approval. The policy was originally effective in April 2015. In July 2016, the Board approved a pledge of Black Knight Class A stock by one Board member, who confirmed that he was able to repay the related loans without resort to the pledged Black Knight shares.

CLAWBACK POLICY

        In July 2016, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2016.

TAX AND ACCOUNTING CONSIDERATIONS

        Our compensation committee considers the effect of tax and accounting treatments when determining executive compensation.

        Section 162(m) of the IRC places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our plans. However, our compensation committee may approve compensation that will not meet these requirements.

        Our compensation committee also considers the accounting effect when structuring and approving awards. We account for share-based payments, including long-term incentive grants, in accordance with Accounting Standards Codification (ASC) Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles (GAAP).

2016 SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

        At our 2016 annual meeting of shareholders, we held a non-binding advisory vote, also called a "say on pay" vote, on the compensation of our named executive officers as disclosed in the 2016 proxy statement. A majority of our shareholders approved our "say on pay" proposal, with 99% of the votes cast in favor of the proposal.

COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Richard N. Massey (Chairman)
Thomas M. Hagerty

Executive Compensation

        The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

        The following table sets forth certain information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2016 (together, our named executive officers).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas J. Sanzone,	2016	736,923	—	5,000,003	2,680,500	39,622	8,457,048
President and Chief	2015	650,000	500,000	—	1,898,000	18,147	3,066,147
Executive Officer	2014	650,000	—	7,324,996	9,534,900	3,535	17,513,431
Kirk T. Larsen,	2016	435,000	—	999,995	777,345	33,202	2,245,542
Executive Vice	2015	367,664	350,000	—	536,790	19,380	1,273,834
President and Chief	2014	217,500	—	1,786,664	2,225,378	40	4,229,582
Financial Officer
Anthony Orefice,	2016	425,000	—	—	759,475	22,155	1,206,630
Executive Vice	2015	418,077	—	2,006,940	620,500	6,125	3,051,642
President and Chief	2014	400,000	—	446,666	2,035,500	183	2,882,349
Operating Officer
William P. Foley, II,	2016	592,568	—	6,999,993	3,861,000	191,296	11,644,857
Executive	2015	212,500	—	—	918,000	10,375	1,140,875
Chairman	2014	212,500	—	11,166,668	6,645,431	21,982	18,046,581
Michael L. Gravelle,	2016	148,000	—	299,987	264,476	19,793	732,256
Executive Vice	2015	148,000	750,000	—	216,080	17,838	1,131,918
President, General	2014	70,400	—	223,333	203,510	13,323	510,566
Counsel and
Corporate
Secretary

(1)
Amounts are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary under our ESPP, or under FNF's 401(k) plan or deferred compensation plan.

(2)
Represents the grant date fair value of performance-based restricted stock award granted on February 3, 2016, computed in accordance with ASC Topic 718, Compensation—Stock Compensation, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding the award. Assumptions used in the calculation of this amount are included in Footnote 13 to our Audited Consolidated Financial Statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2017.

(3)
Amounts shown for 2016 represent performance-based amounts earned as annual cash incentives under our Annual Incentive Plan.

(4)
Amounts shown for 2016 include matching contributions under our ESPP or under FNF's 401(k) plan, life insurance premiums paid by us, health insurance fees paid by us under the executive medical plan and personal use of corporate aircraft, as set forth below.

2016 ($)	Sanzone	Larsen	Orefice	Foley*	Gravelle*
401(k) Matching Contributions	5,963	5,963	5,963	5,963	1,765
ESPP Matching Contributions	—	27,104	—	3,065	2,163
Life Insurance Premiums	387	135	387	297	—
Executive Medical	—	—	—	34,631	15,865
Personal Airplane Use	33,272	—	15,805	147,340	—

Total	39,622	33,202	22,155	191,296	19,793

*
Amounts represent Black Knight's reimbursements to FNF for Black Knight's portion of the benefits for Mr. Gravelle and for personal airplane use for Mr. Foley.

 Grants of Plan-Based Awards

        The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2016.

						Estimated Future Payments under Equity Incentive Plan Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				(h) Grant Date Fair Value of Restricted Stock Awards ($)(3)
(a) Name	(b) Grant Date	(c) Award Type	(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)	(g) Target (#)(2)
Thomas J. Sanzone	N/A	Annual Incentive Plan	750,000	1,500,000	3,000,000	—	—
	02/03/16	Performance-Based	—	—	—	176,741	5,000,003
		Restricted Stock
Kirk T. Larsen	N/A	Annual Incentive Plan	217,500	435,000	870,000	—	—
	02/03/16	Performance-Based	—	—	—	35,348	999,995
		Restricted Stock
Anthony Orefice	N/A	Annual Incentive Plan	212,500	425,000	850,000	—	—
William P. Foley, II	N/A	Annual Incentive Plan	750,000	1,500,000	4,500,000	—	—
	02/03/16	Performance-Based	—	—	—	247,437	6,999,993
		Restricted Stock
Michael L. Gravelle	N/A	Annual Incentive Plan	74,000	148,000	296,000	—	—
	02/03/16	Performance-Based	—	—	—	10,604	299,987
		Restricted Stock

(1)
With respect to our performance-based Annual Incentive Plan, amounts reflect potential payments to be made under our Annual Incentive Plan for fiscal 2016. The amounts shown in the Threshold column reflect the amount payable if the threshold level of performance is achieved, which is 50% of the target amount shown in the Target column. The amount shown in the Maximum column is 200% of such target amount for all executives other than Mr. Foley, and 300% of such amount for Mr. Foley. Target amounts, as a percentage of base salary, for each of our named executive officers under our Annual Incentive Plan are as follows: Mr. Sanzone 200%, Mr. Orefice 100%, Mr. Larsen 100%, Mr. Foley 250%, and Mr. Gravelle 100%.

(2)
The amounts shown in column (g) represent the number of shares of performance-based restricted stock granted on February 3, 2016 under our Omnibus Incentive Plan, which are subject to Black Knight meeting an Adjusted EBITDA goal. These awards are also subject to time-based vesting over four years (three years for Mr. Foley) based on continued employment.

(3)
Represents the grant date fair value of restricted stock award based upon a $28.29 per share grant date fair value.

Outstanding Equity Awards at Year End

        The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2016.

 Outstanding Restricted Stock Awards at Fiscal Year End

Name	Grant Date	Number of Shares That Have Not Vested (#)(1)	Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(2)
Thomas J. Sanzone	01/09/14	315,939	11,942,494	—	—
	10/29/14	248,935	9,409,743	—	—
	02/03/16	—	—	176,741	6,680,810
Kirk T. Larsen	01/09/14	168,501	6,369,338	—	—
	02/03/16	—	—	35,348	1,336,154
Anthony Orefice	01/09/14	42,125	1,592,325	—	—
	12/21/15	—	—	62,000	2,343,600
William P. Foley, II	01/09/14	—	—	—	—
	02/03/16	—	—	247,437	9,353,119
Michael L. Gravelle	01/09/15	42,124	1,592,287	—	—
	02/03/16	—	—	10,604	400,831

(1)
Restricted stock awards issued in exchange for profits interest awards originally issued by BKFS LLC in connection with the IPO that vest over a period of three years, with 50% vesting on the second anniversary of the grant and the remaining 50% vesting on the third anniversary of the grant, subject to the continued service of the award holder. Effective July 19, 2016, these restricted stock awards were amended to provide for immediate vesting of the portion of the restricted stock award that would have vested during the 12 months following a termination without cause or for good reason.

(2)
Market values are based on the December 30, 2016 closing price for our common stock of $37.80 per share.

(3)
Restricted stock awards that vest over four years (three years for Messrs. Foley and Orefice), subject to (i) Black Knight achieving Adjusted EBITDA of $413 million for the period of January 1, 2016 to December 31, 2016 (Adjusted EBITDA, as adjusted for purposes of the awards, of $456.8 million was achieved for this period), and (ii) the continued service of the award holder.

Outstanding ServiceLink Grant Unit Awards at Fiscal Year End

        In 2014, when our named executive officers received the profits interest awards originally issued by BKFS LLC, they each also received equivalent awards of profits interests of ServiceLink, or ServiceLink Grant Units, to foster cooperation, shared selling and a cohesive set of business goals and values between Black Knight and ServiceLink. The ServiceLink Grant Units are subject to the same vesting terms as the restricted stock awards that were issued in exchange for the BKFS LLC profits interest awards.

Name	Grant Date	Number of Grant Units That Have Not Vested (#)(1)	Market Value of Grant Units That Have Not Vested ($)(2)
Thomas J. Sanzone	01/09/14	416,667	—
	10/29/14	416,667	—
Kirk T. Larsen	01/09/14	222,222	—
Anthony Orefice	01/09/14	55,556	—
William P. Foley, II	01/09/14	2,777,778	—
Michael L. Gravelle	01/09/14	55,556	—

(1)
The Grant Units vest over a period of three years, with 50% having vested on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date, subject to the continued service of the award holder. This column reflects the unvested units as of December 31, 2016.

(2)
These reflect the redemption value of the unvested ServiceLink Grant Units on December 31, 2016, as determined in an independent valuation conducted in connection with ServiceLink's repurchase of vested profits interests from former employees.

        The following table sets forth information concerning each vesting of restricted stock during the fiscal year ended December 31, 2016 for each of the named executive officers on an aggregated basis:

	Stock Vested
	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Sanzone	564,874	19,197,258
Kirk T. Larsen	168,500	5,100,495
Anthony Orefice	42,125	1,275,124
William P. Foley, II	—	—
Michael L. Gravelle	42,123	1,275,063

Nonqualified Deferred Compensation

        FNF sponsors a nonqualified deferred compensation plan in which some of our employees, including our named executive officers, were eligible to participate in 2016. Only Mr. Gravelle elected to defer some of his 2016 compensation under the plan.

        Under FNF's nonqualified deferred compensation plan, participants can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $16,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

        Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a five-year period. Account balances less than the applicable IRC Section 402(g) limit will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year designated by the participant, and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

        Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

        In accordance with Section 409A of the IRC, modification to a participant's payment elections may be made upon the following events:

  •
  Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa. However, a modification to the form of payment requires that the payment(s) commence at least five years after the participant's retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

  •
  In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years. However, participants may not accelerate the in-service distribution date, and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

        The table below describes the contributions made to Mr. Gravelle's account under the FNF nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael L. Gravelle	70,000	—	43,949	—	414,256

Employment Agreements

        We have entered into employment agreements with our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found under "—Potential Payments Upon Termination or Change of Control" below.

William P. Foley, II

        We entered into an amended and restated three-year employment agreement with Mr. Foley, effective January 8, 2016, to serve as our Executive Chairman, with a provision for automatic annual extensions beginning on January 8, 2017 and continuing thereafter unless either party provides timely notice that the term should not be extended. The employment agreement provides that we will pay Mr. Foley a base salary of no less than $600,000 per year, and that Mr. Foley is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan. Under the agreement, Mr. Foley's annual cash incentive target shall be no less than 250% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to the benefits we provide to our other employees generally except medical benefits, which he receives from FNF. Mr. Foley is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee (provided that the grant date fair value of each annual grant shall be at least $7,000,000).

        Mr. Foley's employment agreement also provides that, if any payments or benefits to be paid to Mr. Foley pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the IRC, then Mr. Foley may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the IRC; and that if Mr. Foley does not elect to have such payments so reduced, Mr. Foley is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under his employment agreement.

        Mr. Foley's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under "—Potential Payments Upon Termination or Change of Control" below.

        Concurrently with entering into the employment agreement with us, Mr. Foley also entered into a new director services agreement with FNF and a letter agreement with ServiceLink. These agreements contain cross-termination provisions under which a termination for any reason under one of the agreements will constitute termination under the other for the same reason.

Thomas J. Sanzone

        We entered into a three-year amended and restated employment agreement with Mr. Sanzone, effective January 3, 2014, to serve as our Chief Executive Officer and President, with a provision for automatic annual extensions on the second anniversary of the effective date and for an additional year each anniversary thereafter unless either party gives written notice to the other not to extend the employment term at least 90 days prior to the conclusion of the then-current employment term. The employment agreement provides that we will pay Mr. Sanzone a base salary of no less than $650,000 per year, and that Mr. Sanzone is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. For the period from January 3, 2014 through the remainder of his employment term, Mr. Sanzone's target bonus is set at 200% of his base salary, with a maximum of up to 400% of his base salary. Mr. Sanzone is entitled to the benefits we provide to our other employees generally.

        Mr. Sanzone's employment agreement also provides that, if any payments or benefits to be paid to Mr. Sanzone pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the IRC, then Mr. Sanzone may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the IRC; and that if Mr. Sanzone does not elect to have such payments so reduced, Mr. Sanzone is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under his employment agreement.

        Mr. Sanzone's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under "—Potential Payments Upon Termination or Change of Control" below.

Kirk T. Larsen

        We entered into an amended and restated employment agreement with Mr. Larsen, effective April 23, 2015, to serve as our Chief Financial Officer. Effective March 17, 2016, we entered into an amendment to Mr. Larsen's employment agreement, which provides for a three-year term ending on March 17, 2019, with a provision for automatic annual extensions beginning on March 17, 2018 and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Larsen's minimum annual base salary is $435,000 and Mr. Larsen is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. For the period from January 3, 2014 through the remainder of his employment term, Mr. Larsen's target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Larsen is entitled to the benefits we provide to our other employees generally. Mr. Larsen's employment agreement also provides that, if any payments or benefits to be paid to Mr. Larsen pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the IRC, then Mr. Larsen may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the IRC; and that if Mr. Larsen does not elect to have such payments so reduced, Mr. Larsen is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under his employment agreement.

        Mr. Larsen's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under "—Potential Payments Upon Termination or Change of Control" below.

Anthony Orefice

        We entered into an amended and restated employment agreement with Mr. Orefice, effective January 3, 2014, to serve as our Executive Vice President and Chief Operating Officer. Effective January 3, 2016, we entered into an amendment to Mr. Orefice's employment agreement, which provides for a three-year term ending on January 3, 2019, with a provision for automatic annual extensions beginning on January 3, 2018 and continuing thereafter unless either party provides timely notice that the term should not be extended. The employment agreement provides that we will pay Mr. Orefice a base salary of no less than $400,000 per year and that Mr. Orefice is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan, with amounts payable depending on performance relative to targeted results. On September 2, 2014, we entered into an amendment to Mr. Orefice's employment agreement which set his target bonus at 100% of his base salary, with a maximum of up to 200% of his base salary for the period from January 3, 2014 through the remainder of his employment term. Mr. Orefice is entitled to the benefits we provide to our other employees generally.

        Mr. Orefice's employment agreement also provides that, if any payments or benefits to be paid to Mr. Orefice pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the IRC, then Mr. Orefice may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the IRC; and that if Mr. Orefice does not elect to have such payments so reduced, Mr. Orefice is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under his employment agreement.

        Mr. Orefice's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under "—Potential Payments Upon Termination or Change of Control" below.

Michael L. Gravelle

        We entered into a three-year employment agreement with Mr. Gravelle, effective March 1, 2015, to serve as our Executive Vice President, General Counsel and Corporate Secretary. Under the terms of the agreement, Mr. Gravelle's minimum annual base salary is $148,000, and Mr. Gravelle is eligible for an annual incentive bonus opportunity under the Annual Incentive Plan (including a bonus for the full 12-month period for calendar year 2015), with amounts payable depending on performance relative to targeted results. For the period from March 1, 2015 through the remainder of his employment term, Mr. Gravelle's target bonus is set at 100% of his base salary, with a maximum of up to 200% of his base salary. Mr. Gravelle is entitled to the benefits we provide to our other employees generally.

        Mr. Gravelle's employment agreement also provides that, if any payments or benefits to be paid to Mr. Gravelle pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the IRC, then Mr. Gravelle may elect for such payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the IRC; and that if Mr. Gravelle does not elect to have such payments so reduced, Mr. Gravelle is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under his employment agreement.

        Mr. Gravelle's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth under "—Potential Payments Upon Termination or Change of Control" below.

Potential Payments Upon Termination or Change of Control

        In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change of control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable with respect to the named executive officers, their employment agreements if their employment had terminated on December 31, 2016.

        For the named executive officers, the types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change of control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers' compensation and benefit levels at the time of the termination of employment.

        For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees.

Potential Payments under Employment and Award Agreements

        As discussed above, we have entered into employment agreements with our named executive officers. The agreements provide for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits that the named executive officers would receive in connection with various employment termination scenarios.

Termination without Cause or by the Executive for Good Reason

        Under the terms of each employment agreement, if the executive's employment is terminated by us for any reason other than for cause and not due to death or disability, or by the executive for good reason (or, in the case of Mr. Foley, because he is not nominated to run for re-election as chairman of the board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed as chairman of the board for reasons other than cause) then the executive is entitled to receive:

  •
  any accrued obligations, which includes any earned but unpaid base salary and annual bonus payments relating to the prior year and any unpaid expense reimbursements;

  •
  a prorated annual bonus based on the actual incentive the named executive officer would have earned for the year of termination;

  •
  a lump-sum payment equal to a percentage (300% in the case of Mr. Foley, 100% in the case of Mr. Sanzone, 200% in the case of Messrs. Larsen and Gravelle and 50% in the case of Mr. Orefice), of the sum of the executive's (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs or, in the case of Mr. Foley, the highest annual bonus paid to Mr. Foley within the preceding three years if such amount is higher than his target annual bonus opportunity;

  •
  the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums;

  •
  other COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments; and

  •
  in the case of Mr. Foley, all stock option, restricted stock, profits interest and other equity-based incentive awards granted by us or ServiceLink that were outstanding but not vested as of the date of termination become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria and not based solely on the passage of time, in which case they remain subject to the applicable performance-based vesting conditions.

        Additionally, the Black Knight restricted stock awards that were granted in exchange for BKFS LLC profits interest awards granted in 2014 were amended in August of 2016 to provide that, in the event of a termination of employment without cause or by the employee for good reason, all shares remaining subject to restriction that would have vested within 12 months following such termination event will vest upon termination.

Termination Due to Death or Disability

        If the executive's employment terminates due to death or disability, the executive, or his estate, will receive the following:

  •
  any accrued obligations, which includes any earned but unpaid base salary and annual bonus payments relating to the prior year and any unpaid expense reimbursements;

  •
  a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed, or in the case of Messrs. Larsen and Gravelle, based on the amount of Messrs. Larsen and Gravelle's accrued annual bonus as contained on the internal books of the Company for the month in which the termination occurs; and

  •
  all stock option, restricted stock, profits interest and other equity-based incentive awards granted by us that were outstanding but not vested as of the date of termination become immediately vested and/or payable.

Termination for Cause or by the Executive without Good Reason

        If the executive's employment is terminated by us for cause or by the executive without good reason, our only obligation is the payment of any accrued obligations.

Definitions of Certain Terms Used in the Employment Agreements

        For purposes of each employment agreement, "cause" means the executive's:

  •
  persistent failure to perform duties consistent with a commercially reasonable standard of care;

  •
  willful neglect of duties;

  •
  conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty;

  •
  material breach of the employment agreement; or

  •
  impeding or failing to materially cooperate with an investigation authorized by our board of directors.

        For purposes of Messrs. Sanzone, Larsen and Gravelle's employment agreements, "cause" shall also mean the executive's:

  •
  material breach of the Company's business policies, accounting practices or standards of ethics; or

  •
  material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant.

        For purposes of each employment agreement, other than Messrs. Foley's and Orefice's employment agreements, "good reason" includes:

  •
  a material change in the geographic location of the executive's principal working location;

  •
  a material diminution of the executive's title, base salary or annual bonus opportunity; or

  •
  our material breach of any of our obligations under the employment agreement.

        For purposes of Mr. Foley's employment agreement, "good reason" includes:

  •
  a material diminution in the executive's position or title or the assignment of duties to the executive that are materially inconsistent with the executive's position or title;

  •
  a material diminution of the executive's base salary or annual bonus opportunity;

  •
  within six months immediately preceding or within two years immediately following a change of control, (1) a material adverse change in the executive's status, authority or responsibility, (2) a material adverse change in the position to whom the executive reports or to the executive's service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (3) a material diminution in the budget over which the executive has managing authority, or (4) a material change in the geographic location of the executive's place of employment;

  •
  our material breach of any of our obligations under the employment agreement; or

  •
  the election of a new director to our board of directors who Mr. Foley did not consent to or vote for.

        For purposes of Mr. Orefice's employment agreement, "good reason" includes:

  •
  a material diminution of the executive's title, base salary or annual bonus opportunity; or

  •
  our material breach of any of our obligations under the employment agreement.

        For purposes of Mr. Foley's employment agreement, a "change of control" includes:

  •
  an acquisition by an individual, entity or group of more than 50% of our voting power;

  •
  a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger;

  •
  a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger;

  •
  during any period of two consecutive years during the employment term, a change in the majority of our board of directors, unless the changes are approved by 2/3 of the directors then in office;

  •
  a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (i) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (ii) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or

  •
  our shareholders approve a plan or proposal for the liquidation or dissolution of our Company.

Potential Payments under Omnibus Incentive Plan

        In addition to the post-termination rights and obligations set forth in the employment and award agreements, our Omnibus Incentive Plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our Omnibus Incentive Plan, except as otherwise provided in a participant's award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

        For purposes of our Omnibus Incentive Plan, the term "change in control" is defined as the occurrence of any of the following events:

  •
  an acquisition immediately after which any person, group or entity, other than FNF, possesses direct or indirect beneficial ownership of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans (or the related trusts) and certain other transactions described in the second-to-last bullet point below;

  •
  during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, which we refer to as the incumbent board of directors, cease to constitute at least a majority of the board of directors, provided that any individual who becomes a member of our board of directors subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board of directors (except as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our board of directors) will be considered as though he or she were a member of the incumbent board of directors;

  •
  the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets, unless, pursuant to such transaction, (a) our shareholders immediately before the transaction will have beneficial ownership (directly or indirectly) of more than 50% of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction; (b) no person (other than us, FNF, an employee benefit plan sponsored by us, the resulting corporation or FNF, or any entity controlled by us, the resulting corporation or FNF) has direct or indirect beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation's outstanding voting securities (except to the extent that such ownership existed prior to the transaction); and

    (c) individuals who were members of the incumbent board of directors continue to constitute a majority of the members of the board of directors of the resulting corporation; or

  •
  our shareholders approve a complete liquidation or dissolution of Black Knight.

Potential Payments Upon Change of Control

        None of our named executive officers' employment agreements provide for a payment or a benefit upon a change of control without termination.

Estimated Cash Payments Upon Termination of Employment

        Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on December 31, 2016. The severance amounts do not include a prorated 2016 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred.

        For a termination of employment by us not for cause or a termination by the executive for good reason (or, in the case of Mr. Foley, because he is not nominated to run for re-election as chairman of the board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed as chairman of the board for reasons other than cause), effective December 31, 2016, the following cash payments would have been made under the employment agreements: Mr. Foley $13,527,840; Mr. Sanzone $2,314,668; Mr. Larsen $1,767,370; Mr. Orefice $489,668; and Mr. Gravelle $779,507. Upon a termination of the executives' employment due to death or disability, the executives would receive any amounts that were earned and accrued, but not paid as of the date of termination, but no severance.

Estimated Equity Payments upon Termination of Employment or Change in Control

        As disclosed in the Outstanding Equity Awards at Fiscal Year End table, each named executive officer had outstanding unvested restricted stock awards on December 31, 2016.

        The estimated amounts below were determined by multiplying the number of shares of restricted stock that would vest by $37.80 per share, which was the closing price of our common stock on December 30, 2016. Our estimate of the value of equity that would vest assumes that the change in control and, as applicable, termination of employment occurred on December 31, 2016. The amounts reflected below assume only a change in control of Black Knight, and, consequently, do not include the named executive officers' ServiceLink Grant Units.

        The estimated value of the Black Knight restricted stock awards held by the named executive officers that would vest upon a change of control would be as follows: Mr. Foley $9,353,119; Mr. Sanzone $28,033,046; Mr. Larsen $7,705,492; Mr. Orefice $3,935,925 and Mr. Gravelle $1,993,118. The estimated value of the Black Knight restricted stock awards held by the named executive officers that would vest upon a termination of the named executive officers' employment by us without cause or a termination by the executives for good reason would be as follows: Mr. Foley $9,353,119; Mr. Sanzone $21,352,237; Mr. Larsen $6,369,338; Mr. Orefice $1,592,325 and Mr. Gravelle $1,592,287. The estimated value of the restricted stock awards held by the named executive officers that would vest upon a termination of the named executive officers' employment due to death or disability would be as follows: Mr. Foley $9,353,119; Mr. Sanzone $28,033,046; Mr. Larsen $7,705,492; Mr. Orefice $3,935,925 and Mr. Gravelle $1,993,118.

Compensation Committee Interlocks and Insider Participation

        The compensation committee is currently composed of Richard N. Massey (Chair) and Thomas M. Hagerty. During fiscal year 2016, no member of the compensation committee was a former or current officer or employee of Black Knight or any of its subsidiaries. In addition, during fiscal year 2016, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

        We reviewed our compensation policies and practices for all employees including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our Technology (Servicing and Origination), Data and Analytics and corporate operations relative to Adjusted Revenues, Adjusted EBITDA, total compensation expenses and incentive program expenses (including as a percentage of both revenue and total compensation expenses).

        We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

        With respect to our executives' incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee's discretion to reduce awards, serve to mitigate excessive risk taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee's review and approval of the awards and internal and external review of our financials. We also believe that our balance of restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk.

Director Compensation

        Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2016, all non-employee directors received an annual retainer of $60,000, payable quarterly, plus $2,000 for each board meeting attended. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on the Audit Committee, plus a fee of $1,500 for each Audit Committee meeting attended. The chairmen and each member of the Compensation, Corporate Governance and Nominating, and Risk Committees received an additional annual fee (payable in quarterly installments) of $15,000 and $10,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting attended. In addition, in 2016 each non-employee director received a long-term incentive award of 4,419 restricted shares. The restricted shares were granted under our omnibus incentive plan and vest over a period of four years from the grant date subject to continued service on our board and the achievement of a performance target of Adjusted EBITDA of $413 million for the period of January 1, 2016 to December 31, 2016. We also reimburse each of our directors for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings, as well as with any director education programs they attend relating to their service on our board of directors.

        The following table sets forth information concerning the compensation of our directors for the fiscal year ended December 31, 2016:

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas M. Hagerty	97,000	125,014	222,014
David K. Hunt	118,500	125,014	243,514
Richard N. Massey	112,843	125,014	237,857
Ganesh B. Rao	96,157	125,014	221,170
John D. Rood	133,500	125,014	258,514

(1)
Amounts include the cash portion of annual board and committee retainers and meeting fees earned for services as a director in 2016.

(2)
Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2016, computed in accordance with FASB ASC Topic 718. These awards consisted of 4,419 performance-based restricted shares granted in February 2016 which vest over a period of four years from the grant date, subject to (i) Black Knight achieving Adjusted EBITDA of $413 million for the period of January 1, 2016 to December 31, 2016 (Adjusted EBITDA, as adjusted for purposes of the awards, of $456.8 million was achieved for this period), and (ii) continued service on our board. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2016 on page F-44. The fair value of the awards is based on a per share fair value of $28.29. As of December 31, 2016, restricted stock awards outstanding for each director were as follows: Mr. Hagerty 4,419; Mr. Hunt 4,419; Mr. Massey 4,419; Mr. Rao 4,419; and Mr. Rood 4,419.

BENEFICIAL OWNERSHIP OF NEW BLACK KNIGHT COMMON STOCK

        The table below sets forth the expected beneficial ownership of New Black Knight common stock immediately after the completion of the mergers and is derived from information relating to the beneficial ownership of Black Knight common stock and FNF Group common stock as of the date of this proxy statement/prospectus. The table sets forth the expected beneficial ownership of New Black Knight common stock by the following individuals or entities:

  •
  each person who will beneficially own more than 5% of the outstanding shares of New Black Knight common stock immediately after completion of the mergers;

  •
  each named executive officer of Black Knight;

  •
  the individuals who will be the directors of New Black Knight; and

  •
  the individuals who will be the directors and executive officers of New Black Knight as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table is expected to have sole voting and investment power with respect to all shares of New Black Knight common stock shown as beneficially owned. The percentage of beneficial ownership set forth below is based on 153,451,759 shares of New Black Knight common stock estimated to be outstanding immediately following the completion of the mergers based on the outstanding shares of Black Knight Class A and Class B common stock as of July 31, 2017.

Name	Shares Beneficially Owned		Percent of Outstanding(1)
T. Rowe Price Associates, Inc.	15,110,142	(2)	9.8%
100 E. Pratt Street, Baltimore, MD 21202	—		—
THL Funds	35,074,582	(3)	22.9%
c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, MA 02110

(1)
Applicable percentages based on 153,451,759 shares of New Black Knight common stock estimated to be outstanding immediately following the completion of the mergers based upon the outstanding shares of Black Knight Class A and Class B common stock as of July 31, 2017.

(2)
Based on information publicly filed with the Securities and Exchange Commission with respect to T. Rowe Price Associates, Inc.'s ownership of Black Knight Class A shares and FNF Group shares as of December 31, 2016.

(3)
The THL Funds direct ownership is based upon their ownership of Black Knight Class A and Class B shares as of July 31, 2017, as follows: 9,401,018 shares of Class A common stock held by Thomas H. Lee Equity Fund VI, L.P., 6,365,870 shares of Class A common stock held by Thomas H. Lee Parallel Fund VI, L.P., 1,111,989 shares of Class A common stock held by Thomas H. Lee Parallel (DT) Fund VI, L.P., 9,520,244 shares of Class A common stock held by THL Equity Fund VI Investors (BKFS), L.P., 5,962,679 shares of Class A common stock held by THL Equity Fund VI Investors (BKFS) II, L.P., 1,002,131 shares of Class A common stock held by THL Equity Fund VI Investors (BKFS) III, L.P., 308,404 shares of Class A common stock held by THL Coinvestment Partners, L.P., 1,815 shares of Class A common stock held by THL Operating Partners, L.P., 48,916 shares of Class A common stock held by Great-West Investors LP, 48,745 shares of Class A common stock held by Putnam Investments Employees' Securities Company III LLC, 1,252,664 shares of Class B common stock held by THL Equity Fund VI Investors (BKFS-LM), LLC and 50,107 shares of Class B common stock held by THL Equity Fund VI Investors (BKFS-NB), LLC.

Name	Number of Shares(1)	Percent of Outstanding(2)
William P. Foley, II	6,510,568	4.2%
Thomas M. Hagerty(3)	35,123,206	22.9%
David K. Hunt	49,845	*
Richard N. Massey	110,364	*
Ganesh B. Rao(3)	35,082,301	22.9%
John D. Rood	70,602	*
Thomas J. Sanzone(4)	1,215,864	*
Joseph M. Nackashi	195,671	*
Kirk T. Larsen(5)	427,050	*
Anthony Orefice	120,173	*
Michael L. Gravelle	196,082	*
All directors and officers (10 persons)(3)	44,027,145	28.7%

*
Represents less than 1% of our common stock.

(1)
Amounts based on the number of Class A shares of Black Knight beneficially owned by each individual and, with respect to Messrs. Foley, Hagerty, Massey, Rood and Gravelle, the number of FNF Group shares owned by each individual.

(2)
Applicable percentages based on 153,451,759 shares of New Black Knight common stock estimated to be outstanding immediately following the completion of the mergers based upon the outstanding shares of Black Knight Class A and Class B common stock as of July 31, 2017.

(3)
Messrs. Hagerty and Rao are managing directors of THL. The total shares represented for Messrs. Hagerty and Rao include 35,074,582 shares held by affiliates of THL.

(4)
Includes 343,874 shares held by the Thomas J. Sanzone Revocable Trust.

(5)
Includes 182,621 shares held by the Kirk Larsen Revocable Trust.

DESCRIPTION OF CAPITAL STOCK OF NEW BLACK KNIGHT

        The following description of select provisions of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect immediately after completion of the mergers, and of the Delaware General Corporation Law, is necessarily general and does not purport to be complete. This summary is qualified in its entirety by reference in each case to the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws to be in effect immediately after completion of the merger, which are filed as exhibits to this proxy statement/prospectus.

General

Authorized Capitalization

        Immediately following the transactions, our authorized capital stock will consist of 550,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of our common stock will vote on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.

Dividend Rights

        Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy of New Black Knight."

Rights upon Liquidation

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock, then outstanding, if any.

Other Rights

        The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Registration Rights

        On May 26, 2015, Black Knight entered into a registration rights agreement with the holders of the outstanding Units and the THL Affiliates that hold shares of Class A common stock and Class B common stock. This agreement provides these holders (and their permitted transferees) with the right to require Black Knight, at its expense, to register shares of Black Knight's Class A common stock that they hold or that are issuable to them upon exchange of Units (and an equal number of shares of Black Knight Class B common stock). The agreement also provides that Black Knight will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The registration rights agreement will be assigned from Black Knight to New Black Knight in connection with the transactions contemplated herein.

Preferred Stock

        Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences and limitations thereof, including dividend rights, specification of par value, conversion rights, voting rights, terms of redemption, specification of par value, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders.

        The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no shares of preferred stock issued and outstanding and we have no plans to issue any preferred stock.

Election and Removal of Directors; Vacancies

        Our amended and restated certificate of incorporation will provide that our board of directors will consist of between one and 14 directors. The exact number of directors will be fixed from time to time by a majority of our board of directors. In accordance with our amended and restated certificate of incorporation, our board of directors will be divided into three classes of directors, with each class constituting, as nearly as possible, one-third of the total number of directors. Each class of directors will be elected for a three-year term. As a result, approximately one-third of our board of directors will be elected each year. There will be no limit on the number of terms a director may serve on our board of directors.

Shareholder Action by Written Consent

        Our amended and restated certificate of incorporation will provide that actions required or permitted to be taken by shareholders at an annual or special meeting may be effected without a meeting by written consent. A shareholder seeking to have the shareholders authorize or take action by written consent must deliver requests from the holders of not less than 15% of our common stock, or from the holders of our preferred stock, if the terms of such class or series of preferred stock expressly provide for action by written consent, subject to certain procedural provisions.

Anti-takeover Effects of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Upon the closing of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our shareholders. However, they also give our board of directors the power to discourage acquisitions that some shareholders may favor.

Classified Board of Directors and Related Provisions

        Our amended and restated certificate of incorporation will provide that our board of directors must be divided into three classes of directors (each class containing approximately one-third of the total number of directors) serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. This classified board provision will prevent a third party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual shareholders meeting following the date the acquirer obtains the controlling interest. The number of directors constituting our board of directors is determined from time to time by our board of directors. Our amended and restated certificate of incorporation will also provide that, subject to any rights of any preferred stock then outstanding, any director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class. In addition, our amended and restated certificate of incorporation will provide that any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office or by an affirmative vote of the sole remaining director. This provision, in conjunction with the provisions of our amended and restated certificate of incorporation authorizing our board of directors to fill vacancies on the board of directors, will prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Special Meetings

        Our amended and restated certificate of incorporation will provide that, except as otherwise required by law, special meetings of the shareholders can only be called by a majority of our entire board of directors or our chairman of the board of directors or chief executive officer. Shareholders may not call a special meeting or require that our board of directors call a special meeting of shareholders.

Requirements for Advance Notification of Shareholder Meetings, Nominations and Proposals

        Our amended and restated bylaws will provide that, if one of our shareholders desires to submit a proposal or nominate persons for election as directors at an annual shareholders' meeting, the shareholder's written notice must be received by us not less than 120 days prior to the anniversary date of the date of the proxy statement for the immediately preceding annual meeting of shareholders, which date shall, for purposes of New Black Knight's first annual meeting of shareholders after its shares of common stock are first publicly traded, be deemed to have occurred on June 14, 2017. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder must be received by us not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made.

The notice must describe the proposal or nomination and set forth the name and address of, and stock held of record and beneficially by, the shareholder. Notices of shareholder proposals or nominations must set forth the reasons for the proposal or nomination and any material interest of the shareholder in the proposal or nomination and a representation that the shareholder intends to appear in person or by proxy at the annual meeting. Director nomination notices must set forth the name and address of the nominee, arrangements between the shareholder and the nominee and other information required under Regulation 14A of the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge a proposal or nomination not made in compliance with the procedures contained in our amended and restated bylaws. The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the requisite procedures are not followed and may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute

        Our amended and restated certificate of incorporation will not state that we have elected not to be governed by Section 203 of the DGCL and therefore, we will be subject to Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the time the shareholder became an interested shareholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested shareholder." Subject to various exceptions, an "interested shareholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change of control attempts that are not approved by a company's board of directors.

Limitations on Director Liability

        Under the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain the provisions permitted by Section 102(b)(7) of the DGCL.

Corporate Opportunities

        To address situations in which officers or directors have conflicting duties to affiliated corporations, Section 122(17) of the DGCL allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. As such, and in order to address potential conflicts of interest between us and FNF or THL, our amended and restated certificate of incorporation will contain provisions regulating and defining, to the fullest extent permitted by law, the conduct of our affairs as they may involve FNF and THL and FNF's and THL's officers and directors.

        Our amended and restated certificate of incorporation will provide that, subject to any written agreement to the contrary, neither FNF nor THL will have a duty to refrain from engaging in the same or similar activities or lines of business that we engage in, and, except as set forth in our amended and restated certificate of incorporation, none of FNF, THL and FNF's and THL's officers and directors will be liable to us or our shareholders for any breach of any fiduciary duty due to any such activities of FNF or THL.

        Our amended and restated certificate of incorporation will also provide that we may from time to time be or become a party to and perform, and may cause or permit any subsidiary to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with FNF or THL. With limited exceptions, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by us, any of our subsidiaries, FNF or THL, shall be considered contrary to any fiduciary duty to us or our shareholders of any director or officer of ours who is also a director, officer or employee of FNF or THL. With limited exceptions, to the fullest extent permitted by law, no director or officer of ours who is also a director, officer or employee of FNF or THL shall have or be under any fiduciary duty to us or our shareholders to refrain from acting on behalf of us or any of our subsidiaries or on behalf of FNF or THL in respect of any such agreement or performing any such agreement in accordance with its terms.

        Our amended and restated certificate of incorporation will further provide that if one of our directors or officers who is also a director or officer of FNF or THL acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any of FNF, THL or us, the director or officer will have satisfied his or her fiduciary duty to us and our shareholders with respect to that corporate opportunity if he or she acts in a manner consistent with the following policy:

  •
  a corporate opportunity offered to any person who is an officer of ours and who is also a director but not an officer of FNF or THL, will belong to us unless the opportunity is expressly offered to that person in a capacity other than such person's capacity as one of our officers, in which case it will not belong to us;

  •
  a corporate opportunity offered to any person who is a director but not an officer of ours, and who is also a director or officer of FNF or THL, will belong to us only if that opportunity is expressly offered to that person in that person's capacity as one of our directors; and

  •
  a corporate opportunity offered to any person who is an officer of any of FNF, THL or us will belong to us only if that opportunity is expressly offered to that person in that person's capacity as one of our officers.

        Notwithstanding these provisions, our amended and restated certificate of incorporation will not prohibit us from pursuing any corporate opportunity of which we become aware.

        These provisions that will be in our amended and restated certificate of incorporation will no longer be effective on the date that none of our directors or officers are also directors or officers of FNF or THL.

        If our amended and restated certificate of incorporation does not include provisions setting forth the circumstances under which opportunities will belong to us and regulating the conduct of our directors and officers in situations where their duties to us and either of FNF or THL conflict, the actions of our directors and officers in each such situation would be subject to the fact-specific analysis of the corporate opportunity doctrine as articulated under Delaware law. Under Delaware law, a director of a corporation may take a corporate opportunity, or divert it to another corporation in which that director has an interest, if (i) the opportunity is presented to the director or officer in his or her individual capacity, (ii) the opportunity is not essential to the corporation, (iii) the corporation holds no interest or expectancy in the opportunity and (iv) the director or officer has not wrongfully employed the resources of the corporation in pursing or exploiting the opportunity. Based on Section 122(17) of the DGCL, we do not believe the corporate opportunity guidelines that will be set forth in our amended and restated certificate of incorporation conflict with Delaware law. If, however, a conflict were to arise between the provisions of our amended and restated certificate of incorporation and Delaware law, Delaware law would control.

Amendment to Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation

        Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that, subject to the affirmative vote of the holders of preferred stock if required by law or the applicable certificate of designations relating to such preferred stock, the provisions (i) of our amended and restated bylaws may be adopted, amended or repealed if approved by a majority of the board of directors then in office or approved by holders of the common stock in accordance with applicable law and the amended and restated certificate of incorporation, and (b) of our amended and restated certificate of incorporation may be adopted, amended or repealed as provided by the DGCL.

Listing on the New York Stock Exchange

        New Black Knight is expected to be listed on the NYSE.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust. Its address is 1 State Street Plaza, 30th Floor, New York NY 10004, and its telephone number is (212) 509-4000.

COMPARISON OF RIGHTS OF SHAREHOLDERS BEFORE AND AFTER THE TRANSACTIONS

        Like Black Knight, we are incorporated in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated by-laws following the transactions will be substantially similar to Black Knight's certificate of incorporation and bylaws prior to the transactions. Therefore, the rights of shareholders of New Black Knight after the transactions, as a matter of state law and under the relevant organizational documents, will be substantially similar to the rights of shareholders of Black Knight prior to the transactions. The following is a description of (i) the terms of the Black Knight Class A and Class B common stock under Black Knight's certificate of incorporation and (ii) the terms of the New Black Knight common stock under the amended and restated certificate of incorporation. The following discussion is qualified by reference to the full text of the New Black Knight amended and restated certificate of incorporation, which is included as Exhibit 3.1 to this proxy statement/prospectus.

Black Knight Class A and Class B Common Stock Under Current Charter	New Black Knight Common Stock Under Amended and Restated Charter
Authorized Capital Stock
Black Knight is authorized to issue up to 350,000,000 shares of Class A common stock, 200,000,000 shares of Class B common stock, and 25,000,000 shares of preferred stock.	New Black Knight is authorized to issue up to 550,000,000 shares of common stock and 25,000,000 shares of preferred stock. See Article IV, Section 4.1 of Exhibit 3.1.
Voting Rights

The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law. Delaware law may require the holders of Class A common stock and the holders of Class B common stock to vote as separate voting groups in the event of certain amendments to the charter affecting the relative rights, preferences or other aspects of the Class A common stock or Class B common stock, respectively, or business combinations under certain circumstances.
Holders of New Black Knight common stock are entitled to one vote for each share of such stock held. See Article IV, Section 4.3(a) of Exhibit 3.1.

Holders of New Black Knight common stock will vote as single class on all matters with respect to which shareholders are entitled to vote under applicable law. See Article IV, Section 4.3(a) of Exhibit 3.1.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. The holders of Class B common stock will not participate in any dividends declared by the board of directors.
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of New Black Knight common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See Article IV, Section 4.3(b) of Exhibit 3.1.

Black Knight Class A and Class B Common Stock Under Current Charter	New Black Knight Common Stock Under Amended and Restated Charter
Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Black Knight, after payment or provision for payment of the debts and other liabilities of Black Knight and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock shall be entitled to receive the remaining assets of Black Knight available for distribution ratably in proportion to the number of shares held by each such shareholder.

The holders of shares of Class B common stock, as such, shall not be entitled to receive any assets of Black Knight in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Black Knight.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Black Knight, after payment or provision for payment of the debts and other liabilities of New Black Knight and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of New Black Knight common stock shall be entitled to receive the remaining assets of New Black Knight available for distribution ratably in proportion to the number of shares held by each such shareholder. See Article IV, Section 4.3(c) of Exhibit 3.1.
Business Combinations
Black Knight has opted out of Delaware General Corporation Law §203. Therefore, Black Knight may engage in any business combination with any interested shareholder at any time.
New Black Knight has not opted out of Delaware General Corporation Law §203. Therefore, subject to certain circumstances, New Black Knight shall not engage in any business combination with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder.

Black Knight Class A and Class B Common Stock Under Current Charter	New Black Knight Common Stock Under Amended and Restated Charter
Other Rights

Shares of Class B common stock are issuable only in connection with the issuance of Units. When Units are issued by BKFS LLC, Black Knight will simultaneously issue the holder an equal number of shares of Class B common stock. Each share of Class B common stock will be redeemed and cancelled if the holder exchanges one Unit and such share of Class B common stock for either one share of Class A common stock or a cash payment pursuant to the terms of the BKFS LLC Agreement.

In the event of a reclassification or other similar transaction as a result of which the shares of Class A common stock are converted into another security, then a holder of shares of Class B common stock will be entitled to receive upon exchange of such shares (together with a commensurate number of Units) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction. No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.

Following the completion of the transactions contemplated by the merger agreement and the THL Interest Exchange Agreement, New Black Knight will not have an Up-C capital structure, and its common stock will not be affected by any units of BKFS LLC.

THE SPECIAL MEETING

        This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of Black Knight common stock by the Black Knight board relating to the transactions and other matters to be voted upon at the special meeting and at any adjournment or postponement of the meeting. This proxy statement/prospectus is also a prospectus for New Black Knight securities to be delivered in connection with the mergers. Black Knight mailed this proxy statement/prospectus to shareholders beginning on or about [                        ], 2017. You should read this proxy statement/prospectus carefully before voting your shares.

Time, Place and Date

        The special meeting of shareholders will be held at 8:30 a.m., local time, on [                        ], 2017, at 601 Riverside Avenue, Jacksonville, Florida 32204.

Proposals

        At the special meeting, you will be asked to consider and vote upon the following items:

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  to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of June 8, 2017, by and among New BKH Corp., a Delaware corporation, Black Knight Financial Services, Inc., a Delaware corporation, Black Knight Holdco Corp., a Delaware corporation, New BKH Merger Sub, Inc., a Delaware corporation, BKFS Merger Sub, Inc., a Delaware corporation and Fidelity National Financial, Inc., a Delaware corporation; and

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  to consider and vote upon an adjournment of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the first proposal described above in accordance with the merger agreement.

Record Date and Quorum

        Black Knight has fixed the close of business on August 14, 2017 as the record date for the special meeting, and only holders of record of Black Knight common stock on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of the record date, there were 153,479,930 shares of Black Knight common stock outstanding and entitled to vote. Each share of Black Knight common stock entitles its holder to one vote on all matters properly coming before the special meeting.

        The presence, in person or by proxy, of shareholders representing a majority of the shares of Black Knight common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. Shares of Black Knight common stock represented at the special meeting but not voted, including shares of such common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies, provided that the proposal to adjourn or postpone the special meeting has been adopted by the affirmative vote of a majority of the shares of Black Knight common stock represented in person or by proxy at the special meeting.

Recommendation of Black Knight Special Committee

        The Black Knight Special Committee recommends that you vote FOR the adoption of the Agreement and Plan of Merger.

Required Vote

        You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to approve and adopt the merger agreement. Consummation of the mergers requires the approval and adoption of the merger agreement by (i) the affirmative vote of the holders of a majority of the shares of Black Knight common stock outstanding at the close of business on the record date, and (ii) the affirmative vote of the holders of a majority of the shares of Black Knight common stock outstanding at the close of business on the record date that are not owned, directly or indirectly, by the FNF affiliated shareholders or the officers or directors of the FNF affiliated shareholders. Therefore, if you abstain or fail to vote, it will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement.

        The adoption of the proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Black Knight common stock represented in person or by proxy at the special meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote "AGAINST" the approval of the proposal to adjourn or postpone the special meeting.

        Pursuant to the merger agreement, FNF has agreed to vote all of the Black Knight Class B common stock beneficially owned by it, currently representing approximately 98.46% of the outstanding Black Knight Class B common stock, which represents approximately 54.29% of the voting securities of Black Knight common stock, in favor of the adoption of the merger agreement.

        As of the record date, Black Knight directors and executive officers owned and were entitled to vote 6,858,179 shares of Black Knight common stock, or approximately 4.47% of the outstanding shares of Black Knight common stock. William P. Foley II, Thomas M. Hagerty, Richard N. Massey, John D. Rood and Michael L. Gravelle, directors or executive officers of Black Knight, are also directors and/or current or former officers of FNF.

Proxies and Revocation

        If you are a shareholder of record of your shares of Black Knight common stock and you submit a proxy over the Internet or by telephone prior to 11:59 p.m. Eastern time on the day before the date of the special meeting or by returning a signed and dated proxy card by mail that is received by Black Knight at any time prior to 8:30 a.m. local time on the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the approval and adoption of the merger agreement, and "FOR" the adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, and in accordance with the recommendations of Black Knight's board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

        If your shares of Black Knight common stock are held in "street name," you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee. Nominees who hold shares of Black Knight common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, nominees are typically not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine," such as the approval and adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. Broker non-votes count as present for establishing a quorum, but will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement. If your brokerage firm, bank, trust or other nominee holds your shares of Black Knight common stock in "street name," your brokerage firm, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by such brokerage firm, bank, trust or other nominee with this proxy statement/prospectus.

        If you are a shareholder of record of your shares of Black Knight common stock, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

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  delivering to Black Knight's Corporate Secretary at any time prior to 8:30 a.m. local time on the date of the special meeting, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

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  attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

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  signing and delivering to Black Knight at any time prior to 8:30 a.m. local time on the date of the special meeting, a new proxy, relating to the same shares of Black Knight common stock and bearing a later date; or

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  submitting another proxy over the Internet or telephone (the latest Internet or telephone voting instructions will be followed) at any time prior to 11:59 p.m. Eastern time on the day before the date of the special meeting.

        Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

    Black Knight Financial Services, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100
    Attn: Corporate Secretary

        If you are a "street name" holder of Black Knight common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. Black Knight's by-laws provide that notice of an adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting, delivered either personally or by mail not less than 10 days nor more than 60 days before the date fixed for the meeting. Any signed proxies received by Black Knight prior to 8:30 a.m. local time on the date of the special meeting in which no voting instructions are provided on such matter will be voted "FOR" an adjournment or postponement of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. Whether or not a quorum exists, holders of a majority of Black Knight's shares of common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions and broker non-votes will have the same effect on such proposal as a vote "AGAINST" the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Black Knight shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

        Black Knight will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Special Meeting of Shareholders, this proxy statement/prospectus and the proxy card. Following the mailing of this proxy statement/prospectus, directors, officers and employees of Black Knight may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are shareholders of record of Black Knight common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by Black Knight for their charges and expenses in connection therewith at customary and reasonable rates.

Questions and Additional Information

        If you have questions about the transactions or the special meeting, you should contact:

    Black Knight Financial Services, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100
    Attn: Corporate Secretary

        Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election. If you need assistance in voting your shares, remember you may vote using any of the following methods:

        In person at the special meeting. All shareholders may vote in person at the special meeting, even if they have previously returned a proxy, by bringing the enclosed proxy card or proof of identification. But if you are a beneficial owner (as opposed to a shareholder of record), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the special meeting with your ballot when you vote at the meeting; or by proxy. There are three ways to vote by proxy:

  1.
  by mail, using the enclosed proxy card and return envelope;

  2.
  by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

  3.
  by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

        Even if you expect to attend the special meeting, please vote by proxy to assure that your shares will be represented.

Stock Certificates

        You should not send in any stock certificates with your proxy card. If Black Knight shareholders approve and adopt the merger agreement, you will receive a transmittal letter that will include instructions for the surrender and exchange of shares of Black Knight common stock for the merger consideration.

Availability of Documents

        Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement/prospectus is delivered upon written or oral request of such person. In addition, a list of shareholders entitled to vote at the special meeting will be available for inspection at Black Knight's principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any shareholder present in person at the meeting.

LEGAL MATTERS

        The validity of the shares of New Black Knight common stock to be issued in the mergers will be passed upon for New Black Knight by Weil, Gotshal & Manges LLP.

EXPERTS

        The consolidated financial statements of Lender Processing Services, Inc. as of January 1, 2014 and for the day ended January 1, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Black Knight Financial Services, Inc. as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been included (and incorporated by reference) herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 1 to the Consolidated Financial Statements, Black Knight Financial Services, Inc. completed an initial public offering (IPO) of its stock on May 26, 2015 and contributed the net cash proceeds received from the IPO to Black Knight Financial Services, LLC in exchange for 44.5% of the units and a managing member's membership interest in Black Knight Financial Services, LLC. Additionally, as discussed in Notes 1 and 2 to the Consolidated Financial Statements, Lender Processing Services, Inc. merged with Lion Merger Sub, Inc. on January 2, 2014, through which Lender Processing Services, Inc. became a wholly-owned subsidiary of Fidelity National Financial, Inc., which then reorganized the operations of Lender Processing Services, Inc. and contributed certain of its operations into Black Knight Financial Services, LLC on January 3, 2014. Our report on the effectiveness of internal controls over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that Black Knight Financial Services, Inc. acquired eLynx Holdings, Inc. (eLynx) on May 16, 2016 and Motivity Solutions, Inc. (Motivity) on June 22, 2016, and management has excluded from its assessment of the effectiveness of Black Knight Financial Services, Inc.'s internal control over financial reporting as of December 31, 2016, eLynx's and Motivity's internal control over financial reporting associated with approximately 4.1% of total assets and 2.3% of total revenues included in the Consolidated Financial Statements of Black Knight Financial Services, Inc. and subsidiaries as of and for the year ended December 31, 2016, and that our audit of internal control over financial reporting of Black Knight Financial Services, Inc. also excludes an evaluation of the internal control over financial reporting of eLynx and Motivity.

WHERE YOU CAN FIND MORE INFORMATION

        Black Knight files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Black Knight's public filings are also available in electronic format to the public from commercial document retrieval services and at the Internet Web site maintained by the SEC at http://www.sec.gov. You can also review Black Knight's SEC filings on its web site at www.bkfs.com. Information included on Black Knight's web site is not a part of this proxy statement/prospectus.

        New Black Knight has filed a registration statement on Form S-4 to register with the SEC the issuance of the shares of New Black Knight common stock to be issued to Black Knight and New BKH shareholders in the mergers. You should rely only on the information contained in this proxy statement/prospectus or on information to which Black Knight has incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is a part of such registration statement and constitutes a prospectus of New Black Knight and a proxy statement of Black Knight for the special meeting of Black Knight shareholders. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the SEC's reference room or web addresses listed above.

INCORPORATION BY REFERENCE

        The SEC allows Black Knight to "incorporate by reference" information into this proxy statement/prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents described below that Black Knight has previously filed with the SEC, as well as the annexes to this proxy statement/prospectus. These documents contain important information about Black Knight and its financial condition.

        The following documents listed below that Black Knight has previously filed with the SEC are incorporated by reference:

  •
  Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2017 filed on July 28, 2017;

  •
  Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2017 filed on May 5, 2017;

  •
  Annual Report on Form 10-K, for the fiscal year ended December 31, 2016 filed on February 24, 2017; and

  •
  Definitive Proxy Statement for the 2016 Annual Meeting filed on June 15, 2016.

        All documents that Black Knight files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement/prospectus to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement/ prospectus. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of Black Knight's Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

        You may obtain any of the documents incorporated by reference from the SEC's public reference room or the SEC's Internet web site described above in the section entitled "Where You Can Find More Information." Documents incorporated by reference in this proxy statement/prospectus are also available from Black Knight without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Black Knight at the following address:

    Black Knight Financial Services, Inc.
    601 Riverside Avenue
    Jacksonville, Florida 32204
    Telephone: (904) 854-5100
    Attn: Corporate Secretary

        If you would like to request documents, please do so by [                        ], 2017, to receive them before the special meeting. If you request any incorporated documents, Black Knight will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.

        You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meeting of Black Knight shareholders. Neither New Black Knight nor Black Knight has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [                        ], 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of New Black Knight common stock in the mergers shall create any implication to the contrary.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Black Knight Financial Services, Inc.:

        We have audited Black Knight Financial Services, Inc.'s (the Company) internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Black Knight Financial Services, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        Black Knight Financial Services, Inc. acquired eLynx Holdings, Inc. (eLynx) on May 16, 2016 and Motivity Solutions, Inc. (Motivity) on June 22, 2016, and management has excluded from its assessment of the effectiveness of Black Knight Financial Services, Inc.'s internal control over financial reporting as of December 31, 2016, eLynx's and Motivity's internal control over financial reporting associated with approximately 4.1% of total assets and 2.3% of total revenues included in the Consolidated Financial Statements of Black Knight Financial Services, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Black Knight Financial Services, Inc. also excludes an evaluation of the internal control over financial reporting of eLynx and Motivity.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Consolidated Balance Sheets of Black Knight Financial Services, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related Consolidated Statements of Operations and Comprehensive Earnings (Loss), Equity and Cash Flows for each of the years in the three-year period ended December 31, 2016, and our report dated February 24, 2017 expressed an unqualified opinion on those Consolidated Financial Statements.

/s/ KPMG LLP

February 24, 2017
Jacksonville, Florida
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Black Knight Financial Services, Inc.:

        We have audited the accompanying Consolidated Balance Sheets of Black Knight Financial Services, Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related Consolidated Statements of Operations and Comprehensive Earnings (Loss), Equity and Cash Flows for each of the years in the three-year period ended December 31, 2016. These Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Black Knight Financial Services, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Black Knight Financial Services, Inc.'s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2017, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

        As discussed in Note 1 to the Consolidated Financial Statements, Black Knight Financial Services, Inc. completed an initial public offering (IPO) of its stock on May 26, 2015 and contributed the net cash proceeds received from the IPO to Black Knight Financial Services, LLC in exchange for 44.5% of the units and a managing member's membership interest in Black Knight Financial Services, LLC. Additionally, as discussed in Notes 1 and 2 to the Consolidated Financial Statements, Lender Processing Services, Inc. merged with Lion Merger Sub, Inc. on January 2, 2014, through which Lender Processing Services, Inc. became a wholly-owned subsidiary of Fidelity National Financial, Inc., which then reorganized the operations of Lender Processing Services, Inc. and contributed certain of its operations into Black Knight Financial Services, LLC on January 3, 2014.

/s/ KPMG LLP

February 24, 2017
Jacksonville, Florida
Certified Public Accountants

BLACK KNIGHT FINANCIAL SERVICES, INC.

Consolidated Balance Sheets

(In millions, except share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$133.9	$186.0
Trade receivables, net	155.8	138.7
Prepaid expenses and other current assets	45.4	28.2
Receivables from related parties	4.1	7.6

Total current assets	339.2	360.5
Property and equipment, net	173.0	152.0
Computer software, net	450.0	466.5
Other intangible assets, net	299.5	330.2
Goodwill	2,303.8	2,220.1
Other non-current assets	196.5	174.4

Total assets	$3,762.0	$3,703.7

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$55.2	$42.1
Accrued compensation and benefits	61.1	52.2
Current portion of long-term debt	63.4	43.5
Deferred revenues	47.4	40.4

Total current liabilities	227.1	178.2
Deferred revenues	77.3	56.2
Deferred income taxes, net	7.9	4.7
Long-term debt, net of current portion	1,506.8	1,618.0
Other non-current liabilities	3.5	1.6

Total liabilities	1,822.6	1,858.7

Commitments and contingencies (Note 12)
Equity:
Class A common stock; $0.0001 par value; 350,000,000 shares authorized, 69,091,008 and 68,303,680 shares issued and outstanding as of December 31, 2016 and 2015, respectively	—	—
Class B common stock; $0.0001 par value; 200,000,000 shares authorized, 84,826,282 shares issued and outstanding as of December 31, 2016 and 2015	—	—
Preferred stock; $0.0001 par value; 25,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	810.8	798.9
Retained earnings	65.7	19.9
Accumulated other comprehensive loss	(0.8)	(0.1)

Total shareholders' equity	875.7	818.7
Noncontrolling interests	1,063.7	1,026.3

Total equity	1,939.4	1,845.0

Total liabilities and equity	$3,762.0	$3,703.7

See Notes to Consolidated Financial Statements.

BLACK KNIGHT FINANCIAL SERVICES, INC.

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(In millions, except per share data)

	Year ended December 31,
	2016	2015	2014
Revenues	$1,026.0	$930.7	$852.1
Expenses:
Operating expenses	582.6	538.2	514.9
Depreciation and amortization	208.3	194.3	188.8
Transition and integration costs	2.3	8.0	119.3

Total expenses	793.2	740.5	823.0

Operating income	232.8	190.2	29.1

Other income and expense:
Interest expense	(67.6)	(89.8)	(128.7)
Other expense, net	(6.4)	(4.6)	(12.0)

Total other expense, net	(74.0)	(94.4)	(140.7)

Earnings (loss) from continuing operations before income taxes	158.8	95.8	(111.6)
Income tax expense (benefit)	25.8	13.4	(5.3)

Net earnings (loss) from continuing operations	133.0	82.4	(106.3)
Loss from discontinued operations, net of tax	—	—	(0.8)

Net earnings (loss)	133.0	82.4	(107.1)
Less: Net earnings (loss) attributable to noncontrolling interests	87.2	62.4	(107.1)

Net earnings attributable to Black Knight Financial Services, Inc.	$45.8	$20.0	$—

Other comprehensive earnings (loss):
Unrealized holding losses, net of tax	(1.1)	—	—
Reclassification adjustments for losses included in net earnings, net of tax(1)	0.5	—	—

Total unrealized losses on interest rate swaps, net of tax(2)	(0.6)	—	—
Foreign currency translation adjustment	(0.1)	(0.1)	(0.1)

Other comprehensive loss	(0.7)	(0.1)	(0.1)
Comprehensive earnings (loss) attributable to noncontrolling interests	86.0	62.4	(107.1)
Comprehensive earnings (loss)	$131.1	$82.3	$(107.2)

	Year ended December 31, 2016	May 26, 2015 through December 31, 2015
Net earnings per share attributable to Black Knight Financial Services, Inc., Class A common shareholders:
Basic	$0.69	$0.31

Diluted	$0.67	$0.29

Weighted average shares of Class A common stock outstanding (see Note 5):
Basic	65.9	64.4

Diluted	67.9	67.9

(1)
Amounts reclassified to net earnings relate to losses on interest rate swaps and are included in Interest expense on the Consolidated Statements of Operations and Comprehensive Earnings (Loss). Amount is net of income tax expense of $0.3 million for the year ended December 31, 2016.

(2)
Net of income tax benefit of $0.4 million for the year ended December 31, 2016.

See Notes to Consolidated Financial Statements.

BLACK KNIGHT FINANCIAL SERVICES, INC.

Consolidated Statements of Equity

(In millions)

	Black Knight Financial Services, LLC
	Contributed member capital	Accumulated deficit	Accumulated other comprehensive loss	Total equity	Redeemable members' interest
Balance, January 1, 2014	$—	$—	$—	$—	$—
Contribution of Black Knight InfoServ, LLC from Fidelity National Financial, Inc.	2,792.9	—	—	2,792.9	—
Assumption of debt from Fidelity National Financial, Inc.	(1,858.0)	—	—	(1,858.0)	—
Contribution of Fidelity National Commerce Velocity, LLC from Fidelity National Financial, Inc.	62.2	(28.4)	—	33.8	—
Contribution from Member (Thomas H. Lee Partners, L.P.)	—	—	—	—	350.0
Return of capital to members	(9.5)	—	—	(9.5)	(7.4)
Contribution of Property Insight, LLC from Fidelity National Financial, Inc.	95.0	1.8	—	96.8	—
Dividend of Property Insight, LLC assets to Fidelity National Financial, Inc.	—	(9.8)	—	(9.8)	—
Profits interests expense	6.1	—	—	6.1	—
Dividend profits interests to Fidelity National Financial, Inc. for awards granted to non-employees	3.2	(3.2)	—	—	—
Redemption values of profits interests grants	(28.1)	—	—	(28.1)	28.1
Net loss	—	(107.1)	—	(107.1)	—
Foreign currency translation adjustment	—	—	(0.1)	(0.1)	—

Balance, December 31, 2014	$1,063.8	$(146.7)	$(0.1)	$917.0	$370.7

See Notes to Consolidated Financial Statements.

BLACK KNIGHT FINANCIAL SERVICES, INC.

Consolidated Statements of Equity (Continued)

(In millions)

	Black Knight Financial Services, LLC			Black Knight Financial Services, Inc.
				Class A common stock		Class B common stock
			Accumulated other comprehensive loss							Accumulated other comprehensive loss
	Contributed member capital	Accumulated deficit						Additional paid-in capital	Retained earnings		Noncontrolling interests	Total equity	Redeemable members' interest
				Shares	$	Shares	$
Balance, December 31, 2014	$1,063.8	$(146.7)	$(0.1)	—	$—	—	$—	$—	$—	$—	$—	$917.0	$370.7
Profits interests expense	2.6	—	—	—	—	—	—	—	—	—	—	2.6	—
Redemption value of profits interests	(59.5)	—	—	—	—	—	—	—	—	—	—	(59.5)	59.5
Net earnings	—	21.4	—	—	—	—	—	—	—	—	—	21.4	—
Foreign currency translation adjustment	—	—	(0.1)	—	—	—	—	—	—	—	—	(0.1)	—

Balance, May 25, 2015, prior to organizational transactions and IPO	1,006.9	(125.3)	(0.2)	—	—	—	—	—	—	—	—	881.4	430.2
Issuance of Class A common stock, net of underwriters' discount and issuance costs	—	—	—	20.7	—	—	—	475.1	—	—	—	475.1	—
Conversion of THL member interest into shares of Class A common stock	—	—	—	39.3	—	—	—	319.4	—	—	12.7	332.1	(342.6)
Conversion of profits interests into restricted shares of Class A common stock	75.7	—	—	8.0	—	—	—	11.9	—	—	—	87.6	(87.6)
Issuance of Class B common stock to FNF and THL	—	—	—	—	—	84.8	—	—	—	—	—	—	—
Reclassification of FNF member capital to noncontrolling interests	(1,082.6)	—	—	—	—	—	—	—	—	—	1,082.6	—	—
Reclassification of accumulated deficit and accumulated other comprehensive loss	—	125.3	0.2	—	—	—	—	(15.5)	—	—	(110.0)	—	—
Issuance of restricted shares of Class A common stock	—	—	—	0.3	—	—	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	8.0	—	—	—	8.0	—
Net earnings	—	—	—	—	—	—	—	—	20.0	—	41.0	61.0	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(0.1)	—	(0.1)	—
Tax distributions	—	—	—	—	—	—	—	—	(0.1)	—	—	(0.1)	—

Balance, December 31, 2015	—	—	—	68.3	—	84.8	—	798.9	19.9	(0.1)	1,026.3	1,845.0	—
Issuance of restricted shares of Class A common stock	—	—	—	0.8	—	—	—	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	11.9	—	—	—	11.9	—
Net earnings	—	—	—	—	—	—	—	—	45.8	—	87.2	133.0	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(0.1)	—	(0.1)	—
Unrealized loss on interest rate swaps	—	—	—	—	—	—	—	—	—	(0.6)	(1.2)	(1.8)	—
Tax distributions	—	—	—	—	—	—	—	—	—	—	(48.6)	(48.6)	—

Balance, December 31, 2016	$—	$—	$—	69.1	$—	84.8	$—	$810.8	$65.7	$(0.8)	$1,063.7	$1,939.4	$—

See Notes to Consolidated Financial Statements.

BLACK KNIGHT FINANCIAL SERVICES, INC.

Consolidated Statements of Cash Flows

(In millions)

	Year ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$133.0	$82.4	$(107.1)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	208.3	194.3	188.8
Amortization of debt issuance costs, bond premium and original issue discount	2.7	0.8	(2.1)
Loss on extinguishment of debt, net	—	4.8	—
Deferred income taxes, net	3.2	11.8	0.1
Equity-based compensation	12.4	11.4	6.4
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(6.4)	(20.9)	0.2
Prepaid expenses and other assets	(11.2)	(6.4)	(9.5)
Deferred contract costs	(51.9)	(54.9)	(42.5)
Deferred revenues	26.2	32.6	27.8
Trade accounts payable and other accrued liabilities	9.4	(7.7)	(42.7)

Net cash provided by operating activities	325.7	248.2	19.4

Cash flows from investing activities:
Additions to property and equipment	(38.1)	(45.6)	(21.4)
Additions to computer software	(41.9)	(50.1)	(45.5)
Business acquisitions, net of cash acquired	(150.2)	—	—
Investment in property records database	—	(6.8)	—
Proceeds from sale of PCLender	—	—	1.5

Net cash used in investing activities	(230.2)	(102.5)	(65.4)

Cash flows from financing activities:
Borrowings, net of original issue discount	55.0	1,299.0	88.0
Debt service payments	(149.0)	(1,745.9)	(432.2)
Distributions to members	(48.6)	(17.4)	(16.9)
Capital lease payments	(5.0)	—	—
Proceeds from issuance of Class A common stock, before offering expenses	—	479.3	—
Costs directly associated with issuance of Class A common stock	—	(4.2)	—
Debt issuance costs	—	(20.6)	—
Senior notes call premium	—	(11.8)	—
Contribution from Thomas H. Lee Partners, LP	—	—	350.0
Cash from contribution of Black Knight InfoServ, LLC	—	—	61.4
Net proceeds from sale of National Title Insurance of New York, Inc. to Fidelity National Financial, Inc.	—	—	50.2
Cash from contribution of Fidelity National Commerce Velocity, LLC from Fidelity National Financial, Inc.	—	—	0.7
Cash from contribution of Property Insight, LLC from Fidelity National Financial, Inc.	—	—	6.7

Net cash (used in) provided by financing activities	(147.6)	(21.6)	107.9

Net (decrease) increase in cash and cash equivalents	(52.1)	124.1	61.9
Cash and cash equivalents, beginning of period	186.0	61.9	—

Cash and cash equivalents, end of period	$133.9	$186.0	$61.9

Supplemental cash flow information:
Interest paid	$(60.2)	$(89.2)	$(131.8)

Income taxes (paid) refunded, net	$(21.9)	$0.2	$30.7

See Notes to Consolidated Financial Statements.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Except as otherwise indicated or unless the context otherwise requires, all references to "Black Knight," the "Company," "we," "us" or "our" are to Black Knight Financial Services, Inc., a Delaware corporation, and its subsidiaries.

(1) Basis of Presentation

        The accompanying audited Consolidated Financial Statements were prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). As further discussed below and in Note 2—Acquisition and Internal Reorganization by FNF and Other Transactions, Black Knight Financial Services, LLC ("BKFS LLC") was established in connection with the acquisition of Lender Processing Services, Inc. ("LPS") by Fidelity National Financial, Inc. ("FNF") on January 2, 2014 (the "Acquisition") and ensuing internal reorganization (the "Internal Reorganization"). As part of the Internal Reorganization, certain pre-existing FNF businesses were contributed to BKFS LLC. Accordingly, we have applied GAAP requirements for transactions between entities under common control to the Consolidated Financial Statements.

        We consider the contribution of Black Knight InfoServ, LLC ("BKIS"), a Delaware limited liability company, (including the Technology, Data and Analytics business of LPS) to BKFS LLC on January 3, 2014 to be a change in reporting entity. BKIS was contributed by FNF to BKFS LLC subsequent to the Acquisition, but has been retroactively reflected as being included in BKFS LLC since January 2, 2014, the date it came under the common control of FNF. The results of operations and cash flows for the day ended January 1, 2014 are immaterial and we have included these results and cash flows for that day within the accompanying Consolidated Statements of Operations and Comprehensive Earnings (Loss) and Consolidated Statements of Cash Flows for the year ended December 31, 2014. See Note 2—Acquisition and Internal Reorganization by FNF and Other Transactions for further discussion of these transactions.

        The periods presented represent the consolidated financial position, results of operations and cash flows of (1) Black Knight for the period from May 26, 2015, the date we completed our initial public offering (the "IPO"), through December 31, 2015 and for the year ended December 31, 2016 and (2) BKFS LLC for the period from January 2, 2014 through May 25, 2015, the day prior to the IPO.

Description of Business

        Black Knight was incorporated in the State of Delaware on October 27, 2014. We are a holding company that conducts business through our interest in BKFS LLC, our sole asset and a provider of integrated technology, data and analytics solutions that facilitates and automates many of the business processes across the mortgage lifecycle. We provide solutions to the mortgage and real estate industries primarily in the United States.

        BKFS LLC owns all of the membership interests of BKIS, formerly known as LPS. As discussed further in Note 2—Acquisition and Internal Reorganization by FNF and Other Transactions, FNF acquired LPS on January 2, 2014, and LPS underwent a series of transactions on January 3, 2014 in which the Technology, Data and Analytics businesses of LPS, as well as certain pre-existing FNF businesses, were contributed to BKFS LLC.

Reporting Segments

        We conduct our operations through two reporting segments, (1) Technology and (2) Data and Analytics. See further discussion in Note 17—Segment Information.

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(1) Basis of Presentation (Continued)

Organizational Transactions

        An IPO of Black Knight was completed on May 26, 2015. In connection with the IPO, the following transactions occurred:

  •
  the amendment and restatement of our certificate of incorporation to authorize the issuance of two classes of common stock, Class A and Class B, which generally vote as a single class on all matters submitted for a vote to shareholders;

  •
  the issuance of shares of Class B common stock by us to FNF and certain Thomas H. Lee Partners, L.P. ("THL") affiliates ("THL Affiliates"), former holders of membership interests in BKFS LLC ("Units"). Class B common stock is neither registered nor publicly traded and does not entitle the holders thereof to any of the economic rights, including rights to dividends and distributions upon liquidation, that would be provided to holders of Class A common stock; and the total voting power of the Class B common stock is equal to the percentage of Units not held by us;

  •
  the issuance of shares of Class A common stock and a $17.3 million cash payment to certain THL Affiliates, in connection with the merger of certain THL affiliated entities (the "THL Intermediaries") with and into us, pursuant to which we acquired the Units held by the THL Intermediaries;

  •
  the issuance of shares of Class A common stock by Black Knight to the investors in the IPO;

  •
  the contribution by us of the net cash proceeds received in the IPO to BKFS LLC in exchange for 44.5% of the Units and a managing member's membership interest in BKFS LLC;

  •
  the conversion of all outstanding equity incentive awards in the form of profits interests in BKFS LLC into restricted shares of our Class A common stock; and

  •
  the restatement of the limited liability company agreement ("LLC Agreement") to provide for the governance and control of BKFS LLC by Black Knight as its managing member and to establish the terms upon which other holders of Units may exchange their Units, and a corresponding number of shares of Class B common stock for, at our option, shares of Class A common stock on a one-for-one basis or a cash payment from BKFS LLC.

        We refer to the above transactions as the "Offering Reorganization."

Initial Public Offering

        On May 26, 2015, we completed the IPO of 18,000,000 shares of our Class A common stock, par value $0.0001 per share ("Class A common stock"), at an offering price of $24.50 per share. We granted the underwriters a 30-day option to purchase an additional 2,700,000 shares of our Class A common stock at the offering price, which was exercised in full. A total of 20,700,000 shares of Class A common stock were issued on May 26, 2015, with net proceeds of $475.1 million, after deducting $32.1 million for the underwriters' discount and IPO-related expenses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Basis of Presentation (Continued)

        The use of the proceeds from the IPO is as follows (in millions):

Gross proceeds	$507.2
Less:
Underwriters' discount	27.9
IPO-related expenses	4.2
Partial redemption of 5.75% Senior Notes due 2023 (Note 11)	204.8
Call premium on partial redemption of 5.75% Senior Notes due 2023	11.8
Interest on partial redemption of 5.75% Senior Notes due 2023	1.4
Cash payment to THL Intermediaries	17.3
Partial repayment of principal on other outstanding long-term debt	203.0
Refinancing expenses	20.6
Cash to balance sheet	16.2

Unused proceeds	$—

        As a result of the organizational transactions and IPO described above, we owned 44.5% of the Units of BKFS LLC; Black Knight Holdings, Inc. ("BKHI"), Chicago Title Insurance Company ("CTIC") and Fidelity National Title Insurance Company, all subsidiaries of FNF, collectively owned 54.5% of the Units; and THL and THL Affiliates owned 1.0% of the Units immediately following the IPO.

Discontinued Operations

        On June 30, 2014, we completed the sale of PCLender.com, Inc. ("PCLender") for $1.5 million. No gain or loss was recognized on the disposal. The results of PCLender are reflected within the Consolidated Statements of Operations and Comprehensive Earnings (Loss) as discontinued operations. Revenues from discontinued operations were $2.5 million for the year ended December 31, 2014. Loss from discontinued operations before income taxes was $0.8 million for the year ended 2014.

Planned Distribution of FNF's Ownership Interest

        On December 7, 2016, we announced that FNF's Board of Directors approved a tax-free plan (the "Distribution Plan") whereby FNF intends to distribute all 83.3 million shares of Black Knight common stock that it currently owns to FNF Group shareholders. We plan to effectuate the Distribution Plan through four newly-formed corporations, New BKH Corp. ("New BKH"), Black Knight Holdco Corp. ("New Black Knight"), New BKH Merger Sub, Inc. ("Merger Sub One") and BKFS Merger Sub, Inc. ("Merger Sub Two"). BKHI will contribute its shares of Black Knight Class B common stock and its Units of BKFS LLC to New BKH in exchange for 100% of the shares of New BKH common stock, following which BKHI will distribute to FNF all of the shares of New BKH common stock held by BKHI. Immediately thereafter, FNF will distribute the shares of New BKH common stock to its shareholders, provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock. Immediately following the spin-off, Merger Sub One will merge with and into New BKH (the "New BKH merger"). In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be exchanged for one share of New Black Knight common stock. Immediately following the New BKH merger, Merger Sub Two will merge with and into Black Knight (the "BKFS merger"). In

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(1) Basis of Presentation (Continued)

the BKFS merger, each outstanding share of Black Knight common stock (other than shares owned by Black Knight and New BKH) will be exchanged for one share of New Black Knight common stock. New Black Knight will be the public company following the completion of the distribution and mergers.

        The Distribution Plan is subject to the receipt of private letter rulings from the Internal Revenue Service, approving the tax-free spin-off of the Black Knight shares; filing and acceptance of a registration statement for the Black Knight spin-off with the Securities and Exchange Commission ("SEC"); refinancing of BKIS's 5.75% senior notes due 2023 (the "Senior Notes"), which are subject to FNF's guarantee, on reasonable terms; Black Knight shareholder approval; and other customary closing conditions. The closing of the tax-free distribution is expected by the third quarter of 2017.

Realignment of Property Insight

        Effective January 1, 2017, Property Insight, LLC ("Property Insight"), a Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight will continue to own the title plant technology and retain sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight will no longer recognize revenues or expense related to title plant posting and maintenance, but will charge FNF a license fee for use of the technology to access and maintain the title plant data. This transaction will not result in any gain or loss.

Share Repurchase Program

        On January 31, 2017, our Board of Directors authorized a three-year share repurchase program, effective February 3, 2017, under which the Company may repurchase up to 10 million shares of its Class A common stock. The timing and volume of share repurchases will be determined by the Company's management based on its ongoing assessments of the capital needs of the business, the market price of its common stock and general market conditions. The repurchase program authorizes us to purchase Black Knight common stock from time to time through February 2, 2020, through open market purchases, negotiated transactions or other means, in accordance with applicable securities laws and other restrictions.

(2) Acquisition and Internal Reorganization by FNF and Other Transactions

        On January 2, 2014, FNF completed the Acquisition, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 28, 2013, among FNF, BKHI and Lion Merger Sub, Inc., a Delaware corporation and a subsidiary of BKHI ("Merger Sub") and LPS. Pursuant to the Merger Agreement, Merger Sub merged with and into LPS (the "Merger"), with LPS surviving as a subsidiary of BKHI, and each outstanding share of common stock, par value $0.0001 per share, of LPS (the "LPS Common Stock") (other than shares owned by LPS, its subsidiaries, FNF, BKHI or Merger Sub and shares in respect of which appraisal rights had been properly exercised and perfected under Delaware law) was automatically converted into the right to receive (i) $28.102 in cash and (ii) 0.28742 of a share of Class A common stock, par value $0.0001 per share, of FNF ("FNF Common Stock") (the "Merger Consideration"). The Merger was effective on January 2, 2014. Upon the closing of the

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(2) Acquisition and Internal Reorganization by FNF and Other Transactions (Continued)

Merger, the shares of LPS Common Stock, which previously traded under the ticker symbol "LPS" on the New York Stock Exchange ("NYSE"), ceased trading on, and were delisted from, the NYSE. As a result of the Merger, LPS became an indirect subsidiary of FNF.

        On January 3, 2014, LPS was converted into a Delaware limited liability company and was renamed BKIS. Also on that date, pursuant to the Internal Reorganization, BKIS distributed all of its limited liability company membership interests and equity interests in its subsidiaries engaged in the Transaction Services business to BKHI (the "Distribution"). Following the Distribution, BKHI contributed the Transaction Services subsidiaries to its wholly-owned subsidiary Black Knight Financial Services II, LLC, which has been renamed ServiceLink Holdings, LLC ("ServiceLink") and contributed BKIS to its subsidiary Black Knight Financial Services I, LLC, now known as BKFS LLC. Also on January 3, 2014, BKHI contributed its subsidiary, Fidelity National Commerce Velocity, LLC ("Commerce Velocity") to BKFS LLC, which then contributed Commerce Velocity to BKIS. In addition, BKIS sold its interest in National Title Insurance of New York, Inc. ("NTNY") to CTIC (a wholly-owned subsidiary of FNF) on this date. All of these steps are referred to herein as the "Internal Reorganization." Thereafter, 35% of the membership interest of BKFS LLC was issued to certain funds affiliated with THL.

        As part of the LLC Agreement, THL had an option to put its ownership interest of BKFS LLC to BKFS LLC or FNF if no public offering of the corresponding business had been consummated after four years. As a result of the IPO completed on May 26, 2015, THL no longer has the option to put its ownership interest of BKFS LLC to BKFS LLC or FNF. As the redeemable interest provided for redemption features not solely within the control of BKFS LLC or FNF, BKFS LLC classified the redeemable interest, through the completion of the IPO, outside of permanent equity in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 480-10, Distinguishing Liabilities from Equity.

        In connection with the Acquisition and the subsequent formation of BKFS LLC, all LPS assets and liabilities contributed to BKFS LLC were set to their fair value on January 2, 2014 as part of FNF's allocation of the LPS purchase price to the identifiable assets and liabilities acquired. The purchase price was allocated to the assets acquired and liabilities assumed based on our best estimates of their fair values as of the Acquisition date. Goodwill was recorded based on the amount that the purchase price exceeded the fair value of the net assets acquired.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Acquisition and Internal Reorganization by FNF and Other Transactions (Continued)

        The opening balance sheet of LPS on January 2, 2014, as ultimately contributed to BKFS LLC on January 3, 2014, and based on the purchase price allocation of the acquired assets and liabilities by FNF, is as follows (in millions):

Cash and cash equivalents	$61.4
Trade receivables	103.0
Income tax receivable	26.9
Prepaid expenses and other assets, including indefinite-lived intangible assets	187.7
Property and equipment	140.4
Computer software	490.2
Other intangible assets	504.9
Deferred income taxes, net	0.3
Goodwill	2,148.5

Total assets	3,663.3

Long-term debt	623.3
Deferred revenues	35.8
Legal and regulatory accrual	14.0
Other liabilities	197.3

Total liabilities	870.4

Net assets	$2,792.9

        During 2016, we identified a $3.8 million adjustment related to the opening balance sheet of LPS resulting in an increase in Trade receivables, net and a decrease in Goodwill. This adjustment is reflected in the table above, in the Consolidated Balance Sheets as of December 31, 2015 and in Note 3—Significant Accounting Policies and Note 10—Goodwill. The adjustment had no effect on opening Equity or Net earnings in any period presented.

        On January 3, 2014, FNF, through BKHI, contributed Commerce Velocity to BKFS LLC at its historical basis, since the contribution was a transaction between entities under common control. BKFS LLC recognized assets of $35.9 million and liabilities of $2.1 million as a result of the contribution. In accordance with GAAP requirements for transactions between entities under common control, the Consolidated Financial Statements have been adjusted as if the contribution occurred as of the earliest period presented as the entities were under common control.

        Also on January 3, 2014, BKHI sold its interest in NTNY to CTIC for $85.0 million. No gain or loss was recognized on this sale.

        On June 2, 2014, as part of an internal reorganization, two wholly-owned subsidiaries of FNF contributed their respective interests in Property Insight to BKFS LLC in exchange for 6.4 million BKFS LLC Class A Units. As a result of the transaction, BKFS LLC now owns 100% of Property Insight. In accordance with GAAP requirements for transactions between entities under common control, assets and liabilities contributed in the transaction were recorded at their respective historical FNF book values on the date of contribution. Net assets recorded at the contribution date totaled $89.0 million. The Consolidated Financial Statements have been adjusted as if the contribution occurred as of the earliest period presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) Acquisition and Internal Reorganization by FNF and Other Transactions (Continued)

        In connection with the contribution of Property Insight, the LLC Agreement was amended to increase the number of Class A Units issued from 100.0 million to 106.4 million. The amendment also provides FNF with the option, but not the obligation, to repurchase Property Insight from BKFS LLC at fair value in the event of a sale of BKFS LLC, as defined in the LLC Agreement. As a result of the additional shares issued, THL owned 32.9% of the outstanding member interests of BKFS LLC, while FNF and its subsidiaries collectively owned 67.1% of the outstanding member interests of BKFS LLC.

(3) Significant Accounting Policies

        The following describes our significant accounting policies that have been followed in preparing the accompanying Consolidated Financial Statements.

Principles of Consolidation

        The accompanying Consolidated Financial Statements were prepared in accordance with GAAP, and all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated.

        BKFS LLC is subject to the consolidation guidance related to variable interest entities as set forth in ASC Topic 810, Consolidation ("ASC 810"). Black Knight, as the sole managing member of BKFS LLC, has the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries, pursuant to the terms of the LLC Agreement. Under the terms of the LLC Agreement, Black Knight is authorized to manage the business of BKFS LLC, including the authority to enter into contracts, manage bank accounts, hire employees and agents, incur and pay debts and expenses, merge or consolidate with other entities and pay taxes. Because Black Knight is the primary beneficiary through its sole managing member interest and possessing the rights established in the LLC Agreement and in accordance with the requirements of ASC 810, Black Knight controls BKFS LLC and appropriately consolidates the operations thereof.

        We account for noncontrolling interests in accordance with ASC 810. Noncontrolling interests represent BKHI and certain of its affiliates' and THL and THL Affiliates' share of net earnings or loss and of equity in BKFS LLC. Our Class A shareholders indirectly control BKFS LLC through our managing member interest. Our Class B shareholders have a noncontrolling interest in BKFS LLC. Their share of equity in BKFS LLC is reflected in Noncontrolling interests in our Consolidated Balance Sheets and their share of net earnings or loss in BKFS LLC is reported in Net earnings (loss) attributable to noncontrolling interests in our Consolidated Statements of Operations and Comprehensive Earnings (Loss). Net earnings or loss attributable to noncontrolling interests do not include expenses incurred directly by Black Knight, including income tax expense attributable to Black Knight.

        All earnings prior to the closing of our IPO on May 26, 2015 have been disclosed as Net earnings (loss) attributable to noncontrolling interests.

Reclassifications

        Certain reclassifications have been made in the 2015 and 2014 Consolidated Financial Statements to conform to the classifications used in 2016. These reclassifications have not changed Net earnings (loss) or Total equity, as previously reported.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

Fair Value

Fair Value of Financial Assets and Liabilities

        The fair values of financial assets and liabilities are determined using the following fair value hierarchy:

  •
  Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that we have the ability to access.

  •
  Level 2 inputs to the valuation methodology include:

  •
  quoted prices for similar assets or liabilities in active markets;

  •
  quoted prices for identical or similar assets or liabilities in inactive markets;

  •
  inputs other than quoted prices that are observable for the asset or liability; and

  •
  inputs that are derived principally from or corroborated by observable market data by correlation or other means.

  •
  Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

        Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We believe our valuation methods are appropriate and consistent with other market participants. The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Fair Value of Assets Acquired and Liabilities Assumed

        The fair values of assets acquired and liabilities assumed in business combinations are estimated using various assumptions. The most significant assumptions, and those requiring the most judgment, involve the estimated fair values of intangible assets and software, with the remaining value, if any, attributable to goodwill. We utilize third-party valuation specialists to assist with determining the fair values of intangible assets and software purchased in business combinations. These estimates are based on Level 2 and Level 3 inputs.

Management Estimates

        The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The accounting estimates that require our most significant, difficult and subjective judgments include the determination of elements and allocation of fair value of our revenue arrangements, the recoverability of other intangible assets and goodwill, and the assessment of loss contingencies. Actual results that we experience could differ from our estimates.

Cash and Cash Equivalents

        Highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. Cash equivalents are invested with high credit quality financial institutions and consist

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

of short-term investments, such as demand deposit accounts, money market accounts, money market funds and time deposits. The carrying amounts of these instruments reported in the Consolidated Balance Sheets approximate their fair value because of their immediate or short-term maturities.

        Cash and cash equivalents include the following (in millions):

	December 31,
	2016	2015
Unrestricted:
Cash	$129.8	$52.3
Cash equivalents	1.8	130.1

Total unrestricted cash and cash equivalents	131.6	182.4
Restricted cash equivalents(1)	2.3	3.6

Total cash and cash equivalents	$133.9	$186.0

(1)
Restricted cash equivalents relate to our subsidiary, I-Net Reinsurance Limited, and are held in trust until the final reinsurance policy is canceled.

Trade Receivables, Net

        The carrying amounts reported in the Consolidated Balance Sheets for Trade receivables, net approximate their fair value because of their short-term nature.

        A summary of Trade receivables, net of allowance for doubtful accounts, as of December 31, 2016 and 2015 is as follows (in millions):

	December 31,
	2016	2015
Trade receivables—billed	$115.4	$102.7
Trade receivables—unbilled	42.6	38.5

Total trade receivables	158.0	141.2
Allowance for doubtful accounts	(2.2)	(2.5)

Total trade receivables, net	$155.8	$138.7

        In addition to the amounts above, we have approximately $14.8 million in unbilled receivables as of December 31, 2016 that we do not expect to collect within the next year. These unbilled receivables are classified in Other non-current assets in our Consolidated Balance Sheets and were $18.4 million as of December 31, 2015. Billings for these receivables are primarily based on contractual terms.

        The allowance for doubtful accounts represents management's estimate of those balances that are uncollectible as of the balance sheet date. We determine the allowance based on known troubled accounts, historical experience and other currently available evidence. We write off trade receivables when the likelihood of collection of a trade receivable balance is considered remote.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

        The rollforward of allowance for doubtful accounts for the years ended December 31, 2016, 2015 and 2014 is as follows (in millions):

	Beginning balance	Bad debt expense	Write-offs, net of recoveries	Transfers and acquisitions	Ending balance
Year ended December 31, 2014	$—	$(1.5)	$0.1	$(0.2)	$(1.6)
Year ended December 31, 2015	(1.6)	(2.1)	1.1	0.1	(2.5)
Year ended December 31, 2016	(2.5)	(0.6)	0.9	—	(2.2)

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consists of the following (in millions):

	December 31,
	2016	2015
Prepaid expenses	$37.2	$25.0
Other current assets	8.2	3.2

Prepaid expenses and other current assets	$45.4	$28.2

Property and Equipment, Net

        Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the following estimated useful lives of the related assets: 30 years for buildings and 3 to 7 years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the respective lease or the estimated useful life of such asset.

Computer Software, Net

        Computer software includes the fair value of software acquired in business combinations, purchased software and internally developed software. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life, ranging from 3 to 7 years. Software acquired in business combinations is recorded at its fair value and amortized using the straight-line or accelerated methods over its estimated useful life.

        Internal development costs are accounted for in accordance with ASC Topic 985, Software, Subtopic 20, Costs of Software to Be Sold, Leased, or Otherwise Marketed, or ASC Topic 350, Intangibles—Goodwill and Other, Subtopic 40, Internal-Use Software. For computer software products to be sold, leased or otherwise marketed, all costs incurred to establish the technological feasibility are research and development costs and are expensed as they are incurred. Costs incurred subsequent to establishing technological feasibility, such as programmers salaries and related payroll costs and costs of independent contractors, are capitalized and amortized on a product by product basis commencing on the date of general release to customers. We do not capitalize any costs once the product is available for general release to customers. Amortization expense is recorded using straight-line or accelerated methods over the estimated software life, which generally ranges from 5 to 10 years. We also assess the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

recorded value for impairment on a regular basis by comparing the carrying value to the estimated future cash flows to be generated by the underlying software asset.

        For internal-use computer software products, internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred during the application development stage are capitalized and amortized on a product-by-product basis commencing on the date the software is ready for its intended use. We do not capitalize any costs once the software is ready for its intended use. Amortization expense is recorded ratably over the software's estimated useful life, generally ranging from 5 to 7 years.

Other Intangible Assets, Net

        Other intangible assets, net consist primarily of customer relationships and trademarks that are recorded in connection with acquisitions at their fair value based on the results of a valuation analysis. Customer relationships are amortized over their estimated useful lives using an accelerated method that takes into consideration expected customer attrition rates over a period of up to 10 years from the acquisition date.

        Our property records database, which is an intangible asset not subject to amortization, is included in Other non-current assets in our Consolidated Balance Sheets. The carrying value as of December 31, 2016 and 2015 was $59.7 million.

Impairment Testing

        Long-lived assets, including property and equipment, computer software and other intangible assets with definite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. We did not have any events or circumstances indicating impairment of our long-lived assets for the years ended December 31, 2016, 2015 and 2014.

Goodwill

        Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. Goodwill is not amortized and is tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to the carrying amount. In evaluating the recoverability of goodwill, we perform an annual goodwill impairment analysis based on a review of qualitative factors to determine if events and circumstances exist that could lead to a determination that the fair value of a reporting unit is greater than its carrying amount. We have three reporting units that carry goodwill as of December 31, 2016—Servicing Technology, Origination Technology and Data and Analytics. We completed an annual goodwill impairment analysis as of September 30, 2016. We did not have any events or circumstances indicating impairment of our goodwill during the years ended December 31, 2016, 2015 and 2014.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

Deferred Contract Costs

        Cost of software sales, outsourced data processing and application management arrangements, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of a contract are deferred and expensed over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities and are primarily associated with installation of systems, processes and data conversion.

        In the event indications exist that a deferred contract cost balance related to a particular contract may not be recoverable, undiscounted estimated cash flows of the contract are projected over its remaining estimated term and compared to the unamortized deferred contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted with a charge to earnings to equal the contract's net realizable value, including any termination fees provided for under the contract, in the period such a determination is made.

        As of December 31, 2016 and 2015, we had deferred contract costs of $113.3 million and $87.0 million, respectively, included in Other non-current assets in our Consolidated Balance Sheets. Amortization expense for deferred contract costs was $25.5 million, $9.2 million and $1.0 million for the years ended December 31, 2016, 2015 and 2014, respectively, and is included in Depreciation and amortization in the accompanying Consolidated Statements of Operations and Comprehensive Earnings (Loss).

Trade Accounts Payable and Other Accrued Liabilities

        The carrying amount reported in the Consolidated Balance Sheets for Trade accounts payable and other accrued liabilities approximates fair value because of their short-term nature.

Loss Contingencies

        ASC Topic 450, Contingencies, requires that we accrue for loss contingencies associated with outstanding litigation, claims and assessments, as well as unasserted claims for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated.

Deferred Compensation Plan

        Certain of our management level employees and directors are eligible to participate in the FNF Deferred Compensation Plan (the "Plan"). The Plan permits participants to defer receipt of part of their current compensation. Participant benefits for the Plan are provided by a funded rabbi trust.

        The compensation withheld from Plan participants, together with investment income on the Plan, is recorded as a deferred compensation obligation to participants. During 2014, the LPS Deferred Compensation Plan was frozen for new contributions and eligible employees were allowed to enroll in the FNF Deferred Compensation Plan. Also during 2014, the underlying rabbi trust was merged into the FNF deferred compensation rabbi trust, and the related liability was transferred to FNF. As a result of the aforementioned activities, the liability to Plan participants as well as the assets of the funded rabbi trust are carried by FNF.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

Equity-Based Compensation

        We expense employee equity-based payments under ASC Topic 718, Compensation—Stock Compensation, which requires compensation cost for the grant date fair value of equity-based payments to be recognized over the requisite service period. We estimated the grant date fair value of the equity-based awards issued in the form of profits interests using the Black-Scholes option pricing model. The fair value of our restricted stock awards is measured based on the closing market price of our stock on the grant date.

Earnings Per Share

        Basic earnings per share is computed by dividing Net earnings attributable to Black Knight by the weighted average shares outstanding during the period. Diluted earnings per share is computed by dividing Net earnings attributable to Black Knight, adjusted as necessary for the affect of potentially dilutive securities, by the number of weighted-average shares outstanding during the period and the affect of securities that would have a dilutive effect on earnings per share. See Note 5—Earnings Per Share for a more detailed discussion.

Revenue Recognition

        The following describes our primary types of revenues and our revenue recognition policies as they pertain to the types of contractual arrangements we enter into with our customers to provide services, software licenses and software-related services either individually or as part of an integrated offering of multiple services. These arrangements occasionally include offerings from more than one segment to the same customer. We recognize revenues relating to hosted software, licensed software, software-related services, data and analytics services and valuation-related services. In some cases, these services are offered in combination with one another, and in other cases we offer them individually. Revenues from processing services are typically volume-based depending on factors such as the number of accounts processed, transactions processed and computer resources utilized.

        Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. For hosting arrangements, revenues and costs related to implementation, conversion and programming services are deferred and subsequently recognized using the straight-line method over the term of the related services agreement. We evaluate these deferred contract costs for recoverability in the event any indications exist that deferred contract costs may not be recoverable.

        In the event that our arrangements with our customers include more than one element, we determine whether the individual revenue elements can be recognized separately. In arrangements with multiple deliverables, the delivered items are considered separate units of accounting if (1) they have value on a standalone basis and (2) performance of the undelivered items is considered probable and within our control. Arrangement consideration is then allocated to the separate units of accounting based on relative selling price. If it exists, vendor-specific objective evidence ("VSOE") of fair value is used to determine relative selling price, otherwise third-party evidence of selling price is used. If neither exists, the best estimate of selling price is used for the deliverable.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

        For multiple element software arrangements, we determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that VSOE of fair value has been established for each element or for any undelivered elements. We determine the fair value of each element or the undelivered elements in multiple element software arrangements based on VSOE of fair value. VSOE of fair value for each element is based on the price charged when the same element is sold separately, or in the case of post-contract customer support, when a stated renewal rate is provided to the customer. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred, and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably over the term of the agreement. We record deferred revenue for all billings invoiced prior to revenue recognition.

Operating Expenses

        Operating expenses include all costs, excluding depreciation and amortization, incurred by us to produce revenues. Operating expenses include personnel expense, employee benefits, occupancy costs, data processing costs, program design and development costs and professional services.

        General and administrative expenses, which are primarily included in our corporate segment within Operating expenses, include personnel expense, employee benefits, occupancy and other costs associated with personnel employed in marketing, human resources, legal, enterprise risk, finance and other support functions. General and administrative expenses also include certain professional and legal fees and costs of advertising and other marketing-related programs.

Depreciation and Amortization

        Depreciation and amortization includes depreciation of property and equipment and amortization of computer software, deferred contract costs and other intangible assets. Depreciation and amortization on the Consolidated Statements of Operations and Comprehensive Earnings (Loss) include the following (in millions):

	Year ended December 31,
	2016	2015	2014
Property and equipment	$28.4	$28.4	$29.6
Computer software	78.0	70.3	65.2
Other intangible assets	76.4	86.4	93.0
Deferred contract costs	25.5	9.2	1.0

Total	$208.3	$194.3	$188.8

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

Transition and Integration Costs

        Transition and integration costs primarily contain incremental costs associated with acquisitions for the year ended December 31, 2016. In prior periods, transition and integration costs contain incremental costs associated with executing the Acquisition and completing the Internal Reorganization and the Offering Reorganization as described above, as well as the related transitioning costs including employee severance, synergy program bonuses and certain other non-recurring professional and other costs, including costs related to the IPO, as well as member management fees, of which substantially all were incurred prior to the completion of the IPO on May 26, 2015.

Interest Expense

        Interest expense consists primarily of interest on our borrowings, a guarantee fee that we pay FNF for their ongoing guarantee of the Senior Notes, amortization of our debt issuance costs, bond premium and original issue discount, payments on our interest rate swaps and commitment fees on our revolving credit facility.

Income Taxes

        We are required to determine income taxes in each of the jurisdictions in which we operate as a part of the process of preparing the Consolidated Financial Statements. This process involves calculating actual current tax expense together with assessing basis differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within the Consolidated Balance Sheets. We must then assess the likelihood that deferred income tax assets will be recovered from future taxable earnings and, to the extent we believe that recovery is not likely, establish a valuation allowance. We believe that based on its historical pattern of taxable earnings, projections of future earnings, tax planning strategies and other relevant evidence, we will produce sufficient earnings in the future to realize recorded deferred income tax assets. To the extent we establish a valuation allowance or increase this allowance in a period, we must reflect this increase as expense within Income tax expense in the Consolidated Statements of Operations and Comprehensive Earnings (Loss). Determination of income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, the estimated level of annual earnings before income tax can cause the overall effective income tax rate to vary from period to period. We believe our tax positions comply with applicable tax law, and we adequately provide for any known tax contingencies. Final determination of prior-year tax liabilities, either by settlement with tax authorities or expiration of statutes of limitations, could be materially different than estimates reflected in assets and liabilities and historical income tax expense. The outcome of these final determinations could have a material effect on our income tax expense, net earnings or cash flows in the period that determination is made.

        For the period through May 25, 2015, the day prior to the IPO, BKFS LLC was treated as a partnership under applicable federal and state income tax laws in connection with the Acquisition and Internal Reorganization. Corporate subsidiaries are subject to applicable U.S. federal, foreign and state taxation. Deferred tax assets and liabilities were recognized for temporary differences between the financial reporting basis and the tax basis of the corporate subsidiaries' assets and liabilities and expected benefits of utilizing net operating loss carryforwards.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable earnings in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of changes in tax rates and laws in future periods, if any, is reflected in the Consolidated Financial Statements in the period enacted.

Recent Accounting Pronouncements

Revenue Recognition (ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"))

        In May 2016, the FASB issued Accounting Standards Update ("ASU") 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The amendments in this ASU do not change the core principle of the guidance in ASC 606. Rather, the amendments in this update simplify the transition and clarify certain aspects of the revenue standard.

        Also in May 2016, the FASB issued ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting. The SEC Staff is rescinding certain SEC Staff Observer comments that are codified in ASC Topic 605, Revenue Recognition, and ASC Topic 932, Extractive Activities-Oil and Gas, effective upon adoption of ASC 606. Specifically, registrants should not rely on the SEC Staff Observer comments upon adoption of ASC 606 related to revenue and expense recognition for freight services in process, accounting for shipping and handling fees and costs, accounting for consideration given by a vendor to a customer and accounting for gas-balancing arrangements.

        In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This guidance clarifies how to determine whether goods and services are separately identifiable and thus accounted for as separate performance obligations. Additionally, this update clarifies how to evaluate the nature of a promise in granting a license of intellectual property, which determines whether to recognize revenue over time or at a point in time.

        In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). This new standard requires a company to determine whether it is a principal (that controls the promised good or service before transferring it to the customer) or an agent (that arranges for another entity to provide the goods or services). Principals are required to recognize revenue equal to the gross amount of consideration exchanged for the promised good or service. Agents are required to recognize revenue net of any fees or commissions paid for arranging the promised good or service to be provided by another party.

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). This ASU supersedes the revenue recognition requirements in ASC 605. The guidance requires a five-step analysis of transactions to determine when and how revenue is recognized based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendment also requires additional disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows arising from contracts with customers. This ASU is effective for fiscal years, and interim periods within those fiscal years,

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

beginning after December 15, 2017, with early adoption permitted. The standard allows companies to use either a full retrospective or a modified retrospective approach to adopt this ASU.

        The ASUs listed above are related to ASC 606 and are effective on adoption of ASU 2014-09, which we plan to adopt on January 1, 2018. In preparation for adoption of ASC 606, we have formed a project team and engaged a third-party professional services firm to assist us with our evaluation. We have completed the assessment phase and are working through the next phases of the adoption project. We are continuing to evaluate which transition approach to use and assessing the effect the adoption of ASC 606 will have on our results of operations, financial position and related disclosures. It is too early to make a final determination of transition method and effect of adoption given the many facets of this adoption that need to be considered.

Other Accounting Pronouncements

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU introduce clarifications to the presentation of certain cash receipts and cash payments in the statement of cash flows. The primary updates include additions and clarifications of the classification of cash flows related to certain debt repayment activities, contingent consideration payments related to business combinations, proceeds from insurance policies, distributions from equity method investees and cash flows related to securitized receivables. This update is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods. This ASU requires retrospective application to all prior periods presented upon adoption. We do not expect this update to have a material effect on our statement of cash flows.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses. This guidance significantly changes how companies measure and recognize credit impairment for many financial assets. The new Current Expected Credit Loss Model will require companies to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets included in the scope of this standard, which include trade receivables. This standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for annual and interim periods in fiscal years beginning after December 15, 2018. We do not expect this update to have a material effect on our results of operations or our financial position.

        In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. Under the new guidance, companies will no longer record excess tax benefits and certain tax deficiencies related to share-based awards in additional paid-in capital. Instead, income tax effects of awards will be recorded in the income statement when the awards vest or are settled. It also will allow an employer to repurchase more of an employee's shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statements should be applied prospectively. Amendments related to minimum statutory withholding requirements and forfeitures should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. The guidance is effective for public companies for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, but all of the guidance must be adopted

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Significant Accounting Policies (Continued)

in the same period. This update will not have a material effect on our results of operations or our financial position.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this ASU, lessees will be required to recognize the following for all leases (with the exception of leases with a term of 12 months or less) at the commencement date: (1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. Under this ASU, lessor accounting remains largely unchanged. The ASU requires a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expire before the earliest comparative period presented. A full retrospective transition approach is not permitted. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early application is permitted. We are continuing to assess the effect the adoption of this ASU will have on our results of operations or our financial position.

(4) Business Acquisitions

        We include the results of operations of acquired businesses beginning on the respective acquisition dates. The purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values, with the excess recorded as goodwill. Measurement period adjustments to provisional purchase price allocations are recognized in the period in which they are determined, with the effect on earnings of changes in depreciation, amortization or other income resulting from such changes calculated as if the accounting had been completed on the acquisition date. Acquisition-related costs are expensed as incurred.

        During the year ended December 31, 2016, Black Knight completed the acquisitions of eLynx Holdings, Inc. ("eLynx") and Motivity Solutions, Inc. ("Motivity"). Neither acquisition meets the definition of "significant" pursuant to Article 3 of Regulation S-X (§210.3-05) either individually or in the aggregate. Further, the individual and aggregate results of operations are not material to Black Knight's financial statements. Further details on each acquisition are discussed below.

Allocation of Purchase Price

        The purchase price for each of the acquisitions was allocated to the assets acquired and liabilities assumed based on their estimated fair value at the acquisition date. The fair value of the acquired Computer software and Other intangible assets for both transactions was determined using a third-party valuation based on significant estimates and assumptions, including Level 3 inputs, which are judgmental in nature. These estimates and assumptions include the projected timing and amount of future cash flows, discount rates reflecting the risk inherent in the future cash flows and future market prices. These estimates for the eLynx acquisition are preliminary and subject to adjustments as we complete our valuation process with respect to Computer software, Other intangible assets and Goodwill. These estimates for the Motivity acquisition were finalized in the fourth quarter of 2016.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Business Acquisitions (Continued)

eLynx

        On May 16, 2016, Black Knight completed its acquisition of eLynx, a leading lending document and data delivery platform now known as eLending. eLending helps clients in the financial services and real estate industries electronically capture and manage documents and associated data throughout the document lifecycle. Black Knight purchased eLynx to augment its origination technologies. This acquisition positions Black Knight to electronically support the full mortgage origination process.

        Total consideration paid, net of cash received, was $115.0 million for 100% of the equity interests of eLynx. Additionally, Black Knight incurred direct transaction costs of $1.2 million for the year ended December 31, 2016 that are included in Transition and integration costs on the Consolidated Statements of Operations and Comprehensive Earnings (Loss). The total consideration paid was as follows (in millions):

Cash paid from cash on hand	$95.6
Cash paid from Revolving Credit Facility (Note 11)	25.0
Less: cash acquired	(5.6)

Total consideration paid, net	$115.0

        The following table summarizes the total purchase price consideration and the preliminary fair value amounts recognized for the assets acquired and liabilities assumed as of the acquisition date (in millions):

Total purchase price consideration	$115.0

Trade receivables	$3.8
Prepaid expenses and other current assets	3.9
Property and equipment	1.1
Computer software	14.0
Other intangible assets (Note 9)	35.2
Goodwill (Note 10)	64.0

Total assets acquired	122.0

Trade accounts payable and other accrued liabilities	4.5
Accrued compensation and benefits	1.1
Deferred revenues	1.4

Total liabilities assumed	7.0

Net assets acquired	$115.0

Motivity

        On June 22, 2016, Black Knight completed its acquisition of Motivity, which provides customized mortgage business intelligence software solutions. Motivity will be integrated with Black Knight's LoanSphere product suite, including the LoanSphere Data Hub, to provide clients with deeper insights into their origination and servicing operations and portfolios.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Business Acquisitions (Continued)

        Total consideration paid, net of cash received, was $35.2 million for 100% of the equity interests of Motivity. Additionally, Black Knight incurred direct transaction costs of $0.4 million for the year ended December 31, 2016 that are included in Transition and integration costs on the Consolidated Statements of Operations and Comprehensive Earnings (Loss). The total consideration paid was as follows (in millions):

Cash paid from Revolving Credit Facility (Note 11)	$30.0
Cash paid from cash on hand	6.0
Less: cash acquired	(0.8)

Total consideration paid, net	$35.2

        The following table summarizes the total purchase price consideration and the fair value amounts recognized for the assets acquired and liabilities assumed as of the acquisition date (in millions):

Total purchase price consideration	$35.2

Trade receivables	$0.4
Prepaid expenses and other current assets	0.7
Property and equipment	0.1
Computer software	5.7
Other intangible assets (Note 9)	10.5
Goodwill (Note 10)	19.7

Total assets acquired	37.1

Trade accounts payable and other accrued liabilities	1.4
Deferred revenues	0.5

Total liabilities assumed	1.9

Net assets acquired	$35.2

Estimated Useful Lives of Property and Equipment, Computer Software and Other Intangible Assets Acquired

        As of the respective acquisition dates, the gross carrying value and weighted average estimated useful lives of Property and equipment, Computer software and Other intangible assets acquired in the above acquisitions consisted of the following (dollars in millions):

	Gross carrying value
				Weighted average estimated life (in years)
	eLynx	Motivity	Total
Computer software	$14.0	$5.7	$19.7	5
Property and equipment	1.1	0.1	1.2	3
Other intangible assets:
Customer relationships	34.6	8.4	43.0	10
Trade names	0.4	1.7	2.1	8
Non-compete agreements	0.2	0.4	0.6	4

Total Other intangible assets (Note 9)	35.2	10.5	45.7

Total gross carrying value	$50.3	$16.3	$66.6

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) Earnings Per Share

        Basic earnings per share is computed by dividing Net earnings attributable to Black Knight by the weighted-average number of shares of Class A common stock outstanding during the period.

        For the periods presented, potentially dilutive securities include unvested restricted stock awards and the shares of Class B common stock that are convertible on a one-for-one basis into shares of our Class A common stock. However, the 84.8 million shares of Class B common stock have been excluded in computing diluted net earnings per share because including them on an "if-converted" basis would have an antidilutive effect. Diluted net earnings per share is calculated by dividing Net earnings attributable to Black Knight by the weighted-average diluted number of shares of Class A common stock outstanding. The denominator includes the dilutive effect of approximately 2.0 million and 3.5 million shares of unvested restricted shares of Class A common stock for the year ended December 31, 2016 and the period from May 26, 2015 through December 31, 2015, respectively.

        The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented.

        The following table sets forth the computation of basic and diluted earnings per share (in millions, except per share amounts):

	Year ended December 31, 2016	May 26, 2015 through December 31, 2015
Basic:
Net earnings attributable to Black Knight	$45.8	$20.0
Shares used for basic net earnings per share:
Weighted average shares of Class A common stock outstanding	65.9	64.4

Basic net earnings per share	$0.69	$0.31

Diluted:
Net earnings attributable to Black Knight	$45.8	$20.0

Shares used for diluted net earnings per share:
Weighted average shares of Class A common stock outstanding	65.9	64.4
Dilutive effect of unvested restricted shares of Class A common stock	2.0	3.5

Weighted average shares of Class A common stock, diluted	67.9	67.9

Diluted net earnings per share	$0.67	$0.29

        Basic and diluted net earnings per share information is not applicable for reporting periods prior to the completion of the IPO.

(6) Related Party Transactions

        We are party to certain related party agreements, including those with FNF and THL. These parties became related parties of BKFS LLC on January 2, 2014 as a result of the Acquisition and Internal Reorganization and remain related parties after the completion of the Offering

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Related Party Transactions (Continued)

Reorganization. The following table sets forth the ownership interests of FNF, THL and other holders of Black Knight common stock (shares in millions):

	December 31, 2016		December 31, 2015
	Shares	Ownership percentage	Shares	Ownership percentage
Class A common stock:
THL and its affiliates	39.3	25.5%	39.3	25.7%
Restricted shares	2.9	1.9%	3.9	2.5%
Other, including those publicly traded	26.9	17.5%	25.1	16.4%

Total shares of Class A common stock	69.1	44.9%	68.3	44.6%

Class B common stock:
FNF	83.3	54.1%	83.3	54.4%
THL and its affiliates	1.5	1.0%	1.5	1.0%

Total shares of Class B common stock	84.8	55.1%	84.8	55.4%

Total common stock outstanding	153.9	100.0%	153.1	100.0%

        Transactions with FNF and THL are described below.

FNF

        We have various agreements with FNF and certain FNF subsidiaries to provide technology, data and analytics services, as well as corporate shared services and information technology. In addition, FNF provided certain corporate services to us, including management consulting and corporate administrative services. Following the IPO, we no longer pay management fees to FNF. We are also a party to certain other agreements under which we incur other expenses or receive revenues from FNF.

        A detail of the revenues and expenses, net from FNF is set forth in the table below (in millions):

	Year ended December 31,
	2016	2015	2014
Revenues	$73.5	$68.5	$71.8
Operating expenses	15.6	8.0	(3.3)
Management fees(1)	—	2.3	5.8
Interest expense(2)	3.9	39.5	97.5

(1)
Amounts are included in Transition and integration costs on the Consolidated Statements of Operations and Comprehensive Earnings (Loss).

(2)
Amounts include guarantee fee (see below).

        We were party to intercompany notes with FNF through May 27, 2015 and recognized $37.2 million and $97.5 million in Interest expense related to the intercompany notes for the years ended December 31, 2015 and 2014. We had no outstanding intercompany notes as of December 31, 2016 and 2015.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Related Party Transactions (Continued)

        Beginning on May 26, 2015, we pay FNF a guarantee fee of 1.0% of the outstanding principal of the Senior Notes (as defined in Note 11—Long Term Debt) in exchange for the ongoing guarantee by FNF of the Senior Notes. In October 2017, the guarantee fee increases to 2.0% of the outstanding principal of the Senior Notes. During the years ended December 31, 2016 and 2015, we recognized $3.9 million and $2.3 million, respectively, in Interest expense related to the guarantee fee.

        FNF subsidiaries held $49.3 million and $49.8 million as of December 31, 2016 and 2015, respectively, of principal amount of our Term B Loan (as defined in Note 11—Long Term Debt) from our credit agreement dated May 27, 2015.

THL

        Two managing directors of THL currently serve on our Board of Directors. We purchase software and systems services from certain entities over which THL exercises control. In addition, THL provided certain corporate services to us, including management and consulting services. Following the IPO, we no longer pay management fees to THL.

        A detail of the expenses, net from THL is set forth in the table below (in millions):

	Year ended December 31,
	2016	2015	2014
Operating expenses	$1.3	$1.6	$1.6
Management fees(1)	—	1.3	3.2
Software and software-related purchases	1.1	1.4	2.2

(1)
Amounts are included in Transition and integration costs on the Consolidated Statements of Operations and Comprehensive Earnings (Loss).

        In connection with the IPO, we made a $17.3 million cash payment to certain THL Affiliates during the year ended December 31, 2015, in connection with the merger of certain THL intermediaries with and into us.

        THL Affiliates held $39.4 million and $39.8 million as of December 31, 2016 and 2015, respectively, of principal amount of our Term B Loan (as defined in Note 11—Long Term Debt) from our credit agreement dated May 27, 2015.

Revenues and Expenses

        A detail of related party items included in Revenues is as follows (in millions):

	Year ended December 31,
	2016	2015	2014
Data and analytics services	$47.2	$48.1	$55.4
Servicing, origination and default technology services	26.3	20.4	16.4

Total related party revenues	$73.5	$68.5	$71.8

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6) Related Party Transactions (Continued)

        A detail of related party items included in Operating expenses (net of expense reimbursements) is as follows (in millions):

	Year ended December 31,
	2016	2015	2014
Data entry, indexing services and other operating expenses	$9.6	$8.7	$11.8
Corporate services	10.4	8.8	12.4
Technology and corporate services	(3.1)	(7.9)	(25.9)

Total related party expenses, net	$16.9	$9.6	$(1.7)

        Additionally, related party prepaid fees were $0.1 million and $0.2 million as of December 31, 2016 and 2015, respectively, which are included in Prepaid expenses and other current assets on the Consolidated Balance Sheets.

        We believe the amounts earned from or charged by us under each of the foregoing arrangements are fair and reasonable. We believe our service arrangements are priced within the range of prices we offer to third parties, except for certain corporate services provided to an FNF subsidiary and certain corporate services provided by FNF, which are at cost. However, the amounts we earned or that were charged under these arrangements were not negotiated at arm's length and may not represent the terms that we might have obtained from an unrelated third party.

(7) Property and Equipment

        Property and equipment, net consists of the following (in millions):

	December 31,
	2016	2015
Land	$11.9	$11.9
Buildings and improvements	64.1	62.3
Leasehold improvements	4.8	4.7
Computer equipment	172.5	128.8
Furniture, fixtures and other equipment	9.2	6.1

Property and equipment	262.5	213.8
Accumulated depreciation and amortization	(89.5)	(61.8)

Property and equipment, net	$173.0	$152.0

        Depreciation and amortization expense on property and equipment related to continuing operations amounted to $28.4 million, $28.4 million and $29.6 million for the years ended December 31, 2016, 2015 and 2014, respectively.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) Computer Software

        Computer software, net consists of the following (in millions):

	December 31,
	2016	2015
Internally developed software	$634.9	$578.1
Purchased software	42.4	37.8

Computer software	677.3	615.9
Accumulated amortization	(227.3)	(149.4)

Computer software, net	$450.0	$466.5

        Amortization expense on computer software related to continuing operations amounted to $78.0 million, $70.3 million and $65.2 million for the years ended December 31, 2016, 2015 and 2014, respectively. Internally developed software and purchased software are inclusive of amounts acquired through acquisitions.

        Estimated amortization expense on Computer software for the next five fiscal years is as follows (in millions):

2017(1)	$83.7
2018	85.0
2019	74.7
2020	66.8
2021	52.7

(1)
Assumes assets not in service as of December 31, 2016 are placed in service equally throughout the year.

(9) Other Intangible Assets

        Other intangible assets, net consists of the following (in millions):

	December 31, 2016			December 31, 2015
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationships	$557.8	$(260.7)	$297.1	$514.8	$(186.3)	$328.5
Other	12.5	(10.1)	2.4	9.8	(8.1)	1.7

Total intangible assets	$570.3	$(270.8)	$299.5	$524.6	$(194.4)	$330.2

        Intangible assets, other than those with indefinite lives, are amortized over their estimated useful lives ranging from 2 to 10 years from the acquisition date using straight-line and accelerated methods. Amortization expense on intangible assets with definite lives related to continuing operations is included in Depreciation and amortization in the accompanying Consolidated Statements of Operations and Comprehensive Earnings (Loss) and amounted to $76.4 million, $86.4 million and $93.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) Other Intangible Assets (Continued)

        Estimated amortization expense on existing intangible assets for the next five fiscal years is as follows (in millions):

2017	$67.8
2018	56.5
2019	55.8
2020	45.0
2021	34.2

(10) Goodwill

        Goodwill consists of the following (in millions):

	Technology	Data and Analytics	Corporate and Other	Total
Balance, December 31, 2014	$2,048.0	$172.1	$—	$2,220.1
Activity	—	—	—	—

Balance, December 31, 2015	2,048.0	172.1	—	2,220.1
Increases to goodwill related to:
eLynx acquisition (Note 4)	64.0	—	—	64.0
Motivity acquisition (Note 4)	—	19.7	—	19.7

Balance, December 31, 2016	$2,112.0	$191.8	$—	$2,303.8

        Goodwill related to the eLynx and Motivity acquisitions is deductible for tax purposes.

(11) Long-Term Debt

        Long-term debt consists of the following (in millions):

	December 31, 2016				December 31, 2015
	Principal	Debt issuance costs	Premium (discount)	Total	Principal	Debt issuance costs	Premium (discount)	Total
Term A Loan	$740.0	$(7.0)	$—	$733.0	$780.0	$(9.4)	$—	$770.6
Term B Loan	394.0	(3.4)	(0.8)	389.8	398.0	(3.9)	(0.9)	393.2
Revolving Credit Facility	50.0	(3.7)	—	46.3	100.0	(4.8)	—	95.2
Senior Notes, issued at par	390.0	—	11.1	401.1	390.0	—	12.5	402.5

Total long-term debt	1,574.0	(14.1)	10.3	1,570.2	1,668.0	(18.1)	11.6	1,661.5
Less: Current portion of long-term debt	64.0	(0.6)	—	63.4	44.0	(0.5)	—	43.5

Long-term debt, net of current portion	$1,510.0	$(13.5)	$10.3	$1,506.8	$1,624.0	$(17.6)	$11.6	$1,618.0

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

Credit Agreement

        On May 27, 2015, our indirect subsidiary, BKIS, entered into a credit and guaranty agreement (the "Credit Agreement"), dated as of May 27, 2015, with JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and the other agents and lenders party thereto. The Credit Agreement provides for (i) an $800.0 million term loan A facility (the "Term A Loan"), (ii) a $400.0 million term loan B facility (the "Term B Loan") and (iii) a $400.0 million revolving credit facility (the "Revolving Credit Facility," and collectively with the Term A Loan and Term B Loan, the "Facilities"). The Term A Loan and the Revolving Credit Facility mature on May 27, 2020, and the Term B Loan matures on May 27, 2022. The Facilities are guaranteed by substantially all of BKIS's wholly-owned domestic restricted subsidiaries and BKFS LLC, and are secured by associated collateral agreements that pledge a lien on virtually all of BKIS's assets, including fixed assets and intangible assets, and assets of the guarantors.

        The Term A Loan is subject to amortization of principal, payable in quarterly installments on the last day of each fiscal quarter, which commenced on September 30, 2015, equal to the percentage set forth below of the initial aggregate principal amount of the Term A Loan for such fiscal quarter:

Payment Dates	Percentage
September 30, 2015 through and including June 30, 2017	1.25%
Commencing on September 30, 2017 through and including June 30, 2019	2.50%
Commencing on September 30, 2019 through and including March 31, 2020	3.75%

        The remaining principal balance of the Term A Loan is due upon maturity.

        The Term B Loan is subject to amortization of principal, payable in equal quarterly installments on the last day of each fiscal quarter, which commenced on September 30, 2015, with 1.0% of the initial aggregate advances thereunder to be payable each year prior to the maturity date of the Term B Loan, and the remaining initial aggregate advances thereunder to be payable at the Term B Loan maturity date.

        The Term A Loan and the Revolving Credit Facility bear interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of between 50 and 125 basis points depending on the total leverage ratio of BKIS and its restricted subsidiaries on a consolidated basis (the "Consolidated Leverage Ratio") or (ii) the Eurodollar rate plus a margin of between 150 and 225 basis points depending on the Consolidated Leverage Ratio. As of December 31, 2016, the Term A Loan and the Revolving Credit Facility bear interest at the Eurodollar rate plus a margin of 200 basis points. The Term B Loan bears interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of 175 or 200 basis points depending on the Consolidated Leverage Ratio or (ii) the Eurodollar rate plus a margin of 275 or 300 basis points depending on the Consolidated Leverage Ratio; subject to a Eurodollar rate floor of 75 basis points. As of December 31, 2016, the Term B Loan bears interest at the Eurodollar rate plus a margin of 300 basis points, subject to a Eurodollar rate floor of 75 basis points. In addition, BKIS will pay an unused commitment fee of between 25 and 35 basis points on the undrawn commitments under the Revolving Credit Facility, also depending on the Consolidated Leverage Ratio. As of December 31, 2016, we have $350.0 million capacity on the Revolving Credit Facility and pay an unused commitment fee of 30 basis points. During the year ended December 31, 2016, we borrowed $55.0 million on our Revolving Credit Facility, all of which was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

related to the eLynx and Motivity acquisitions. See further discussion in Note 4—Business Acquisitions. We made payments of $105.0 million on this facility during the year ended December 31, 2016. As of December 31, 2016, the interest rates on the Term A Loan, Term B Loan and Revolving Credit Facility were 2.81%, 3.81% and 2.81%, respectively.

        Under the Credit Agreement, BKIS (and in certain circumstances, BKFS LLC) and its restricted subsidiaries are subject to customary affirmative, negative and financial covenants, and events of default for facilities of this type (with customary grace periods, as applicable, and lender remedies).

Intercompany and Mirror Notes

        On January 2, 2014, BKHI issued (i) a Mirror Note (the "Original Mirror Note"), in the original principal amount of $1,400.0 million and (ii) an Intercompany Note (the "Original Intercompany Note"), in the original principal amount of $1,175.0 million to FNF. BKFS LLC entered into an assumption agreement, dated as of January 3, 2014, among BKFS LLC, BKHI and FNF pursuant to which BKFS LLC assumed $820.0 million of the debt issued under the Original Mirror Note and $688.0 million of the debt issued under the Original Intercompany Note (such amounts, the "BKFS LLC Assumed Amounts") and FNF released BKHI of its obligations with respect to the BKFS LLC Assumed Amounts. Subsequently, on January 6, 2014, BKFS LLC borrowed an additional sum of $63.0 million pursuant to an intercompany note (the "Second Intercompany Note") issued by BKFS LLC to FNF, and on March 31, 2014, BKFS LLC borrowed an additional sum of $25.0 million pursuant to the Second Intercompany Note. BKFS LLC amended and restated the Second Intercompany Note on May 30, 2014 to remove required amortization payments. The Second Intercompany Note, as amended and restated, is referred to herein as the "Amended and Restated Second Intercompany Note." BKFS LLC amended and restated the Original Intercompany Note on May 30, 2014 to remove required amortization payments and to reflect BKFS LLC as the Borrower with respect to the indebtedness assumed thereunder. The Original Intercompany Note, as amended and restated, is referred to herein as the "Amended and Restated Original Intercompany Note." We amended and restated each of the Amended and Restated Original Intercompany Note and the Original Mirror Note on March 30, 2015 so that the obligations of each borrower thereunder are evidenced by a separate note. The Amended and Restated Original Intercompany Note and the Original Mirror Note, as amended and restated, are referred to herein as the "Second Amended and Restated Original Intercompany Note" and "Amended and Restated Original Mirror Note," respectively. The Amended and Restated Original Mirror Note is also referred to herein as the "Former Mirror Note." The Second Amended and Restated Original Intercompany Note and the Amended and Restated Second Intercompany Note are collectively referred to herein as the "Former Intercompany Notes." The Intercompany Notes bore interest at a rate of 10.0% per annum.

        The Former Mirror Note was divided into two tranches known as Tranche "T" and Tranche "R". Tranche "T" in the original amount of $644.0 million bore interest at the rate or rates of interest charged on borrowings under FNF's term loan credit agreement, plus 100 basis points. Tranche "R" in the original amount of $176.0 million bore interest at the rate or rates of interest charged on borrowings under FNF's revolving credit agreement, plus 100 basis points. On May 27, 2015, we repaid the entire $627.9 million in outstanding principal on Tranche "T", as well as $1.3 million in accrued interest. We also repaid the entire $176.0 million in outstanding principal on Tranche "R", as well as $0.3 million in accrued interest. Additionally, on May 27, 2015, we repaid the entire $699.0 million in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

outstanding principal on the Amended and Restated Second Intercompany Note, as well as $10.7 million in accrued interest.

Senior Notes

        The 5.75% Senior Notes pay interest semi-annually and mature on April 15, 2023. The Senior Notes are senior unsecured obligations, registered under the Securities Act of 1933 and contain customary affirmative, negative and financial covenants, and events of default for indebtedness of this type (with grace periods, as applicable, and lender remedies).

        On May 29, 2015, we redeemed approximately $204.8 million in aggregate principal of the outstanding Senior Notes at a price of 105.75% (the "Redemption"), and paid $1.4 million in accrued interest. We incurred a charge on the Redemption of $11.8 million. We also reduced the bond premium by $7.0 million for the portion of the premium that related to the redeemed Senior Notes, resulting in a net loss on the Redemption of $4.8 million. Following the Redemption, $390.0 million in aggregate principal of the Senior Notes remained outstanding.

        On May 27, 2015, BKIS, Black Knight Lending Solutions, Inc. ("BKLS," and, together with BKIS, the "Issuers"), the guarantors named therein (the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee"), entered into the Third Supplemental Indenture (the "Third Supplemental Indenture") to the Indenture, dated as of October 12, 2012, governing the Senior Notes, among the Issuers, the Guarantors party thereto and the Trustee, (as supplemented to date, the "Indenture"). The Third Supplemental Indenture supplements the Indenture to add the Guarantors as guarantors of the Issuers' obligations under the Indenture and the Senior Notes. As the Guarantors consist of substantially all of the subsidiaries of BKHI, with the exception of two insignificant subsidiaries, the Consolidated Financial Statements present all of the required guarantor financial statements, and we have not presented separate guarantor financial statements.

        On January 16, 2014, we issued an offer to purchase the Senior Notes pursuant to the change of control provisions under the related Indenture at a purchase price of 101% of the principal amount plus accrued interest to the purchase date. As a result of the offer, bondholders tendered $5.2 million in principal of the Senior Notes, which were subsequently purchased by us on February 24, 2014. On February 7, 2014, BKIS, FNF, BKLS and the Trustee entered into a second Supplemental Indenture pursuant to which we paid $0.7 million to the holders of the Senior Notes in exchange for the removal of certain financial reporting covenants.

        On January 2, 2014, upon consummation of the Merger, LPS entered into a Supplemental Indenture (the "Supplemental Indenture") with FNF, BKLS and the Trustee, to the Indenture dated as of October 12, 2012, among LPS, the subsidiary guarantors party thereto and the Trustee, related to the Senior Notes. Pursuant to the terms of the Supplemental Indenture, (i) FNF became a guarantor of LPS' obligations under the Senior Notes and agreed to fully and unconditionally guarantee the Senior Notes, on a joint and several basis with the guarantors named in the Indenture and (ii) BKLS became a "co-issuer" of the Senior Notes and agreed to become a co-obligor of LPS' obligations under the Indenture and the Senior Notes, on the same terms and subject to the same conditions as LPS, on a joint and several basis. As a result of FNF's guarantee of the Senior Notes, the Senior Notes were rated as investment grade, which resulted in the suspension of certain restrictive covenants in the Indenture. Since May 26, 2015, we have been paying to FNF a guarantee fee of 1.0% of the outstanding principal of the Senior Notes in exchange for the ongoing guarantee by FNF of the Senior

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

Notes. In October 2017, the guarantee fee increases to 2.0% of the outstanding principal of the Senior Notes.

        Prior to October 15, 2017, we may redeem some or all of the Senior Notes by paying a "make-whole" premium based on U.S. Treasury rates. On or after October 15, 2017, we may redeem some or all of the Senior Notes at the redemption prices described in the table below, plus accrued and unpaid interest. In addition, if a change of control occurs, we are required to offer to purchase all outstanding Senior Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.

Redemption Period	Percentage
October 15, 2017 to October 14, 2018	102.875%
October 15, 2018 to October 14, 2019	101.917%
October 15, 2019 to October 14, 2020	100.958%
October 15, 2020 and thereafter	100.000%

        As a result of the Acquisition, the Senior Notes were adjusted to fair value, resulting in our recording a premium on the Senior Notes of approximately $23.3 million. The premium is amortized over the remaining term of the Senior Notes using the effective interest method. During the years ended December 31, 2016, 2015 and 2014, we recognized $1.5 million, $1.7 million and $2.1 million of amortization, respectively, which is included as a component of Interest expense. As of December 31, 2016, the unamortized portion of the premium was $11.1 million.

Fair Value of Long-Term Debt

        The fair value of the Senior Notes as of December 31, 2016 was $408.5 million (104.8% of par value), based upon established market prices for the securities using Level 2 inputs. The fair value of our Facilities approximates their carrying value at December 31, 2016 as they are variable rate instruments with short reset periods (either monthly or quarterly), which reflect current market rates. The fair value of our Facilities is based upon established market prices for the securities using Level 2 inputs.

Interest Rate Swaps

        On January 20, 2016, we entered into two interest rate swap agreements to hedge forecasted monthly interest rate payments on $400.0 million of our floating rate debt ($200.0 million notional value each) (the "Swap Agreements"). Under the terms of the Swap Agreements, we receive payments based on the 1-month LIBOR rate (equal to 0.81% as of December 31, 2016) and pay a weighted average fixed rate of 1.01%. The effective term for the Swap Agreements is February 1, 2016 through January 31, 2019.

        We entered into the Swap Agreements to convert a portion of the interest rate exposure on our floating rate debt from variable to fixed. We designated these Swap Agreements as cash flow hedges. A portion of the amount included in Accumulated other comprehensive loss will be reclassified into Interest expense as a yield adjustment as interest payments are made on the Term A Loan. The fair value of our Swap Agreements is based upon level 2 inputs. We have considered our own credit risk and the credit risk of the counterparties when determining the fair value of our Swap Agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) Long-Term Debt (Continued)

        The estimated fair value of our Swap Agreements in the Consolidated Balance Sheets is as follows (in millions):

Balance Sheet Account	December 31, 2016
Other non-current liabilities	$2.2

        As of December 31, 2016, a cumulative loss of $1.0 million ($0.6 million net of tax) is reflected in Accumulated other comprehensive loss, and a cumulative loss of $1.2 million is reflected in Noncontrolling interests. Below is a summary of the effect of our swap agreements on amounts recognized in other comprehensive earnings ("OCE") on the accompanying Consolidated Statements of Operations and Comprehensive Earnings (Loss) (in millions):

	Year ended December 31, 2016
	Amount of loss recognized in OCE	Amount of loss reclassified from Accumulated OCE into Net earnings
Swap agreements
Attributable to noncontrolling interests	$(2.2)	$1.0
Attributable to Black Knight	(1.1)	0.5

Total	$(3.3)	$1.5

        Approximately $0.1 million ($0.1 million net of tax) of the balance in Accumulated other comprehensive loss and Noncontrolling interests as of December 31, 2016 is expected to be reclassified into Interest expense over the next 12 months.

        It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes. As of December 31, 2016, we believe our interest rate swap counterparties will be able to fulfill their obligations under our agreements, and we believe we will have debt outstanding through the various expiration dates of the swaps such that the occurrence of future cash flow hedges remains probable.

Principal Maturities of Debt

        Principal maturities as of December 31, 2016 for each of the next five years and thereafter are as follows (in millions):

2017	$64.0
2018	84.0
2019	104.0
2020	554.0
2021	4.0
Thereafter	764.0

Total	$1,574.0

        Scheduled maturities noted above exclude the effect of the $11.1 million unamortized bond premium as well as debt issuance costs and discounts associated with the Facilities.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies

        In the ordinary course of business, we are involved in various pending and threatened litigation and regulatory matters related to our operations, some of which include claims for punitive or exemplary damages. Our ordinary course litigation includes purported class action lawsuits, which make allegations related to various aspects of our business. From time to time, we also receive requests for information from various state and federal regulatory authorities, some of which take the form of civil investigative demands or subpoenas. Some of these regulatory inquiries may result in the assessment of fines for violations of regulations or settlements with such authorities requiring a variety of remedies. We believe that no actions, other than those discussed below, depart from customary litigation or regulatory inquiries incidental to our business.

        We review lawsuits and other legal and regulatory matters (collectively "legal proceedings") on an ongoing basis when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, management bases its decision on its assessment of the ultimate outcome assuming all appeals have been exhausted. For legal proceedings where it has been determined that a loss is both probable and reasonably estimable, a liability based on known facts and which represents our best estimate has been recorded. Actual losses may materially differ from the amounts recorded and the ultimate outcome of our pending cases is generally not yet determinable. The accrual for legal and regulatory matters was $0.6 million as of December 31, 2016 and $8.0 million as of December 31, 2015. While some of these matters could be material to our operating results or cash flows for any particular period if an unfavorable outcome results, at present we do not believe that the ultimate resolution of currently pending legal proceedings, either individually or in the aggregate, will have a material adverse effect on our financial condition.

Litigation Matters

        On December 16, 2013, LPS received notice that Merion Capital, L.P. and Merion Capital II, L.P. (together "Merion Capital") were asserting their appraisal right relative to their ownership of 5,682,276 shares of LPS stock (the "Appraisal Shares") in connection with the acquisition of LPS by FNF on January 2, 2014. On February 6, 2014, Merion Capital filed an appraisal proceeding, captioned Merion Capital LP and Merion Capital II, LP v. Lender Processing Services, Inc., C.A. No. 9320-VCL, in the Delaware Court of Chancery seeking a judicial determination of the "fair" value of Merion Capital's 5,682,276 shares of LPS common stock under Delaware law, together with statutory interest. Merion Capital's expert opined that the consideration should have been $50.46 per share, which was approximately 36 percent higher than the final consideration of $37.14. The Company's position was that the merger consideration paid was fair value, and no additional consideration was owed. A bench trial was held in May 2016, and post-trial arguments were heard on September 21, 2016. On December 16, 2016, the trial court issued its decision that the fair value of the stock as of January 2, 2014, was $37.14 per share. The final judgment was entered on December 23, 2016, with the parties acknowledging that no further consideration was due as a result of the court's decision. Merion Capital did not appeal the judgment and the time to do so has expired. This matter is now closed.

Regulatory Matters

        Following a review by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Office of Thrift Supervision (collectively, the "banking agencies"), LPS entered into a consent order (the "2011 Consent Order") dated April 13, 2011, with the banking agencies. The banking agencies' review

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

of LPS's services included the services provided by its default operations to mortgage servicers regulated by the banking agencies, including document execution services. The 2011 Consent Order did not make any findings of fact or conclusions of wrongdoing, nor did LPS admit any fault or liability. Although LPS is a party to the 2011 Consent Order, the ongoing costs of litigation and any potential resulting liability is expected to be borne by the underlying LPS default operations, which are now part of ServiceLink. Under the 2011 Consent Order, ServiceLink agreed to further study the issues identified in the review and to enhance ServiceLink's compliance, internal audit, risk management and board oversight plans with respect to those businesses. LPS also agreed to engage an independent third party to conduct a risk assessment and review of its default management businesses and document execution services it provided to mortgage servicers from January 1, 2008 through December 31, 2010, which has been on hold since June 2013.

        To the extent such third party review, once completed, requires additional remediation of mortgage documents, ServiceLink had agreed to implement an appropriate plan to address the issues. The 2011 Consent Order did not include any fine or other monetary penalty. The banking agencies notified ServiceLink in December 2015 that they wished to discuss amending the 2011 Consent Order through a possible agreed civil monetary penalty amount in lieu of requiring any additional document execution review by the independent third party. The parties entered into a tolling agreement to allow the parties to engage in these discussions.

        On January 24, 2017, the banking agencies and ServiceLink entered into an Amendment of Consent Order and Consent Order for Civil Money Penalty (the "Amendment"). Pursuant to the Amendment, (1) the banking agencies assessed and ServiceLink has paid a civil money penalty of $65.0 million, (2) ServiceLink's obligations under the 2011 Consent Order with respect to the document execution review have been terminated; and (3) the banking agencies have agreed they will not take any further action against ServiceLink or any of its current or former institution-affiliated parties, including without limitation, FNF and Black Knight, based upon the conduct alleged in the 2011 Consent Order. Neither the Amendment nor the 2011 Consent Order makes any findings of fact or conclusions of wrongdoing, nor did LPS or ServiceLink admit any fault or liability.

        This matter is subject to a Cross-Indemnity Agreement between BKFS LLC and ServiceLink (see Indemnification Agreement below).

Indemnifications and Warranties

        We often agree to indemnify our clients against damages and costs resulting from claims of patent, copyright, trademark infringement or breaches of confidentiality associated with use of our software through software licensing agreements. Historically, we have not made any payments under such indemnifications, but continue to monitor the conditions that are subject to the indemnifications to identify whether a loss has occurred that is both probable and estimable that would require recognition. In addition, we warrant to clients that our software operates substantially in accordance with the software specifications. Historically, no costs have been incurred related to software warranties and none are expected in the future, and as such, no accruals for warranty costs have been made.

Indemnification Agreement

        We are party to a cross-indemnity agreement dated December 22, 2014 with ServiceLink (the "Cross-Indemnity Agreement"). Pursuant to this agreement, ServiceLink indemnifies us from liabilities

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

relating to, arising out of or resulting from the conduct of ServiceLink's business or any action, suit or proceeding in which we or any of our subsidiaries are named by reason of being a successor to the business of LPS and the cause of such action, suit or proceeding relates to the business of ServiceLink. In return, we indemnify ServiceLink for liabilities relating to, arising out of, or resulting from the conduct of our business.

Operating Leases

        We lease certain of our property under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

        Future minimum operating lease payments for leases with initial or remaining terms greater than one year for each of the next five years and thereafter are as follows (in millions):

2017	$9.4
2018	6.1
2019	4.7
2020	2.9
2021	0.6
Thereafter	0.1

Total	$23.8

        Rent expense incurred pertaining to continuing operations under all operating leases during the years ended December 31, 2016, 2015 and 2014 was $11.0 million, $10.4 million and $10.6 million, respectively.

Capital Leases

        On June 29, 2016, Black Knight entered into a one-year capital lease agreement with a bargain purchase option for certain computer equipment. The leased equipment has a useful life of five years and will be depreciated on a straight-line basis over this period. The leased equipment was valued based on the net present value of the minimum lease payments, which was $10.0 million (net of imputed interest of $0.1 million) and is included in Property and equipment, net on the Consolidated Balance Sheets. The remaining capital lease obligation of $5.0 million will be paid in 2017 and is included in Trade accounts payable and other accrued liabilities on the Consolidated Balance Sheets and represents the non-cash investing and financing activity for the year ended December 31, 2016.

        Black Knight entered into a one-year capital lease agreement commencing January 1, 2017 with a bargain purchase option for certain computer equipment. The leased equipment has a useful life of five years and will be depreciated on a straight-line basis over this period. The leased equipment was valued based on the net present value of the minimum lease payments, which was $8.4 million (net of imputed interest of $0.1 million) and will be paid in 2017.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) Commitments and Contingencies (Continued)

Data Processing and Maintenance Services Agreements

        We have various data processing and maintenance services agreements with vendors, which expire through 2020, for portions of our computer data processing operations and related functions.

        Data processing and maintenance services agreement payments for agreements with initial or remaining terms greater than one year as follows (in millions):

2017	$36.1
2018	26.7
2019	0.7
2020	0.4

Total	$63.9

        However, these amounts could be more or less depending on various factors such as the inflation rate, the introduction of significant new technologies or changes in our data processing needs.

Off-Balance Sheet Arrangements

        We do not have any material off-balance sheet arrangements other than operating leases and interest rate swaps.

(13) Equity-Based Compensation

Profits Interests Plan

        Under the Black Knight Financial Services, LLC 2013 Management Incentive Plan (the "Incentive Plan"), we were authorized to issue up to 11,111,111 Class B units of BKFS LLC ("BKFS LLC profits interests") to eligible members of management and the Board of Managers. During the year ended December 31, 2014, we issued BKFS LLC profits interests to certain members of BKFS LLC management, the BKFS LLC Board of Managers and certain employees of FNF and ServiceLink, which vested over three years, with 50% vesting after the second year and 50% vesting after the third year. The terms of the profits interests grants provided for the grantees to participate in any value of BKFS LLC in excess of its fair value at the date of grant in proportion to the Class A member unit holders participation in the same. The fair value of BKFS LLC at the date of grant was otherwise known as the hurdle amount. Profits interests granted were determined and approved by the Compensation Committee of the Board of Managers. Once vested, Class B units were not subject to expiration. The Class B units could be settled under various scenarios. According to the terms of the LLC Agreement and depending on the scenario, the Class B units could be settled in shares of FNF stock or cash at the election of FNF. We accounted for the BKFS LLC profits interests granted to employees and the Board of Managers in accordance with GAAP for equity-based payments, which requires that compensation cost relating to equity-based payments made to employees and directors be recognized in the Consolidated Financial Statements based on the fair value of each award. BKFS LLC profits interests granted to BKFS LLC employees and the Board of Managers were equity-classified in accordance with GAAP. Using the fair value method of accounting, compensation cost was measured based on the fair value of the award at the date of grant and recognized over the service period. We

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Equity-Based Compensation (Continued)

utilized the Black-Scholes model to calculate the fair value of the profits interests awards on the date of grant (the "Calculation").

        There were 9.5 million BKFS LLC profits interests granted to BKFS LLC employees and the Board of Managers during the year ended December 31, 2014. The hurdle rate as of the date of grant was used to determine the per unit strike price for the Calculation. The risk free interest rates used in the calculation of the fair value of the BKFS LLC profits interests are the rates that correspond to the weighted average expected life of the profits interests. The volatility was estimated based on the historical volatility of BKFS LLC peers and of the historical LPS stock price over a term equal to the weighted average expected life of the profits interests. We used a weighted average risk free interest rate of 1.06%, a volatility factor for the expected market price of the member units of 33.6%, a dividend yield of 0.0% and a weighted average expected life of 3.5 years with a discount of 22.2% for lack of marketability resulting in a weighted average fair value of $2.10 per BKFS LLC profits interests unit granted. The redemption value of the BKFS LLC profits interests granted to BKFS LLC management and the Board of Managers was recorded to Redeemable members' interests and was $24.7 million as of December 31, 2014 with an offsetting amount recorded to Contributed member capital. The redemption value was determined based on the fair value of the award and the proportionate service period rendered through December 31, 2014.

        During the year ended December 31, 2014, 1.6 million BKFS LLC profits interests grants were made to certain FNF and ServiceLink employees. In accordance with GAAP for accounting for equity-based payments, these awards were recorded as a dividend from BKFS LLC to FNF at the fair value on the date of grant. The amount of this dividend was $3.2 million and was reflected in Accumulated loss with an offsetting amount in Contributed member capital. The redemption value of BKFS LLC profits interests granted to ServiceLink employees was recorded to Redeemable members' interest and was $3.4 million as of December 31, 2014 with the offsetting amount recorded to Contributed member capital.

        Certain employees of BKFS LLC were also granted profits interests of ServiceLink ("ServiceLink profits interests"). In accordance with GAAP, BKFS LLC is required to account for these ServiceLink profits interests because the grants are to BKFS LLC employees. The ServiceLink profits interests are liability-classified and must be revalued each quarter based on their current fair value with compensation costs recognized over the service period (the "Updated Calculation"). There were 2.6 million ServiceLink profits interests granted to BKFS LLC employees during the year ended December 31, 2014. The hurdle rate as of the grant date was used to determine the per unit strike price for the Updated Calculation. The risk free interest rates used in the calculation of the fair value of the ServiceLink profits interests are the rates that correspond to the weighted average expected life of the profits interests. The volatility was estimated based on the historical volatility of ServiceLink peers and of the historical LPS stock price over a term equal to the weighted average expected life of the profits interests. As of December 31, 2016, 2015 and 2014, we used a risk free interest rate of 0.8%, 0.6% and 0.9%, respectively, a dividend yield of 0.0% in each period, a volatility factor for the expected market price of the member units of 35%, 40% and 45%, respectively, and an expected life of 1.08, 1.75 and 2.5 years, respectively, with a discount of 14%, 20% and 26%, respectively, for lack of marketability resulting in a fair value of $0.30, $0.44 and $0.42, respectively, per profits interests unit granted. As of December 31, 2016 and 2015, we had a liability of approximately $0.8 million and $1.0 million, respectively, included on the Consolidated Balance Sheets related to the ServiceLink profits interests awards granted to BKFS LLC employees and the Board of Managers.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Equity-Based Compensation (Continued)

Omnibus Incentive Plan

        In 2015, we established the Black Knight Financial Services, Inc. 2015 Omnibus Incentive Plan (the "Omnibus Plan") authorizing the issuance of up to 11.0 million shares of our Class A common stock, subject to the terms of the Omnibus Plan. The Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other cash and stock-based awards and dividend equivalents. Awards granted are approved by the Compensation Committee of the Board of Directors.

        In connection with the IPO, we converted the 10,733,330 outstanding BKFS LLC profits interests units into 7,994,215 restricted shares of Black Knight Class A common stock. The fair value of the restricted shares was not greater than the value of the BKFS LLC profits interests units immediately prior to the conversion; therefore, no additional compensation expense was recognized. We accelerated the vesting of 4,381,021 restricted shares of Class A common stock held by our directors, incurring an acceleration charge of $6.2 million during the year ended December 31, 2015. The shares were subject to a six-month underwriter requested lock-up, which expired on November 15, 2015. The remaining 3,596,344 unvested restricted shares continued to vest on the same schedule as the former BKFS LLC profits interests.

        On December 21, 2015, we granted 318,000 restricted shares of our Class A common stock with a grant date fair value of $32.37 per share, which was based on the closing price of our common stock on the date of grant. These restricted shares vest over a three-year period; vesting is also based on certain operating performance criteria.

        On February 3, 2016, we granted 799,748 restricted shares of our Class A common stock with a grant date fair value of $28.29 per share, which was based on the closing price of our common stock on the date of grant. Of the 799,748 restricted shares granted, 247,437 restricted shares vest over a three-year period, and 552,311 restricted shares vest over a four-year period. The vesting of all the restricted shares granted on February 3, 2016 is also based on certain operating performance criteria.

        During 2016, the Company also granted 44,898 restricted shares of our Class A common stock with a grant date fair value ranging from $32.74 to $34.84, which was based on the closing price of our common stock on the date of grant. These vest over a four-year period.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) Equity-Based Compensation (Continued)

        Restricted stock transactions under the Omnibus plan in 2015 and 2016 are as follows:

	Shares	Weighted average grant date fair value
Balance December 31, 2014	—	$—
Converted	7,994,215		*
Granted	318,000	$32.37
Forfeited	(16,850)		*
Vested	(4,381,021)		*

Balance December 31, 2015	3,914,344		*
Granted	844,646	$28.56
Forfeited	(57,484)		*
Vested	(1,793,132)		*

Balance, December 31, 2016	2,908,374		*

*
The converted shares were originally BKFS LLC profits interests units with a weighted average grant date fair value of $2.10 per unit. The fair value of the restricted shares at the date of conversion, May 20, 2015, was $24.50 per share. The original grant date fair value of the forfeited and vested restricted shares, which were originally granted as profits interests units, was $2.01 per unit.

        On February 3, 2017, we granted 884,570 restricted shares of our Class A common stock with a grant date fair value of $37.90 per share, which was based on the closing price of our common stock on the date of grant. Of the 884,570 restricted shares granted, 203,160 restricted shares vest over a three-year period and 681,410 restricted shares vest over a four-year period. The vesting of all the restricted shares granted on February 3, 2017 is also based on certain operating performance criteria.

        Equity-based compensation expense is included in Operating expenses in the Consolidated Statements of Operations and Comprehensive Earnings (Loss). Net earnings (loss) from continuing operations reflects equity-based compensation expense of $12.4 million, $11.4 million and $6.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. As noted above, the expense for the year ended December 31, 2015, includes an acceleration charge of $6.2 million for the accelerated vesting of the shares held by our directors. As of December 31, 2016, the total unrecognized compensation cost related to non-vested restricted shares of our Class A common stock and ServiceLink profits interests granted to BKFS LLC employees and directors is $24.9 million, which is expected to be recognized over a weighted average period of approximately 2.6 years.

(14) Employee Benefit Plans

Stock Purchase Plan

        Effective July 20, 2015, we adopted the Black Knight Financial Services, Inc. Employee Stock Purchase Plan (the "Black Knight ESPP Plan") that allows our eligible employees to voluntarily make after-tax contributions ranging from 3% to 15% of eligible earnings. We contribute varying matching amounts as specified in the Black Knight ESPP Plan document. Prior to July 20, 2015 and upon

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) Employee Benefit Plans (Continued)

consummation of the Acquisition (see Note 2—Acquisition and Internal Reorganization by FNF and Other Transactions for a more detailed discussion on the Acquisition), our employees became eligible to participate in the FNF Employee Stock Purchase Plan (the "FNF ESPP Plan") that allowed eligible employees to make voluntary after-tax contributions ranging from 3% to 15% of eligible earnings. We contributed varying matching amounts as specified in the FNF ESPP Plan document. During July of 2014, matching contributions were reinstated under the FNF ESPP Plan. We recorded expense of $5.8 million, $5.0 million and $2.8 million for the years ended December 31, 2016, 2015 and 2014, respectively, relating to the participation of our employees in the ESPP Plans.

401(k) Profit Sharing Plan

        Our employees participate in a qualified 401(k) plan sponsored by FNF. Under the terms of the plan and subsequent amendments, eligible employees may contribute up to 40% of their pretax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code ("IRC"). We generally match 37.5% of each dollar of employee contribution up to 6% of the employee's total eligible compensation. We recorded expense of $5.5 million, $5.2 million and $5.4 million for the years ended December 31, 2016, 2015 and 2014, respectively, relating to the participation of our employees in the 401(k) plan.

(15) Income Taxes

        The income tax expense (benefit) attributable to continuing operations for the years ended December 31, 2016, 2015 and 2014 consists of the following (in millions):

	Year ended December 31,
	2016	2015	2014
Current:
Federal	$15.3	$0.5	$(5.3)
State	6.0	0.7	0.1
Foreign	1.0	0.4	—

Total current	22.3	1.6	(5.2)

Deferred:
Federal	5.0	11.3	(0.1)
State	(1.1)	0.5	—
Foreign	(0.4)	—	—

Total deferred	3.5	11.8	(0.1)

Total income tax expense (benefit)	$25.8	$13.4	$(5.3)

        As described in Note 1—Basis of Presentation, the IPO and Offering Reorganization were completed on May 26, 2015, and resulted in our ownership of 44.5% of BKFS LLC. For the period prior to the IPO, the taxable status of BKFS LLC was a partnership under federal and state income tax laws.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Income Taxes (Continued)

        In connection with the IPO, two partners of BKFS LLC, THL Black Knight I Holding Corp. and THL Investors Black Knight I Holding Corp. (collectively, the "THL Blocker Corps"), merged with and into Black Knight with Black Knight as the surviving entity. For federal tax purposes, certain tax attributes, including a net operating loss of $46.1 million, were transferred to Black Knight under IRC Section 381.

        A reconciliation of the federal statutory income tax rate to our effective income tax rate for the years ended December 31, 2016, 2015 and 2014 is as follows:

	Year ended December 31,
	2016	2015	2014
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.0	1.3	—
Noncontrolling interests	(19.2)	(14.9)	—
Partnership income not subject to tax	—	(7.7)	(22.2)
Tax credits	(0.6)	(0.3)	—
Transaction costs	—	—	(8.1)
Domestic Production Activities Deduction	(1.1)	—	—
Other	0.1	0.6	—

Effective tax rate	16.2%	14.0%	4.7%

        The significant components of deferred tax assets and liabilities as of December 31, 2016 and 2015 consist of the following (in millions):

	December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryovers	$—	$10.1
Tax credit carryovers	—	0.7
State income tax	1.6	—
Other	0.4	0.2

Total deferred tax assets	2.0	11.0

Deferred tax liabilities:
Partnership basis	(9.9)	(15.6)
Other—foreign	—	(0.1)

Total deferred tax liabilities	(9.9)	(15.7)

Net deferred tax liability	$(7.9)	$(4.7)

        The merger described above resulted in a merger of the assets and liabilities of the THL Blocker Corps, which included the investment in BKFS LLC and the net deferred tax assets. During the 2016 and 2015 years, the change in the deferred tax liability related to the partnership basis book and tax difference was partially offset by the change in the deferred tax asset related to the net operating loss carryovers.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) Income Taxes (Continued)

        ASC Topic 740-10, Accounting for Uncertain Tax Positions, requires that a tax position be recognized or derecognized based on a more likely than not threshold. This applies to positions taken or expected to be taken on a tax return. There were no uncertain tax positions for Black Knight as of December 31, 2016 and 2015.

        We had a net operating loss as of December 31, 2015 on a pre-tax basis of $28.8 million, available to carryforward and offset future federal taxable income. The net operating loss carryovers are U.S. federal net operating losses arising from the merger with the THL Blocker Corps as described above. We were not limited under IRC Section 382 in our ability to utilize the net operating loss carryovers. These net operating loss carryovers were fully utilized in 2016.

        The Bipartisan Budget Act of 2015 provides that any tax adjustments resulting from partnership audits will generally be determined, and any resulting tax, interest and penalties collected, at the partnership level for tax years beginning after December 31, 2017. The Bipartisan Budget Act of 2015 allows a partnership to elect to apply these provisions to any return of the partnership filed for partnership taxable years beginning after the date of the enactment, November 2, 2015. BKFS LLC does not intend to elect to apply these provisions for any tax return filed for partnership taxable years beginning before January 1, 2018.

Tax Distributions

        The taxable income of BKFS LLC is allocated to its members, including Black Knight, and the members are required to reflect on their own income tax returns the items of income, gain, deduction and loss and other tax items of BKFS LLC that are allocated to them. BKFS LLC makes tax distributions to its members in order to enable them to pay taxes on their allocable share of BKFS LLC's taxable income. Tax distributions are calculated based on allocations of income to a member for a particular taxable year without taking into account any losses allocated to the member in a prior taxable year. This practice is consistent with IRS regulations. Subject to certain reductions, tax distributions are generally made based on an assumed tax rate equal to the highest combined marginal federal, state and local income tax rate applicable to a U.S. corporation.

(16) Concentrations of Risk

        We generate a significant amount of revenues from large customers, including a customer that accounted for 12% of total revenues for the years ended December 31, 2016 and 2015, respectively. We had two large customers that accounted for 14% and 12% of total revenues in the year ended December 31, 2014.

        Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, trade receivables and interest rate swaps.

(17) Segment Information

        ASC Topic 280, Segment Reporting ("ASC 280"), establishes standards for reporting information about segments and requires that a public business enterprise reports financial and descriptive information about its segments. Segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the chief operating decision maker ("CODM") in deciding how to allocate resources and in assessing performance. Black Knight's president and chief

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Segment Information (Continued)

executive officer is identified as the CODM as defined by ASC 280. To align with the internal management of our business operations based on service offerings, our business is organized into two segments:

  •
  Technology—offers software and hosting solutions that support loan servicing, loan origination and settlement services.

  •
  Data and Analytics—offers data and analytics solutions to the mortgage, real estate and capital markets industries. These solutions include property ownership data, lien data, servicing data, automated valuation models, collateral risk scores, prepayment and default models, lead generation and other data solutions.

        Separate discrete financial information is available for these two segments and the operating results of each segment are regularly evaluated by the CODM in order to assess performance and allocate resources. We use EBITDA as the primary profitability measure for making decisions regarding ongoing operations. EBITDA is earnings before Interest expense, Income tax expense and the Depreciation and amortization of Property and equipment, Computer software, Other intangible assets and deferred contract costs. We do not allocate Interest expense, Other expense, net, Income tax expense and certain other items, such as purchase accounting adjustments and acquisition-related costs to the segments, since these items are not considered in evaluating the segments' overall operating performance.

        Effective January 2, 2014, the Technology segment includes the results of Commerce Velocity, and the Data and Analytics segment includes the results of Property Insight, which were contributed into BKFS LLC by FNF in transactions between entities under common control during 2014. See Note 1—Basis of Presentation for further discussion.

        Summarized financial information concerning our segments is shown in the tables below (in millions). Prior period results have been reclassified to conform to the current segment presentation.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Segment Information (Continued)

We have reclassified purchase accounting adjustments from the Technology and Data and Analytics segments to Corporate and Other to provide a better indication of ongoing segment performance.

	Year ended December 31, 2016
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$855.8	$177.5	$(7.3)	(1)	$1,026.0
Expenses:
Operating expenses	368.0	151.0	63.6		582.6
Transition and integration costs	—	—	2.3		2.3

EBITDA	487.8	26.5	(73.2)		441.1
Depreciation and amortization	106.2	8.8	93.3	(2)	208.3

Operating income (loss)	381.6	17.7	(166.5)		232.8

Interest expense					(67.6)
Other expense, net					(6.4)

Earnings before income taxes					158.8
Income tax expense					25.8

Net earnings					$133.0

Balance sheet data:
Total assets	$3,196.7	$355.6	$209.7		$3,762.0

Goodwill	$2,112.0	$191.8	$—		$2,303.8

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

(2)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Segment Information (Continued)

	Year ended December 31, 2015
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$765.8	$174.3	$(9.4	)(1)	$930.7
Expenses:
Operating expenses	341.4	145.5	51.3		538.2
Transition and integration costs	—	—	8.0		8.0

EBITDA	424.4	28.8	(68.7)		384.5
Depreciation and amortization	93.3	7.2	93.8	(2)	194.3

Operating income (loss)	331.1	21.6	(162.5)		190.2

Interest expense					(89.8)
Other expense, net					(4.6)

Earnings before income taxes					95.8
Income tax expense					13.4

Net earnings					$82.4

Balance sheet data:
Total assets	$3,126.7	$312.1	$264.9		$3,703.7

Goodwill	$2,048.0	$172.1	$—		$2,220.1

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

(2)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

BLACK KNIGHT FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(17) Segment Information (Continued)

	Year ended December 31, 2014
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$708.2	$156.6	$(12.7)	(1)	$852.1
Expenses:
Operating expenses	338.2	140.2	36.5		514.9
Transition and integration costs	—	—	119.3		119.3

EBITDA	370.0	16.4	(168.5)		217.9
Depreciation and amortization	84.7	6.5	97.6	(2)	188.8

Operating income (loss)	285.3	9.9	(266.1)		29.1

Interest expense					(128.7)
Other expense, net					(12.0)

Loss from continuing operations before income taxes					(111.6)
Income tax benefit					(5.3)

Net loss from continuing operations					$(106.3)

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

(2)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Item 9A.    Controls and Procedures

        As of the end of the year covered by this report, we carried out an evaluation, under the supervision and with the participation of our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that we file or submit under the Act is: (a) recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms; and (b) accumulated and communicated to management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

        There were no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management's Report on Internal Control Over Financial Reporting

        Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f) or 15d-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting. Management has adopted the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under this framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2016. Management has excluded eLynx and Motivity, (the "Excluded Businesses") from its assessment of internal control over financial reporting as of December 31, 2016, because the Excluded Businesses were acquired during 2016. The total assets, including goodwill and identifiable intangible assets, and total revenues of the Excluded Businesses represent approximately 4.1% and 2.3%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2016.

        The effectiveness of our internal control over financial reporting as of December 31, 2016 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Item 9B.    Other Information

        None.

Condensed Consolidated Financial Statements (Unaudited)

BLACK KNIGHT FINANCIAL SERVICES, INC.

Condensed Consolidated Balance Sheets

(In millions, except share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$99.3	$133.9
Trade receivables, net	163.6	155.8
Prepaid expenses and other current assets	58.7	45.4
Receivables from related parties	11.0	4.1

Total current assets	332.6	339.2
Property and equipment, net	170.7	173.0
Computer software, net	432.7	450.0
Other intangible assets, net	265.3	299.5
Goodwill	2,306.8	2,303.8
Other non-current assets	211.1	196.5

Total assets	$3,719.2	$3,762.0

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$45.8	$55.2
Accrued compensation and benefits	39.1	61.1
Current portion of long-term debt	55.0	63.4
Deferred revenues	47.2	47.4

Total current liabilities	187.1	227.1
Deferred revenues	91.2	77.3
Deferred income taxes	12.4	7.9
Long-term debt, net of current portion	1,499.7	1,506.8
Other non-current liabilities	2.9	3.5

Total liabilities	1,793.3	1,822.6

Commitments and contingencies (Note 6)
Equity:
Class A common stock; $0.0001 par value; 350,000,000 shares authorized; 70,057,538 and 68,867,482 shares issued and outstanding as of June 30, 2017 and 69,091,008 shares issued and outstanding as of December 31, 2016	—	—
Class B common stock; $0.0001 par value; 200,000,000 shares authorized, 84,612,711 and 84,826,282 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	—	—
Preferred stock; $0.0001 par value; 25,000,000 shares authorized; issued and outstanding, none	—	—
Additional paid-in capital	816.5	810.8
Retained earnings	86.1	65.7
Accumulated other comprehensive earnings (loss)	0.1	(0.8)
Treasury stock, 1,190,056 and 0 shares as of June 30, 2017 and December 31, 2016, respectively, at cost	(46.6)	—

Total shareholders' equity	856.1	875.7
Noncontrolling interests	1,069.8	1,063.7

Total equity	1,925.9	1,939.4

Total liabilities and equity	$3,719.2	$3,762.0

See Notes to Condensed Consolidated Financial Statements (Unaudited).

BLACK KNIGHT FINANCIAL SERVICES, INC.

Condensed Consolidated Statements of Earnings and Comprehensive Earnings

(Unaudited)

(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues	$262.2	$255.5	$520.3	$497.4
Expenses:
Operating expenses	142.0	144.4	287.5	281.2
Depreciation and amortization	50.1	49.2	102.9	97.4
Transition and integration costs	3.3	1.1	4.5	1.1

Total expenses	195.4	194.7	394.9	379.7

Operating income	66.8	60.8	125.4	117.7

Other income and expense:
Interest expense	(14.0)	(16.9)	(30.7)	(33.7)
Other expense, net	(14.5)	(4.0)	(16.5)	(4.8)

Total other expense, net	(28.5)	(20.9)	(47.2)	(38.5)

Earnings before income taxes	38.3	39.9	78.2	79.2
Income tax expense	9.1	6.7	15.1	12.9

Net earnings	29.2	33.2	63.1	66.3
Less: Net earnings attributable to noncontrolling interests	21.0	21.8	42.7	43.5

Net earnings attributable to Black Knight Financial Services, Inc.	$8.2	$11.4	$20.4	$22.8

Other comprehensive earnings (loss):
Unrealized holding gains (losses), net of tax	1.4	(0.6)	0.6	(1.3)
Reclassification adjustments for losses included in net earnings, net of tax(1)	0.1	0.2	0.2	0.3

Total unrealized gains (losses) on interest rate swaps, net of tax(2)	1.5	(0.4)	0.8	(1.0)
Foreign currency translation adjustment	—	(0.1)	0.1	(0.1)

Other comprehensive earnings (loss)	1.5	(0.5)	0.9	(1.1)
Comprehensive earnings attributable to noncontrolling interests	24.0	21.1	44.3	41.7

Comprehensive earnings	$33.7	$32.0	$65.6	$63.4

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Earnings per share:
Net earnings per share attributable to Black Knight Financial Services, Inc., Class A common shareholders:
Basic	$0.12	$0.17	$0.30	$0.35

Diluted	$0.11	$0.17	$0.29	$0.34

Weighted average shares of Class A common stock outstanding (Note 2):
Basic	67.7	65.9	67.7	65.9

Diluted	153.0	152.7	153.0	152.7

(1)
Amounts reclassified to net earnings relate to losses on interest rate swaps and are included in Interest expense on the Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited). Amount is net of income tax expense of less than $0.1 million for the three months ended June 30, 2017 and $0.1 million for the three months ended June 30, 2016. Amount is net of income tax expense of $0.1 million and $0.2 million for the six months ended June 30, 2017 and 2016, respectively.

(2)
Net of income tax expense of $0.9 million and $0.5 million for the three and six months ended June 30, 2017, respectively. Net of income tax benefit of $0.3 million and $0.6 million for the three and six months ended June 30, 2016, respectively.

See Notes to Condensed Consolidated Financial Statements (Unaudited).

BLACK KNIGHT FINANCIAL SERVICES, INC.

Condensed Consolidated Statement of Equity

(Unaudited)

(In millions)

	Class A common stock		Class B common stock				Accumulated other comprehensive earnings (loss)
								Treasury stock
					Additional paid-in capital	Retained earnings				Noncontrolling interests	Total equity
	Shares	$	Shares	$				Shares	$
Balance, December 31, 2016	69.1	$—	84.8	$—	$810.8	$65.7	$(0.8)	—	$—	$1,063.7	$1,939.4
Issuance of restricted shares of Class A common stock	0.9	—	—	—	—	—	—	—	—	—	—
Exchange of Class B common stock for Class A common stock	0.2	—	(0.2)	—	—	—	—	—	—	—	—
Tax withholding payments for restricted share vesting	(0.1)	—	—	—	(4.3)	—	—	—	—	—	(4.3)
Purchases of treasury stock	—	—	—	—	—	—	—	(1.2)	(46.6)	—	(46.6)
Equity-based compensation expense	—	—	—	—	10.0	—	—	—	—	—	10.0
Net earnings	—	—	—	—	—	20.4	—	—	—	42.7	63.1
Foreign currency translation adjustment	—	—	—	—	—	—	0.1	—	—	0.1	0.2
Unrealized gain on interest rate swaps	—	—	—	—	—	—	0.8	—	—	1.6	2.4
Tax distributions to members	—	—	—	—	—	—	—	—	—	(38.3)	(38.3)

Balance, June 30, 2017	70.1	$—	84.6	$—	$816.5	$86.1	$0.1	(1.2)	$(46.6)	$1,069.8	$1,925.9

See Notes to Condensed Consolidated Financial Statements (Unaudited).

BLACK KNIGHT FINANCIAL SERVICES, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Six months ended June 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$63.1	$66.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	102.9	97.4
Amortization of debt issuance costs, bond premium and original issue discount	1.2	1.4
Loss on extinguishment of debt, net	12.6	—
Deferred income taxes, net	4.5	1.9
Equity-based compensation	10.1	6.1
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade and other receivables, including receivables from related parties	(16.3)	(5.9)
Prepaid expenses and other assets	(15.1)	(16.5)
Deferred contract costs	(25.6)	(28.6)
Deferred revenues	13.7	3.0
Trade accounts payable and other accrued liabilities, including accrued compensation and benefits	(27.7)	(2.7)

Net cash provided by operating activities	123.4	122.4

Cash flows from investing activities:
Additions to property and equipment	(4.0)	(17.4)
Additions to computer software	(26.5)	(22.1)
Business acquisitions, net of cash acquired	—	(150.2)

Net cash used in investing activities	(30.5)	(189.7)

Cash flows from financing activities:
Borrowings	400.0	55.0
Senior Notes redemption	(390.0)	—
Senior Notes redemption fee	(18.8)	—
Debt service payments	(12.0)	(97.0)
Distributions to members	(38.3)	(48.5)
Purchases of treasury stock	(46.6)	—
Capital lease payments	(9.0)	—
Tax withholding payments for restricted share vesting	(4.3)	—
Debt issuance costs	(8.5)	—

Net cash used in financing activities	(127.5)	(90.5)

Net decrease in cash and cash equivalents	(34.6)	(157.8)
Cash and cash equivalents, beginning of period	133.9	186.0

Cash and cash equivalents, end of period	$99.3	$28.2

Supplemental cash flow information:
Interest paid	$(32.6)	$(30.1)

Income taxes paid	$(11.9)	$(12.2)

See Notes to Condensed Consolidated Financial Statements (Unaudited).

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

        Except as otherwise indicated or unless the context otherwise requires, all references to "Black Knight," the "Company," "we," "us" or "our" are to Black Knight Financial Services, Inc., a Delaware corporation, and its subsidiaries.

(1) Basis of Presentation

        The accompanying Condensed Consolidated Financial Statements (Unaudited) were prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), and all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated. The preparation of these Condensed Consolidated Financial Statements (Unaudited) in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Condensed Consolidated Financial Statements (Unaudited), as well as the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. This Quarterly Report on Form 10-Q should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission ("SEC") on February 24, 2017.

Description of Business

        Black Knight, a majority-owned subsidiary of Fidelity National Financial, Inc. ("FNF"), is a holding company that conducts business through our interest in Black Knight Financial Services, LLC ("BKFS LLC"), our sole asset and a provider of integrated technology, data and analytics solutions that facilitates and automates many of the business processes across the mortgage lifecycle. We believe we differentiate ourselves by the breadth and depth of our comprehensive, integrated solutions and the insight we provide to our clients.

Reporting Segments

        We conduct our operations through two reporting segments: (1) Technology and (2) Data and Analytics. See further discussion in Note 8—Segment Information.

Consolidation

        BKFS LLC is subject to the consolidation guidance related to variable interest entities as set forth in Accounting Standards Codification ("ASC") Topic 810, Consolidation ("ASC 810"). Black Knight, as the sole managing member of BKFS LLC, has the exclusive authority to manage, control and operate the business and affairs of BKFS LLC and its subsidiaries, pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement ("LLC Agreement"). Under the terms of the LLC Agreement, Black Knight is authorized to manage the business of BKFS LLC, including the authority to enter into contracts, manage bank accounts, hire employees and agents, incur and pay debts and expenses, merge or consolidate with other entities and pay taxes. Because Black Knight is the primary beneficiary through its sole managing member interest and possesses the rights established in the LLC Agreement, in accordance with the requirements of ASC 810, Black Knight controls BKFS LLC and appropriately consolidates the operations thereof.

        We account for noncontrolling interests in accordance with ASC 810. Our Class A shareholders indirectly control BKFS LLC through our managing member interest. Our Class B shareholders have a noncontrolling interest in BKFS LLC. Their share of equity in BKFS LLC is reflected in Noncontrolling interests in our Condensed Consolidated Balance Sheets (Unaudited) and their share of

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) Basis of Presentation (Continued)

net earnings or loss in BKFS LLC is reported in Net earnings attributable to noncontrolling interests in our Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited). Net earnings attributable to noncontrolling interests do not include expenses incurred directly by Black Knight, including income tax expense attributable to Black Knight.

Planned Distribution of FNF's Ownership Interest

        On December 7, 2016, we announced that FNF's Board of Directors approved a tax-free plan (the "Distribution Plan") whereby FNF intends to distribute all 83.3 million shares of Black Knight common stock that it currently owns to FNF Group shareholders. We expect the Distribution Plan to be effectuated through four newly-formed corporations, New BKH Corp. ("New BKH"), Black Knight Holdco Corp. ("New Black Knight"), New BKH Merger Sub, Inc. ("Merger Sub One") and BKFS Merger Sub, Inc. ("Merger Sub Two") as follows:

  •
  Black Knight Holdings, Inc. ("BKHI"), a wholly-owned subsidiary of FNF, will contribute all of its 83.3 million shares of Black Knight Class B common stock and all of its units of BKFS LLC to New BKH in exchange for 100% of the shares of New BKH common stock;

  •
  Following which BKHI will convert into a limited liability company and will then distribute to FNF all of the shares of New BKH common stock held by BKHI;

  •
  Immediately thereafter, FNF will distribute the shares of New BKH common stock to its shareholders (the "Spin-off"), provided that such distribution shall be subject to the conversion of such shares of New BKH common stock into shares of New Black Knight common stock.

  •
  Immediately following the Spin-off, Merger Sub One will merge with and into New BKH (the "New BKH merger").

  •
  In the New BKH merger, each outstanding share of New BKH common stock (other than shares owned by New BKH) will be exchanged for one share of New Black Knight common stock. New BKH shares owned by New BKH immediately prior to the New BKH merger shall be canceled for no consideration.

  •
  Immediately following the New BKH merger, Merger Sub Two will merge with and into Black Knight (the "BKFS merger").

  •
  In the BKFS merger, each outstanding share of Black Knight Class A common stock (other than shares owned by Black Knight) will be exchanged for one share of New Black Knight common stock. Black Knight Class A shares owned by Black Knight immediately prior to the BKFS merger shall be canceled for no consideration; and

  •
  New Black Knight will be the public company following the completion of the distribution and mergers.

        The Distribution Plan is subject to the filing and acceptance of registration statements relating to the Black Knight spin-off with the SEC; Black Knight shareholder approval; and other customary closing conditions.

        Significant progress was made on the planned distribution of FNF's ownership interest in Black Knight during the second quarter, with several milestones achieved. FNF announced the receipt of the

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) Basis of Presentation (Continued)

private letter ruling from the Internal Revenue Service ("IRS") approving certain aspects relating to the tax-free spin-off of the Black Knight shares on May 10, 2017, formal agreements with FNF were signed on June 8, 2017, preliminary Registration Statements on Forms S-4 and S-1 were filed with the SEC on June 13, 2017 and June 21, 2017, respectively, comments from the SEC were received on July 10, 2017 and Amendment No. 1 to Forms S-1 and S-4 were filed with the SEC on July 18, 2017. Once the SEC declares the Registration Statements on Forms S-1 and S-4 effective, the proxy statement/prospectus will be mailed to shareholders and the shareholder vote will be held at the earliest twenty business days after the mailing. We still expect a third quarter closing for the distribution.

Realignment of Property Insight

        Effective January 1, 2017, Property Insight, LLC ("Property Insight"), a Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight continues to own the title plant technology and retains sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight no longer recognizes revenues or expenses related to title plant posting and maintenance, but charges FNF a license fee for use of the technology to access and maintain the title plant data. This transaction did not result in any gain or loss.

Share Repurchase Program

        On January 31, 2017, our Board of Directors authorized a three-year share repurchase program, effective February 3, 2017, under which the Company may repurchase up to 10 million shares of its Class A common stock. The timing and volume of share repurchases will be determined by our management based on ongoing assessments of the capital needs of the business, the market price of Black Knight common stock and general market conditions. The repurchase program authorizes us to purchase Black Knight common stock from time to time through February 2, 2020, through open market purchases, negotiated transactions or other means, in accordance with applicable securities laws and other restrictions. During the three months ended June 30, 2017, we repurchased approximately 1.2 million shares of our Class A common stock for $46.6 million, or an average of $39.18 per share. At the end of the second quarter, we had approximately 8.8 million shares remaining under our share repurchase program.

THL Secondary Offering

        On May 8, 2017, Black Knight announced the pricing of an underwritten secondary offering of 5,000,000 shares of its Class A common stock (the "Offering") by affiliates of Thomas H. Lee Partners, L.P. ("THL") pursuant to a shelf registration statement on Form S-3 filed with the SEC on May 8, 2017. Affiliates of THL in the Offering granted the underwriter an option to purchase up to 750,000 additional shares (the "Overallotment Option"). The Offering closed on May 12, 2017, and the full exercise of the Overallotment Option closed on May 18, 2017. The Company did not sell any

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) Basis of Presentation (Continued)

shares and did not receive any proceeds related to the Offering or Overallotment Option. See Note 3—Related Party Transactions for the change in ownership percentages related to these transactions.

Reclassifications

        Certain reclassifications have been made in the 2016 Condensed Consolidated Financial Statements (Unaudited) to conform to the classifications used in 2017. These reclassifications have not changed previously reported Net earnings or Total equity.

Cash and Cash Equivalents

        Cash and cash equivalents include the following (in millions):

	June 30, 2017	December 31, 2016
Unrestricted:
Cash	$85.1	$129.8
Cash equivalents	12.2	1.8

Total unrestricted cash and cash equivalents	97.3	131.6
Restricted cash equivalents(1)	2.0	2.3

Total cash and cash equivalents	$99.3	$133.9

(1)
Restricted cash equivalents relate to our subsidiary, I-Net Reinsurance Limited, and are held in trust until the final reinsurance policy is canceled.

Trade Receivables, Net

        A summary of Trade receivables, net of allowance for doubtful accounts, as of June 30, 2017 and December 31, 2016 is as follows (in millions):

	June 30, 2017	December 31, 2016
Trade receivables—billed	$123.4	$115.4
Trade receivables—unbilled	42.5	42.6

Total trade receivables	165.9	158.0
Allowance for doubtful accounts	(2.3)	(2.2)

Total trade receivables, net	$163.6	$155.8

Capital Leases

        Black Knight entered into a one-year capital lease agreement commencing January 1, 2017 with a bargain purchase option for certain computer equipment. The leased equipment has a useful life of five years and will be depreciated on a straight-line basis over this period. The leased equipment was valued based on the net present value of the minimum lease payments, which was $8.4 million (net of imputed interest of $0.1 million).

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) Basis of Presentation (Continued)

        The gross value of assets subject to capital leases was $8.4 million (net of imputed interest of $0.1 million) and $10.0 million (net of imputed interest of $0.1 million) as of June 30, 2017 and December 31, 2016, respectively, and is included in Property and equipment, net on the Condensed Consolidated Balance Sheets (Unaudited). The remaining capital lease obligation of $4.4 million and $5.0 million as of June 30, 2017 and December 31, 2016, respectively, is included in Trade accounts payable and other accrued liabilities on the Condensed Consolidated Balance Sheets (Unaudited). The non-cash investing and financing activity for the six months ended June 30, 2017 and 2016 was $4.4 million and $10.0 million, respectively, and relates to the unpaid portion of the capital lease obligation.

Equity-Based Compensation

        During the first quarter of 2017, Black Knight adopted Accounting Standards Update ("ASU") 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. In connection with the adoption, we made a policy election to account for forfeitures as they occur. The adoption of this ASU did not have a material effect on our business, financial condition or our results of operations.

Depreciation and Amortization

        Depreciation and amortization on the Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited) include the following (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Property and equipment	$7.3	$7.3	$14.4	$14.2
Computer software	20.7	18.6	41.2	36.9
Other intangible assets	17.0	17.9	34.0	35.7
Deferred contract costs	5.1	5.4	13.3	10.6

Total	$50.1	$49.2	$102.9	$97.4

        Deferred contract costs amortization for the six months ended June 30, 2017 includes accelerated amortization of $3.3 million recorded in the first quarter related to certain deferred implementation costs.

Transition and Integration Costs

        Transition and integration costs during the three and six months ended June 30, 2017 primarily represent legal and professional fees related to the planned distribution of FNF's ownership interest in Black Knight. Transition and integration costs during the three and six months ended June 30, 2016 primarily represent acquisition-related costs.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) Basis of Presentation (Continued)

Recent Accounting Pronouncements

Revenue Recognition (ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"))

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09, Revenue from Contracts with Customers ("ASU 2014-09"). This ASU supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition. The guidance requires a five-step analysis of transactions to determine when and how revenue is recognized based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendment also requires additional disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows arising from contracts with customers. The FASB has issued several additional ASUs since this time that add additional clarification. All of the new standards are effective for the Company on January 1, 2018.

        In preparation for adoption of ASC 606, we have formed a project team and engaged a third-party professional services firm to assist us with our evaluation. We are applying an integrated approach to analyzing ASC 606's impact on our pattern of revenue recognition, including a review of accounting policies and practices, evaluating differences from applying the requirements of the new standard to our contracts and business practices and assessing the need for changes to our processes, accounting systems and design of internal controls. Based upon our initial assessment, we currently do not anticipate a material change to the pattern of revenue recognition related to revenue earned from the majority of our Technology segment hosted software arrangements, Data and Analytics segment arrangements with transaction or volume-based fees and perpetual license arrangements in our Technology and Data and Analytics segments. However, due to the complexity of certain of our contracts, including contracts for multiple products and services related to each of our segments, the final determination will be dependent on contract-specific terms.

        During the second quarter, we continued our assessment with increased focus on more detailed contract reviews and further identification of data and disclosure requirements, including the effect on our processes, accounting system and design of internal controls.

        We continue to assess whether ASC 606 will result in a change in the number of distinct performance obligations within our contractual arrangements for set up and implementation services, which may affect the timing of revenue recognition. Additionally, as ASU 2014-09 includes new accounting principles related to the deferral and amortization of contract acquisition and fulfillment costs, we are evaluating if this will result in any effect to our current capitalization and deferral policies. Based on our initial assessment, we do not expect a significant change to our current practice for capitalizing such costs; however, in certain instances ASC 606 may result in a change to the related amortization period. Further, we continue to analyze our term license arrangements across our segments to determine the effect of any changes in revenue recognition treatment. Under ASC 606, we would generally be required to recognize term license revenues upfront at time of delivery rather than ratably over the related contract period. While our assessment of whether the term license is distinct in certain instances based on the nature of the contract is still ongoing, we have identified circumstances where the promised software license and ongoing services are not distinct from each other. In these scenarios, the timing of revenue recognition will be over time, which is consistent with the treatment under the current revenue recognition standard.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(1) Basis of Presentation (Continued)

        We are still in the process of quantifying the effects ASC 606 will have on our consolidated financial statements.

        The standard allows companies to use either a full retrospective or a modified retrospective adoption approach. We currently anticipate adopting the new standard using the modified retrospective transition approach. Our decision to adopt using the modified retrospective transition approach is dependent on the completion of our analysis of the effect the adoption of ASC 606 will have on our results of operations, financial position and related disclosures.

Other Accounting Pronouncements

        In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU provides clarity and reduces both diversity in practice and cost and complexity when applying the guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. This update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This ASU is effective prospectively in fiscal years beginning after December 15, 2017 with early adoption permitted. We do not expect this update to have a material effect on our results of operations or our financial position.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU eliminates Step 2 of the goodwill impairment test that required a hypothetical purchase price allocation. Rather, entities should apply the same impairment assessment to all reporting units and recognize an impairment loss for the amount by which a reporting unit's carrying amount exceeds its fair value, without exceeding the total amount of goodwill allocated to that reporting unit. Entities will continue to have the option to perform a qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This update is effective prospectively for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, or those beginning after January 1, 2017 if early adopted. We do not expect this update to have a material effect on our results of operations or our financial position.

(2) Earnings Per Share

        Basic earnings per share is computed by dividing Net earnings attributable to Black Knight by the weighted-average number of shares of Class A common stock outstanding during the period.

        For the periods presented, potentially dilutive securities include unvested restricted stock awards and the shares of Class B common stock. The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The expected effective tax rate for the three and six months ended June 30, 2017 was 54.6% and 43.4%, respectively, including certain discrete items recorded during the second quarter. The estimated effective tax rate during the three and six months ended June 30, 2016 was 35.2% and 35.3%, respectively. The denominator includes approximately 84.7 million and 84.8 million shares of Class B common stock outstanding for the three and six months ended June 30, 2017, respectively, and approximately 84.8 million shares for the three and six months ended June 30, 2016. The denominator also includes the dilutive effect of approximately 0.6 million and 0.5 million shares of unvested

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(2) Earnings Per Share (Continued)

restricted shares of Class A common stock for the three and six months ended June 30, 2017, respectively, and approximately 2.0 million shares for the three and six months ended June 30, 2016.

        The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented.

        The following table sets forth the computation of basic and diluted earnings per share (in millions, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Basic:
Net earnings attributable to Black Knight	$8.2	$11.4	$20.4	$22.8

Shares used for basic net earnings per share:
Weighted average shares of Class A common stock outstanding	67.7	65.9	67.7	65.9

Basic net earnings per share	$0.12	$0.17	$0.30	$0.35

Diluted:
Earnings before income taxes	$38.3	$39.9	$78.2	$79.2
Income tax expense excluding the effect of noncontrolling interests	20.9	14.0	33.9	28.0

Net earnings	$17.4	$25.9	$44.3	$51.2

Shares used for diluted net earnings per share:
Weighted average shares of Class A common stock outstanding	67.7	65.9	67.7	65.9
Dilutive effect of unvested restricted shares of Class A common stock	0.6	2.0	0.5	2.0
Weighted average shares of Class B common stock outstanding	84.7	84.8	84.8	84.8

Weighted average shares of common stock, diluted	153.0	152.7	153.0	152.7

Diluted net earnings per share	$0.11	$0.17	$0.29	$0.34

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(3) Related Party Transactions

        We are party to certain related party agreements, including those with FNF and THL. The following table sets forth the ownership interests of FNF, THL and other holders of Black Knight common stock (shares in millions):

	June 30, 2017		December 31, 2016
	Shares	Ownership Percentage	Shares	Ownership Percentage
Class A common stock:
THL and its affiliates	33.8	22.0%	39.3	25.5%
Restricted shares	1.9	1.3%	2.9	1.9%
Other, including those publicly traded	33.2	21.6%	26.9	17.5%

Total shares of Class A common stock	68.9	44.9%	69.1	44.9%

Class B common stock:
FNF subsidiary	83.3	54.3%	83.3	54.1%
THL and its affiliates	1.3	0.8%	1.5	1.0%

Total shares of Class B common stock	84.6	55.1%	84.8	55.1%

Total common stock outstanding	153.5	100.0%	153.9	100.0%

        Transactions with FNF and THL are described below.

  FNF

        We have various agreements with FNF and certain FNF subsidiaries to provide technology, data and analytics services, as well as corporate shared services and information technology. We are also a party to certain other agreements under which we incur other expenses or receive revenues from FNF.

        A detail of the revenues and expenses, net from FNF is set forth in the table below (in millions). The decrease in Revenues from the prior year period are primarily the result of the Property Insight realignment as described in Note 1—Basis of Presentation.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues	$17.2	$17.8	$29.4	$34.2
Operating expenses	3.1	4.3	6.4	7.7
Guarantee fee	0.2	1.0	1.2	2.0

        We paid to FNF a guarantee fee of 1.0% of the outstanding principal of the Senior Notes (as defined in Note 4—Long-Term Debt) in exchange for the ongoing guarantee by FNF of the Senior Notes. The guarantee fee is included in Interest expense on the Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited). On April 26, 2017, the Senior Notes were redeemed (see Note 4—Long-Term Debt for further information), and we are no longer required to pay a guarantee fee.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(3) Related Party Transactions (Continued)

        FNF subsidiaries held $49.0 million and $49.3 million as of June 30, 2017 and December 31, 2016, respectively, of principal amount of our Term B Loan (as defined in Note 4—Long-Term Debt) from our credit agreement dated May 27, 2015, as amended.

  THL

        Two managing directors of THL currently serve on our Board of Directors. We purchase software and systems services from certain entities over which THL exercises control.

        A detail of the expenses, net from THL is set forth in the table below (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Operating expenses	$0.1	$0.4	$0.2	$0.8
Software and software-related purchases	—	0.2	—	1.1

        Certain affiliates of THL held $39.4 million of principal amount of our Term B Loan (as defined in Note 4—Long-Term Debt) as of December 31, 2016 from our credit agreement dated May 27, 2015. They did not hold any of our debt as of June 30, 2017.

  Revenues and Expenses

        A detail of related party items included in Revenues is as follows (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Data and analytics services	$8.3	$11.5	$12.7	$21.9
Servicing, origination and default technology services	8.9	6.3	16.7	12.3

Total related party revenues	$17.2	$17.8	$29.4	$34.2

        A detail of related party items included in Operating expenses (net of expense reimbursements) is as follows (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Data entry, indexing services and other operating expenses	$1.1	$2.6	$2.5	$4.9
Corporate services	2.5	2.9	5.0	5.2
Technology and corporate services	(0.4)	(0.8)	(0.9)	(1.6)

Total related party expenses, net	$3.2	$4.7	$6.6	$8.5

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(3) Related Party Transactions (Continued)

        Additionally, related party prepaid fees were less than $0.1 million as of June 30, 2017 and $0.1 million as of December 31, 2016. These fees are included in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets (Unaudited). Finally, related party deferred revenues were $1.9 million as of June 30, 2017, which are included in current Deferred revenues on the Condensed Consolidated Balance Sheets (Unaudited).

        We believe the amounts earned from or charged by us under each of the foregoing arrangements are fair and reasonable. We believe our service arrangements are priced within the range of prices we offer to third parties, except for certain corporate services provided to an FNF subsidiary and certain corporate services provided by FNF, which are at cost. However, the amounts we earned or that were charged under these arrangements were not negotiated at arm's length, and may not represent the terms that we might have obtained from an unrelated third party.

(4) Long-Term Debt

        Long-term debt consisted of the following (in millions):

	June 30, 2017				December 31, 2016
	Principal	Debt Issuance Costs	Discount	Total	Principal	Debt Issuance Costs	Premium (Discount)	Total
Term A Loan	$1,030.0	$(8.2)	$—	$1,021.8	$740.0	$(7.0)	$—	$733.0
Term B Loan	392.0	(2.7)	(1.6)	387.7	394.0	(3.4)	(0.8)	389.8
Revolving Credit Facility	150.0	(4.8)	—	145.2	50.0	(3.7)	—	46.3
Senior Notes, issued at par	—	—	—	—	390.0	—	11.1	401.1

Total long-term debt	1,572.0	(15.7)	(1.6)	1,554.7	1,574.0	(14.1)	10.3	1,570.2
Less: Current portion of long-term debt	55.5	(0.5)	—	55.0	64.0	(0.6)	—	63.4

Long-term debt, net of current portion	$1,516.5	$(15.2)	$(1.6)	$1,499.7	$1,510.0	$(13.5)	$10.3	$1,506.8

        Principal maturities as of June 30, 2017 for each of the next five years and thereafter are as follows (in millions):

2017 (remaining)	$27.8
2018	55.5
2019	81.3
2020	107.0
2021	132.7
Thereafter	1,167.7

Total	$1,572.0

        Scheduled maturities noted above exclude the effect of the debt issuance costs of $15.7 million as well as $1.6 million net unamortized debt premium.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(4) Long-Term Debt (Continued)

Credit Agreement

        On May 27, 2015, our indirect subsidiary, Black Knight InfoServ, LLC ("BKIS"), entered into a credit and guaranty agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and the other agents and lenders party thereto. The Credit Agreement provided for (i) an $800.0 million term loan A facility (the "Term A Loan"), (ii) a $400.0 million term loan B facility (the "Term B Loan") and (iii) a $400.0 million revolving credit facility (the "Revolving Credit Facility", and collectively with the Term A Loan and Term B Loan, the "Facilities"). The Facilities are guaranteed by substantially all of BKIS's wholly-owned domestic restricted subsidiaries and BKFS LLC, and are secured by associated collateral agreements that pledge a lien on virtually all of BKIS's assets, including fixed assets and intangible assets, and the assets of the guarantors.

        As of June 30, 2017, the Term A Loan and the Revolving Credit Facility bear interest at the Eurodollar rate plus a margin of 175 basis points, and the Term B Loan bears interest at the Eurodollar rate plus a margin of 225 basis points, subject to a Eurodollar rate floor of 75 basis points. As of June 30, 2017, we have $350.0 million capacity on the Revolving Credit Facility and pay an unused commitment fee of 25 basis points. During the six months ended June 30, 2017, there were $100.0 million of incremental borrowings and no payments on our Revolving Credit Facility and $55.0 million of borrowings and $75.0 million of payments during the six months ended June 30, 2016. As of June 30, 2017, the interest rates on the Term A Loan, Term B Loan and Revolving Credit Facility were 3.00%, 3.50% and 3.00%, respectively.

  Term B Loan Repricing

        On February 27, 2017, BKIS entered into a First Amendment to Credit and Guaranty Agreement (the "Credit Agreement First Amendment") with JPMorgan Chase Bank, N.A. as administrative agent. Pursuant to the Credit Agreement First Amendment, the Term B Loan bears interest at rates based upon, at the option of BKIS, either (i) the base rate plus a margin of 125 basis points, or (ii) the Eurodollar rate plus a margin of 225 basis points, subject to a Eurodollar rate floor of 75 basis points. The Term B Loan matures on May 27, 2022. In addition, the Credit Agreement First Amendment permits the Distribution Plan. The amount included in Other expense, net on the Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited) related to the Term B Loan repricing was $1.1 million.

  Term A Loan and Revolver Refinancing

        On April 26, 2017, BKIS entered into a Second Amendment to Credit and Guaranty Agreement (the "Credit Agreement Second Amendment") with the JPMorgan Chase Bank, N.A. as administrative agent, the guarantors party thereto, the other agents party thereto and the lenders party thereto. The Credit Agreement Second Amendment increases (i) the aggregate principal amount of the Term A Loan by $300.0 million to $1,030.0 million and (ii) the aggregate principal amount of commitments under the Revolving Credit Facility by $100.0 million to $500.0 million. The Credit Agreement Second Amendment also reduces the pricing applicable to the loans under the Term A Loan and Revolving Credit Facility by 25 basis points and reduces the unused commitment fee applicable to the Revolving Credit Facility by 5 basis points. The Term A Loan and Revolving Credit Facility bear interest at rates

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(4) Long-Term Debt (Continued)

based upon, at the option of BKIS, either (i) the base rate plus a margin of between 25 and 100 basis points depending on the total leverage ratio of BKFS LLC and its restricted subsidiaries on a consolidated basis (the "Consolidated Leverage Ratio") and (ii) the Eurodollar rate plus a margin of between 125 and 200 basis points depending on the Consolidated Leverage Ratio, subject to a Eurodollar rate floor of zero basis points. In addition, BKIS will pay an unused commitment fee of between 15 and 30 basis points on the undrawn commitments under the Revolving Credit Facility, also depending on the Consolidated Leverage Ratio. Pursuant to the terms of the Credit Agreement Second Amendment, the Term A Loan and the Revolving Credit Facility mature on February 25, 2022. The amount included in Other expense, net on the Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited) related to the Term A Loan and Revolving Credit Facility refinancing was $3.3 million.

Senior Notes

        Through April 25, 2017, BKIS had 5.75% Senior Notes, interest paid semi-annually, which were scheduled to mature on April 15, 2023 (the "Senior Notes"). The Senior Notes were senior unsecured obligations, registered under the Securities Act and contained customary affirmative, negative and financial covenants, and events of default for indebtedness of this type (with grace periods, as applicable, and lender remedies). On April 26, 2017, we redeemed the outstanding Senior Notes at a price of 104.825% (the "Redemption") and paid $0.7 million in accrued interest. The amount included in Other expense, net on the Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited) related to the Senior Notes redemption was $8.2 million.

Fair Value of Long-Term Debt

        The fair value of our Facilities approximates their carrying value at June 30, 2017. The fair value of our Facilities is based upon established market prices for the securities using level 2 inputs.

Interest Rate Swaps

        On March 7, 2017, we entered into an interest rate swap agreement to hedge forecasted monthly interest rate payments on $200.0 million of our floating rate debt (the "March 2017 Swap Agreement"). Under the terms of the March 2017 Swap Agreement, we receive payments based on the 1-month LIBOR rate (equal to 1.25% as of June 30, 2017) and pay a fixed rate of 2.08%. The effective term for the March 2017 Swap Agreement is March 31, 2017 through March 31, 2022.

        On January 20, 2016, we entered into two interest rate swap agreements to hedge forecasted monthly interest rate payments on $400.0 million of our floating rate debt ($200.0 million notional value each) (the "January 2016 Swap Agreements", and together with the March 2017 Swap Agreement, the "Swap Agreements"). Under the terms of the January 2016 Swap Agreements, we receive payments based on the 1-month LIBOR rate (equal to 1.25% as of June 30, 2017) and pay a weighted average fixed rate of 1.01%. The effective term for the January 2016 Swap Agreements is February 1, 2016 through January 31, 2019.

        We entered into the Swap Agreements to convert a portion of the interest rate exposure on our floating rate debt from variable to fixed. We designated these Swap Agreements as cash flow hedges. A portion of the amount included in Accumulated other comprehensive earnings (loss) is reclassified into

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(4) Long-Term Debt (Continued)

Interest expense as a yield adjustment as interest payments are made on the hedged debt. The fair value of our Swap Agreements is based upon level 2 inputs. We have considered our own credit risk when determining the fair value of our Swap Agreements.

        The estimated fair values of our Swap Agreements are as follows (in millions):

Balance Sheet Account	June 30, 2017	December 31, 2016
Other non-current assets	$2.8	$—
Other non-current liabilities	$2.1	$2.2

        As of June 30, 2017, a cumulative gain of $0.3 million ($0.2 million net of tax) is reflected in Accumulated other comprehensive earnings (loss), and a cumulative gain of $0.4 million is reflected in Noncontrolling interests. As of December 31, 2016, a cumulative loss of $1.0 million ($0.6 million net of tax) is reflected in Accumulated other comprehensive earnings (loss), and a cumulative loss of $1.2 million is reflected in Noncontrolling interests. Below is a summary of the effect of derivative instruments on amounts recognized in Other comprehensive earnings (loss) ("OCE") on the accompanying Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited) for the three months ended June 30, 2017 and 2016 (in millions):

	Three months ended June 30, 2017		Three months ended June 30, 2016
	Amount of Gain Recognized in OCE	Amount of Loss Reclassified from Accumulated OCE into Net earnings	Amount of Gain (Loss) Recognized in OCE	Amount of Loss Reclassified from Accumulated OCE into Net earnings
Swap agreements
Attributable to noncontrolling interests	$2.8	$0.2	$(1.0)	$0.3
Attributable to Black Knight Financial Services, Inc.	1.4	0.1	(0.6)	0.2

Total	$4.2	$0.3	$(1.6)	$0.5

        Below is a summary of the effect of derivative instruments on amounts recognized in other comprehensive earnings ("OCE") on the accompanying Condensed Consolidated Statements of

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(4) Long-Term Debt (Continued)

Earnings and Comprehensive Earnings (Unaudited) for the six months ended June 30, 2017 and 2016 (in millions):

	Six months ended June 30, 2017		Six months ended June 30, 2016
	Amount of Gain Recognized in OCE	Amount of Loss Reclassified from Accumulated OCE into Net earnings	Amount of Loss Recognized in OCE	Amount of Loss Reclassified from Accumulated OCE into Net earnings
Swap agreements
Attributable to noncontrolling interests	$1.2	$0.4	$(2.3)	$0.5
Attributable to Black Knight Financial Services, Inc.	0.6	0.2	(1.3)	0.3

Total	$1.8	$0.6	$(3.6)	$0.8

        Approximately $0.3 million ($0.2 million net of tax) of the balance in Accumulated other comprehensive earnings (loss) and Noncontrolling interests as of June 30, 2017 is expected to be reclassified into Interest expense over the next 12 months.

        It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes. As of June 30, 2017, we believe our interest rate swap counterparties will be able to fulfill their obligations under our agreements, and we believe we will have debt outstanding through the various expiration dates of the swaps such that the occurrence of future cash flow hedges remains probable.

(5) Income Taxes

        As of June 30, 2017 and December 31, 2016, we had no uncertain tax positions. We record interest and penalties related to income taxes, if any, as a component of Income tax expense. Our effective tax rate for the three months ended June 30, 2017 and 2016 was 23.8% and 16.8%, respectively, and 19.3% and 16.3% for the six months ended June 30, 2017 and 2016, respectively. These rates are lower than the typical federal and state statutory rate because of the effect of our noncontrolling interests. The increase in the effective tax rate for the three and six months ended June 30, 2017 is primarily driven by the resolution of a legacy tax matter, partially offset by the effect on adoption of ASU 2016-09 related to the income tax effects of awards that vested.

Tax Distributions

        The taxable income of BKFS LLC is allocated to its members, including Black Knight, and the members are required to reflect on their own income tax returns the items of income, gain, deduction and loss and other tax items of BKFS LLC that are allocated to them. BKFS LLC makes tax distributions to its members in order to enable them to pay taxes on their allocable share of BKFS LLC's taxable income. Tax distributions are calculated based on allocations of income to a member for a particular taxable year without taking into account any losses allocated to the member in a prior taxable year. This practice is consistent with IRS regulations. Subject to certain reductions, tax distributions are generally made based on an assumed tax rate equal to the highest combined marginal

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(5) Income Taxes (Continued)

federal, state and local income tax rate applicable to a U.S. corporation. BKFS LLC made tax distributions of $38.3 million and $48.5 million during the six months ended June 30, 2017 and 2016, respectively.

(6) Commitments and Contingencies

Legal and Regulatory Matters

        In the ordinary course of business, we are involved in various pending and threatened litigation and regulatory matters related to our operations, some of which include claims for punitive or exemplary damages. Our ordinary course litigation includes purported class action lawsuits, which make allegations related to various aspects of our business. From time to time, we also receive requests for information from various state and federal regulatory authorities, some of which take the form of civil investigative demands or subpoenas. Some of these regulatory inquiries may result in the assessment of fines for violations of regulations or settlements with such authorities requiring a variety of remedies. We believe that none of these actions depart from customary litigation or regulatory inquiries incidental to our business.

        We review lawsuits and other legal and regulatory matters (collectively "legal proceedings") on an ongoing basis when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, management bases its decision on its assessment of the ultimate outcome assuming all appeals have been exhausted. For legal proceedings where it has been determined that a loss is both probable and reasonably estimable, a liability based on known facts and which represents our best estimate has been recorded. Actual losses may materially differ from the amounts recorded and the ultimate outcome of our pending cases is generally not yet determinable. While some of these matters could be material to our operating results or cash flows for any particular period if an unfavorable outcome results, at present we do not believe that the ultimate resolution of currently pending legal proceedings, either individually or in the aggregate, will have a material adverse effect on our financial condition.

Indemnifications and Warranties

        We often agree to indemnify our clients against damages and costs resulting from claims of patent, copyright, trademark infringement or breaches of confidentiality associated with use of our software through software licensing agreements. Historically, we have not made any payments under such indemnifications, but continue to monitor the conditions that are subject to the indemnifications to identify whether a loss has occurred that is both probable and estimable that would require recognition. In addition, we warrant to clients that our software operates substantially in accordance with the software specifications. Historically, no costs have been incurred related to software warranties and none are expected in the future, and as such, no accruals for warranty costs have been made.

Indemnification Agreement

        We are party to a cross-indemnity agreement dated December 22, 2014 with ServiceLink Holdings, LLC ("ServiceLink"). Pursuant to this agreement, ServiceLink indemnifies us from liabilities relating to, arising out of or resulting from the conduct of ServiceLink's business or any action, suit or proceeding in which we or any of our subsidiaries are named by reason of being a successor to the

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(6) Commitments and Contingencies (Continued)

business of Lender Processing Services, Inc. and the cause of such action, suit or proceeding relates to the business of ServiceLink. In return, we indemnify ServiceLink for liabilities relating to, arising out of, or resulting from the conduct of our business.

(7) Equity-Based Compensation

        On February 3, 2017, we granted 884,570 restricted shares of our Class A common stock with a grant date fair value of $37.90 per share, which was based on the closing price of our common stock on the date of grant. Of the 884,570 restricted shares granted, 203,160 restricted shares vest over a three-year period and 681,410 restricted shares vest over a four-year period. The vesting of all the restricted shares granted on February 3, 2017 is also based on certain operating performance criteria.

        Restricted stock transactions in 2017 are as follows:

	Shares	Weighted Averaged Grant Date Fair Value
Balance, December 31, 2016	2,908,374		*
Granted	884,570	$37.90
Forfeited	(19,163)	$29.35
Vested	(1,840,719)		*

Balance, June 30, 2017	1,933,062		*

*
The BKFS LLC profits interest units that were converted into restricted shares in connection with our initial public offering had a weighted average grant date fair value of $2.10 per unit. The fair value of the restricted shares at the date of conversion, May 20, 2015, was $24.50 per share. The original grant date fair value of the vested restricted shares, which were originally granted as profits interests units, was $2.01 per unit.

        Equity-based compensation expense was $4.9 million and $3.4 million for the three months ended June 30, 2017 and 2016, respectively, and $10.1 million and $6.1 million for the six months ended June 30, 2017 and 2016, respectively. These expenses are included in Operating expenses in the Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited).

        Total unrecognized compensation cost was $47.9 million as of June 30, 2017 and is expected to be recognized over a weighted average period of approximately 2.9 years.

(8) Segment Information

        ASC Topic 280, Segment Reporting ("ASC 280") establishes standards for reporting information about segments and requires that a public business enterprise reports financial and descriptive information about its segments. Segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the chief operating decision maker ("CODM") in deciding how to allocate resources and in assessing performance. Black Knight's chief executive

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) Segment Information (Continued)

officer is identified as the CODM as defined by ASC 280. To align with the internal management of our business operations based on service offerings, our business is organized into two segments:

  •
  Technology—offers software and hosting solutions that support loan servicing, loan origination and settlement services.

  •
  Data and Analytics—offers data and analytics solutions to the mortgage, real estate and capital markets industries. These solutions include property ownership data, lien data, servicing data, automated valuation models, collateral risk scores, prepayment and default models, lead generation and other data solutions.

        Separate discrete financial information is available for these two segments and the operating results of each segment are regularly evaluated by the CODM in order to assess performance and allocate resources. We use EBITDA as the primary profitability measure for making decisions regarding ongoing operations. EBITDA is earnings before Interest expense, Income tax expense and Depreciation and amortization. We do not allocate Interest expense, Other expense, net, Income tax expense, equity-based compensation and certain other items, such as purchase accounting adjustments and acquisition-related costs to the segments, since these items are not considered in evaluating the segments' overall operating performance.

        Summarized financial information concerning our segments is shown in the tables below (in millions):

	Three months ended June 30, 2017
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$220.5	$42.9	$(1.2	)(1)	$262.2
Expenses:
Operating expenses	91.0	33.0	18.0		142.0
Transition and integration costs	—	—	3.3		3.3

EBITDA	129.5	9.9	(22.5)		116.9
Depreciation and amortization	23.5	3.8	22.8	(2)	50.1

Operating income (loss)	106.0	6.1	(45.3)		66.8

Interest expense					(14.0)
Other expense, net					(14.5)

Earnings before income taxes					38.3
Income tax expense					9.1

Net earnings					$29.2

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

(2)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) Segment Information (Continued)

	Three months ended June 30, 2016
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$213.2	$44.3	$(2.0	)(1)	$255.5
Expenses:
Operating expenses	90.3	37.5	16.6		144.4
Transition and integration costs	—	—	1.1		1.1

EBITDA	122.9	6.8	(19.7)		110.0
Depreciation and amortization	25.8	2.3	21.1	(2)	49.2

Operating income (loss)	97.1	4.5	(40.8)		60.8

Interest expense					(16.9)
Other expense, net					(4.0)

Earnings before income taxes					39.9
Income tax expense					6.7

Net earnings					$33.2

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

(2)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) Segment Information (Continued)

	Six months ended June 30, 2017
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$441.1	$81.8	$(2.6	)(1)	$520.3
Expenses:
Operating expenses	184.7	66.5	36.3		287.5
Transition and integration costs	—	—	4.5		4.5

EBITDA	256.4	15.3	(43.4)		228.3
Depreciation and amortization	50.6	7.3	45.0	(2)	102.9

Operating income (loss)	205.8	8.0	(88.4)		125.4

Interest expense					(30.7)
Other expense, net					(16.5)

Earnings before income taxes					78.2
Income tax expense					15.1

Net earnings					$63.1

Balance sheet data:
Total assets	$3,182.2	$352.6	$184.4		$3,719.2

Goodwill	$2,115.0	$191.8	$—		$2,306.8

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

(2)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

BLACK KNIGHT FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

(8) Segment Information (Continued)

	Six months ended June 30, 2016
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$415.6	$86.1	$(4.3	)(1)	$497.4
Expenses:
Operating expenses	177.3	72.5	31.4		281.2
Transition and integration costs	—	—	1.1		1.1

EBITDA	238.3	13.6	(36.8)		215.1
Depreciation and amortization	51.2	4.4	41.8	(2)	97.4

Operating income (loss)	187.1	9.2	(78.6)		117.7

Interest expense					(33.7)
Other expense, net					(4.8)

Earnings before income taxes					79.2
Income tax expense					12.9

Net earnings					$66.3

Balance sheet data:
Total assets	$3,240.8	$352.9	$110.1		$3,703.8

Goodwill	$2,106.1	$191.5	$—		$2,297.6

(1)
Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.

(2)
Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NEW BKH CORP.,

BLACK KNIGHT FINANCIAL SERVICES, INC.,

BLACK KNIGHT HOLDCO CORP.,

NEW BKH MERGER SUB, INC.,

BKFS MERGER SUB, INC.

and

FIDELITY NATIONAL FINANCIAL, INC.

dated as of June 8, 2017

i

ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2017 (this "Agreement"), is by and among New BKH Corp., a Delaware corporation ("New BKH"), Black Knight Financial Services, Inc., a Delaware corporation ("BKFS"), Black Knight Holdco Corp., a Delaware corporation ("New Black Knight"), New BKH Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of New Black Knight ("Merger Sub One"), BKFS Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of New Black Knight ("Merger Sub Two"), and Fidelity National Financial, Inc., a Delaware corporation ("FNF"). Certain capitalized terms used in this Agreement are defined in Section 10.10.

        WHEREAS, FNF, indirectly through its wholly-owned subsidiary Black Knight Holdings, Inc. ("BKHI"), owns the FNF Owned BKFS Shares and the FNF Owned BKFS LLC Units, which shares and units, respectively, are attributed to the FNF Group of FNF;

        WHEREAS, prior to the New BKH Effective Time, FNF will cause the Separation to be completed pursuant to the Reorganization Agreement, by and among New BKH, BKHI and FNF, dated as of the date hereof (the "Reorganization Agreement"), including the distribution of all of the shares of New BKH Common Stock held by FNF to the holders of FNF Group common stock, par value $0.0001 per share, of FNF (the "FNF Common Stock") (the "Spin-Off");

        WHEREAS, in accordance with the terms and conditions hereof, following consummation of the Spin-Off, the parties intend to effectuate the New BKH Merger and the BKFS Merger, resulting in both New BKH and BKFS becoming Subsidiaries of New Black Knight;

        WHEREAS, pursuant to that certain Interest Exchange Agreement, by and among THL Equity Fund VI Investors (BKFS-LM), LLC, THL Equity Fund VI Investors (BKFS-NB), LLC (together, the "THL Investors"), BKFS and New Black Knight, dated as of the date hereof (the "THL Exchange Agreement"), the THL Investors intend to contribute 1,302,771 shares of BKFS Class B Common Stock and 1,302,771 BKFS LLC Units to New Black Knight in exchange for 1,302,771 shares of New Black Knight Common Stock;

        WHEREAS, the Board of Directors of FNF has approved, and deems it advisable and in the best interests of FNF and its stockholders (including the holders of FNF Common Stock) to consummate the Separation, including the Spin-Off;

        WHEREAS, the Special Committee of the Board of Directors of BKFS (the "Special Committee") has (i) determined that the transactions contemplated by the Agreement, including the BKFS Merger, are fair to, and in the best interests of, BKFS and its stockholders (other than New BKH or any of its Affiliates, including, for the avoidance of doubt, FNF), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the BKFS Merger, (iii) recommended that the Board of Directors of BKFS (the "BKFS Board") approve and declare advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the BKFS Merger, and (iv) resolved to recommend approval of this Agreement by the holders of shares of BKFS Common Stock;

        WHEREAS, the BKFS Board, following receipt of the recommendation of the Special Committee, has (i) determined that the transactions contemplated by the Agreement, including the BKFS Merger, are fair to, and in the best interests of, BKFS and its stockholders (other than New BKH or any of its Affiliates, including, for the avoidance of doubt, FNF), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the BKFS Merger, (iii) resolved to submit this Agreement to a vote of the holders of shares of BKFS Common Stock and recommend approval of this Agreement by the holders of shares of BKFS Common Stock;

        WHEREAS, the Board of Directors of New BKH has approved, and deems it advisable and in the best interests of New BKH and its stockholders to consummate, the New BKH Merger in which the issued and outstanding shares of capital stock of New BKH will be converted into the right to receive shares of New Black Knight Common Stock; and

        WHEREAS, the New BKH Merger and the BKFS Merger are being undertaken pursuant to a single integrated plan and, for United States federal income tax purposes, it is intended that each of the New BKH Merger and the BKFS Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code, and that this Agreement is intended to be, and is hereby adopted as, a "plan of reorganization" for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
The Mergers

        Section 1.1    The Mergers.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the New BKH Effective Time, Merger Sub One shall be merged with and into New BKH (the "New BKH Merger"), and following the New BKH Merger the separate corporate existence of Merger Sub One shall thereupon cease, and New BKH shall be the surviving corporation in the New BKH Merger (the "New BKH Surviving Corporation"). As a result of the New BKH Merger, New BKH shall become a direct wholly-owned Subsidiary of New Black Knight.

          (b)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub Two shall be merged with and into BKFS (the "BKFS Merger" and together with the New BKH Merger, the "Mergers"), and following the BKFS Merger the separate corporate existence of Merger Sub Two shall thereupon cease, and BKFS shall be the surviving corporation in the BKFS Merger (the "BKFS Surviving Corporation"). As a result of the BKFS Merger, BKFS shall become jointly owned by New Black Knight, New BKH and, prior to the closing of the transactions contemplated by the THL Exchange Agreement, the THL Investors.

        Section 1.2    Closing.    The closing of the Mergers (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

        Section 1.3    Effective Time of the Mergers.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

          (a)   New BKH shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL (the "New BKH Certificate of Merger") and shall make all other filings or recordings required under the DGCL in connection with the New BKH Merger. The New BKH Merger shall become effective upon the due filing of the New BKH Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the New BKH Certificate of Merger (the time at which the New BKH Merger becomes effective is herein referred to as the "New BKH Effective Time").

          (b)   BKFS shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the BKFS Merger. The parties shall cause the BKFS Merger to become effective immediately after the New BKH Effective Time (the time at which the BKFS Merger becomes effective is herein referred to as the "Merger Effective Time").

        Section 1.4    Effects of the Mergers.     The Mergers shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, (i) at the New BKH Effective Time, all the properties, rights, privileges, powers and franchises of New BKH and Merger Sub One shall vest in the New BKH Surviving Corporation, and all debts, liabilities and duties of New BKH and Merger Sub One shall become the debts, liabilities and duties of the New BKH Surviving Corporation and (ii) at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of BKFS and Merger Sub Two shall vest in the BKFS Surviving Corporation, and all debts, liabilities and duties of BKFS and Merger Sub Two shall become the debts, liabilities and duties of the BKFS Surviving Corporation.

        Section 1.5    Certificate of Incorporation and Bylaws of the New BKH Surviving Corporation, the BKFS Surviving Corporation and New Black Knight.

          (a)   At the New BKH Effective Time, the certificate of incorporation of New BKH (the "New BKH Charter") and the bylaws of New BKH (the "New BKH Bylaws") in effect immediately prior to the New BKH Effective Time shall be the certificate of incorporation and bylaws of the New BKH Surviving Corporation until thereafter amended as provided therein or by applicable Law.

          (b)   At the Merger Effective Time, the certificate of incorporation of BKFS and the bylaws of BKFS in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the BKFS Surviving Corporation until thereafter amended as provided therein or by applicable Law; provided that immediately following the Merger Effective Time, the BKFS Surviving Corporation shall file an amendment to the certificate of incorporation of the BKFS Surviving Corporation to change its name as mutually agreed by BKFS and FNF.

          (c)   New BKH shall cause the certificate of incorporation and bylaws of New Black Knight to be amended, immediately following the Spin-Off Effective Time, to read in their entirety in the forms set forth in Exhibit A and Exhibit B hereto, respectively, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of New Black Knight until thereafter amended as provided therein or by applicable Law; provided that immediately following the Merger Effective Time, New Black Knight shall file an amendment to the certificate of incorporation of New Black Knight to change its name as mutually agreed by BKFS and FNF, which shall have been approved prior to the Spin-Off Effective Time by the Board of Directors of New Black Knight and New BKH, as its sole stockholder.

        Section 1.6    Directors and Officers of the New BKH Surviving Corporation, the BKFS Surviving Corporation and New Black Knight.

          (a)   The directors of Merger Sub One immediately prior to the New BKH Effective Time shall be, from and after the New BKH Effective Time, the initial directors of the New BKH Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the New BKH Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. The directors of Merger Sub Two immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the initial directors of the BKFS Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the BKFS Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal.

          (b)   The officers of Merger Sub One immediately prior to the New BKH Effective Time shall be the initial officers of the New BKH Surviving Corporation. The officers of Merger Sub Two immediately prior to the Merger Effective Time shall be the initial officers of the BKFS Surviving Corporation.

          (c)   From and after the time immediately prior to the New BKH Effective Time, the directors of New Black Knight shall be comprised of the individuals set forth in Section 1.6(c) of the BKFS Disclosure Schedule in the classes set forth therein, each to hold office in accordance with the certificate of incorporation and bylaws of New Black Knight until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. New BKH shall take such actions, as the sole stockholder of New Black Knight, as required under its certificate of incorporation and bylaws and applicable Law to cause the board of directors of New Black Knight to be so constituted, subject to and conditional on the New BKH Effective Time. From and after the New BKH Effective Time, the individuals specified in Section 1.6(c) of the BKFS Disclosure Schedule shall be the officers of New Black Knight.

ARTICLE II
Effect of the Mergers on the Capital Stock of the Constituent Corporations;
Exchange of Certificates

        Section 2.1    Effect on Capital Stock.

          (a)   At the New BKH Effective Time, by virtue of the New BKH Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)    Conversion of New BKH Common Stock.    Subject to Section 2.1(c) and Section 2.1(d) , each share of common stock, par value $0.0001 per share, of New BKH ("New BKH Common Stock") issued and outstanding immediately prior to the New BKH Effective Time, other than shares of New BKH Common Stock to be canceled pursuant to Section 2.1(a)(ii), shall be automatically converted into and become the right to receive one (the "New BKH Exchange Ratio") validly issued, fully paid and nonassessable share of New Black Knight Common Stock (the "New BKH Merger Consideration"). At the New BKH Effective Time, except as otherwise provided herein, all shares of New BKH Common Stock outstanding immediately prior to the New BKH Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a New BKH Certificate and each holder of uncertificated shares of New BKH Common Stock shall cease to have any rights with respect thereto, except that such New BKH Certificate or uncertificated share shall represent only the right to receive (x) the New BKH Merger Consideration deliverable in respect of the shares of New BKH Common Stock represented by such New BKH Certificate or uncertificated share immediately prior to the New BKH Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such New BKH Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed New BKH Certificate, Section 2.2(e)).

            (ii)    Cancellation of Shares.    Each issued share of New BKH Common Stock that is owned by New BKH immediately prior to the New BKH Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (iii)    Conversion of Merger Sub One Common Stock.    Each share of common stock, par value $0.0001 per share, of Merger Sub One issued and outstanding immediately prior to the New BKH Effective Time shall be automatically converted into one duly authorized and validly issued, fully paid and nonassessable share of common stock of the New BKH Surviving Corporation.

          (b)   At the Merger Effective Time, by virtue of the BKFS Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)    Conversion of BKFS Common Stock.    Subject to Section 2.1(d), each share of Class A common stock of BKFS, par value $0.0001 per share (the "BKFS Class A Common Stock"), issued and outstanding immediately prior to the Merger Effective Time, other than any shares of BKFS Class A Common Stock to be canceled pursuant to Section 2.1(b)(ii) shall be automatically converted into and become the right to receive one (the "BKFS Exchange Ratio") validly issued, fully paid and nonassessable share of New Black Knight Common Stock (the "BKFS Merger Consideration" and, together with the New BKH Merger Consideration, the "Merger Consideration"). All shares of Class B common stock of BKFS, par value $0.0001 per share (the "BKFS Class B Common Stock") are not affected by the BKFS Merger and shall remain issued and outstanding until the exchange of the BKFS Interests (as such term is defined in the THL Exchange Agreement) pursuant to the THL Exchange Agreement is completed. At the Merger Effective Time, except as otherwise provided herein, all shares of BKFS Class A Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a BKFS Class A Certificate and each holder of uncertificated shares of BKFS Class A Common Stock shall cease to have any rights with respect thereto, except that such BKFS Class A Certificate or uncertificated share shall represent only the right to receive (x) the BKFS Merger Consideration deliverable in respect of the shares of BKFS Class A Common Stock represented by such BKFS Class A Certificate or uncertificated share immediately prior to the Merger Effective Time and (y) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such BKFS Class A Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed BKFS Class A Certificate, Section 2.2(e)).

            (ii)    Cancellation of Shares.    Each issued share of BKFS Class A Common Stock that is owned by BKFS immediately prior to the Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (iii)    Conversion of Merger Sub Two Common Stock.    The shares of common stock, par value $0.0001 per share, of Merger Sub Two ("Merger Sub Two Common Stock") issued and outstanding immediately prior to the Merger Effective Time shall be, in the aggregate, automatically converted into that number of shares of Class A common stock, par value $0.0001 per share, of the BKFS Surviving Corporation equal to the number of shares of BKFS Class A Common Stock that are outstanding immediately prior to the Merger Effective Time, excluding shares of BKFS Class A Common Stock canceled pursuant to Section 2.1(b)(ii). Each share of Merger Sub Two Common Stock converted into shares of Class A common stock of the BKFS Surviving Corporation shall be duly authorized and validly issued, fully paid and nonassessable.

          (c)   Fractional Shares.

              (i)  No certificates, scrip or book-entry credit representing fractional shares of New Black Knight Common Stock will be issued upon the conversion of New BKH Common Stock pursuant to Section 2.1, and to the extent that any holder of New BKH Common Stock would otherwise be entitled to receive a fractional share of New Black Knight Common Stock, no such fractional shares will be issued to such holder as a result of the New BKH Merger and no such holder shall be entitled to vote or to any rights of a holder of New Black Knight Common Stock with respect to fractional shares such holder otherwise would be entitled to receive. For purposes of this Section 2.1(c), all fractional share interests to which each record holder would be entitled will be aggregated and sold by the Exchange Agent pursuant to Section 2.1(c)(ii).

             (ii)  Fractional shares of New Black Knight Common Stock that would otherwise be allocable to any former holders of New BKH Common Stock in the New BKH Merger will be aggregated, and the Exchange Agent shall sell the aggregate shares in the public market. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of New BKH Common Stock entitled to receive such cash. No interest shall accrue on any cash payable pursuant to this Section 2.1(c).

          (d)   Adjustments to Exchange Ratios.    So as to maintain the relative proportionate interests of the holders of the New BKH Common Stock and the BKFS Class A Common Stock in New Black Knight Common Stock immediately following the Merger Effective Time intended by this Agreement as of the date hereof, subject to the Special Committee's consent (which may be oral or written and shall not be unreasonably withheld, delayed or conditioned) the New BKH Exchange Ratio, the New BKH Merger Consideration, the BKFS Exchange Ratio and the BKFS Merger Consideration shall be adjusted to reflect fully the effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, BKFS Class A Common Stock or New Black Knight Common Stock or other securities), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to (i) BKFS Class A Common Stock occurring on or after the date hereof and prior to the Merger Effective Time or (ii) New Black Knight Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

        Section 2.2    Exchange of Certificates and Book-Entry Shares.

          (a)    Exchange Agent.     At or prior to the New BKH Effective Time, New Black Knight shall deposit, in trust for the benefit of the holders of New BKH Common Stock and BKFS Class A Common Stock, with the Exchange Agent, pursuant to an agreement reasonably satisfactory to BKFS (with the prior approval of the Special Committee) and FNF (the "Exchange Agreement"), for exchange in accordance with this ARTICLE II, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of New Black Knight Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of New BKH Common Stock and BKFS Class A Common Stock (such shares of New Black Knight Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time and any cash payments in lieu of any fractional shares of New Black Knight Common Stock received by the Exchange Agent through sales contemplated by Section 2.1(c), being hereinafter referred to as the "Exchange Fund").

          (b)    Exchange Procedures.     Promptly after the Merger Effective Time, and in any event no later than ten Business Days after the Merger Effective Time, New Black Knight shall cause the Exchange Agent to mail to each holder of record of a certificate (or evidence of shares in book-entry form) which immediately prior to the New BKH Effective Time or the Merger

  Effective Time, as applicable, represented outstanding shares of New BKH Common Stock (the "New BKH Certificates") or of BKFS Class A Common Stock (the "BKFS Class A Certificates" and, together with the BKFS Class A Certificates, the "Certificates"), which at the New BKH Effective Time or the Merger Effective Time, as applicable, were converted into the right to receive the New BKH Merger Consideration or the BKFS Merger Consideration, as applicable, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and shall have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as New Black Knight may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing, as applicable, the New BKH Merger Consideration or the BKFS Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of New Black Knight Common Stock to which such holders are entitled pursuant to Section 2.1(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of New Black Knight Common Stock that such holder has the right to receive pursuant to the provisions of this ARTICLE II after taking into account all the shares of New BKH Common Stock or BKFS Class A Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of New Black Knight Common Stock to which such holder is entitled pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of New BKH Common Stock or BKFS Class A Common Stock that is not registered in the transfer records of New BKH or BKFS, as applicable, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of New Black Knight Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of New Black Knight Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the New BKH Surviving Corporation or BKFS Surviving Corporation, as applicable, that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the New BKH Effective Time or the Merger Effective Time, as applicable, to represent only the right to receive as applicable, the New BKH Merger Consideration or the BKFS Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of New Black Knight Common Stock to which such holder is entitled pursuant to Section 2.1(c), in each case, without interest.

          (c)    Distributions with Respect to Unexchanged Shares.     No dividends or other distributions with respect to New Black Knight Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New Black Knight Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of New Black Knight Common Stock shall be paid to any such holder pursuant to Section 2.1(c), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this ARTICLE II.

  Following surrender of any Certificate in accordance with this ARTICLE II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of New Black Knight Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions, payable with respect to that number of whole shares of New Black Knight Common Stock issuable in exchange for such Certificate pursuant to this ARTICLE II, with a record date after the Merger Effective Time and paid with respect to New Black Knight Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of New Black Knight Common Stock.

          (d)    Transfer Books; No Further Ownership Rights.     All shares of New Black Knight Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.1(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of New BKH Common Stock or BKFS Class A Common Stock previously represented by such Certificates, and at the New BKH Effective Time and the Merger Effective Time, as applicable, the stock transfer books of New BKH and BKFS shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of (x) the New BKH Surviving Corporation of the shares of New BKH Common Stock that were outstanding immediately prior to the New BKH Effective Time and (y) the BKFS Surviving Corporation of the shares of BKFS Class A Common Stock that were outstanding immediately prior to the Merger Effective Time. For the avoidance of doubt, the transfer of the BKFS Class B Common Stock contemplated by the THL Exchange Agreement shall be registered on the stock transfer books of the BKFS Surviving Corporation. Except as required by applicable Law, from and after the New BKH Effective Time and the Merger Effective Time, as applicable, the holders of Certificates that evidenced ownership of shares of New BKH Common Stock or BKFS Class A Common Stock outstanding immediately prior to the New BKH Effective Time or the Merger Effective Time shall cease to have any rights with respect to such shares. Subject to the last sentence of Section 2.2(f), if, at any time after the New BKH Effective Time or the Merger Effective Time, as applicable, Certificates are presented to the New BKH Surviving Corporation, the BKFS Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

          (e)    Lost, Stolen or Destroyed Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Black Knight, the posting by such Person of a bond, in such reasonable amount as New Black Knight may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the BKFS Merger Consideration or New BKH Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional share interests of New Black Knight Common Stock to which such holder would be entitled pursuant to Section 2.1(c), in each case pursuant to this Agreement.

          (f)    Termination of Fund.     Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six (6) months after the Merger Effective Time shall be delivered to New Black Knight, upon demand by New Black Knight, and any holders of Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to New Black Knight for payment of their claim for (i) the BKFS Merger Consideration or the New BKH Merger Consideration, as applicable, (ii) any dividends or other distributions with respect to shares of New Black Knight Common Stock and (iii) cash in lieu of any fractional share interests of New Black Knight Common Stock in accordance with this ARTICLE II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) shall become, to the extent permitted by applicable Law, the property of New Black Knight, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)    No Liability.     Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the New BKH Surviving Corporation, the BKFS Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of New Black Knight Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of New Black Knight Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h)    Withholding Taxes.     New Black Knight and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of New BKH Common Stock or BKFS Class A Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, New Black Knight and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of New BKH Common Stock or BKFS Class A Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of New BKH Common Stock or BKFS Class A Common Stock.

        Section 2.3    BKFS Restricted Stock.     Prior to the Merger Effective Time, BKFS or the BKFS Board (or the applicable committee thereof), as applicable, shall adopt resolutions to amend, effective as of the Merger Effective Time, the BKFS Stock Plan and the terms of all BKFS Restricted Stock outstanding as of immediately prior to the Merger Effective Time, and take all other actions necessary to permit the BKFS Restricted Stock to be assumed by New Black Knight as set forth in Section 2.4 and to ensure that, notwithstanding anything to the contrary, following the Merger Effective Time, no Person shall have any right to acquire any securities of BKFS or to receive any payment, right or benefit with respect to any award previously granted under any BKFS Stock Plan (whether hereunder, under any BKFS Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.4.

        Section 2.4    Actions by New Black Knight.

          (a)   At the Merger Effective Time, by virtue of the BKFS Merger and without the need of any further corporate action by New Black Knight, New Black Knight shall assume the BKFS Restricted Stock, with the result that at the Merger Effective Time, New Black Knight shall assume the BKFS Stock Plan, including all obligations with respect to the BKFS Restricted Stock outstanding at the Merger Effective Time.

          (b)   As soon as practicable after the Merger Effective Time, New Black Knight shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or another appropriate form) registering a number of shares of New Black Knight Common Stock at least equal to the number of shares subject to the BKFS Restricted Stock. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as such BKFS Restricted Stock remain outstanding.

          (c)   As soon as practicable after the Merger Effective Time, New Black Knight shall deliver to the holders of BKFS Restricted Stock agreements evidencing the assumption of such BKFS Restricted Stock by New Black Knight.

ARTICLE III
Representations and Warranties of FNF

        Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by FNF to BKFS simultaneously with the execution of this Agreement (the "FNF Disclosure Schedule"), FNF represents and warrants to BKFS, as of the date hereof and as of the New BKH Effective Time:

        Section 3.1    Organization, Standing and Corporate Power.

          (a)   FNF, and each of its Subsidiaries that is a party to a Transaction Agreement, is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on New BKH (a "New BKH Material Adverse Effect").

          (b)   FNF is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a New BKH Material Adverse Effect.

        Section 3.2    Authority; Noncontravention.

          (a)   FNF and each of its Subsidiaries that is a party to a Transaction Agreement has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by FNF or such Subsidiaries of this Agreement and the execution, delivery and performance by FNF or such Subsidiaries of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of FNF and such Subsidiary and, to the extent required by any Law, its stockholders, and no other corporate or other action on its part is necessary to authorize the execution and delivery by FNF or such Subsidiary of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the Reorganization Agreement have been, and each other Transaction Agreement to which it is a party, when executed and delivered, will be, duly executed and delivered by FNF and each of its Subsidiaries that is a party to a Transaction Agreement and each is, or, upon such execution and delivery, will be, a valid and binding obligation of FNF or such Subsidiary, enforceable in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by FNF or any of its Subsidiaries nor the consummation by FNF or any of its Subsidiaries of the Transactions, nor compliance by FNF or any of its Subsidiaries with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will (i) conflict with or violate any provision of its certificate of incorporation and bylaws or any of the organizational documents of any Subsidiary of FNF, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to FNF or any Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, FNF or any Subsidiary under, any of the terms, conditions or provisions of any Contract or permit to which FNF or any Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of FNF or any Subsidiary, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a New BKH Material Adverse Effect.

          (c)   The Board of Directors of FNF has (i) determined that this Agreement and each other Transaction Agreement to which FNF is a party and the transactions contemplated hereby and thereby are in the best interests of FNF and its stockholders (including the holders of the FNF Common Stock) and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which FNF is a party and the transactions contemplated hereby and thereby.

        Section 3.3    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and the Securities Act, including the filing of both the New Black Knight Form S-4 and the New BKH Form S-1 with the SEC or (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which FNF or any Subsidiary is a party by FNF or such Subsidiary and the consummation by FNF or any Subsidiary of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a New BKH Material Adverse Effect.

        Section 3.4    Information Supplied.     None of the information supplied (or to be supplied) by or on behalf of FNF or any Subsidiary specifically for inclusion in either the New Black Knight Form S-4 or the New BKH Form S-1 will, (x) in the case of the BKFS Proxy Statement, at the time the BKFS Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of BKFS or at the time of the BKFS Stockholders Meeting, or (y) in the case of the New Black Knight Form S-4 and the New BKH Form S-1, at the time the New Black Knight Form S-4 or the New BKH Form S-1 (as applicable), or any amendment or supplement thereto, (i) is filed with the SEC or (ii) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the BKFS Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, FNF makes no representation or warranty with respect to information supplied by or on behalf of BKFS for inclusion in any of the foregoing documents.

        Section 3.5    FNF Owned BKFS Securities.

          (a)   As of the date hereof, 83,309,940 shares of BKFS Class B Common Stock are owned beneficially and of record by a wholly-owned subsidiary of FNF (the "FNF Owned BKFS Shares"). All of the FNF Owned BKFS Shares are owned free and clear of any and all Liens. Except as provided for in this Section 3.5, FNF does not Beneficially Own any other shares of BKFS Class B

  Common Stock, any other shares of the capital stock of BKFS, or any options or other rights to purchase or receive shares of the capital stock of BKFS.

          (b)   After giving effect to the Separation and as of the New BKH Effective Time, New BKH will have good and valid title to the FNF Owned BKFS Shares, free and clear of any and all Liens (other than transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and FNF will not will have any right, title or interest in the FNF Owned BKFS Shares.

          (c)   As of the date hereof, 83,309,940 class A units of BKFS LLC ("BKFS LLC Units") are owned beneficially and of record by a wholly-owned subsidiary of FNF (the "FNF Owned BKFS LLC Units"). All of the FNF Owned BKFS LLC Units are owned free and clear of any and all Liens. Except as provided for in this Section 3.5, FNF does not Beneficially Own any other BKFS LLC Units, any other equity interest in BKFS LLC, or any options or other rights to purchase or receive any equity interest in BKFS LLC.

          (d)   After giving effect to the Separation and as of the New BKH Effective Time, New BKH will have good and valid title to the FNF Owned BKFS LLC Units, free and clear of any and all Liens (other than transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and FNF will not have any right, title or interest in the FNF Owned BKFS LLC Units.

        Section 3.6    No Brokers or Other Advisors.     No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of FNF or any of its Subsidiaries.

        Section 3.7    Legal Proceedings.     There are no Actions pending or threatened in writing by any Governmental Authority with respect to FNF or any of its Subsidiaries or Actions pending or threathened in writing against FNF or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against FNF or any of its Subsidiaries, in each case except for those that would not reasonably be expected to, individually or in the aggregate, materially delay, impede or prevent the transactions contemplated by the Transaction Agreements.

        Section 3.8    Compliance with Laws.     Each of FNF and its Subsidiaries is in compliance with and not in default under or in violation of any applicable Law, except for those violations that would not reasonably be expected to materially delay, impede or prevent the transactions contemplated by the Transaction Agreements.

        Section 3.9    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither FNF nor any other Person makes or has made any express or implied representation or warranty with respect to FNF or with respect to any other information provided to New BKH or BKFS in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements to which FNF is a party. Without limiting the generality of the foregoing, neither FNF nor any other Person will have or be subject to any liability or other obligation to New BKH, BKFS or any other Person resulting from the distribution to New BKH or BKFS (including their respective Representatives), or New BKH's or BKFS's (or such Representatives') use of, any such other information, including any information, documents, projections, forecasts or other materials made available to New BKH or BKFS in connection with the Mergers or the Separation.

 ARTICLE IV
Representations and Warranties of New BKH

        Except as set forth in the correspondingly identified subsection of the FNF Disclosure Schedule, New BKH represents and warrants to BKFS, except as set forth herein, as of the date hereof and as of the New BKH Effective Time:

        Section 4.1    Organization, Standing and Power.

          (a)   Each of New BKH and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not been and would not reasonably be expected to be, individually or in the aggregate, material to New BKH.

          (b)   Each of New BKH and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, material to New BKH.

          (c)   Prior to the consummation of the Separation and the Spin-Off, the authorized capital stock of New BKH consists of 1,000 shares of common stock, par value $0.0001 per share and all of the issued and outstanding shares of which are held directly by FNF. Immediately prior to the Spin-Off, the authorized capital stock of New BKH consists of 200,000,000 shares of common stock, par value $0.0001 per share. All outstanding shares of New BKH Common Stock have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights, Law, Contract or the organizational documents of New BKH. Except as set forth in this Section 4.1(c), there are no shares of capital stock, voting securities or equity interests of New BKH issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of New BKH, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of New BKH. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to New BKH. There are no outstanding obligations of New BKH to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of New BKH. There are no restrictions upon the voting or transfer of any shares of New BKH Common Stock pursuant to any of New BKH's organizational documents or any agreement to which New BKH or any of its Subsidiaries is a party.

          (d)   New BKH has caused New Black Knight to be organized under the Laws of the State of Delaware and owns all of the capital stock of New Black Knight. The authorized capital stock of New Black Knight consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share has been issued to New BKH, which share is duly authorized, validly issued and fully paid and nonassessable, was not issued in violation of any preemptive or subscription rights, Law, Contract or the organizational documents of New Black Knight, and is owned by New BKH free and clear of any Liens. Except as set forth in this Section 4.1(d) and as contemplated by this Agreement, there are no shares of capital stock, voting securities or equity interests of New Black Knight issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of New Black Knight, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of New Black Knight. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to New Black Knight. There are no outstanding obligations of New Black Knight to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of New Black Knight. There are no restrictions upon the voting or transfer of any shares of New Black Knight Common Stock pursuant to any of New Black Knight's organizational documents or any agreement to which New Black Knight or any Subsidiary is a party.

          (e)   New BKH has caused New Black Knight to organize, and New Black Knight has organized, Merger Sub One and Merger Sub Two under the Laws of the State of Delaware. The authorized capital stock of Merger Sub One consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued and fully paid and nonassessable, were not issued in violation of any preemptive or subscription rights, Law, Contract or other organizational documents of Merger Sub One and are owned by New Black Knight free and clear of any Liens. The authorized capital stock of Merger Sub Two consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued and fully paid and nonassessable, were not issued in violation of any preemptive or subscription rights, Law, Contract or other organizational documents of Merger Sub Two and are owned by New Black Knight free and clear of any Liens. Except as set forth in this Section 4.1(e) , there are no shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two, including any representing the right to purchase or otherwise receive any capital stock of Merger Sub One or Merger Sub Two. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to Merger Sub One or Merger Sub Two, as applicable. There are no outstanding obligations of Merger Sub One or Merger Sub Two to repurchase, redeem or otherwise acquire any shares of its own capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests). There are no restrictions upon the voting or transfer of any Merger Sub One or Merger Sub Two equity interests, as applicable, pursuant to the organizational documents of Merger Sub One or Merger Sub Two, as applicable, or any agreement to which New Black Knight or any of its Subsidiaries is a party.

          (f)    Each of New Black Knight, Merger Sub One and Merger Sub Two has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the consent of their respective sole stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of New Black Knight, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of New Black Knight, Merger Sub One and Merger Sub Two of the Transactions, have been duly authorized and approved by their respective Boards of Directors, and except for obtaining the consent of their respective sole stockholders for the adoption of this Agreement and each of the other Transaction Agreements to which it is a party, no other corporate action on the part of New Black Knight, Merger Sub One and Merger Sub Two is necessary to authorize the execution, delivery and performance by New Black Knight, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of New Black Knight, Merger Sub One and Merger Sub Two of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party has been duly executed and delivered by each of New Black Knight, Merger Sub One and Merger Sub Two and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of New Black Knight, Merger Sub One and Merger Sub Two, enforceable against each of New Black Knight, Merger Sub One and Merger Sub Two in accordance with their terms.

          (g)   New BKH has delivered to BKFS correct and complete copies of its certificate of incorporation and bylaws (the "New BKH Charter Documents") and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the "New BKH Subsidiary Documents"), in each case as amended to the date of this Agreement. All such New BKH Charter Documents and New BKH Subsidiary Documents are in full force and effect and neither New BKH nor any of its Subsidiaries is in violation of any of their respective provisions.

          (h)   Each of New BKH, New Black Knight, Merger Sub One and Merger Sub Two was formed solely for the purpose of effecting the Mergers (and, in the case of New BKH, the Separation, including the Spin-Off) and has not engaged in any business or other activities or conducted any operations other than in connection with the Transactions. Other than with respect to New BKH as of the New BKH Effective Time (whose sole assets at such time will consist of the FNF Owned BKFS Shares and the FNF Owned BKFS LLC Units), each of such Persons has no, and at all times prior to the New BKH Effective Time shall have no, assets. Each of such Persons has no Liabilities other than those incident to its formation and those incurred pursuant to this Agreement and the other Transaction Agreements.

        Section 4.2    Authority; Noncontravention.

          (a)   New BKH has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by New BKH of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of New BKH and, to the extent required by any applicable Law, its stockholders, and no other corporate or other action on its part is necessary to authorize the execution and delivery by New BKH of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and the Reorganization Agreement have been, and each other Transaction Agreement to which New BKH is a party, when executed and delivered, will be, duly executed and delivered by New BKH and each is, or when executed and delivered will be, a valid and binding obligation of New BKH, enforceable against New BKH in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement and the other Transaction Agreements by New BKH and its Subsidiaries, nor the consummation by New BKH and its Subsidiaries of the transactions contemplated hereby or thereby, nor compliance by New BKH and its Subsidiaries with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the New BKH Charter Documents, the New BKH Public Charter Documents or any of the organizational documents of any of its Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to New

  BKH or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of New BKH or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which New BKH or any of its Subsidiaries is a party, or by which they or any of their properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of New BKH or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to be material to New BKH or to delay, impede or prevent the transactions contemplated by the Transaction Agreements.

          (c)   The Board of Directors of New BKH has (i) determined that this Agreement and each other Transaction Agreement to which New BKH is a party and the transactions contemplated hereby and thereby are in the best interests of New BKH and its stockholders and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which New BKH is a party and the transactions contemplated hereby and thereby.

        Section 4.3    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of both the New Black Knight Form S-4 and the New BKH Form S-1 with the SEC or (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which New BKH or any Subsidiary is a party by New BKH or such Subsidiary and the consummation by New BKH or any Subsidiary of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to be material to New BKH or delay, impede or prevent the transactions contemplated by the Transaction Agreements.

        Section 4.4    Undisclosed Liabilities.     As of the New BKH Effective Time, New BKH and its Subsidiaries have no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet in accordance with GAAP or the notes thereto, other than Liabilities incurred in connection with this Agreement and the transactions contemplated thereby.

        Section 4.5    Legal Proceedings.     There are no Actions pending or threatened in writing by any Governmental Authority with respect to New BKH or any of its Subsidiaries or Actions pending or threathened in writing against New BKH or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against New BKH or any of its Subsidiaries, in each case except for those that would not reasonably be expected to, individually or in the aggregate, materially delay, impede or prevent the transactions contemplated by the Transaction Agreements.

        Section 4.6    Compliance with Laws.     Each of New BKH and its Subsidiaries is in compliance with and not in default under or in violation of any applicable Law, except for those violations that would not reasonably be expected to materially delay, impede or prevent the transactions contemplated by the Transaction Agreements.

        Section 4.7    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither New BKH nor any other Person makes or has made any express or implied representation or warranty with respect to New BKH or with respect to any other information provided to FNF or BKFS in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreement to which New

BKH is a party. Without limiting the generality of the foregoing, neither New BKH nor any other Person will have or be subject to any liability or other obligation to FNF, BKFS, or any other Person resulting from the distribution to FNF or BKFS (including their respective Representatives), or FNF's or BKFS's (or such Representatives') use of, any such other information, including any information, documents, projections, forecasts or other materials made available to FNF or BKFS in connection with the Mergers or the Separation.

ARTICLE V
Representations and Warranties of BKFS

        Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by BKFS to FNF and New BKH simultaneously with the execution of this Agreement (the "BKFS Disclosure Schedule"), BKFS represents and warrants to FNF and New BKH:

        Section 5.1    Organization, Standing and Corporate Power.

          (a)   Each of BKFS and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BKFS (a "BKFS Material Adverse Effect").

          (b)   Each of BKFS and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a BKFS Material Adverse Effect.

        Section 5.2    Capitalization.

          (a)   The authorized capital stock of BKFS consists of 350,000,000 shares of BKFS Class A Common Stock, 200,000,000 shares of BKFS Class B Common Stock and 25,000,000 shares of preferred stock, par value $0.0001 per share (the "BKFS Preferred Stock"). At the close of business on June 6, 2017, (i) 69,553,957 shares of BKFS Class A Common Stock were issued and outstanding, (ii) 509,304 shares of BKFS Class A Common Stock were held by BKFS in its treasury, (iii) 3,093,996 shares of BKFS Class A Common Stock were reserved for issuance under the BKFS Stock Plan, (iv) 84,612,711 shares of BKFS Class B Common Stock were issued and outstanding, (v) no shares of BKFS Class B Common Stock were held by BKFS in its treasury, and (vi) no shares of BKFS Preferred Stock were issued or outstanding. All outstanding shares of BKFS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since May 24, 2017, BKFS has not issued any shares of BKFS capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of BKFS capital stock, voting securities or equity interests.

          (b)   Included in Section 5.2(b) of the BKFS Disclosure Schedule is a correct and complete list, as of May 26, 2017, of all BKFS Restricted Stock or other rights to purchase or receive shares of BKFS Common Stock granted under the BKFS Stock Plan or otherwise, and, for each such BKFS Restricted Stock award or other right, (A), the number of shares of BKFS Common Stock subject thereto, and (B) the grant date thereof.

          (c)   There are no outstanding obligations of BKFS or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of BKFS.

          (d)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of BKFS or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of BKFS or any of its Subsidiaries may vote.

        Section 5.3    Authority; Noncontravention.

          (a)   BKFS has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by BKFS of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the BKFS Board and, to the extent required by any applicable Law, its stockholders (subject to Section 5.3(d)), and no other corporate or other action on its part is necessary to authorize the execution and delivery by BKFS of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which BKFS is a party, when executed and delivered, will be, duly executed and delivered by BKFS and each is, or when executed and delivered will be, a valid and binding obligation of BKFS, enforceable against BKFS in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement and the other Transaction Agreements by BKFS, nor the consummation by BKFS of the transactions contemplated hereby or thereby, nor compliance by BKFS with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the BKFS Charter Documents or any of the organizational documents of BKFS or its material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 5.4 are obtained and the filings referred to in Section 5.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to BKFS or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of BKFS or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which BKFS or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of BKFS or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a BKFS Material Adverse Effect.

          (c)   The Special Committee has (i) determined that the transactions contemplated by the Agreement, including the BKFS Merger, are fair to, and in the best interests of, BKFS and its stockholders (other than New BKH or any of its Affiliates, including, for the avoidance of doubt, FNF), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the BKFS Merger, (iii) recommended that the BKFS Board approve and declare advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the BKFS Merger, and (iv) resolved to recommend approval of this Agreement by the holders of shares of BKFS Common Stock.

          (d)   The BKFS Board has (i) determined that the transactions contemplated by the Agreement, including the BKFS Merger, are fair to, and in the best interest of, BKFS and its stockholders (other than New BKH or any of its Affiliates, including, for the avoidance of doubt, FNF), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the BKFS Merger, (iii) resolved to submit this Agreement to a vote of the holders of shares of BKFS Common Stock and recommend approval of this Agreement by the holders of shares of BKFS Common Stock (subject to Section 6.4).

          (e)   The affirmative vote (in person or by proxy) at the BKFS Stockholders Meeting, or any adjournment or postponement thereof, of (i) the holders of record of a majority of the shares of BKFS Common Stock outstanding entitled to vote thereon in favor of the adoption of this Agreement in accordance with applicable Law and the BKFS Charter Documents (the "DGCL Stockholder Approval") and (ii) the holders of a majority of the shares of BKFS Common Stock outstanding entitled to vote thereon and present in person or by proxy and voting for or against adoption of this Agreement that are not owned, directly or indirectly, by FNF, any of its Subsidiaries (including, without limitation, BKHI, New BKH, New Black Knight, Merger Sub One and Merger Sub Two), or any officers or directors of FNF or any of its Subsidiaries (including, without limitation, BKHI, New BKH, New Black Knight, Merger Sub One and Merger Sub Two), in favor of the adoption of this Agreement (the "Unaffiliated Stockholder Approval" and, together with the DGCL Stockholder Approval, the (the "BKFS Stockholder Approval") are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement.

        Section 5.4    Governmental Approvals.     Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of both the New Black Knight Form S-4 and the New BKH Form S-1 with the SEC or (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which BKFS is a party by BKFS and the consummation by BKFS of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a BKFS Material Adverse Effect.

        Section 5.5    SEC Documents; Undisclosed Liabilities.

          (a)   BKFS and its Subsidiaries have filed and furnished all BKFS SEC Documents. The BKFS SEC Documents, as of their respective effective dates (in the case of the BKFS SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other of the BKFS SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to the BKFS SEC Documents, and none of the BKFS SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Except (i) as reflected or otherwise reserved against on the balance sheet of BKFS and its consolidated Subsidiaries as of December 31, 2016 (including the notes thereto) included in the BKFS SEC Documents filed by BKFS and publicly available prior to the date of this Agreement,

  (ii) for Liabilities incurred since December 31, 2016 in the ordinary course of business consistent with past practice; (iii) for Liabilities set forth on Section 5.5(b) of the BKFS Disclosure Schedule; and (iv) for Liabilities incurred under or in accordance with this Agreement and the other Transaction Agreements to which BKFS is a party or in connection with the transactions contemplated hereby or thereby, BKFS has no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet of BKFS prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a BKFS Material Adverse Effect.

        Section 5.6    Information Supplied.     Subject to the accuracy of the representations and warranties made on behalf of FNF set forth in Section 3.4, none of the information supplied (or to be supplied) by or on behalf of BKFS or any Subsidiary specifically for inclusion or incorporation by reference in either the New Black Knight Form S-4 or the New BKH Form S-1 will, (x) in the case of the BKFS Proxy Statement, at the time the BKFS Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of BKFS or at the time of the BKFS Stockholders Meeting, or (y) in the case of the New Black Knight Form S-4 and the New BKH Form S-1, at the time the New Black Knight Form S-4 or the New BKH Form S-1 (as applicable), or any amendment or supplement thereto, (i) is filed with the SEC or (ii) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the BKFS Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, BKFS makes no representation or warranty with respect to information supplied by or on behalf of FNF or any of its Subsidiaries for inclusion or incorporation by reference in any of the foregoing documents.

        Section 5.7    Brokers and Other Advisors.     Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by the parties in accordance with Section 6.12, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of BKFS or any of its Subsidiaries.

        Section 5.8    No New BKH Interest.     BKFS does not Beneficially Own any shares of New BKH Common Stock or FNF Common Stock or any options or other rights to purchase or receive shares of New BKH Common Stock or FNF Common Stock. BKFS has not entered into or acquired any derivative contract with respect to any shares of New BKH Common Stock or FNF Common Stock or entered into any other hedging or other similar transaction that has the effect of providing BKFS with the economic benefits, voting rights or risks of ownership of any shares of New BKH Common Stock or FNF Common Stock (collectively, a "New BKH Interest").

        Section 5.9    No Other Representations or Warranties.     Except for the representations and warranties set forth in this ARTICLE V, neither BKFS nor any other Person makes or has made any express or implied representation or warranty with respect to BKFS or with respect to any other information provided to FNF or New BKH in connection with the transactions contemplated by this Agreement or any of the other Transaction Agreements to which BKFS is a party. Without limiting the generality of the foregoing, neither BKFS nor any other Person will have or be subject to any liability or other obligation to FNF, New BKH or any other Person resulting from the distribution to FNF or New BKH (including their respective Representatives), or FNF's or New BKH's (or such Representatives') use of, any such other information, including any information, documents, projections, forecasts or other materials made available to FNF or New BKH in connection with the Mergers or the Separation.

ARTICLE VI
Additional Covenants and Agreements

        Section 6.1    Preparation of the New BKH Form S-1, the New Black Knight Form S-4 and BKFS Proxy Statement; Stockholder Meeting.

          (a)   As soon as practicable following the date of this Agreement, New BKH and FNF shall prepare, and BKFS shall assist and contribute to such preparation, and New BKH shall, subject to the Special Committee's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), file with the SEC the New BKH Form S-1. Prior to filing the New BKH Form S-1 or any amendment or supplement thereto, New BKH and FNF shall provide the Special Committee and BKFS and their respective counsel a reasonable opportunity to review and comment on the New BKH Form S-1 or any amendment or supplement thereto prior to the filing thereof with the SEC, and New BKH and FNF shall give reasonable and good faith consideration to any comments made by the Special Committee, BKFS and their respective counsel. New BKH shall use its reasonable best efforts to have the New BKH Form S-1 declared effective under the Securities Act as promptly as practicable after such filing and keep the New BKH Form S-1 effective for so long as necessary to consummate the Spin-Off. New BKH shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of New BKH Common Stock in the Spin-Off, and FNF shall furnish all information concerning FNF and the holders of shares of FNF Common Stock as may be reasonably requested by New BKH in connection with any such action. No filing of, or amendment or supplement to, the New BKH Form S-1 will be made without BKFS's and the Special Committee's respective consents (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing BKFS and the Special Committee a reasonable opportunity to review and comment thereon. If at any time prior to the Spin-Off Effective Time any information relating to FNF, New Black Knight, New BKH or BKFS, or any of their respective Affiliates, directors or officers, should be discovered by FNF, New Black Knight, New BKH or BKFS which should be set forth in an amendment or supplement to the New BKH Form S-1, so that the New BKH Form S-1 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of FNF Common Stock. The parties shall notify each other, and BKFS shall notify the Special Committee, promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the New BKH Form S-1 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the New BKH Form S-1 or the Transactions and (y) all orders of the SEC relating to the New BKH Form S-1.

          (b)   As soon as practicable following the date of this Agreement, BKFS shall prepare and, subject to the Special Committee's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), file with the SEC the BKFS Proxy Statement. Prior to filing the BKFS Proxy Statement or any amendment or supplement thereto, BKFS will provide FNF and the Special Committee and their respective counsel with reasonable opportunity to review and comment on such proposed filing, and BKFS shall give reasonable and good faith consideration to any comments made by FNF and the Special Committee and their respective counsel. If at any time prior to the New BKH Effective Time any information relating to FNF,

  New Black Knight, New BKH or BKFS, or any of their respective Affiliates, directors or officers, should be discovered by FNF or BKFS which should be set forth in an amendment or supplement to the BKFS Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of BKFS Common Stock. BKFS shall promptly notify FNF of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the BKFS Proxy Statement or for additional information and shall supply FNF with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the BKFS Proxy Statement. BKFS shall mail the BKFS Proxy Statement to the holders of BKFS Common Stock as promptly as practicable after the New Black Knight Form S-4 is declared effective under the Securities Act.

          (c)   As soon as practicable following the date of this Agreement, FNF, New BKH, BKFS and New Black Knight shall prepare and New Black Knight shall, subject to the Special Committee's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), file with the SEC the New Black Knight Form S-4, in which the BKFS Proxy Statement will be included as a prospectus. Each of New Black Knight and New BKH shall use its reasonable best efforts to have the New Black Knight Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the New Black Knight Form S-4 effective for so long as necessary to consummate the Transactions. New Black Knight shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of New Black Knight Common Stock in the Mergers, and FNF, New BKH and BKFS, as applicable, shall furnish all information concerning New BKH and BKFS and the holders of shares of New BKH Common Stock and BKFS Common Stock as may be reasonably requested by New Black Knight in connection with any such action. No filing of, or amendment or supplement to, the New Black Knight Form S-4 will be made without BKFS's and the Special Committee's respective consents (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing BKFS, the Special Committee and their respective counsel a reasonable opportunity to review and comment thereon, and New Black Knight shall give reasonable and good faith consideration to any comments made by BKFS, the Special Committee and their respective counsel. If at any time prior to the New BKH Effective Time any information relating to FNF, New Black Knight, New BKH or BKFS, or any of their respective Affiliates, directors or officers, should be discovered by FNF, New BKH or BKFS which should be set forth in an amendment or supplement to the New Black Knight Form S-4, so that the New Black Knight Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of BKFS Common Stock. The parties shall notify each other, and BKFS shall notify the Special Committee, promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the New Black Knight Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the New Black Knight Form S-4 or the Transactions and (y) all orders of the SEC relating to the New Black Knight Form S-4.

          (d)   BKFS shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its stockholders (the "BKFS Stockholders Meeting") for the purpose of obtaining the BKFS Stockholder Approval. Subject to Section 6.4 hereof, the Special Committee shall recommend to the BKFS Board and BKFS shall recommend to its stockholders, through the BKFS Board, adoption of this Agreement (the "BKFS Board Recommendation"). Without limiting the generality of the foregoing (but subject to BKFS's rights pursuant to Section 6.4), BKFS's obligations pursuant to the first sentence of this Section 6.1(d) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to BKFS of any BKFS Takeover Proposal or (B) the withdrawal or modification of (x) the BKFS Board Recommendation, or (y) such Board of Directors' approval of, or the BKFS Special Committee's recommendation that such Board of Directors approve, the BKFS Merger. The BKFS Proxy Statement shall include (subject to Section 6.4 hereof) the BKFS Board Recommendation.

        Section 6.2    Conduct of Business by New BKH Pending the Transactions.

          (a)   During the period from the date of this Agreement to the New BKH Effective Time, FNF and New BKH shall not, and shall not cause or permit New Black Knight, to, without the prior written consent of BKFS (which consent shall not be unreasonably withheld, delayed or conditioned):

              (i)  amend the organizational documents of New Black Knight (except as expressly permitted by this Agreement), New BKH (except as expressly permitted by this Agreement), Merger Sub One or Merger Sub Two;

             (ii)  sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any of the FNF Owned BKFS Shares or the FNF Owned BKFS LLC Units;

            (iii)  except as expressly permitted by this Agreement, make any changes in the capital structure of New Black Knight, New BKH, Merger Sub One or Merger Sub Two;

            (iv)  enter into any transaction or any Contract which is not contemplated by this Agreement and the transactions contemplated thereby;

             (v)  take any action that would prevent, materially delay or materially impair (x) the consummation of the Mergers and the other transactions contemplated by this Agreement on a timely basis or (y) the ability of New BKH to perform in all material respects its obligations under this Agreement.

          (b)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement to the New BKH Effective Time, New BKH shall not, and shall not permit any of New Black Knight, Merger Sub One or Merger Sub Two to, without the prior written consent of BKFS, engage in any business or other activity, including incurring any Liability.

        Section 6.3    Conduct of Business by BKFS Pending the Transactions.

          (a)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement to the Merger Effective Time, BKFS shall not, and shall not permit any of its respective

  Subsidiaries to, without the prior written consent of New BKH (which consent shall not be unreasonably withheld, delayed or conditioned):

              (i)  (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of BKFS Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of BKFS of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in BKFS or any of its Subsidiaries, other than, but in all events subect to Section 6.13(a) (x) pursuant to Section 2.3 of this Agreement, (y)  pursuant to BKFS Restricted Stock granted under a BKFS Stock Plan, which BKFS Restricted Stock (1) is outstanding on the date of this Agreement or is granted following the date hereof in the ordinary course consistent with past practice and (2) is issued in accordance with the terms thereof or (z) pursuant to the BKFS Stock Plan in the ordinary course of business consistent with past practice; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of BKFS Common Stock or otherwise make any payments to holders of BKFS Common Stock in their capacity as such, other than regular quarterly dividends consistent with past practice and any repurchases by BKFS of BKFS Common Stock (other than a repurchase of BKFS Common Stock pursuant to a repurchase program that contains the same or substantially similar terms and limitations as the BKFS Share Repurchase Program (as defined in the Reorganization Agreement)); (C) split, combine, subdivide or reclassify any shares of BKFS Common Stock; or (D) other than as may be approved by the stockholders of BKFS at the June 14, 2017 stockholders' meeting (or any adjournment or postponement thereof), amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the BKFS Stock Plan or any agreement evidencing any stock option or other right to acquire capital stock of BKFS or any restricted stock purchase agreement or any similar or related contract;

             (ii)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person (other than a Subsidiary of BKFS) if such acquisition would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

            (iii)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person (other than a Subsidiary of BKFS) if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

            (iv)  other than in the ordinary course of business consistent with past practice, enter into any Contract providing for payments in excess of $100,000 that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions; or

             (v)  agree, in writing or otherwise, to take any of the foregoing actions.

        Section 6.4    BKFS Board Recommendation; Communications with BKFS Stockholders.    None of the BKFS Board, the Special Committee or any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to New BKH, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to New BKH, the BKFS Board Recommendation (an "BKFS Board Recommendation Change"), except as expressly contemplated in this Section 6.4. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) the BKFS, the BKFS Board and the Special Committee shall not be prohibited from (x) taking and disclosing to the stockholders of BKFS a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (y) making any disclosure to the stockholders of BKFS if the BKFS Board or the Special Committee determines in good faith, after consultation with outside counsel, that failure to so disclose such position would be reasonably likely to constitute a violation of applicable Law and (ii) the Special Committee may make a recommendation to the BKFS Board to effect a BKFS Board Recommendation Change if the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a BKFS Board Recommendation Change would reasonably be expected to be inconsistent with the BKFS Board's or the Special Committee's fiduciary duties under applicable Law.

        Section 6.5    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement (including Section 6.4 and Section 6.5(b)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (b)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws, each of the parties hereto shall have the right to review in advance and approve (such approval not to be unreasonably withheld) all the information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority by a party hereto in connection with the Transactions. No party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

          (c)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, neither BKFS nor New BKH (nor FNF on behalf of New BKH) shall, without the other party's prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.5, (ii) require any party to offer, accept or agree to (A) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of BKFS's and New BKH's respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party's freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (D) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of FNF, BKFS, New BKH or New Black Knight, or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of FNF, BKFS, New BKH or New Black Knight, or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

        Section 6.6    Public Announcements.     The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by BKFS and FNF. Thereafter, none of FNF, New BKH nor BKFS, nor any of their controlled Affiliates, shall issue or cause the publication of any press release or other written communication to the public (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the Transactions without the prior consent of the other parties (in the case of BKFS, following approval thereof by the Special Committee), which consent shall not be unreasonably withheld or delayed, except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

        Section 6.7    Confidentiality.     During the period from the date of this Agreement to the Merger Effective Time, each party shall keep confidential and not make any public announcement or similar publicity concerning this Agreement, the Transactions or the details relating thereto, without first obtaining the prior written consent of the other parties; provided, however, that nothing contained herein shall prohibit (i) disclosures required to be made pursuant to the covenants set forth in Section 6.1, (ii) disclosures required by applicable federal or state securities Laws, or (iii) any party from making any public announcement following reasonable notice to the other parties if such party determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law, in which case the parties shall use reasonable best efforts to coordinate in determining the appropriate form and scope of such disclosure.

        Section 6.8    Notification of Certain Matters.     FNF and New BKH shall give prompt notice to BKFS, and BKFS shall give prompt notice to FNF and New BKH, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement or another Transaction Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

        Section 6.9    Indemnification.

          (a)   From and after the Merger Effective Time, New Black Knight shall indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of BKFS (each, a "D&O Indemnified Person") with respect to all acts or omissions by them in their capacities as such at any time prior to the Merger Effective Time, to the fullest extent (i) required by the BKFS Charter Documents as in effect on the date of this Agreement, (ii) required by any indemnification agreement between BKFS and any such director or officer as in effect on the date hereof or as of the Merger Effective Time or (iii) permitted under applicable Law (the "D&O Indemnified Losses"). Without limiting the generality of the foregoing, the D&O Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 6.9. New Black Knight shall periodically advance or reimburse each D&O Indemnified Person for all reasonable fees and expenses constituting D&O Indemnified Losses as such fees and expenses are incurred; provided that such D&O Indemnified Person shall agree to promptly repay to New Black Knight the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such D&O Indemnified Person is not entitled to be indemnified by New Black Knight in connection with such matter. In the event that New Black Knight sells, transfers or leases all or substantially all of its assets or is not a surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, New Black Knight shall, as a condition to any such transaction, cause such purchaser or such surviving corporation, as the case may be, to assume New Black Knight's obligations under this Section 6.9 upon the consummation of such transaction.

          (b)   For six years after the Merger Effective Time, New Black Knight shall provide, or shall cause the BKFS Surviving Corporation to provide, officers' and directors' liability insurance ("D&O Liability Insurance") in respect of loss from claims and/or investigations concerning acts or omissions first occurring prior to the Merger Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) which become known after the Merger Effective Time ("Tail Coverage") covering each D&O Indemnified Person (but only to the extent such insureds incur loss from claims or investigations relating to BKFS business) currently covered by the officers' and directors' D&O Liability Insurance policy of FNF with no less favorable terms with respect to coverage than those of such policy in effect on the date hereof; provided that, if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by BKFS as of the date hereof for such insurance, then New Black Knight shall provide or cause to be provided a policy for D&O Indemnified Persons with the best coverage as shall then be available at 300% of the rate applicable to BKFS. Tail Coverage will be endorsed to New Black Knight's D&O Liability Insurance policy, which will have limits in the minimum amount of $85,000,000 of "ABC" coverage and $40,000,000 of "Side A" coverage (for a total limit of $125,000,000), confirmed as appropriate for BKFS' market capitalization by analytic tools commonly utilized by insurance brokers.

          (c)   The rights of each D&O Indemnified Person and his or her heirs and legal representatives under this Section 6.9 shall be in addition to any rights such D&O Indemnified Person may have under the certificate of incorporation or bylaws of New Black Knight, BKFS and any of their respective Subsidiaries, under any agreement of any D&O Indemnified Person with any such entity, under Delaware Law or under any other applicable Law.

          (d)   The obligations of New Black Knight shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Person to whom this Section 6.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected D&O Indemnified Person shall have consented in writing to such termination or modification.

          (e)   The directors and officers of BKFS to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each director and officer of BKFS and his or her heirs.

              (i)  In connection with any indemnification provided for in this Section 6.9, the party seeking indemnification (the "Indemnitee") will give New Black Knight (for purposes of this section, the "Indemnitor") prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 6.9, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (in each case, in reasonable detail). Without limiting the generality of the foregoing, in the case of any Action made or commenced by a third party for which indemnification is being sought (a "Third-Party Claim"), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. The failure by any Indemnitee to so notify the applicable Indemnitor will not relieve such Indemnitor of any Liability under this Agreement except to the extent that such failure prejudices such Indemnitor in any material respect. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five Business Days after Indemnitee's receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

             (ii)  After receipt of a notice pursuant to Section 6.9(e)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor ("Separate Legal Defenses"), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor (but not more than one separate counsel for each group of

    Indemnitees with the same Separate Legal Defenses), and the Indemnitor will not have the right to control the defense or investigation of such Separate Legal Defenses available to such Indemnitee.

            (iii)  If, after receipt of a notice pursuant to Section 6.9(e)(i), the Indemnitor does not undertake to defend any such claim within thirty (30) days of receipt of such notice, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless the Indemnitor had the right under this Section 6.9 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty (30) days of receipt of such notice.

        Section 6.10    Separation and Spin-Off.

          (a)   FNF and New BKH agree to execute and deliver, and cause their Affiliates to execute and deliver, as applicable, the Tax Matters Agreement, the BKFS Services Agreement, the Reverse Services Agreement, the Sales Promotion Agreement and the Non-Competition Agreement each in the forms attached hereto, prior to the Spin-Off Effective Time.

          (b)   FNF and New BKH shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the Separation (other than the Spin-Off), prior to the Spin-Off Effective Time, on and subject to the terms and conditions of the Reorganization Agreement, (ii) to execute and deliver the other documents and instruments required to effect the Separation at or prior to the Spin-Off Effective Time and (iii) to effect the Spin-Off at or prior to the Closing in accordance with the Reorganization Agreement. Prior to the Closing, each of FNF and New BKH shall not, and shall cause their Subsidiaries and the other parties to the Transaction Agreements not to, amend, modify, terminate or abandon any of the Transaction Agreements (other than this Agreement) or to agree to amend, modify, terminate or abandon the Separation or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of BKFS.

          (c)   FNF and New BKH agree not to consummate the Spin-Off until the first to occur of (i) all conditions to Closing contained in this Agreement, other than the condition that the Spin-Off shall have occurred and conditions that may only be satisfied at Closing, shall have been satisfied or, to the extent permitted under the terms hereof, waived and the parties hereto shall have confirmed that the Closing will occur subject only to the Spin-Off and the satisfaction of the conditions that may only be satisfied at Closing or (ii) the termination of this Agreement. For the avoidance of doubt, the parties intend the Spin-Off to occur on the same day as the Closing, shortly before the Closing.

          (d)   Immediately prior to the Spin-Off Effective Time, the New BKH Charter and the New BKH Bylaws shall be amended so as to read in their entirety in the forms set forth in Exhibit C and Exhibit D, respectively (collectively, the "New BKH Public Charter Documents").

        Section 6.11    Defense of Litigation.     Each of FNF, New BKH, New Black Knight, Merger Sub One, Merger Sub Two and BKFS shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party and/or its directors or officers is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions ("Transaction Litigation"). Each of FNF, New BKH, New Black Knight, Merger Sub One, Merger Sub Two and BKFS shall promptly (and in any event within twenty-four (24) hours) notify the other parties (and BKFS shall notify the Special Committee) of any such Transaction Litigation and give the other parties the opportunity to participate in the defense of any such Transaction Litigation, and keep the other parties reasonably informed with respect to the status thereof. None of FNF, New BKH, New Black Knight, Merger Sub One, Merger Sub Two or BKFS shall compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any such Transaction Litigation or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without the Special Committee's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

        Section 6.12    Fees and Expenses.     All fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated; provided that FNF and BKFS shall each pay 50% of all fees and expenses incurred in connection with the filing of the New BKH Form S-1 and the New Black Knight Form S-4, or any amendments or supplements thereto, pursuant to Section 6.1(a) and Section 6.1(c), respectively.

        Section 6.13    Tax Matters.

          (a)   None of New BKH, BKFS or any of their respective Subsidiaries shall, and prior to the Spin-Off Effective Time, none of FNF or any of its Subsidiaries shall, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could reasonably be expected to cause (i) certain prior contributions by FNF to BKHI and the Spin-Off to fail to be treated as a tax-free transaction under Sections 368, 355 and 361 of the Code, or (ii) the New BKH Merger or the BKFS Merger to fail to qualify as a reorganization under Section 368(a) of the Code or, alternatively, a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code.

          (b)   At the Closing, New BKH shall deliver to New Black Knight a certificate, in form and substance reasonably satisfactory to BKFS and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in New BKH are not United States real property interests.

          (c)   BKFS shall use reasonable commercial efforts to obtain the BKFS Tax Opinion and FNF and New BKH shall use reasonable commercial efforts to obtain the New BKH Tax Opinion; provided that, for the avoidance of doubt, each of BKFS, FNF and New BKH shall (i) diligently cooperate with their applicable advisor(s), (ii) provide representations reasonably requested by their applicable advisor(s) and, (iii) if necessary, (A) obtain an alternative nationally recognized accounting firm or law firm and/or (B) cooperate with the other applicable parties and advisor(s) to revise the transaction structure, in each case, in connection with obtaining the BKFS Tax Opinion or the New BKH Tax Opinion, as applicable.

          (d)   FNF shall comply in all material respects with its obligations under Section 5.5 of the Reorganization Agreement. In order to facilitate FNF's receipt of the 355 Tax Opinion (as defined in the Reorganization Agreement), BKFS shall use reasonable commercial efforts to diligently cooperate with FNF's tax advisors and provide representations reasonably requested by such advisors.

          (e)   Notwithstanding anything to the contrary in this Agreement, none of New BKH, BKFS, FNF or any of their respective Subsidiaries shall have any obligation to indemnify any other party under this Agreement for any loss, taxes, damages, expenses or other liability to which the provisions of the Tax Matters Agreement are applicable.

        Section 6.14    Rule 16b-3.

          (a)   Prior to the Spin-Off Effective Time, each of FNF and New BKH shall take such steps as may be reasonably requested by any party hereto to cause acquisitions of New BKH's equity securities (including derivative securities), pursuant to the Spin-Off by each individual who is a director or officer of FNF or New BKH to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the "No-Action Letter").

          (b)   Prior to the Merger Effective Time, each of FNF, New BKH, New Black Knight and BKFS shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of New BKH's equity securities (including derivative securities), (ii) dispositions of BKFS's equity securities (including derivative securities) and (iii) acquisitions of New Black Knight' equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of FNF, New BKH, New Black Knight or BKFS to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.

        Section 6.15    Sole Stockholder Approvals.     No later than one (1) Business Day after the execution of this Agreement, New Black Knight shall deliver to Merger Sub One and Merger Sub Two written consents, as the sole stockholder of Merger Sub One and Merger Sub Two, in compliance with the DGCL, adopting this Agreement and approving the Mergers in accordance with the terms and conditions hereof (as the terms and conditions hereof may be amended, modified or waived). No later than one (1) Business Day after the execution of this Agreement, FNF shall execute a written consent, in compliance with the DGCL, as the sole stockholder of New BKH, in which it shall adopt this Agreement and approve the New BKH Merger in accordance with the terms and conditions hereof (as such terms and conditions may be amended, modified or waived). No later than one (1) Business Day prior to the date of the Closing, New BKH shall execute a written consent, in compliance with the DGCL, as the sole stockholder of New Black Knight, in which it shall adopt the amendment to the certificate of incorporation of New Black Knight to change its name as mutually agreed upon by BKFS and FNF.

        Section 6.16    FNF Undertaking.     FNF agrees that during the period from the date hereof to the New BKH Effective Time, it will cause New BKH and its Subsidiaries to perform in all material respects their respective obligations under this Agreement in accordance with the terms hereof. Further, in the event of termination of this Agreement, subject to Section 9.2, FNF will be responsible for any Liability arising out of a breach of any representation or warranty made by New BKH in this Agreement and for the failure of New BKH to perform any of its covenants, agreements or obligations hereunder in accordance with the terms hereof.

        Section 6.17    New Black Knight Joinder.     Effective as of the New BKH Effective Time, New Black Knight will become a party to, and become jointly and severally liable with New BKH under, the Reorganization Agreement pursuant to a joinder agreement, in the form attached as Exhibit E hereto (the "Joinder Agreement").

        Section 6.18    No Acquisition of a BKFS Interest by FNF.     From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, FNF and its Subsidiaries and Affiliates will not (i) acquire, directly or indirectly, any additional shares of BKFS Common Stock or any other rights to purchase or receive additional shares of BKFS Common Stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of BKFS Common Stock or enter into any other hedging or other similar transaction that has the effect of providing FNF or any such Subsidiary or Affiliate, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of BKFS Common Stock (other than in each case any acquisition from or contract entered into with BKFS or any of its Subsidiaries).

        Section 6.19    No Acquisition of a New BKH Interest by FNF.     From and after the Spin-Off Effective Time and prior to the earlier of the New BKH Effective Time and the termination of this Agreement, FNF will not acquire, directly or indirectly, any New BKH Interest.

        Section 6.20    NYSE Listing.     New Black Knight shall use its reasonable best efforts to cause the shares of New Black Knight Common Stock to be issued in the Mergers to be listed on The New York Stock Exchange ("NYSE"), as of the Merger Effective Time, subject to official notice of issuance.

        Section 6.21    Vote in Favor of the Mergers.     FNF agrees to (a) appear at the BKFS Stockholders Meeting or otherwise cause the FNF Owned BKFS Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), in person or by proxy, all of the FNF Owned BKFS Shares in favor of, and will otherwise support, the adoption of this Agreement and the transactions contemplated hereby, including the Mergers, and any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated hereby; provided, however, that if a BKFS Board Recommendation Change has occurred, FNF's obligations under this Section 6.21 shall terminate and be of no further force or effect. Except as set forth in this Section 6.21, nothing herein shall limit the right of FNF to vote in favor of, against or abstain with respect to any matter presented to the stockholders of BKFS.

        Section 6.22    Books and Records.     At the Closing, FNF shall deliver, or cause to be delivered, to BKFS the original books and records and general ledger of New BKH and New Black Knight, in each case unless in the possession or control of such company.

        Section 6.23    Role of the Special Committee.     Notwithstanding anything to the contrary in this Agreement, during the period from the date of this Agreement to the Merger Effective Time, the parties agree that the Special Committee shall be consulted regarding matters involving communications in connection with the transactions contemplated by this Agreement, including meetings, presentations, road shows, sessions with rating agencies and due diligence sessions by institutional investors in BKFS or New Black Knight. In connection therewith, the parties agree to provide the Special Committee and its legal and financial advisors with an opportunity to review and comment on all communication materials, including materials for rating agency presentations, road shows, bank information memoranda and other customary marketing materials (and give reasonable and good faith consideration to the inclusion of comments provided by the Special Committee or its legal or financial advisors).

ARTICLE VII
Conditions Precedent

        Section 7.1    Conditions to Each Party's Obligation to Effect the Mergers.     The respective obligations of each party hereto to effect the New BKH Merger and the BKFS Merger, as applicable, are subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 7.1(b) which may not be waived by any party) on or prior to the Closing Date of the following conditions:

          (a)    Separation and Spin-Off.     The Separation, including the Spin-Off, shall have been completed in accordance with the Reorganization Agreement and applicable Law;

          (b)    BKFS Stockholder Approval.     (i) The DGCL Stockholder Approval shall have been obtained in accordance with applicable Law and the BKFS Charter Documents and (ii) the Unaffiliated Stockholder Approval shall have been obtained;

          (c)    Regulatory Approvals.     Except as would not, individually or in the aggregate, reasonably be expected to be material to New Black Knight, New BKH or to BKFS, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority shall have been obtained or made or have occurred (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and (ii) all such Requisite Regulatory Approvals referred to in clause (i) shall be in full force and effect;

          (d)    No Injunctions or Restraints.     No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

          (e)    New BKH Form S-1 and New Black Knight Form S-4.     The New BKH Form S-1 and the New Black Knight Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of either the New BKH Form S-1 or the New Black Knight Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

          (f)    Stock Listing.     The shares of New Black Knight Common Stock deliverable to the stockholders of New BKH and BKFS as contemplated by this Agreement and the shares of New Black Knight Common Stock deliverable to the THL Investors as contemplated by the THL Exchange Agreement shall have been approved for listing on NYSE, in each case subject to official notice of issuance.

        Section 7.2    Conditions to Obligations of BKFS.     The obligations of BKFS to effect the BKFS Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     Except as set forth in the following sentence, the representations and warranties set forth in ARTICLE III and ARTICLE IV shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a New BKH Material Adverse Effect. The representations and warranties set forth in Section 3.2(a), Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(f), Section 4.1(h), Section 4.2(a), Section 4.5 and Section 4.6 of this Agreement shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). BKFS shall have received certificates signed on behalf of FNF and New BKH, as applicable, by an authorized officer, dated as of the Closing Date, to such effect;

          (b)    Performance of Obligations of FNF.     FNF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BKFS shall have received a certificate signed on behalf of FNF by an authorized officer to such effect;

          (c)    Performance of Obligations of New BKH.     Each of New BKH, New Black Knight, Merger Sub One and Merger Sub Two shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BKFS shall have received a certificate signed on behalf of New BKH, New Black Knight, Merger Sub One and Merger Sub Two by an authorized officer to such effect;

          (d)    Transaction Agreements.

              (i)  FNF and New BKH and their Affiliates, as applicable, shall have entered into the Transaction Agreements;

             (ii)  Each of the parties (other than BKFS and its Subsidiaries) to the Transaction Agreements shall have performed in all material respects all obligations required to be performed by such party under such Transaction Agreement at or prior to the Closing Date; and

            (iii)  Each of the Transaction Agreements shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party);

          (e)    Tax Matters.     BKFS shall have received an opinion from Deloitte or another nationally recognized accounting firm or law firm, in form and substance reasonably satisfactory to BKFS, dated the Closing Date, to the effect that the BKFS Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code (the "BKFS Tax Opinion"). In rendering any such opinion, Deloitte or such other applicable counsel shall be entitled to rely upon customary assumptions and certificates of officers of New BKH, New Black Knight and BKFS;

          (f)    No New BKH Material Adverse Effect.     Since December 31, 2016, there shall not have been any change, circumstance, effect, event, development or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a New BKH Material Adverse Effect;

          (g)    Stock Certificates.     BKFS shall have received the original certificates for the shares of Merger Sub One and Merger Sub Two; and

        Section 7.3    Conditions to Obligations of FNF and New BKH.     The obligations of FNF and New BKH to effect the New BKH Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.     Except as set forth in the following sentence, the representations and warranties set forth in ARTICLE V shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a BKFS Material Adverse Effect. The representations and warranties set forth in Section 5.2 and Section 5.7 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Each of FNF and New BKH shall have received a certificate signed on behalf of BKFS by an authorized officer, dated as of the Closing Date, to such effect;

          (b)    Performance of Obligations of BKFS.     BKFS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each of FNF and New BKH shall have received a certificate signed on behalf of BKFS by an authorized officer of BKFS to such effect;

          (c)    Joinder Agreement.     The Joinder Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party); and

          (d)    Tax Matters.     New BKH shall have received a tax opinion from Deloitte or another nationally recognized accounting firm or law firm, dated the Closing Date, in form and substance reasonably acceptable to FNF and New BKH, substantially to the effect that the New BKH Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Code (the "New BKH Tax Opinion"). In rendering any such opinion, Deloitte or such applicable tax advisor shall be entitled to rely upon customary assumptions and certificates of officers of New BKH, New Black Knight and BKFS.

ARTICLE VIII
Survival

        Section 8.1    Survival.     The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time, except as provided in Section 4.5 of the Reorganization Agreement. The covenants and agreements herein that relate to actions to be taken at or after the Merger Effective Time shall survive the Merger Effective Time.

ARTICLE IX
Termination

        Section 9.1    Termination.     This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

          (a)   by the mutual written consent of New BKH, on the one hand, and BKFS, on the other hand, duly authorized by each of the Board of Directors of New BKH and the Special Committee, respectively;

          (b)   by either New BKH, on the one hand, or BKFS (with the prior approval of the Special Committee), on the other hand:

              (i)  if the Transactions shall not have been consummated on or before the Walk-Away Date, provided, that if, as of the Walk-Away Date, all conditions to this Agreement shall have been satisfied or waived (other than those that may only be satisfied by action taken at the Closing) other than the condition set forth in Section 7.1(c) , then the Walk-Away Date shall be extended for an additional ninety (90) calendar days (the "Extended Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of either of the Mergers to occur on or before the Walk-Away Date or the Extended Walk-Away Date, if applicable, and such action or failure to act constitutes a breach of this Agreement or any of the other Transaction Agreements;

             (ii)  if any Restraint having the effect set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted from such party's failure to perform any of its obligations under this Agreement or any of the other Transaction Agreements; or

            (iii)  if the BKFS Stockholder Approval shall not have been obtained at the BKFS Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of BKFS to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1;

          (c)   by BKFS (with the prior approval of the Special Committee):

              (i)  if FNF and/or New BKH shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or in the

    Reorganization Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2(a), (b) or (c) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by FNF or New BKH, as applicable, within thirty (30) calendar days following receipt of written notice from BKFS of such breach or failure; or

             (ii)  if the condition set forth in Section 7.1(d) is not satisfied and the Restraint giving rise to such nonsatisfaction has become become final and nonappealable; or

          (d)   by New BKH:

              (i)  if BKFS shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by BKFS within thirty (30) calendar days following receipt of written notice from New BKH of such breach or failure;

             (ii)  if the conditon set forth in Section 7.1(d) is not satisfied and the Restraint giving rise to such nonsatisfaction has become become final and nonappealable; or

            (iii)  if a BKFS Board Recommendation Change as recommended by the Special Committee shall have occurred.

        Section 9.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 6.7, Section 6.12, Section 9.2 and ARTICLE X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of BKFS, FNF, New BKH, New Black Knight, Merger Sub One or Merger Sub Two or their respective directors, officers and Affiliates, except (i) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) FNF shall be liable for any willful breach of this Agreement by New BKH, New Black Knight, Merger Sub One or Merger Sub Two.

ARTICLE X
Miscellaneous

        Section 10.1    Amendment or Supplement.     At any time prior to the Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the BKFS Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided that the prior approval of the Special Committee shall be required in connection with any amendment or modification by or on behalf of BKFS; provided, further, that following approval of the Transactions by the stockholders of BKFS, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of BKFS without such approval.

        Section 10.2    Extension of Time, Waiver, Etc.     At any time prior to the Merger Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by FNF, New BKH, New Black Knight, Merger Sub One, Merger Sub Two or BKFS in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party (in the case of BKFS, following approval thereof by the Special Committee).

        Section 10.3    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise (other than, following the Closing, by operation of Law in a merger), by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.

        Section 10.4    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 10.5    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the FNF Disclosure Schedule and the BKFS Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 10.6    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 shall be deemed effective service of process on such party.

          (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER

  VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(b).

        Section 10.7    Specific Enforcement.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

        Section 10.8    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to BKFS, or after the New BKH Effective Time, New BKH, New Black Knight, New BKH Surviving Corporation or BKFS Surviving Corporation, to:

Black Knight Financial Services, Inc. 601 Riverside Ave. Jacksonville, Florida 32204
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Facsimile:	(702) 243-3251

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attention:	William B. Sorabella
Facsimile:	(212) 446-6460

If to FNF, or, prior to the New BKH Effective Time, New BKH, New Black Knight, Merger Sub One or Merger Sub Two, to:

Fidelity National Financial, Inc. 1701 Village Center Circle Las Vegas, Nevada 89134
Facsimile:	(702) 243-3251
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attention:	Michael J. Aiello
Facsimile:	(212) 310-8007

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        Section 10.9    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 10.10    Definitions.

          (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

            "Action" means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BKFS and its Subsidiaries shall be deemed to be Affiliates of any of FNF or New BKH or any of their respective Subsidiaries and (ii) none of FNF or New BKH or any of their respective Subsidiaries shall be deemed to be Affiliates of BKFS or any of its Subsidiaries, in each case, for any periods prior to the New BKH Effective Time.

            "Beneficially Own," "Beneficial Owner" and "Beneficial Ownership" and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person's Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.

            "BKFS Common Stock" means the BKFS Class A Common Stock and the BKFS Class B Common Stock.

            "BKFS LLC" means Black Knight Financial Services, LLC, a wholly-owned subsidiary of BKFS.

            "BKFS Proxy Statement" means the proxy statement relating to the BKFS Stockholders Meeting, as amended or supplemented from time to time.

            "BKFS Restricted Stock" means shares in BKFS that are subject to vesting issued pursuant to the BKFS Stock Plan.

            "BKFS SEC Documents" means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by BKFS and its Subsidiaries with the SEC since January 1, 2015 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).

            "BKFS Services Agreement" means the Second Amended and Restated Corporate Services Agreement by and between FNF and BKFS LLC, in the form of agreement attached as Exhibit F hereto.

            "BKFS Stock Plan" means the BKFS 2015 Omnibus Incentive Plan.

            "BKFS Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than FNF and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of BKFS (including securities of its Subsidiaries) equal to 10% or more of BKFS's consolidated assets or to which 10% or more of BKFS's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any FNF Owned BKFS Shares or FNF Owned BKFS LLC Units or 10% or more of any class of equity securities of BKFS, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of BKFS or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BKFS or any of BKFS's Subsidiaries; in each case, other than the Transactions.

            "Business Day" means a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

            "Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

            "Contribution" has the meaning given to such term in the Reorganization Agreement.

            "Exchange Agent" means Continental Stock Transfer & Trust Company.

            "GAAP" means generally accepted accounting principles in the United States.

            "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

            "Laws" means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

            "Liabilities" means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

            "Liens" means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" Laws of the various States of the United States).

            "Losses" means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

            "Material Adverse Effect" means, with respect to any party, any fact, circumstance, effect, change, event, occurrence or development (an "Effect") that, individually or in the aggregate with other Effects, (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, or (ii) materially impairs the ability of such party and its Affiliates to consummate, or prevents or materially impedes or delays, the transactions contemplated by this Agreement; provided that, for purpose of clause (i), no Effect resulting from any of the following, either individually or in the aggregate, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (a) any change or development relating to the United States economy in general, (b) any change or development affecting the industry in which such Person operates in general, (c) the execution and delivery of this Agreement or the announcement or performance of this Agreement and the Transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of BKFS (in each case, other than in respect of Section 4.2(b) and Section 5.3(b)), (d) acts of war or terrorism or natural disasters or other calamities, (e) changes in any Laws or regulations or applicable accounting regulations or principles or the interpretations thereof, (f) the fact, in and of itself (and not the underlying causes thereof) that New BKH or any of its Subsidiaries or BKFS failed to meet any projections, forecasts, or revenue or earnings predictions for any period, (g) any change, in and of itself (and not the underlying causes thereof) in the stock price of the FNF Common Stock or BKFS Class A Common Stock or (h) changes in GAAP or the interpretation thereof; provided, that, with respect to the foregoing clauses (a), (b), (d) or (h), any such Effect shall be taken into account if and to the extent it disproportionally affects such party and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which such party and its Subsidiaries operate.

            "New BKH Form S-1" means the registration statement of New BKH on Form S-1 relating to the issuance of shares of New BKH Common Stock in connection with the Separation.

            "New Black Knight Common Stock" means the common stock, par value $0.0001 per share, of New Black Knight.

            "New Black Knight Form S-4" means the Registration Statement on Form S-4 of New Black Knight, which includes the proxy statement with respect to the BKFS Merger and the prospectus which relates to the issuance of shares of New Black Knight Common Stock in connection with the Separation.

            "Non-Competition Agreement" means the Non-Competition Agreement by and among FNF and New Black Knight, in the form attached as Exhibit J hereto.

            "Permitted Liens" means (i) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business which are not yet due and payable or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (iii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by a party or any of its Subsidiaries.

            "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

            "Representatives" means, as to any Person, that Person's directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents, and other representatives. The members of the BKFS Board who are directors or officers of FNF or New BKH shall be considered Representatives of FNF or New BKH (as applicable) and not of BKFS, for purposes of this Agreement.

            "Reverse Services Agreement" means that Amended and Restated Reverse Services Agreement by and between FNF and BKFS LLC, in the form of agreement attached as Exhibit H hereto.

            "Sales Promotion Agreement" means the Sales Promotion Agreement by and among FNF and New Black Knight, in the form attached as Exhibit I hereto.

            "Separation" has the meaning given to such term in the Reorganization Agreement.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Spin-Off Effective Time" means the time at which the Spin-Off is completed.

            "Subsidiary" when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BKFS and its Subsidiaries shall be deemed to be Subsidiaries of any of FNF, New BKH or New Black Knight or any of their respective Subsidiaries, and (ii) none of FNF or New BKH or any of their respective Subsidiaries shall be deemed to be Subsidiaries of BKFS or any of its Subsidiaries, in each case, for any periods prior to the New BKH Effective Time.

            "Tax Matters Agreement" means the Tax Matters Agreement by and among FNF, New BKH and New Black Knight, in the form attached as Exhibit G hereto.

            "Transaction Agreements" means, collectively, this Agreement, the Reorganization Agreement, the Tax Matters Agreement, the BKFS Services Agreement, the Reverse Services Agreement, the Sales Promotion Agreement and the Non-Competition Agreement and any other ancillary agreements entered into connection with the consummation of the Transactions, including all exhibits or annexes attached hereto or thereto.

            "Transactions" means, collectively, the transactions contemplated by the Transaction Agreements, including the Mergers and the Separation (including the Spin-Off).

            "Walk-Away Date" means March 8, 2018.

        The following terms are defined on the page of this Agreement set forth after such term below:

Action	46
Affiliate	46
Agreement	1
Antitrust Laws	29
Beneficial Owner	47
Beneficial Ownership	47
Beneficially Own	47
BKFS	1
BKFS Board	1
BKFS Board Recommendation	27
BKFS Board Recommendation Change	29
BKFS Class A Certificates	8
BKFS Class A Common Stock	6
BKFS Class B Common Stock	6
BKFS Common Stock	47
BKFS Disclosure Schedule	20
BKFS Exchange Ratio	6
BKFS LLC	47
BKFS LLC Units	14
BKFS Material Adverse Effect	20
BKFS Merger	2
BKFS Merger Consideration	6
BKFS Preferred Stock	20
BKFS Proxy Statement	47
BKFS Restricted Stock	47
BKFS SEC Documents	47
BKFS Services Agreement	47
BKFS Stock Plan	47
BKFS Stockholder Approval	22
BKFS Stockholders Meeting	27
BKFS Surviving Corporation	3
BKFS Takeover Proposal	47
BKFS Tax Opinion	40
BKHI	1
Business Day	48
Certificates	8
Closing	3

Closing Date	3
Code	2
Contract	48
Contribution	48
D&O Indemnified Losses	32
D&O Indemnified Person	32
D&O Liability Insurance	32
Delaware Chancery Court	44
DGCL	2
DGCL Stockholder Approval	22
Effect	48
Exchange Act	13
Exchange Agent	48
Exchange Agreement	7
Exchange Fund	8
Extended Walk-Away Date	42
FNF	1
FNF Common Stock	1
FNF Disclosure Schedule	11
FNF Owned BKFS LLC Units	14
FNF Owned BKFS Shares	14
GAAP	48
Governmental Authority	48
Indemnitee	33
Indemnitor	33
Joinder Agreement	37
Laws	48
Liabilities	48
Liens	48
Losses	48
Material Adverse Effect	48
Merger Consideration	6
Merger Effective Time	3
Merger Sub One	1
Merger Sub Two	1
Merger Sub Two Common Stock	6
Mergers	2
New BKH	1
New BKH Bylaws	3
New BKH Certificate of Merger	3
New BKH Certificates	8
New BKH Charter	3
New BKH Charter Documents	17
New BKH Common Stock	5
New BKH Effective Time	3
New BKH Exchange Ratio	5
New BKH Form S-1	49
New BKH Interest	24
New BKH Material Adverse Effect	12
New BKH Merger	2
New BKH Merger Consideration	5

New BKH Public Charter Documents	35
New BKH Subsidiary Documents	17
New BKH Surviving Corporation	2
New BKH Tax Opinion	41
New Black Knight	1
New Black Knight Common Stock	49
New Black Knight Form S-4	49
No-Action Letter	36
Non-Competition Agreement	49
NYSE	37
Permitted Liens	49
Person	50
Reorganization Agreement	1
Representatives	50
Requisite Regulatory Approvals	39
Restraints	39
Reverse Services Agreement	50
Sales Promotion Agreement	50
SEC	11
Securities Act	50
Separate Legal Defenses	34
Separation	50
Special Committee	1
Spin-Off	1
Spin-Off Effective Time	50
Subsidiary	50
Tail Coverage	32
Tax Matters Agreement	51
Third-Party Claim	33
THL Exchange Agreement	1
THL Investors	1
Transaction Agreements	51
Transaction Litigation	35
Transactions	51
Unaffiliated Stockholder Approval	22
Walk-Away Date	51

        Section 10.11    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all agreements and instruments include attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ MICHAEL L. GRAVELLE
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary
NEW BKH CORP.
By:	/s/ MICHAEL L. GRAVELLE
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary
BLACK KNIGHT HOLDCO CORP.
By:	/s/ KIRK T. LARSEN
Name: Kirk T. Larsen
Title: Executive Vice President and Chief Financial Officer
NEW BKH MERGER SUB, INC.
By:	/s/ KIRK T. LARSEN
Name: Kirk T. Larsen
Title: President and Chief Financial Officer
BKFS MERGER SUB, INC.
By:	/s/ KIRK T. LARSEN
Name: Kirk T. Larsen
Title: President and Chief Financial Officer
BLACK KNIGHT FINANCIAL SERVICES, INC.
By:	/s/ KIRK T. LARSEN
Name: Kirk T. Larsen
Title: Executive Vice President and Chief Financial Officer

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BLACK KNIGHT HOLDCO CORP.

        Black Knight Holdco Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

        First: The Corporation was originally incorporated under the name "Black Knight Holdco Corp." The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 2017.

        Second: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        Fourth: This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation's original Certificate of Incorporation.

        Fifth: The text of this Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
NAME

        The name of the Corporation is "Black Knight Holdco Corp."

ARTICLE II
REGISTERED AGENT

        The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at that address is "The Corporation Trust Company."

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the "DGCL").

ARTICLE IV
CAPITAL STOCK

        SECTION 4.1.    The total number of shares of all classes of stock which the Corporation shall have authority to issue is [575],000,000, consisting of [550],000,000 shares of Common Stock, par value $0.0001 per share ("Common Stock"), and [25],000,000 shares of preferred stock, par value $0.0001 per share ("Preferred Stock").

        SECTION 4.2.    Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation and title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. The Board of Directors is hereby authorized to fix the designation and title for each such class or series of Preferred Stock, to fix the voting powers, whether full or limited, or no voting powers, and such powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, and to fix the number of shares constituting such class or series (but not below the number of shares thereof then outstanding), in each case as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.

        SECTION 4.3.    (a) Except as otherwise expressly required by law or provided in this Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock outstanding in such holder's name on the stock transfer records of the Corporation.

          (b)   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

          (c)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V
DIRECTORS

        SECTION 5.1.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than one nor more that fourteen members with the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

        SECTION 5.2.    If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

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        SECTION 5.3.    Notwithstanding any of the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.2 of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
CORPORATE OPPORTUNITIES

        SECTION 6.1.    In anticipation of the possibility (a) that the officers and/or directors of the Corporation may also serve as officers and/or directors of Fidelity (as defined below) or THL (as defined below) and (b) that the Corporation on one hand, and Fidelity or THL on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Fidelity and THL, the provisions of this Article VI are set forth to regulate, to the fullest extent permitted by law, the conduct of certain affairs of the Corporation as they relate to Fidelity and THL and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        SECTION 6.2.    (a) Except as may be otherwise provided in a written agreement between the Corporation on one hand, and Fidelity or THL on the other hand, Fidelity and THL shall have no duty to refrain from engaging in the same or similar activities or lines of business as the Corporation, and, to the fullest extent permitted by law, neither Fidelity nor THL nor any officer or director thereof (except in the event of any violation of Section 6.3 hereof, to the extent such violation would create liability under applicable law) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Fidelity or THL.

          (b)   The Corporation may from time to time be or become a party to and perform, and may cause or permit any subsidiary of the Corporation to be or become a party to and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Fidelity and/or THL. Subject to Section 6.3 hereof, to the fullest extent permitted by law, no such agreement, nor the performance thereof in accordance with its terms by the Corporation or any of its subsidiaries, Fidelity or THL, shall be considered contrary to any fiduciary duty to the Corporation or to its stockholders of any director or officer of the Corporation who is also a director, officer or employee of Fidelity or THL. Subject to Section 6.3 hereof, to the fullest extent permitted by law, no director or officer of the Corporation who is also a director, officer or employee of Fidelity or THL shall have or be under any fiduciary duty to the Corporation or its stockholders to refrain from acting on behalf of the Corporation or any of its subsidiaries, Fidelity or THL in respect of any such agreement or performing any such agreement in accordance with its terms.

        SECTION 6.3.    In the event that a director or officer of the Corporation who is also a director or officer of Fidelity or THL acquires knowledge of a potential transaction or matter which may be a corporate opportunity of both the Corporation on one hand, and Fidelity or THL on the other hand, such director or officer of the Corporation shall, to the fullest extent permitted by law, have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, if such director or officer acts in a manner consistent with the following policy:

          (a)   a corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of Fidelity or THL, shall belong to the Corporation,

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  unless such opportunity is expressly offered to such person in a capacity other than such person's capacity as an officer of the Corporation, in which case it shall not belong to the Corporation;

          (b)   a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of Fidelity or THL, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person's capacity as a director of the Corporation; and

          (c)   a corporate opportunity offered to any person who is an officer of both the Corporation on one hand, and Fidelity or THL on the other hand, shall belong to the Corporation only if such opportunity is expressly offered to such person in such person's capacity as an officer of the Corporation.

        Notwithstanding the foregoing, the Corporation shall not be prohibited from pursuing any corporate opportunity of which the Corporation becomes aware.

        SECTION 6.4.    Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

        SECTION 6.5.    (a) For purposes of this Article VI, a director of any company who is the chairman of the board of directors of that company shall not be deemed to be an officer of the company solely by reason of holding such position.

          (b)   The term "Corporation" shall mean, for purposes of this Article VI, the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests. The term "Fidelity" shall mean, for purposes of this Article VI, Fidelity National Financial, Inc., a Delaware corporation, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation. The term "THL" shall mean, for purposes of this Article VI, Thomas H. Lee Partners, L.P., a Delaware limited partnership, and any successor thereof, and all corporations, partnerships, joint ventures, associations and other entities in which it or one or more of its affiliates beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar voting interests other than the Corporation and its subsidiaries.

        SECTION 6.6.    Anything in this Certificate of Incorporation to the contrary notwithstanding, the foregoing provisions of this Article VI shall not apply at any time that no person who is a director or officer of the Corporation is also a director or officer of Fidelity or THL. Neither the alteration, amendment, termination, expiration or repeal of this Article VI nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE VII
REMOVAL OF DIRECTORS

        Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this

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Article VII as one class. For purposes of this Article VII, "cause" shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

ARTICLE VIII
ELECTION OF DIRECTORS

        Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

ARTICLE IX
WRITTEN CONSENT OF STOCKHOLDERS

        SECTION 9.1.    Actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the holders of common stock of the Corporation (a "Consent"), but only if such action is taken in accordance with the provisions of this Article IX or by the holders of any class or series of Preferred Stock issued pursuant to Article IV hereof, if the terms of such class or series of Preferred Stock expressly provide for such action by Consent.

        SECTION 9.2.    The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article IX. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by holders of record owning not less than 15% of all issued and outstanding shares of common stock of the Corporation, as determined in accordance with any applicable requirements of the Bylaws of the Corporation, who shall continue to own not less than 15% of all issued and outstanding shares of common stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a "Request"). The Request must contain the information set forth in Section 9.3 hereof. By the later of (i) twenty days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section 9.3 hereof, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article IX and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article IX or if such no determination shall have been made by the date required by this Article IX, and in either event no record date has been fixed by the Board of Directors, the record date shall be the day on which the first signed Consent is delivered to the Corporation in the manner described in Section 9.7 hereof; except that, if prior action by the Board of Directors is required under the provisions of the General Corporation Law of the State of Delaware, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

        SECTION 9.3.    Any Request (a) must be delivered by the holders of record owning not less than 15% of all issued and outstanding shares of common stock of the Corporation, as determined in accordance with any applicable requirements of the Bylaws of the Corporation (with evidence of such ownership attached), who shall continue to own not less than 15% of all issued and outstanding shares

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of common stock of the Corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (b) must describe the action proposed to be authorized or taken by Consent; and (c) must contain (i) such other information and representations, to the extent applicable, then required by the Corporation's Bylaws as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors at an annual meeting of stockholders or of other business to be brought before an annual meeting of stockholders, (ii) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the Bylaws of the Corporation), and (iii) any agreement of the requesting stockholders required by the Bylaws of the Corporation. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the Corporation's Bylaws with respect to information provided concerning nominations for elections to the Board or other business at annual stockholders meetings.

        SECTION 9.4.    Stockholders are not entitled to authorize or take action by Consent if (a) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (b) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a "Similar Item"), is included in the Corporation's notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (c) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Securities Exchange Act of 1934, or other applicable law.

        SECTION 9.5.    Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of common stock of the Corporation.

        SECTION 9.6.    Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section 9.7 hereof, Consents signed by a sufficient number of stockholders to authorize or take such action are so delivered to the Corporation.

        SECTION 9.7.    Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation or its registered office in the State of Delaware no earlier than 60 days after the delivery of a valid Request. Consents must be delivered to the Corporation's registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate ("Other Officer"), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors ("Inspectors") with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article IX. If after such investigation the

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Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section, the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
        SECTION 9.8.    No action may be authorized or taken by the stockholders by Consent except in accordance with this Article IX. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article IX, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article IX, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section 9.7 hereof represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation.

        SECTION 9.9.    Nothing contained in this Article IX shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

        SECTION 9.10.    Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of this Article IX shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (b) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

ARTICLE X
SPECIAL MEETINGS

        Special meetings of the stockholders of the Corporation for any purposes may be called at any time by a majority vote of the Board of Directors or the Chairman of the Board or Chief Executive Officer of the Corporation. Except as required by law or provided by resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE XI
OFFICERS

        The officers of the Corporation shall be chosen in such manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

ARTICLE XII
INDEMNITY

        The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or

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otherwise) by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XIII
AMENDMENT

        The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at any time may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII. In addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the provisions (a) of the Bylaws of the Corporation may be adopted, amended or repealed if approved by a majority of the Board of Directors then in office or approved by holders of the Common Stock in accordance with applicable law and this Certificate of Incorporation and (b) of this Certificate of Incorporation may be adopted, amended or repealed as provided by applicable law.

ARTICLE XIV
SEVERABILITY

        If any provision (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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        IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this [    •    ] day of [    •    ], 2017.

Black Knight Holdco Corp.
By:
Name:
Title:

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Exhibit B

AMENDED AND RESTATED BYLAWS OF
BLACK KNIGHT HOLDCO CORP.
AS ADOPTED ON [    •    ], 2017

ARTICLE I
OFFICES

        Section 1.1    Registered Office.     The registered office of Black Knight Holdco Corp. (the "Corporation") shall be 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, 19801 and the name of its registered agent is "The Corporation Trust Company".

        Section 1.2    Other Offices.     The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the "Board of Directors") may from time to time determine.

ARTICLE II
MEETINGS OF STOCKHOLDERS

        Section 2.1    Place of Meetings.     Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

        Section 2.2    Annual Meetings.     (a) The annual meeting of stockholders (the "Annual Meeting") shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the stockholders, subject to the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), shall elect by a plurality vote a Board of Directors, and transact such other business as may properly be brought before the meeting. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten days nor more than sixty days before the date of the meeting.

          (b)   No business may be transacted at an Annual Meeting, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.2 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (B) who complies with the notice procedures set forth in this Section 2.2.

          (c)   In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one-hundred and twenty days prior to the anniversary date of the date of the proxy statement for the immediately preceding Annual Meeting (which date shall, for purposes of the Corporation's first Annual Meeting of stockholders after its shares of common stock are first publicly traded, be deemed to have occurred on June 14, 2017); provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty days before or after the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure of the date of the Annual Meeting was first made. To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

          (d)   No business shall be conducted at the Annual Meeting except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 2.2, provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 2.2 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be discussed or transacted.

        Section 2.3    Special Meetings.     Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders ("Special Meetings"), for any purpose or purposes, may be called by the majority vote of the Board of Directors or by the Chief Executive Officer. Special Meetings may not be called by any other person or persons, except as required by law or provided by resolutions by the Board of Directors designating the rights, powers and preferences of any shares of one or more series of Preferred Stock of the Corporation, par value $0.0001 per share (the "Preferred Stock"). Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten days nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

        Section 2.4    Quorum.     Except as otherwise required by law, these Amended and Restated Bylaws (these "Bylaws") or by the Certificate of Incorporation, holders of a majority of the capital stock issued and entitled to vote thereat present in person or represented by proxy shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate vote by one or more classes or series of the capital stock is required, the presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote shall constitute a quorum entitled to take action with respect to that vote on that matter. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

        Section 2.5    Voting.     Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

        Section 2.6    Consent of Stockholders in Lieu of Meeting.     Actions required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting upon the written consent of the stockholders, but only if such action is taken in accordance with the provisions of Article IX of the Certificate of Incorporation.

        Section 2.7    List of Stockholders Entitled to Vote.     The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

        Section 2.8    Stock Ledger.     The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.7 hereof or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III
DIRECTORS

        Section 3.1    Number and Election of Directors.     (a) Subject to the rights, if any, of holders of Preferred Stock to elect directors of the Corporation, the Board of Directors shall consist of not less than one nor more than fourteen members with the exact number of directors to be determined from time to time exclusively by resolution duly adopted by the Board of Directors. Directors shall be elected by a plurality of the votes cast at the Annual Meeting, and, unless otherwise provided by the Certificate of Incorporation, each director so elected shall hold office until the Annual Meeting for the year in which his term expires and until his successor is duly elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal. Any director may resign at any time effective upon giving written notice to the Corporation, unless the notice specifies a later time for the effectiveness of such resignation. Directors need not be stockholders.

          (b)   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of Preferred Stock to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting or at any Special Meeting called by a majority vote of the Board of Directors or by the Chief Executive Officer for the purpose of electing directors (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the Corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.1 and on the record date for the determination of stockholders entitled to vote at such Annual or Special Meeting and (B) who complies with the notice procedures set forth in this Section 3.1.

          (c)   In addition to any other applicable requirements, for a nomination to be made by a stockholder pursuant to this Section 3.1, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, such stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (A) in the case of an Annual Meeting, not less than one-hundred and twenty days prior to the anniversary date of the date of the proxy statement for the immediately preceding Annual Meeting (which date shall, for purposes of the Corporation's first Annual Meeting of stockholders after its shares of common stock are first publicly traded, be deemed to have occurred on June 14, 2017); provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty days before or after the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure of the date of the Annual Meeting was first made; and (B) in the case of a Special Meeting called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which public disclosure of the date of the Special Meeting was first made.

          (d)   To be in proper written form, a stockholder's notice of nomination submitted to the Secretary of the Corporation must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

          (e)   No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.1. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

        Section 3.2    Chairman of the Board of Directors.     The Board of Directors may appoint from its members a Chairman of the Board of Directors, who need not be an employee or officer of the Corporation. The Chairman of the Board of Directors, if there is one, shall preside at all meetings of the stockholders and of the Board of Directors and may adopt rules and regulations for the conduct of such meetings. Except where by law the signature of the Chief Executive Officer or the President is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer or the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer or the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer or the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

        Section 3.3    Vacancies.     Subject to the terms of any one or more series or classes of Preferred Stock, any vacancy on the Board of Directors, however created, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director elected to fill a newly created directorship resulting from an increase in any class of directors shall hold office for a term that shall coincide with the remaining term of the other directors of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same term as the remaining term of his predecessor.

        Section 3.4    Duties and Powers.     The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

        Section 3.5    Meetings.     The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer, the Chairman of the Board of Directors, if there is one, the President, or any directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight hours before the date of the meeting, by telephone or facsimile on twenty-four hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

        Section 3.6    Quorum.     Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 3.7    Actions of Board.     Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

        Section 3.8    Meetings by Means of Conference Telephone.     Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.7 shall constitute presence in person at such meeting.

        Section 3.9    Committees.     The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, subject to the limitations set forth in applicable Delaware law. Each committee shall keep regular minutes and report to the Board of Directors when required.

        Section 3.10    Audit Committee.     The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate three or more directors to constitute an Audit Committee, to serve as such until the next Annual Meeting of the Board of Directors or until their respective successors are designated. The audit committee will carry out its responsibilities as set forth in an audit committee charter to be adopted by the Board of Directors.

        Section 3.11    Compensation.     At the discretion of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. At the discretion of the Board of Directors, members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 3.12    Interested Directors.     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if: (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

        Section 3.13    Entire Board of Directors.     As used in these Bylaws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

ARTICLE IV
OFFICERS

        Section 4.1    General.     The officers of the Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, a President and a Secretary. The Board of Directors, in its discretion, may also appoint a Chief Financial Officer, Assistant Chief Financial Officers, Chief Accounting Officer, Treasurer, Assistant Treasurers and one or more Vice Presidents, Assistant Secretaries, and other officers, who shall have such authority and perform such duties as may be prescribed in such appointment. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor need such officers be directors of the Corporation.

        Section 4.2    Election.     The Board of Directors at its first meeting held after each Annual Meeting of Stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

        Section 4.3    Voting Securities Owned by the Corporation.     Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

        Section 4.4    Duties of Officers.     The duties of the officers of the Corporation shall be as follows:

          (a)    Chief Executive Officer.     The Chief Executive Officer shall, subject to the control of the Board of Directors, have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; and the Chief Executive Officer may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation. In the absence or disability of the Chairman of the Board of Directors, or if there is none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

          (b)    President.     The President shall, subject to the control of the Board of Directors, the Chief Executive Officer, and, if there is one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors, the Chief Executive Officer, the Chairman of the Board of Directors or the President. In the absence or disability of the Chief Executive Officer and the Chairman of the Board of Directors, or if there is none, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.

          (c)    Secretary.     The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there is no Assistant Secretary, then either the Board of Directors, the Chief Executive Officer or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there is one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

          (d)    Assistant Secretaries.     Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there are any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, if there is one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

          (e)    Chief Financial Officer.     The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the Chairman of the Board, the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all transactions as Chief Financial Officer and of the financial condition of the Corporation. The Chief Financial Officer shall perform such other duties as may from time to time be prescribed by the Board of Directors, the Chief Executive Officer, the Chairman of the Board or the President.

          (f)    Assistant Chief Financial Officer.     The Assistant Chief Financial Officer, or if there is more than one, the Assistant Chief Financial Officers, in the order determined by the Board of Directors (or if there is no such determination, then in the order of their election), shall, in the absence of the Chief Financial Officer or in the event of the Chief Financial Officer's inability or refusal to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors, the Chief Executive Officer, the Chairman of the Board, the President or the Chief Financial Officer.

          (g)    Chief Accounting Officer.     The Board of Directors may elect a Chief Accounting Officer who shall be responsible for all accounting and auditing functions of the Corporation and who shall perform such other duties as may from time to time be required of him by the Board of Directors.

          (h)    Treasurer.     The Treasurer, if there is one, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

          (i)    Assistant Treasurers.     Assistant Treasurers, if there are any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice President, or the Treasurer, if there is one, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

          (j)    Vice Presidents.     At the request of the President or in his absence or in the event of his inability or refusal to act (and if there is no Chief Executive Officer or Chairman of the Board of Directors), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of

  Directors from time to time may prescribe. If there is no Chief Executive Officer, no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

          (k)    Other Officers.     Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V
CAPITAL STOCK

        Section 5.1    Form of Certificates.     Every holder of stock in the Corporation shall be entitled to have a certificate or certificates duly numbered, certifying the number and class of shares in the Corporation owned by him, in such form as may be prescribed by the Board of Directors. Each such certificate shall be signed in the name of the Corporation by the Chief Executive Officer, the Chairman of the Board, the President or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.

        Section 5.2    Signatures.     Where a certificate is countersigned by (a) a transfer agent other than the Corporation or its employee, or (b) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

        Section 5.3    Lost Certificates.     The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        Section 5.4    Transfers.     Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

        Section 5.5    Record Date.     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        Section 5.6    Beneficial Owners.     The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI
NOTICES

        Section 6.1    Notices.     Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or transmitted via facsimile.

        Section 6.2    Waivers of Notice.     Whenever any notice is required by law, the Certificate of Incorporation or these Bylaws to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except when such person attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VII
GENERAL PROVISIONS

        Section 7.1    Dividends.     Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

        Section 7.2    Disbursements.     All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 7.3    Fiscal Year.     The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

        Section 7.4    Corporate Seal.     The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII
INDEMNIFICATION

        Section 8.1    Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation.     Subject to Section 8.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        Section 8.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.     Subject to Section 8.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 8.3    Authorization of Indemnification.     Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2 hereof, as the case may be. Such determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (c) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

        Section 8.4    Good Faith Defined.     For purposes of any determination under Section 8.1 or 8.2 hereof, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 8.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or 8.2 hereof, as the case may be.

        Section 8.5    Indemnification by a Court.     Notwithstanding any contrary determination made in any specific case under Section 8.3 hereof, and notwithstanding the absence of any determination made thereunder, any director or officer may apply to any court of competent jurisdiction in the State of

Delaware for indemnification to the extent otherwise permissible under Sections 8.l and 8.2 hereof. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 8.1 or 8.2 hereof. Neither a contrary determination in the specific case under Section 8.3 hereof nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 8.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        Section 8.6    Expenses Payable in Advance.     Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

        Section 8.7    Nonexclusivity of Indemnification and Advancement of Expenses.     The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 8.1 and 8.2 hereof shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or 8.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware (the "DGCL") or otherwise.

        Section 8.8    Insurance.     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article VIII.

        Section 8.9    Certain Definitions.     For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

        Section 8.10    Survival of Indemnification and Advancement of Expenses.     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 8.11    Limitation on Indemnification.     Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

        Section 8.12    Indemnification of Employees and Agents.     The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

        Section 8.13    Secondary Indemnifications.     The indemnification and advancement of expenses provided by, or granted pursuant to, the other provisions of this Article 8 shall not be deemed exclusive of any other rights to which those persons provided indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, it is acknowledged that certain persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by the stockholders of the Corporation or one or more of the affiliates of such stockholders of the Corporation other than the Corporation and its subsidiaries (any of such entities, together with their affiliates (other than the Corporation and its subsidiaries), the "Stockholder Sponsors") as an employee of any of such entities (or their respective payroll companies) or pursuant to separate written agreements, which the Company and the Stockholder Sponsors intend to be secondary to the primary obligation of the Corporation to provide indemnification as provided herein. If any Stockholder Sponsor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement or arrangement (whether pursuant to contract, by-laws or charter) to a person indemnifiable hereunder, then (i) the applicable Stockholder Sponsor entity shall be fully subrogated to all of such person's rights with respect to such payment and (ii) the Company shall indemnify, reimburse and hold harmless the applicable Stockholder Sponsor entity for the payments actually made. The Stockholder Sponsors shall be third-party beneficiaries of this Article 8, having the rights to enforce this Article 8.

ARTICLE IX
AMENDMENTS

        These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of outstanding capital stock or by a majority of the Board of Directors then in office, in each case, in accordance with the Certificate of Incorporation and applicable law.

ARTICLE X
CONFLICTS

        If there is a conflict between the provisions of these Bylaws and the provisions of the Certificate of Incorporation or the mandatory provisions of the DGCL, such provision or provisions of the Certificate of Incorporation and the DGCL, as the case may be, will be controlling.

Exhibit C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NEW BKH CORP.

        The undersigned, an authorized officer of New BKH Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        That the name of the corporation is "New BKH Corp.", and that this corporation was originally incorporated pursuant to the DGCL on February 3, 2017.

        Pursuant to Sections 228, 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

        That the Board of Directors of this corporation, by the unanimous written consent of its members, filed with the Minutes of the Board, adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and reinstatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

        RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

        FIRST.    The name of the corporation is New BKH Corp.

        SECOND.    The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH.    The total number of shares of stock that the corporation shall have authority to issue is 100,000,000. All such shares are to be Common Stock, par value of $0.0001 per share, and are to be of one class.

        FIFTH.    Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

        SIXTH.    In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Certificate of Incorporation, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

        SEVENTH.    (a) A director of the corporation shall not be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, (ii) for any breach of the director's duty of loyalty to the corporation or its stockholders, or (iii) for any transaction from which the director shall have derived an improper personal benefit. Neither (x) any amendment, modification or repeal of the foregoing sentence nor (y) the adoption of any provision of this Certificate of Incorporation that is inconsistent with the foregoing sentence, shall eliminate or reduce the effect of the foregoing sentence in respect of any matter occurring, or any cause of action, suit or claim that, but for the foregoing sentence, would accrue or arise, prior to such amendment, repeal or adoption.

          (b)   The corporation shall have the power to indemnify any person who was or is a party to, or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by law, and the corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing such indemnification.

        EIGHTH.    To the maximum extent permitted under the General Corporation Law of the State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors who are not employees of the corporation of any of its subsidiaries ("Outside Directors"), other than any such opportunity expressly presented to an Outside Director in such Outside Director's capacity as a director of the corporation; and no such Outside Director shall be liable to the corporation or its stockholders for breach of any fiduciary or other duty by reason of the fact that such Outside Director personally or on behalf of any other person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the corporation or its subsidiaries. For purposes of this paragraph EIGHTH, a director who is the Chairman of the Board of the corporation shall not be deemed to be an employee of the corporation solely by reason of holding such position. No amendment or repeal of this paragraph EIGHTH shall apply to or have any effect on the liability or alleged liability of any Outside Director for or with respect to business opportunities of which such Outside Director becomes aware prior to such amendment or repeal. Any person purchasing or otherwise acquiring any interest in any capital stock of the corporation shall be deemed to have notice of, and to have consented to the provisions of, this paragraph.

        The undersigned authorized officer hereby acknowledges that the foregoing amended and restated certificate of incorporation is his act and deed on this [                        ], 2017.

Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

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Exhibit D

NEW BKH CORP.

AMENDED AND RESTATED
BYLAWS

[                    ], 2017

ARTICLE I.
OFFICES

        Section 1.    Registered Office.     The registered office of New BKH Corp. (the "Corporation") shall be in the State of Delaware.

        Section 2.    Other Offices.     The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the "Board of Directors") may from time to time determine or the business of the Corporation may require.

ARTICLE II.
MEETINGS OF SHAREHOLDERS

        Section 1.    Time and Place of Meetings.     All meetings of the shareholders shall be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

        Section 2.    Annual Meetings.     Annual meetings of shareholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the Board of Directors.

        Section 3.    Special Meetings.     Special meetings of the shareholders, unless otherwise prescribed by statute or provided by the amended and restated certificate of incorporation of the Corporation (the "Certificate of Incorporation") or these bylaws, may be called by the chairman or the Board of Directors or by the holders of the majority of the outstanding shares of common stock of the Company entitled to vote at the meeting. Business conducted at any special meeting shall be confined to the purpose or purposes described in the notice thereof.

        Section 4.    Notice.     Written or printed notice stating the place, day and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 calendar days (20 days in the case of a meeting to approve a plan of merger or exchange) nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary or the officer or other person calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or its address as it appears on the share transfer records of the Corporation, with postage prepaid.

        Section 5.    Quorum.     A quorum shall be present at a meeting of shareholders if the holder or holders of a majority of the shares entitled to vote are present in person, represented by duly authorized representative in the case of a corporation or other legal entity or represented by proxy, unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or these bylaws, once a quorum is present at a duly constituted meeting of shareholders, the shareholders present or represented at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any shareholder present or represented shall not affect the presence of a quorum at the meeting. Unless otherwise provided in the Certificate of Incorporation or these bylaws, the shareholders entitled to vote and present or represented at a meeting of shareholders at which a quorum is not present may adjourn the meeting until such time and to such place as may be determined by a vote of the holders of a majority of the shares represented at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be conducted which might have been conducted at the meeting as originally notified.

        Section 6.    Voting.     With respect to any matter, other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares is required by statute, the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented at a meeting of shareholders at which a quorum is present shall be the act of the shareholders, unless otherwise provided in the Certificate of Incorporation or these bylaws. Unless otherwise provided in the Certificate of Incorporation of these bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.

        Section 7.    Method of Voting.     Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent that the Certificate of Incorporation provide for more or less than one vote per share or limit or deny voting rights to the holders of the shares of any class or series or as otherwise provided by statute. A shareholder may vote in person, by duly authorized representative in the case of a corporation or other legal entity or by proxy executed in writing by the shareholder or by his or its duly authorized attorney-in-fact. Each proxy shall be filed with the Secretary of the Corporation prior to the time of the meeting.

        Section 8.    Action Without Meeting.     Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of all the shares entitled to vote with respect to the action that is the subject of the consent.

ARTICLE III.
DIRECTORS

        Section 1.    Responsibilities.     The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, its Board of Directors.

        Section 2.    Number; Term.     The number of directors shall be no less than one (1) and no more than five (5). The number of directors shall be fixed from time to time by the Board of Directors or by the shareholders at the annual or a special meeting. No decrease in the number of directors shall have the effect of shortening the term of an incumbent director. The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 3 below. At each annual meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting. Unless removed in accordance with the Certificate of Incorporation or this Section, each director elected shall hold office for the term for which he is elected and until his successor shall have been elected and qualified. Directors need not be residents of the State of Delaware or shareholders of the Corporation. At any meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holder or holders of a majority of the shares then entitled to vote at an election of directors.

        Section 3.    Vacancies; Increases.     Any vacancy occurring in the Board of Directors (by death, resignation, removal or otherwise) may be filled by election at an annual or special meeting of shareholders called for that purpose, by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Each director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or by the Board of Directors.

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        Section 4.    Place of Meetings.     Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware.

        Section 5.    Regular Meetings.     Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors. Regular meetings of the Board of Directors may be held without notice.

        Section 6.    Special Meetings.     Special meetings of the Board of Directors may be called by the Chairman of the Board or by the President and shall be called by the Secretary on the written request of at least two directors. Written notice specifying the time and place of special meetings shall be given to each director at least three days before the date of the meeting. Such notice may, but need not, specify the purpose or purposes of the meeting.

        Section 7.    Quorum: Majority Vote.     At all meetings, a majority of the number of the directors fixed in the manner provided in these bylaws shall constitute a quorum for the transaction of business unless a greater number is specifically required by statute or provided in the Certificate of Incorporation or these bylaws. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except as otherwise specifically required by statute or provided in the Certificate of Incorporation or these bylaws, in which case the express provision shall control. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 8.    Minutes.     The Board of Directors shall keep regular minutes of its proceedings. The minutes shall be placed in the minute book of the Corporation.

        Section 9.    Committees.     The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees, each of which shall be comprised of one or more members, and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations imposed by the Board of Directors, replace absent or disqualified members, at any meeting of that committee. Any such committee, to the extent provided in such resolution or in the Certificate of Incorporation or these bylaws, shall have and may exercise all of the authority of the Board of Directors, except as otherwise provided by statute. The designation of such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

        Section 10.    Committee Minutes.     Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Such minutes shall be place in the minute book of the Corporation.

        Section 11.    Action Without Meeting.     Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting.

ARTICLE IV.
NOTICES

        Section 1.    Method.     Whenever by statute, the Certificate of Incorporation, these bylaws or otherwise, notice is required to be given to a director or shareholder, and no provision is made as to how the notice shall be given, it shall not be construed to be personal notice, but any such notice may be given: (a) in writing, by mail, postage prepaid, addressed to the director at the last address known

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by the Corporation for such director or shareholder at the address appearing on the share transfer records of the Corporation, or (b) in any other method permitted by law. Any notice required or permitted to be given by mail shall be deemed given at the time when the same is deposited in the United States mail.

        Section 2.    Waiver.     Whenever by statute, the Certificate of Incorporation or these bylaws, any notice is required to be given to a director or shareholder, a waiver thereof in writing, signed by the person or persons entitled to such notice, or in the case of a corporation or other legal entity by its duly authorized representative, whether before or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE V.
OFFICERS

        Section 1.    Number.     The officers of the Corporation shall consist of a President and a Secretary, each of whom shall be elected by the Board of Directors. The Board of Directors may also elect such other officers as they deem necessary or desirable, including a Chairman of the Board, a Treasurer, a Controller and one or more Vice Presidents, Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers. All officers of the Corporation shall hold office at the pleasure of the Board of Directors. The same person may, at the discretion of the Board of Directors, hold any two or more offices.

        Section 2.    Appointed Officers.     The President or any Executive Vice President may appoint such officers and agents, other than the President and the Secretary, as he shall deem necessary or desirable, who shall hold their offices for such terms as the President or the Executive Vice President shall determine.

        Section 3.    Removal.     Any officer elected by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby.

        Section 4.    Compensation.     The compensation of all officers and agents of the Corporation who are also directors of the Corporation shall be fixed by the Board of Directors. The Board of Directors may delegate the power to fix the compensation of all other officers and agents of the Corporation to an officer of the Corporation.

        Section 5.    Duties.     The officers of the Corporation, whether elected or appointed, shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by resolution of the Board of Directors regardless of whether such authority and duties are customarily incident to such office.

ARTICLE VI.
CERTIFICATE OF STOCK

        Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of, the Corporation, by the President or any Vice President, and by the Secretary or any Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

ARTICLE VII.
INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Each person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan (including the heirs, executors,

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administrators or estate of such person) shall be indemnified by the Corporation to the fullest extent that a corporation is required or permitted to grant indemnification to such person under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation who was, is or is threatened to be made a named defendant or respondent in a proceeding shall be paid or reimbursed by the Corporation, in advance of the final disposition of the proceeding, to the maximum extent permitted under Delaware law, as the same exists or may hereafter be amended. The right to indemnification under this Article shall be a contract right. In the event of the death of any person having a right of indemnification under this Article, such right will inure to the benefit of his or her heirs, executors, administrators and personal representatives. The rights under this Article will not be exclusive of any other right which any person may have or hereinafter acquire under any statute, bylaw, resolution of shareholders of directors, agreement or otherwise.

ARTICLE VIII.
GENERAL PROVISIONS

        Section 1.    Checks.     All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 2.    Fiscal Year.     The fiscal year of the Corporations shall be fixed by resolution of the Board of Directors.

        Section 3.    Telephone and Similar Meetings.     Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the shareholders, members of the Board of Directors or members of any committee of the Board of Directors may participate in and hold a meeting of such shareholders, the Board of Directors or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

        Section 4.    Distributions and Share Dividends.     Subject to statute and any provision of the Certificate of Incorporation, distributions in the form of cash or property or share dividends may be declared by the Board of Directors at any regular or special meeting.

        Section 5.    Amendment of Bylaws.     Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, these bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the shareholders or the Board of Directors, subject to the shareholders providing in amending, repealing or adopting a particular bylaw that it may not be amended or repealed by the Board of Directors.

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Exhibit E

JOINDER AGREEMENT

        This Joinder Agreement ("Joinder") is made as of [                        ], 2017 by the undersigned (the "Joining Party") in accordance with the Agreement and Plan of Merger, dated as of June 8, 2017, by and among New BKH Corp. ("New BKH"), Black Knight Financial Services, Inc., Black Knight Holdco Corp., New BKH Merger Sub, Inc., BKFS Merger Sub, Inc. and Fidelity National Financial, Inc. ("FNF"), as the same may be amended, modified, supplemented or restated from time to time (the "Merger Agreement"). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Merger Agreement.

        The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder, the Joining Party shall become a party to, and become jointly and severally liable with New BKH under, that certain Reorganization Agreement, dated as of June 8, 2017, by and among New BKH, FNF, and Black Knight Holdings, Inc. (the "Reorganization Agreement"). The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the applicable terms, provisions and conditions contained in each of the Reorganization Agreement.

        By entering into this Joinder the Joining Party agrees and acknowledges that the Joining Party has received and read a copy of each of the Merger Agreement and the Reorganization Agreement.

        IN WITNESS WHEREOF, the Joining Party has executed and entered into this Joinder on the date first written below.

Date: [                        ], 2017.

Black Knight Holdco Corp., a Delaware Corporation
By:
Name:
Title:
Address for Notices:

Black Knight Financial Services, Inc. 601 Riverside Ave. Jacksonville, Florida 32204
Attention:	Executive Vice President, General Counsel and Corporate Secretary
Facsimile:	(702) 243-3251

Exhibit F

SECOND AMENDED AND RESTATED
CORPORATE SERVICES AGREEMENT

(Black Knight Financial Services, LLC)

        This Second Amended and Restated Corporate Services Agreement (this "Agreement") is dated as of [    ], 2017, by and between Fidelity National Financial, Inc., a Delaware corporation ("FNF" or "PROVIDING PARTY") and Black Knight Financial Services, LLC, a Delaware limited liability company ("BKFS LLC" or "RECEIVING PARTY"). FNF and BKFS LLC shall be referred to collectively in this Agreement as the "Parties" and individually as a "Party."

        WHEREAS, FNF, Black Knight Holdings, Inc., a Delaware corporation, and New BKH Corp., a Delaware corporation ("New BKH"), have entered into a Reorganization Agreement (as the same may be amended from time to time, the "Reorganization Agreement"), pursuant to which, among other things, FNF shall cause the transfer of all of the FNF Owned BKFS Shares and FNF Owned BKFS LLC Units (each as defined therein) to New BKH and distribute all of the shares of common stock of New BKH held by FNF to the holders of FNF common stock;

        WHEREAS, FNF, New BKH, Black Knight Financial Services, Inc., a Delaware corporation ("BKFS"), Black Knight Holdco Corp., a Delaware corporation ("New Black Knight"), New BKH Merger Sub, Inc., a Delaware corporation, and BKFS Merger Sub, Inc., a Delaware corporation, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which, among other things, the parties thereto intend to effectuate the New BKH Merger and the BKFS Merger (each as defined therein), resulting in New BKH and BKFS becoming direct Subsidiaries of New Black Knight;

        WHEREAS, following the Separation (as defined in the Reorganization Agreement), FNF will no longer hold, directly or indirectly, any of the FNF Owned BKFS Shares or FNF Owned BKFS LLC Units;

        WHEREAS, FNF and BKFS LLC entered into that certain Amended and Restated Corporate Services Agreement, dated May 26, 2015 (the "A&R Corporate Services Agreement") for the provision of certain services by FNF and its Subsidiaries and Affiliates to RECEIVING GROUP (as defined below);

        WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and the Transaction Agreements, the Parties wish to amend and restate the A&R Corporate Services Agreement by entering into this Agreement as of the date set forth above, so that this Agreement more accurately reflects the services currently being provided by PROVIDING PARTY to RECEIVING GROUP; and

        WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
CORPORATE SERVICES

        1.1    Corporate Services.     This Agreement sets forth the terms and conditions for the provision by PROVIDING PARTY to RECEIVING GROUP (as defined below) of various corporate services and products, as more fully described below and in Schedule 1.1(a) attached hereto (the Scheduled Services, the Omitted Services, the Resumed Services and Special Projects (each as defined below), collectively, the "Corporate Services").

          (a)    Scheduled Services.     PROVIDING PARTY, through its Subsidiaries and Affiliates (each as defined below), and their respective employees, agents or contractors, shall provide or cause to be provided to RECEIVING GROUP all services set forth on Schedule 1.1(a) (the "Scheduled Services") on and after the Merger Effective Time. RECEIVING PARTY shall pay fees to PROVIDING PARTY for providing the Scheduled Services or causing the Scheduled Services to be provided to a member of RECEIVING GROUP as set forth on Schedule 1.1(a) and in accordance with Section 3.1. For purposes of this Agreement, a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person (provided that, for all purposes under this Agreement, when and with respect to the PROVIDING PARTY, "Subsidiary" shall not include BKFS or any of its Subsidiaries, including BKFS LLC); an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; a "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and "RECEIVING GROUP" means RECEIVING PARTY, its Subsidiaries (including any other Persons when they become Subsidiaries of RECEIVING PARTY) and BKFS and New Black Knight, subject to the exception set forth in Section 2.1.

          (b)    Omitted Services.     PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall provide or cause to be provided to RECEIVING GROUP all services that PROVIDING PARTY was performing for the Business on or before the Merger Effective Time that pertain to and are a part of Scheduled Services under Section 1.1(a), which are not expressly included in the list of Scheduled Services in Schedule 1.1(a), but are required to conduct the Business (the "Omitted Services"), unless RECEIVING PARTY consents in writing to the termination of such services. Such Omitted Services shall be added to Schedule 1.1(a) and thereby become Scheduled Services, as soon as reasonably practicable after the Merger Effective Time by the Parties. RECEIVING PARTY shall pay to PROVIDING PARTY for providing the Omitted Services (or causing the Omitted Services to be provided) hereunder fees as set forth in Section 3.1; provided, that payment of such fees by RECEIVING PARTY for the Omitted Services provided hereunder shall be retroactive to the first day of the calendar quarter in which either Party identifies such services as Omitted Services, but in no event shall RECEIVING PARTY be required to pay for any Omitted Services provided hereunder by PROVIDING PARTY or its Subsidiaries or Affiliates prior to the Merger Effective Time.

          (c)    Resumed Services.     At RECEIVING PARTY's written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide or cause to be provided to RECEIVING GROUP any Scheduled Service that has been terminated at RECEIVING PARTY's request pursuant to Section 2.2(b) (the "Resumed Services"); provided, that PROVIDING PARTY shall have no obligation to provide a Resumed Service if providing such Resumed Service will have a material adverse impact on the other Corporate Services or the Transition Assistance (as defined below). Schedule 1.1(a) shall from time to time be amended to reflect the resumption of a Resumed Service and the Resumed Service shall be set forth thereon as a Scheduled Service.

          (d)    Special Projects.     At RECEIVING PARTY's written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide additional corporate services that are not described in Schedule 1.1(a) and that are neither Omitted Services nor Resumed Services ("Special Projects"). RECEIVING PARTY shall submit a written request to PROVIDING PARTY specifying

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  the nature of the Special Project and requesting an estimate of the costs applicable for such Special Project and the expected time frame for completion. PROVIDING PARTY shall respond promptly to such written request, but in no event later than twenty (20) days, with a written estimate of the cost of providing such Special Project and the expected time frame for completion (the "Cost Estimate"). If RECEIVING PARTY provides written approval of the Cost Estimate within ten (10) days after PROVIDING PARTY delivers the Cost Estimate, then within a commercially reasonable time after receipt of such written approval, PROVIDING PARTY shall begin providing the Special Project; provided, that PROVIDING PARTY shall have no obligation to provide a Special Project where, in its reasonable discretion and prior to providing the Cost Estimate, it has determined and notified RECEIVING PARTY in writing that (i) it would not be feasible to provide such Special Project, given reasonable priority to other demands on its resources and capacity both under this Agreement or otherwise or (ii) it lacks the experience or qualifications to provide such Special Project.

        1.2    Provision of Corporate Services; Excused Performance.

        All obligations of PROVIDING PARTY with respect to any one or more individual Corporate Services or Transition Assistance under this Agreement shall be excused to the extent and only for so long as a failure by PROVIDING PARTY with respect thereto is directly attributable to and caused specifically by a failure by RECEIVING GROUP to meet its obligations (including any performance) under that certain Amended and Restated Reverse Corporate Services Agreement, by and between BKFS LLC and PROVIDING PARTY, dated as of the date hereof, as may be amended, modified or supplemented from time to time.

        1.3    Third Party Vendors; Consents.

          (a)    Third Party Consents.     PROVIDING PARTY shall use its commercially reasonable efforts to keep and maintain in effect its relationships with its licensors, vendors and service providers that are integral to the provision of the Corporate Services or Transition Assistance. PROVIDING PARTY shall use commercially reasonable efforts to procure any waivers, permits, consents or sublicenses required by third party licensors, vendors or service providers under existing agreements with such third parties in order to provide any Corporate Services or Transition Assistance hereunder ("Third Party Consents"). In the event that PROVIDING PARTY is unable to procure such Third Party Consents on commercially reasonable terms, PROVIDING PARTY agrees to promptly so notify RECEIVING PARTY, and to assist RECEIVING PARTY with the transition to another licensor, vendor or service provider. If, after the Merger Effective Time, any one or more licensors, vendors or service providers (i) terminates its contractual relationship with PROVIDING PARTY or ceases to provide the products or services associated with the Corporate Services or Transition Assistance or (ii) notifies PROVIDING PARTY of its desire or plan to terminate its contractual relationship with PROVIDING PARTY, then, in either case, PROVIDING PARTY agrees to so notify RECEIVING PARTY, and to assist RECEIVING PARTY with the transition to another licensor, vendor or service provider so that RECEIVING PARTY may continue to receive similar products and services.

          (b)    No Transfer of Software.     PROVIDING PARTY shall not be required to transfer or assign to RECEIVING PARTY any third party software licenses or any hardware owned by PROVIDING PARTY or its Subsidiaries or Affiliates in connection with the provision of the Corporate Services or Transition Assistance or at the conclusion of the Term (as defined below).

        1.4    Dispute Resolution.

          (a)    Amicable Resolution.     PROVIDING PARTY and RECEIVING PARTY mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights

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  and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between PROVIDING PARTY and RECEIVING PARTY in connection with this Agreement (including, without limitation, the standards of performance, delay of performance or non-performance of obligations, or payment or non-payment of fees hereunder), then the Dispute, upon written request of either Party, will be referred for resolution to the president (or similar position) of the division implicated by the matter for each of PROVIDING PARTY and RECEIVING PARTY, which presidents will have fifteen (15) days to resolve such Dispute. If the presidents of the relevant divisions for each of PROVIDING PARTY and RECEIVING PARTY do not agree to a resolution of such Dispute within fifteen (15) days after the reference of the matter to them, such presidents of the relevant divisions will refer such matter to the president of each of PROVIDING PARTY and RECEIVING PARTY for final resolution. Notwithstanding anything to the contrary in this Section 1.4, any amendment to the terms of this Agreement may only be effected in accordance with Section 11.10.

          (b)    Arbitration.     In the event that the Dispute is not resolved in a friendly manner as set forth in Section 1.4(a), either Party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 1.4(b). All Disputes submitted to arbitration pursuant to this Section 1.4(b) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the Parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either Party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the arbitrators (or any place agreed to by the Parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by PROVIDING PARTY and RECEIVING PARTY. If PROVIDING PARTY and RECEIVING PARTY fail to agree on an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of either Party to the Dispute, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the Parties to the arbitration as to matters submitted and may be enforced by either Party to the Dispute in any court having jurisdiction over the subject matter or over either Party. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the Party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party.

          (c)    Non-Exclusive Remedy.     Nothing in this Section 1.4 will prevent either PROVIDING PARTY or RECEIVING PARTY from immediately seeking injunctive or interim relief in the event (i) of any actual or threatened breach of any of the provisions of Article VIII or (ii) that the Dispute relates to, or involves a claim of, actual or threatened infringement of intellectual property. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 11.6. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 1.4(a) and Section 1.4(b) above.

          (d)    Commencement of Dispute Resolution Procedure.     Notwithstanding anything to the contrary in this Agreement, PROVIDING PARTY and RECEIVING PARTY, but none of their respective Subsidiaries or Affiliates, are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 1.4 or otherwise, and each Party will cause

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  its respective Affiliates not to commence any dispute resolution procedure other than through such Party as provided in this Section 1.4(d).

          (e)    Compensation.     RECEIVING PARTY shall continue to make all payments due and owing under Article III for Corporate Services and Transition Assistance not the subject of a Dispute and shall not off-set such fees by the amount of fees for Corporate Services or Transition Assistance that are the subject of the Dispute.

        1.5    Standard of Services.

          (a)    General Standard.     PROVIDING PARTY shall perform the Corporate Services and Transition Assistance for RECEIVING GROUP in a professional, timely and competent manner, using standards of performance consistent with its performance of such services for itself.

          (b)    Disaster Recovery.     During the Term, PROVIDING PARTY shall maintain a disaster recovery program for the Corporate Services and Transition Assistance substantially consistent with the disaster recovery program in place for such Corporate Services and Transition Assistance as of the Merger Effective Time. For the avoidance of doubt, the disaster recovery program maintained by PROVIDING PARTY will not include a business continuity program.

          (c)    Shortfall in Services.     If RECEIVING PARTY provides PROVIDING PARTY with written notice ("Shortfall Notice") setting forth in reasonable detail the occurrence of any Significant Service Shortfall (as defined below), as determined by RECEIVING PARTY in good faith, PROVIDING PARTY shall rectify such Significant Service Shortfall as soon as reasonably practicable. For purposes of this Section 1.5(c), a "Significant Service Shortfall" shall be deemed to have occurred if the timing or quality of performance of Corporate Services or Transition Assistance provided by PROVIDING PARTY hereunder falls below the standard required by Section 1.5(a) hereof; provided that PROVIDING PARTY's obligations under this Agreement shall be relieved to the extent, and for the duration of, any force majeure event as set forth in Article V.

        1.6    Response Time.     PROVIDING PARTY shall respond to and resolve any problems in connection with the Corporate Services or Transition Assistance for RECEIVING GROUP within a commercially reasonable period of time, using response and proposed resolution times consistent with its response and resolution of such problems for itself.

        1.7    Ownership of Materials; Results and Proceeds.     All data and information submitted to PROVIDING PARTY by RECEIVING GROUP, in connection with the Corporate Services or the Transition Assistance (the "RECEIVING GROUP Data"), and all results and proceeds of the Corporate Services and the Transition Assistance with regard to the RECEIVING GROUP Data, is and will remain, as between the Parties, the property of RECEIVING GROUP and subject to the provisions of Article VIII. Any data or information possessed or controlled by PROVIDING PARTY on RECEIVING PARTY's behalf shall be promptly provided by PROVIDING PARTY to RECEIVING PARTY upon written request by RECEIVING PARTY.

ARTICLE II
TERM AND TRANSITION ASSISTANCE

        2.1    Term.     The term (the "Term") of this Agreement shall commence as of the date hereof and shall continue until the earliest of:

            (i)  the date on which the last of the Corporate Services under this Agreement is terminated,

           (ii)  the date on which the last of the Transition Assistance under this Agreement is terminated, and

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          (iii)  the date on which this Agreement is terminated by mutual agreement of the Parties,

whichever is earlier (in any case, the "Termination Date"); provided, however, that, with respect to any Person that ceases to be a member of the RECEIVING GROUP prior to the Termination Date, subject to Section 7.2, the provisions of this Agreement with respect to such Person shall terminate effective as of the date that such Person ceases to be a member of RECEIVING GROUP.

        2.2    Termination.

          (a)    Thirty (30) Day Extension.     If (i) RECEIVING GROUP is not able to complete its transition of the Corporate Services or (ii) the Transition Assistance is not completed, in either case, by the Termination Date, then upon written notice provided to PROVIDING PARTY at least thirty (30) days prior to the Termination Date, RECEIVING PARTY shall have the right to request and cause PROVIDING PARTY to provide up to thirty (30) days of additional Corporate Services and/or Transition Assistance, as applicable, to RECEIVING GROUP; provided, that RECEIVING PARTY shall pay for all such additional Corporate Services and/or Transition Assistance, as applicable, in accordance with this Agreement.

          (b)    Early Termination.     If RECEIVING PARTY wishes to terminate a Corporate Service or Transition Assistance (or a portion thereof) on a date that is earlier than the Termination Date, RECEIVING PARTY shall provide written notice (the "Termination Notice") to PROVIDING PARTY of a proposed termination date for such Corporate Service or Transition Assistance (or portion thereof), at least ninety (90) days prior to such proposed termination date. Within ten (10) days of the date on which the Termination Notice was received, then, effective on the termination date proposed by RECEIVING PARTY in its Termination Notice, such Corporate Service or Transition Assistance (or portion thereof) shall be discontinued (thereafter, a "Discontinued Service") and deemed deleted from the Scheduled Services to be provided hereunder and thereafter, this Agreement shall be of no further force and effect with respect to the Discontinued Service (or portion thereof), except as to obligations accrued prior to the date of discontinuation of such Corporate Service (or portion thereof). Upon the occurrence of any Discontinued Service, the Parties shall promptly update Schedule 1.1(a) to reflect the discontinuation. Notwithstanding anything to the contrary contained herein, at any time that employees of PROVIDING PARTY or its Subsidiaries or Affiliates are transferred to a department within RECEIVING GROUP or its Affiliates (an "Employee Shift"), a proportional portion of the relevant Corporate Service or Transition Assistance shall be deemed automatically terminated. If a Corporate Service or Transition Assistance, or portion thereof, is terminated as a result of an Employee Shift, then such termination shall take effect as of the date of the Employee Shift.

          (c)    Termination of All Services.     If all Corporate Services and Transition Services shall have been terminated under this Section 2.2 prior to the expiration of the Term, then either Party shall have the right to terminate this Agreement by giving written notice to the other Party, which termination shall be effective upon delivery as provided in Section 6.1.

        2.3    Transition Assistance.     In preparation for the discontinuation of any Corporate Service provided under this Agreement, PROVIDING PARTY shall, consistent with its obligations to provide Corporate Services hereunder and with the cooperation and assistance of RECEIVING GROUP, use commercially reasonable efforts to provide such knowledge transfer services and to take such steps as are reasonably required in order to facilitate a smooth and efficient transition and/or migration of records to RECEIVING PARTY or its Affiliates (or at RECEIVING PARTY's direction, to a third party) and responsibilities so as to minimize any disruption of services ("Transition Assistance"). RECEIVING GROUP shall cooperate with PROVIDING PARTY to allow PROVIDING PARTY to complete the Transition Assistance as early as is commercially reasonable to do so. Fees for any Transition Assistance shall be determined in accordance with Section 3.1.

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        2.4    Return of Materials.     As a Corporate Service or Transition Assistance is terminated, each Party will return all materials and property owned by the other Party, including, without limitation, all RECEIVING GROUP Data, if any, and materials and property of a proprietary nature involving a Party or its Subsidiaries or Affiliates relevant to the provision or receipt of that Corporate Service or Transition Assistance and no longer needed regarding the performance of other Corporate Services or other Transition Assistance under this Agreement, and will do so (and will cause its Subsidiaries and Affiliates to do so) within thirty (30) days after the applicable termination. Upon the end of the Term, each Party will return all material and property of a proprietary nature involving the other Party or its Subsidiaries, in its possession or control (or the possession or control of an Affiliate as a result of the Corporate Services or Transition Assistance provided hereunder) within thirty (30) days after the end of the Term. In addition, upon RECEIVING PARTY's request, PROVIDING PARTY agrees to provide to RECEIVING PARTY copies of RECEIVING GROUP's Data, files and records on magnetic media, or such other media as the Parties shall agree upon, to the extent practicable. PROVIDING PARTY may retain archival copies of RECEIVING GROUP's Data, files and records and all such Data, files and records so retained shall continue to be subject to the terms of this Agreement.

ARTICLE III
COMPENSATION AND PAYMENTS

        3.1    Compensation for Corporate Services and Transition Assistance.

          (a)   In accordance with the payment terms described in Section 3.2 below, RECEIVING GROUP agrees to timely pay PROVIDING PARTY, as compensation for the Corporate Services and the Transition Assistance provided hereunder, fees in an amount equal to PROVIDING PARTY's cost of such Corporate Services or Transition Assistance, as the case may be, plus a ten percent (10%) markup in lieu of PROVIDING PARTY being reimbursed for its expenses incurred in connection with the provision of such Corporate Service or Transition Assistance.

          (b)   Without limiting the foregoing, the Parties acknowledge that RECEIVING PARTY is also obligated to pay, or reimburse PROVIDING PARTY for its payment of, all Out of Pocket Costs (as defined below); provided, however, that the incurrence of any liability by RECEIVING GROUP for any Out of Pocket Cost (as defined below) that requires the payment by RECEIVING GROUP of more than $10,000, on an annualized basis, shall require the subsequent approval of the chief financial officer of RECEIVING PARTY (or his/her designee) after his/her receipt of the Monthly Summary Statement (as defined in Section 3.2) provided to RECEIVING PARTY for the calendar month in which the Out of Pocket Cost was incurred or paid by PROVIDING PARTY on behalf of RECEIVING PARTY. PROVIDING PARTY shall use commercially reasonable efforts to not incur Out of Pocket Costs that are inconsistent with the type of Out of Pocket Costs incurred under past practices with the applicable Scheduled Service. If (x) PROVIDING PARTY has not obtained the prior approval of the chief financial officer of RECEIVING GROUP before incurring or paying any Out of Pocket Cost that exceeds $10,000 on an annualized basis, and (y) after receiving and reviewing the applicable Monthly Summary Statement, the chief financial officer of RECEIVING PARTY (or his/her designee) has not expressly approved the Out of Pocket Cost in question, then RECEIVING PARTY shall be entitled to dispute the Out of Pocket Cost until the close of the next audit cycle, provided that if PROVIDING PARTY disagrees with RECEIVING PARTY's dispute of the Out of Pocket Cost, then PROVIDING PARTY shall be entitled to exercise its rights under the dispute resolution provisions set forth in Section 1.4. For purposes hereof, the term "Out of Pocket Costs" means all fees, costs or other expenses paid by PROVIDING PARTY to third parties that are not Affiliates of PROVIDING PARTY in connection with the Corporate Services provided hereunder; and the term "Out of Pocket Cost" means any Out of Pocket Cost incurred after the Merger Effective Time that is not a continuation of services provided to RECEIVING GROUP in the ordinary course of business consistent with

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  past practices and for which RECEIVING GROUP had paid or reimbursed a portion thereof prior to the Merger Effective Time.

        3.2    Payment Terms; Monthly Summary Statements.     Within 30 days after the end of each calendar month, PROVIDING PARTY shall prepare and deliver to the chief financial officer (or his designee) of RECEIVING PARTY a monthly summary statement (each a "Monthly Summary Statement") setting forth all of the costs owing by the RECEIVING PARTY to the PROVIDING PARTY, including all fees for Corporate Services and Transition Assistance, as calculated in accordance with Section 3.1, and such other information as RECEIVING PARTY may reasonably request. The specific form of the Monthly Summary Statement shall be as agreed to between the Parties from time to time, acting with commercial reasonableness.

        3.3    Audit Rights.     Upon reasonable advance notice from RECEIVING PARTY, PROVIDING PARTY shall permit RECEIVING PARTY to perform annual audits of PROVIDING PARTY's records only with respect to fees invoiced and Out of Pocket Costs invoiced pursuant to this Article III. Such audits shall be conducted during PROVIDING PARTY's regular office hours and without disruption to PROVIDING PARTY's business operations and shall be performed at RECEIVING PARTY's sole expense.

ARTICLE IV
LIMITATION OF LIABILITY

        4.1    LIMITATION OF LIABILITY.     THE LIABILITY OF EITHER PARTY FOR A CLAIM ASSERTED BY THE OTHER PARTY BASED ON BREACH OF ANY COVENANT, AGREEMENT OR UNDERTAKING REQUIRED BY THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE, THE FEES PAYABLE BY RECEIVING PARTY TO PROVIDING PARTY DURING THE ONE (1) YEAR PERIOD PRECEDING THE BREACH FOR THE PARTICULAR CORPORATE SERVICE OR TRANSITION ASSISTANCE AFFECTED BY SUCH BREACH UNDER THIS AGREEMENT; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN RESPECT OF ANY CLAIMS BASED ON A PARTY'S (A) GROSS NEGLIGENCE, (B) WILLFUL MISCONDUCT, (C) IMPROPER USE OR DISCLOSURE OF CUSTOMER INFORMATION, (D) VIOLATIONS OF LAW, OR (E) INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF A PERSON WHO IS NOT A PARTY HERETO OR A SUBSIDIARY OR AFFILIATE OF A PARTY HERETO.

        4.2    DAMAGES.     NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGE OF ANY KIND WHATSOEVER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY UNDER ARTICLE X IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A PARTY OR A SUBSIDIARY OR AFFILIATE OF THE INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE IV.

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ARTICLE V
FORCE MAJEURE

        Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents, floods, strikes, terrorism and power blackouts. Promptly following the occurrence of a condition described in this Article, the Party whose performance is prevented shall give written notice to the other Party, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions.

ARTICLE VI
NOTICES AND DEMANDS

        6.1    Notices.     Except as otherwise provided under this Agreement (including Schedule 1.1(a)), all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by a nationally-recognized overnight courier (providing proof of delivery) or (iii) sent by facsimile or electronic transmission (including email), provided that receipt of such facsimile or electronic transmission is promptly confirmed by telephone), in each case to the Parties at the following addresses, facsimile numbers or email (or as shall be specified by like notice):

  If to PROVIDING PARTY, to:

  Fidelity National Financial, Inc.
  1701 Village Center Circle
  Las Vegas, Nevada 89134
  Fax No.: 702-243-3251
  Attention: Executive Vice President, General Counsel and Corporate Secretary

  If to RECEIVING PARTY, to:

  Black Knight Financial Services, LLC
  601 Riverside Avenue
  Jacksonville, FL 32204
  Fax No.: 702-243-3251
  Attention: Executive Vice President, General Counsel and Corporate Secretary

        Any notice, request, claim, demand or other communication given as provided above shall be deemed received by the receiving Party (i) upon actual receipt, if delivered personally; (ii) on the next Business Day after deposit with an overnight courier, if sent by a nationally-recognized overnight courier; or (iii) upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, claim, demand or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein).

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 ARTICLE VII
REMEDIES

        7.1    Remedies Upon Material Breach.     In the event of material breach of any provision of this Agreement by a Party, the non-defaulting Party shall give the defaulting Party written notice thereof, and:

          (a)   If such breach is for RECEIVING PARTY's non-payment of an amount that is not in dispute, the defaulting Party shall cure the breach within thirty (30) calendar days of such notice. If the defaulting Party does not cure such breach by such date, then the defaulting Party shall pay the non-defaulting Party the undisputed amount, any interest that has accrued hereunder through the expiration of the cure period plus an additional amount of interest equal to four percent (4%) per annum above the "prime rate" as announced in the "Money Rates" section of the most recent edition of the Eastern Edition of The Wall Street Journal prior to the date of payment, which interest rate shall change as and when the "prime rate" changes. The Parties agree that this rate of interest constitutes reasonable liquidated damages and not an unenforceable penalty.

          (b)   If such breach is for any other material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within thirty (30) calendar days of the date of such notice. If the defaulting Party does not cure such breach within such period, then the defaulting Party shall pay the non-defaulting Party all of the non-defaulting Party's actual damages, subject to Article IV above.

        7.2    Survival Upon Expiration or Termination.     The provisions of Section 1.4 (Dispute Resolution), Section 2.4 (Return of Materials), Article IV (Limitation of Liability), Article VI (Notices and Demands), this Section 7.2, Article VIII (Confidentiality), Article X (Indemnification) and Article XI (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties.

ARTICLE VIII
CONFIDENTIALITY

        8.1    Confidential Information.     Each Party shall use at least the same standard of care in the protection of Confidential Information of the other Party as it uses to protect its own confidential or proprietary information; provided that such Confidential Information shall be protected in at least a reasonable manner. For purposes of this Agreement, with respect to each Party, "Confidential Information" includes all confidential or proprietary information and documentation of the other Party, including the terms of this Agreement, and all of the other Party's software, data, financial information, all reports, exhibits and other documentation prepared by any of the other Party's Subsidiaries or Affiliates, in each case, to the extent provided or made available under, or in furtherance of, this Agreement. Each Party shall use the Confidential Information of the other Party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees, subcontractors, or agents having a "need to know" with respect to such purpose. Each Party shall advise its respective employees, subcontractors, and agents of such Party's obligations under this Agreement. The obligations in this Section 8.1 will not restrict disclosure by a Party of Confidential Information of the other Party pursuant to applicable law, or by order or request of any court or government agency; provided that prior to such disclosure the Party making such disclosure shall (at the other Party's sole cost and expense), if legally permitted and reasonably practicable, (a) promptly give notice to the other Party, (b) cooperate with the other Party with respect to taking steps to respond to or narrow the scope of such order or request and (c) only provide such information as is required by law, court order or a final, non-appealable ruling of a court of proper jurisdiction. Confidential Information of a Party will not be afforded the protection of this Article VIII if such Confidential Information was (A) developed by the other Party independently as shown by its written business

10

records regularly kept, (B) rightfully obtained by the other Party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other Party or (D) released by the Party that owns or has the rights to the Confidential Information without restriction to anyone.

        8.2    Work Product Privilege.     RECEIVING PARTY represents and PROVIDING PARTY acknowledges that, in the course of providing Corporate Services or Transition Assistance pursuant to this Agreement, PROVIDING PARTY may have access to (a) documents, data, databases or communications that are subject to attorney client privilege and/or (b) privileged work product prepared by or on behalf of the Affiliates of RECEIVING PARTY in anticipation of litigation with third parties (collectively, the "Privileged Work Product") and RECEIVING PARTY represents and PROVIDING PARTY understands that all Privileged Work Product is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. RECEIVING PARTY represents and PROVIDING PARTY understands the importance of maintaining the strict confidentiality of the Privileged Work Product to protect the attorney client privilege, work product doctrine and other privileges and rights associated with such Privileged Work Product pursuant to such Rule 26 and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. After PROVIDING PARTY is notified or otherwise becomes aware that documents, data, databases, or communications are Privileged Work Product, only PROVIDING PARTY personnel for whom such access is necessary for the purposes of providing Services to RECEIVING PARTY as provided in this Agreement shall have access to such Privileged Work Product. Should PROVIDING PARTY ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, PROVIDING PARTY shall, if legally permitted and reasonably practicable, (A) promptly give notice to RECEIVING GROUP, (B) cooperate with RECEIVING PARTY in challenging the right to such access and (C) only provide such information as is required by a court order or a final, non-appealable ruling of a court of proper jurisdiction. RECEIVING PARTY shall pay all of the costs and expenses incurred by PROVIDING PARTY in complying with the immediately preceding sentence. RECEIVING PARTY has the right and duty to represent PROVIDING PARTY in such challenge or to select and compensate counsel to so represent PROVIDING PARTY or to reimburse PROVIDING PARTY for reasonable attorneys' fees and expenses as such fees and expenses are incurred in challenging such access. If PROVIDING PARTY is ultimately required, pursuant to a court order or a final, non-appealable ruling of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentiality obligations imposed in this Article VIII, or otherwise with respect to maintaining the confidentiality, proprietary nature, and secrecy of Privileged Work Product, PROVIDING PARTY is not liable for breach of such obligation to the extent such liability does not result from failure of PROVIDING PARTY to abide by the terms of this Article VIII. All Privileged Work Product is the property of RECEIVING GROUP and will be deemed Confidential Information, except as specifically authorized in this Agreement or as shall be required by law.

        8.3    Unauthorized Acts.     Each Party shall (a) notify the other Party promptly upon becoming aware of any unauthorized possession, use, or knowledge of the other Party's Confidential Information by any Person, any attempt by any Person to gain possession of such Confidential Information without authorization or any attempt to use or acquire knowledge of any such Confidential Information without authorization (collectively, "Unauthorized Access"), (b) promptly furnish the other Party with reasonable detail of the Unauthorized Access and use commercially reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a reoccurrence of any such Unauthorized Access.

        8.4    Publicity.     Except as required by law or national stock exchange rule, neither Party shall issue any press release, distribute any advertising, or make any public announcement or disclosure

11

(a) identifying the other Party by name, trademark or otherwise or (b) concerning this Agreement without the other Party's prior written consent. Notwithstanding the foregoing sentence, in the event either Party is required to issue a press release relating to this Agreement or any of the transactions contemplated by this Agreement, by the laws or regulations of any governmental authority, agency or self-regulatory agency, such Party shall, to the extent legally permissible and reasonably practicable, (A) give notice and a copy of the proposed press release to the other Party as far in advance as reasonably possible and (B) make any changes to such press release reasonably requested by the other Party. Notwithstanding the foregoing, RECEIVING GROUP shall be permitted under this Agreement to communicate the existence of the business relationship contemplated by the terms of this Agreement internally within PROVIDING PARTY's organization and orally and in writing communicate PROVIDING PARTY's identity as a reference with potential and existing customers.

        8.5    Data Privacy.     (a) Where, in connection with this Agreement, PROVIDING PARTY processes or stores information about a living individual that is held in automatically processable form (for example in a computerized database) or in a structured manual filing system ("Personal Data"), on behalf of RECEIVING GROUP or its clients, then PROVIDING PARTY shall implement appropriate measures to protect those personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and shall use such data solely for purposes of carrying out its obligations under this Agreement.

          (b)   RECEIVING GROUP may, in connection with this Agreement, collect Personal Data in relation to PROVIDING PARTY and PROVIDING PARTY's employees, directors and other officers involved in providing Corporate Services or Transition Assistance hereunder. Such Personal Data may be collected from PROVIDING PARTY, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be collected indirectly at RECEIVING GROUP's locations from monitoring devices or by other means (e.g., telephone logs, closed circuit TV and door entry systems). Nothing in this Section 8.5(b) obligates PROVIDING PARTY or PROVIDING PARTY's employees, directors or officers to provide Personal Data requested by RECEIVING PARTY. RECEIVING GROUP may use and disclose any such data disclosed by PROVIDING PARTY solely for purposes connected with this Agreement and for the relevant purposes specified in the data privacy policy of RECEIVING GROUP or any Affiliate of RECEIVING GROUP (a copy of which is available on request). RECEIVING PARTY will maintain the same level of protection for Personal Data collected from PROVIDING PARTY (and PROVIDING PARTY's employees, directors and officers, as appropriate) as RECEIVING PARTY maintains with its own Personal Data, and will implement appropriate administrative, physical and technical measures to protect the personal data collected from PROVIDING PARTY and PROVIDING PARTY's employees, directors and other officers against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

        EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, PROVIDING PARTY HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS. ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES

12

OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS ARE HEREBY DISCLAIMED BY PROVIDING PARTY.

ARTICLE X
INDEMNIFICATION

        10.1    Indemnification.

          (a)   Subject to Article IV, RECEIVING PARTY will indemnify, defend and hold harmless PROVIDING PARTY, each Subsidiary and Affiliate of PROVIDING PARTY, each of their respective past and present directors, officers, employees, agents, consultants, advisors, accountants and attorneys ("Representatives"), and each of their respective successors and permitted assigns (collectively, the "PROVIDING PARTY Indemnified Parties") from and against any and all Damages (as defined below) incurred or suffered by the PROVIDING PARTY Indemnified Parties arising or resulting from the provision of Corporate Services or Transition Assistance hereunder, which Damages shall be reduced to the extent of:

              (i)  Damages caused or contributed to by PROVIDING PARTY's negligence, willful misconduct or violation or law; or

             (ii)  Damages caused or contributed to by a breach of this Agreement by PROVIDING PARTY.

          "Damages" means, subject to Article IV hereof, all losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys' fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or action).

          (b)   Except as set forth in this Section 10.1(b), PROVIDING PARTY will have no liability to RECEIVING PARTY for or in connection with any of the Corporate Services or Transition Assistance rendered hereunder or for any actions or omissions of PROVIDING PARTY in connection with the provision of any Corporate Services or Transition Assistance hereunder. Subject to the provisions hereof and subject to Article IV, PROVIDING PARTY will indemnify, defend and hold harmless RECEIVING PARTY, each Subsidiary and Affiliate of RECEIVING PARTY, each of their respective past and present Representatives, and each of their respective successors and permitted assigns (collectively, the "RECEIVING PARTY Indemnified Parties") from and against any and all Damages incurred or suffered by the RECEIVING PARTY Indemnified Parties arising or resulting from either of the following:

              (i)  any claim that PROVIDING PARTY's use of the software or other intellectual property used to provide the Corporate Services or Transition Assistance, or any results and proceeds of such Corporate Services or Transition Assistance, infringes, misappropriates or otherwise violates any United States patent, copyright, trademark, trade secret or other intellectual property rights; provided, that such intellectual property indemnity shall not apply to the extent that any such claim arises out of any modification to such software or other intellectual property made by RECEIVING PARTY without PROVIDING PARTY's authorization or participation, or

             (ii)  PROVIDING PARTY's (A) gross negligence, (B) willful misconduct, (C) improper use or disclosure of the RECEIVING GROUP's customer information or (D) violations of law;

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  provided, that in each of the cases described in subclauses (i) through (ii) above, the amount of Damages incurred or sustained by RECEIVING PARTY shall be reduced to the extent such Damages shall have been caused or contributed to by any action or omission of RECEIVING PARTY in amounts equal to RECEIVING PARTY's equitable share of such Damages determined in accordance with its relative culpability for such Damages or the relative fault of RECEIVING GROUP.

        10.2    Indemnification Procedures.

          (a)    Claim Notice.     A Party that seeks indemnity under this Article X (an "Indemnified Party") will give written notice (a "Claim Notice") to the Party from whom indemnification is sought (an "Indemnifying Party"), whether the Damages sought arise from matters solely between the Parties or from Third Party Claims. The Claim Notice must contain a description and, if known, estimated amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Damages or obligations hereunder except to the extent of any Damages caused by or arising out of such failure.

          (b)    Response to Notice of Claim.     Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Parties; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties will resort to the dispute resolution procedures set forth in Section 1.4.

          (c)    Contested Claims.     In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) days after the receipt of the written response referenced in Section 10.2(b)(ii) hereof, the Parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 1.4 hereof. Upon ultimate resolution thereof, the Parties will take such actions as are reasonably necessary to comply with such agreement or instructions.

          (d)    Third Party Claims.

              (i)  In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a Party hereto or a Subsidiary or Affiliate of a Party hereto of any claim or the commencement of any action (a "Third-Party Claim") with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article X, the Indemnified Party will give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be given within fifteen (15) days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Damages or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third- Party Claim with counsel reasonably satisfactory to the

14

    Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

             (ii)  The Party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense.

            (iii)  The Party controlling such defense (the "Controlling Party") will keep the Non-controlling Party reasonably advised of the status of such Third- Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

            (iv)  The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

ARTICLE XI
MISCELLANEOUS

        11.1    Relationship of the Parties.     The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and each Party shall perform its obligations as an independent contractor. It is expressly understood and agreed that RECEIVING PARTY and PROVIDING PARTY are not partners, and nothing contained herein is intended to create an agency relationship or a partnership or joint venture with respect to the Corporate Services or Transition Assistance. Neither Party is an agent of the other and neither Party has any authority to represent or bind the other Party as to any matters, except as authorized herein or in writing by such other Party from time to time.

        11.2    Employees.     (a) As between the Parties, PROVIDING PARTY shall be solely responsible for payment of compensation to its employees and for its Subsidiaries' employees and for any injury to them in the course of their employment. PROVIDING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such Persons.

          (b)   As between the Parties, RECEIVING PARTY shall be solely responsible for payment of compensation to its employees and for its Subsidiaries' employees and for any injury to them in the course of their employment. RECEIVING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such Persons.

        11.3    Assignment.     Neither Party may assign, transfer or convey any right, obligation or duty, in whole or in part, or of any other interest under this Agreement relating to such Corporate Services or Transition Assistance without the prior written consent of the other Party, including any assignment,

15

transfer or conveyance in connection with a sale of an asset to which one or more of the Corporate Services or Transition Assistance relate. All obligations and duties of a Party under this Agreement shall be binding on all successors in interest and permitted assigns of such Party. Each Party may use its Subsidiaries or Affiliates or subcontractors to perform the Corporate Services or Transition Assistance; provided that such use shall not relieve such assigning Party of liability for its responsibilities and obligations hereunder.

        11.4    Severability.     In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under applicable law, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein.

        11.5    Third Party Beneficiaries.     The provisions of this Agreement are for the benefit of the Parties and their Affiliates and not for any other Person. However, should any third party institute proceedings, this Agreement shall not provide any such Person with any remedy, claim, liability, reimbursement, cause of action, or other right.

        11.6    Governing Law.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO SUCH STATE'S LAWS AND PRINCIPLES REGARDING THE CONFLICT OF LAWS. Subject to Section 1.4, if any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Jacksonville, Florida, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

        11.7    Executed in Counterparts.     This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

        11.8    Construction.     The headings and numbering of articles, Sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

        11.9    Entire Agreement.     This Agreement, including all attachments, constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the subject matter hereof.

        11.10    Amendments and Waivers.

          (a)    The Parties may amend this Agreement only by a written agreement signed by each Party and that identifies itself as an amendment to this Agreement.     No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

        11.11    Remedies Cumulative.     Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by law or equity

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in case of any breach or threatened breach by the other Party of any provision in this Agreement. Unless otherwise provided for under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

        11.12    Taxes.     All charges and fees to be paid to PROVIDING PARTY under this Agreement are exclusive of any applicable taxes required by law to be collected from RECEIVING PARTY (including, without limitation, withholding, sales, use, excise, or services tax, which may be assessed on the provision of Corporate Services or Transition Assistance). In the event that a withholding, sales, use, excise, or services tax is assessed on the provision of any of the Corporate Services or Transition Assistance under this Agreement, RECEIVING PARTY will pay directly, reimburse or indemnify PROVIDING PARTY for such tax, plus any applicable interest and penalties. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.

        11.13    Changes in Law.     PROVIDING PARTY's obligations to provide Corporate Services or Transition Assistance hereunder are to provide such Corporate Services or Transition Assistance in accordance with applicable laws as in effect on the date of this Agreement. Each Party reserves the right to take all actions in order to ensure that the Corporate Services and Transition Assistance are provided in accordance with any applicable laws.

        11.14    Effectiveness.     Notwithstanding the date hereof, this Agreement shall become effective as of the date of the Mergers.

        11.15    A&R Corporate Services Agreement Amended and Restated.     The parties hereto agree that by entering into this Agreement, that certain A&R Corporate Services Agreement, dated as of May 26, 2015, between the Parties is hereby amended and restated in its entirety in accordance with Section 11.10 thereof and terminated. All rights and obligations created thereunder shall hereby expire and be of no further force and effect.

[signature page follows]

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        IN WITNESS WHEREOF, the Parties, acting through their authorized officers, have caused this Second Amended and Restated Corporate Services Agreement to be duly executed and delivered as of the date first above written.

PROVIDING PARTY:
FIDELITY NATIONAL FINANCIAL, INC.
By:
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

RECEIVING PARTY:
BLACK KNIGHT FINANCIAL SERVICES, LLC
By:
	Name:	Kirk T. Larsen
	Title:	Chief Financial Officer

Exhibits to Second Amended and Restated Corporate Services Agreement (PROVIDING PARTY to RECEIVING GROUP)

Definitions:

Fidelity National Financial, Inc. = Providing Party
Black Knight Financial Services, LLC = Receiving Party
Black Knight Financial Services, Inc. = BKFS
Receiving Group = Receiving Party, its Subsidiaries (including any other Persons when they become Subsidiaries of Receiving Party) and BKFS

DEFINITIONS AND FORMULAS
FOR PURPOSES OF CALCULATING COST ALLOCATION

For purposes of this Agreement and the Corporate Service Schedules:

        "Direct Employee Compensation" of an employee means the aggregate of such employee's salary, overtime, cash bonus and commission compensation, imputed income, payroll taxes attributable thereto, group insurance charges and benefits paid by the employer on behalf of or for the benefit of the employee, contributions to any 401k programs or employee stock purchase plan accounts on behalf of or for the benefit of the employee, together with the employee's pro rata portion of the benefits administration expenses (including expenses for prizes or awards allocable to the employee) incurred by the employer.

        "Servicing Employee" means an employee of PROVIDING PARTY or its Subsidiaries or its Affiliates who provides services to RECEIVING PARTY and its Subsidiaries under this Agreement.

        "Transferred Employee" means an employee of RECEIVING PARTY or its Subsidiaries who is not a Servicing Employee of PROVIDING PARTY, but who is physically located within a PROVIDING PARTY department/cost center, such as persons who are former PROVIDING PARTY employees who have been transferred or migrated to RECEIVING PARTY but whose office is still housed with their former department/cost center.

        "Third Party Cost" means any fee coming from a company that is not the PROVIDING PARTY or an affiliate of the PROVIDING PARTY.

        "Standard Allocation", for purposes of the Services provided under this Agreement and the Schedules hereto, including the Cost Allocation Section of the Schedules, shall be calculated as follows:

  1.
  Direct Employee Compensation:    Allocation Based on Work Time Percentage. The Direct Employee Compensation of each PROVIDING PARTY Servicing Employee shall be allocated to RECEIVING PARTY based on the percentage of work time that such Servicing Employee spends in providing the applicable Services to RECEIVING PARTY and its Subsidiaries plus third party costs related to the services.

    By way of example, for a Servicing Employee of PROVIDING PARTY who has an annual salary of $50,000, a cash bonus of $20,000, and benefits of $10,000, and who spends 40% of his work time on providing Services under this Agreement, the Direct Employee Compensation allocation would be calculated as follows:

      ($50,000 + $20,000 + $10,000) × 40% = $32,000

    In this example, RECEIVING PARTY would be allocated $32,000 of Direct Employee Compensation for this Servicing Employee.

  2.
  Update of Servicing Employee Work Percentages and Transferred Employee Head Count:    At Least Every 6 Months. Except to the extent otherwise expressly provided herein, for any given 6-month period, all Direct Employee Compensation to be allocated shall be so allocated on the basis of the applicable work time percentage determined as of the most recent work time percentage review undertaken by PROVIDING PARTY (each a "Work Time Percentage

    Review"). Work Time Percentage Reviews for all Servicing Employees shall be re-examined and updated by PROVIDING PARTY no less frequently than every 6 months. Without limiting the foregoing, changes in work time percentages based on an updated Work Time Percentage Review shall be reviewed and approved by a full-time BKFS employee.

  3.
  Terminated or Discontinued Services.    If at any time during the Term of this Agreement RECEIVING PARTY terminates or discontinues all or any portion of a Corporate Service prior to the end of the Term or if any Corporate Service (or portion thereof) automatically terminates, pursuant to Section 2.2(b) (hereinafter referred to as a "Discontinued Service"), then effective as of the last day of the calendar month in which such termination or discontinuation is effective, Corporate Service Fees related to the Discontinued Service shall no longer be owing under this Agreement.

CORPORATE SERVICE SCHEDULE 1.1(A)

Real Estate Brokerage and Portfolio Management / Facilities Management Services

Service Title:	Real Estate Brokerage and Portfolio Management
Description:	Manchester Development Corporation d/b/a Orion Realty Group shall provide real estate brokerage and portfolio management services, including the following:
• Consultation and assistance with the entering into, modification of, disputes regarding, or termination of leases for real property or structures used by Members of RECEIVING PARTY.

•

Assistance with negotiating and finalizing the terms of any leases, sale agreements, and related transactions. Identification of prospective properties that members of the RECEIVING PARTY may utilize or consolidate to other locations.

• Enforcement of metrics developed by RECEIVING PARTY such as square footage per employee.
• Maintenance of real property database and consultation in connection with corporate acquisitions, reorganizations, and reporting as it relates to real property.
• Lease administration
Cost Allocation:

For Brokerage and Portfolio Management Services, no costs or commissions received for these corporate services will be allocated to RECEIVING PARTY with the exception for services provided in markets where tenants pay for brokerage services (e.g., India) and for the disposition of real estate in which the RECEIVING PARTY will pay the PROVIDING PARTY a market standard real estate commission.

In the event the PROVIDING PARTY is actively negotiating real estate transaction(s) on behalf of RECEIVING PARTY at the end of the term of this Agreement, PROVIDING PARTY will continue to provide services until the completion of the real estate transaction(s) and be entitled to real estate commissions.

Service Title:	Jacksonville, FL Facilities Management Services
Description:	FNF Facilities Department will provide facility management services, including the following:
Facility and property management of real estate owned and/or occupied by receiving party

EXH A-1

Cost Allocation:

For Facility Management Services, these costs are allocated 65% to RECEIVING PARTY on the basis of the percentage of building square footage currently owned by RECEIVING PARTY relative to the total building square footage currently located at 601 Riverside Avenue, Jacksonville, FL 32204. For Facility Management Services Standard Allocation (as herein defined), plus 10%. A reduction to the allocation would occur if RECEIVING PARTY hires a full time facilities manager.

Service Title:	Real Estate Legal Services
Description:	The negotiation of real estate related documents (e.g., leases, lease amendments, purchase and sale agreements, etc).
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-2

Corporate (General) Accounting Support Services

Service Title:	Corporate (General) Accounting
Description:	Accounting includes the following services, to the extent required by RECEIVING PARTY while utilizing FNF's Oracle ERP:
• Operating bank account reconciliation.
• General ledger consolidation and subsequent preparation of monthly, quarterly and annual consolidated ORACLE income statements and balance sheets for RECEIVING PARTY and its Subsidiaries.
• Fixed asset accounting.
• Provide input to annual budget and periodic forecasting as requested.
• Update GL hierarchies to mirror BKFS organization
• Provide transaction data and accounting support from the management and payment of BKFS office leases processed in Managed Path
• Provide payroll related account reconciliation and support

Upon completion of the above services, PROVIDING PARTY shall gather together and deliver to RECEIVING PARTY all books, records, files and other materials related to RECEIVING PARTY and its Subsidiaries concerning the matters indicated above whether originated during or before the above corporate services.

Cost Allocation:	Standard Allocation (as herein defined), plus 10%.

EXH A-3

Oracle eBusiness Application Support Services

Service Title:	Oracle eBusiness Application Support Services
Description:	Oracle eBusiness staff to support RECEIVING PARTY's and its Subsidiaries' payroll/financial system capabilities and transition on an ongoing basis beginning 1/3/2014
Cost Allocation:	RECEIVING PARTY charge $119,000 (monthly) to PROVIDING PARTY. Application Services fees are calculated at cost plus 10%.

EXH A-4

Treasury Services

Service Title:	Treasury
Description:	Treasury includes:
• Domestic and international treasury services
• Cash management
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-5

Tax

Service Title:	Tax
Description:	The Tax Department will provide the following services:
• Tax Compliance:
• Federal and State Tax
• Foreign Tax
• VAT Taxes
• Transfer Taxes
• Income Taxes
• Sales Tax
• Personal Property Tax
• Financial Statement Reporting:
• Preparation or review of financial statement disclosures related to tax matters
• Forecast of effective tax rate
• Calculation of actual effective tax rate
• Calculation of deferred tax balances
• Tax Planning
• Unclaimed Property reporting and compliance
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-6

Corporate Accounts Payable Services

Service Title:	Corporate Accounts Payable
Description:	Accounting includes the following services, to the extent required by RECEIVING PARTY:
• Processing and payment of approved invoices
• Review and audit expense reports for compliance with BKFS travel and expense reimbursement policies
• Payment of approved expense reports
• Administration for Bank Corporate Card
• Maintenance of vendor information and payment history
• Reporting of 1099 information as necessary

Upon completion of the above services, PROVIDING PARTY shall gather together and deliver to RECEIVING PARTY all records, files and other materials related to RECEIVING PARTY and its Subsidiaries concerning the matters indicated above whether originated during or before the above corporate services.
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-7

Corporate 1099 Support Services

Service Title:	Corporate 1099 Reporting
Description:	Includes the following services, to the extent required by RECEIVING PARTY:
• Process all 1099/1098 Forms, including File with IRS, corrections, print and mail forms
• Process/track all IRS B Notices (CP2100)
• Research & Respond to all IRS proposed penalties (972CG)
• State/Local Reporting as required for 1099/1098 Forms
• TIN Match with IRS database
• Consultant for all 1099 reporting issues

Upon completion of the above services, PROVIDING PARTY shall gather together and deliver to RECEIVING PARTY all records, files and other materials related to RECEIVING PARTY and its subsidiaries concerning the matters indicated above whether originated during or before the above corporate services.
Cost Allocation:	Standard Allocation (as herein defined), plus 10%. Cost for corporate 1099 reporting services include transaction fees associated with processing the 1099/1098 Forms.

EXH A-8

Insurance / Risk Management

Service Title:	Insurance / Risk Management
Description:
Risk management includes insurance and insurance-related services, including assisting RECEIVING PARTY and its Subsidiaries with compiling underwriting data, assisting with the selection of broker and insurer, purchasing of all property, general liability, auto, workers compensation, umbrella, excess liability, foreign insurance programs, crime, fiduciary, Directors and Officers, professional liability, any pool policies, captive or self insured policy or other coverage identified at a later date, administration of all insurance claims for coverage placed or administered by Risk Management, development and recommendation of loss control strategies which limit claims and minimize premiums, day-to-day administration of all insurance programs, and assisting with the completion of any Risk Management-related project
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-9

Payroll Support Services

Service Title:	Payroll
Description:
Payroll includes payroll processing services, payroll tax payments and return preparation and filing, input of time and attendance data, all Ceridian interaction and costs, and answering payroll-related questions.
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-10

Human Resources Support Services

Service Title:	Human Resources
Description:	Human resources includes the following services, to be provided to RECEIVING PARTY and its Subsidiaries with respect to their employees' benefit plans and other HR programs:

•

Human Resources Information Services (HRIS) management (e.g., data entry, technical support, run carrier files etc.), including access to and use of information and reporting tools related to core health and welfare data.

• Health and welfare plan development, administration, and customer service.
• Administration for other employee benefits
• Administration and customer service for the 401(k) plan.
• Administration and customer service for deferred compensation plan.
• Administration and customer service for the employee stock purchase plan.
• Processing and oversight of Family Medical Leave Act claims.
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-11

Litigation and Dispute Management Services

Service Title:	Legal Counsel Regarding Litigation and Dispute Management Services
Description:
General. PROVIDING PARTY shall provide legal counsel to BKFS primarily litigation and dispute management services with respect to litigation, disputes and subpoena arising in the ordinary course of business of BKFS's mortgage servicing technology, loan origination, technology, data and analytics and other businesses as from time to time located or constituted, including, as necessary, any litigation and dispute support services, like Clearwell, legal hold and document reservation (the "Covered Claims").

Client. Unless otherwise agreed in writing, BKFS shall be PROVIDING PARTY's client with regard to the services provided. PROVIDING PARTY's employer shall be treated as a third-party payer, except in circumstances where the employer and BKFS agree in writing to a joint representation.

Cooperation. BKFS and PROVIDING PARTY shall cooperate with each other in the investigation, resolution and litigation of Claims. Without limiting the foregoing, BKFS shall provide complete copies of all documentation relevant to each Claim and render such assistance as PROVIDING PARTY may reasonably request in connection with any examination, inquiry, counsel, resolution or litigation arising from a Claim.

Standards. PROVIDING PARTY shall provide Litigation and Dispute Management Services (i) in compliance with applicable law and (ii) in a manner reasonably consistent with that in which PROVIDING PARTY administers its own litigation and disputes relating to its business as from time to time constituted. Notwithstanding the foregoing, the parties may, from time to time, mutually develop specific and/or different standards for providing such services with respect to the Claims.

Subcontracting. At its option, PROVIDING PARTY may delegate any or all of the services to (i) one or more third party administrators utilized by PROVIDING PARTY for its own business, (ii) an affiliate of PROVIDING PARTY, (iii) outside counsel as PROVIDING PARTY deems appropriate, with prior notice to BKFS, or (iv) any other entity with the prior written consent of BKFS, which consent shall not be unreasonably withheld (in each case, the "Subcontractor"); provided, that no such subcontracting shall relieve PROVIDING PARTY from any obligations hereunder, and PROVIDING PARTY shall remain responsible for all obligations or liabilities of such Subcontractor with regards to the providing of such service or services as if provided by PROVIDING PARTY. The actual cost of such Subcontractors shall be borne by RECEIVING PARTY.

EXH A-12

Authority. To the extent necessary to enable PROVIDING PARTY to perform its obligations under this Agreement, BKFS shall upon the request of PROVIDING PARTY, promptly appoint PROVIDING PARTY as its attorney-in-fact to act for and on behalf of BKFS. If such power is requested PROVIDING PARTY, BKFS shall execute and deliver to PROVIDING PARTY such power in a form reasonably acceptable to both parties. Except to the extent necessary for PROVIDING PARTY to provide the services, neither party hereto is authorized to, nor shall it purport to: (1) incur any obligation or liability on behalf of the other party, (2) accept service of process on behalf of the other party, (3) engage in any business in the name of the other party, or (4) receive in the name of the other party any funds, including escrow and settlement funds.
Payment of Losses. All losses arising from a Claim, inclusive of costs, attorney's fees and expenses, shall be paid by BKFS.
Cost Allocation:	Standard Allocation (as herein defined) plus 10% and any third party legal, accounting or other fees related to providing the services
Time Period	Litigation and Dispute Management Services to be provided for the period allowed under this Agreement.

EXH A-13

Purchasing Services

Service Title:	Purchasing / Procurement
Description:	Purchasing includes:

•

the operation of PROVIDING PARTY's Purchasing web site, negotiations, maintenance and management of vendor contracts for products made available for purchase via PROVIDING PARTY's Purchasing web site

• provision of customer service for employees
• coordination and issuance of purchase orders and delivery of products, and invoicing services
• allocation of pass-through costs for services received under shared vendor contracts, which include such things as services, software and hardware maintenance directly used by the RECEIVING PARTY.

Where costs are allocated for usage under shared vendor contracts, PROVIDING PARTY shall allocate costs based on RECEIVING PARTY's direct usage, or in cases where certain costs are shared across both companies, the PROVIDING PARTY shall allocate costs to the RECEIVING PARTY under the same methodology as it does for PROVIDING PARTY's own internal cost allocations (e.g., on a headcount basis).
Cost Allocation:	$15,000 (monthly) for Purchasing Services, plus direct and allocated costs as outlined above

EXH A-14

Corporate Legal

Service Title:	Legal
Description:	Legal includes:
• Chief Legal Officer and Vice President and Assistant Corporate Secretary support
• Subpoena and immigration support
• Use of Secretariat database
• on an as requested basis, provide other legal support

Upon completion of the above services, PROVIDING PARTY shall gather together and deliver to RECEIVING PARTY all books, records, files and other materials related to RECEIVING PARTY and its Subsidiaries concerning the matters indicated above whether originated during or before the above corporate services
(See also "Litigation and Dispute Management Services" Schedule regarding Litigation and Dispute Support for Corporate Legal.)
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

EXH A-15

Corporate Aircraft

Service Title:	Corporate Aircraft
Description:
Corporate aircraft services include the scheduling, maintenance, staffing, aircraft management and use of corporate jets and services and the residual cost of the airplanes after directly charging usage to business units at an hourly rate. To the extent applicable, the corporate aircraft services shall be consistent with the terms of (i) the Aircraft Interchange Agreement, dated as of July 2, 2008, by and among PROVIDING PARTY, Fidelity National Information Services, Inc. ("FIS") and Lender Processing Services, Inc. (now known as Black Knight InfoServ, LLC ("LPS"), as amended on March 15, 2013, and as further amended on May 16, 2014; and (ii) the Amended Restated Aircraft Cost Sharing Agreement, dated as of July 2, 2008, by and among PROVIDING PARTY, FIS and LPS, as amended on January 1, 2012.
Cost Allocation:
Because each department/cost center is directly charged an hourly rate for each hour of aircraft use by such department's/cost center's employees, the allocation in Corporate Aircraft is limited to the residual amount of Departmental Costs (as defined below) in excess of the aggregate amounts charged to the individual departments/cost centers in connection with each Corporate Aircraft usage. This residual amount shall be allocated to RECEIVING PARTY on the basis of the aggregate annual percentage of aircraft use by (i) Servicing Employees of PROVIDING PARTY (as herein defined) and (ii) employees of RECEIVING PARTY and its Subsidiaries, in relation to the aggregate annual aircraft use by all parties, taking into account the percentage of work time that each Servicing Employee spends in providing services to RECEIVING PARTY and its Subsidiaries hereunder.

By way of example, assume there is an aggregate of 100 flying hours per year in Corporate Aircraft and after billing the standard hourly rate directly to the department/cost center of each Corporate Aircraft user, there is a residual Departmental Cost of $50,000. Assume that throughout the year, the only two BKFS employees or FNF Servicing Employees providing corporate services to BKFS who used the Corporate Aircraft were Mr. Smith and Mr. Foley. If throughout the prior year, Mr. Smith, a 100% BKFS employee, used the Corporate Aircraft for 20 hours, and Mr. Foley, a 60% BKFS employee, used the Corporate Aircraft for 45 hours, then we determine the Departmental Costs that will be allocated to RECEIVING PARTY as follows:
For Mr. Smith:
First, determine Mr. Smith's percentage use of Corporate Aircraft:
20 hours of Smith Aircraft use ÷ 100 total flying hours = 20%.
Then, apply this Smith percentage use to the residual Departmental Costs: 20% × $50,000 = $10,000

Lastly, determine the portion of the Departmental Costs to be allocated to RECEIVING PARTY based on the employee's work time percentage that is devoted to BKFS or providing services to BKFS under this Agreement (in Mr. Smith's case, this is 100% BKFS):
$10,000 × 100% = $10,000

EXH A-16

For Mr. Foley:
First, determine Foley's percentage use of Corporate Aircraft: 45 hours of Foley Aircraft use ÷ 100 total flying hours = 45%.
Then, apply this Foley percentage use to the residual Departmental Costs: 45% × $50,000 = $22,500

Lastly, determine the portion of the Departmental Costs to be allocated to RECEIVING PARTY based on the employee's work time percentage that is devoted to BKFS or providing services to BKFS under this Agreement (in Mr. Foley's case, this is 60% BKFS):
$22,500 × 60% = $13,500
In this example, a total of $23,500 ($10,000 due to Smith Aircraft use +
$13,500 due to Foley Aircraft use) of the $50,000 Departmental Costs will be allocated to RECEIVING PARTY

"Departmental Costs", allocated with respect to the corporate aircraft services department, means any and all costs incurred by or allocated to the corporate aircraft services department other than Direct Employee Compensation of the employees in the corporate aircraft services department. Departmental Costs include office furniture and equipment, office space and facilities expenses, repairs & maintenance expenses, rent and leasehold improvements, utilities, telecommunications and IT equipment, insurance costs, depreciation, amortization, real property and personal property taxes, advertising and promotional expenses (if any), postage, courier and shipping expenses, printing, reproduction, stationary, and office supplies, travel and entertainment expenses, educational, training and recruiting expenses, professional dues and subscriptions, fees, crew per diem, tips, aircraft air phone/internet, ARINC, navigation subscriptions, contract labor, relocation expenses, international fees, travel documentation, aircraft fuel expenses, scheduled and unscheduled maintenance, landing/ramp fees, aircraft handling fees, outside hangar rental charges, catering expenses, uniform expenses, pilot medical certification, third party charter services (as directed by the RECEIVING PARTY), ground transportation costs, professional fees, conventions and trade shows, cellular telephone, Fidelity National Asset Management, Inc. rental charges, employee relations, hangar allocation costs, general costs and expenses incurred in connection with the corporate aircraft services that are included in administrative overhead, and the other similar costs that are generally characterized as "overhead", in each case as allocated to the corporate aircraft services department in accordance with PROVIDING PARTY's current overhead cost allocation policy.

EXH A-17

Corporate Finance

Service Title:	Corporate Development
Description:	Mergers/acquisitions/divestitures:
• Negotiating transaction(s)
• Conducting due diligence on potential acquisitions
• Legal services performed in connection with mergers/acquisitions
Capital Markets:
• Advisory and tactical support for debt and/or equity issuances
Cost Allocation:
Standard Allocation plus 10%, except that, the Direct Employee Compensation shall be allocated on a monthly basis and in allocating the Direct Employee Compensation, the calculation of the monthly work time percentage for each Servicing Employee shall be determined on the basis of the work performed in the immediately preceding calendar month.

EXH A-18

Corporate Travel

Service Title: Corporate Travel

Description: Corporate travel includes use of joint reservation center located in Phoenix, Arizona, and joint VIP reservation center located in Jacksonville, Florida.

Cost Allocation: Costs for corporate travel services are billed directly to each applicable department/cost center. No costs for these corporate services will be allocated to RECEIVING PARTY.

EXH A-19

CORPORATE SERVICE SCHEDULE 3.2

Monthly Summary Statement and Invoice Payment Provisions

        Within thirty (30) days after the end of each calendar month, PROVIDING PARTY shall prepare and deliver to the RECEIVING PARTY's chief financial officer (or his/her designee) a monthly summary statement (each a "Monthly Summary Statement") setting forth all fees incurred during the preceding calendar month, attributable or allocable to RECEIVING PARTY and its subsidiaries.

        Upon receipt of a Monthly Summary Statement, RECEIVING PARTY (on behalf of itself and its subsidiaries) will promptly review the applicable Monthly Summary Statement and within fifteen (15) calendar days after delivery and receipt of the Monthly Summary Statement (which shall be no later than the forty-fifth (45th) day following the end of the month being billed), (i) RECEIVING PARTY shall pay in full the net amount owing to the PROVIDING PARTY that is not in dispute or otherwise subject to question, such payment to be in immediately available funds, and (ii) RECEIVING PARTY shall notify PROVIDING PARTY of any amounts that are in dispute or otherwise subject to question, including a reasonably detailed description of the nature and basis of the dispute or question and/or the amount of the adjustment requested. If PROVIDING PARTY has received notice from RECEIVING PARTY that any amounts are in dispute or otherwise subject to question by RECEIVING PARTY, then within the ten (10) calendar days immediately following receipt of such notice, the chief financial officers (or their designees) from each of the Parties shall confer together regarding the amounts in dispute or otherwise subject to question (the "Disputed Amounts") and shall use their reasonable best efforts to resolve the Disputed Amounts. If the chief financial officers (or their designees) are able to resolve the Disputed Amounts within such 10-day period, then on the Business Day immediately following such resolution, if RECEIVING PARTY owes any net amounts as so resolved, RECEIVING PARTY shall pay to PROVIDING PARTY all net amounts as so resolved and adjusted, such payment to be in immediately available funds. If the Parties are unable to resolve the Disputed Amounts within such 10-day period, then the dispute resolution procedures set forth in Section 1.4(b) shall apply.

        Without limiting the applicability of the dispute resolution procedures set forth above or in Section 1.4(b), if the amount that is in dispute is later revised or adjusted in favor of RECEIVING PARTY notwithstanding the pending dispute, then PROVIDING PARTY shall immediately remit to RECEIVING PARTY the excess amount so paid, together with interest thereon, calculated on the excess amount at a rate equal to one percent (1%) per annum above the "Prime Rate" as announced in the "Money Rates" section of the most recent edition of Eastern Edition of The Wall Street Journal (which interest rate shall change as and when the "Prime Rate" changes) (such excess amount together with the interest thereon being the "Remittance Payment"). PROVIDING PARTY shall deliver the Remittance Payment to RECEIVING PARTY in immediately available funds, by check or by wire transfer, or at the option of PROVIDING PARTY, by applying such excess amount as a credit to any amounts that may become owing for the following month. Without limiting the applicability of the dispute resolution procedures set forth above or in Section 1.4 (b), if an amount is in dispute hereunder and is not paid within sixty-five (65) following the end of the calendar month for which such amounts are owing, and the dispute is later resolved in favor of the Party that was to have received payment (as applicable in such circumstances, the "Receiving Party"), then the Party that owes the payment (as applicable in such circumstances, the "Paying Party") shall immediately pay to the Receiving Party, in immediately available funds, an amount equal to the disputed amount determined to be owing, plus interest thereon, calculated on the amount that the Receiving Party should have received at a rate equal to one percent (1%) per annum above the "Prime Rate" as announced in the "Money Rates" section of the most recent edition of Eastern Edition of The Wall Street Journal (which interest rate shall change as and when the "Prime Rate" changes). Solely for purposes of calculating the interest hereunder, no netting or offsetting of amounts owing between the Parties shall apply.

        For sake of clarification, the Parties acknowledge that unless and until the Parties agree otherwise, the Monthly Summary Statements required hereunder shall be included with the applicable monthly fees owing between RECEIVING PARTY and PROVIDING PARTY for all Related Party Agreements, and the provisions of this Schedule 3.3 should be read and interpreted in conjunction therewith.

* * *

Exhibit G

TAX MATTERS AGREEMENT

by and among

FIDELITY NATIONAL FINANCIAL, INC.,

BLACK KNIGHT HOLDCO CORP.,

and

NEW BKH CORP.

dated as of [    •    ], 2017

TAX MATTERS AGREEMENT

        This TAX MATTERS AGREEMENT (the "Agreement"), dated as of [    •    ] 2017 is entered into by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("FNF"), New BKH Corp., a Delaware corporation ("New BKH"), and Black Knight Holdco Corp., a Delaware corporation ("New Black Knight").

W I T N E S S E T H

        WHEREAS, FNF, Black Knight Holdings, Inc. ("BKHI"), and New BKH entered into the Reorganization Agreement pursuant to which (a) BKHI shall cause the contribution of all of the BKHI Owned BKFS Shares, and all of the BKHI Owned BKFS LLC Units to New BKH in exchange for 100% of the New BKH common stock (the "Contribution"), (b) BKHI shall thereafter convert to a limited liability company (the "BKHI Conversion") and distribute to FNF all of the shares of New BKH common stock (the "New BKH Distribution") and (c) following the Contribution, BKHI Conversion and New BKH Distribution, FNF shall distribute all of the shares of New BKH Common Stock held by FNF to the holders of FNF Common Stock, par value $0.0001 per share (the "Spin-Off") as described therein;

        WHEREAS FNF, Black Knight Financial Services, Inc. ("BKFS"), BKHI, New Black Knight, New BKH Merger Sub, Inc. a Delaware corporation and a direct, wholly-owned Subsidiary of New Black Knight, and BKFS Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of New Black Knight, have entered into that certain Agreement and Plan of Merger, dated as of June 8, 2017 (the "Merger Agreement"), pursuant to which the parties thereto intend to effectuate the New BKH Merger and the BKFS Merger (each as defined in the Merger Agreement) resulting in New BKH and BKFS becoming subsidiaries of New Black Knight;

        WHEREAS, the parties intend that the contributions of BKFS LLC Units and BKFS Class B Common Stock made by FNF to BKHI and the Spin-Off shall qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code and a distribution to which Sections 355 and 361 of the Code apply, respectively; and

        WHEREAS, the parties wish to (a) provide for the payment of Tax liabilities and entitlement to Refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (b) set forth certain covenants and indemnities relating to the preservation of the intended Tax treatment of the contributions of BKFS LLC Units and BKFS Class B Common Stock made by FNF to BKHI and the Spin-Off.

        NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I
DEFINITIONS

        1.1   For purposes of this Agreement, the following terms shall have the meanings set forth below:

        Agreement shall have the meaning given in the Preamble.

        BKFS LLC Pass-Through Tax Return shall mean an information Tax Return filed by BKFS LLC, which Tax Return reports Taxes that flow through and are or will be required to be reported on a Tax Return of a member of the FNF Group.

        BKFS Share Repurchase Program shall mean the BKFS share repurchase program effective February 3, 2017, under which BKFS was authorized to repurchase up to 10 million shares of its Class A common stock.

EXH G-1

        Business Day shall mean a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

        Code shall mean the United States Internal Revenue Code of 1986, as amended.

        Extraordinary Transaction shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken pursuant to the Separation or the Mergers.

        Final Determination shall have the meaning given to the term "determination" by Section 1313 of the Code with respect to United States federal Tax matters and with respect to foreign, state and local Tax matters Final Determination shall mean any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired. For the avoidance of doubt, a Final Determination with respect to United States federal Tax matters shall include any formal or informal settlement entered into with the IRS with respect to which the taxpayer has no right to appeal.

        FNF shall have the meaning given in the Preamble.

        FNF Consolidated Group shall mean the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which FNF is the common parent corporation, and any other group filing consolidated, combined or unitary Tax Returns under state, local or foreign Law that includes at least one member of the FNF Group, on the one hand, and at least one member of the New Black Knight Group, on the other hand.

        FNF Group shall mean, individually and collectively, as the case may be, FNF and each of its present and future direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which FNF is the common parent corporation if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof), other than a member of the New Black Knight Group or the New BKI Group.

        Indemnified Party shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

        Indemnifying Party shall mean any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

        IRS shall mean the United States Internal Revenue Service.

        Merger Agreement shall have the meaning given in the Recitals.

        Mergers shall have the meaning given to such term in the Merger Agreement.

        New Black Knight shall have the meaning given in the Preamble.

        New Black Knight Common Stock shall have the meaning given to such term in the Merger Agreement.

        New Black Knight Disqualifying Action shall mean (i) any action by a member of the New Black Knight Group that, or the failure to take any action within its control which, negates the Tax-Free Status of the Transactions, or (ii) any event or series of events as a result of which any Person or Persons (directly or indirectly) acquire, or have the right to acquire, from New Black Knight or New BKH (or any successor thereof) and/or one or more direct or indirect holders of outstanding shares of New Black Knight equity interests or New BKH equity interests, equity interests that, when combined with any other changes in ownership of New BKH equity interests or New Black Knight equity interests (or of any successor thereof) (including by reason of the Mergers), causes the Spin-Off to be a taxable event to FNF as a result of the application of Section 355(e) of the Code, or causes the Spin-Off to be a taxable event as a result of the failure to satisfy the requirements described under Treasury

EXH G-2

Regulation Sections 1.355-2(c) or (d); provided, however, the term "New Black Knight Disqualifying Action" shall not include any action required or expressly permitted under any Transaction Document or that is undertaken pursuant to the Separation or the Mergers.

        New Black Knight Group shall mean, individually and collectively, as the case may be, New Black Knight and, after the closing of the Merger, each of its direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which New Black Knight is the common parent corporation if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof).

        New BKH shall have the meaning given in the Preamble.

        New BKH Group shall mean, individually and collectively, as the case may be, New BKH and each of its present and future direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which New BKH is the common parent corporation if they were includible corporations under Section 1504(b) of the Code (in each case, including any successors thereof).

        Opinion shall mean an opinion obtained by New Black Knight (at its sole expense) in form and substance reasonably satisfactory to FNF providing that the completion of a proposed action by the New Black Knight Group (or any member thereof) prohibited by Section 5.1(a) or (b) should not affect the Tax-Free Status of the Transactions. Any Opinion shall be delivered by a nationally recognized U.S. tax advisor reasonably acceptable to FNF.

        Person shall mean and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

        Post-Spin-Off Taxable Period shall mean a taxable period that begins after the Spin-Off Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Spin-Off Date.

        Pre-Spin-Off Taxable Period shall mean a taxable period that ends on or before the Spin-Off Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Spin-Off Date.

        Refund shall mean any refund of Taxes, including any reduction in liability for such Taxes by means of a credit, offset or otherwise.

        Reorganization Agreement shall mean the Reorganization Agreement by and among FNF, BKHI and New BKH, dated as of June 8, 2017.

        Restricted Period shall mean the period commencing upon the Spin-Off Date and ending at the close of business on the first day following the second anniversary of the Spin-Off Date.

        Ruling shall mean a private letter ruling, in form and substance reasonably satisfactory to FNF, providing that the completion of a proposed action by the New Black Knight Group (or any member thereof) prohibited by Section 5.1(a) or (b) would not affect the Tax-Free Status of the Transactions.

        Safe Harbor VIII Person shall mean an employee, independent contractor or director of any member of the New Black Knight Group, or any other Person, in each case, who is permitted to receive New Black Knight stock under Safe Harbor VIII in Treasury Regulations Section 1.355-7(d).

        Separation shall have the meaning given to such term in the Reorganization Agreement.

        Spin-Off shall have the meaning given in the Recitals.

        Spin-Off Date shall mean the date on which the Spin-Off and the Mergers shall be effected.

EXH G-3

        Straddle Period shall mean a taxable period that begins on or before and ends after the Spin-Off Date.

        Tax or Taxes shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and shall include any transferee liability in respect of taxes..

        Tax Authority shall mean the IRS and any other domestic or foreign governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

        Tax Detriment shall mean an increase in the Tax liability (or reduction in Refund or credit or item of deduction or expense, including any carryforward) of a taxpayer (or of a consolidated, combined or unitary Tax group of which it is a member) for any taxable period.

        Tax-Free Status of the Transactions shall mean the qualification of contributions of BKFS LLC Units and BKFS Class B Common Stock made by FNF to BKHI and the Spin-Off as (i) a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies and in which the New BKH Common Stock distributed is "qualified property" under Section 361(c) of the Code or (ii) a distribution to which Section 355 of the Code applies and in which the New BKH Common Stock distributed is "qualified property" under Section 355(c) of the Code.

        Tax Item shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

        Tax Notice shall have the meaning given to such term in Section 4.3.

        Tax Return shall mean any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for Refund.

        Transfer Taxes shall mean all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Separation or the Mergers.

        Transaction Documents shall mean this Agreement, the Merger Agreement and the Reorganization Agreement.

        Transaction Taxes shall mean any Tax Detriment incurred by FNF, New Black Knight, New BKH or any of their respective Affiliates as a result of the contributions of BKFS LLC Units and BKFS Class B Common Stock made by FNF to BKHI or the Spin-Off failing to qualify as a reorganization within the meaning of Section 368(a) of the Code and a distribution to which Section 355 of the Code applies or corresponding provisions of other applicable Laws with respect to Taxes.

        Treasury Regulations shall mean the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

        1.2   Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

EXH G-4

 ARTICLE II
TAX RETURNS, INDEMNIFICATION AND PAYMENT

        2.1    Preparation of Tax Returns.

          (a)   FNF shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions all Tax Returns of each FNF Consolidated Group for taxable periods beginning on or before the Spin-Off Date.

          (b)   After the Spin-Off Date, New Black Knight shall prepare and timely file, or cause to be prepared and timely filed, taking into account applicable extensions, BKFS LLC Pass-Through Tax Returns, and such Tax Returns shall be prepared on a basis consistent with past practices and prior Tax reporting positions of or related to BKFS LLC (except as otherwise required by applicable Law). New Black Knight shall provide to FNF, at least 30 days prior to the applicable deadline for filing any BKFS LLC Pass-Through Tax Return, a copy of such Tax Return, along with supporting workpapers, for FNF's review and comment, and to the extent FNF has any reasonable comments with respect to such Tax Return and such comments are not inconsistent with applicable law and are consistent with the past practices and prior Tax reporting positions of or related to BKF LLC (except as otherwise required by applicable Law), New Black Knight shall incorporate such comments in such Tax Return.

          (c)   Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the parties shall report any Extraordinary Transactions that are caused or permitted to occur by New BKH, New Black Knight or any of their respective subsidiaries on the Spin-Off Date after the completion of the Mergers as occurring on the day after the Spin-Off Date pursuant to Treasury Regulations Sections 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. The parties hereto agree that neither party will make a ratable allocation election under Treasury Regulations Sections 1.1502-76(b)(2)(ii)-(iii) and 1.706-4(a)(3) or any other similar provision of state or local Law, and all allocations between the Pre-Spin-Off Taxable Period and the Post-Spin-Off Taxable Period shall be made on a "closing of the books method."

        2.2    Tax Attributes.     Tax attributes for Pre-Spin-Off Taxable Periods and any Straddle Period shall be allocated to the members of the FNF Group and the members of the New Black Knight Group, as applicable, in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws or regulations). FNF and New Black Knight shall jointly determine the amounts of such attributes as of the Spin-Off Date, or shall estimate such amounts which are not determinable as of the Spin-Off Date, and the parties hereby agree to compute all Tax liabilities for taxable years ending after the Spin-Off Date consistently with that determination.

        2.3    Indemnification by FNF.     FNF hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to pay (or cause to be paid) and, from and after the Closing, to indemnify, defend and hold harmless the New Black Knight Group from and against any Losses incurred by the New Black Knight Group to the extent arising out of or relating to (i) any Taxes of New BKH, BKHI or New Black Knight (except as set forth in Section 2.4(ii)) with respect to a Pre-Spin-Off Taxable Period, (ii) any Taxes (except as set forth in Section 2.4(ii)) pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision under any other applicable Law) by reason of New BKH, BKHI, or New Black Knight having been a member of an FNF Consolidated Group on or prior to the Spin-Off Date, (iii) any Transaction Taxes, (iv) any Taxes arising as a result of the Separation (other than Transaction Taxes), and (v) all Transfer Taxes, except, in each case, for Taxes that arise from or are attributable to a New Black Knight Disqualifying Action.

EXH G-5

        2.4    Indemnification by New Black Knight.     New Black Knight hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to pay (or cause to be paid) and, from and after the Closing, to indemnify, defend and hold harmless the FNF Group from and against any Losses incurred by the FNF Group to the extent arising out of or relating to (i) any Taxes of New BKH or New Black Knight attributable to a Post-Spin-Off Taxable Period, (ii) any Taxes, including with respect to a Pre-Spin-Off Taxable Period, attributable to the ownership of BKFS LLC Units by BKHI and other FNF Group members (excluding, for the avoidance of doubt, any Taxes arising from any transfer of the BKFS LLC units by BKHI or any FNF Group member), whether or not such Taxes are reported on the Tax Return of an FNF Consolidated Group, except to the extent BKFS LLC previously made a tax distribution to BKHI or an FNF Group member in accordance with the terms of the BKFS LLC agreement in respect of such Taxes, and (iii) any Taxes that arise from or are attributable to a New Black Knight Disqualifying Action.

        2.5    Indemnity Amount.     The amount of any indemnification payment pursuant to this Agreement shall be reduced by the amount of any reduction in Taxes actually realized by the Indemnified Party as a result of the event giving rise to the indemnification payment by the end of the taxable year in which the indemnity payment is made, and shall be increased if and to the extent necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 2.5), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

        2.6    Payment.     If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article II, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article II (which shall be net of any Tax benefit realized by the Indemnified Party) showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than fifteen (15) Business Days after the Indemnifying Party receives the Indemnified Party's calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article II. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within ten (10) Business Days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with Section 6.12 of this Agreement; provided, for the avoidance of doubt, that the Indemnifying Party shall not be obligated make any such payment pursuant to this Section 2.6 until such dispute is resolved in accordance with Section 6.12.

        2.7    Penalties, Additions to Tax and Interest.     Penalties, additions to Tax and interest on any Tax deficiencies or overpayments will be allocated as the underlying deficiencies or overpayments are allocated under this Agreement.

        2.8    Characterization of Payments.     For all Tax purposes, FNF, New Black Knight and New BKH agree to treat (i) any amount payable with respect to any Tax under this Agreement as occurring immediately prior to the Spin-Off, as an inter-company distribution or a contribution to capital, as the case may be and (ii) any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable Law.

        2.9    Time Limits.     Any claim under this Article II with respect to a Tax liability must be made no later than thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof) for assessment of such Tax liability.

        2.10    Payment of Transfer Taxes.     All Transfer Taxes shall be borne solely by FNF. The party required by applicable Law shall remit payment for any Transfer Taxes and duly and timely file any related Tax Returns, subject to any indemnification rights it may have against the other party, which

EXH G-6

shall be paid in accordance with this Agreement. New Black Knight, New BKH, FNF and their respective Affiliates shall cooperate in (i) determining the amount of such Taxes, (ii) providing all available exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Taxes with any and all appropriate Tax Authorities.

ARTICLE III
COOPERATION AND RECORD RETENTION

        3.1    Cooperation; Maintenance and Retention of Records.     FNF and New Black Knight shall, and shall cause the FNF Group and the New Black Knight Group respectively to, provide the requesting party with such assistance and documents as may be reasonably requested by such party in connection with (i) the preparation of any Tax Return of or with respect to BKHI, New Black Knight or New BKH, (ii) the conduct of any audit or other proceeding relating to liability for, Refunds of or adjustments with respect to Taxes attributable to BKHI, New Black Knight or New BKH and (iii) any matter relating to the Separation or the Mergers. FNF and New Black Knight shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any party reasonably requests, in writing, with respect to specific material records or documents. A party intending to destroy any material records or documents shall provide the other party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE IV
REFUNDS, CARRYBACKS AND AUDITS

        4.1    Refunds of Taxes.     FNF shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which FNF is or may be liable pursuant to Article II of this Agreement, and, subject to Section 4.2, New Black Knight shall be entitled to all Refunds relating to Taxes (plus any interest thereon received with respect thereto from the applicable Tax Authority) for which New Black Knight is or may be liable pursuant to the provisions of Article II of this Agreement. A party receiving a Refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled (plus any interest thereon received with respect thereto from the applicable Tax Authority less any Taxes payable by reason of the receipt of such Refund and interest or reasonable out-of-pocket expenses incurred in connection with obtaining such Refund) within fifteen (15) Business Days after the receipt of the Refund.

        4.2    Carrybacks.     Unless otherwise required by applicable Law, none of New Black Knight, New BKH or any of the members of the New Black Knight Group shall carry back any Tax Item related to New BKH or New Black Knight from a Post-Spin-Off Taxable Period to any Pre-Spin-Off Taxable Period of an FNF Consolidated Group, unless the member is not permitted under applicable Law to forgo carrying back the Tax Item before it carries the Tax Item forward. Notwithstanding Section 4.1, the FNF Group shall be entitled to any Refunds resulting from a carry back permitted by the prior sentence.

        4.3    Audits and Proceedings.

          (a)   If after the Closing Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Tax Authority (a "Tax Notice") and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it

EXH G-7

  is indemnified pursuant to Sections 2.3 or 2.4, the Indemnified Party shall deliver such Tax Notice to the Indemnifying Party within ten (10) days of the receipt of such Tax Notice; provided, however, that the failure of the Indemnified Party to provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Sections 2.3 or 2.4, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party's failure to deliver such Tax Notice. Subject to Section 4.3(b) below, the Indemnifying Party shall have the right to (i) handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice and (ii) compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to this Section 4.3(a) subject, in the case of a compromise or settlement that could materially adversely affect the Indemnified Party, to the Indemnified Party's consent, which consent shall not be unreasonably withheld, conditioned or delayed.

          (b)   Notwithstanding Section 4.1(a), (i) FNF and New Black Knight shall have the right to jointly control any audit or proceeding relating to Transaction Taxes or the Tax-Free Status of the Transactions, and (ii) neither FNF nor New Black Knight shall compromise or settle any such audit or proceeding without the other party's consent (such consent not to be unreasonably withheld, conditioned or delayed).

          (c)   If the Indemnifying Party fails within a reasonable time after notice to defend any Tax Notice or the resulting audit or proceeding as provided herein, the Indemnified Party shall control such audit or proceeding; provided, however, that (i) the Indemnified Party shall keep the Indemnifying Party reasonably informed as to the status of such audit or proceedings (including by providing copies of all notices received from the relevant Tax Authority), (ii) the Indemnifying Party shall have the right to review and comment on any correspondence from the Indemnified Party to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (iii) the Indemnified Party shall not settle or compromise any such audit or proceeding without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall pay to the Indemnified Party the amount of any Tax liability within fifteen (15) Business Days after a Final Determination of such Tax liability.

ARTICLE V
TAX-FREE STATUS OF THE TRANSACTIONS

        5.1    Covenants.

          (a)   During the Restricted Period, none of New Black Knight or any of its subsidiaries (or any officers or directors acting on behalf of New Black Knight or its subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall take or fail to take any reasonably required action if such action (or the failure to take such reasonably required action) would (i) be inconsistent with any covenant or representation made by New Black Knight or any of its subsidiaries in any Transaction Document, or (ii) prevent, or be reasonably likely to prevent, the contributions of BKFS LLC Units and BKFS Class B made by FNF to BKHI or the Spin-Off from qualifying for the intended Tax-Free Status of the Transactions; provided that, for the avoidance of doubt, the action of any Person in its individual capacity shall not be deemed to be undertaken on behalf of New Black Knight (or with the implicit or explicit permission of New Black Knight or the officers or directors of New Black Knight) solely as a result of such Person being a shareholder of New Black Knight and/or being an officer or director of New Black Knight.

          (b)   Without limiting the generality of the foregoing, during the Restricted Period, subject to Section 5.1(c) and (d), none of New Black Knight or any of its subsidiaries (or any officers or

EXH G-8

  directors acting on behalf of New Black Knight or its subsidiaries, or any Person acting with the implicit or explicit permission of any such officers or directors) shall:

              (i)  subject to the exception set forth in the first parenthetical of the following sentence, enter into any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulations Section 1.355-7(h), pursuant to which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, New Black Knight equity interests or New BKH equity interests (other than in connection with the Mergers). For these purposes, an acquisition of New Black Knight or New BKH equity interests shall include any recapitalization, repurchase or redemption of New Black Knight or New BKH equity interests (other than a repurchase of New Black Knight equity interests pursuant to a repurchase program that contains the same or substantially similar terms and limitations as the BKFS Share Repurchase Program and otherwise complies with the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696), any issuance of New Black Knight or New BKH equity interests (including any nonvoting stock) or an instrument exchangeable or convertible into such an equity interest (whether pursuant to an exercise of stock options, as a result of a capital contribution or otherwise), any option grant, any amendment to the certificate of incorporation (or other organizational document) of New Black Knight or New BKH, or any other action (whether effected through a shareholder vote or otherwise) affecting the voting rights of New Black Knight or New BKH equity interests (including through the conversion of any such equity interests into another class of equity interests); or

             (ii)  sell or transfer, or cease to actively engage in, its active trade or business for purposes of Section 355(b) of the Code.

          (c)   Notwithstanding the foregoing, New Black Knight and its Affiliates may take any action prohibited by the foregoing if: (i) FNF receives prior written notice describing the proposed action in reasonable detail, and (ii) New Black Knight delivers to FNF either (x) an Opinion or (y) a Ruling. For the avoidance of doubt, the FNF Group's right to indemnification pursuant to Section 2.4 shall be determined without regard to whether New Black Knight satisfies any or all of the requirements of this Section 5.1(c).

          (d)   Notwithstanding any provision of this Agreement to the contrary:

              (i)  New Black Knight shall be permitted to issue to a Safe Harbor VIII Person reasonable New Black Knight equity based compensation for services rendered to a member of the New Black Knight Group, including issuing options to acquire New Black Knight Common Stock, issuing New Black Knight Common Stock upon the exercise of such an option and issuing restricted New Black Knight Common Stock;

             (ii)  New Black Knight shall be permitted to repurchase equity interests of New Black Knight from any Person who acquired such equity interests pursuant to the New BKFS Merger (as such term is defined in the Merger Agreement) or the THL Interest Exchange Agreement (as such term is defined in the Merger Agreement); and

            (iii)  New Black Knight shall be permitted to issue equity in the manner described in Treasury Regulation Section 1.355-7(d)(9).

        5.2    Cooperation and Other Covenants.

          (a)    Notice of Subsequent Information.     Each of FNF, on the one hand, and New Black Knight or New BKH, on the other hand, shall furnish each other with a copy of any document or information that could be expected to have an impact on the Tax-Free Status of the Transactions.

          (b)    Post-Closing Cooperation.     No member of the New Black Knight Group shall file any request for a Ruling without the prior written consent of FNF if a favorable Ruling would be

EXH G-9

  reasonably likely to have the effect of creating any actual or potential obligations of, or limitations on, any member of the FNF Group.

ARTICLE VI
MISCELLANEOUS

        6.1    Termination of Prior Tax Matters Agreements.     This Agreement shall take effect on the Spin-Off Date and shall replace all other Tax sharing, indemnification and similar agreements, whether or not written, in respect of any Taxes between or among the FNF Group on the one hand and the New Black Knight Group or the New BKH Group on the other (other than this Agreement and any other Transaction Document). All such replaced agreements shall be canceled as of the Spin-Off, and any rights or obligations of the FNF Group, New Black Knight Group or the New BKH Group existing thereunder thereby shall be fully and finally settled without any payment by any party thereto.

        6.2    Specific Performance.     Each party hereto hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party hereto is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party and BFKS, as a third party beneficiary hereof (subject to Section 6.3) and in respect of New BKH's rights hereunder, will have the right to enforce the specific performance of such party's obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

        6.3    No Third-Party Beneficiary Rights.     Except for the provisions of Section 6.2 (Specific Performance), nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than BKFS, which is an intended third-party beneficiary of this Agreement, and the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, BKFS and their respective successors and assigns; provided, however, that upon termination of the Merger Agreement, BKFS shall cease to be a third-party beneficiary hereunder and shall cease to have any rights under this Agreement.

        6.4    Notices.     All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to FNF, to:

  Fidelity National Financial, Inc.
  1701 Village Center Circle
  Las Vegas, Nevada 89134
  Attention: General Counsel
  Facsimile: (702) 243-3251

with a copy (which shall not constitute notice) to:

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, New York 10153

EXH G-10

  Attention: Michael J. Aiello
  Facsimile: (212) 310-8007

If to New Black Knight or New BKH, to:

  Black Knight Financial Services, Inc.
  601 Riverside Ave.
  Jacksonville, Florida 32204
  Facsimile: (702) 243-3251
  Attention: Executive Vice President, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

  [                        ]

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

        6.5    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.5, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EXH G-11

        6.6    Severability.     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

        6.7    Amendments; Waivers.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that, no such amendment or waiver may be made without the prior written consent of BKFS prior to termination of, or the Closing under, the Merger Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought. Any consent, waiver or agreement of BKFS in respect of this Agreement shall only be effective if approved by the Special Committee (as defined in the Merger Agreement).

        6.8    No Strict Construction; Interpretation.

          (a)   The parties hereto each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

          (b)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to agreements and instruments include all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        6.9    Headings.     The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        6.10    Counterparts.     This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same

EXH G-12

agreement. The Agreement may be delivered by facsimile or email scan transmission of a signed copy thereof.

        6.11    Confidentiality.     Each of FNF, New Black Knight and New BKH shall hold, and each of the FNF Group, New Black Knight Group and the New BKH Group shall use its reasonable best efforts to hold, in strict confidence all information concerning the other party obtained by it prior to the Spin-Off Date or furnished to it by such other party pursuant to this Agreement pursuant to and in accordance with the terms of Section 5.3 of the Reorganization Agreement.

        6.12    Dispute Resolutions.     Resolution of any and all disputes between the parties arising under this Agreement that relates to any provision of Tax Law shall be settled by a nationally recognized accounting firm mutually acceptable to the parties, and the resolution of such accounting firm shall be binding on the parties. Each of FNF and New Black Knight shall bear half of the fees, costs and expenses of the accounting firm.

        6.13    Effective Date.     This Agreement shall become effective only upon the occurrence of the Spin-Off.

EXH G-13

        The parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

FIDELITY NATIONAL FINANCIAL, INC.
By:
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

BLACK KNIGHT HOLDCO CORP.
By:
Name:
Title:

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

NEW BKH CORP.
By:
Name:
Title:

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

Exhibit H

AMENDED AND RESTATED

REVERSE CORPORATE SERVICES AGREEMENT

(Black Knight Financial Services, LLC)

        This Amended and Restated Reverse Corporate Services Agreement (this "Agreement") is dated as of [                ], 2017, by and between Black Knight Financial Services, LLC, a Delaware limited liability company ("BKFS LLC" or "PROVIDING PARTY") and Fidelity National Financial, Inc., a Delaware corporation ("FNF" or "RECEIVING PARTY"). BKFS LLC and FNF shall be referred to collectively in this Agreement as the "Parties" and individually as a "Party."

        WHEREAS, FNF, Black Knight Holdings, Inc., a Delaware corporation, and New BKH Corp., a Delaware corporation ("New BKH"), have entered into a Reorganization Agreement (as the same may be amended from time to time, the "Reorganization Agreement"), pursuant to which, among other things, FNF shall cause the transfer of all of the FNF Owned BKFS Shares and FNF Owned BKFS LLC Units (each as defined therein) to New BKH and distribute all of the shares of common stock of New BKH held by FNF to the holders of FNF common stock;

        WHEREAS, FNF, New BKH, Black Knight Financial Services, Inc., a Delaware corporation ("BKFS"), Black Knight Holdco Corp., a Delaware corporation ("New Black Knight"), New BKH Merger Sub, Inc., a Delaware corporation, and BKFS Merger Sub, Inc., a Delaware corporation, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which, among other things, the parties thereto intend to effectuate the New BKH Merger and the BKFS Merger (each as defined therein), resulting in New BKH and BKFS becoming direct Subsidiaries of New Black Knight;

        WHEREAS, following the Separation (as defined in the Reorganization Agreement), FNF will no longer hold, directly or indirectly, any of the FNF Owned BKFS Shares or FNF Owned BKFS LLC Units;

        WHEREAS, BKFS LLC and FNF entered into that certain Reverse Corporate Services Agreement, dated January 3, 2014 (the "Reverse Corporate Services Agreement") for the provision of certain services by BKFS LLC and its Subsidiaries and Affiliates to RECEIVING GROUP (as defined below);

        WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and the Transaction Agreements, the Parties wish to amend and restate the Reverse Corporate Services Agreement by entering into this Agreement as of the date set forth above, so that this Agreement more accurately reflects the services currently being provided by PROVIDING PARTY to RECEIVING GROUP; and

        WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
CORPORATE SERVICES

        1.1    Corporate Services.     This Agreement sets forth the terms and conditions for the provision by PROVIDING PARTY to RECEIVING GROUP (as defined below) of various corporate services and products, as more fully described below and in Schedule 1.1(a) attached hereto (the Scheduled

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Services, the Omitted Services, the Resumed Services and Special Projects (each as defined below), collectively, the "Corporate Services").

          (a)    Scheduled Services.     PROVIDING PARTY, through its Subsidiaries and Affiliates (each as defined below), and their respective employees, agents or contractors, shall provide or cause to be provided to RECEIVING GROUP all services set forth on Schedule 1.1(a) (the "Scheduled Services") on and after the Merger Effective Time. RECEIVING PARTY shall pay fees to PROVIDING PARTY for providing the Scheduled Services or causing the Scheduled Services to be provided to a member of RECEIVING GROUP as set forth on Schedule 1.1(a) and in accordance with Section 3.1. For purposes of this Agreement, a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person (provided that, for all purposes under this Agreement, when and with respect to the RECEIVING PARTY, "Subsidiary" shall not include BKFS or any of its Subsidiaries, including BKFS LLC); an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; a "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and "RECEIVING GROUP" means RECEIVING PARTY and its Subsidiaries (including any other Persons when they become Subsidiaries of RECEIVING PARTY), subject to the exception set forth in Section 2.1.

          (b)    Omitted Services.     PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall provide or cause to be provided to RECEIVING GROUP all services that PROVIDING PARTY was performing for the Business on or before the Merger Effective Time that pertain to and are a part of Scheduled Services under Section 1.1(a), which are not expressly included in the list of Scheduled Services in Schedule 1.1(a), but are required to conduct the Business (the "Omitted Services"), unless RECEIVING PARTY consents in writing to the termination of such services. Such Omitted Services shall be added to Schedule 1.1(a) and thereby become Scheduled Services, as soon as reasonably practicable after the Merger Effective Time by the Parties. RECEIVING PARTY shall pay to PROVIDING PARTY for providing the Omitted Services (or causing the Omitted Services to be provided) hereunder fees as set forth in Section 3.1; provided, that payment of such fees by RECEIVING PARTY for the Omitted Services provided hereunder shall be retroactive to the first day of the calendar quarter in which either Party identifies such services as Omitted Services, but in no event shall RECEIVING PARTY be required to pay for any Omitted Services provided hereunder by PROVIDING PARTY or its Subsidiaries or Affiliates prior to the Merger Effective Time.

          (c)    Resumed Services.     At RECEIVING PARTY's written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide or cause to be provided to RECEIVING GROUP any Scheduled Service that has been terminated at RECEIVING PARTY's request pursuant to Section 2.2(b) (the "Resumed Services"); provided, that PROVIDING PARTY shall have no obligation to provide a Resumed Service if providing such Resumed Service will have a material adverse impact on the other Corporate Services or the Transition Assistance (as defined below). Schedule 1.1(a) shall from time to time be amended to reflect the resumption of a Resumed Service and the Resumed Service shall be set forth thereon as a Scheduled Service.

          (d)    Special Projects.     At RECEIVING PARTY's written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide additional corporate services that are not described

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  in Schedule 1.1(a) and that are neither Omitted Services nor Resumed Services ("Special Projects"). RECEIVING PARTY shall submit a written request to PROVIDING PARTY specifying the nature of the Special Project and requesting an estimate of the costs applicable for such Special Project and the expected time frame for completion. PROVIDING PARTY shall respond promptly to such written request, but in no event later than twenty (20) days, with a written estimate of the cost of providing such Special Project and the expected time frame for completion (the "Cost Estimate"). If RECEIVING PARTY provides written approval of the Cost Estimate within ten (10) days after PROVIDING PARTY delivers the Cost Estimate, then within a commercially reasonable time after receipt of such written approval, PROVIDING PARTY shall begin providing the Special Project; provided, that PROVIDING PARTY shall have no obligation to provide a Special Project where, in its reasonable discretion and prior to providing the Cost Estimate, it has determined and notified RECEIVING PARTY in writing that (i) it would not be feasible to provide such Special Project, given reasonable priority to other demands on its resources and capacity both under this Agreement or otherwise or (ii) it lacks the experience or qualifications to provide such Special Project.

        1.2    Provision of Corporate Services; Excused Performance.

        All obligations of PROVIDING PARTY with respect to any one or more individual Corporate Services or Transition Assistance under this Agreement shall be excused to the extent and only for so long as a failure by PROVIDING PARTY with respect thereto is directly attributable to and caused specifically by a failure by RECEIVING GROUP to meet its obligations (including any performance) under that certain Second Amended and Restated Corporate Services Agreement, by and between FNF and PROVIDING PARTY, dated as of the date hereof, as may be amended, modified or supplemented from time to time.

        1.3    Third Party Vendors; Consents.

          (a)    Third Party Consents.     PROVIDING PARTY shall use its commercially reasonable efforts to keep and maintain in effect its relationships with its licensors, vendors and service providers that are integral to the provision of the Corporate Services or Transition Assistance. PROVIDING PARTY shall use commercially reasonable efforts to procure any waivers, permits, consents or sublicenses required by third party licensors, vendors or service providers under existing agreements with such third parties in order to provide any Corporate Services or Transition Assistance hereunder ("Third Party Consents"). In the event that PROVIDING PARTY is unable to procure such Third Party Consents on commercially reasonable terms, PROVIDING PARTY agrees to promptly so notify RECEIVING PARTY, and to assist RECEIVING PARTY with the transition to another licensor, vendor or service provider. If, after the Merger Effective Time, any one or more licensors, vendors or service providers (i) terminates its contractual relationship with PROVIDING PARTY or ceases to provide the products or services associated with the Corporate Services or Transition Assistance or (ii) notifies PROVIDING PARTY of its desire or plan to terminate its contractual relationship with PROVIDING PARTY, then, in either case, PROVIDING PARTY agrees to so notify RECEIVING PARTY, and to assist RECEIVING PARTY with the transition to another licensor, vendor or service provider so that RECEIVING PARTY may continue to receive similar products and services.

          (b)    No Transfer of Software.     PROVIDING PARTY shall not be required to transfer or assign to RECEIVING PARTY any third party software licenses or any hardware owned by PROVIDING PARTY or its Subsidiaries or Affiliates in connection with the provision of the Corporate Services or Transition Assistance or at the conclusion of the Term (as defined below).

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        1.4    Dispute Resolution.

          (a)    Amicable Resolution.     PROVIDING PARTY and RECEIVING PARTY mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between PROVIDING PARTY and RECEIVING PARTY in connection with this Agreement (including, without limitation, the standards of performance, delay of performance or non-performance of obligations, or payment or non-payment of fees hereunder), then the Dispute, upon written request of either Party, will be referred for resolution to the president (or similar position) of the division implicated by the matter for each of PROVIDING PARTY and RECEIVING PARTY, which presidents will have fifteen (15) days to resolve such Dispute. If the presidents of the relevant divisions for each of PROVIDING PARTY and RECEIVING PARTY do not agree to a resolution of such Dispute within fifteen (15) days after the reference of the matter to them, such presidents of the relevant divisions will refer such matter to the president of each of PROVIDING PARTY and RECEIVING PARTY for final resolution. Notwithstanding anything to the contrary in this Section 1.4, any amendment to the terms of this Agreement may only be effected in accordance with Section 11.10.

          (b)    Arbitration.     In the event that the Dispute is not resolved in a friendly manner as set forth in Section 1.4(a), either Party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 1.4(b). All Disputes submitted to arbitration pursuant to this Section 1.4(b) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the Parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either Party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the arbitrators (or any place agreed to by the Parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by PROVIDING PARTY and RECEIVING PARTY. If PROVIDING PARTY and RECEIVING PARTY fail to agree on an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of either Party to the Dispute, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the Parties to the arbitration as to matters submitted and may be enforced by either Party to the Dispute in any court having jurisdiction over the subject matter or over either Party. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the Party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party.

          (c)    Non-Exclusive Remedy.     Nothing in this Section 1.4 will prevent either PROVIDING PARTY or RECEIVING PARTY from immediately seeking injunctive or interim relief in the event (i) of any actual or threatened breach of any of the provisions of Article VIII or (ii) that the Dispute relates to, or involves a claim of, actual or threatened infringement of intellectual property. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 11.6. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 1.4(a) and Section 1.4(b) above.

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          (d)    Commencement of Dispute Resolution Procedure.     Notwithstanding anything to the contrary in this Agreement, PROVIDING PARTY and RECEIVING PARTY, but none of their respective Subsidiaries or Affiliates, are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 1.4 or otherwise, and each Party will cause its respective Affiliates not to commence any dispute resolution procedure other than through such Party as provided in this Section 1.4(d).

          (e)    Compensation.     RECEIVING PARTY shall continue to make all payments due and owing under Article III for Corporate Services and Transition Assistance not the subject of a Dispute and shall not off-set such fees by the amount of fees for Corporate Services or Transition Assistance that are the subject of the Dispute.

        1.5    Standard of Services.

          (a)    General Standard.     PROVIDING PARTY shall perform the Corporate Services and Transition Assistance for RECEIVING GROUP in a professional, timely and competent manner, using standards of performance consistent with its performance of such services for itself.

          (b)    Disaster Recovery.     During the Term, PROVIDING PARTY shall maintain a disaster recovery program for the Corporate Services and Transition Assistance substantially consistent with the disaster recovery program in place for such Corporate Services and Transition Assistance as of the Merger Effective Time. For the avoidance of doubt, the disaster recovery program maintained by PROVIDING PARTY will not include a business continuity program.

          (c)    Shortfall in Services.     If RECEIVING PARTY provides PROVIDING PARTY with written notice ("Shortfall Notice") setting forth in reasonable detail the occurrence of any Significant Service Shortfall (as defined below), as determined by RECEIVING PARTY in good faith, PROVIDING PARTY shall rectify such Significant Service Shortfall as soon as reasonably practicable. For purposes of this Section 1.5(c), a "Significant Service Shortfall" shall be deemed to have occurred if the timing or quality of performance of Corporate Services or Transition Assistance provided by PROVIDING PARTY hereunder falls below the standard required by Section 1.5(a) hereof; provided that PROVIDING PARTY's obligations under this Agreement shall be relieved to the extent, and for the duration of, any force majeure event as set forth in Article V.

        1.6    Response Time.     PROVIDING PARTY shall respond to and resolve any problems in connection with the Corporate Services or Transition Assistance for RECEIVING GROUP within a commercially reasonable period of time, using response and proposed resolution times consistent with its response and resolution of such problems for itself.

        1.7    Ownership of Materials; Results and Proceeds.     All data and information submitted to PROVIDING PARTY by RECEIVING GROUP, in connection with the Corporate Services or the Transition Assistance (the "RECEIVING GROUP Data"), and all results and proceeds of the Corporate Services and the Transition Assistance with regard to the RECEIVING GROUP Data, is and will remain, as between the Parties, the property of RECEIVING GROUP and subject to the provisions of Article VIII.

ARTICLE II
TERM AND TRANSITION ASSISTANCE

        2.1    Term.     The term (the "Term") of this Agreement shall commence as of the date hereof and shall continue until the earliest of:

            (i)  the date on which the last of the Corporate Services under this Agreement is terminated,

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           (ii)  the date on which the last of the Transition Assistance under this Agreement is terminated, and

          (iii)  the date on which this Agreement is terminated by mutual agreement of the Parties,

whichever is earlier (in any case, the "Termination Date"); provided, however, that, with respect to any Person that ceases to be a member of the RECEIVING GROUP prior to the Termination Date, subject to Section 7.2, the provisions of this Agreement with respect to such Person shall terminate effective as of the date that such Person ceases to be a member of RECEIVING GROUP.

        2.2    Termination.

          (a)    Thirty (30) Day Extension.     If (i) RECEIVING GROUP is not able to complete its transition of the Corporate Services or (ii) the Transition Assistance is not completed, in either case, by the Termination Date, then upon written notice provided to PROVIDING PARTY at least thirty (30) days prior to the Termination Date, RECEIVING PARTY shall have the right to request and cause PROVIDING PARTY to provide up to thirty (30) days of additional Corporate Services and/or Transition Assistance, as applicable, to RECEIVING GROUP; provided, that RECEIVING PARTY shall pay for all such additional Corporate Services and/or Transition Assistance, as applicable, in accordance with this Agreement.

          (b)    Early Termination.     If RECEIVING PARTY wishes to terminate a Corporate Service or Transition Assistance (or a portion thereof) on a date that is earlier than the Termination Date, RECEIVING PARTY shall provide written notice (the "Termination Notice") to PROVIDING PARTY of a proposed termination date for such Corporate Service or Transition Assistance (or portion thereof), at least ninety (90) days prior to such proposed termination date. Within ten (10) days of the date on which the Termination Notice was received, then, effective on the termination date proposed by RECEIVING PARTY in its Termination Notice, such Corporate Service or Transition Assistance (or portion thereof) shall be discontinued (thereafter, a "Discontinued Service") and deemed deleted from the Scheduled Services to be provided hereunder and thereafter, this Agreement shall be of no further force and effect with respect to the Discontinued Service (or portion thereof), except as to obligations accrued prior to the date of discontinuation of such Corporate Service (or portion thereof). Upon the occurrence of any Discontinued Service, the Parties shall promptly update Schedule 1.1(a) to reflect the discontinuation. Notwithstanding anything to the contrary contained herein, at any time that employees of PROVIDING PARTY or its Subsidiaries or Affiliates are transferred to a department within RECEIVING GROUP or its Affiliates (an "Employee Shift"), a proportional portion of the relevant Corporate Service or Transition Assistance shall be deemed automatically terminated. If a Corporate Service or Transition Assistance, or portion thereof, is terminated as a result of an Employee Shift, then such termination shall take effect as of the date of the Employee Shift.

          (c)    Termination of All Services.     If all Corporate Services and Transition Services shall have been terminated under this Section 2.2 prior to the expiration of the Term, then either Party shall have the right to terminate this Agreement by giving written notice to the other Party, which termination shall be effective upon delivery as provided in Section 6.1.

        2.3    Transition Assistance.     In preparation for the discontinuation of any Corporate Service provided under this Agreement, PROVIDING PARTY shall, consistent with its obligations to provide Corporate Services hereunder and with the cooperation and assistance of RECEIVING GROUP, use commercially reasonable efforts to provide such knowledge transfer services and to take such steps as are reasonably required in order to facilitate a smooth and efficient transition and/or migration of records to RECEIVING PARTY or its Affiliates (or at RECEIVING PARTY's direction, to a third party) and responsibilities so as to minimize any disruption of services ("Transition Assistance").

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RECEIVING GROUP shall cooperate with PROVIDING PARTY to allow PROVIDING PARTY to complete the Transition Assistance as early as is commercially reasonable to do so. Fees for any Transition Assistance shall be determined in accordance with Section 3.1.

        2.4    Return of Materials.     As a Corporate Service or Transition Assistance is terminated, each Party will return all materials and property owned by the other Party, including, without limitation, all RECEIVING GROUP Data, if any, and materials and property of a proprietary nature involving a Party or its Subsidiaries or Affiliates relevant to the provision or receipt of that Corporate Service or Transition Assistance and no longer needed regarding the performance of other Corporate Services or other Transition Assistance under this Agreement, and will do so (and will cause its Subsidiaries and Affiliates to do so) within thirty (30) days after the applicable termination. Upon the end of the Term, each Party will return all material and property of a proprietary nature involving the other Party or its Subsidiaries, in its possession or control (or the possession or control of an Affiliate as a result of the Corporate Services or Transition Assistance provided hereunder) within thirty (30) days after the end of the Term. In addition, upon RECEIVING PARTY's request, PROVIDING PARTY agrees to provide to RECEIVING PARTY copies of RECEIVING GROUP's Data, files and records on magnetic media, or such other media as the Parties shall agree upon, to the extent practicable. PROVIDING PARTY may retain archival copies of RECEIVING GROUP's Data, files and records and all such Data, files and records so retained shall continue to be subject to the terms of this Agreement.

ARTICLE III
COMPENSATION AND PAYMENTS

        3.1    Compensation for Corporate Services and Transition Assistance.

          (a)   In accordance with the payment terms described in Section 3.2 below, RECEIVING GROUP agrees to timely pay PROVIDING PARTY, as compensation for the Corporate Services and the Transition Assistance provided hereunder, fees in an amount equal to PROVIDING PARTY's cost of such Corporate Services or Transition Assistance, as the case may be, plus a ten percent (10%) markup in lieu of PROVIDING PARTY being reimbursed for its expenses incurred in connection with the provision of such Corporate Service or Transition Assistance.

          (b)   Without limiting the foregoing, the Parties acknowledge that RECEIVING PARTY is also obligated to pay, or reimburse PROVIDING PARTY for its payment of, all Out of Pocket Costs (as defined below); provided, however, that the incurrence of any liability by RECEIVING GROUP for any Out of Pocket Cost (as defined below) that requires the payment by RECEIVING GROUP of more than $10,000, on an annualized basis, shall require the subsequent approval of the chief financial officer of RECEIVING PARTY (or his/her designee) after his/her receipt of the Monthly Summary Statement (as defined in Section 3.2) provided to RECEIVING PARTY for the calendar month in which the Out of Pocket Cost was incurred or paid by PROVIDING PARTY on behalf of RECEIVING PARTY. PROVIDING PARTY shall use commercially reasonable efforts to not incur Out of Pocket Costs that are inconsistent with the type of Out of Pocket Costs incurred under past practices with the applicable Scheduled Service. If (x) PROVIDING PARTY has not obtained the prior approval of the chief financial officer of RECEIVING GROUP before incurring or paying any Out of Pocket Cost that exceeds $10,000 on an annualized basis, and (y) after receiving and reviewing the applicable Monthly Summary Statement, the chief financial officer of RECEIVING PARTY (or his/her designee) has not expressly approved the Out of Pocket Cost in question, then RECEIVING PARTY shall be entitled to dispute the Out of Pocket Cost until the close of the next audit cycle, provided that if PROVIDING PARTY disagrees with RECEIVING PARTY's dispute of the Out of Pocket Cost, then PROVIDING PARTY shall be entitled to exercise its rights under the dispute resolution provisions set forth in Section 1.4. For purposes hereof, the term "Out of Pocket Costs" means all fees, costs or other expenses paid by PROVIDING PARTY to third parties that are not Affiliates of PROVIDING PARTY in

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  connection with the Corporate Services provided hereunder; and the term "Out of Pocket Cost" means any Out of Pocket Cost incurred after the Merger Effective Time that is not a continuation of services provided to RECEIVING GROUP in the ordinary course of business consistent with past practices and for which RECEIVING GROUP had paid or reimbursed a portion thereof prior to the Merger Effective Time.

        3.2    Payment Terms; Monthly Summary Statements.     Within 30 days after the end of each calendar month, PROVIDING PARTY shall prepare and deliver to the chief financial officer (or his designee) of RECEIVING PARTY a monthly summary statement (each a "Monthly Summary Statement") setting forth all of the costs owing by the RECEIVING PARTY to the PROVIDING PARTY, including all fees for Corporate Services and Transition Assistance, as calculated in accordance with Section 3.1, and such other information as RECEIVING PARTY may reasonably request. The specific form of the Monthly Summary Statement shall be as agreed to between the Parties from time to time, acting with commercial reasonableness.

        3.3    Audit Rights.     Upon reasonable advance notice from RECEIVING PARTY, PROVIDING PARTY shall permit RECEIVING PARTY to perform annual audits of PROVIDING PARTY's records only with respect to fees invoiced and Out of Pocket Costs invoiced pursuant to this Article III. Such audits shall be conducted during PROVIDING PARTY's regular office hours and without disruption to PROVIDING PARTY's business operations and shall be performed at RECEIVING PARTY's sole expense.

ARTICLE IV
LIMITATION OF LIABILITY

        4.1    LIMITATION OF LIABILITY.     THE LIABILITY OF EITHER PARTY FOR A CLAIM ASSERTED BY THE OTHER PARTY BASED ON BREACH OF ANY COVENANT, AGREEMENT OR UNDERTAKING REQUIRED BY THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE, THE FEES PAYABLE BY RECEIVING PARTY TO PROVIDING PARTY DURING THE ONE (1) YEAR PERIOD PRECEDING THE BREACH FOR THE PARTICULAR CORPORATE SERVICE OR TRANSITION ASSISTANCE AFFECTED BY SUCH BREACH UNDER THIS AGREEMENT; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN RESPECT OF ANY CLAIMS BASED ON A PARTY'S (A) GROSS NEGLIGENCE, (B) WILLFUL MISCONDUCT, (C) IMPROPER USE OR DISCLOSURE OF CUSTOMER INFORMATION, (D) VIOLATIONS OF LAW, OR (E) INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF A PERSON WHO IS NOT A PARTY HERETO OR A SUBSIDIARY OR AFFILIATE OF A PARTY HERETO.

        4.2    DAMAGES.     NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGE OF ANY KIND WHATSOEVER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY UNDER ARTICLE X IS REQUIRED TO PAY ANY SPECIAL,INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A PARTY OR A SUBSIDIARY OR AFFILIATE OF THE INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE IV.

ARTICLE V
FORCE MAJEURE

        Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including,

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but not limited to, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents, floods, strikes, terrorism and power blackouts. Promptly following the occurrence of a condition described in this Article, the Party whose performance is prevented shall give written notice to the other Party, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions.

ARTICLE VI
NOTICES AND DEMANDS

        6.1    Notices.     Except as otherwise provided under this Agreement (including Schedule 1.1(a)), all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by a nationally-recognized overnight courier (providing proof of delivery) or (iii) sent by facsimile or electronic transmission (including email), provided that receipt of such facsimile or electronic transmission is promptly confirmed by telephone), in each case to the Parties at the following addresses, facsimile numbers or email (or as shall be specified by like notice):

  If to PROVIDING PARTY, to:

  Fidelity National Financial, Inc.
  1701 Village Center Circle
  Las Vegas, Nevada 89134
  Fax No.: 702-243-3251
  Attention: Executive Vice President, General Counsel and Corporate Secretary

  If to RECEIVING PARTY, to:

  Black Knight Financial Services, LLC
  601 Riverside Avenue
  Jacksonville, FL 32204
  Fax No.: 702-243-3251
  Attention: Executive Vice President, General Counsel and Corporate Secretary

        Any notice, request, claim, demand or other communication given as provided above shall be deemed received by the receiving Party (i) upon actual receipt, if delivered personally; (ii) on the next Business Day after deposit with an overnight courier, if sent by a nationally-recognized overnight courier; or (iii) upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email, such notice, request, claim, demand or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein).

ARTICLE VII
REMEDIES

        7.1    Remedies Upon Material Breach.     In the event of material breach of any provision of this Agreement by a Party, the non-defaulting Party shall give the defaulting Party written notice thereof, and:

          (a)   If such breach is for RECEIVING PARTY's non-payment of an amount that is not in dispute, the defaulting Party shall cure the breach within thirty (30) calendar days of such notice. If the defaulting Party does not cure such breach by such date, then the defaulting Party shall pay the non-defaulting Party the undisputed amount, any interest that has accrued hereunder through the expiration of the cure period plus an additional amount of interest equal to four percent (4%) per annum above the "prime rate" as announced in the "Money Rates" section of the most recent edition of the Eastern Edition of The Wall Street Journal prior to the date of payment, which interest rate shall change as and when the "prime rate" changes. The Parties agree that this rate of interest constitutes reasonable liquidated damages and not an unenforceable penalty.

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          (b)   If such breach is for any other material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within thirty (30) calendar days of the date of such notice. If the defaulting Party does not cure such breach within such period, then the defaulting Party shall pay the non-defaulting Party all of the non-defaulting Party's actual damages, subject to Article IV above.

        7.2    Survival Upon Expiration or Termination.     The provisions of Section 1.4 (Dispute Resolution), Section 2.4 (Return of Materials), Article IV (Limitation of Liability), Article VI (Notices and Demands), this Section 7.2, Article VIII (Confidentiality), Article X (Indemnification) and Article XI (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties.

ARTICLE VIII
CONFIDENTIALITY

        8.1    Confidential Information.     Each Party shall use at least the same standard of care in the protection of Confidential Information of the other Party as it uses to protect its own confidential or proprietary information; provided that such Confidential Information shall be protected in at least a reasonable manner. For purposes of this Agreement, with respect to each Party, "Confidential Information" includes all confidential or proprietary information and documentation of the other Party, including the terms of this Agreement, and all of the other Party's software, data, financial information all reports, exhibits and other documentation prepared by any of the other Party's Subsidiaries or Affiliates, in each case, to the extent provided or made available under, or in furtherance of, this Agreement. Each Party shall use the Confidential Information of the other Party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees, subcontractors, or agents having a "need to know" with respect to such purpose. Each Party shall advise its respective employees, subcontractors, and agents of such Party's obligations under this Agreement. The obligations in this Section 8.1 will not restrict disclosure by a Party of Confidential Information of the other Party pursuant to applicable law, or by order or request of any court or government agency; provided that prior to such disclosure the Party making such disclosure shall (at the other Party's sole cost and expense), if legally permitted and reasonably practicable, (a) promptly give notice to the other Party, (b) cooperate with the other Party with respect to taking steps to respond to or narrow the scope of such order or request and (c) only provide such information as is required by law, court order or a final, non-appealable ruling of a court of proper jurisdiction. Confidential Information of a Party will not be afforded the protection of this Article VIII if such Confidential Information was (A) developed by the other Party independently as shown by its written business records regularly kept, (B) rightfully obtained by the other Party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other Party or (D) released by the Party that owns or has the rights to the Confidential Information without restriction to anyone.

        8.2    Work Product Privilege.     RECEIVING PARTY represents and PROVIDING PARTY acknowledges that, in the course of providing Corporate Services or Transition Assistance pursuant to this Agreement, PROVIDING PARTY may have access to (a) documents, data, databases or communications that are subject to attorney client privilege and/or (b) privileged work product prepared by or on behalf of the Affiliates of RECEIVING PARTY in anticipation of litigation with third parties (collectively, the "Privileged Work Product") and RECEIVING PARTY represents and PROVIDING PARTY understands that all Privileged Work Product is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. RECEIVING PARTY represents and PROVIDING PARTY understands the importance of maintaining the strict confidentiality of the Privileged Work Product to protect the attorney client privilege, work product doctrine and other privileges and rights associated with such Privileged Work Product pursuant to such Rule 26 and the

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equivalent rules and regulations under the law chosen to govern the construction of this Agreement. After PROVIDING PARTY is notified or otherwise becomes aware that documents, data, databases, or communications are Privileged Work Product, only PROVIDING PARTY personnel for whom such access is necessary for the purposes of providing Services to RECEIVING PARTY as provided in this Agreement shall have access to such Privileged Work Product. Should PROVIDING PARTY ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, PROVIDING PARTY shall, if legally permitted and reasonably practicable, (A) promptly give notice to RECEIVING GROUP, (B) cooperate with RECEIVING PARTY in challenging the right to such access and (C) only provide such information as is required by a court order or a final, non-appealable ruling of a court of proper jurisdiction. RECEIVING PARTY shall pay all of the costs and expenses incurred by PROVIDING PARTY in complying with the immediately preceding sentence. RECEIVING PARTY has the right and duty to represent PROVIDING PARTY in such challenge or to select and compensate counsel to so represent PROVIDING PARTY or to reimburse PROVIDING PARTY for reasonable attorneys' fees and expenses as such fees and expenses are incurred in challenging such access. If PROVIDING PARTY is ultimately required, pursuant to a court order or a final, non-appealable ruling of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentiality obligations imposed in this Article VIII, or otherwise with respect to maintaining the confidentiality, proprietary nature, and secrecy of Privileged Work Product, PROVIDING PARTY is not liable for breach of such obligation to the extent such liability does not result from failure of PROVIDING PARTY to abide by the terms of this Article VIII. All Privileged Work Product is the property of RECEIVING GROUP and will be deemed Confidential Information, except as specifically authorized in this Agreement or as shall be required by law.

        8.3    Unauthorized Acts.     Each Party shall (a) notify the other Party promptly upon becoming aware of any unauthorized possession, use, or knowledge of the other Party's Confidential Information by any Person, any attempt by any Person to gain possession of such Confidential Information without authorization or any attempt to use or acquire knowledge of any such Confidential Information without authorization (collectively, "Unauthorized Access"), (b) promptly furnish the other Party with reasonable detail of the Unauthorized Access and use commercially reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a reoccurrence of any such Unauthorized Access.

        8.4    Publicity.     Except as required by law or national stock exchange rule, neither Party shall issue any press release, distribute any advertising, or make any public announcement or disclosure (a) identifying the other Party by name, trademark or otherwise or (b) concerning this Agreement without the other Party's prior written consent. Notwithstanding the foregoing sentence, in the event either Party is required to issue a press release relating to this Agreement or any of the transactions contemplated by this Agreement, by the laws or regulations of any governmental authority, agency or self-regulatory agency, such Party shall, to the extent legally permissible and reasonably practicable, (A) give notice and a copy of the proposed press release to the other Party as far in advance as reasonably possible and (B) make any changes to such press release reasonably requested by the other Party. Notwithstanding the foregoing, RECEIVING GROUP shall be permitted under this Agreement to communicate the existence of the business relationship contemplated by the terms of this Agreement internally within PROVIDING PARTY's organization and orally and in writing communicate PROVIDING PARTY's identity as a reference with potential and existing customers.

        8.5    Data Privacy.     (a) Where, in connection with this Agreement, PROVIDING PARTY processes or stores information about a living individual that is held in automatically processable form (for example in a computerized database) or in a structured manual filing system ("Personal Data"), on behalf of RECEIVING GROUP or its clients, then PROVIDING PARTY shall implement appropriate

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measures to protect those personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and shall use such data solely for purposes of carrying out its obligations under this Agreement.

          (b)   RECEIVING GROUP may, in connection with this Agreement, collect Personal Data in relation to PROVIDING PARTY and PROVIDING PARTY's employees, directors and other officers involved in providing Corporate Services or Transition Assistance hereunder. Such Personal Data may be collected from PROVIDING PARTY, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be collected indirectly at RECEIVING GROUP's locations from monitoring devices or by other means (e.g., telephone logs, closed circuit TV and door entry systems). Nothing in this Section 8.5(b) obligates PROVIDING PARTY or PROVIDING PARTY's employees, directors or officers to provide Personal Data requested by RECEIVING PARTY. RECEIVING GROUP may use and disclose any such data disclosed by PROVIDING PARTY solely for purposes connected with this Agreement and for the relevant purposes specified in the data privacy policy of RECEIVING GROUP or any Affiliate of RECEIVING GROUP (a copy of which is available on request). RECEIVING PARTY will maintain the same level of protection for Personal Data collected from PROVIDING PARTY (and PROVIDING PARTY's employees, directors and officers, as appropriate) as RECEIVING PARTY maintains with its own Personal Data, and will implement appropriate administrative, physical and technical measures to protect the personal data collected from PROVIDING PARTY and PROVIDING PARTY's employees, directors and other officers against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

        EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, PROVIDING PARTY HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS. ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS ARE HEREBY DISCLAIMED BY PROVIDING PARTY.

ARTICLE X
INDEMNIFICATION

        10.1    Indemnification.

          (a)   Subject to Article IV, RECEIVING PARTY will indemnify, defend and hold harmless PROVIDING PARTY, each Subsidiary and Affiliate of PROVIDING PARTY, each of their respective past and present directors, officers, employees, agents, consultants, advisors, accountants and attorneys ("Representatives"), and each of their respective successors and permitted assigns (collectively, the "PROVIDING PARTY Indemnified Parties") from and against any and all Damages (as defined below) incurred or suffered by the PROVIDING PARTY Indemnified Parties

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  arising or resulting from the provision of Corporate Services or Transition Assistance hereunder, which Damages shall be reduced to the extent of:

              (i)  Damages caused or contributed to by PROVIDING PARTY's negligence, willful misconduct or violation or law; or

             (ii)  Damages caused or contributed to by a breach of this Agreement by PROVIDING PARTY.

          "Damages" means, subject to Article IV hereof, all losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys' fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or action).

          (b)   Except as set forth in this Section 10.1(b), PROVIDING PARTY will have no liability to RECEIVING PARTY for or in connection with any of the Corporate Services or Transition Assistance rendered hereunder or for any actions or omissions of PROVIDING PARTY in connection with the provision of any Corporate Services or Transition Assistance hereunder. Subject to the provisions hereof and subject to Article IV, PROVIDING PARTY will indemnify, defend and hold harmless RECEIVING PARTY, each Subsidiary and Affiliate of RECEIVING PARTY, each of their respective past and present Representatives, and each of their respective successors and permitted assigns (collectively, the "RECEIVING PARTY Indemnified Parties") from and against any and all Damages incurred or suffered by the RECEIVING PARTY Indemnified Parties arising or resulting from either of the following:

              (i)  any claim that PROVIDING PARTY's use of the software or other intellectual property used to provide the Corporate Services or Transition Assistance, or any results and proceeds of such Corporate Services or Transition Assistance, infringes, misappropriates or otherwise violates any United States patent, copyright, trademark, trade secret or other intellectual property rights; provided, that such intellectual property indemnity shall not apply to the extent that any such claim arises out of any modification to such software or other intellectual property made by RECEIVING PARTY without PROVIDING PARTY's authorization or participation, or

             (ii)  PROVIDING PARTY's (A) gross negligence, (B) willful misconduct, (C) improper use or disclosure of the RECEIVING GROUP's customer information or (D) violations of law;

  provided, that in each of the cases described in subclauses (i) through (ii) above, the amount of Damages incurred or sustained by RECEIVING PARTY shall be reduced to the extent such Damages shall have been caused or contributed to by any action or omission of RECEIVING PARTY in amounts equal to RECEIVING PARTY's equitable share of such Damages determined in accordance with its relative culpability for such Damages or the relative fault of RECEIVING GROUP.

        10.2    Indemnification Procedures.

          (a)    Claim Notice.     A Party that seeks indemnity under this Article X (an "Indemnified Party") will give written notice (a "Claim Notice") to the Party from whom indemnification is sought (an "Indemnifying Party"), whether the Damages sought arise from matters solely between the Parties or from Third Party Claims. The Claim Notice must contain a description and, if known, estimated amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for

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  payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Damages or obligations hereunder except to the extent of any Damages caused by or arising out of such failure.

          (b)    Response to Notice of Claim.     Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Parties; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties will resort to the dispute resolution procedures set forth in Section 1.4.

          (c)    Contested Claims.     In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) days after the receipt of the written response referenced in Section 10.2(b)(ii) hereof, the Parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 1.4 hereof. Upon ultimate resolution thereof, the Parties will take such actions as are reasonably necessary to comply with such agreement or instructions.

          (d)    Third Party Claims.

              (i)  In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a Party hereto or a Subsidiary or Affiliate of a Party hereto of any claim or the commencement of any action (a "Third-Party Claim") with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article X, the Indemnified Party will give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be given within fifteen (15) days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Damages or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

             (ii)  The Party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense.

            (iii)  The Party controlling such defense (the "Controlling Party") will keep the Non-controlling Party reasonably advised of the status of such Third- Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

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            (iv)  The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

ARTICLE XI
MISCELLANEOUS

        11.1    Relationship of the Parties.     The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and each Party shall perform its obligations as an independent contractor. It is expressly understood and agreed that RECEIVING PARTY and PROVIDING PARTY are not partners, and nothing contained herein is intended to create an agency relationship or a partnership or joint venture with respect to the Corporate Services or Transition Assistance. Neither Party is an agent of the other and neither Party has any authority to represent or bind the other Party as to any matters, except as authorized herein or in writing by such other Party from time to time.

        11.2    Employees.     (a) As between the Parties, PROVIDING PARTY shall be solely responsible for payment of compensation to its employees and for its Subsidiaries' employees and for any injury to them in the course of their employment. PROVIDING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such Persons.

          (b)   As between the Parties, RECEIVING PARTY shall be solely responsible for payment of compensation to its employees and for its Subsidiaries' employees and for any injury to them in the course of their employment. RECEIVING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such Persons.

        11.3    Assignment.     Neither Party may assign, transfer or convey any right, obligation or duty, in whole or in part, or of any other interest under this Agreement relating to such Corporate Services or Transition Assistance without the prior written consent of the other Party, including any assignment, transfer or conveyance in connection with a sale of an asset to which one or more of the Corporate Services or Transition Assistance relate. All obligations and duties of a Party under this Agreement shall be binding on all successors in interest and permitted assigns of such Party. Each Party may use its Subsidiaries or Affiliates or subcontractors to perform the Corporate Services or Transition Assistance; provided that such use shall not relieve such assigning Party of liability for its responsibilities and obligations hereunder.

        11.4    Severability.     In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under applicable law, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein.

        11.5    Third Party Beneficiaries.     The provisions of this Agreement are for the benefit of the Parties and their Affiliates and not for any other Person. However, should any third party institute proceedings, this Agreement shall not provide any such Person with any remedy, claim, liability, reimbursement, cause of action, or other right.

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        11.6    Governing Law.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO SUCH STATE'S LAWS AND PRINCIPLES REGARDING THE CONFLICT OF LAWS. Subject to Section 1.4, if any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Jacksonville, Florida, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

        11.7    Executed in Counterparts.     This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

        11.8    Construction.     The headings and numbering of articles, Sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

        11.9    Entire Agreement.     This Agreement, including all attachments, constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the subject matter hereof.

        11.10    Amendments and Waivers.

          (a)    The Parties may amend this Agreement only by a written agreement signed by each Party and that identifies itself as an amendment to this Agreement.     No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

        11.11    Remedies Cumulative.     Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement. Unless otherwise provided for under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

        11.12    Taxes.     All charges and fees to be paid to PROVIDING PARTY under this Agreement are exclusive of any applicable taxes required by law to be collected from RECEIVING PARTY (including, without limitation, withholding, sales, use, excise, or services tax, which may be assessed on the provision of Corporate Services or Transition Assistance). In the event that a withholding, sales, use, excise, or services tax is assessed on the provision of any of the Corporate Services or Transition Assistance under this Agreement, RECEIVING PARTY will pay directly, reimburse or indemnify PROVIDING PARTY for such tax, plus any applicable interest and penalties. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.

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        11.13    Changes in Law.     PROVIDING PARTY's obligations to provide Corporate Services or Transition Assistance hereunder are to provide such Corporate Services or Transition Assistance in accordance with applicable laws as in effect on the date of this Agreement. Each Party reserves the right to take all actions in order to ensure that the Corporate Services and Transition Assistance are provided in accordance with any applicable laws.

        11.14    Effectiveness.     Notwithstanding the date hereof, this Agreement shall become effective as of the date of the Mergers.

        11.15    A&R Corporate Services Agreement Amended and Restated.     The parties hereto agree that by entering into this Agreement, that certain A&R Corporate Services Agreement, dated as of May 26, 2015, between the Parties is hereby amended and restated in its entirety in accordance with Section 11.10 thereof and terminated. All rights and obligations created thereunder shall hereby expire and be of no further force and effect.

[signature page follows]

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        IN WITNESS WHEREOF, the Parties, acting through their authorized officers, have caused this Amended and Restated Reverse Corporate Services Agreement to be duly executed and delivered as of the date first above written.

PROVIDING PARTY:
BLACK KNIGHT FINANCIAL SERVICES, LLC
By:
	Name:	Kirk T. Larsen
	Title:	Chief Financial Officer

RECEIVING PARTY:
FIDELITY NATIONAL FINANCIAL, INC.
By:
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Exhibits to Amended and Restated Reverse Corporate Services Agreement (PROVIDING PARTY to RECEIVING GROUP)

Definitions:
Fidelity National Financial, Inc. = Receiving Party
Black Knight Financial Services, LLC = Providing Party
Black Knight Financial Services, Inc. = BKFS
Receiving Group = Receiving Party and its Subsidiaries (including any other Persons when they become Subsidiaries of Receiving Party)

DEFINITIONS AND FORMULAS
FOR PURPOSES OF CALCULATING COST ALLOCATION

For purposes of this Agreement and the Corporate Service Schedules:

        "Direct Employee Compensation" of an employee means the aggregate of such employee's salary, overtime, cash bonus and commission compensation, imputed income, payroll taxes attributable thereto, group insurance charges and benefits paid by the employer on behalf of or for the benefit of the employee, contributions to any 401k programs or employee stock purchase plan accounts on behalf of or for the benefit of the employee, together with the employee's pro rata portion of the benefits administration expenses (including expenses for prizes or awards allocable to the employee) incurred by the employer.

        "Servicing Employee" means an employee of PROVIDING PARTY or its Subsidiaries or its Affiliates who provides services to RECEIVING PARTY and its Subsidiaries under this Agreement.

        "Transferred Employee" means an employee of RECEIVING PARTY or its Subsidiaries who is not a Servicing Employee of PROVIDING PARTY, but who is physically located within a PROVIDING PARTY department/cost center, such as persons who are former PROVIDING PARTY employees who have been transferred or migrated to RECEIVING PARTY but whose office is still housed with their former department/cost center.

        "Standard Allocation", for purposes of the Services provided under this Agreement and the Schedules hereto, including the Cost Allocation Section of the Schedules, shall be calculated as follows:

  1.
  Direct Employee Compensation:    Allocation Based on Work Time Percentage. The Direct Employee Compensation of each PROVIDING PARTY Servicing Employee shall be allocated to RECEIVING PARTY based on the percentage of work time that such Servicing Employee spends in providing the applicable Services to RECEIVING PARTY and its Subsidiaries plus third party costs related to the services.

  By way of example, for a Servicing Employee of PROVIDING PARTY who has an annual salary of $50,000, a cash bonus of $20,000, and benefits of $10,000, and who spends 40% of his work time on providing Services under this Agreement, the Direct Employee Compensation allocation would be calculated as follows:

  ($50,000 + $20,000 + $10,000) × 40% = $32,000

  In this example, RECEIVING PARTY would be allocated $32,000 of Direct Employee Compensation for this Servicing Employee.

  2.
  Update of Servicing Employee Work Percentages and Transferred Employee Head Count:    At Least Every 6 Months. Except to the extent otherwise expressly provided herein, for any given 6-month period, all Direct Employee Compensation to be allocated shall be so allocated on the basis of the applicable work time percentage determined as of the most recent work time percentage review undertaken by PROVIDING PARTY (each a "Work Time Percentage Review"). Work Time Percentage Reviews for all Servicing Employees shall be re-examined and updated by PROVIDING PARTY no less frequently than every 6 months. Without limiting the foregoing, changes in work time percentages based on an updated Work Time Percentage Review shall be reviewed and approved by a full-time BKFS employee.

  3.
  Terminated or Discontinued Services.    If at any time during the Term of this Agreement RECEIVING PARTY terminates or discontinues all or any portion of a Corporate Service prior to the end of the Term or if any Corporate Service (or portion thereof) automatically terminates, pursuant to Section 2.2(b) (hereinafter referred to as a "Discontinued Service"), then effective as of the last day of the calendar month in which such termination or discontinuation is effective, Corporate Service Fees related to the Discontinued Service shall no longer be owing under this Agreement.

CORPORATE SERVICE SCHEDULE 1.1(A)

Corporate Legal

Service Title:	Legal
Description:	Legal includes:
• Vendor contract review
• Human resources support (ServiceLink)
• Subpoena and immigration support
• on an as requested basis, provide other legal support

Upon completion of the above services, PROVIDING PARTY shall gather together and deliver to RECEIVING PARTY all books, records, files and other materials related to RECEIVING PARTY and its Subsidiaries concerning the matters indicated above whether originated during or before the above corporate services.
Cost Allocation:	Standard Allocation (as herein defined), plus 10%

Exhibit I

SALES PROMOTION AGREEMENT

BETWEEN

FIDELITY NATIONAL FINANCIAL, INC.

AND

BLACK KNIGHT HOLDCO CORP.

dated as of [    •    ], 2017

SALES PROMOTION AGREEMENT

        THIS SALES PROMOTION AGREEMENT is made as of [    •    ], 2017 (the "Effective Date") between Fidelity National Financial, Inc., a Delaware corporation, ("FNF"), and Black Knight Holdco Corp., a Delaware corporation, ("Black Knight").

        FNF and Black Knight are hereinafter collectively referred to as the "Parties" and individually referred to as a "Party".

WITNESSETH

        WHEREAS, FNF is a leading provider of title insurance, escrow and other title related services and of technology and transaction services to the real estate and mortgage industries; and

        WHEREAS, Black Knight, together with its subsidiaries, is a leading provider of integrated technology, workflow automation and data and analytics to the mortgage and real estate industries; and

        WHEREAS, reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 8, 2017, by and among FNF, Black Knight Financial Services, Inc. ("BKFS"), New BKH Corp. ("New BKH"), Black Knight, New BKH Merger Sub, Inc., and BKFS Merger Sub, Inc., pursuant to which, among other things, the parties thereto intend to effectuate the New BKH Merger and the BKFS Merger (each as defined therein), resulting in New BKH and BKFS becoming direct Subsidiaries of New Black Knight; and

        WHEREAS, FNF and Black Knight desire to enter into an agreement to describe certain activities related to the promotion of certain services; and

        WHEREAS, the Parties desire to confirm that each Party may conduct certain Promotional Activities (as defined below) of certain Services (as defined below).

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the Parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1.    Definitions.     As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the respective meanings specified below.

        Affiliate shall mean as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of Black Knight and its Subsidiaries shall be deemed to be Affiliates of any of FNF or its Subsidiaries and (ii) none of FNF or its Subsidiaries shall be deemed to be Affiliates of Black Knight or any of its Subsidiaries, in each case, for any periods prior to the Closing.

        Promotional Activities shall mean the promotional activities defined in Section 2.1.

        Promotional Materials shall mean any marketing and promotional materials approved by FNF and Black Knight.

EXH I-1

        Section 1.2.    Interpretation.

          (a)   When a reference is made in this Agreement to an Article, Section, or Appendix, such reference shall be to an Article of, a Section of, or an Appendix to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all agreements and instruments include attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

          (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c)   Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement.

ARTICLE II
PROMOTIONAL DUTIES

        Section 2.1.    FNF Promotional Activities.     FNF will co-operate with Black Knight in connection with promoting Black Knight's products and services to its customers.

        Section 2.2.    Black Knight Promotional Activities.     Black Knight will co-operate with FNF in promoting FNF's products and services to its customers.

        Section 2.3.    Mutual Promotional Activities.     In this regard, each Party shall use commercially reasonable efforts to notify the other Party of any circumstances where the above promotional activities may be mutually advantageous and identify any customers who may be interested in the services of the other Party, so that the other Party can coordinate with the notifying Party for appropriate engagement of the promotional activities. The activities described in Sections 2.1, 2.2 and 2.3 hereof shall be referred to as the "Promotional Activities".

        Section 2.4.    Reports and Information.     The Parties shall agree from time to time on the relevant reports and information that shall be provided by each Party to the other Party in connection with the Promotional Activities. In the event either Party requests any further information from the other Party relating to the Promotional Activities, then the other Party shall use its commercially reasonable efforts to provide such information in a timely manner.

EXH I-2

 ARTICLE III
TRADEMARKS; PROTECTION OF SERVICES, IDEAS AND PERSONAL INFORMATION

        Section 3.1.    Intellectual Property Infringement Litigation Responsibility.     FNF and Black Knight will co-operate with one another in connection with all litigation related to patent, trademark or other intellectual property rights related to the Services.

        Section 3.2.    Confidential Information.

          (a)   FNF and Black Knight acknowledge that during the term of this Agreement either Party may acquire, either from the other Party or otherwise, Confidential Information. For the purposes of this Agreement, Confidential Information shall mean all information regarding or belonging to a Party, including but not limited to, (i) know-how, data, documents, techniques, processes, materials, business plans or other information disclosed directly or indirectly; (ii) information furnished by any representative of the Party; (iii) information acquired by observation or otherwise, during a visit to a Party's facilities; (iv) information or other work product developed in connection with this Agreement; and (v) information which a Party is under an obligation to third parties to maintain as confidential. Such disclosures shall be subject to the following obligations of confidentiality and non-use:

    (i)
    the receiving Party shall hold in confidence Confidential Information received from the disclosing Party, and shall not distribute, disclose or disseminate Confidential Information to any third party, or anyone not authorized hereunder;

    (ii)
    the receiving Party shall not use the disclosing Party's Confidential Information for any purpose other than to facilitate the authorized purpose of this Agreement;

    (iii)
    the receiving Party shall not use the disclosing Party's Confidential Information in its own operations and/or for its own benefit, without the prior written consent of the disclosing Party;

    (iv)
    the receiving Party shall restrict use of the disclosing Party's Confidential Information to those of its directors, officers and employees who have a definable need to know in order to facilitate the authorized purpose of this Agreement. The receiving Party may disclose Confidential Information to an Affiliate company who has a need to know, provided such entity agrees, prior to disclosure, to be bound by the terms of this Agreement. The receiving Party shall be responsible to the disclosing Party for any improper disclosure or use of Confidential Information by such persons.

          (b)   Upon expiration or termination of this Agreement, howsoever caused, upon request, FNF and Black Knight shall each forthwith return to the other or destroy (such destruction to be confirmed in writing by an authorized representative of the destroying Party) any physical manifestations of such Confidential Information, secrets, or know-how, then or thereafter in its possession or control.

          (c)   These obligations of confidentiality and non-use shall expire five (5) years from termination or expiration of this Agreement. The foregoing obligations of confidentiality and non-use shall not apply to information that the receiving Party can demonstrate:

    (i)
    was known to the receiving Party prior to its receipt from the disclosing Party; or

    (ii)
    was known to the general public prior to its receipt from the disclosing Party or subsequently becomes known to the public through no fault of the receiving Party; or

    (iii)
    is obtained by the receiving Party from a third party who is not under a known obligation of confidentiality;

EXH I-3

    (iv)
    is required to be disclosed by law, provided, however, the disclosing Party shall promptly notify the other Party and shall not disclose any information without the other Party's prior written consent or until the other Party has exhausted any legal actions it may take to prevent or limit the requested disclosure; or

    (v)
    is independently developed by receiving Party without use of the Confidential Information.

ARTICLE IV
COMPENSATION

        Section 4.1.    Compensation for Promotional Activities.     In consideration for the performance of Promotional Activities conducted under this Agreement, the Parties shall discuss the amount of compensation (if any) that shall be paid for such Promotional Activities.

ARTICLE V
ADVERSE EVENTS, SERVICE COMPLAINTS AND OTHER REPORTABLE OCCURRENCES AND INQUIRIES

        Section 5.1.    Adverse Events, Service Complaints And Other Reportable Occurrences And Inquiries.     FNF and Black Knight will co-operate with one another in connection with adverse events, Service complaints and other reportable occurrences and inquiries.

ARTICLE VI
TERM AND TERMINATION OF AGREEMENT

        Section 6.1.    Term of Agreement.     Subject to the terms of this Agreement which provide for early termination, this Agreement shall commence upon its execution and shall remain in effect until the fifth year anniversary of the Effective Date (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for succeeding additional five (5) year terms (each, a "Renewal Term"), unless and until terminated by either party in writing ninety (90) days prior to the start of the first or next Renewal Term (as applicable). Upon expiration of this Agreement, neither Party shall owe to the other any damages or indemnification resulting from such expiration.

        Section 6.2.    Breach of Agreement.

          (a)   The foregoing notwithstanding, if either FNF or Black Knight breaches any of the terms and conditions of this Agreement, the other Party may give notice of the breach to the Party in default. If the defaulting Party does not rectify the breach within thirty (30) days after receipt of the notice, the Party who gave notice may terminate this Agreement upon the expiration of the thirty (30) day period.

          (b)   Subject to Section 8.5 hereof, any termination under this Section shall be without prejudice to such Party's available remedies at law or in equity, including claims for damages or indemnification for the losses incurred by reason of such termination or breach of the Agreement.

        Section 6.3.    Insolvency of a Party.     In the event either Party becomes the subject of proceedings involving bankruptcy, insolvency, moratorium of payment, reorganization or liquidation, or if either Party makes any assignment for the benefit of its creditors, then such Party shall be deemed to have materially breached this Agreement.

        Section 6.4.    Consequences of Termination or Expiration.     In the event of expiration or termination for any reason, both Parties shall cooperate in good faith to complete a timely and effective transition of the Promotional Activities and return all Confidential Information and Promotional Materials to the disclosing Party. The Parties shall meet immediately and decide on a transition plan. Such plan shall be

EXH I-4

implemented in a timely and effective manner with the intent of preventing any disruptions to the Parties' respective businesses. Additionally, all accounts shall be settled, and any unpaid, but earned and undisputed compensation shall be paid to the providing Party, less any amounts owed by the receiving Party.

ARTICLE VII
LEGAL COMPLIANCE

        Section 7.1.    Mutual Covenant.     Each Party shall conduct its activities in compliance with all applicable laws.

        Section 7.2.    Requests for Information.     Both Parties will make all reasonable efforts to comply with requests for disclosure of information, including answering questionnaires and narrowly tailored audit inquiries to enable the requesting Party to facilitate compliance with all applicable laws and this Agreement.

        Section 7.3.    Notice of Inspections.     Both Parties shall provide the other Party with immediate notice of any governmental or regulatory review, audit, or inspection of its facility, processes, or Services that might relate to the subject matter of this Agreement. Both Parties, if permitted to do so, shall provide the other Party with the results of any such review, audit or inspection. Both Parties shall be given the opportunity to provide assistance to the other Party in responding to any such review, audit, or inspection.

ARTICLE VIII
MISCELLANEOUS

        Section 8.1.    Force Majeure.     Neither Party will be liable for failure to perform if the failure is attributable to any cause which is reasonably beyond the Party's control, including, but not limited to:

          (a)   war (declared or undeclared), riot, political insurrection, rebellion or revolution;

          (b)   acts or orders of or expropriation by any government (whether de facto or de jure) prohibiting the sale of the Services;

          (c)   inability to procure or shortage of supplies of necessary materials, equipment, or financing;

          (d)   strike, lockout, or other labor troubles which interfere with the sale of the Services;

          (e)   fire, flood, explosion, earthquake, tornadoes or other natural events;

provided that, both Parties must endeavor to recommence their performance of obligations under this Agreement as soon as practicable after resolution of such Force Majeure. In the event the actual period of non-performance by either Party because of Force Majeure conditions exceeds three (3) or more consecutive months, the other Party will be entitled to terminate this Agreement based on sixty (60) days written notice to the non-performing Party. Neither Party will owe to the other any damages, reimbursement, or indemnification as a result of such termination.

        Section 8.2.    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

        If to Black Knight, to:

  Black Knight Holdco Corp.
  601 Riverside Ave.
  Jacksonville, Florida 32204
  Attention: Executive Vice President and Chief Financial Officer

EXH I-5

        If to FNF, to:

  Fidelity National Financial, Inc.
  1701 Village Center Circle
  Las Vegas, Nevada 89134
  Attention: General Counsel

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        Section 8.3.    Assignment.     Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party.

        Section 8.4.    Waiver.     The failure of either Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

        Section 8.5.    Limitation of Liability.     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL A PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF GOODWILL, OR INTERRUPTION OF BUSINESS THAT MAY BE SUFFERED OR INCURRED BY ANY PERSON OR ENTITY AS A RESULT OF SUCH PARTY'S VIOLATION OF ITS COVENANTS UNDER THIS AGREEMENT.

        Section 8.6.    Entire Agreement.     This Agreement constitutes the definitive agreement of the Parties on the subject matter and supersedes cancels and annuls all prior agreements, understandings and undertakings relating to the subject matter of this Agreement. This Agreement cannot be modified or amended except by a written document signed by a duly authorized officer of the Parties. There are no verbal agreements, warranties, representations or understandings affecting this Agreement and all previous or other negotiations, representations, and understandings between the Parties relating to the subject matter of this Agreement are merged herein.

        Section 8.7.    Choice of Law and Jurisdiction.     THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT SHALL BE SUBMITTED SOLELY TO THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE.

        Section 8.8.    Arbitration of Disputes.     Any dispute or claim arising out of or relating to this Agreement shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

        Section 8.9.    Waiver of Jury Trial.     Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement.

[signature page follows]

EXH I-6

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIDELITY NATIONAL FINANCIAL, INC.
By:
Name: Title:
BLACK KNIGHT HOLDCO CORP.
By:
Name: Title:

Exhibit J

NON-COMPETITION AGREEMENT

        THIS NON-COMPETITION AGREEMENT, dated as of [                ], 2017 (this "Agreement"), is by and between Fidelity National Financial, Inc., a company incorporated and existing under the laws of the State of Delaware ("FNF"), and Black Knight Holdco Corp., a company incorporated and existing under the laws of the State of Delaware on behalf of itself and all of its Subsidiaries ("Black Knight", and together with FNF, the "Parties").

        WHEREAS, reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 8, 2017, by and among FNF, Black Knight Financial Services, Inc. ("BKFS"), New BKH Corp. ("New BKH"), Black Knight, New BKH Merger Sub, Inc., and BKFS Merger Sub, Inc., pursuant to which, among other things, the parties thereto intend to effectuate the New BKH Merger and the BKFS Merger (each as defined therein), resulting in New BKH and BKFS becoming direct Subsidiaries of New Black Knight; and

        WHEREAS, Black Knight recognizes the interests of FNF in protecting, among other things, its relationship with its employees, customers, suppliers and others, and the goodwill associated with its ongoing business.

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

        1.    Certain Defined Terms

          (a)   Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

          (b)   As used herein,

        "Disregarded Acquisition" shall mean the acquisition by Black Knight or any of its Subsidiaries, directly or indirectly (including by merger in which the ownership of Black Knight's shareholders would constitute at least a majority of the outstanding stock of the combined company) of (i) any business from any third party, where such business engages in activities other than (or in addition to) Restricted Activities and such activities contribute revenues representing at least 90% of such business's total revenues (based on such business's last fiscal year) or (ii) any Person where such Person engages in activities other than (or in addition to) Restricted Activities and such activities contribute revenues representing at least 90% of such Person's total revenues (based on such Person's last fiscal year).

        "Restricted Activity" shall mean the business of providing the following real estate settlement services: title generation / escrow services, appraisal, default and field services work. "Restricted Activity" shall not include technology solutions for the following real estate settlement services: title generation / escrow services, appraisal, default and field services work.

        "Restricted Sale" shall mean (i) a merger or consolidation (in either case in which the ownership of Black Knight's shareholders would constitute less than a majority of the outstanding stock of the combined company) of Black Knight or any of its Subsidiaries with or into any entity or any Subsidiaries of such entity that derives 10% or greater of its revenue (on a consolidated basis and based on such entity's last fiscal year) from any Restricted Activity (a "Restricted Buyer"), (ii) the sale, transfer or other disposition of all or substantially all of the assets of Black Knight or any Subsidiary to any Restricted Buyer, or (iii) any sale or transfer by Black Knight or any Subsidiary of equity interests in Black Knight or any Subsidiary thereof as a result of which any Restricted Buyer becomes the beneficial owner, directly or indirectly, of securities of Black Knight or such Subsidiary representing at least 5% of Black Knight's or such Subsidiary's outstanding capital stock (other than pursuant to an

EXH J-1

underwritten financing or similar transaction; provided, however, that Black Knight shall not target a Restricted Buyer in such financing or similar transaction).

        2.    Non-Competition.

          (a)   Without the prior written consent of FNF, until the tenth (10th) anniversary of the date of this Agreement (the "Non-Compete Term"), Black Knight shall not (and shall cause its Subsidiaries not to) engage in, acquire or enter into any definitive agreement to acquire any business or Person engaged in any Restricted Activity anywhere in the United States (the "Non-Competition Restriction"); provided that, and subject in all events to the covenants set forth in the Tax Matters Agreement restricting the actions of Black Knight during the Restricted Period (as defined therein), Black Knight shall not be precluded, prohibited or restricted (and shall not be precluded, prohibited or restricted from causing any of its Subsidiaries) from acquiring and thereafter engaging or continuing to engage in any manner in any Restricted Activity that is acquired in a Disregarded Acquisition.

          (b)   The Parties acknowledge and agree that in connection with any request by Black Knight for FNF's consent to an exception to the Non-Competition Restriction pursuant to Section 2(a) in relation to an acquisition by Black Knight (and prior to Black Knight entering into any definitive agreement related to such acquisition), FNF may, in its sole discretion, (i) refuse to provide such consent, (ii) condition such consent upon Black Knight partnering with FNF to sign a mutually agreeable definitive agreement contemplating FNF's acquisition of the portion of the Person or business engaged in a Restricted Activity, (iii) condition such consent upon Black Knight partnering with a mutually agreeable third party to sign a mutually agreeable definitive agreement contemplating such third party's acquisition of the portion of the Person or business engaged in a Restricted Activity, or (iv) consent to Black Knight signing and closing such acquisition.

          (c)   This Section 2 shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of Black Knight and shall not apply to any Person that purchases assets, operations or a business from Black Knight or one of its Subsidiaries, if such Person is not a Subsidiary of Black Knight after such transaction is consummated.

        3.    Black Knight Sale Restriction.    Subject in all events to the covenants set forth in the Tax Matters Agreement restricting the actions of Black Knight during the Restricted Period (as defined therein) and for the duration of the Non-Compete Term, Black Knight shall not, and shall not agree to, in writing or otherwise, undergo a Restricted Sale without the prior written consent of FNF (which shall not be unreasonably withheld, delayed or conditioned). For the avoidance of doubt, upon any sale, merger, consolidation, transfer or other disposition to or involving any Person other than a Restricted Buyer, this Agreement shall no longer apply to, or restrict any activities of, Black Knight, such Person or any of the foregoing.

        4.    Notification of Provision of Restricted Activities.    If any officer, director, manager, employee, agent or representative of Black Knight or any of its Affiliates shall receive any proposal, order or request (whether or not in writing) from a third party (other than FNF) to provide Restricted Activities where the provision of which would be restricted by Section 2 to the extent permitted by law, Black Knight shall promptly notify FNF thereof, direct such third-party to FNF, and shall not interfere with FNF providing such Restricted Activities.

        5.    Remedies.    An actual or threatened violation by Black Knight of the covenants and obligations set forth in Section 2 will cause irreparable harm to FNF, and the remedy at law for any such violation will be inadequate. Black Knight agrees, therefore, that, in addition to other remedies that may be available under the Merger Agreement or at law, FNF will be entitled to equitable relief against Black Knight in connection with enforcement of the covenants and obligations set forth in Section 2 without proof of actual damages and without the requirement of posting a bond or other security.

EXH J-2

        6.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

  If to Black Knight, to:

  Black Knight Holdco Corp.
  601 Riverside Ave.
  Jacksonville, Florida 32204
  Attention: Chief Financial Officer
  Facsimile: (904) 357-1019

  If to FNF, to:

  Fidelity National Financial, Inc.
  1701 Village Center Circle
  Las Vegas, Nevada 89134
  Facsimile: (702) 243-3251
  Attention: General Counsel

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        7.    Headings.    The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

        8.    Reformation.    Black Knight agrees that the provisions of Section 2 hereof are necessary and reasonable to protect FNF in the conduct of its business. If any restriction contained in Section 2 shall be deemed to be invalid, illegal, or unenforceable by reason of the duration or geographical scope hereof or by reason of its being too extensive in any other respect, then the court making such determination shall have the right to reduce such duration, geographical scope, or other provisions hereof to apply only to the maximum period of time, maximum geographical scope or maximum extent in all other respects as to which it may be enforceable, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

        9.    Governing Law.    This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Delaware.

        10.    Binding Effect.    This Agreement will be binding upon and shall inure to the benefit of each Party and each Party's respective successors, heirs and legal representatives. This Agreement may not be assigned by Black Knight to any other person or entity but may be assigned by FNF to any subsidiary or affiliate of FNF or to any successor to or transferee of all, or any part, of the stock or assets of FNF.

        11.    Entire Agreement.    This Agreement contains the entire agreement and understanding between the Parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the Parties. No representations, inducements, or agreements have been made to induce either FNF or Black Knight to enter into this Agreement which are not expressly set forth within this Agreement.

EXH J-3

        12.    No Required Violation of Confidentiality Agreement.    Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall require the Company (or any of its Subsidiaries) to violate, or otherwise breach, any provision of any confidentiality agreement it is a party to.

        [Signature Page Follows]

EXH J-4

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.
By:
Name:
Title:
BLACK KNIGHT HOLDCO CORP.
By:
Name:
Title:

Annex B

        REORGANIZATION AGREEMENT

by and among

FIDELITY NATIONAL FINANCIAL, INC.,

BLACK KNIGHT HOLDINGS, INC.

and

NEW BKH CORP.

dated as of June 8, 2017

i

ii

REORGANIZATION AGREEMENT

        This REORGANIZATION AGREEMENT (together with all Schedules and Exhibits hereto, this "Agreement"), dated as of June 8, 2017, is entered into by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("FNF"), Black Knight Holdings, Inc., a Delaware corporation ("BKHI") and a direct, wholly-owned Subsidiary of FNF, and New BKH Corp., a Delaware corporation ("New BKH") and a direct, wholly-owned Subsidiary of BKHI.

        WHEREAS, FNF, New BKH, Black Knight Financial Services, Inc., a Delaware corporation ("BKFS"), Black Knight Holdco Corp., a Delaware corporation ("New Black Knight"), New BKH Merger Sub, Inc., a Delaware corporation ("Merger Sub One"), and BKFS Merger Sub, Inc., a Delaware corporation ("Merger Sub Two"), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the parties thereto intend to effectuate the New BKH Merger and BKFS Merger (each as defined in the Merger Agreement) resulting in New BKH and BKFS each becoming Subsidiaries of New Black Knight;

        WHEREAS immediately prior to the consummation of the Mergers (as defined in the Merger Agreement), the parties hereto desire to effect the transactions contemplated by this Agreement, including the Separation, subject to the conditions described herein;

        WHEREAS the transactions contemplated by this Agreement, including the Separation, have been approved by the boards of directors of FNF (the "FNF Board"), BKHI and New BKH;

        WHEREAS this Agreement constitutes a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder;

        WHEREAS certain contributions made by FNF to BKHI and the Spin-Off are intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code, and are expected to accomplish certain corporate business purposes of FNF, BKHI, and New BKH (which corporate business purposes are substantially unrelated to U.S. federal tax matters); and

        WHEREAS capitalized terms used herein and not defined in the accompanying text have the meanings ascribed thereto in Section 8.1(a) or in the text referenced in Section 8.1(b).

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
REORGANIZATION AND DISTRIBUTION

        Section 1.1.    Separation.     (a) In accordance with and subject to the provisions of this Agreement and the Delaware General Corporation Law, on the Closing Date, the parties will take, and as applicable will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to accomplish each of the steps set forth in the separation plan attached hereto as Schedule 1.1 (the transactions contemplated by such steps, collectively, the "Separation"), in the order set forth therein, as soon as practicable after the conditions thereto have been satisfied or, to the extent waivable, waived.

          (b)   All of the steps of the Separation are intended to be part of the same plan of reorganization even though there may be delays between certain of the steps.

        Section 1.2.    Reorganization Documents.     All documents and instruments used to effect the Separation and otherwise to comply with this Agreement will be in the form and substance reasonably satisfactory to FNF, New BKH, any additional signatories thereto, as applicable, and BKFS (in the case of BKFS, following approval thereof by the Special Committee (as such term is defined in the Merger Agreement)).

        Section 1.3.    Qualification as Reorganization.     For U.S. federal income tax purposes, (1) the Separation (together with all contributions and distributions contemplated by Schedule 1.1 to occur in connection therewith) is generally intended to be undertaken in a manner so that no gain or loss is recognized, (2) the contributions and conversion contemplated in steps 1 and 2 of Schedule 1.1 are intended to qualify as a tax-free reorganization under 368(a)(1)(F) of the Code and (3) certain contributions made by FNF to BKHI and the Spin-Off are intended to qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code and a distribution to which Sections 355 and 361 of the Code applies, respectively.

ARTICLE II
REPRESENTATIONS AND WARRANTIES of FNF

        FNF represents and warrants to New BKH, as of the date hereof and as of the Closing Date, as follows:

        Section 2.1.    Organization, Standing and Corporate Power.

          (a)   FNF is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not been and would not reasonably be expected to be, individually or in the aggregate, material to FNF.

        Section 2.2.    FNF Owned Black Knight Securities.

          (a)   As of the date hereof, 83,309,940 shares of Class B common stock, par value $0.0001, of BKFS ("BKFS Class B Common Stock") are owned beneficially and of record by BKHI (the "FNF Owned BKFS Shares"). All of the FNF Owned BKFS Shares are owned free and clear of any and all Liens. Except as provided for in this Section 2.2, neither FNF nor BKHI directly or indirectly beneficially own any other shares of BKFS Class B Common Stock, any other shares of the capital stock of BKFS, or any options or other rights to purchase or receive shares of the capital stock of BKFS.

          (b)   After giving effect to the Contributions, New BKH will have good and valid title to the FNF Owned BKFS Shares, free and clear of any and all Liens (other than transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and neither FNF nor BKHI will have any right, title or interest in the FNF Owned BKFS Shares.

          (c)   As of the date hereof, 83,309,940 class A units of Black Knight Financial Services, LLC, a Delaware limited liability company ("BKFS LLC", and such units, the "BKFS LLC Units") are owned beneficially and of record by BKHI (the "FNF Owned BKFS LLC Units"). All of the FNF Owned BKFS LLC Units are owned free and clear of any and all Liens. Except as provided for in this Section 2.2, neither FNF nor BKHI directly or indirectly beneficially own any other BKFS LLC Units, any other equity interest in BKFS LLC, or any options or other rights to purchase or receive any equity interest in BKFS LLC.

          (d)   After giving effect to the Contributions, New BKH will have good and valid title to the FNF Owned BKFS LLC Units, free and clear of any and all Liens (other than transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and neither FNF nor BKHI will have any right, title or interest in the FNF Owned BKFS LLC Units.

        Section 2.3.    FNF Capitalization.     The authorized capital stock of the FNF Group of FNF consists of 487,000,000 shares of common stock, par value $0.0001 per share ("FNF Common Stock"). At the close of business on June 6, 2017, 272,654,669 shares of FNF Common Stock were issued and outstanding. All outstanding shares of FNF Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations of FNF or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of FNF.

        Section 2.4.    Authority; Noncontravention.

          (a)   FNF and each of its Subsidiaries that are party to this Agreement and the other Transaction Agreements have all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and the other Transaction Agreements. The execution, delivery and performance by FNF or such Subsidiaries, as applicable, of this Agreement and the other Transaction Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the FNF Board and, to the extent required by any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, "Laws"and each, a "Law"), its stockholders or members, and no other corporate or other action on its part is necessary to authorize the execution and delivery by FNF or such Subsidiaries, as applicable, of this Agreement and the other Transaction Agreements, the performance by it of its or their respective obligations hereunder and thereunder and the consummation by it or them of the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Agreements, when executed and delivered, will be, duly executed and delivered by FNF and such Subsidiaries, as applicable, and each is, or will be, a valid and binding obligation of FNF or such Subsidiaries, as applicable, enforceable against FNF or such Subsidiaries, as applicable, in accordance with its terms.

          (b)   Neither the execution and delivery of this Agreement and the other Transaction Agreements by FNF or its Subsidiaries, as applicable, nor the consummation by FNF or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, nor compliance by FNF or its Subsidiaries, as applicable, with any of the terms or provisions of this Agreement and the other Transaction Agreements, will (i) conflict with or violate any provision of FNF's certificate of incorporation and by-laws or any of the organizational documents of any Subsidiary of FNF, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to FNF or its Subsidiaries or any of their respective properties or assets, (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, FNF or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which FNF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, or (iv) result in the exercisability of any right to purchase or acquire any material asset of FNF or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to be material to FNF or to delay, impede or prevent the transactions contemplated by this Agreement or the Mergers.

        Section 2.5.    Brokers.     No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, based upon arrangements made by or on behalf of FNF.

        Section 2.6.    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article II and in the other Transaction Agreements, neither FNF nor any other Person makes or has made any express or implied representation or warranty with respect to FNF or with respect to any other information provided to New BKH in connection with the transactions contemplated by this Agreement or the other Transaction Agreements.

ARTICLE III
NO REPRESENTATIONS AND WARRANTIES OF NEW BKH

        Section 3.1.    No Representations or Warranties.     Neither New BKH nor any other Person makes or has made any express or implied representation or warranty with respect to New BKH or with respect to any other information provided to FNF in connection with the transactions contemplated by this Agreement or the other Transaction Agreements.

ARTICLE IV
Indemnification

        Section 4.1.    Indemnification by New BKH.     New BKH hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the New BKH Effective Time, to indemnify, defend and hold harmless the FNF Entities from and against any Losses incurred by the FNF Entities to the extent arising out of or relating to the assets and businesses owned or operated by the New BKH Entities before and after the Closing, including any Losses to the extent resulting from any Liability of the New BKH Entities, whether incurred before or after the Closing (except to the extent provided in Section 4.2).

        Section 4.2.    Indemnification by FNF.     FNF hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the New BKH Entities from and against any Losses incurred by the New BKH Entities to the extent arising out of or relating to the assets and businesses owned or operated by the FNF Entities before and after the Closing, including any Losses to the extent resulting from any Liability of the FNF Entities, whether incurred before or after the Closing.

        Section 4.3.    Exclusions.

          (a)   The indemnification provisions set forth in Sections 4.1 and Section 4.2 are not intended to cover any Losses incurred by any New BKH Entity or any FNF Entity pursuant to any Contract in effect after the New BKH Effective Time between any FNF Entity, on the one hand, and any New BKH Entity, on the other hand.

          (b)   In no event will any Indemnitor be liable to any Indemnitee under Section 4.1 or 4.2 for any consequential or punitive damages, provided that the foregoing will not be interpreted to limit indemnification for any such Losses incurred as a result of the assertion by a claimant (other than a New BKH Entity or an FNF Entity) of a Third-Party Claim for consequential or punitive damages.

          (c)   For the avoidance of doubt, the provisions of Section 4.1 and Section 4.2 are not intended to apply to any Loss, claim or Liability to which the provisions of the Tax Matters Agreement are applicable.

        Section 4.4.    Indemnification Procedures.

          (a)   In connection with any indemnification provided for in this Article IV, the party seeking indemnification (the "Indemnitee") will give the party from which indemnification is sought (the

  "Indemnitor") prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Article IV, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses, in each case, in reasonable detail, to the extent known), whether or not involving a Third-Party Claim (as defined below). Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a "Third-Party Claim"), such notice will be given no later than ten (10) business days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the applicable Indemnitor will not affect the rights of such Indemnitee under this Agreement except solely to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim. The Indemnitee will thereafter deliver to the Indemnitor as promptly as practicable, and in any event within ten business days after Indemnitee's receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to such Third-Party Claim.

          (b)   After receipt of a notice pursuant to Section 4.4(a) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor ("Separate Legal Defenses"), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim; provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available ("Separable Claims") and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

          (c)   If, after receipt of a notice pursuant to Section 4.4(a) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend any such Third-Party Claim within thirty days of receipt of such notice, as well as during the period prior to the Indemnitor providing notice that it will undertake such defense, the

  Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys' fees and costs), it being understood that the Indemnitee's right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any Third-Party Claim with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless (A) the Indemnitor had the right under this Article IV to undertake control of the defense of such Third-Party Claim and failed to do so within thirty days of receipt of such notice pursuant to Section 4.4(a) (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (B) (1) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.4(b) or (2) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.4(b) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (x) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (y) includes a complete release of the Indemnitor and the Indemnitee and (z) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages to be borne by the Indemnitor.

          (d)   In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party's indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim.

          (e)   The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

          (f)    The Indemnitor shall pay all amounts payable pursuant to this Article IV by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor's indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three days following any final determination of the amount of such Losses and the Indemnitor's liability therefor. A "final determination" shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

          (g)   If the indemnification provided for in this Article IV shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

          (h)   The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.4(d).

          (i)    For the avoidance of doubt, the provisions of this Article IV are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Matters Agreement (as defined in the Merger Agreement) are applicable.

          (j)    To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys' fees), incurred in connection with the enforcement of his, her or its rights under this Article IV.

        Section 4.5.    Survival.     The representations and warranties contained herein and in any certificate delivered pursuant to Article VI of this Agreement shall survive the Closing for a period of two (2) years from the date of the Closing; provided that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 shall survive until the expiration of the applicable statute of limitations. The covenants and agreements herein that relate to actions to be taken at or after the Closing shall survive the Closing and the Merger Effective Time.

ARTICLE V
COVENANTS

        Section 5.1.    Further Assurances.     At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof; provided that, subject to Section 1.2, the parties hereto shall keep BKFS promptly and reasonably informed of any such actions.

        Section 5.2.    Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party hereto shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement and the other Transaction Agreements (provided, however, that any information relating to matters governed by the Tax Matters Agreement shall be subject to the provisions thereof in lieu of this Section 5.2).

          (b)   Any information owned by a party that is provided to another party pursuant to Section 5.2(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 5.2 or which otherwise comes into the receiving party's possession and control pursuant to this Agreement. Notwithstanding anything herein to the contrary, each party's access to information shall be subject, in all cases, to any bona fide concerns of attorney-client privilege that the other party may reasonably have and any restrictions contained in Contracts to which the other party or any of its Subsidiaries is a party (it being understood that such party shall use its reasonable efforts to provide any such information in a manner that does not result in such violation). Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

          (c)   The party requesting any information under this Section 5.2 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party.

        Section 5.3.    Confidentiality.     During the period from the date of this Agreement to the Merger Effective Time, each party shall keep confidential and not make any public announcement or similar publicity concerning this Agreement, the transactions contemplated hereby or the details relating thereto, without first obtaining the prior written consent of the other party; provided, however, that nothing contained herein shall prohibit (i) disclosures required to be made pursuant to the covenants set forth in Section 6.1 of the Merger Agreement, (ii) disclosures required by applicable federal or state securities Laws, or (iii) any party from making any public announcement following reasonable notice to the other parties if such party determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law, in which case the parties shall use reasonable best efforts to coordinate in determining the appropriate form and scope of such disclosure.

        Section 5.4.    Treatment of Payments.     The parties agree to treat all payments made pursuant to this Agreement in accordance with Section 2.8 of the Tax Matters Agreement and to gross-up amounts paid if required in accordance therewith.

        Section 5.5.    Tax Matters.     FNF shall use commercially reasonable efforts to obtain the 355 Tax Opinion and FNF shall not undertake any action which could reasonably be expected to result in the Private Letter Ruling not remaining in full force and effect; provided that, for the avoidance of doubt, FNF shall diligently cooperate with its applicable advisor(s), provide representations reasonably requested by its applicable advisor(s), and if necessary engage an alternative nationally recognized accounting firm or law firm, in each case, in connection with obtaining the 355 Tax Opinion.

        Section 5.6.    Reasonable Best Efforts.     FNF, BKHI and New BKH shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the transactions contemplated by this Agreement and (ii) to execute and deliver the other documents and instruments required to effect the transactions contemplated by this Agreement, in each case as soon as practicable after the date hereof.

ARTICLE VI
CLOSING

        Section 6.1.    Closing.     Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of ARTICLE VII, and subject to the satisfaction of all conditions set forth in Section 6.2, the closing of the Separation (the "Closing ") will take place at the offices of Weil, Gotshal & Manges LLP, at 767 Fifth Avenue, New York, New York 10153, on the same day as the New BKH Effective Time, immediately before the New BKH Effective Time (the "Closing Date ").

        Section 6.2.    Conditions to Closing.

          (a)   The obligations of the parties to complete the transactions provided for herein are conditioned upon the absence of any injunction, law, regulation or court order that would prohibit the Separation.

          (b)   The performance by each party of its obligations hereunder is further conditioned upon the satisfaction or waiver of:

              (i)  the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing;

             (ii)  the representations and warranties of the other party being true and correct in all material respects (or in all respects, if qualified by materiality) as of the Closing Date with the same force and effect as if made at and as of the Closing Date;

            (iii)  FNF having received a tax opinion from Deloitte Tax LLP ("Deloitte") or another nationally recognized accounting firm or law firm dated as of the Closing Date, in form and substance reasonably acceptable to FNF, substantially to the effect that certain contributions made by FNF to BKHI and the Spin-Off should qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code and a distribution to which Sections 355 and 361 of the Code applies, respectively (the "355 Tax Opinion"). In rendering such opinion, such tax advisor shall be entitled to rely upon customary assumptions and certificates of officers of FNF, New BKH and BKFS; and

            (iv)  the private letter ruling received by FNF from the IRS in connection with the Spin-Off (the "Private Letter Ruling") remaining in full force and effect.

        Section 6.3.    Deliveries at Closing.

          (a)   FNF. At the Closing, FNF will deliver or cause to be delivered to New BKH:

              (i)  the Tax Matters Agreement duly executed by an authorized officer of FNF;

             (ii)  the BKFS Services Agreement duly executed by an authorized officer of FNF;

            (iii)  the Reverse Services Agreement duly executed by an authorized officer of FNF;

            (iv)  the Sales Promotion Agreement duly executed by an authorized officer of FNF;

             (v)  the Non-Competition Agreement duly executed by an authorized officer of FNF; and

            (vi)  a secretary's certificate certifying that the FNF Board has authorized the execution, delivery and performance by FNF of this Agreement and the other Transaction Agreements, which authorization will be in full force and effect at and as of the Closing.

          (b)   New BKH. At the Closing, New BKH will deliver or cause to be delivered to FNF:

              (i)  the Tax Matters Agreement duly executed by an authorized officer of New BKH; and

             (ii)  the Tax Matters Agreement duly executed by an authorized officer of New Black Knight.

ARTICLE VII
TERMINATION

        Section 7.1.    Termination.     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (i) by FNF for any reason if the Merger Agreement has been terminated in accordance with its terms or (ii) by agreement of FNF, New BKH, and BKFS, if the Merger Agreement has not been terminated in accordance with its terms.

        Section 7.2.    Effect of Termination.     In the event of any termination of this Agreement as provided by Section 7.1, this Agreement will immediately become void and the parties hereto will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

 ARTICLE VIII
MISCELLANEOUS

        Section 8.1.    Definitions.     (a) For purposes of this Agreement, the following terms have the corresponding meanings:

        "Action" means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other governmental authority or any arbitrator or arbitration panel.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BKFS and its Subsidiaries shall be deemed to be Affiliates of any of FNF or New BKH or any of their respective Subsidiaries and (ii) none of FNF or New BKH or any of their respective Subsidiaries shall be deemed to be Affiliates of BKFS or any of its Subsidiaries, in each case, for any periods prior to the Closing. In addition, for purposes of this Agreement, none of FNF and its Subsidiaries shall be deemed to be Affiliates of New BKH or any of its Subsidiaries following the New BKH Effective Time.

        "BKFS Services Agreement" has the meaning given to such term in the Merger Agreement.

        "Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

        "Contributions" means the transactions contemplated by Step 1 of the Separation Plan.

        "FNF Entities" means and includes each of FNF and its Subsidiaries after giving effect to the Separation.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

        "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

        "IRS" means the Internal Revenue Service.

        "Liabilities" means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto (other than Taxes).

        "Liens" means any and all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" laws of the various States of the United States).

        "Losses" means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

        "Merger Effective Time" has the meaning given to such term in the Merger Agreement.

        "New BKH Effective Time" has the meaning given to such term in the Merger Agreement.

        "New BKH Entities" means and includes each of New BKH and its Subsidiaries and, after the New BKH Effective Time, New Black Knight and its Subsidiaries.

        "Non-Competition Agreement" has the meaning given to such term in the Merger Agreement.

        "Person" means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

        "Representatives" means, with respect to any party, such party's directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

        "Reverse Services Agreement" has the meaning given to such term in the Merger Agreement.

        "Sales Promotion Agreement" has the meaning given to such term in the Merger Agreement.

        "Securities Act" means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

        "Subsidiary" when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BKFS and its Subsidiaries shall be deemed to be Subsidiaries of any of FNF, New BKH or New Black Knight or any of their respective Subsidiaries, and (ii) none of FNF or New BKH or any of their respective Subsidiaries shall be deemed to be Subsidiaries of BKFS or any of its Subsidiaries, in each case, for any periods prior to the Closing.

        "Tax" or "Taxes" means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.

        "Tax Matters Agreement" has the meaning given to such term in the Merger Agreement.

        "Transaction Agreements" has the meaning given to such term in the Merger Agreement.

        "Treasury Regulations" means the Treasury regulations promulgated under the Code.

        (b)   As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Defined Term	Section Reference
355 Tax Opinion	6.2(b)(iii)
Agreement	Preamble
BKFS	Preamble
BKFS Class B Common Stock	2.2(a)
BKFS LLC	Recitals
BKFS LLC Units	2.2(c)
BKHI	2.2(a)
Closing	6.1
Closing Date	6.1
Code	Recitals
FNF	Preamble
FNF Board	Recitals
FNF Common Stock	2.3
FNF Owned BKFS LLC Units	2.2(c)
FNF Owned BKFS Shares	2.2(a)
Indemnitee	4.4(a)
Indemnitor	4.4(a)
Law	2.4(a)
Laws	2.4(a)
Merger Agreement	Recitals
Merger Sub One	Recitals
Merger Sub Two	Recitals
New BKH	Preamble
New BKH Common Stock	Schedule 1.1
New Black Knight	Recitals
Private Letter Ruling	6.2(b)(iv)
Separate Legal Defenses	4.4(b)
Separation	1.1(a)
Spin-Off	Schedule 1.1
Third-Party Claim	4.4(a)

        Section 8.2.    Specific Performance.     Each party hereto hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party hereto is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party and BKFS, as a third party beneficiary hereof (subject to Section 8.3) and in respect of New BKH's rights hereunder, will have the right to enforce the specific performance of such party's obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

        Section 8.3.    No Third-Party Beneficiary Rights.     Except for the provisions of Section 8.2, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than BKFS, which is an intended third-party beneficiary of this Agreement, and the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, BKFS and their respective successors and assigns; provided, however, that upon termination of the Merger Agreement, BKFS shall cease to be a third-party beneficiary hereunder and shall cease to have any rights under this Agreement.

        Section 8.4.    Notices.     All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any FNF Entity:	Fidelity National Financial, Inc. 1701 Village Center Circle Las Vegas, Nevada 89134 Facsimile: (702) 243-3251 Attention: General Counsel
if to any New BKH Entity:	Black Knight Financial Services, Inc. 601 Riverside Ave. Jacksonville, Florida 32204 Facsimile: (702) 243-3251 Attention: Executive Vice President, General Counsel and Corporate Secretary

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.

        Section 8.5.    Entire Agreement.     This Agreement, the Merger Agreement, together with the other Transaction Agreements (including the Tax Matters Agreement and the BKFS Services Agreement) (in each case, including the Exhibits and Schedules attached hereto and thereto) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or Liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein and in the other agreements referred to above, have been made to induce either party to enter into this Agreement.

        Section 8.6.    Plan of Reorganization.     For U.S. federal income tax purposes, this Agreement will constitute a "plan of reorganization" within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder.

        Section 8.7.    Binding Effect; Assignment.     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that FNF and New BKH may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve FNF or New BKH, as the assignor, of its obligations hereunder.

        Section 8.8.    Governing Law; Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

          (b)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c)   EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 8.9.    Severability.     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

        Section 8.10.    Amendments; Waivers.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that, no such amendment or waiver may be made without the prior written consent of BKFS prior to termination of the Merger Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought. Any consent, waiver or agreement of BKFS in respect of this Agreement shall only be effective if approved by the Special Committee (as defined in the Merger Agreement).

        Section 8.11.    No Strict Construction; Interpretation.

          (a)   The parties hereto each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

          (b)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to agreements and instruments include all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 8.12.    Conflicts with Tax Matters Agreement.     In the event of a conflict between this Agreement and the Tax Matters Agreement, the provisions of the Tax Matters Agreement shall prevail.

        Section 8.13.    Headings.     The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        Section 8.14.    Counterparts.     This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile or email scan transmission of a signed copy thereof.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

BLACK KNIGHT HOLDINGS, INC.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

NEW BKH CORP.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Schedule 1.1

Separation Plan

Step 1:	BKHI will contribute to New BKH (i) all of the FNF Owned BKFS Shares, and (ii) all of the FNF Owned BKFS LLC Units.
Step 2:	BKHI will convert into a limited liability company.
Step 3:	BKHI will distribute to FNF all of the shares of New BKH common stock, par value $0.0001 per share held by BKHI ("New BKH Common Stock").
Step 4:
FNF will cause all of the shares of New BKH Common Stock to be distributed pro rata to the holders of FNF Common Stock by means of book-entry transfer through the Exchange Agent (as defined in the Merger Agreement) (the "Spin-Off"); provided that such distribution shall be subject to the conversion of such shares of New BKH Common Stock into shares of New Black Knight Common Stock (as defined in the Merger Agreement) pursuant to Section 2.1(a)(i) of the Merger Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        The Certificate of Incorporation, or certificate of incorporation, of New Black Knight eliminates the liability of directors to shareholders or New Black Knight for monetary damages arising out of the directors' breach of their fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to New Black Knight or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. New Black Knight's certificate of incorporation also provides that no repeal or modification of such provision shall have an adverse effect on any right or protection of a director existing at the time of such repeal or modification.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such person is fairly and reasonably entitled to indemnity for such expenses the court deems proper under the circumstances.

        The indemnification provisions contained in the certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of shareholders or disinterested directors or otherwise.

        New Black Knight's bylaws, as amended, to the extent permissible under the law, provide for indemnification of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of New Black Knight or any predecessor of New Black Knight or serves or served any other enterprise as a director, officer or employee at the request of New Black Knight or any predecessor of New Black Knight.

        In addition, New Black Knight expects to maintain insurance on behalf of its directors and executive officers insuring them against liability asserted against them in their capacities as directors or officers or arising out of such status.

        The merger agreement provides that, from and after the merger effective time, New Black Knight will indemnify the individuals who at or prior to the merger effective time were directors or officers of Black Knight with respect to all acts or omissions by them in their capacities as such at any time prior to the merger effective time, to the fullest extent (i) required by the Black Knight certificate of incorporation and bylaws as in effect on the date of the merger agreement, (ii) required by any indemnification agreement between Black Knight and any such director or officer as in effect on the date of the merger agreement or as of the merger effective time or (iii) permitted under applicable law.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        The exhibits filed as part of this proxy statement/prospectus are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 8, 2017, by and among New BKH Corp., Black Knight Financial Services, Inc., Black Knight Holdco Corp., New BKH Merger Sub, Inc., BKFS Merger Sub, Inc. and Fidelity National Financial, Inc., a Delaware corporation (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.2	Reorganization Agreement, dated as of June 8, 2017, by and between Fidelity National Financial, Inc., Black Knight Holdings, Inc. and New BKH Corp. (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).

3.1	Form of Black Knight Holdco Corp. Amended and Restated Certificate of Incorporation.*

3.2	Form of Black Knight Holdco Corp. Amended and Restated Bylaws.*

5.1	Opinion of Weil, Gotshal & Manges LLP regarding the legality of the securities to be issued.**

8.1	Opinion of Deloitte Tax LLP regarding certain tax matters.

10.1	THL Interest Exchange Agreement, dated as of June 8, 2017, by and between Black Knight Holdco Corp., THL Equity Fund VI Investors (BKFS-LM), LLC, THL Equity Fund VI Investors (BKFS-NB), LLC and Black Knight Financial Services, Inc.*

23.1	Consent of KPMG, LLP, independent registered public accounting firm.

23.2	Consent of Deloitte Tax LLP (included in Exhibit 8.1).

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 to this registration statement).**

24.1	Power of Attorney (included on signature page).*

99.1	Form of Black Knight Financial Services, Inc. proxy card.**

*
Previously filed by Black Knight Holdco Corp. on Form S-4 filed on June 13, 2017.
**
Previously filed by Black Knight Holdco Corp. on Form S-4 filed on August 14, 2017.
(b)
Financial Statement Schedules:

(b)
(1)    Financial Statements

        Included in this Registration Statement on Form S-4:

(b)
(2)    Financial Statement Schedules

        All schedules have been omitted because they are not applicable, not material or the required information is set forth in the financial statements or notes thereto

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

  (a)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement) shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c)
  That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is

    used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on August 23, 2017.

BLACK KNIGHT HOLDCO CORP.
By:	/s/ MICHAEL L. GRAVELLE
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

* Thomas J. Sanzone		Chief Executive Officer (Principal Executive Officer)	August 23, 2017
* Kirk T. Larsen		Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2017
* Michael L. Gravelle		Director	August 23, 2017
*By:	/s/ MICHAEL L. GRAVELLE Michael L. Gravelle Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 8, 2017, by and among New BKH Corp., Black Knight Financial Services, Inc., Black Knight Holdco Corp., New BKH Merger Sub, Inc., BKFS Merger Sub, Inc. and Fidelity National Financial, Inc., a Delaware corporation (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).

2.2	Reorganization Agreement, dated as of June 8, 2017, by and between Fidelity National Financial, Inc., Black Knight Holdings, Inc. and New BKH Corp. (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).

3.1	Form of Black Knight Holdco Corp. Amended and Restated Certificate of Incorporation.*

3.2	Form of Black Knight Holdco Corp. Amended and Restated Bylaws.*

5.1	Opinion of Weil, Gotshal & Manges LLP regarding the legality of the securities to be issued.**

8.1	Opinion of Deloitte Tax LLP regarding certain tax matters.

10.1	THL Interest Exchange Agreement, dated as of June 8, 2017, by and between Black Knight Holdco Corp., THL Equity Fund VI Investors (BKFS-LM), LLC, THL Equity Fund VI Investors (BKFS-NB), LLC and Black Knight Financial Services, Inc.*

23.1	Consent of KPMG, LLP, independent registered public accounting firm.

23.2	Consent of Deloitte Tax LLP (included in Exhibit 8.1).

23.3	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 to this registration statement).**

24.1	Power of Attorney (included on signature page).*

99.1	Form of Black Knight Financial Services, Inc. proxy card.**

*
Previously filed by Black Knight Holdco Corp. on Form S-4 filed on June 13, 2017.
**
Previously filed by Black Knight Holdco Corp. on Form S-4 filed on August 14, 2017.